    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 1996


                                                      REGISTRATION NO. 333-06729

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                               ZAPATA CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                            2077                          C-74-1339132
  (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
of incorporation or organization)    Classification Code Number)           Identification No.)


                        1717 ST. JAMES PLACE, SUITE 550
                              HOUSTON, TEXAS 77056
                                 (713) 940-6100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                          JOSEPH L. VON ROSENBERG III
       EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                               ZAPATA CORPORATION
                        1717 ST. JAMES PLACE, SUITE 550
                              HOUSTON, TEXAS 77056
                                 (713) 940-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


===============================================================================

********************************************************************************
*    THIS PRELIMINARY OFFICIAL STATEMENT AND THE INFORMATION CONTAINED         *
*    HEREIN ARE SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY       *
*    NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE       *
*    OFFICIAL STATEMENT IS DELIVERED IN FINAL FORM. UNDER NO CIRCUMSTANCES     *
*    SHALL THIS PRELIMINARY OFFICIAL STATEMENT CONSTITUTE AN OFFER TO SELL     *
*    OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF     *
*    THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION    *
*    OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER    *
*    THE SECURITIES LAWS OF ANY SUCH JURISDICTION.                             *
********************************************************************************


                  SUBJECT TO COMPLETION, DATED AUGUST 15, 1996


                           [ZAPATA CORPORATION LOGO]


                                August   , 1996


To Our Stockholders:


     You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Zapata Corporation, a Delaware corporation ("Zapata"), to be held on September 27, 1996, at 10:00 a.m., New York time, at the offices of Bloomberg Financial Markets Commodity News, 499 Park Avenue, New York, New York.



     At the Annual Meeting, you will be asked to consider and vote upon the issuance of shares of Zapata common stock, $0.25 par value, in connection with the merger (the "Merger") of Houlihan's Restaurant Group, Inc., a Delaware corporation ("Houlihan's"), with and into Zapata Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Zapata, which will then change its name to Houlihan's Restaurant Group, Inc. (the "Merger Proposal"). In addition, you will be asked to vote upon three other proposals (the "Additional Proposals") relating to the (i) election of members of the Zapata Board of Directors, (ii) approval of the 1996 Long-Term Incentive Plan of Zapata and
(iii) a stockholder proposal to request the Zapata Board of Directors to take the steps necessary to provide for cumulative voting of Zapata Common Stock (the "Stockholder Proposal").



     The Merger Proposal and the Additional Proposals are more fully described in the accompanying Joint Proxy Statement/Prospectus and the appendices thereto, including discussions therein concerning Zapata's reasons for the Merger and factors which should be considered in connection with your vote on the Merger Proposal. Please review this information carefully.



     Malcolm I. Glazer and his affiliates own 10,395,384 shares of Zapata Common Stock (approximately 35.2% of the outstanding shares) and 7,325,815 shares of the common stock of Houlihan's (approximately 73.3% of the outstanding shares). Malcolm I. Glazer and members of his family occupy two of the five positions on the Zapata Board of Directors and five of the seven positions on the Board of Directors of Houlihan's. See "Risk Factors" and "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger."


     AFTER CAREFUL CONSIDERATION, A SPECIAL COMMITTEE OF THE ZAPATA BOARD OF DIRECTORS CONSISTING OF MESSRS. R. C. LASSITER, CHAIRMAN, ROBERT V. LEFFLER, JR. AND W. GEORGE LOAR (THE "ZAPATA SPECIAL COMMITTEE") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSAL. THE ZAPATA SPECIAL COMMITTEE HAS RECEIVED THE OPINION OF ITS FINANCIAL ADVISER, CS FIRST BOSTON CORPORATION, THAT, AS OF THE DATE OF SUCH OPINION AND BASED UPON AND SUBJECT TO CERTAIN MATTERS STATED THEREIN, THE CONSIDERATION TO BE PAID BY ZAPATA IN THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO ZAPATA. IN ADDITION, THE ZAPATA BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE TO THE BOARD OF DIRECTORS NAMED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND A VOTE FOR THE ADOPTION OF THE 1996 LONG-TERM INCENTIVE PLAN OF ZAPATA. THE ZAPATA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.


     The members of the Zapata Special Committee have been granted a proxy to vote the approximately 35.2% of the outstanding shares of Zapata Common Stock beneficially owned by Malcolm I. Glazer on the Merger Proposal, and have determined to vote such shares pursuant to the proxy on the Merger Proposal in the same manner as the votes cast on the matter by holders of a majority of the shares of Zapata Common Stock not beneficially owned by Malcolm I. Glazer present and voting on the matter.


     Whether or not you plan to attend the Annual Meeting, we ask that you indicate the manner in which you wish your shares to be voted and sign and return your proxy as promptly as possible in the enclosed envelope so that your vote may be recorded. You may vote your shares in person if you attend the Annual Meeting, even if you send in your proxy.

     We appreciate your continued interest in Zapata.

                                            Sincerely,

                                            Avram A. Glazer
                                            President and Chief Executive
                                            Officer

                               ZAPATA CORPORATION
                        1717 ST. JAMES PLACE, SUITE 550
                              HOUSTON, TEXAS 77056
                                 (713) 940-6100

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON SEPTEMBER 27, 1996


To the Stockholders of Zapata Corporation:


     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Zapata Corporation, a Delaware corporation ("Zapata"), will be held at the offices of Bloomberg Financial Markets Commodity News, 499 Park Avenue, New York, New York, on September 27, 1996, at 10:00 a.m., New York time, for the following purposes:



          1. To consider and vote upon a proposal to approve the issuance of shares of Zapata common stock, $0.25 par value ("Zapata Common Stock"), pursuant to the Agreement and Plan of Merger dated as of June 4, 1996, as amended (the "Merger Agreement"), by and among Zapata, Zapata Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Zapata ("Sub"), and Houlihan's Restaurant Group, Inc., a Delaware corporation ("Houlihan's"), providing for the merger (the "Merger") of Houlihan's with and into Sub. The Merger and Merger Agreement and the transactions contemplated thereby are described in detail in the attached Joint Proxy Statement/Prospectus.


          2. The election of two directors as members of Class I of the Zapata Board of Directors.

          3. To consider and vote upon the proposed 1996 Long-Term Incentive Plan of Zapata covering 5,000,000 shares of Zapata Common Stock.

          4. To consider and vote upon a stockholder proposal to request the Zapata Board of Directors to take the steps necessary to provide for cumulative voting of Zapata Common Stock.

          5. Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.


     Only stockholders of record at the close of business on August 19, 1996 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of such stockholders will be available for inspection at least ten days prior to the Annual Meeting during normal business hours at the offices of Zapata.


     Stockholders are cordially invited to attend the Annual Meeting in person. Those who do not plan to attend and who wish their shares voted are requested to sign, date and mail promptly the enclosed proxy, for which a return envelope is provided.

                                            By Order of the Board of Directors,

                                            [SIG]

                                            Joseph L. von Rosenberg III
                                            Executive Vice President, General
                                            Counsel
                                            and Corporate Secretary

Houston, Texas

August   , 1996

***************************************************************************
*                                                                         *
*  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE          *
*  COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED       *
*  RETURN ENVELOPE.                                                       *
*                                                                         *
***************************************************************************


                       HOULIHAN'S RESTAURANT GROUP, INC.
                           TWO BRUSH CREEK BOULEVARD
                          KANSAS CITY, MISSOURI 64112


                                AUGUST   , 1996


To Our Stockholders:


     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Houlihan's Restaurant Group, Inc., a Delaware corporation ("Houlihan's"), to be held on September 26, 1996, at 10:00 a.m. (local time) at Houlihan's offices located at Two Brush Creek Boulevard, Kansas City, Missouri.



     At the Special Meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger dated as of June 4, 1996, as amended (the "Merger Agreement") by and among Zapata Corporation ("Zapata"), Zapata Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Zapata ("Sub"), and Houlihan's and the transactions contemplated thereby. Pursuant to the Merger Agreement, Houlihan's will be merged with and into Sub (the "Merger") which will then change its name to Houlihan's Restaurant Group, Inc., and stockholders of Houlihan's will receive a combination of cash and Zapata common stock valued at $8.00 per share, as more fully set forth in the Merger Agreement.



     Attached is a Notice of Special Meeting and Joint Proxy Statement/Prospectus which serves as a joint proxy statement for Houlihan's and Zapata and also serves as a prospectus of Zapata for the shares of Zapata common stock to be issued in connection with the Merger. The Merger Agreement and the Merger are more fully described in the Joint Proxy Statement/Prospectus and the appendices thereto, including discussions therein concerning Houlihan's reasons for the Merger, the consideration to be received in the Merger, and other information about the parties to the Merger and other factors which should be considered in connection with your vote on the Merger. Please review this information carefully.



     Malcolm I. Glazer and his affiliates own 10,395,384 shares of Zapata Common Stock (approximately 35.2% of the outstanding shares) and 7,325,815 shares of the common stock of Houlihan's (approximately 73.3% of the outstanding shares). Malcolm I. Glazer and members of his family occupy two of the five positions on the Zapata Board of Directors and five of the seven positions on the Board of Directors of Houlihan's. See "Risk Factors" and "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger."



     Stockholders of Zapata will consider the Merger proposal at a meeting on September 27, 1996. A special committee of the Zapata Board of Directors (the "Zapata Special Committee") has unanimously approved the Merger Agreement and has recommended that Zapata's stockholders vote to approve the issuance of the shares of Zapata common stock issuable in connection with the Merger (the "Merger Proposal"). The members of the Zapata Special Committee have been granted a proxy to vote the approximately 35.2% of the outstanding shares of Zapata common stock beneficially owned by Malcolm I. Glazer on the Merger Proposal at the Zapata stockholders meeting, and have determined to vote such shares pursuant to the proxy on the Merger Proposal in the same manner as the votes cast on the matter by holders of a majority of the shares of Zapata common stock not beneficially owned by Malcolm I. Glazer present and voting on the matter.



     Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger Agreement, and, based solely on the recommendation of a special committee of your Board of Directors (the "Houlihan's Special Committee"), has approved the proposed Merger. The Houlihan's Special Committee has unanimously approved the Merger Agreement and unanimously recommends that you vote in favor of it. In addition, the Houlihan's Special Committee has received the opinion of its financial advisers, Donaldson, Lufkin & Jenrette Securities Corporation, that the consideration to be received by the stockholders of Houlihan's pursuant to the Merger (other than Malcolm I. Glazer and his affiliates) is fair to such stockholders from a financial point of view.



     Consummation of the Merger is subject to certain conditions, including approval by the affirmative vote at the meeting of the holders of a majority of Houlihan's outstanding common stock. The 7,325,815 shares of Houlihan's Common Stock beneficially owned by Malcolm I. Glazer are sufficient to approve and adopt the Merger Agreement and approve the Merger. Malcolm I. Glazer has indicated that, subject to obtaining appropriate consents from banks to which certain of those shares are pledged, those shares will be voted in favor of the approval and adoption of the Merger Agreement and the approval of the Merger. Your vote is important regardless of the number of shares that you own. Whether or not you are planning to attend the meeting, it is important that your shares be represented. Please complete, sign and date the enclosed proxy and mail it at your earliest convenience in the return envelope provided.


                                            Sincerely,

                                            Frederick R. Hipp
                                            President and Chief Executive
                                            Officer

                       HOULIHAN'S RESTAURANT GROUP, INC.
                           TWO BRUSH CREEK BOULEVARD
                          KANSAS CITY, MISSOURI 64112

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                         TO BE HELD SEPTEMBER 26, 1996

                             ---------------------

To the Stockholders of Houlihan's Restaurant Group, Inc.:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Houlihan's Restaurant Group, Inc., a Delaware corporation ("Houlihan's"), will be held on September 26, 1996, at 10:00 a.m. (local time) at Houlihan's offices located at Two Brush Creek Boulevard, Kansas City, Missouri, for the purpose of considering and voting upon the following matters:



     1. A proposal to approve an Agreement and Plan of Merger dated as of June 4, 1996, as amended (the "Merger Agreement") by and among Zapata Corporation, a Delaware corporation ("Zapata"), Zapata Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Zapata ("Sub") and Houlihan's, providing for the merger of Houlihan's with and into Sub (the "Merger"), pursuant to which stockholders of Houlihan's will receive a combination of cash and Zapata common stock valued at $8.00 per share, as more fully set forth in the Merger Agreement. The Merger Agreement and the Merger are more fully described in the Joint Proxy Statement/Prospectus and appendices.


     2. Such other business as may properly be brought before the Special Meeting or any adjournment or postponement thereof.


     Only stockholders of record as of the close of business on August 19, 1996 will be entitled to notice of, and to vote at, the Special Meeting, and any adjournment or postponement thereof. For a period of at least ten days prior to the Special Meeting, a complete list of stockholders entitled to vote at the Special Meeting will be available for inspection during ordinary business hours at Houlihan's principal executive offices.



     Consummation of the Merger is subject to certain conditions, including approval by the affirmative vote at the meeting of the holders of a majority of the outstanding shares of Houlihan's common stock entitled to vote thereon. Your vote is important regardless of the number of shares that you own. Whether or not you are planning to attend the Special Meeting, please mark, sign and date the enclosed proxy and return it as soon as possible in the enclosed stamped envelope. You may revoke the proxy at any time prior to its exercise at the meeting, but only by delivering written notice of revocation or a duly executed proxy bearing a later date to the Corporate Secretary of Houlihan's at Houlihan's principal executive offices prior to the Special Meeting or to the Secretary of the Special Meeting while the meeting is in progress, or by appearing at the Special Meeting and voting in person.


                                            By Order of the Board of Directors


                                            William W. Moreton
                                            Executive Vice President/Secretary

Kansas City, Missouri

August   , 1996

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE  SECURITIES LAWS OF ANY SUCH   *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                  SUBJECT TO COMPLETION, DATED AUGUST 15, 1996


                               ZAPATA CORPORATION

                                      AND

                       HOULIHAN'S RESTAURANT GROUP, INC.

                             JOINT PROXY STATEMENT

                             ---------------------

                               ZAPATA CORPORATION

                                   PROSPECTUS

                             ---------------------


     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Zapata Corporation, a Delaware corporation ("Zapata"), in connection with the solicitation of proxies by the Board of Directors of Zapata (the "Zapata Board of Directors") for use at the Annual Meeting of Stockholders of Zapata (the "Zapata Annual Meeting") to be held on September 27, 1996, at 10:00 a.m., New York time, at the offices of Bloomberg Financial Markets Commodity News, 499 Park Avenue, New York, New York, and at any adjournment or postponement thereof.



     This Joint Proxy Statement/Prospectus also is being furnished to the stockholders of Houlihan's Restaurant Group, Inc., a Delaware corporation ("Houlihan's"), in connection with the solicitation of proxies by the Houlihan's Board of Directors for use at the Special Meeting of Stockholders of Houlihan's (the "Houlihan's Special Meeting") to be held on September 26, 1996, at 10:00 a.m., local time, at Houlihan's offices located at Two Brush Creek Boulevard, Kansas City, Missouri, and at any adjournment or postponement thereof.



     This Joint Proxy Statement/Prospectus constitutes the prospectus of Zapata with respect to shares of Zapata common stock, $0.25 par value ("Zapata Common Stock"), to be issued in connection with the merger (the "Merger") of Houlihan's with and into Zapata Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Zapata ("Sub"), pursuant to the Agreement and Plan of Merger dated as of June 4, 1996, as amended, by and among Zapata, Sub and Houlihan's attached hereto as Appendix A (the "Merger Agreement").



     Malcolm I. Glazer and his affiliates own 10,395,384 shares of Zapata Common Stock (approximately 35.2% of the outstanding shares) and 7,325,815 shares of the common stock of Houlihan's (approximately 73.3% of the outstanding shares). Malcolm I. Glazer and members of his family occupy two of the five positions on the Zapata Board of Directors and five of the seven positions on the Board of Directors of Houlihan's. See "Risk Factors" and "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger."


                             ---------------------

     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO BEGINNING ON PAGE 21 UNDER "RISK FACTORS."

                             ---------------------

THE SECURITIES ISSUABLE PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS
   HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
     COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
              THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed or delivered to the stockholders of Zapata and Houlihan's on
or about August   , 1996.

                             ---------------------

     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS AUGUST   , 1996.

                             AVAILABLE INFORMATION

     Zapata and Houlihan's are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith Zapata files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and Houlihan's files reports and other information with the Commission. Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of certain of such information may be accessed through the Commission's Internet web site at http://www.sec.gov. Additionally, material filed by Zapata can be inspected at the offices of The New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005.

     Zapata has filed with the Commission a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Zapata Common Stock to be issued pursuant to the Merger Agreement. As permitted by the rules and regulations of the Commission, this Prospectus, which constitutes a part of the Registration Statement, does not contain all information set forth in the Registration Statement. Copies of the Registration Statement, including the exhibits thereto, may be inspected, without charge, at the offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. Statements contained in this Joint Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                             ---------------------


     ALL INFORMATION CONCERNING ZAPATA CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY ZAPATA AND ALL INFORMATION CONCERNING HOULIHAN'S CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY HOULIHAN'S. NO PERSON IS AUTHORIZED TO MAKE ANY REPRESENTATION WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ZAPATA, HOULIHAN'S OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR MAKE A SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES BE DEEMED TO IMPLY THAT THERE HAS BEEN NO CHANGE IN THE ASSETS, PROPERTIES OR AFFAIRS OF ZAPATA OR HOULIHAN'S SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Zapata and by Houlihan's are incorporated by reference in this Joint Proxy
Statement/Prospectus:

          (a) Zapata's Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended September 30, 1995;


          (b) Zapata's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996;


          (c) Zapata's Current Reports on Form 8-K dated November 17, 1995, December 15, 1995, April 9, 1996, April 30, 1996, June 4, 1996 and June 19,
     1996;

          (d) Houlihan's Annual Report on Form 10-K for the fiscal year ended December 25, 1995;


          (e) Houlihan's Quarterly Report on Form 10-Q for the quarters ended March 25, 1996 and June 24, 1996; and


          (f) Houlihan's Current Reports on Form 8-K dated May 9, 1996 and June 4, 1996.

                             ---------------------


                      ZAPATA DOCUMENTS DELIVERED HEREWITH



     Accompanying this Joint Proxy Statement/Prospectus are copies of Zapata's
(i) Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended September 30, 1995, (ii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and (iii) Current Report on Form 8-K dated June 19, 1996.



                    HOULIHAN'S DOCUMENTS DELIVERED HEREWITH



     Accompanying this Joint Proxy Statement/Prospectus are copies of Houlihan's
(i) Annual Report on Form 10-K for the fiscal year ended December 25, 1995 and
(ii) Quarterly Report on Form 10-Q for the quarter ended June 24, 1996.


                             ---------------------


     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON REQUEST. REQUESTS FOR ZAPATA DOCUMENTS SHOULD BE DIRECTED TO ZAPATA CORPORATION,
ATTENTION: CORPORATE SECRETARY, 1717 ST. JAMES PLACE, SUITE 550, HOUSTON, TEXAS 77056 (TELEPHONE: 713-940-6100). REQUESTS FOR HOULIHAN'S DOCUMENTS SHOULD BE DIRECTED TO HOULIHAN'S RESTAURANT GROUP, INC., ATTENTION: CORPORATE SECRETARY, P.O. BOX 16000, KANSAS CITY, MISSOURI 64112 (TELEPHONE: 816-756-2200). TO ENSURE
TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE RECEIVED BY SEPTEMBER   ,
1996.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    3
ZAPATA DOCUMENTS DELIVERED HEREWITH...................................................    3
HOULIHAN'S DOCUMENTS DELIVERED HEREWITH...............................................    3
SUMMARY...............................................................................    7
  The Companies.......................................................................    7
  Interests of Glazer Family in both Zapata and Houlihan's............................    8
  The Zapata Annual Meeting...........................................................    8
  The Houlihan's Special Meeting......................................................    9
  The Merger..........................................................................    9
  Zapata Summary Consolidated Financial Information...................................   16
  Houlihan's Selected Consolidated Financial Information..............................   17
  Zapata and Houlihan's Summary Unaudited Pro Forma Combined Condensed Financial
     Data.............................................................................   18
  Comparative Per Share Data..........................................................   19
  Comparative Market Price Data and Dividend Policy...................................   20
RISK FACTORS..........................................................................   21
  Uncertainties Relating to Houlihan's Business.......................................   21
  Uncertainties Relating to Zapata's Business.........................................   22
  Costs of the Transaction............................................................   23
  Different Interests of Glazer Group and Certain Members of Houlihan's Management
     from Those of Other Holders; Other Transactions with Glazer Group................   24
  Control by the Glazer Group Following the Merger....................................   24
  Litigation..........................................................................   25
THE ZAPATA ANNUAL MEETING.............................................................   28
  General.............................................................................   28
  Matters to Be Considered at the Zapata Annual Meeting...............................   28
  Record Date; Outstanding Shares; Quorum.............................................   28
  Vote Required; Abstentions and Non-Votes............................................   28
  Voting of Proxies...................................................................   29
  Solicitation of Proxies; Expenses...................................................   30
THE HOULIHAN'S SPECIAL MEETING........................................................   31
  General.............................................................................   31
  Matters to Be Considered at the Houlihan's Special Meeting..........................   31
  Notification of Market Value........................................................   31
  Record Date; Outstanding Shares; Quorum.............................................   31
  Vote Required; Abstentions and Non-Votes............................................   31
  Voting of Proxies...................................................................   31
  Solicitation of Proxies; Expenses...................................................   32
APPROVAL OF THE MERGER AND RELATED TRANSACTIONS.......................................   33
  Background of the Merger............................................................   33
  Zapata's Reasons for the Merger; Recommendation.....................................   35
  Houlihan's Reasons for the Merger; Recommendation...................................   36
  Opinion of CS First Boston..........................................................   37
  Opinion of DLJ......................................................................   41
  Operations Following the Merger.....................................................   44
  Certain Federal Income Tax Consequences.............................................   45
  Interests of Certain Persons in the Merger..........................................   47
  Irrevocable Proxy and Standstill Agreement..........................................   48
  Regulatory Approvals................................................................   49

                                                                                        PAGE
                                                                                        ----
  Accounting Treatment................................................................   50
  Restrictions on Sales of Stock......................................................   50
THE MERGER AGREEMENT..................................................................   51
  Merger Consideration................................................................   51
  Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares....   53
  Appraisal Rights....................................................................   54
  Treatment of Stock Options..........................................................   56
  Conditions to the Merger............................................................   56
  Representations and Warranties......................................................   57
  Certain Covenants; Conduct of Business..............................................   58
  Certain Employment and Indemnification Arrangements.................................   58
  Additional Agreements...............................................................   59
  Expenses and Termination Fee........................................................   59
  Amendment, Waiver and Termination...................................................   59
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...........................   61
DESCRIPTION OF ZAPATA CAPITAL STOCK...................................................   70
  Common Stock........................................................................   70
  Preferred Stock.....................................................................   70
  Preference Stock....................................................................   71
  Certain Provisions of the Zapata Restated Certificate of Incorporation and
     By-laws..........................................................................   72
  Delaware General Corporation Law....................................................   74
COMPARATIVE RIGHTS OF STOCKHOLDERS....................................................   74
  General.............................................................................   74
  Interested Stockholder Transactions.................................................   74
  Amendment of Certificate of Incorporation...........................................   74
  Amendment of By-laws................................................................   75
  Special Meetings of Stockholders....................................................   75
  Special Meetings of Directors.......................................................   75
  Number of Directors.................................................................   75
  Quorum..............................................................................   75
  Removal of Directors................................................................   76
ADDITIONAL INFORMATION CONCERNING HOULIHAN'S..........................................   77
  Certain Relationships and Related Transactions......................................   77
  Security Ownership of Certain Beneficial Owners and Management of Houlihan's........   78
ADDITIONAL PROPOSALS FOR A VOTE OF ZAPATA STOCKHOLDERS................................   79
  Proposal No. 2
     Election of Directors............................................................   79
     Nominees.........................................................................   79
     Continuing Directors.............................................................   79
     Actions in Connection with the Merger............................................   80
     Committees of the Zapata Board of Directors; Attendance at Meetings..............   80
     Compensation of Directors........................................................   81
     Resignation of Director..........................................................   81

                                                                                        PAGE
                                                                                        ----
     Management and Executive Compensation............................................   84
     Summary Compensation Table.......................................................   84
     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
      Values..........................................................................   85
     Pension Plan Information.........................................................   85
     Employment Agreements and Other Incentive Plans..................................   85
     Section 16(a) Beneficial Ownership Reporting Compliance..........................   86
     Report of the Compensation Committee.............................................   86
     Compensation Committee Interlocks and Insider Participation......................   87
     Certain Relationships and Related Transactions...................................   89
     Security Ownership of Certain Beneficial Owners and Management of Zapata.........   90
     Stockholder Return Performance Graph.............................................   91
  Proposal No. 3
     Approval of 1996 Long-Term Incentive Plan of Zapata..............................   92
     Vote Required....................................................................   94
  Proposal No. 4
     Stockholder Proposal to Provide for Cumulative Voting............................   94
     Proponents' Statement in Support of Proposal.....................................   94
     Comment by Management............................................................   95
     Vote Required....................................................................   95
  Other Matters.......................................................................   96
  Stockholder Proposals for 1997 Annual Meeting of Stockholders.......................   96
EXPERTS...............................................................................   96
APPENDICES
  Appendix A    -- Agreement and Plan of Merger........................................   A-1
  Appendix B    -- Opinion of CS First Boston Corporation..............................   B-1
  Appendix C    -- Opinion of Donaldson, Lufkin & Jenrette Securities Corporation......   C-1
  Appendix D    -- Section 262 of the Delaware General Corporation Law.................   D-1
  Appendix E    -- 1996 Long-Term Incentive Plan of Zapata.............................   E-1
ANNEXES
  Annex A       -- Zapata's Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended September 30, 1995
  Annex B       -- Zapata's Quarterly Report on Form 10-Q for the quarter ended June
                   30, 1996
  Annex C       -- Zapata's Current Report on Form 8-K dated June 19, 1996
  Annex D       -- Houlihan's Annual Report on Form 10-K for the fiscal year ended
                   December 25, 1995
  Annex E       -- Houlihan's Quarterly Report on Form 10-Q for the quarter ended June
                   24, 1996

                                    SUMMARY


     The following includes a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and in the Appendices and Annexes hereto. For a more complete description of the information summarized below, stockholders are urged to read this Joint Proxy Statement/Prospectus and its Appendices and Annexes in their entirety. This Joint Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."


THE COMPANIES

  Zapata Corporation


     Zapata is in the process of implementing a plan to reposition Zapata into the food packaging, food and food service equipment and supply businesses (collectively, the "food services business"), from the natural gas services and other energy businesses in which it formerly was engaged. To date, the companies in the food services business which Zapata's Board of Directors or a special committee thereof has evaluated or in which Zapata has made investments have been companies in which Malcolm I. Glazer has had a substantial ownership position. Zapata currently conducts marine protein operations involving the production and sale of a variety of protein and oil products from menhaden. In addition, in August 1995, Zapata acquired 4,189,298 shares (or 28.9%) of the outstanding common stock of Envirodyne Industries, Inc. ("Envirodyne"), a major supplier of food packaging products and food service supplies, from the Malcolm Glazer Trust established U/A dated as of March 23, 1990 (the "Malcolm Glazer Trust") at a price of approximately $4.48 per share ($18.8 million in the aggregate). In June and July 1996, Zapata purchased an additional 1,688,006 shares of Envirodyne Common Stock in brokerage and privately negotiated transactions for aggregate consideration of approximately $7.0 million ($4.144 per share). As a result of these transactions, Zapata currently owns approximately 40.6% of the outstanding shares of Envirodyne common stock. In 1996, Zapata completed the disposition of its natural gas compression operations and its natural gas gathering, processing and marketing operations. Zapata retains an interest in natural gas production operations in Bolivia.



     Zapata is a Delaware corporation organized in 1954. As used herein, the term "Zapata" refers to Zapata Corporation or to Zapata Corporation and its consolidated subsidiaries, as applicable. Zapata's principal executive offices are located at 1717 St. James Place, Suite 550, Houston, Texas 77056, and its telephone number is (713) 940-6100. See the accompanying Annual Report on Form 10-K of Zapata, as amended by Form 10-K/A, for the fiscal year ended September 30, 1995 and the accompanying Quarterly Report on Form 10-Q of Zapata for the quarter ended June 30, 1996 for additional information relating to Zapata.


  Zapata Acquisition Corp.

     Sub is a Delaware corporation recently organized by Zapata for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except those required to effect the proposed Merger. Sub's executive offices are located at 1717 St. James Place, Suite 550, Houston, Texas 77056, and its telephone number is (713) 940-6100.

  Houlihan's Restaurant Group, Inc.


     Houlihan's operates full service casual dining restaurants in 23 states. At July 22, 1996, it operated 99 restaurants, including 61 Houlihan's, 28 Darryl's, four upscale Seafood Grills and six specialty restaurants comprised of four dinnerhouses, one upscale steakhouse and the Buena Vista Cafe. At that date, Houlihan's also franchised 25 Houlihan's restaurants in ten states and the Commonwealth of Puerto Rico.


     Houlihan's is a Delaware corporation that has succeeded to a business started in 1962. As used herein, the term "Houlihan's" refers to Houlihan's Restaurant Group, Inc. or to Houlihan's Restaurant Group, Inc. and its consolidated subsidiaries, as applicable. Houlihan's principal executive offices are located at Two Brush Creek Boulevard, Kansas City, Missouri 64112 and its telephone number is (816) 756-2200. See the accompanying Annual Report on Form 10-K of Houlihan's for the fiscal year ended December 25, 1995 and the accompanying Quarterly Report on Form 10-Q of Houlihan's for the quarter ended June 24, 1996 for additional information relating to Houlihan's.



INTERESTS OF GLAZER FAMILY IN BOTH ZAPATA AND HOULIHAN'S



     Malcolm I. Glazer and his affiliates own 10,395,384 shares of Zapata Common Stock (approximately 35.2% of the outstanding shares) and 7,325,815 shares of common stock of Houlihan's (approximately 73.3% of the outstanding shares). Malcolm I. Glazer and members of his family occupy two of the five positions on the Zapata Board of Directors and five of the seven positions on the Board of Directors of Houlihan's. Malcolm I. Glazer acquired 7,154,918 shares of Houlihan's common stock upon the consummation of the bankruptcy plan of reorganization of a predecessor of Houlihan's in exchange for approximately $69,975,000 in aggregate principal amount of subordinated notes of the predecessor held by Malcolm I. Glazer. The remainder of the shares of Houlihan's Common Stock held by Mr. Glazer were acquired in market transactions. See "Risk Factors" and "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger."


THE ZAPATA ANNUAL MEETING


     The Zapata Annual Meeting will be held on September 27, 1996 at 10:00 a.m., New York time, at the offices of Bloomberg Financial Markets Commodity News, 499 Park Avenue, New York, New York.


     At the Zapata Annual Meeting, including any adjournment or postponement thereof, the stockholders of Zapata will be asked to consider and vote upon the approval of the issuance of shares of Zapata Common Stock pursuant to the Merger Agreement (the "Merger Proposal"). In addition, at the Zapata Annual Meeting, the stockholders of Zapata will consider and vote upon the following three additional proposals (the "Additional Proposals"): (i) election of members of Class I of the Zapata Board of Directors; (ii) approval of the proposed 1996 Long-Term Incentive Plan of Zapata; and (iii) a stockholder proposal to request the Zapata Board of Directors to take the steps necessary to provide for cumulative voting of Zapata Common Stock (the "Stockholder Proposal"). THE APPROVAL OF ANY OF THE ADDITIONAL PROPOSALS IS NOT CONDITIONED UPON THE APPROVAL OF ANY OTHER ADDITIONAL PROPOSAL OR THE MERGER PROPOSAL.


     The close of business on August 19, 1996 has been fixed as the record date (the "Zapata Record Date") for the determination of the stockholders of Zapata entitled to notice of and to vote at the Zapata Annual Meeting. Holders of Zapata Common Stock are entitled to one vote for each share of Zapata Common Stock held by them. Holders of Zapata $2 noncumulative convertible preference stock ("Zapata $2 Preference Stock") are entitled to one vote for each share of Zapata $2 Preference Stock held by them. The holders of a majority of the combined outstanding shares of Zapata Common Stock and Zapata $2 Preference Stock, present either in person or by properly executed proxies, will constitute a quorum at the Zapata Annual Meeting. See "The Zapata Annual Meeting."



     The approval of the Merger Proposal requires the affirmative vote of a majority of the combined votes of the outstanding shares of Zapata Common Stock and Zapata $2 Preference Stock entitled to vote, voting together as a single class, which are present in person or by proxy at the Zapata Annual Meeting. The election of members of Class I of the Zapata Board of Directors will be by a plurality of the votes cast by the holders of Zapata Common Stock and Zapata $2 Preference Stock. See "The Zapata Annual Meeting--Vote Required; Abstentions and
Non-Votes." As of the Zapata Record Date,        shares of Zapata Common Stock
were issued and outstanding, of which approximately 35.4% were beneficially owned by directors, executive officers and affiliates of Zapata (excluding shares that may be acquired upon exercise of options exercisable within 60 days of the Zapata Record Date).



     In September 1995, Zapata's Board of Directors established a special committee (the "Zapata Special Committee") for the purpose of investigating merger and acquisition transactions involving Zapata and Houlihan's and Specialty Equipment Companies, Inc. ("Specialty"). The Zapata Special Committee was appointed in view of the ownership by Malcolm I. Glazer, Chairman of Zapata's Board of Directors, as trustee of the Malcolm Glazer Trust, of an aggregate of 10,395,384 shares, or approximately 35.2%, of the outstanding

Zapata Common Stock, and the beneficial ownership by Malcolm I. Glazer of a substantial ownership interest in Houlihan's and Specialty as described below. Malcolm I. Glazer, individually and as trustee of the Malcolm Glazer Trust, has granted an irrevocable proxy to the members of the Zapata Special Committee to vote all such shares of Zapata Common Stock in connection with the Merger Proposal. THE MEMBERS OF THE ZAPATA SPECIAL COMMITTEE HAVE DETERMINED TO VOTE SUCH SHARES PURSUANT TO THE PROXY ON THE MERGER PROPOSAL IN THE SAME MANNER AS THE VOTES CAST ON THE MATTER BY HOLDERS OF A MAJORITY OF THE SHARES OF ZAPATA COMMON STOCK NOT BENEFICIALLY OWNED BY MALCOLM I. GLAZER PRESENT AND VOTING ON THE MATTER. See "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger," "--Irrevocable Proxy and Standstill Agreement" and "Security Ownership of Certain Beneficial Owners and Management of Zapata."


     On April 30, 1996, Zapata and Malcolm I. Glazer, individually and as trustee of the Malcolm Glazer Trust, entered into an agreement (the "Standstill Agreement") providing for certain restrictions on the acquisition, disposition and voting of, and other matters relating to, Zapata Common Stock by Malcolm I. Glazer and any corporation (excluding Zapata), person, partnership, trust or other entity controlled, directly or indirectly, by Malcolm I. Glazer (the "Glazer Group") during the term of the Standstill Agreement. See "Approval of the Merger and Related Transactions--Irrevocable Proxy and Standstill Agreement."

THE HOULIHAN'S SPECIAL MEETING


     The Houlihan's Special Meeting will be held on September 26, 1996 at 10:00 a.m., local time, at Houlihan's offices located at Two Brush Creek Boulevard, Kansas City, Missouri.


     At the Houlihan's Special Meeting, including any adjournment or postponement thereof, the stockholders of Houlihan's will be asked to consider and vote upon the approval and adoption of the Merger Agreement and the approval of the Merger.


     The close of business on August 19, 1996 has been fixed as the record date (the "Houlihan's Record Date") for the determination of the stockholders of Houlihan's entitled to notice of and to vote at the Houlihan's Special Meeting. Holders of Houlihan's common stock, $0.01 par value ("Houlihan's Common Stock"), are entitled to one vote for each share of Houlihan's Common Stock held by them. The holders of a majority of the outstanding shares of Houlihan's Common Stock, present either in person or by properly executed proxies, will constitute a quorum at the Houlihan's Special Meeting. See "The Houlihan's Special Meeting."



     The approval and adoption of the Merger Agreement and approval of the Merger require the affirmative vote of holders of a majority of the outstanding shares of Houlihan's Common Stock. As of the Houlihan's Record Date, [9,998,012] shares of Houlihan's Common Stock were issued and outstanding, of which 73.8% were beneficially owned by directors, executive officers and affiliates of Houlihan's (excluding 1,044,000 shares that may be acquired upon exercise of options exercisable within 60 days of the Houlihan's Record Date). The Malcolm Glazer Trust beneficially owns an aggregate of 7,325,815 shares, or approximately 73.3%, of the outstanding Houlihan's Common Stock, which is sufficient to approve and adopt the Merger Agreement and approve the Merger. Malcolm I. Glazer has indicated that, subject to obtaining appropriate consents from banks to which certain of those shares are pledged, the Malcolm Glazer Trust will vote its shares of Houlihan's Common Stock in favor of the approval and adoption of the Merger Agreement and the approval of the Merger. See "The Houlihan's Special Meeting--Vote Required; Abstentions and Non-Votes" and "Security Ownership of Certain Beneficial Owners and Management of Zapata."


THE MERGER


     Merger Consideration. Under the Merger Agreement, the merger consideration to be provided to holders of Houlihan's Common Stock will be valued at $8.00 per share of Houlihan's Common Stock. Fifty percent of the total consideration payable to all Houlihan's stockholders as a group will be cash and the balance will be Zapata Common Stock valued at its Market Value. For purposes of valuing the Zapata Common Stock to be issued as merger consideration, "Market Value" means the average closing price of Zapata Common Stock as reported on the New York Stock Exchange Composite Tape for the 20 trading days immediately preceding the fifth trading day prior to the date of the Houlihan's Special Meeting. Houlihan's stockholders will be afforded several election alternatives as to the allocation of the cash and Zapata Common Stock among themselves, including, among others, an election to receive all cash and an election to receive all shares of Zapata Common Stock. The elections will affect the consideration received by particular holders, but not the total amount of cash and Market Value of Zapata Common Stock issuable in the Merger. The ability of Zapata to satisfy requests to receive the merger consideration entirely in cash is dependent upon several factors, including the number of stockholders electing that option and the Market Value of the Zapata Common Stock. In addition, as discussed below, stockholders exercising the election to receive all cash may nevertheless be required to accept a portion of their consideration in Market Value of Zapata Common Stock to the extent required to assure that the Glazer Group does not own more than 49.9% of the outstanding Zapata Common Stock following the Merger.



     Absent the timely exercise of an election to receive a different mix of consideration in the Merger, each holder of Houlihan's Common Stock will receive $4.00 in cash, without interest, and $4.00 in Market Value of Zapata Common Stock (the "Default Consideration"). Under the Merger Agreement and in lieu of receiving the Default Consideration, holders of Houlihan's Common Stock may elect to receive (i) $8.00 in Market Value of Zapata Common Stock (the "Stock Election"), (ii) $8.00 in cash, without interest, subject to adjustment as discussed below (the "Cash Election") or (iii) a residual combination of cash and Market Value of Zapata Common Stock (totaling $8.00) determined so that the aggregate merger consideration to all Houlihan's stockholders is equally divided between cash and (on a Market Value basis) Zapata Common Stock (the "Residual Election"). The equal division of the aggregate merger consideration between stock and Market Value of Zapata Common Stock that is the basis for determining the consideration payable to holders making the Residual Election assumes that any Houlihan's stockholders who exercise their right to dissent from the Merger under the Delaware General Corporation Law (the "DGCL") receive $8.00 per share in cash.



     Malcolm I. Glazer has agreed to exercise, and to the extent within his actual control cause all other members of the Glazer Group to exercise, the Residual Election with respect to shares of Houlihan's Common Stock owned by him and other members of the Glazer Group. If, as a result of Cash Elections made by others, members of the Glazer Group would own more than 49.9% of the outstanding Zapata Common Stock following the Merger, the cash received by holders making Cash Elections will be reduced on a pro rata basis (and Zapata Common Stock having a Market Value equal to the amount of the reduction will be delivered to them in lieu thereof) so that the amount of Zapata Common Stock deliverable under the Residual Election is reduced to the extent necessary to prevent the 49.9% ownership threshold applicable to the Glazer Group from being exceeded.



     Holders of Houlihan's Common Stock making the Stock Election will receive $8.00 in Market Value of Zapata Common Stock without regard to the elections made by other holders. Likewise, holders of Houlihan's Common Stock exercising no election will receive $4.00 in cash and $4.00 in Market Value of Zapata Common Stock without regard to the elections made by other holders.



     Holders of Houlihan's Common Stock making the Cash Election would receive $8.00 per share in cash only if no reduction in the cash to be received by them (and corresponding reallocation to them of Zapata Common Stock) is necessary to prevent the Glazer Group from owning more than 49.9% of the outstanding Zapata Common Stock following the Merger. If all holders of Houlihan's Common Stock other than members of the Glazer Group exercise the Cash Election, the full $8.00 per share cash amount would be received only if the Market Value of the Zapata Common Stock exceeds approximately $4.61 per share, which is substantially in excess of current market prices. To the extent that less than all holders of Houlihan's Common Stock other than members of the Glazer Group exercise the Cash Election, the minimum Market Value of the Zapata Common Stock that would be required to avoid a proration of cash would be reduced. For example, if the holders of 75% of the shares of Houlihan's Common Stock other than members of the Glazer Group exercise the Cash Election and the remaining 25% exercise no election and therefore are entitled to receive the Default Consideration, the Market Value of the Zapata Common Stock above which no proration would be required would be $3.99 per share. If the Market Value were equal to $3.625 per share (the closing sales price of the Zapata Common Stock on the NYSE on August 9, 1996), and if all holders of Houlihan's Common Stock other than members of the Glazer Group exercised Cash Elections, such holders would receive approximately $6.40 per share in cash and $1.60 per share in Market Value of Zapata Common Stock by reason of proration under the 49.9% ownership limitation. The following table illustrates the per share consideration that would be received in the Merger if all holders of Houlihan's Common Stock other than members of the Glazer Group made the Cash Election, at differing Market Value amounts for the Zapata Common Stock.




                                                       Market Value of Zapata Common Stock
                                             -------------------------------------------------------
                                             $3.00     $3.25     $3.50     $3.75     $4.00     $4.25
                                             -----     -----     -----     -----     -----     -----
Non-Glazer Holders
  Cash.....................................  $5.39     $5.79     $6.20     $6.61     $7.01     $7.42
  Market Value of Zapata Common Stock......   2.61      2.21      1.80      1.39      0.99      0.58
Glazer Group
  Cash.....................................   3.49      3.35      3.20      3.05      2.90      2.75
  Market Value of Zapata Common Stock......   4.51      4.65      4.80      4.95      5.10      5.25



     Members of the Glazer Group and any other holders of Houlihan's Common Stock exercising the Residual Election will receive a combination of cash and Zapata Common Stock (totaling $8.00 in value with Zapata Common Stock valued on a Market Value basis) determined so that the aggregate merger consideration to all Houlihan's stockholders is equally divided between cash and (on a Market Value basis) Zapata Common Stock. The minimum cash deliverable under the Residual Election would result if all holders of Houlihan's Common Stock other than members of the Glazer Group made the Cash Election and the Market Value of the Zapata Common Stock was sufficiently high so that no proration under the 49.9% ownership limitation applicable to members of the Glazer Group applied. In that case, holders exercising the Residual Election would receive $2.54 per share in cash and $5.46 per share in Market Value of Zapata Common Stock. The maximum cash deliverable under the Residual Election would result if all holders of Houlihan's Common Stock other than members of the Glazer Group made the Stock Election, in which case holders making the Residual Election would receive $5.46 per share in cash and $2.54 per share in Market Value of Zapata Common Stock. See "The Merger Agreement--Merger Consideration."



     Zapata and Houlihan's anticipate that the final Market Value will be
determined as of the close of business on September   , 1996. Not later than the
next business day, Zapata and Houlihan's will issue a joint press release to notify stockholders of the final Market Value. In addition, stockholders may contact Houlihan's Investor Relations at (816) 756-2200 Ext. 1285 for information concerning the Market Value. See "The Houlihan's Special Meeting--Notification of Market Value."



     On May 1, 1996, the last full trading day before the public announcement of Zapata's and Houlihan's intention to effect the Merger, the closing sales price per share of Houlihan's Common Stock was $5.31 on the over-the-counter market
("OTC"). On August   , 1996, the latest practicable trading day before printing of this Joint Proxy Statement/Prospectus, the closing sales price per share of
Houlihan's Common Stock was $            on the OTC. See "-- Comparative Market
Price Data and Dividend Policy--Market Price
Data" for other recent market prices for Houlihan's Common Stock.


     Effective Time of the Merger. As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, the parties thereto will file a certificate of merger (the "Certificate of Merger") with the Delaware Secretary of State. The Merger will become effective upon the close of business on the date of such filing (the "Effective Time"), which, assuming all conditions are met, is anticipated to occur promptly after the conclusion of the Zapata Annual Meeting and the Houlihan's Special Meeting. See "The Merger Agreement--Conditions to the Merger."


     Conditions to the Merger; Termination. The obligations of Zapata and Houlihan's to consummate the Merger are subject to the satisfaction of certain conditions, including, among others: (i) obtaining requisite Zapata and Houlihan's stockholder approvals; (ii) the absence of any restraining order or injunction prohibiting consummation of the Merger; (iii) the approval for listing on the NYSE of the shares of Zapata

Common Stock to be issued in the Merger; (iv) the receipt of certain legal opinions with respect to the tax consequences of the Merger; and (v) the refinancing of Houlihan's credit facility. Further, the obligation of Houlihan's to consummate the Merger is subject to Zapata's having taken action to appoint two designees of Houlihan's to the Zapata Board of Directors, effective immediately following consummation of the Merger, and Zapata's having offered employment to William W. Moreton as Executive Vice President and Chief Financial Officer. See "The Merger Agreement--Conditions to the Merger."



     The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time notwithstanding approval by the stockholders of Zapata and Houlihan's under the circumstances specified in the Merger Agreement, including, without limitation: (i) by mutual consent of Zapata and Houlihan's by action of their respective Boards of Directors or special committees thereof;
(ii) by either Zapata or Houlihan's if the Merger is not consummated before October 1, 1996, despite the good faith effort of such party to effect such consummation (unless the failure to so consummate the Merger by such date is due to a breach of the Merger Agreement by the party seeking to terminate it); (iii) by either Zapata or Houlihan's if a court of competent jurisdiction shall have issued a non-appealable final order, decree or ruling having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; (iv) by Houlihan's if it accepts an acquisition proposal from another person and pays Zapata's reasonable expenses incurred in connection with the Merger; (v) by Zapata if Houlihan's Board of Directors or the special committee thereof consisting of the two directors of Houlihan's not affiliated with Malcolm I. Glazer (the "Houlihan's Special Committee") shall have withdrawn or modified, in a manner adverse to Zapata, its recommendation for approval of the Merger Agreement and the Merger; (vi) by Houlihan's if the Zapata Special Committee shall have withdrawn or modified, in a manner adverse to Houlihan's, its recommendation for approval of the issuance of Zapata Common Stock pursuant to the Merger Agreement; (vii) by either Zapata or Houlihan's if one of the conditions to its obligation to consummate the Merger has not been satisfied; or
(viii) by Zapata if holders of an aggregate of more than 1,000,000 shares of Houlihan's Common Stock have provided notice of intent to dissent from, and have not voted in favor of, the Merger as of the Closing Date. See "The Merger Agreement--Amendment, Waiver and Termination."


  Treatment of Stock Options

     At the Effective Time, Houlihan's obligations with respect to each outstanding option to purchase shares of Houlihan's Common Stock (each a "Houlihan's Option") under its 1994 Stock Option Plan for Outside Directors and 1994 Executive Stock Option Plan (the "Houlihan's Stock Option Plans"), whether vested or unvested, will be assumed by Zapata. Each Houlihan's Option so assumed by Zapata shall continue to have, and be subject to, the same terms and conditions set forth in the Houlihan's Stock Option Plans and agreements pursuant to which such Houlihan's Option was issued as in effect immediately prior to the Effective Time, except that (i) each Houlihan's Option shall be exercisable for that number of whole shares of Zapata Common Stock equal to the product of the number of shares of Houlihan's Common Stock covered by the Houlihan's Option immediately prior to the Effective Time multiplied by the ratio of $8.00 to the Market Value (the "Exchange Ratio"), rounded up to the nearest whole number of shares of Zapata Common Stock and (ii) the per share exercise price for the shares of Zapata Common Stock issuable upon the exercise of such Houlihan's Option shall be equal to the quotient determined by dividing the exercise price per share of Houlihan's Common Stock specified for such Houlihan's Option under the applicable Houlihan's Stock Option Plan or agreement immediately prior to the Effective Time by the Exchange Ratio, rounding the resulting exercise price down to the nearest whole cent.

  Certain Federal Income Tax Consequences


     The Merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Baker & Botts, L.L.P., counsel for Zapata, is of the opinion that (subject to the qualifications stated under the caption "Approval of the Merger and Related Transactions--Certain Federal Income Tax Consequences" and based upon certain customary factual representations made by both Zapata and Houlihan's) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that the material federal income tax effects of the Merger to

Houlihan's stockholders will be as described herein. A Houlihan's stockholder who receives only Zapata Common Stock pursuant to the Merger will (i) not recognize gain or loss on the exchange, (ii) have a basis in the Zapata Common Stock equal to such stockholder's basis in the Houlihan's Common Stock exchanged therefor, and (iii) have a holding period for the Zapata Common Stock that includes such stockholder's holding period for the Houlihan's Common Stock exchanged therefor. A Houlihan's stockholder who receives only cash pursuant to the exchange and who does not own, actually or constructively, stock of Zapata after the exchange will generally recognize capital gain or loss on the exchange. A Houlihan's stockholder who receives both Zapata Common Stock and cash pursuant to the Merger, or who receives only cash but actually or constructively owns stock of Zapata after the exchange, will (i) generally have the consequences with respect to shares of Zapata Common Stock received that are described above in the case of a Houlihan's stockholder who receives only Zapata Common Stock, (ii) not be permitted to recognize any loss realized on the exchange, and (iii) be required to recognize any gain realized on the exchange up to the amount of cash received, some or all of which may under certain circumstances be taxable as dividend income. See "Approval of the Merger and Related Transactions--Certain Federal Income Tax Consequences."

  Dissenters' Appraisal Rights

     Under Delaware law, Houlihan's stockholders may exercise appraisal rights with respect to the Merger. In order to perfect appraisal rights, Houlihan's stockholders must comply with certain statutorily prescribed procedures within specified time periods. A vote against approval and adoption of the Merger Agreement will not fulfill such statutory requirements without other action. A Houlihan's stockholder who fails to perfect or who withdraws or otherwise loses rights to an appraisal of its shares after the vote of Houlihan's stockholders on the Merger and Merger Agreement will, as a result of the Merger, receive $4.00 in cash, without interest, and $4.00 in Market Value of Zapata Common Stock for each share of Houlihan's Common Stock held by such stockholder. See "The Merger Agreement--Appraisal Rights." A copy of Section 262 of the Delaware General Corporation Law regarding appraisal rights is attached as Appendix D to this Joint Proxy Statement/Prospectus. Zapata stockholders will not have appraisal rights in connection with the Merger.

  Resales of Zapata Common Stock

     The shares of Zapata Common Stock to be issued pursuant to the Merger will be registered under the Securities Act, and therefore may be resold without restriction by persons who are not deemed to be "affiliates" (as such term is defined under the Securities Act) of either Zapata or Houlihan's. See "Approval of the Merger and Related Transactions--Restrictions on Sales of Stock."

  The Zapata Special Committee

     The members of the Zapata Special Committee are Messrs. R. C. Lassiter, Chairman, Robert V. Leffler, Jr. and W. George Loar. See "Additional Proposals for a Vote of Zapata Stockholders--Continuing Directors" for information on the background of the committee members. The members of the Zapata Special Committee previously served as members of a special committee of the Zapata Board of Directors formed to evaluate and act in connection with Zapata's acquisition from the Malcolm Glazer Trust of stock of Envirodyne.

     The compensation paid by Zapata to the members of the Zapata Special Committee for their service on that committee in connection with the transaction with Houlihan's was $20,000 in the case of Mr. Lassiter, the chairman of the committee, and $15,000 in the case of each of Messrs. Leffler and Loar. Zapata has also entered into indemnification agreements with the members of the Zapata Special Committee containing provisions for comprehensive indemnification and advancement of expenses to the fullest extent permitted by applicable law.


     Messrs. Lassiter, Leffler and Loar have been named as defendants in actions alleging breaches of fiduciary duty by them and other directors of Zapata in connection with Zapata's investment in Envirodyne and in connection with its proposed acquisition of Houlihan's in the Merger. Among other things, the complaints in these actions allege that the members of the Zapata Special Committee lack independence from

Malcolm I. Glazer. Zapata denies the substantive allegations of these complaints. See "Risk Factors--Litigation."

  Recommendation of the Zapata Special Committee

     The Zapata Special Committee has unanimously approved the Merger Agreement and the Merger Proposal and unanimously recommends that Zapata stockholders vote FOR approval of the Merger Proposal. See "Approval of the Merger and Related Transactions--Zapata's Reasons for the Merger; Recommendation." See also "Risk Factors" for a discussion of factors that should be considered carefully by Zapata stockholders in connection with evaluating and voting on the Merger Proposal.

  Recommendation of the Houlihan's Special Committee

     The Board of Directors of Houlihan's has, based solely on the recommendation of the Houlihan's Special Committee, approved the Merger Agreement and the Merger. The Houlihan's Special Committee unanimously recommends a vote FOR approval and adoption of the Merger Agreement and approval of the Merger by the stockholders of Houlihan's. See "Approval of the Merger and Related Transactions--Houlihan's Reasons for the Merger." See also "Risk Factors" for a discussion of factors that should be considered carefully by Houlihan's stockholders in connection with evaluating and voting on the approval and adoption of the Merger Agreement and approval of the Merger.

  Opinion of CS First Boston


     CS First Boston Corporation ("CS First Boston"), financial adviser to the Zapata Special Committee, has rendered its written opinion, dated June 4, 1996, to the Zapata Special Committee to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be paid by Zapata in the Merger pursuant to the Merger Agreement (the "Merger Consideration") is fair, from a financial point of view, to Zapata. A copy of the written opinion of CS First Boston dated June 4, 1996 is attached hereto as Appendix B and should be read carefully in its entirety with respect to the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. The opinion of CS First Boston is directed only to the fairness of the Merger Consideration from a financial point of view to Zapata, does not address any other aspect of the proposed Merger or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Zapata Special Meeting. See "Approval of the Merger and Related Transactions--Opinion of CS First Boston."


  Opinion of DLJ


     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial adviser to the Houlihan's Special Committee, has rendered a written opinion, dated June 4, 1996, to the Houlihan's Special Committee to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Merger Consideration to be received by Houlihan's stockholders (other than Malcolm I. Glazer or his affiliates) in the Merger is fair to such stockholders from a financial point of view. See "Approval of the Merger and Related Transactions--Opinion of DLJ." The full text of the written opinion of DLJ, which sets forth certain assumptions made, matters considered and limitations on the review undertaken by DLJ, is attached as Appendix C hereto. Houlihan's stockholders are urged to read the opinion carefully in its entirety. The opinion of DLJ is directed only to the fairness of the Merger Consideration from a financial point of view to Houlihan's stockholders, does not address any other aspect of the proposed Merger or any related transaction and does not constitute a recommendation to any stockholder of Houlihan's as to how such stockholder should vote at the Houlihan's Special Meeting. See "Approval of the Merger and Related Transactions--Opinion of DLJ."


  Sub Operations After the Merger

     Sub will be the surviving corporation following the Merger and will be renamed "Houlihan's Restaurant Group, Inc." Zapata expects that, following the Merger, Houlihan's Restaurant Group, Inc. will be operated as a subsidiary managed substantially independently of Zapata's other operations. Its headquarters are expected to remain in Kansas City, Missouri. See "Approval of the Merger and Related Transactions--Operations Following the Merger."


     The Houlihan's officers immediately prior to the Effective Time will serve as the officers of Sub following the Effective Time, each to hold office from the Effective Time until his or her successor is duly appointed and qualified. The directors of the Sub following the Effective Time shall be Frederick R. Hipp and such other person or persons as shall be designated by Zapata, each to hold office from the Effective Time until his or her successor is duly elected or appointed and qualified.

  Interests of Certain Persons in the Merger

     Malcolm I. Glazer and other members of the Glazer Group currently beneficially own approximately 35.2% of the outstanding shares of Zapata Common Stock and approximately 73.3% of the outstanding shares of Houlihan's Common Stock. Although the Boards of Directors of Zapata and Houlihan's have each formed a special committee to negotiate and otherwise act in connection with the Merger, stockholders should be aware that, by virtue of such ownership, Malcolm
I. Glazer and other members of the Glazer Group have interests different from stockholders of the respective companies generally. Because of the greater percentage ownership of the Glazer Group in the Houlihan's Common Stock than in the Zapata Common Stock, the Glazer Group would derive greater benefit from terms of the Merger (including the consideration to be paid in exchange for Houlihan's Common Stock) considered to favor Houlihan's than from such terms considered to favor Zapata. The Standstill Agreement provides for certain restrictions on the acquisition, disposition and voting of, and other matters relating to, Zapata Common Stock by Malcolm I. Glazer and other members of the Glazer Group, which restrictions are not applicable to other holders of Zapata Common Stock.

     In considering the recommendation of the Houlihan's Special Committee with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should also be aware that certain members of the Board of Directors of Houlihan's (including members of the Houlihan's Special Committee) and the management of Houlihan's may have interests in the Merger that are in addition to the interests of stockholders of Houlihan's generally (including, without limitation, accelerated vesting of options and, in the case of certain officers, termination benefits triggered by the Merger and, in the case of one officer, an employment agreement to be entered into with Zapata as a condition to consummation of the Merger). The Houlihan's Special Committee was aware of these interests and considered them, among other factors, in approving the Merger. See "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger."

  Regulatory Matters


     In connection with the Merger, Zapata and Malcolm I. Glazer each filed a pre-merger notification form with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Federal Trade Commission has granted Zapata's request for early termination of the waiting period under the HSR Act. Except for the approvals of liquor licensing authorities in certain jurisdictions in which Houlihan's operates, no other material federal or state regulatory approvals must be obtained in order to consummate the Merger. See "Approval of the Merger and Related Transactions--Regulatory Approvals."


  Accounting Treatment

     For accounting and financial reporting purposes, the Merger will be accounted for using the purchase method under generally accepted accounting principles.

               ZAPATA SUMMARY CONSOLIDATED FINANCIAL INFORMATION


     The following summary financial information has been derived from the historical consolidated financial statements of Zapata as restated to reflect Zapata's natural gas compression and natural gas gathering, processing and marketing operations as discontinued operations. The summary unaudited financial data for the nine months ended June 30, 1996 and 1995 include all adjustments (consisting only of normally recurring adjustments) that Zapata considers necessary for a fair presentation of consolidated operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year. The financial information set forth below should be read in conjunction with Zapata's consolidated financial statements, related notes and other financial information incorporated by reference in this Joint Proxy Statement/Prospectus.


                                                                          ZAPATA CORPORATION
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                             NINE MONTHS
                                           ENDED JUNE 30,                      FISCAL YEAR ENDED SEPTEMBER 30,
                                         -------------------     ------------------------------------------------------------
                                          1996        1995         1995          1994         1993         1992        1991
                                         -------    --------     --------      --------      -------     --------    --------
                                             (Unaudited)
Statement of Operations Data:
  Revenues.............................. $60,273    $ 68,793     $103,068      $109,163      $78,754     $106,413    $ 93,410
  Operating income (loss)...............   7,263     (11,020)(1)   (9,220)(1)   (31,607)(2)    3,559       10,901       3,063
  Income (loss) from continuing
    operations..........................   2,393      (4,558)      (5,844)         (857)(3)   10,458(4)     2,431       2,087
  Per share income (loss) from
    continuing operations...............    0.08       (0.15)       (0.19)        (0.04)        0.37         0.08        0.07
  Cash dividends paid on common and
    preferred stock.....................      --       1,153        1,153         1,566        2,933           --          --
  Common stock, dividends declared, per
    share...............................      --          --           --          0.07           --           --          --
  Weighted average common and common
    equivalent shares...................  29,562      31,120       30,706        31,377       27,325       25,723      25,579
Other Financial Data:
  Capital expenditures (excluding
    acquisitions)....................... $ 4,411    $  5,153     $  7,341      $ 15,530      $ 2,812     $ 11,595    $  8,730



                                                                                    SEPTEMBER 30,
                                            JUNE 30,        --------------------------------------------------------------
                                              1996            1995          1994          1993          1992        1991
                                         ---------------    --------      --------      --------      --------    --------
                                           (Unaudited)
Balance Sheet Data:
  Working capital.......................    $ 105,654       $113,536      $139,526      $136,493(5)   $ 30,281    $ 48,054
  Total assets..........................      234,807        239,391       254,788       322,073       304,339     318,021
  Total debt............................       40,885         53,616        53,112       135,989       139,950     150,622
  Stockholders' equity..................      156,760        145,290       154,542       146,264       124,880     122,853


- ---------------


(1) Includes a $12.6 million provision for the nine months ended June 30, 1995 that was subsequently reduced to $12.3 million at September 30, 1995 for asset impairment to reduce certain assets to their fair market values as a result of adopting Statement of Financial Accounting Standards ("SFAS") No. 121.

(2) Includes a $29.2 million oil and gas valuation provision.
(3) Includes a $37.5 million pretax gain from the sale of 4.1 million shares of Tidewater, Inc. ("Tidewater") common stock and expenses of $7.4 million related to the prepayment of indebtedness.

(4) Includes a $32.9 million pretax gain from the sale of 3.5 million shares of Tidewater common stock, a $6.4 million prepayment penalty in connection with the refinancing of senior debt and a $5.7 million pretax loss resulting from the disposition of Zapata's investment in Arethusa (Offshore) Limited.

(5) Includes $75.1 million of restricted cash primarily generated from the sale of Tidewater common stock in June 1993, which was subsequently used to fund the cash portion of the purchase price for the acquisition of Energy Industries, Inc.

             HOULIHAN'S SELECTED CONSOLIDATED FINANCIAL INFORMATION


     The following selected financial information is derived from the historical consolidated financial statements of Houlihan's. The selected unaudited financial data for the twenty-six weeks ended June 24, 1996 and June 26, 1995 include all adjustments (consisting only of normally recurring adjustments) that Houlihan's considers necessary for a fair presentation of consolidated operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year. The financial information set forth below should be read in conjunction with Houlihan's consolidated financial statements, related notes and other financial information incorporated by reference in this Joint Proxy Statement/Prospectus.



                                                                HOULIHAN'S RESTAURANT GROUP, INC.
                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                             TWENTY-SIX
                                             WEEKS ENDED                           FISCAL YEAR ENDED(1)(2)
                                        ---------------------  ----------------------------------------------------------------
                                         JUNE 24,   JUNE 26,    DEC. 25,    DEC. 26,   DEC. 27,     DEC. 28,        DEC. 30,
                                           1996       1995        1995        1994       1993         1992            1991
                                        ----------  ---------  ----------  ----------  ---------  -------------   -------------
                                             (Unaudited)                                          (PREDECESSOR)   (PREDECESSOR)
Statement of Operations Data:
  Net sales............................ $  135,198  $ 134,419  $  267,622  $  259,367  $ 257,225    $ 266,532       $ 287,060
  Cost of sales, including operating
    expenses exclusive of depreciation
    and amortization shown
    separately.........................    113,591    111,608     222,375     215,562    208,532      228,926         245,580
                                        ----------  ---------  ----------  ----------  ---------     --------        --------
    Gross profit.......................     21,607     22,811      45,247      43,805     48,693       37,606          41,480
  Depreciation and amortization........      7,644      7,293      14,865      16,245     19,610       18,428          19,829
  General and administrative
    expenses...........................      8,559      8,079      16,938      17,176     17,736       15,038          14,646
  Loss on disposition of properties,
    net................................        204        389         605         847        624          601             587
  Interest expense.....................      3,510      4,439       8,189       6,562      6,428       10,242(3)       24,637(3)
  Other (income), net..................     (2,441)    (1,828)     (3,531)     (2,883)    (2,700)      (3,606)         (3,712)
  Reorganization items and
    restructuring costs................         --         --          --          --         --        3,612          13,913
  Merger expenses......................        584         --          --          --         --           --              --
  Income tax provision (benefit).......      1,839      2,023       3,916       2,900      4,026       (1,173)         (6,206)
                                        ----------  ---------  ----------  ----------  ---------     --------        --------
      Income (loss) before
        extraordinary item.............      1,708      2,416       4,265       2,958      2,969       (5,536)        (22,214)
  Extraordinary gain on discharge of
    prepetition liabilities............         --         --          --          --         --       31,031              --
                                        ----------  ---------  ----------  ----------  ---------     --------        --------
    Net income (loss).................. $    1,708  $   2,416  $    4,265  $    2,958  $   2,969    $  25,495       $ (22,214)
                                        ==========  =========  ==========  ==========  =========     ========        ========
  Earnings per common and common
    equivalent share(4)................ $     0.17  $    0.24  $     0.43  $     0.30  $    0.30           --              --
                                        ==========  =========  ==========  ==========  =========     ========        ========
  Weighted average common and common
    equivalent shares(4)............... 10,021,307  9,998,012  10,032,254  10,012,928  9,998,012           --              --
                                        ==========  =========  ==========  ==========  =========     ========        ========
Other Financial Data:
  Capital expenditures................. $    7,464  $   6,625  $   14,626  $   17,814  $  10,521    $   7,978       $   5,240





                                          JUNE 24,               DEC. 25,    DEC. 26,   DEC. 27,    DEC. 28,        DEC. 30,
                                            1996                   1995        1994       1993        1992            1991
                                         -----------            ----------  ----------  --------  -------------   -------------
                                         (Unaudited)                                                             (PREDECESSOR)
Balance Sheet Data:
  Working capital surplus
    (deficit)(5)........................  $ (59,306)           $  (15,494) $  (12,270) $ (9,220)   $  (8,947)      $   5,512
  Total assets..........................    190,328               191,016     192,508   204,235      197,301         235,627
  Total debt, including capitalized
    leases..............................     83,384                83,981      89,553    99,997      103,276         202,033
  Stockholders' equity (deficit)........     71,900                70,192      65,927    62,969       60,000         (17,951)


- ---------------

(1) Unless otherwise indicated, references herein to years pertain to Houlihan's 52- or 53-week fiscal years ending the last Monday in December. All fiscal years presented were 52-week fiscal years.

(2) "Predecessor" refers to Houlihan's prior to December 28, 1992, when the Predecessor and certain related entities emerged from bankruptcy proceedings under Chapter 11 of the U.S. Bankruptcy Code.

(3) From November 1991 to December 1992, interest expense attributable to the senior subordinated notes was stayed, resulting in a decrease in interest expense of $11,767 for 1992 and $1,260 for 1991.

(4) Earnings per common share for fiscal years 1992 and 1991 are not meaningful due to reorganization and revaluation entries and the significant changes in Houlihan's capital structure upon its reorganization, which was completed December 28, 1992.


(5) Houlihan's ability to operate with working capital deficiencies is due to the nature of the restaurant business, which does not require significant investments in accounts receivable or inventories and which generally permits the procurement of food and supplies on trade credit. The increase in the deficiency at June 24, 1996 is a result of an increase in the current portion of Houlihan's long-term debt under its bank credit facility.

               ZAPATA AND HOULIHAN'S SUMMARY UNAUDITED PRO FORMA
                       COMBINED CONDENSED FINANCIAL DATA


     The following summary unaudited pro forma combined condensed financial data present pro forma selected statement of operations data for the twelve months ended September 30, 1995 and nine months ended June 30, 1996 and 1995, after giving effect to (i) the Merger and (ii) the acquisition of (a) 4,189,298 shares of common stock of Envirodyne in August 1995 (the "Initial Envirodyne Stock Purchase"), (b) 818,006 additional shares of common stock of Envirodyne in June 1996 (the "Second Envirodyne Stock Purchase") and (c) 870,000 additional shares of Envirodyne common stock in July 1996 (the "Third Envirodyne Stock Purchase" and, together with the Initial Envirodyne Stock Purchase and the Second Envirodyne Stock Purchase, the "Envirodyne Stock Purchases"), as if such transactions were consummated on October 1, 1994, and unaudited pro forma selected balance sheet data at June 30, 1996, giving effect to the Merger and the Third Envirodyne Stock Purchase, as if such transactions were consummated on that date. The Merger will be accounted for using the purchase method of accounting. The summary pro forma combined condensed statement of operations data for the fiscal year ended September 30, 1995 combine the results of operations for Zapata's fiscal year ended September 30, 1995 with results of operations for Houlihan's twelve months ended September 25, 1995, after giving effect to pro forma adjustments. The summary pro forma combined condensed statement of operations data for the nine months ended June 30, 1996 combine the results of Zapata for the nine months ended June 30, 1996 and Houlihan's for the nine months ended June 24, 1996 after giving effect to pro forma adjustments. The summary pro forma combined condensed statement of operations data for the nine months ended June 30, 1995 combine the results of Zapata for the nine months ended June 30, 1995 and Houlihan's for the nine months ended June 26, 1995 after giving effect to pro forma adjustments. The summary pro forma combined condensed balance sheet data as of June 30, 1996 combine the financial position for Zapata as of June 30, 1996 with the financial position of Houlihan's as of June 24, 1996, after giving effect to pro forma adjustments.



     The following summary unaudited pro forma combined condensed financial data are provided for comparative purposes only and should be read in conjunction with the unaudited pro forma combined condensed financial statements and notes thereto (which are included elsewhere in this Joint Proxy Statement/Prospectus) and the separate audited consolidated financial statements and related notes of Zapata and Houlihan's (which are incorporated by reference in this Joint Proxy Statement/Prospectus). The following summary unaudited pro forma combined condensed financial data have been prepared based on assumptions deemed appropriate by Zapata and Houlihan's and may not be indicative of the results that actually would have occurred if the Merger had been consummated on the dates indicated or that may be obtained in the future. The per share information has been computed on the assumption that the Market Value of the Zapata Common Stock is $3.625 per share (the closing sales price on the NYSE on August 9, 1996), resulting in the issuance of 11,032,289 shares of Zapata Common Stock in the Merger.



                                                                   NINE MONTHS       NINE MONTHS       TWELVE MONTHS
                                                                   ENDED JUNE       ENDED JUNE 30,      ENDED SEPT.
                                                                    30, 1996             1995             30, 1995
                                                                  -------------     --------------     --------------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Pro Forma Statement of Operations Data:
  Revenues......................................................    $ 262,344          $270,997           $371,602
  Operating income..............................................       16,445             1,517              5,608
  Income (loss) from continuing operations......................        4,544              (730)            (1,685)
  Per share income (loss) from continuing operations............         0.11             (0.02)             (0.04)
  Cash dividends paid on common and preferred stock.............           --             1,153              1,153
  Common stock, dividends declared, per share...................           --                --                 --
  Weighted average common and common equivalent shares..........       40,809            42,379             41,966
Other Pro Forma Financial Data:
  EBITDA(1):
    Zapata......................................................    $   9,705          $ (6,042)(2)       $ (3,613)(2)
    Houlihan's..................................................       23,020            25,463             32,085
                                                                    ---------          --------           --------
        Total...................................................    $  32,725          $ 19,421           $ 28,472
                                                                    =========          ========           ========



                                                                                      JUNE 30, 1996
                                                                                      -------------
                                                                                      (IN THOUSANDS)
Pro Forma Balance Sheet Data:
  Working capital................................................................       $  53,067
  Total assets...................................................................         391,089
  Total debt.....................................................................         124,269
  Stockholders' equity...........................................................         196,752


- ---------------

(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is used by the management of both Zapata and Houlihan's as a supplemental financial measurement in the evaluation of their respective businesses and is presented here to provide additional information about the Merger. EBITDA should not be considered as an alternative to net income as an indicator of the combined operating performance of Zapata and Houlihan's or as an alternative to cash flows as a measure of liquidity.


(2) Includes a $12.6 million provision for the nine months ended June 30, 1995 that was subsequently reduced to $12.3 million at September 30, 1995 for asset impairment to reduce certain assets to their fair market values as a result of adopting SFAS No. 121.

                           COMPARATIVE PER SHARE DATA


     The following table presents historical and pro forma per share data for Zapata and historical and equivalent pro forma per share information for Houlihan's after giving effect to the Merger using the purchase method of accounting, assuming the Merger had been effective during all periods presented. The pro forma data do not purport to be indicative of future operations or the results that would have occurred had the Merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the consolidated financial statements and notes thereto of Zapata incorporated by reference in this Joint Proxy Statement/Prospectus, the consolidated financial statements and notes thereto of Houlihan's incorporated by reference in this Joint Proxy Statement/Prospectus, and the unaudited pro forma combined condensed financial statements included elsewhere in this Joint Proxy Statement/Prospectus. The pro forma per share information has been computed on the assumption that the Market Value of the Zapata Common Stock is $3.625 per share (the closing sales price on the NYSE on August 9, 1996), resulting in the issuance of 11,032,289 shares of Zapata Common Stock in the Merger.


ZAPATA


                                                   NINE MONTHS             FISCAL YEAR
                                                 ENDED JUNE 30,          ENDED SEPT. 30,
                                                      1996                    1995
                                                 ---------------         ---------------
    Income per share from continuing operations
      Historical...............................      $  0.08                 $ (0.19)
      Pro forma combined.......................         0.11                   (0.04)



                                                    JUNE 30,
                                                      1996
                                                 ---------------
    Book value per share
      Historical...............................      $  5.30
      Pro forma combined.......................         4.85


HOULIHAN'S


                                                   NINE MONTHS            TWELVE MONTHS
                                                 ENDED JUNE 30,          ENDED SEPT. 30,
                                                      1996                    1995
                                                 ---------------         ---------------
    Income per share from continuing operations
      Historical...............................      $  0.31                 $  0.51
      Equivalent pro forma combined per share
         of Houlihan's exchanged for Zapata
         Common Stock(1):......................         0.24                   (0.09)



                                                    JUNE 30,
                                                      1996
                                                 ---------------
    Book value per share
      Historical...............................      $  7.19
      Equivalent pro forma combined per share
         of Houlihan's exchanged for Zapata
         Common Stock(1):......................        10.71


- ---------------


(1) Based on receipt of 2.21 shares of Zapata Common Stock per share of Houlihan's Common Stock by a holder making a Stock Election, assuming the Market Value per share is $3.625 (the closing sales price of the Zapata Common Stock on the NYSE on August 9, 1996).

                 COMPARATIVE MARKET PRICE DATA AND DIVIDEND POLICY

    MARKET PRICE DATA


     Zapata Common Stock is listed on the NYSE under the symbol "ZAP" and Houlihan's Common Stock trades on the OTC under the symbol "HOUL." The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share for (i) Zapata Common Stock, as reported in the consolidated transactions reporting system and (ii) Houlihan's Common Stock as reported on the OTC.



                                                                    ZAPATA          HOULIHAN'S
                                                                 COMMON STOCK      COMMON STOCK
                                                                --------------    ---------------
                                                                HIGH      LOW      HIGH      LOW
                                                                -----    -----    ------    -----
1994:
  First Quarter...............................................  $6.88    $5.63    $11.25    $8.25
  Second Quarter..............................................   6.25     4.00     11.00     9.75
  Third Quarter...............................................   5.50     4.00     10.00     8.00
  Fourth Quarter..............................................   4.50     3.25      9.75     6.25
1995:
  First Quarter...............................................  $4.13    $3.25    $ 8.50    $6.50
  Second Quarter..............................................   4.38     2.50      8.88     8.50
  Third Quarter...............................................   4.63     2.88      8.88     7.13
  Fourth Quarter..............................................   4.50     3.00      7.13     4.50
1996:
  First Quarter...............................................  $3.75    $3.00    $ 5.50    $3.88
  Second Quarter..............................................   3.88     3.13      6.75     4.94
  Third Quarter (through August   , 1996).....................



     On May 1, 1996, the last full trading day before the public announcement of Zapata's and Houlihan's intention to effect the Merger, the closing sales price per share of (i) the Zapata Common Stock was $3.63 on the NYSE and (ii) the Houlihan's Common Stock was $5.31 on the OTC. On June 4, 1996, the last full trading day before the public announcement that Zapata and Houlihan's had entered into the Merger Agreement, the closing sales price per share of (i) the Zapata Common Stock was $3.63 on the NYSE and (ii) the Houlihan's Common Stock
was $6.50 on the OTC. On August   , 1996, the latest practicable trading day
before printing of this Joint Proxy Statement/Prospectus, the closing sales
price per share of (i) the Zapata Common Stock was $          on the NYSE and
(ii) the Houlihan's Common Stock was $          on the OTC.


     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR ZAPATA AND HOULIHAN'S COMMON STOCK. Following the Merger, Zapata Common Stock will continue to trade on the NYSE under the symbol "ZAP" while Houlihan's Common Stock will cease to be traded and there will be no further market for such stock.

DIVIDEND POLICY

     Neither Zapata nor Houlihan's currently pays or is obligated to pay dividends on its common stock. The rights of holders of Zapata Common Stock to receive dividends or other payments with respect thereto are subject to the prior and superior rights of holders of Zapata Preferred Stock and Zapata $2 Preference Stock then outstanding. As of the date of this Joint Proxy Statement/Prospectus, 2,627 shares of Zapata $2 Preference Stock and no shares of Zapata Preferred Stock were outstanding. Zapata has not paid any dividends on the Zapata $2 Preference Stock for any period subsequent to the fourth quarter of fiscal year 1994. The provisions of Zapata's Restated Certificate of Incorporation governing the Zapata $2 Preference Stock restrict Zapata from paying dividends on the Zapata Common Stock unless dividends on the Zapata $2 Preference Stock for the then-current quarter have been paid. Zapata currently intends to retain its earnings for development of its businesses and not to distribute earnings to holders of Zapata Common Stock as dividends.

                                  RISK FACTORS

     The following factors should be considered carefully by the stockholders of Zapata and Houlihan's in connection with voting upon the Merger and the transactions contemplated thereby. The discussion in this Joint Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below.

UNCERTAINTIES RELATING TO HOULIHAN'S BUSINESS

  Expansion Strategy


     Houlihan's ability to achieve its expansion plans, as described in the accompanying Annual Report on Form 10-K for the fiscal year ended December 25, 1995, will depend on a variety of factors, many of which may be beyond Houlihan's control, including Houlihan's ability to locate suitable restaurant sites, negotiate suitable lease (or purchase) terms, obtain required governmental approvals and licenses, construct new restaurants in a timely manner without significant construction cost overruns, and attract, train and retain qualified and experienced personnel and management. The ability of Houlihan's to operate its existing restaurants profitably and, at the same time, expand its concepts also will depend upon, among other things, general and local economic conditions, competition, and the ability of Houlihan's to finance its expansion from cash flow from operations, or, if necessary, additional financing. Since December 1992, when Houlihan's emerged from proceedings for voluntary reorganization under the U.S. Bankruptcy Code, Houlihan's has financed its expansion from cash flow from operations because certain covenants governing Houlihan's indebtedness prohibit Houlihan's from incurring new indebtedness and limit the amount of capital expenditures. Houlihan's expects that its cash flow from operations will be sufficient in fiscal 1996 to finance the planned opening of three new Houlihan's restaurants, one Seafood Grill and one specialty restaurant. However, there can be no assurance the cash flow from operations will be adequate in future years to continue expansion at the current rate. Unexpected difficulties encountered during expansion could adversely affect Houlihan's business, financial condition and results of operations. Houlihan's plans to increase the number of its franchised restaurants, but there can be no assurance that it will be able to attract and retain suitable franchisees, or that it will be successful in achieving its more general expansion objectives.


  Franchising


     Franchising operations present numerous risks, and Houlihan's faces vigorous competition from other restaurant chains in attracting and retaining suitable franchisees. Houlihan's is subject to regulation by the Federal Trade Commission and must comply with certain state laws that govern the offer, sale and termination of franchises and the refusal to renew franchises. Houlihan's has limited experience in franchising restaurants. Franchisees' failure to maintain Houlihan's high standards could adversely affect customer attitudes towards Houlihan's restaurants. Granting exclusive territory agreements may also limit future expansion opportunities for company-owned restaurants. Franchise developers or franchisees may leave the franchise system at the end of the term of their development or franchise agreements or may attempt to terminate their agreements before the end of their terms. While Houlihan's agreements contain noncompetition and confidentiality covenants, such covenants may not prevent the loss of royalty revenues. Further, while franchising permits Houlihan's to increase the geographic coverage of its restaurant system without substantial investments of capital, it also presents certain other risks that result from Houlihan's not having direct operational control over franchised Houlihan's restaurants. See "Houlihan's Business--Business Development" in the accompanying Annual Report on Form 10-K of Houlihan's for the fiscal year ended December 25, 1995.


  Factors Affecting the Restaurant Industry

     Houlihan's future performance will be subject to a number of factors that affect the restaurant industry generally, including (i) the highly competitive nature of the restaurant industry, (ii) general and local economic conditions,
(iii) changes in tastes and eating and drinking habits, including the trend of declining alcohol consumption, (iv) changes in tax laws that affect the deductibility of business-related meals,

(v) changes in food costs due to shortages, inflation or other causes, (vi) population and traffic patterns, (vii) demographic trends, (viii) general employment and wage and benefit levels in the restaurant industry, which may be affected by changes in federal and local minimum wage requirements or by federally or locally mandated health insurance benefits, and (ix) the number of people willing to work at or near the minimum wage.

     The restaurant business is highly competitive and the competition can be expected to increase. Price, restaurant location, food quality, service and attractiveness of facilities are important aspects of competition and the competitive environment is often affected by factors beyond Houlihan's or a particular restaurant's control. Houlihan's restaurants compete with a wide variety of restaurants ranging from national and regional restaurant chains (some of which have substantially greater financial resources than Houlihan's) to locally-owned restaurants. There is also active competition for liquor licenses in certain markets and for advantageous commercial real estate sites suitable for restaurants.

     Each of Houlihan's restaurants is subject to state and local laws and regulations governing health, sanitation and safety and the sale of alcoholic beverages. The selection of new restaurant sites is affected by federal, state and local laws and regulations regarding environmental matters, zoning and land use and the sale of alcoholic beverages. The failure to receive or retain, or a delay in obtaining, a liquor license in a particular location could adversely affect or cause Houlihan's to terminate its operations at that location. In the past, none of these laws and regulations have had a significant negative effect on operations, nor has Houlihan's experienced any significant difficulties in obtaining necessary licenses and approvals. More stringent and varied requirements (particularly at the local level), however, may result in increases in the cost and time required for opening new restaurants, as well as increases in the cost of operating restaurants, and difficulties in obtaining necessary license or permits could result in delays in or cancellations of new restaurant openings.

UNCERTAINTIES RELATING TO ZAPATA'S BUSINESS

     Marine Protein Operations. Zapata's marine protein operations involve the production and sale of a variety of protein and oil products from menhaden, a species of fish found in the Gulf of Mexico and along the Atlantic coast. Because the magnitude of the fish catch depends on the availability of the natural resource, which is affected by various factors beyond Zapata's control, and because the prices for its products are established by worldwide supply and demand relationships over which Zapata has no control, Zapata cannot predict the profitability of this business segment in any given year.


     Zapata's marine protein operations accounted for $95 million, or 92.1%, of Zapata's revenues during the fiscal year ended September 30, 1995 and for $58.8 million, or 97.5%, of Zapata's revenues during the nine months ended June 30, 1996. Zapata's marine protein operations are subject to significant competition from other protein sources such as soybean meal and other vegetable or animal products. In addition, Zapata competes against domestic, privately owned menhaden fishing companies as well as international producers of fish meal and fish oil.


     Zapata's marine protein operations are also subject to numerous federal, state and local laws and regulations relating to the location and periods in which fishing may be conducted, as well as environmental and safety matters.


     Bolivian Oil and Gas Operations. Zapata's Bolivian oil and gas operations accounted for $2.7 million, or 2.6%, of Zapata's revenues during the fiscal year ended September 30, 1995 and for $1.5 million, or 2.5%, of Zapata's revenues during the nine months ended June 30, 1996. Zapata's oil and gas operations are subject to all of the risks and hazards typically associated with the exploration for, and production of, oil and gas, including blowouts, cratering, oil spills and fires, each of which could result in damage to or destruction of oil and gas wells, production facilities or other property or the environment or injury to persons. Although Zapata maintains customary insurance coverage, it is not fully insured against such risks, either because such insurance is not available or because of high premium costs. In addition, Zapata's investment in its Bolivian oil and gas properties is that of a minority interest owner. Accordingly, the majority owner has the right to determine the details of any exploration and development drilling program.

     Zapata's Bolivian oil and gas operations are also subject to various political risks. For several decades, Bolivia experienced periods of slow or negative growth, high inflation, large devaluations of the Bolivian currency and imposition of exchange controls. Limited availability of foreign exchange required the Bolivian government to restructure its foreign currency denominated indebtedness. Since 1985, the Bolivian government has pursued economic stabilization and reform policies which have significantly reduced inflation and budget deficits and which have eliminated exchange controls. There are currently no restrictions on the transfer of funds out of Bolivia. Since 1986, the exchange rate for Bolivian currency has been relatively stable. A recurrence of adverse economic conditions, high levels of inflation, the imposition of exchange controls or restrictions on payments to non-Bolivians could adversely affect Zapata's Bolivian operations. Foreign operations and investments may also be subject to laws and policies of the United States affecting foreign trade, investment and taxation which could affect the conduct or the profitability of Zapata's Bolivian operations.

     Transition to Food Services Business. As a result of Zapata's transitional status, an investment in Zapata Common Stock is subject to uncertainties associated with how its business may evolve as it continues its program of redirecting its business.


     In accordance with its plan to redirect its business into the food services industry, Zapata plans to make future acquisitions. Such acquisitions may include acquisitions of additional interests in, or a combination with, Specialty, a company in which members of the Glazer Group own approximately 43% of the outstanding common stock. The Zapata Special Committee has been authorized by the Zapata Board of Directors to consider a possible acquisition of Specialty. In October 1995 Zapata submitted to Specialty a form of confidentiality agreement to cover the exchange of information in connection with a possible combination of Zapata and Specialty. Specialty declined to execute a confidentiality agreement. Zapata may also make purchases of the common stock of Envirodyne in addition to its existing position or may seek to acquire Envirodyne in a merger or other business combination transaction. As of the date of this Joint Proxy Statement/Prospectus, Zapata does not have any arrangement, understanding or agreement to acquire any other company, nor are there any ongoing negotiations with respect to any such acquisition. Zapata can provide no assurance as to whether any such future acquisitions, or acquisitions of other companies in the food services business, can be accomplished, the timing or terms thereof (including the amount of cash or stock consideration that would be involved in any such transaction), or the degree to which other acquisitions in the food services industry can be successfully integrated with Zapata's other operations. Because Zapata has not historically had operations in the food services business, it will, at least initially, be substantially reliant on management expertise of Houlihan's and other companies it may acquire.


     Zapata has considered from time to time transactions that would involve its marine protein operations, including the acquisition of related businesses that would be combined with the marine protein operations and the sale or spin-off to its stockholders of these operations. R. C. Lassiter, a director of Zapata and Chairman of the Zapata Special Committee, is Chairman and Chief Executive Officer of Zapata Protein, Inc. and could leave Zapata and continue with the marine protein operations in case of their disposition by Zapata.


     Zapata is also considering the disposition of its Bolivian oil and gas operations.


COSTS OF THE TRANSACTION


     Zapata and Houlihan's estimate that costs related to the Merger will be approximately $3,200,000. These transaction costs principally include fees for financial advisers, accounting and legal services and printing and other related costs likely to be incurred in connection with combining the operations of the respective companies. A significant portion of these costs will be incurred prior to the date of the Zapata Annual Meeting and the Houlihan's Special Meeting, and will therefore be incurred whether or not the Merger proposal is approved.

DIFFERENT INTERESTS OF GLAZER GROUP AND CERTAIN MEMBERS OF HOULIHAN'S MANAGEMENT FROM THOSE OF OTHER HOLDERS; OTHER TRANSACTIONS WITH GLAZER GROUP



     Malcolm I. Glazer and other members of the Glazer Group currently beneficially own approximately 35.2% of the outstanding shares of Zapata Common Stock and approximately 73.3% of the outstanding shares of Houlihan's Common Stock. Although the Boards of Directors of Zapata and Houlihan's have each formed a special committee to negotiate and otherwise act in connection with the Merger, stockholders should be aware that, by virtue of such ownership, Malcolm
I. Glazer and other members of the Glazer Group have interests different from stockholders of the respective companies generally. Because of the greater percentage ownership of the Glazer Group in the Houlihan's Common Stock, the Glazer Group would derive greater benefit from terms of the Merger (including the consideration to be paid in exchange for Houlihan's Common Stock) considered to favor Houlihan's than from such terms considered to favor Zapata.



     In considering the recommendation of the Houlihan's Special Committee with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should also be aware that certain members of the Board of Directors of Houlihan's and the management of Houlihan's (including members of the Houlihan's Special Committee) may have interests in the Merger that are in addition to the interests of stockholders of Houlihan's generally (including, without limitation, accelerated vesting of options and, in the case of certain officers, termination benefits triggered by the Merger and, in the case of one officer, an employment agreement to be entered into with Zapata as a condition to consummation of the Merger). See "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger."



     In August 1995 Zapata purchased 4,189,298 shares of Envirodyne common stock from the Malcolm Glazer Trust. The consideration for the purchase was a subordinated promissory note of Zapata in the principal amount of $18.8 million, bearing interest at prime and maturing August 1997. Zapata subsequently prepaid the note prior to its stated maturity.



     Zapata may in the future pursue an acquisition of an equity interest in, or a combination with, Specialty, a company in which, as of March 20, 1996, members of the Glazer Group beneficially owned approximately 8,000,000 shares, or 43%, of the outstanding common stock. There can be no assurance as to whether, or on what terms, any such acquisition might be accomplished.


CONTROL BY THE GLAZER GROUP FOLLOWING THE MERGER

     Following consummation of the Merger, members of the Glazer Group will beneficially own between 38.27% and 49.9% of the Zapata Common Stock, assuming a Market Value of the Zapata Common Stock of $3.625 per share and depending on elections made by other holders of Houlihan's Common Stock. Accordingly, members of the Glazer Group will likely continue to be in a position to exercise effective control of the management of Zapata and to determine the outcome of decisions requiring stockholder approval. In this connection, however, Zapata and Malcolm I. Glazer have entered into a Standstill Agreement (the "Standstill Agreement"), which, among other things, contains certain restrictions on acquisitions, sales and voting of Zapata Common Stock by members of the Glazer Group during the term of the Standstill Agreement.


     Under the Standstill Agreement, Malcolm I. Glazer has agreed, on behalf of himself and other members of the Glazer Group, not to increase his beneficial ownership of voting securities of Zapata beyond 49.9% of Zapata's outstanding voting securities during the term of such agreement, unless, among other things, such increases are approved by a majority of the Zapata Board of Directors (excluding members of the Glazer family) or are made in response to a tender offer or similar proposal by others to acquire more than 20% of Zapata's outstanding voting securities. Malcolm I. Glazer may also exceed the 49.9% limitation if a holder of greater than 5% of Zapata's outstanding voting securities discloses an intent to acquire control of Zapata.


     So long as the Standstill Agreement remains in effect, Malcolm I. Glazer will have right of first purchase to maintain his proportionate ownership position in Zapata. Conversely, the Standstill Agreement provides that Zapata has a right to acquire any voting securities sought to be transferred by the Glazer Group. Malcolm I. Glazer is permitted under the Standstill Agreement to sell his voting securities free of Zapata's right of first refusal in a number of circumstances, including sales or transfers to purchasers that agree to be bound by the terms of the Standstill Agreement, pursuant to a public distribution, in response to a tender offer by an unaffiliated third party for at least 14.9% of Zapata's outstanding voting securities, in connection with certain corporate reorganizations or upon conversion, exchange or exercise of outstanding securities. The Standstill Agreement prohibits Zapata from soliciting proposals for the acquisition of Zapata so long as the Glazer Group holds more than 9.9% of Zapata's outstanding voting securities; however, Zapata has reserved the right to respond to unsolicited proposals from other parties.

     If the Zapata Board of Directors decides to pursue a combination between Zapata and any entity in which the Glazer Group owns 15% or more of the voting equity (such as Houlihan's), the Zapata Board of Directors is required under the Standstill Agreement to appoint a special committee to negotiate and act in connection with any such transaction. In the event of a proposed acquisition of any such Glazer controlled entity, Malcolm I. Glazer has agreed to grant the special committee an irrevocable proxy to vote all of the Zapata shares owned by the Glazer Group in such manner as a majority of the committee members may determine.

     The Standstill Agreement terminates upon, among other events, the first to occur of 18 months after Zapata's acquisition of Houlihan's, Zapata's announcement that it does not intend to acquire Houlihan's, the acquisition by another party of securities representing 20% or more of the voting power attributable to Zapata's outstanding capital stock, a breach of the Standstill Agreement by Zapata, or Malcolm I. Glazer's acquisition of more than 50% of Zapata's outstanding voting securities in accordance with the terms of the Standstill Agreement. In the event that Zapata announces its intention to acquire another entity controlled by Glazer prior to the expiration of the Standstill Agreement, the term of the Standstill Agreement will be automatically extended until the first to occur of 18 months after the acquisition of such entity or Zapata's announcement that it does not intend to acquire such entity.

LITIGATION


  Litigation Challenging Zapata's Redirection into the Food Services Business and Transactions Involving Malcolm I. Glazer



     On August 11, 1995, a purported derivative and class action (the "Harwin Case") was filed by Elly Harwin against Zapata and its then directors in the Court of Chancery of the State of Delaware, New Castle County. On January 18, 1996, a second purported derivative action (the "Crandon Case") was filed by Crandon Capital Partners against Zapata and its directors in the same court. The complaint filed in the Harwin Case alleges that Zapata's directors engaged in conduct constituting breach of fiduciary duty and waste of Zapata's assets in connection with Zapata's investment in Envirodyne. The complaint filed in the Crandon Case makes similar allegations concerning Zapata's investment in Envirodyne and makes more general allegations of breach of fiduciary duty and waste in connection with the decision to shift Zapata's business focus from energy to food services. Both complaints allege, among other things, that the purchase of the Envirodyne common stock from Malcolm I. Glazer's affiliate was a wrongful expenditure of Zapata's funds and was designed to permit Malcolm I. Glazer to obtain personal financial advantage to the detriment of Zapata. The complaints also allege that Zapata's Board of Directors is controlled by Malcolm
I. Glazer, and in that connection, one or both complaints variously allege that Mr. Loar lacks independence from Malcolm I. Glazer because he was employed until his retirement (which occurred more than five years ago) by a corporation indirectly controlled by Malcolm I. Glazer, that Mr. Leffler lacks such independence because of his status as a paid consultant to Malcolm I. Glazer, that Avram A. Glazer lacks such independence because of familial relationship and that Mr. Lassiter lacks such independence by reason of an employment or consulting relationship with Zapata. The complaint filed in the Harwin Case seeks relief including, among other things, rescission of Zapata's purchase of the shares of Envirodyne common stock from the trust controlled by Malcolm I. Glazer, voiding of the election of Messrs. Leffler and Loar as directors at Zapata's Annual Meeting of Stockholders held on July 27, 1995 and an award of unspecified compensatory damages and expenses, including attorneys' fees. The complaint filed in the Crandon Case seeks relief including, among other things, an accounting from the individual defendants for unspecified damages and profits and an award of costs and disbursements, including attorneys' fees. Zapata believes that these complaints and the allegations contained therein are without merit and intends to defend the cases vigorously. Zapata and the directors have filed motions to dismiss the complaints in the Harwin Case and the Crandon Case on the basis that the plaintiffs failed to make the requisite demand on the Board of Directors prior to filing the lawsuits, that the plaintiffs also failed to allege sufficient grounds for failure to make a demand, and that the complaints fail to state proper claims for relief.


     On May 7, 1996, a third purported derivative action (the "Harwin/Crandon Case") was filed by Elly Harwin and Crandon Capital Partners against Zapata and its directors in the Court of Chancery of the State of Delaware, New Castle County. The complaint alleges that Zapata's directors engaged in conduct constituting breach of fiduciary duty and waste of Zapata's assets in connection with Zapata's investments in food and food related businesses and that Zapata's directors breached their duty of disclosure in connection with the proxy statement for Zapata's Annual Meeting held on July 27, 1995 that nominated Messrs. Leffler and Loar for election as directors of Zapata. As with the Harwin Case and the Crandon Case, the Harwin/Crandon Case complaint also alleges that Zapata's Board of Directors is controlled by Malcolm I. Glazer and seeks injunctive relief to enjoin the consummation of the Merger and further consideration of transactions with food businesses owned by Malcolm I. Glazer, to void the election of Messrs. Leffler and Loar as directors at Zapata's Annual Meeting of Stockholders held on July 27, 1995 and to enjoin the submission of the Merger to the Board of Directors of Zapata until a Zapata Board of Directors is elected on the basis of a new proxy statement. The complaint also seeks unspecified damages and an award of costs and expenses, including attorneys' fees. Zapata believes that the complaint and the allegations contained therein are without merit and intends to defend the case vigorously.



     On May 31, 1996, a fourth purported derivative and class action (the "Pasternak Case") was filed by Arnold Pasternak against Zapata and its directors in the Court of Chancery of the State of Delaware, New Castle County. The complaint alleges that Zapata's directors engaged in conduct constituting breach of fiduciary duty and waste of Zapata's assets in connection with the Merger. The complaint further alleges that the Merger consideration is unfair and excessive and that the Merger will result in voting power dilution, unfairly benefitting Malcolm I. Glazer. On July 11, 1996, the plaintiff filed an amended complaint. The amended complaint alleges that the Merger Agreement is in conflict with Article SEVENTH of Zapata's Restated Certificate of Incorporation, which provides that an affirmative vote or consent of a supermajority of 80% of outstanding voting stock is necessary under certain circumstances. The plaintiff filed a motion for a preliminary injunction requesting that the court preliminarily enjoin Zapata from consummating the Merger based on the contention that Article SEVENTH requires an 80% vote of Zapata's stockholders to approve the Merger. Zapata does not believe that a supermajority vote is required under the circumstances of the Merger, and its position is supported by an opinion of Richards, Layton & Finger, special Delaware counsel to Zapata. See "The Zapata Annual Meeting--Vote Required; Abstentions and Non-Votes." The complaint and amended complaint in the Pasternak Case seek relief including, among other things, an injunction to prevent consummation of the Merger, a declaration that the Merger Agreement and the Merger are invalid, unspecified compensatory damages, and costs and expenses, including attorneys' fees. Zapata has filed a motion to dismiss the complaint on the basis that the plaintiff failed to make the requisite demand on the Zapata Board of Directors prior to filing the lawsuit, that the plaintiff failed to allege sufficient grounds for failure to make a demand and that the complaint fails to state proper claims for relief. Zapata believes that this complaint and the allegations contained therein are without merit and intends to defend the case vigorously. A hearing concerning whether Article SEVENTH applies to the Merger Agreement and the Merger is scheduled in the Court of Chancery for September 6, 1996. Zapata expects that the ruling of the court on that issue will be received before the vote on the Merger is taken at the Annual Meeting.



  Litigation Involving a Former Director of Zapata



     On November 17, 1995, Zapata received a letter dated November 16, 1995 from Peter M. Holt containing Mr. Holt's resignation from the Zapata Board of Directors and from all of his management and board positions with affiliates of Zapata. The letter stated that Mr. Holt was resigning because of a disagreement with Zapata on matters relating to Zapata's operations, policies and practices. Specifically, the letter described Mr. Holt's disagreement with Zapata as a disagreement regarding (i) the characterization of certain matters in Zapata's November 13, 1995 proxy statement prepared in connection with a special meeting of Zapata's stockholders held on December 15, 1995 for the purpose of considering and voting upon the approval of the sale of Zapata's natural gas compression business conducted by two of its wholly owned subsidiaries, Energy Industries, Inc. and Zapata Energy Industries, L.P. (collectively, "Energy Industries") and (ii) Zapata's implementation of its strategic plan involving repositioning Zapata in the food services business and exiting the energy business. See "Additional Proposals for a Vote of Zapata Stockholders--Resignation of Director."



     On November 16, 1995, a petition was filed in the 148th Judicial District Court of Nueces County, Texas by Mr. Holt and certain of his affiliates who sold their interests in Energy Industries to Zapata in November 1993 (collectively, with Mr. Holt, the "Holt Affiliates"). The petition lists Zapata, Malcolm I. Glazer and Avram A. Glazer as defendants and alleges several causes of action based on alleged misrepresentations on the part of the defendants concerning Zapata's intent to follow a long-term development strategy focusing its efforts on the natural gas services business. The petition does not allege a breach of any provision of the purchase agreement pursuant to which Zapata acquired Energy Industries from the Holt Affiliates, but alleges that various representatives of Zapata and Malcolm I. Glazer made representations to Mr. Holt regarding Zapata's intention to continue in the natural gas services industry. Among the remedies sought by the petition are the following requests: (i) Zapata's repurchase of the approximately 2.8 million shares of Zapata Common Stock owned by the Holt Affiliates for $15.6 million (which relief is no longer possible because the Holt Affiliates sold most of their Zapata Common Stock in March and April 1996);
(ii) the disgorgement to the Holt Affiliates of Zapata's profit made on the sale of Energy Industries; or (iii) the money damages based on the alleged lower value of the Zapata Common Stock had the alleged misrepresentations not been made. Zapata believes that the petition and the allegations therein are without merit and intends to defend the case vigorously.

                           THE ZAPATA ANNUAL MEETING

GENERAL


     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Zapata in connection with the solicitation of proxies by the Zapata Board of Directors for use at the Zapata Annual Meeting to be held on Friday, September 27, 1996, at 10:00 a.m., New York time, at the offices of Bloomberg Financial Markets Commodity News, 499 Park Avenue, New York, New York, and at any adjournment or postponement thereof.



     This Joint Proxy Statement/Prospectus, the attached Notice of Meeting and the accompanying form of proxy are first being mailed to stockholders of Zapata
on or about August   , 1996.


MATTERS TO BE CONSIDERED AT THE ZAPATA ANNUAL MEETING

     At the Zapata Annual Meeting, including any adjournment or postponement thereof, the stockholders of Zapata will be asked to consider and vote upon the Merger Proposal. In addition, at the Zapata Annual Meeting, the stockholders of Zapata will consider and vote upon the three Additional Proposals. The approval of any of the Additional Proposals is not conditioned upon the approval of any other Additional Proposal or the Merger Proposal.

RECORD DATE; OUTSTANDING SHARES; QUORUM


     Stockholders of record at the close of business on the Zapata Record Date are entitled to vote at the meeting and at any adjournment or postponement thereof. On that date, the issued and outstanding capital stock of Zapata consisted of [29,548,707] shares of Zapata Common Stock and 2,627 shares of Zapata $2 Preference Stock, each of which is entitled to one vote. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of voting stock of Zapata is necessary to constitute a quorum for the transaction of business at the Zapata Annual Meeting. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be adjourned or postponed in order to permit further solicitations of proxies by Zapata. Proxies given pursuant to this solicitation and not revoked will be voted at any adjournment or postponement of the Zapata Annual Meeting in the manner set forth below.


VOTE REQUIRED; ABSTENTIONS AND NON-VOTES

     Two directors to serve in Class I of the Zapata Board of Directors will be elected by a plurality of the votes cast by the holders of Zapata Common Stock and Zapata $2 Preference Stock. There will be no cumulative voting in the election of directors. The Merger Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of shares of Zapata Common Stock and Zapata $2 Preference Stock. The proposal to approve the 1996 Long-Term Incentive Plan of Zapata and the Stockholder Proposal require the affirmative vote of holders of a majority of the shares of Zapata Common Stock and Zapata $2 Preference Stock present in person or represented by duly executed proxies at the Zapata Annual Meeting and entitled to vote on the subject matter.

     Under Delaware law and Zapata's Restated Certificate of Incorporation, abstentions are treated as present and entitled to vote and thus will be counted in determining whether a quorum is present. Abstentions will have the same effect as a vote against a matter, except as to the election of directors and the vote on the Merger Proposal, as to which they will have no effect. A broker non-vote (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary power to vote on a particular matter) is counted for purposes of determining the existence of a quorum and will have no effect on the outcome of the vote on the Merger Proposal or any of the Additional Proposals.

     Article Seventh of Zapata's Restated Certificate of Incorporation contains a requirement that certain transactions involving Zapata and a beneficial owner of 5% or more of the outstanding shares of Zapata's voting stock are subject to the approval of the holders of 80% of the outstanding shares of Zapata's voting stock. Among the transactions subject to this supermajority voting requirement are (i) a merger or consolidation with or into any other corporation and (ii) any sale or lease to Zapata or any subsidiary thereof of any assets (with certain exceptions) in exchange for voting securities of Zapata by any other corporation, person or entity, in either case if the other corporation, person or entity that is party to such transaction is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of Zapata's voting stock. Malcolm I. Glazer and Houlihan's (because of its affiliation with Malcolm I. Glazer) may be deemed to be beneficial owners of more than 5% of the outstanding shares of Zapata's voting stock under this provision. Zapata believes that the supermajority provision does not apply to the Merger, for the reasons, among others, that insofar as the provision is applicable to mergers, its express language does not state that it is applicable to mergers of subsidiaries, and insofar as the provision applies to sales of assets, statutory mergers do not constitute sales of assets under recognized principles of Delaware law. Zapata has received an opinion of Richards, Layton & Finger, special Delaware counsel to the Zapata Special Committee and Zapata, to the effect that although such counsel are aware of no decision of a Delaware court that directly addresses the question and consequently the matter is not completely free from doubt, subject to the qualifications and assumptions set forth in such opinion, the Merger is not subject to the supermajority vote requirement of Article Seventh. If, contrary to Zapata's position, the supermajority requirement of Article SEVENTH of Zapata's Restated Certificate of Incorporation were held to apply to the Merger, and if the Merger were consummated without the 80% vote specified by the supermajority provision having been obtained, there would be a risk that the Merger would be held to be void.



     On July 11, 1996, the plaintiff in the Pasternak case (see "Risk Factors--Litigation") amended his complaint to allege that the Merger would be in violation of Article Seventh of Zapata's Restated Certificate of Incorporation and seeking judgment declaring the Merger Agreement and the Merger invalid and ineffectual. The plaintiff then filed a motion seeking a preliminary injunction against consummation of the Merger. Discovery has commenced and a hearing concerning whether Article SEVENTH applies to the Merger Agreement and the Merger is scheduled in the Court of Chancery for September 6, 1996. Zapata expects that the ruling of the Court on this issue will be received before the vote on the Merger is taken at the Annual Meeting.


VOTING OF PROXIES

     Shares represented by properly executed proxies will be voted as specified. If no specifications have been given in a proxy and authority to vote has not been withheld, the shares represented thereby will be voted: FOR the Merger Proposal (Proposal 1) (see "Approval of the Merger and Related Transactions--Zapata's Reasons for the Merger; Recommendation"); FOR the election of nominees listed herein as directors (Proposal 2); FOR the approval of the 1996 Long-Term Incentive Plan (Proposal 3); AGAINST the stockholder proposal to request the Board of Directors to take the steps necessary to provide for cumulative voting of Zapata Common Stock (Proposal 4); and, in the discretion of the persons named in the proxy, on any other business that may properly come before the meeting.

     Proxies may be revoked at any time prior to the exercise thereof by filing with Zapata's Corporate Secretary, at Zapata's principal executive offices, a written revocation or a duly executed proxy bearing a later date or by appearing at the meeting and voting in person. The principal executive offices of Zapata are located at 1717 St James Place, Suite 550, Houston, Texas 77056. The mailing address of Zapata is P.O. Box 4240, Houston, Texas 77210-4240. For a period of at least ten days prior to the Zapata Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at Zapata's principal executive offices.

SOLICITATION OF PROXIES; EXPENSES


     Solicitation of proxies by mail is expected to commence on or about August , 1996, and the cost thereof will be borne by Zapata. In addition to such solicitation by mail, certain of the directors, officers and regular employees of Zapata may, without extra compensation, solicit proxies by telephone, telecopy or personal interview. Arrangements also will be made with certain brokerage houses, custodians, nominees and other fiduciaries for the forwarding of solicitation materials to the beneficial owners of Zapata Common Stock and Zapata $2 Preference Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by Zapata for reasonable out-of-pocket expenses incurred by them in connection therewith. Zapata also has engaged Georgeson & Company, Inc. ("Georgeson") to assist in the solicitation of proxies and will pay Georgeson for such services a base fee of $7,500 plus a per phone call solicitation fee which Zapata anticipates will total approximately $20,000. Zapata also will reimburse Georgeson for out-of-pocket costs and expenses incurred in connection with its services.

                         THE HOULIHAN'S SPECIAL MEETING

GENERAL


     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Houlihan's in connection with the solicitation of proxies by the Houlihan's Board of Directors for use at the Houlihan's Special Meeting to be held on Thursday, September 26, 1996, at 10:00 a.m., local time, at Houlihan's offices located at Two Brush Creek Boulevard, Kansas City, Missouri, and at any adjournment or postponement thereof.



     This Joint Proxy Statement/Prospectus, the attached Notice of Meeting and the accompanying form of proxy are first being mailed to stockholders of
Houlihan's on or about August   , 1996.


MATTERS TO BE CONSIDERED AT THE HOULIHAN'S SPECIAL MEETING

     At the Houlihan's Special Meeting, including any adjournment or postponement thereof, the stockholders of Houlihan's will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, a proposal to approve the Merger and such other matters as may properly be brought before such meeting.


NOTIFICATION OF MARKET VALUE



     Zapata and Houlihan's anticipate that the final Market Value will be determined as of the close of business on September 18, 1996. Not later than the next business day, Zapata and Houlihan's will issue a joint press release to notify stockholders of the final Market Value. In addition, stockholders may contact Houlihan's Investor Relations at (816) 756-2200 Ext. 1285 for information concerning the Market Value.


RECORD DATE; OUTSTANDING SHARES; QUORUM


     Stockholders of record at the close of business on the Houlihan's Record Date are entitled to vote at the Houlihan's Special Meeting and at any adjournment or postponement thereof. On that date the issued and outstanding capital stock of Houlihan's consisted of [9,998,012] shares of Houlihan's Common Stock, each of which is entitled to one vote. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of the Houlihan's Common Stock is necessary to constitute a quorum for the transaction of business at the Houlihan's Special Meeting. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be adjourned or postponed in order to permit further solicitations of proxies by Houlihan's. Proxies given pursuant to this solicitation and not revoked will be voted at any adjournment or postponement of the Houlihan's Special Meeting in the manner set forth below.


VOTE REQUIRED; ABSTENTIONS AND NON-VOTES

     The approval and adoption of the Merger Agreement and the approval of the Merger require the affirmative vote of holders of a majority of the outstanding shares of Houlihan's Common Stock. THE MALCOLM GLAZER TRUST HOLDS SUFFICIENT SHARES OF HOULIHAN'S COMMON STOCK TO SATISFY THIS REQUIREMENT. MALCOLM I. GLAZER HAS INDICATED THAT, SUBJECT TO OBTAINING APPROPRIATE CONSENTS FROM BANKS TO WHICH CERTAIN OF THOSE SHARES ARE PLEDGED, THE MALCOLM GLAZER TRUST WILL VOTE ITS SHARES IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

     Under Delaware law, abstentions and broker non-votes are treated as present and entitled to vote and thus will be counted in determining whether a quorum is present. Abstentions and broker non-votes will have the same effect as a vote against approval and adoption of the Merger Agreement and the approval of the Merger.

VOTING OF PROXIES

     Shares represented by properly executed proxies will be voted as specified. If no specifications have been given in a proxy and authority to vote has not been withheld, the shares represented thereby will be voted in favor of the approval and adoption of the approval of the Merger Agreement and the Merger, and in the discretion of the persons named in the proxy on any other business that may properly come before the meeting.


     Proxies may be revoked at any time prior to the exercise thereof by filing with Houlihan's Corporate Secretary, at Houlihan's principal executive offices, a written revocation or a duly executed proxy bearing a later date or by appearing at the meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Houlihan's Restaurant Group, Inc., Two Brush Creek Boulevard, Kansas City, Missouri 64112,
Attention: Corporate Secretary, or hand-delivered to the Corporate Secretary of Houlihan's before taking the vote at the Houlihan's Special Meeting. Proxies or notices of revocation also may be sent by facsimile (facsimile no: (816) 561-2842) to the attention of the Corporate Secretary of Houlihan's. For a period of at least ten days prior to the Houlihan's Special Meeting, a complete list of stockholders entitled to vote at the meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at Houlihan's principal executive offices.


SOLICITATION OF PROXIES; EXPENSES


     Solicitation of proxies by mail is expected to commence on or about August , 1996, and the cost thereof will be borne by Houlihan's. In addition to such solicitation by mail, certain of the directors, officers and regular employees of Houlihan's may, without extra compensation, solicit proxies by telephone, telecopy or personal interview. Arrangements also will be made with certain brokerage houses, custodians, nominees and other fiduciaries for the forwarding of solicitation materials to the beneficial owners of Houlihan's Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by Houlihan's for reasonable out-of-pocket expenses incurred by them in connection therewith.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

     (Note: This is PROPOSAL NO. 1 to be considered and voted on by Zapata stockholders and it is the only proposal to be considered and voted on by Houlihan's stockholders.)

BACKGROUND OF THE MERGER

  Background of Zapata's Entry into the Merger Agreement


     In late 1994 and early 1995, members of senior management of Zapata began to develop a strategic plan for Zapata that involved repositioning Zapata in the food services business and exiting the energy business in which Zapata had historically operated. Zapata publicly announced its decision to exit the energy business in April 1995. At a meeting held in May 1995, there emerged a consensus among the members of the Zapata Board of Directors to pursue the redirection of Zapata into the food services industry. Zapata's plan to pursue entry into the food services business did not result from a comprehensive assessment of all possible business opportunities, but was developed in the context of Malcolm I. Glazer's interests in Houlihan's and other businesses in the food services industry (Specialty and Envirodyne) and with the recognition that companies in which Malcolm I. Glazer had interests would be considered for acquisition in connection with the redirection of Zapata's business. As of March 20, 1996, the Glazer Group beneficially owned approximately 8,000,000 shares, or 43%, of the outstanding common stock of Specialty.



     At the May 30, 1995 meeting of the Zapata Board of Directors, Avram A. Glazer made a presentation of a plan to reposition Zapata into the food services industry. As part of that presentation, Avram A. Glazer referred to potential acquisition candidates, including Houlihan's, Specialty and Envirodyne. At that meeting, there emerged a consensus among the members of the Zapata Board to pursue the redirection of Zapata's business into the food services industry. The proposed new direction for Zapata was also discussed at Zapata's annual meeting of stockholders held on July 27, 1995.



     In August 1995, Zapata acquired 4,189,298 shares of the common stock of Envirodyne (approximately 31% of the then outstanding common stock) from the Malcolm Glazer Trust at a price of approximately $4.48 per share.



     Avram A. Glazer requested that the agenda for a meeting of the Zapata Board of Directors to be held on September 20, 1995 include consideration of the formation of a special committee to consider the legal and financial considerations applicable to one or more merger or acquisition transactions involving Houlihan's and Specialty. At the September 20, 1995 meeting, the Zapata Board of Directors created the Zapata Special Committee and charged it with determining what further steps, if any, should be taken by Zapata to pursue any such transactions. On the same date, the Zapata Special Committee engaged CS First Boston as its financial adviser with respect to the evaluation of one or more potential merger and acquisition transactions involving Zapata, including transactions involving Houlihan's, Specialty and/or Envirodyne, and also engaged independent legal counsel and special Delaware counsel. Legal counsel for the Zapata Special Committee and representatives of CS First Boston were present for substantially all the deliberations of the Zapata Special Committee with respect to the Merger. On October 5, 1995, the Zapata Special Committee met with representatives of CS First Boston to discuss the engagement and to review potential acquisition candidates on a preliminary basis. In late October 1995 Zapata submitted to Specialty a form of confidentiality agreement to cover the exchange of information in connection with a possible business combination transaction between Zapata and Specialty. Specialty declined to execute such a confidentiality agreement. Thereafter, the Zapata Special Committee asked CS First Boston to proceed with a more detailed financial analysis of Houlihan's.


     The members of the Zapata Special Committee, Messrs. Lassiter, Leffler and Loar, previously served as members of a special committee of the Zapata Board of Directors formed to evaluate and act in connection with Zapata's acquisition from the Malcolm Glazer Trust of stock of Envirodyne.

     The compensation paid by Zapata to the members of the Zapata Special Committee for their service on that committee in connection with the transaction with Houlihan's was $20,000 in the case of Mr. Lassiter, the chairman of the committee, and $15,000 in the case of each of Messrs. Leffler and Loar. Zapata has also entered into indemnification agreements with the members of the Zapata Special Committee containing provisions for comprehensive indemnification and advancement of expenses to the fullest extent permitted by applicable law.

     Messrs. Lassiter, Leffler and Loar have been named as defendants in purported derivative actions alleging breaches of fiduciary duty by them and other directors of Zapata in connection with Zapata's investment in Envirodyne and in Houlihan's in connection with the Merger. Among other things, the complaints in these actions allege that the members of the Zapata Special Committee lack independence from Malcolm I. Glazer. Zapata denies the substantive allegations of these complaints. See "Risk Factors--Litigation."

  Background of Houlihan's Entry into the Merger Agreement


     Houlihan's emerged from proceedings for voluntary reorganization under the U.S. Bankruptcy Code in December 1992. These proceedings, which were filed by a predecessor of Houlihan's, resulted primarily from substantial indebtedness incurred by the predecessor in a leveraged buyout transaction in 1989. Concurrently with the consummation of the plan of reorganization in these proceedings, Malcolm I. Glazer received 7,154,918 shares of Houlihan's Common Stock in exchange for subordinated notes in the aggregate principal amount of $69,975,918 previously issued by the predecessor of Houlihan's. The remainder of the shares of Houlihan's Common Stock held by Mr. Glazer were acquired in market transactions. Since 1992, the Houlihan's Board has considered and pursued a number of transactions intended to increase Houlihan's financial and operational flexibility, which have been constrained by Houlihan's substantial indebtedness and the restrictive covenants governing such indebtedness. Houlihan's has been especially limited in its ability to pursue the expansion of existing and newly developed restaurant concepts. The transactions pursued have included a proposed public offering of common stock in early 1994, a proposed public offering of $125 million senior notes in late 1994 and a proposed public offering of $120 million senior notes and warrants to purchase common stock in the summer of 1995. In addition, the Houlihan's Board has pursued several significant acquisitions intended to substantially increase Houlihan's size. Due to market conditions and other factors, Houlihan's was unable to consummate any of the proposed transactions.



     Malcolm I. Glazer and other members of his family serve on both the Houlihan's Board and the Zapata Board. Accordingly, the Glazer members of the Houlihan's Board have had knowledge of the strategic plans of Zapata regarding its entry into the food service business and consideration of an acquisition of Houlihan's from their inception. The non-Glazer members of the Houlihan's Board and senior management of Houlihan's became aware of such plans in the fall of 1995. Frederick R. Hipp, Houlihan's President and Chief Executive Officer, and William W. Moreton, Houlihan's Executive Vice President and Chief Financial Officer, were approached by Ronald C. Lassiter, Chairman of the Zapata Special Committee, in November 1995, about developing a proposal for such a merger or acquisition. Following this contact, on December 12, 1995 the Houlihan's Board appointed the Houlihan's Special Committee consisting of Mr. Hipp and Warren H. Gfeller, who are the only members of the Houlihan's Board not affiliated with Mr. Glazer, and granted it authority to investigate, consider and negotiate definitive agreements relating to any proposals made by the Zapata Special Committee and to retain independent financial advisers and legal counsel. The Houlihan's Special Committee thereafter engaged legal counsel, special Delaware counsel and DLJ. Legal counsel and representatives of DLJ were present for substantially all the deliberations of the Houlihan's Special Committee.


  The Merger Negotiations


     On December 1, a confidentiality agreement relating to the exchange of information was entered into between Zapata and Houlihan's and, during December 1995 and the spring of 1996, representatives of CS First Boston reviewed information made available by Houlihan's and visited Houlihan's facilities. During the same period, representatives of DLJ reviewed information made available by Zapata and visited Zapata's executive offices in Houston. The Zapata Special Committee met in person or by telephone four times in January and February 1996 to consider at various times the business rationale for a transaction with Houlihan's, valuation issues, the 80% supermajority provision in Article SEVENTH of Zapata's Restated Certificate of Incorporation, the appropriate mix of stock and cash to be used as merger consideration and issues related to ownership by Malcolm I. Glazer of stock of both Zapata and Houlihan's. At its telephonic meeting held on February 22, 1996, the Zapata Special Committee authorized the submission of an informal proposal to Houlihan's relating to a merger in which holders of Houlihan's Common Stock would receive a combination of cash and Zapata Common Stock having a value of $5.75 per share of Houlihan's Common Stock. Following a meeting of the Houlihan's Special Committee on March 14, 1996, Houlihan's responded to Zapata's proposal with a counter-proposal for all cash consideration approximately 90% in excess of the value of Zapata's original proposal. During the next few weeks representatives of the respective financial advisers exchanged information. On April 9, 1996, the Zapata Special Committee authorized its Chairman to explore with Houlihan's whether a proposal for a 50% cash/50% stock transaction valued at $8 per share would be acceptable to Houlihan's, but noted that any final transaction would be subject to, among other things, receipt from CS First Boston of a fairness opinion for such a transaction. The $8 per share proposed amount was determined by the Zapata Special Committee and reflected a value between the proposals theretofore presented by each side that the committee believed would be fair to Zapata and should be acceptable to Houlihan's. In arriving at the $8 per share amount, the Zapata Special Committee noted that such amount reflected a substantial premium over current market prices of Houlihan's Common Stock, but did not consider the market price of the Houlihan's Common Stock as a primary determinant in its analysis. Between its initial meeting on December 12, 1995 and continuing through April 12, 1996, the Houlihan's Special Committee held a total of six meetings and telephone conferences in which it analyzed various aspects of a possible combination of Zapata and Houlihan's, evaluated several proposals made by and on behalf of the Zapata Special Committee and formulated its own counter-proposals.


     The Zapata Special Committee held further telephonic meetings on April 16, 1996 and April 30, 1996. At the April 30, 1996 meeting, the Zapata Special Committee authorized the execution of a letter of intent relating to a merger transaction with Houlihan's in which the aggregate merger consideration would consist of $4 in cash and $4 in Zapata Common Stock per share of Houlihan's Common Stock. On that date, Zapata and Malcolm I. Glazer entered into the Standstill Agreement which provides, among other things, that the Glazer Group may not increase its beneficial ownership of voting securities of Zapata beyond 49.9% of Zapata's outstanding voting securities during the term of the Standstill Agreement. The foregoing proposal from the Zapata Special Committee was discussed by the Houlihan's Special Committee at meetings on April 18, 1996 and April 26, 1996 and approved by the Houlihan's Special Committee during a telephone conference held on May 1, 1996. A letter of intent was signed by both Zapata and Houlihan's and publicly announced on May 1, 1996.


     Following the execution of the letter of intent and the announcement of the transaction, the definitive Merger Agreement was negotiated. The Houlihan's Special Committee met via telephone on May 31, 1996 to review the state of the transaction and the most recent available draft of the Merger Agreement and to receive confirmation from DLJ that it was prepared to issue its formal opinion subject only to a review of an executed copy of the Merger Agreement. The Houlihan's Board of Directors also met on May 31, 1996 and, based solely on the recommendation of the Houlihan's Special Committee, approved the Merger Agreement subject to certain final changes. The Zapata Special Committee met by telephone on June 3, 1996 to review a near-final draft of the Merger Agreement and to review a presentation by CS First Boston relating to the Merger. On June 3, 1996, the Zapata Board of Directors met by telephone to confirm the authority of the Zapata Special Committee relating to the Merger and to specifically authorize the Zapata Special Committee to authorize the issuance of Zapata Common Stock in the Merger. During a telephonic conference on June 4, 1996, the Zapata Special Committee again reviewed the status of the transaction, received the oral fairness opinion of CS First Boston (subsequently confirmed in writing as of such date) and approved the Merger Agreement and related matters. The Merger Agreement was signed, and the execution of the Merger Agreement was announced on June 5, 1996.


ZAPATA'S REASONS FOR THE MERGER; RECOMMENDATION

     The Zapata Special Committee has approved the Merger Agreement and the Merger Proposal as being in the best interests of Zapata and its stockholders (other than the Malcolm Glazer Trust, as to which it expressed no judgment). In reaching this determination, the Zapata Special Committee consulted with its financial adviser and legal counsel and considered, among other factors, the matters discussed below.

     Prior to formation of the Zapata Special Committee, Zapata's management and board of directors developed a consensus to pursue the redirection of Zapata's business into the food services industry. The proposed redirection resulted from the perception of management and the Zapata Board of Directors that prospects for growth and increased profitability in the gas services industry were limited and that the food services industry included undervalued companies with good growth potential. Zapata's plan to pursue entry into the food services business did not result from a comprehensive assessment of all possible business opportunities, but was developed in the context of Malcolm I. Glazer's interests in Houlihan's and other businesses in the food services industry and with the recognition that companies in which Malcolm I. Glazer had interests would be considered for acquisition in connection with the redirection of Zapata's business.


     Houlihan's was considered by the Zapata Special Committee to have the advantages of a strong franchise successfully refined to focus, in the case of Houlihan's restaurants, on a strong appeal to adult casual dining guests, favorable locations in densely populated and upscale markets and well-developed expansion plans. The Darryl's, Seafood Grills and specialty restaurants were considered to add benefits of diversification and strength in different markets. The Zapata Special Committee also considered the need for Zapata to redeploy the proceeds from the transactions by which it had effected its departure from the energy business into operating assets. In this connection, the Zapata Special Committee believed that the Zapata Common Stock was trading near the company's liquidation value in light of the percentage of cash assets and lack of a sufficiently clear corporate focus. The Zapata Special Committee believed that a combination with Houlihan's would be a good use of a portion of Zapata's cash assets and, conversely, would provide Houlihan's with greater financial strength and means for financing future growth. The Zapata Special Committee also took into account the expectation that the combination would be accretive to Zapata's estimated earnings per share for the 1996 and 1997 fiscal years.

     In reaching its determination, the Zapata Special Committee also considered, among other things, (i) information concerning the results of operations, performance, financial condition, markets and prospects of Zapata and Houlihan's on a company-by-company basis and on a combined basis, (ii) information with respect to recent and historical trading prices and trading multiples of Zapata Common Stock and Houlihan's Common Stock and (iii) current economic, industry and market conditions affecting Zapata and Houlihan's.

     The Zapata Special Committee also considered (i) the terms of the Merger Agreement, the Standstill Agreement and the other agreements contemplated thereby, including the irrevocable proxy to be granted by Malcolm I. Glazer to the members of the Zapata Special Committee, (ii) the structure of the Merger,
(iii) the tax consequences of the Merger, and (iv) the presentation by, and the opinion of, CS First Boston as described below.


     The foregoing discussion of the information and factors considered and given weight by the Zapata Special Committee is not intended to be exhaustive but is believed to include all material factors. In reaching its determination to approve and recommend the Merger, the Zapata Special Committee did not assign any relative or specific weights to the foregoing factors that were considered, and individual directors may have given differing weights to different factors. THE ZAPATA SPECIAL COMMITTEE, HOWEVER, UNANIMOUSLY RECOMMENDS THAT ZAPATA STOCKHOLDERS VOTE TO APPROVE THE MERGER PROPOSAL. ZAPATA'S STOCKHOLDERS ARE URGED TO CAREFULLY REVIEW THE FACTORS DISCUSSED IN "RISK FACTORS--UNCERTAINTIES RELATING TO HOULIHAN'S BUSINESS" AND "--CONTROL BY THE GLAZER GROUP FOLLOWING THE MERGER" IN CONNECTION WITH EVALUATING AND VOTING ON THE MERGER PROPOSAL.


HOULIHAN'S REASONS FOR THE MERGER; RECOMMENDATION

     In reaching its determination to approve the Merger Agreement and the Merger, the Houlihan's Special Committee consulted with Houlihan's management, as well as its legal counsel and financial advisers, and considered many factors, including, without limitation, the following:


          1. DLJ rendered an opinion to the Houlihan's Special Committee that the Merger Consideration to be received by the holders of Houlihan's Common Stock other than the Glazer Group is fair to such stockholders from a financial point of view. In addition, the Houlihan's Special Committee believed that it was unlikely that another buyer would offer the holders of Houlihan's Common Stock a higher price for their shares based upon recent market conditions for sales of restaurant companies comparable to Houlihan's and the reaction of the market within the one-month period following public announcement of the Merger and preceding the execution of the Merger Agreement.



          2. The Houlihan's Special Committee believed that the Merger was structured in an attractive manner to stockholders of Houlihan's because of the availability of an option to elect to receive all cash in the Merger, and thereby receive cash for their shares of Houlihan's Common Stock in an amount that would substantially exceed current market prices, or alternatively to elect to receive shares of Zapata Common Stock which the Houlihan's Special Committee believed would have greater liquidity than shares of Houlihan's Common Stock because of the greater public float of Zapata Common Stock compared with Houlihan's Common Stock and because of the listing of the Zapata Common Stock on the NYSE.



          3. Following the Merger, Houlihan's will become part of a larger company which the Houlihan's Special Committee believed offered greater financial resources and flexibility, competitive strengths and business opportunities than would be possible for Houlihan's alone. The Houlihan's Special Committee thus believed the Merger provided the holders of Houlihan's Common Stock electing to receive shares of Zapata Common Stock better long-term prospects than if they continued to hold their shares of Houlihan's Common Stock. In reaching this conclusion, the Houlihan's Special Committee believed that the benefits of the Merger outweighed risks associated with Zapata's lack of experience in the food services industry based in part on the capabilities of Houlihan's management, which is expected to remain in place following the Merger.



          4. In connection with the Merger, Houlihan's existing credit facility will be refinanced. The Houlihan's Special Committee believed that Houlihan's would benefit from new financing which it expected would increase the ability of Houlihan's to pursue future growth through the expansion of existing restaurant concepts and the development of new or complementary restaurant concepts and businesses. The Houlihan's Special Committee also believed that the holders of Houlihan's Common Stock benefitted from the elimination, as a result of the Merger, of risks associated with the refinancing of Houlihan's existing credit facility, a substantial portion of which matures within one year.



          5. Based upon assessments by Houlihan's management and the Houlihan's Special Committee's advisers of other strategic alternatives available to Houlihan's, such as debt and equity offerings in the capital markets and acquisitions, and Houlihan's prior lack of success in pursuing such alternatives, the Houlihan's Special Committee believed that the Merger was the best strategic alternative currently available to maximize the return to Houlihan's stockholders.



     In approving the Merger and the Merger Agreement, the Houlihan's Special Committee did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision-making process, although individual directors may have given one or more factors more weight than other factors.


     THE HOULIHAN'S SPECIAL COMMITTEE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF HOULIHAN'S VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

OPINION OF CS FIRST BOSTON

     CS First Boston has acted as exclusive financial adviser to the Zapata Special Committee in connection with the Merger and has assisted the Zapata Special Committee in its examination of the fairness, from a financial point of view, of the Merger Consideration to be paid by Zapata.

     On June 4, 1996, CS First Boston delivered its oral opinion to the Zapata Special Committee (subsequently confirmed in writing as of such date) to the effect that as of such date and based upon and subject to certain matters stated therein, the consideration to be paid by Zapata in the Merger is fair to Zapata from a financial point of view. The full text of CS First Boston's written opinion dated June 4, 1996, which sets forth the assumptions made, matters considered and limitations on review undertaken, is attached as Appendix B to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. CS First Boston's opinion is directed to the Zapata Special Committee and the fairness of the consideration to be paid by Zapata in the Merger from a financial point of view and does not address any other aspect of the Merger or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Zapata Annual Meeting. The summary of the opinion of CS First Boston set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In connection with its opinion, CS First Boston reviewed the Merger Agreement and certain publicly available business and financial information relating to Zapata and Houlihan's. CS First Boston also reviewed certain other information, including financial forecasts, provided to CS First Boston by Zapata and Houlihan's and met with the respective managements of Zapata and Houlihan's to discuss the businesses and prospects of Zapata and Houlihan's. CS First Boston also considered certain financial and stock market data of Zapata and Houlihan's and compared that data with similar data for other publicly held companies in businesses similar to those of Zapata and Houlihan's and considered, to the extent publicly available, the financial terms of certain other business combinations that have recently been effected. CS First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that CS First Boston deemed relevant.

     In connection with its review, CS First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CS First Boston and relied upon its being complete and accurate in all material respects. With respect to the financial forecasts, CS First Boston assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Zapata and Houlihan's as to the future financial performance of Zapata and Houlihan's. In addition, CS First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Zapata or Houlihan's, nor was CS First Boston furnished with any such evaluations or appraisals. CS First Boston's opinion was necessarily based on information available to it and financial, stock market and other conditions as they existed and could be evaluated on the date of its opinion. CS First Boston expressed no opinion as to what the value of the Zapata Common Stock actually would be when issued to Houlihan's stockholders pursuant to the Merger or the prices at which the Zapata Common Stock would trade subsequent to the Merger. Although CS First Boston evaluated the Merger Consideration from a financial point of view, CS First Boston was not requested to, and did not, recommend the specific consideration payable in the Merger. No other limitations were imposed by the Zapata Special Committee on CS First Boston with respect to the investigations made or procedures followed by CS First Boston in rendering its opinion.

     In preparing its opinion for the Zapata Special Committee, CS First Boston performed a variety of financial and comparative analyses, including those described below. The summary of CS First Boston's analyses set forth below does not purport to be a complete description of the analyses underlying CS First Boston's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description.

     In arriving at its opinion, CS First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CS First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and its opinion. In its analyses, CS First Boston made numerous assumptions with respect to Zapata, Houlihan's, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Zapata and Houlihan's. No company, transaction or business used in such analyses as a comparison is identical to Zapata, Houlihan's or the Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     The following is a summary of the material analyses performed by CS First Boston and presented to the Zapata Special Committee:

     Comparable Company Analysis. CS First Boston reviewed and compared certain actual and forecasted financial, operating and stock market information of Houlihan's to selected publicly traded casual dining restaurant companies considered by CS First Boston to be reasonably comparable to Houlihan's. These companies included Applebee's International Inc., Brinker International Inc., Chart House Enterprises, Inc., Darden Restaurants Inc., Outback Steakhouse Inc., and Ruby Tuesday Inc. (collectively the "Comparable Companies"). CS First Boston calculated a range of market multiples for the Comparable Companies by dividing the market capitalization (total common shares outstanding plus "in the money" exercisable options multiplied by the closing market price per share on May 17, 1996 plus latest reported total debt, capitalized leases, preferred stock and minority interest, minus cash and cash equivalents and option proceeds, the "Market Capitalization") of each of the Comparable Companies by such company's sales, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). In addition, CS First Boston derived multiples of equity value relative to net income and book value. Such multiples were calculated for the latest four quarters ("LTM") as reported in publicly available information and the 1996 fiscal year on the basis of estimates of selected investment banking firms. This analysis indicated that the median LTM multiples of sales, EBITDA, EBIT, net income and book value for the Comparable Companies were 1.0x, 7.2x, 14.8x, 20.4x and 1.9x, respectively, and the median fiscal 1996 multiples of sales, EBITDA, EBIT, net income and book value for the Comparable Companies were 0.7x, 6.0x, 11.8x, 17.7x and 1.0x, respectively. CS First Boston subsequently derived the appropriate multiple range for Houlihan's by comparing Houlihan's business and performance to those of the Comparable Companies (specifically considering operating performance, dining concept and growth profile). CS First Boston determined that the relevant ranges of multiples for the 1996 fiscal year derived from the Comparable Companies were: (i) sales: 0.4x -- 0.5x; (ii) EBITDA: 4.0x -- 5.0x; (iii) EBIT:
7.5x -- 9.5x; (iv) net income: 10.0x -- 14.0x; and (v) book value: 0.8x -- 1.1x.
CS First Boston then calculated an imputed valuation range of Houlihan's by applying results for Houlihan's for fiscal year 1996 to the multiples derived from its analysis of the Comparable Companies. This analysis resulted in an enterprise value reference range for Houlihan's of $137.5 million to $157.5 million. This reference range was then adjusted for non-operating assets and liabilities including (i) total debt of $88.9 million as of March 25, 1996; (ii) cash and cash equivalents of $15.6 million as of March 25, 1996; and (iii) proceeds of $0.7 million from the assumed exercise of the options outstanding as of March 25, 1996 (collectively, the "Corporate Adjustments") to yield an equity value reference range that was then divided by 10,116,012 fully diluted shares of Houlihan's Common Stock (including 118,000 shares issuable upon exercise of options) outstanding as of March 25, 1996 to yield an equity value reference range for Houlihan's of $6.41 to $8.38 per share.

     Comparable Transaction Analysis. Using publicly available information, CS First Boston analyzed the purchase prices and multiples paid or proposed to be paid in selected merger or acquisition transactions in the restaurant industry that occurred between 1986 and 1996 including: Family Restaurant, Inc./Flagstar Companies, Inc.; Restaurant Enterprises Group, Inc./Investor Group; Sizzler Restaurants Inc./Collins Foods International; Foodmaker Inc./Investor Group; Rusty Pelican Restaurants, Inc./Paragon Restaurant Group Inc.; Restaurant Enterprises Group, Inc./Investor Group; and Ponderosa Inc./ Investor Group (the "Comparable Transactions"). CS First Boston selected these acquisitions based on the comparability of businesses conducted by the acquired company to that of Houlihan's. CS First Boston calculated the adjusted purchase price (purchase price plus total assumed debt less acquired cash) as a multiple of sales, EBITDA and EBIT. In addition, CS First Boston calculated the equity value as a multiple of net income and book value. Such multiples were calculated for the four quarters immediately preceding the announcement of the acquisition of such company. CS First Boston determined that the relevant ranges of multiples derived from the Comparable Transactions were (i) sales: 0.6x -- 0.7x; (ii)
EBITDA: 5.0x -- 6.0x; (iii) EBIT: 10.0x -- 12.0x; (iv) net income:
16.0x -- 19.0x; and (v) book value: 1.1x -- 1.3x. CS First Boston then calculated an imputed valuation range of Houlihan's by applying historical results for the four quarters immediately preceding the announcement of the transaction to the multiples derived from its analysis of the Comparable Transactions. Using such information, CS First Boston derived an enterprise value reference range for Houlihan's of $145.0 million to $165.0 million. This reference range was then adjusted for the Corporate Adjustments and then divided by 10,116,012 fully diluted shares of Houlihan's Common Stock (including 118,000 shares issuable upon exercise of options) outstanding as of March 25, 1996 to yield an equity value reference range for Houlihan's of $7.15 to $9.12 per share.

     Discounted Cash Flow Analysis. CS First Boston performed a discounted cash flow analysis of the projected cash flows of Houlihan's for the periods 1996 through 2005 based in part upon certain operating and financial assumptions, forecasts and other information provided by management of Houlihan's. Using the financial information set forth by management, CS First Boston calculated estimated free cash flows based on forecasted unleveraged net income (earnings before interest and after taxes) adjusted for: (i) certain forecasted non-cash items (i.e., depreciation and amortization); (ii) forecasted capital expenditures; and (iii) forecasted non-cash working capital investment. CS First Boston subsequently discounted the stream of free cash flows provided in such forecast back to January 1, 1996 using discount rates ranging from 12.5% to 13.5%. To estimate the residual value of Houlihan's at the end of the forecast period, CS First Boston applied a range of terminal multiples of 5.0x to 5.5x to the forecasted fiscal year 2005 EBITDA and discounted such value estimates back to January 1, 1996 using discount rates ranging from 12.5% to 13.5%. The range of discount rates was selected based on a variety of factors, including analysis of the estimated cost of capital and capital structures for companies operating in businesses similar to that in which Houlihan's operates, and the range of terminal year multiples was selected based on the trading multiples for such companies. CS First Boston then summed the present values of the free cash flows and the present values of the residual value to derive an enterprise value reference range for Houlihan's of approximately $137.5 million to $157.5 million. This reference range was then adjusted for the Corporate Adjustments and then divided by 10,116,012 fully diluted shares of Houlihan's Common Stock (including 118,000 shares issuable upon exercise of options) outstanding as of March 25, 1996 to yield an equity value reference range for Houlihan's of $6.41 to $8.38 per share.

     Relative Contribution Analysis. CS First Boston analyzed the contribution of Houlihan's to the sales, EBITDA, EBIT, net income, enterprise value and equity value of Zapata following the Merger and compared it to the contribution of Zapata as currently constituted. This analysis was based upon historical results of Houlihan's and Zapata for their respective latest four quarters and financial forecasts for Houlihan's 1996 fiscal year provided by the management of Houlihan's and for Zapata's 1996 fiscal year provided by the management of Zapata. The enterprise value of Houlihan's was assumed to be equal to the number of Houlihan's shares outstanding multiplied by $8.00, increased by the Corporate Adjustments. The equity value of Houlihan's was assumed to be equal to the number of Houlihan's shares outstanding multiplied by $8.00. This analysis indicated that, for Zapata's latest four quarters and 1996 fiscal year, Houlihan's would make a contribution in excess of Houlihan's relative enterprise value and equity value.

     Pro Forma Effect on Zapata Earnings Per Share. CS First Boston also analyzed certain pro forma effects resulting from the Merger on the forecasted earnings per share ("EPS") of Zapata for its 1996 and 1997 fiscal years, based on financial forecasts provided by Houlihan's management for Houlihan's 1996 and 1997 fiscal years and financial forecasts provided by Zapata's management for Zapata's 1996 and 1997 fiscal years. CS First Boston was advised by the management of Zapata that the Merger will be accounted for as a "purchase" under generally accepted accounting principles. This analysis indicated that the Merger would be accretive to the EPS of Zapata for its 1996 and 1997 fiscal years.

     Other Factors and Analyses. In the course of preparing its opinion, CS First Boston performed certain other analyses and reviewed certain other matters, including, among other things, (i) trading characteristics of Houlihan's and Zapata, (ii) financing considerations relating to the Merger and
(iii) pro forma capitalization of the combined company.

     CS First Boston is an internationally recognized investment banking firm and, as a part of its investment banking business, CS First Boston is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Zapata Special Committee selected CS First Boston as its financial adviser because of CS First Boston's experience and expertise.

     Pursuant to the terms of CS First Boston's engagement, Zapata has agreed to pay CS First Boston for its services in connection with the Merger fees payable as follows: (i) a financial advisory fee of $300,000, payable upon delivery by CS First Boston of a presentation to the Zapata Special Committee; and (ii) an opinion fee of $700,000, payable upon delivery of the opinion. Zapata also has agreed to reimburse CS First Boston for its out-of-pocket expenses, including the fees and expenses of legal counsel and any other adviser retained by CS First Boston, and to indemnify CS First Boston and certain related entities against certain liabilities, including liabilities under the federal securities laws.

     In the ordinary course of business, CS First Boston and its affiliates may actively trade the equity securities of Zapata and Houlihan's for their own account and for accounts of customers and, accordingly, may at any time hold a long or short position in such securities. CS First Boston may in the future provide financial advisory services to Zapata unrelated to the proposed Merger, for which services CS First Boston will receive compensation.

     A COPY OF THE WRITTEN OPINION OF CS FIRST BOSTON, DATED JUNE 4, 1996, IS ATTACHED HERETO AS APPENDIX B. ZAPATA'S STOCKHOLDERS ARE URGED TO READ THE CS FIRST BOSTON OPINION CAREFULLY IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED, SCOPE AND LIMITS OF THE REVIEW AND PROCEDURES FOLLOWED BY CS FIRST BOSTON IN CONNECTION WITH SUCH OPINION.

OPINION OF DLJ

     In its role as financial adviser to Houlihan's Special Committee, DLJ was asked to render an opinion to the Houlihan's Special Committee as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of Houlihan's other than Malcolm I. Glazer and persons affiliated with Malcolm I. Glazer ("minority stockholders"), pursuant to the Merger. On June 4, 1996, DLJ issued to the Houlihan's Special Committee its written opinion (the "DLJ Opinion") that, based upon and subject to the provisions set forth in such opinion, the consideration to be received by the minority stockholders pursuant to the Merger is fair to the minority stockholders from a financial point of view.

     A COPY OF THE WRITTEN DLJ OPINION IS ATTACHED HERETO AS APPENDIX C. HOULIHAN'S STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION CAREFULLY IN ITS ENTIRETY FOR ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ IN CONNECTION WITH SUCH OPINION.

     The Houlihan's Special Committee selected DLJ as its financial adviser because DLJ is a nationally recognized investment banking firm that has substantial experience in the restaurant industry and is familiar with Houlihan's and its business. In addition, DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     The DLJ Opinion was prepared for the Houlihan's Special Committee and is directed only to the fairness of the consideration to be received by the minority stockholders from a financial point of view. The DLJ Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Houlihan's Special Meeting nor does it constitute an opinion as to the price at which the Zapata Common Stock or Houlihan's Common Stock will actually trade at any time. The Merger was negotiated at arm's-length by the Houlihan's Special Committee and the Zapata Special Committee. No restrictions or limitations were imposed by Houlihan's upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ Opinion. The Houlihan's Special Committee requested that DLJ not solicit, and DLJ did not solicit, the interest of any other party.

     In arriving at its opinion, DLJ reviewed the Merger Agreement. DLJ also reviewed financial and other information that was publicly available or furnished to it by or on behalf of Houlihan's and Zapata, including information provided during discussions with their respective managements, and (i) consolidated financial statements and other information of Houlihan's for the fiscal years 1991 through 1995 and (ii) consolidated financial statements and other information of Zapata for the fiscal years 1993 through 1995. Included in the information provided were certain financial projections for Houlihan's for the years 1996 to 2001 prepared by the management of Houlihan's. In addition, DLJ compared certain financial and securities data of Houlihan's with selected companies whose securities are traded in public markets; reviewed the historical stock prices and trading volumes of Houlihan's Common Stock and Zapata Common Stock; reviewed prices and premiums paid in certain other selected business combinations; and performed a discounted cash flow analysis of Houlihan's and Zapata's continuing operations. DLJ also reviewed with the managements of Houlihan's and Zapata the assumptions on which its analyses were based and other factors, including historical and projected financial results of such companies. DLJ also conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

     In rendering the DLJ Opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, and that was provided to it by Houlihan's and Zapata or their respective representatives, or that was otherwise reviewed by it. With respect to the financial projections supplied to DLJ, it assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Houlihan's as to the future operating and financial performance of Houlihan's. DLJ has not assumed any responsibility for making any independent evaluation of Houlihan's assets or liabilities or for making an independent verification of any of the information reviewed by DLJ. DLJ has relied as to various legal matters on advice of counsel to Houlihan's and the Houlihan's Special Committee.

     The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the DLJ Opinion. It should be understood that, although subsequent developments may affect its opinions, DLJ has not updated, reviewed or reaffirmed, and has no obligation to update, review or reaffirm, the DLJ Opinion.

     The following is a summary of factors considered and financial analyses performed that were included in a presentation to the Houlihan's Special Committee.

     Analysis of Certain Other Publicly Traded Companies. DLJ compared selected historical share prices, earnings, and operating and financial ratios for Houlihan's to the corresponding data and ratios of certain other companies whose securities are publicly traded, which companies were selected for comparison because as a group they possess business, operating and financial characteristics that are generally representative of companies in the industry in which Houlihan's operates. The selected companies were: Applebee's International, Inc.; Brinker International, Inc.; Chart House Enterprises, Inc.; Darden Restaurants, Inc.; Ground Round Restaurants, Inc.; Lone Star Steakhouse & Saloon, Inc.; Ruby Tuesday, Inc.; Sizzler International, Inc. and Vicorp Restaurants, Inc. (the "Public Comparables"). Such data and ratios included Enterprise Value (defined as the product of the stock price and total shares outstanding plus Net Debt (debt and preferred stock less cash and cash equivalents)) as a multiple of gross revenue, EBITDA for the latest reported twelve months ("LTM"), and as a multiple of projected EBITDA for 1996, and the growth rates of revenues, net income and earnings per share for the three most recent fiscal years and operating margins for the latest reported twelve months. Additional ratios examined included the ratios of current stock prices to LTM net income and projected calendar year 1996 net income (determined on the basis of estimates provided by selected investment banking firms). This analysis indicated that the average multiples of Enterprise Value to LTM Revenues, LTM EBITDA and projected calendar year 1996 EBITDA were 1.0x, 9.0x and 7.9x, respectively. The average multiples of equity value to LTM net income and projected calendar year 1996 net income were 20.1x and 17.1x, respectively. DLJ derived the valuation range for Houlihan's by concentrating on net income multiples, which DLJ determined to be the most relevant basis for valuing publicly traded restaurant companies, and by comparing Houlihan's businesses and performance to the Public Comparables (with particular emphasis on recent historical results of operations and margins, age and viability of underlying restaurant concepts and prospects for future growth). DLJ determined that the relevant range of projected calendar year 1996 net income multiples was 8.6x to 17.1x. DLJ then calculated the imputed valuation ranges for Houlihan's by applying these multiples to Houlihan's projected calendar year 1996 net income, which yielded a range of equity values for Houlihan's of $4.74 to $9.42 per share.

     Control Premium Analysis. DLJ also prepared a comparison of the value per share of Houlihan's Common Stock to be received in the Merger of $8.00 to the implied price per share of Houlihan's Common Stock based on a per share price of Houlihan's Common Stock of $5.00 and the LTM high and low prices per share of $10.00 and $3.75, and assumed control premiums of 25%, 35% and 45%. By multiplying the price per share times the applicable control premium, DLJ arrived at a range of implied prices of $6.25 to $7.25 based on a price per share of $5.00, a range of implied prices of $12.50 to $14.50 based on the LTM high price per share of $10.00, and a range of implied prices of $4.69 to $5.44 based on the LTM low price per share.

     Transaction Analysis. DLJ reviewed publicly available information for selected transactions completed since February 1988 involving the combination of restaurant companies. The comparative transactions reviewed (the "Comparative Transactions") included 30 transactions that were proposed or completed during the period. The Comparative Transactions selected are not intended to represent a complete list of restaurant company transactions that have occurred during the last nine years; rather, they include only transactions involving combinations of companies with operating size or financial performance characteristics believed to be comparable to Houlihan's characteristics. DLJ reviewed the consideration paid in such transactions in terms of the Equity Purchase Price (offer price per share multiplied by total common shares outstanding) plus total debt less cash and cash equivalents ("Adjusted Purchase Price") as a multiple of gross revenue, EBITDA and EBIT. For the Comparative Transactions, the average ratios of Adjusted Purchase Price to LTM revenues, LTM EBITDA and LTM EBIT were 1.0x, 7.4x and 14.2x, respectively, while the average ratio of Equity Purchase Price to LTM net income was 25.0x. DLJ determined that multiples of LTM EBITDA provided the most relevant measure for evaluating the Comparative Transactions. DLJ concluded that the relevant range of LTM EBITDA multiples was 5.2x to 5.8x. DLJ then calculated the imputed valuation ranges for Houlihan's by applying its LTM EBITDA to the relevant multiple ranges. This analysis yielded a range of Enterprise Values for Houlihan's of $160.9 to $179.5 million, which results in an equity value range of $8.72 to $10.58 per share after subtracting approximately $73.7 million in net debt.

     Discounted Cash Flow Analysis. DLJ also performed a discounted cash flow analysis of Houlihan's using a weighted average cost of capital approach and an internal rate of return approach. In conducting this analysis, DLJ relied on certain assumptions, financial forecasts and other information provided by Houlihan's management. Using the information set forth in the Houlihan's forecast, DLJ calculated the estimated "Free Cash Flow" based on projected unleveraged operating income adjusted for: (i) taxes; (ii) certain projected non-cash items (e.g., depreciation and amortization); (iii) projected changes in non-cash working capital; and (iv) projected capital expenditures.

     Using the weighted average cost of capital approach, DLJ analyzed Houlihan's forecast and discounted the stream of free cash flows from fiscal year 1996 to fiscal year 2000 provided in such projections back to January 1, 1996 using discount rates ranging from 11% to 15%. To estimate the residual value of Houlihan's at the end of the forecast period, DLJ applied terminal multiples of 4.5x to 6.0x to the projected fiscal year 2000 EBITDA and discounted such value back to January 1, 1996 using discount rates ranging from 11% to 15%. DLJ then summed the present value of the free cash flows and the present value of the residual value to derive a range of implied enterprise values for Houlihan's of $134.5 million to $191.1 million. The range of implied enterprise values of Houlihan's was then adjusted for debt (net of cash and cash equivalents of $10.3 million) by deducting $73.7 million from implied Enterprise Value to yield an implied equity value of Houlihan's of $60.9 million to $117.5 million, which equates to an equity value of $7.10 to $10.33 per share (assuming a midpoint weighted average cost of capital of 13% and exit multiples ranging from 4.5x to 6.0x).

     Using the internal rate of return approach, DLJ assumed a buyer purchased Houlihan's for $6 to $10 per share, financing the transaction with $120 million of debt and the remainder in the form of new equity and the assumption of certain liabilities. To estimate the terminal value of Houlihan's at the end of fiscal year 2000, DLJ applied exit multiples of 4.5x to 6.0x Houlihan's projected fiscal year 2000 EBITDA. This analysis resulted in an implied internal rate of return to the buyer in a range from 10.6% to 53.0%. DLJ did not attribute to the results of this methodology a meaningful degree of importance because consummating a $120 million financing on favorable terms would be difficult in light of the current financing environment for leveraged purchases of restaurant companies.

     Zapata Analysis. DLJ prepared a summary valuation of Zapata Common Stock. The valuation was based on a discounted cash flow analysis for Zapata Protein and a liquidation methodology for Zapata's remaining assets. The valuation indicated an equity value range for Zapata Common Stock of $4.03 to $5.99 per share.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an inadequate view of the evaluation process underlying its opinion. In performing the analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other markets. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Pursuant to the terms of an engagement letter dated December 1, 1995, Houlihan's has agreed to pay DLJ a retainer of $100,000, a fee of $400,000 upon the delivery of the DLJ Opinion and an additional fee to be paid upon consummation of the Merger equal to 0.55% of the total consideration to be paid by Zapata in connection with the acquisition of Houlihan's (including the assumption or refinancing of any debt), less the amounts paid with respect to the retainer and fairness opinion fees. Houlihan's has also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

     In the ordinary course of business, DLJ actively trades public securities, which may include both Houlihan's and Zapata's securities, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPERATIONS FOLLOWING THE MERGER

     Zapata expects that, following the Merger, Houlihan's will be operated as a subsidiary managed substantially independently of Zapata's other operations. Its headquarters are expected to remain in Kansas City, Missouri. Upon the effectiveness of the Merger, it is expected that the present management of Houlihan's will continue as management of the Zapata subsidiary that will be the surviving corporation in the Merger.

     Zapata intends to continue to pursue future acquisition opportunities in the food services business. It expects to retain its corporate headquarters in Houston, Texas following the Merger, but may consider relocating its headquarters at a later date depending on the course of future development of Zapata's business.


     Two members of the Board of Directors of Houlihan's, Frederick R. Hipp and Warren Gfeller, will be added to the Zapata Board of Directors upon the effectiveness of the Merger, and William W. Moreton, currently Executive Vice President and Chief Financial Officer of Houlihan's, will be appointed as an Executive Vice President and the Chief Financial Officer of Zapata.


     Following consummation of the Merger, Zapata expects to evaluate whether to engage Coopers & Lybrand L.L.P., the firm of independent public accountants that currently audits Zapata's consolidated financial statements, or some other firm to report on its consolidated financial statements for the year ended September 30, 1996. Accordingly, no proposal for ratification of a firm of independent accountants to act in such capacity is being presented at the Zapata Annual Meeting. Zapata has not had any disagreements with Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Zapata Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     As a result of Zapata's transitional status, an investment in Zapata Common Stock is subject to uncertainties associated with how its business may evolve as it continues its program of redirecting its business.

     In accordance with its plan to redirect its business into the food services industry, Zapata plans to make future acquisitions. Such acquisitions may include acquisitions of additional interests in, or a combination with, Specialty, a company in which members of the Glazer Group own approximately 45% of the outstanding common stock. Zapata may also make purchases of the common stock of Envirodyne in addition to its existing position or may seek to acquire Envirodyne in a merger or other business combination transaction. Zapata can provide no assurance as to whether any such future acquisitions, or acquisitions of other companies in the food services business, can be accomplished, the timing or terms thereof (including the amount of cash or stock consideration that would be involved in any such transaction), or the degree to which other acquisitions in the food services industry can be successfully integrated with Zapata's other operations. Because Zapata has not historically had operations in the food services business, it will, at least initially, be substantially reliant on management expertise of Houlihan's and other companies it may acquire.

     Zapata has considered from time to time transactions that would involve its marine protein operations, including the acquisition of related businesses that would be combined with the marine protein operations and the sale or spin-off to its stockholders of these operations. R. C. Lassiter, a director of Zapata and Chairman of the Zapata Special Committee, is Chairman and Chief Executive Officer of Zapata Protein, Inc. and could leave Zapata and continue with the marine protein operations in case of their disposition by Zapata.


     Zapata is also considering the disposition of its Bolivian oil and gas operations.



     The percentage of the outstanding Zapata Common Stock owned by members of the Glazer Group will increase as a result of the Merger to as much as 49.9%. See "The Merger Agreement--Merger Consideration." An increase in the Glazer Group's ownership percentage of Zapata Common Stock to, or near to, 49.9% as a result of the Merger will in all likelihood cause Zapata to meet the stock ownership requirement for being subject to the personal holding company tax under Sections 541-47 of the Code. That requirement is met if, at any time during the last half of a taxable year of Zapata, more than 50% in value of its outstanding stock is owned, directly or indirectly, by five or fewer individuals. The personal holding company tax is a tax equal to 39.6% of the "undistributed personal holding company income" of either (i) an affiliated group of corporations calculated on a consolidated basis or (ii) in certain circumstances, each corporation in the group calculated on a separate company basis. Personal holding company income subject to the tax includes generally passive types of income, such as dividends, interest, rents and certain royalties. Such income is subject to the personal holding company tax only if 60% or more of the "adjusted ordinary gross income" (as defined in Section 543(b)(2) of the Code) of the affiliated group or separate member, as the case may be, is personal holding company income. Zapata believes that the latter requirement for taxability will not be met because of the character and amounts of the income expected to be earned and of the expenses expected to be incurred by the members of the Zapata affiliated group, and that liability for the personal holding company tax will thus be avoided entirely or limited to amounts that are not material.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Scope and Limitations.

     The following is a summary description of the material federal income tax consequences of the Merger that should be considered by Houlihan's stockholders in voting on the Merger and making the elections offered by the Agreement, but does not discuss the tax consequences, if any, to Houlihan's, Sub, Zapata stockholders or Zapata. Moreover, it does not describe the actual tax effect that any of such matters will have on a particular stockholder in light of his tax status and his other income, deductions and credits. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each Houlihan's stockholder is advised to consult a tax adviser as to the specific tax consequences of the Merger.


     Neither Houlihan's nor Zapata has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. Zapata has received an opinion from Baker & Botts, L.L.P., counsel for Zapata, as to certain material federal income tax consequences of the Merger to holders of the Houlihan's stock based upon certain customary factual representations made by both Zapata and Houlihan's, which are to be reaffirmed at the time of the Merger. The discussion set forth below is included for the general information of the Houlihan's stockholders only and is based upon that opinion and on the Code, as in effect on the date of this Joint Proxy Statement/Prospectus, without consideration of particular facts or circumstances of any holder of Houlihan's stock. The discussion may not be applicable with respect to shares acquired pursuant to the exercise of stock options or otherwise received as compensation. Such counsel's opinions are not binding on either the Internal Revenue Service (the "IRS") or any stockholder.


  Merger as a Reorganization.

     Based upon the factual representations of Houlihan's and Zapata, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The federal income tax consequences of the Merger to the Houlihan's stockholders will depend in part on the form of consideration they receive as described below.


  Stock Election -- Stock for Stock Only.


     A Houlihan's stockholder who receives only Zapata Common Stock in exchange for all shares of Houlihan's Common Stock actually owned by him will not recognize any gain or loss upon such exchange for federal income tax purposes. The tax basis in the shares of Zapata Common Stock received in such exchange will be equal to the basis he had in the shares of Houlihan's Common Stock surrendered therefor. The holding period of each share of Zapata Common Stock will include the holding period of the shares of the Houlihan's Common Stock surrendered therefor, provided that the Houlihan's Common Stock surrendered was held as a capital asset at the time of the exchange. See the discussion below for the tax consequences of the receipt of cash in lieu of fractional share interests of Houlihan's Common Stock.


  Default Consideration, Residual Election or Cash Election -- Stock for Stock and Cash.



     A Houlihan's stockholder who makes no election (and therefore receives the Default Consideration) or a Residual Election, or a Houlihan's stockholder who makes a Cash Election which is reduced pro rata to prevent the Glazer Group's stock ownership in Zapata from exceeding 49.9%, will receive both shares of Zapata Common Stock and cash in the Merger. In any such case, if such stockholder's adjusted basis in the shares of Houlihan's Common Stock surrendered in the transaction is less than the value, at the Effective Time, of the Zapata Common Stock plus the amount of cash received, such stockholder will recognize a gain on the transaction equal to the excess, if any, of the value, as of the Effective Time, of the Zapata Common Stock plus the amount of cash received over the adjusted basis of the shares of Houlihan's Common Stock surrendered in the transaction, but not in excess of the amount of cash received. No loss will be recognized by holders of Houlihan's Common Stock who receive both cash and Zapata Common Stock in the Merger. The basis of the Zapata Common Stock received in the exchange generally will be the same as the adjusted basis of the Houlihan's Common Stock surrendered, decreased by the amount of cash received and increased by the amount of gain or dividend income recognized, and the holding period of such Zapata Common Stock will include the period during which the Houlihan's Common Stock surrendered was held, assuming such Houlihan's Common Stock constituted a capital asset in the hands of the holder.


     In general, the determination of whether any gain recognized by a holder of Houlihan's Common Stock as a result of the Merger will constitute capital gain or dividend income will be made by reference to the rules set forth in Sections 356(a)(2) and 302 of the Code. Under Section 356(a)(2) of the Code, the Merger will be viewed as if all holders of Houlihan's Common Stock had received only Zapata Common Stock in the Merger and as if a portion of that stock had been immediately redeemed for the cash received in the Merger. Under Section 302 of the Code, all of the cash representing gain recognized to a holder of Houlihan's Common Stock on the exchange will be taxed as capital gain if the deemed redemption from such holder is a "substantially disproportionate redemption" of the stock with respect to the holder or is "not essentially equivalent to a dividend." These determinations will be made by taking into account the stock ownership attribution rules of Section 318 of the Code. If neither of the redemption tests described above is satisfied, a Houlihan's stockholder generally will be treated as having received a dividend equal to the lesser of the amount of such stockholder's recognized gain or his ratable share of the accumulated earnings and profits of Houlihan's. The Internal Revenue Service could assert, however, that such stockholder should be treated as having received a dividend equal to the lesser of the stockholder's recognized gain or his ratable share of the combined accumulated earnings and profits of Zapata and Houlihan's. Because the determination of whether a payment will be treated as having the effect of a distribution of a dividend will generally depend upon the facts and circumstances of each Houlihan's stockholder, the Houlihan's stockholders are strongly advised to consult their own tax advisers regarding the tax treatment of cash received in the Merger.



  Cash Election or Exercise of Dissenters' Rights -- Stock for Cash Only.


     A Houlihan's stockholder who receives only cash pursuant to a Cash Election that is not reduced pro rata to prevent the Glazer Group's stock ownership in Zapata from exceeding 49.9%, or pursuant to the exercise of dissenter's rights, for his shares of Houlihan's Common Stock will recognize capital gain or loss as to each share measured by the difference between his tax basis in such share and the amount of cash received in exchange therefor, provided that the Houlihan's Common Stock was a capital asset in his hands, and provided that he does not own any Zapata Common Stock immediately after the Merger actually or constructively. If a former holder of Houlihan's Common Stock does own shares of Zapata Common Stock, actually or constructively, immediately after the Merger, then such holder may be subject to the deemed redemption rules described above in the preceding section, and may be required to recognize all or some portion of the cash received to be taxable as a dividend and, if a loss is incurred on such exchange, such holder may be unable to recognize such loss.

  Cash Received for Fractional Shares.

     No fractional shares of Zapata Common Stock will be issued pursuant to the Merger. A stockholder who receives cash in lieu of a fractional share of Zapata Common Stock will be treated as having received such fractional share and then as having received cash in redemption of the fractional interest, subject to the provisions of Section 302 of the Code pursuant to which the holder generally will recognize capital gain or loss equal to the difference between the basis for the fractional share of Zapata Common Stock and the cash received on its sale.

  Backup Withholding.

     Houlihan's stockholders will be required properly to provide, as described in the Form of Election and Letter of Transmittal, their social security number or other taxpayer identification number, or in some instances certain other information, to the Exchange Agent in order to avoid the "backup withholding" requirements that might otherwise apply.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     Malcolm I. Glazer and other members of the Glazer Group own beneficially 10,395,384 shares of Zapata Common Stock (approximately 35.2% of the outstanding shares) and 7,325,815 shares of Houlihan's Common Stock (approximately 73.3% of the outstanding shares). Malcolm I. Glazer and members of his family occupy two of the five positions on the Zapata Board of Directors and five of the seven positions of the Board of Directors of Houlihan's. Although the Boards of Directors of Zapata and Houlihan's have each formed a special committee to negotiate and otherwise act in connection with the Merger, stockholders should be aware that, by virtue of such ownership, Malcolm I. Glazer and other members of the Glazer Group have interests different from stockholders of the respective companies generally. Because of the greater percentage ownership of the Glazer Group in the Houlihan's Common Stock than in the Zapata Common Stock, the Glazer Group would derive greater benefit from terms of the Merger (including the consideration to be paid in exchange for Houlihan's Common Stock) considered to favor Houlihan's than from such terms considered to favor Zapata. The Standstill Agreement provides for certain restrictions on the acquisition, disposition and voting of, and other matters relating to, Zapata Common Stock by Malcolm I. Glazer and other members of the Glazer Group, which restrictions are not applicable to other holders of Zapata Common Stock.

     In considering the recommendation of the Houlihan's Special Committee with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should also be aware that certain members of the Board of Directors of Houlihan's and the management of Houlihan's (including members of the Houlihan's Special Committee) may have interests in the Merger that are in addition to the interests of stockholders of Houlihan's generally (including, without limitation, accelerated vesting of options and, in the case of certain officers, termination benefits triggered by the Merger and, in the case of one officer, an employment agreement to be entered into with Zapata as a condition to consummation of the Merger). The Houlihan's Special Committee was aware of these interests and considered them, among other factors, in approving the Merger.

IRREVOCABLE PROXY AND STANDSTILL AGREEMENT

  Irrevocable Proxy


     In accordance with the terms of the Standstill Agreement, Malcolm I. Glazer has delivered to the members of the Zapata Special Committee an irrevocable proxy dated June 4, 1996 ("Irrevocable Proxy"). Under the terms of the Irrevocable Proxy, the members of the Zapata Special Committee are authorized to vote all of the shares of Zapata Common Stock held by him individually and as trustee of the Malcolm Glazer Trust with respect to the issuance of Zapata Common Stock in connection with the Merger. The Irrevocable Proxy is valid until the first to occur of (i) the adjournment of the Zapata Annual Meeting at which the Merger Proposal is considered by the stockholders of Zapata or (ii) Zapata's publicly announced abandonment of the Merger.



     On June 13, 1996, a majority of the members of the Zapata Special Committee met and determined to vote the shares of Zapata Common Stock subject to the Irrevocable Proxy in accordance with the vote of a majority of Zapata stockholders present and voting at the meeting (other than shares held by the Glazer Group) such that (i) if a majority of the shares present and voting at the Zapata Annual Meeting (other than shares held by the Glazer Group) are voted in favor of the Merger Proposal, all shares subject to the Irrevocable Proxy will be voted in favor of the Merger Proposal, and (ii) if a majority of the shares present and voting at the Zapata Annual Meeting (other than shares held by the Glazer Group) are voted in opposition to the Merger Proposal, all shares subject to the Irrevocable Proxy will be voted in opposition to the Merger Proposal.


  Standstill Agreement

     On April 30, 1996, Zapata and Malcolm I. Glazer entered into the Standstill Agreement, which, among other things, contains certain restrictions on acquisitions, sales and voting of Zapata Common Stock by members of the Glazer Group during the term of the Standstill Agreement.


     Under the Standstill Agreement, Malcolm I. Glazer has agreed, on behalf of himself and other members of the Glazer Group, not to increase his beneficial ownership of voting securities of Zapata beyond 49.9% of Zapata's outstanding voting securities, unless, among other things, such increases are approved by a majority of the Zapata Board of Directors (excluding members of the Glazer family) or are made in response to a tender offer or similar proposal by others to acquire more than 20% of Zapata's outstanding voting securities. Malcolm I. Glazer may also exceed the 49.9% limitation if a holder of greater than 5% of Zapata's outstanding voting securities discloses an intent to acquire control of Zapata.

     Pursuant to the terms of the Standstill Agreement, Malcolm I. Glazer has agreed that, so long as the Standstill Agreement remains in effect, he will take, and he will cause the other members of the Glazer Group to take, such action as may be necessary to assure that at all times (i) at least three members of the Zapata Board of Directors are not members of the Glazer family and (ii) a majority of the members of the Zapata Board of Directors are not members of the Glazer family.



     In addition, so long as the Standstill Agreement remains in effect, Malcolm
I. Glazer will have a right of first purchase to maintain his proportionate ownership position in Zapata. Conversely, the Standstill Agreement provides that Zapata has a right to acquire any voting securities sought to be transferred by the Glazer Group. Malcolm I. Glazer is permitted under the Standstill Agreement to sell his voting securities free of Zapata's right of first refusal in a number of circumstances, including sales or transfers to purchasers that agree to be bound by the terms of the Standstill Agreement, pursuant to a public distribution, in response to a tender offer by an unaffiliated third party for at least 14.9% of Zapata's outstanding voting securities, in connection with certain corporate reorganizations or upon conversion, exchange or exercise of outstanding securities. The Standstill Agreement prohibits Zapata from soliciting proposals for the acquisition of Zapata so long as the Glazer Group holds more than 9.9% of Zapata's outstanding voting securities; however, Zapata has reserved the right to respond to unsolicited proposals from other parties.



     If the Zapata Board of Directors decides to pursue a combination between Zapata and any entity in which the Glazer Group owns 15% or more of the voting equity (such as Houlihan's), the Zapata Board of Directors is required under the Standstill Agreement to appoint a special committee to negotiate and approve the transaction. In the event of a proposed acquisition of any such entity controlled by Malcolm I. Glazer, Malcolm I. Glazer has agreed to grant to the members of the special committee an irrevocable proxy to vote all of Glazer's Zapata shares in such manner as a majority of the committee members may determine.


     The Standstill Agreement terminates upon, among other events, the first to occur of 18 months after Zapata's acquisition of Houlihan's, Zapata's announcement that it does not intend to acquire Houlihan's, the acquisition by another party of securities representing 20% or more of the voting power attributable to Zapata's outstanding capital stock, a breach of the Standstill Agreement by Zapata, or Malcolm I. Glazer's acquisition of more than 50% of Zapata's outstanding voting securities in accordance with the terms of the Standstill Agreement. In the event that Zapata announces its intention to acquire another entity controlled by Malcolm I. Glazer prior to the expiration of the Standstill Agreement, the Standstill Agreement's term will be automatically extended until the first to occur of 18 months after the acquisition of such entity or Zapata's announcement that it does not intend to acquire such entity.

REGULATORY APPROVALS


     Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and specified waiting period requirements have been satisfied. On June 21, 1996, each of Zapata and Malcolm I. Glazer filed a premerger notification and report form with the FTC and the Antitrust Division, and, on June 28, 1996, the FTC granted Zapata's request for early termination of the waiting period under the HSR Act.



     At any time before or after the Effective Time, the Antitrust Division, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Zapata to divest itself, in whole or in part, of Houlihan's or of other businesses conducted by Zapata. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Zapata will prevail. The obligations of Zapata and Houlihan's to consummate the Merger are subject to the condition that there be no temporary restraining order, preliminary or permanent injunction or other order by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger. Each party has agreed to use its best efforts to have any such injunction or order lifted. See "The Merger Agreement--Conditions to the Merger" and "--Amendment, Waiver and Termination."

     Except for approvals of liquor licensing authorities in certain jurisdictions in which Houlihan's operates, Zapata and Houlihan's are not aware of any license or regulatory permit that is material to the businesses of Zapata or Houlihan's and that is likely to be adversely affected by consummation of the Merger or of any approval or other action by any state, federal or foreign government or governmental agency (other than routine re-licensing procedures) that would be required prior to the Merger.

ACCOUNTING TREATMENT

     For accounting and financial reporting purposes, the Merger will be accounted for using the purchase method under generally accepted accounting principles.

RESTRICTIONS ON SALES OF STOCK

     Shares of Zapata Common Stock to be received in connection with the Merger by Houlihan's stockholders who are deemed to be "affiliates" (as such term is defined in Rule 144 under the Securities Act) of Houlihan's ("Houlihan's Affiliates") prior to the Merger (the "Restricted Securities") may be resold by them only pursuant to an effective registration statement under the Securities Act covering such securities or in transactions permitted by the resale provisions of Rule 145(d) under the Securities Act or as otherwise permitted under the Securities Act. Under Rule 144 under the Securities Act, an affiliate is a person who directly or indirectly controls or is controlled by or is under common control with Houlihan's and may include certain officers and directors of Houlihan's, principal shareholders of Houlihan's and certain other shareholders with special relationships with Houlihan's. This Joint Proxy Statement/Prospectus may not be used by such affiliates in connection with any resale of their Restricted Securities.

     Rule 145 requires that, in a resale of their Restricted Securities, Houlihan's Affiliates comply with a volume restriction and other restrictions on the manner of sale and that certain information about Zapata be currently available to the public. The volume restriction limits the number of shares that an affiliate may transfer, in the aggregate, within any three-month period to the greater of (i) one percent of the outstanding Zapata Common Stock or (ii) the average weekly reported trading volume in the Zapata Common Stock during the preceding four calendar weeks. A Houlihan's Affiliate may sell its shares of Zapata Common Stock without regard to the volume restrictions and restrictions on the manner of sale if it has owned the shares for at least two years, certain information about Zapata is currently available to the public and the Houlihan's Affiliate is not then an affiliate of Zapata. A Houlihan's Affiliate may also sell its shares of Zapata Common Stock without regard to the foregoing restrictions (including the requirement that certain information about Zapata is currently available to the public) if it has held its shares of Zapata Common Stock for a period of at least three years and such person has not been an affiliate of Zapata for at least three months. A Houlihan's Affiliate who is also an affiliate of Zapata may sell its shares of Zapata Common Stock, subject to the volume restrictions and restrictions on the manner of sale, if it has held the shares of Zapata Common Stock for a period of at least two years and certain information about Zapata is currently available to the public.

                              THE MERGER AGREEMENT


     The following paragraphs summarize, among other things, the material provisions of the Merger Agreement, which is attached to this Joint Proxy Statement/Prospectus as Appendix A and incorporated herein by reference. Stockholders are urged to read Appendix A in its entirety.



MERGER CONSIDERATION



     Under the Merger Agreement, the merger consideration to be provided to holders of Houlihan's Common Stock will be valued at $8.00 per share of Houlihan's Common Stock. Fifty percent of the total consideration payable to all Houlihan's stockholders as a group will be cash and the balance will be Zapata Common Stock valued at its Market Value. For purposes of valuing the Zapata Common Stock to be issued as merger consideration, "Market Value" means the average closing price of Zapata Common Stock as reported on the New York Stock Exchange Composite Tape for the 20 trading days immediately preceding the fifth trading day prior to the date of the Houlihan's Special Meeting. Houlihan's stockholders will be afforded several election alternatives as to the allocation of the cash and Zapata Common Stock among themselves, including, among others, an election to receive all cash and an election to receive all shares of Zapata Common Stock. The elections will affect the consideration received by particular holders, but not the total amount of cash and Market Value of Zapata Common Stock issuable in the Merger. The ability of Zapata to satisfy requests to receive the merger consideration entirely in cash is dependent upon several factors, including the number of stockholders electing that option and the Market Value of the Zapata Common Stock. In addition, as discussed below, stockholders exercising the election to receive all cash may nevertheless be required to accept a portion of their consideration in Market Value of Zapata Common Stock to the extent required to assure that the Glazer Group does not own more than 49.9% of the outstanding Zapata Common Stock following the Merger.



     Absent the timely exercise of an election to receive a different mix of consideration in the Merger, each holder of Houlihan's Common Stock will receive $4.00 in cash, without interest, and $4.00 in Market Value of Zapata Common Stock (the "Default Consideration"). Under the Merger Agreement and in lieu of receiving the Default Consideration, holders of Houlihan's Common Stock may elect to receive (i) $8.00 in Market Value of Zapata Common Stock (the "Stock Election"), (ii) $8.00 in cash, without interest, subject to adjustment as discussed below (the "Cash Election") or (iii) a residual combination of cash and Market Value of Zapata Common Stock (totaling $8.00) determined so that the aggregate merger consideration to all Houlihan's stockholders is equally divided between cash and (on a Market Value basis) Zapata Common Stock (the "Residual Election"). The equal division of the aggregate merger consideration between stock and Market Value of Zapata Common Stock that is the basis for determining the consideration payable to holders making the Residual Election assumes that any Houlihan's stockholders who exercise their right to dissent from the Merger under the Delaware General Corporation Law (the "DGCL") receive $8.00 per share in cash.



     Malcolm I. Glazer has agreed to exercise, and to the extent within his actual control cause all other members of the Glazer Group to exercise, the Residual Election with respect to shares of Houlihan's Common Stock owned by him and other members of the Glazer Group. If, as a result of Cash Elections made by others, members of the Glazer Group would own more than 49.9% of the outstanding Zapata Common Stock following the Merger, the cash received by holders making Cash Elections will be reduced on a pro rata basis (and Zapata Common Stock having a Market Value equal to the amount of the reduction will be delivered to them in lieu thereof) so that the amount of Zapata Common Stock deliverable under the Residual Election is reduced to the extent necessary to prevent the 49.9% ownership threshold applicable to the Glazer Group from being exceeded.



     The Merger Agreement provides that the Merger will not be consummated if the application of the 49.9% ownership threshold applicable to the Glazer Group would result in the receipt by holders making Cash Elections of cash in an amount less than $4.00 per share. This would occur only if the Market Value were below $2.15, assuming all holders of Houlihan's Common Stock other than members of the Glazer Group make Cash Elections (or below amounts less than $2.15, to the extent such holders make other than Cash

Elections). Accordingly, based on recent market prices of the Zapata Common Stock, the provisions for termination of the Merger Agreement in these circumstances would not be expected to operate.



     Holders of Houlihan's Common Stock making the Stock Election will receive $8.00 in Market Value of Zapata Common Stock without regard to the elections made by other holders. Likewise, holders of Houlihan's Common Stock exercising no election will receive $4.00 in cash and $4.00 in Market Value of Zapata Common Stock without regard to the elections made by other holders.



     Holders of Houlihan's Common Stock making the Cash Election would receive $8.00 per share in cash only if no reduction in the cash to be received by them (and corresponding reallocation to them of Zapata Common Stock) is necessary to prevent the Glazer Group from owning more than 49.9% of the outstanding Zapata Common Stock following the Merger. If all holders of Houlihan's Common Stock other than members of the Glazer Group exercise the Cash Election, the full $8.00 per share cash amount would be received only if the Market Value of the Zapata Common Stock exceeds approximately $4.61 per share, which is substantially in excess of current market prices. To the extent less than all holders of Houlihan's Common Stock other than members of the Glazer Group exercise the Cash Election, the minimum Market Value of the Zapata Common Stock that would be required to avoid a proration of cash would be reduced. For example, if the holders of 75% of the shares of Houlihan's Common Stock other than members of the Glazer Group exercise the Cash Election and the remaining 25% exercise no election and therefore are entitled to receive the Default Consideration, the Market Value of the Zapata Common Stock above which no proration would be required would be $3.99 per share. If the Market Value were equal to $3.625 per share (the closing sales price of the Zapata Common Stock on the NYSE on August 9, 1996), and if all holders of Houlihan's Common Stock other than members of the Glazer Group exercised Cash Elections, such holders would receive approximately $6.40 per share in cash and $1.60 per share in Market Value of Zapata Common Stock by reason of proration under the 49.9% ownership limitation. The following table illustrates the per share consideration that would be received in the merger if all holders of Houlihan's Common Stock other than members of the Glazer Group made the Cash Election, at differing Market Value amounts for the Zapata Common Stock.



                                                       Market Value of Zapata Common Stock
                                             -------------------------------------------------------
                                             $3.00     $3.25     $3.50     $3.75     $4.00     $4.25
                                             -----     -----     -----     -----     -----     -----
Non-Glazer Holders
  Cash.....................................  $5.39     $5.79     $6.20     $6.61     $7.01     $7.42
  Market Value of Zapata Common Stock......   2.61      2.21      1.80      1.39      0.99      0.58
Glazer Group
  Cash.....................................   3.49      3.35      3.20      3.05      2.90      2.75
  Market Value of Zapata Common Stock......   4.51      4.65      4.80      4.95      5.10      5.25



     Members of the Glazer Group and any other holders of Houlihan's Common Stock exercising the Residual Election will receive a combination of cash and Zapata Common Stock (totaling $8.00 in value with Zapata Common Stock valued on a Market Value basis) determined so that the aggregate merger consideration to all Houlihan's stockholders is equally divided between cash and (on a Market Value basis) Zapata Common Stock. The minimum cash deliverable under the Residual Election would result if all holders of Houlihan's Common Stock other than members of the Glazer Group made the Cash Election and the Market Value of the Zapata Common Stock was sufficiently high so that no proration under the 49.9% ownership limitation applicable to members of the Glazer Group applied. In that case, holders exercising the Residual Election would receive $2.54 per share in cash and $5.46 per share in Market Value of Zapata Common Stock. The maximum cash deliverable under the Residual Election would result if all holders of Houlihan's Common Stock other than members of the Glazer Group made the Stock Election, in which case holders making the Residual Election would receive $5.46 per share in cash and $2.54 per share in Market Value of Zapata Common Stock.

     Zapata and Houlihan's anticipate that the final Market Value will be
determined as of the close of business on September   , 1996. Not later than the
next business day, Zapata and Houlihan's will issue a joint press release to notify stockholders of the final Market Value. In addition, stockholders may contact Houlihan's Investor Relations at (816) 756-2200 Ext. 1285 for information concerning the Market Value. See "The Houlihan's Special Meeting--Notification of Market Value."



     On May 1, 1996, the last full trading day before the public announcement of Zapata's and Houlihan's intention to effect the Merger, the closing sales price per share of Houlihan's Common Stock was $5.31 on the over-the-counter market
("OTC"). On August   , 1996, the latest practicable trading day before printing of this Joint Proxy Statement/Prospectus, the closing sales price per share of
Houlihan's Common Stock was $            on the OTC. See "--Comparative Market
Price Data and Dividend Policy--Market Price Data" for other recent market prices for Houlihan's Common Stock.



     Based upon the capitalization of Zapata and Houlihan's as of August 9, 1996, and assuming a Market Value for the Zapata Common Stock of $3.625 per share, stockholders of Houlihan's, as such, prior to the Effective Time will hold approximately 27.2% of the outstanding Zapata Common Stock immediately after the Effective Time.


CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of Houlihan's Common Stock into cash and Zapata Common Stock will occur automatically at the Effective Time.


     Included with the proxy materials mailed to Houlihan's stockholders is a Form of Election on which each Houlihan's stockholder of record can specify the number of shares of Houlihan's Common Stock for which it chooses to make a Cash Election, Stock Election or Residual Election. Houlihan's stockholders who do not make an election will receive the Default Consideration upon consummation of the Merger. HOULIHAN'S STOCKHOLDERS WHO DO NOT INTEND TO VOTE IN FAVOR OF THE MERGER SHOULD NEVERTHELESS CONSIDER FILING A FORM OF ELECTION IN ORDER TO AVOID BEING TREATED AS NON-ELECTING STOCKHOLDERS IN THE EVENT THE MERGER IS APPROVED AND CONSUMMATED. The filing of a Form of Election will not constitute a waiver of a stockholder's dissenters' rights. However, Houlihan's stockholders who withdraw or fail to perfect dissenters' rights will be deemed to have made no election and will therefore receive the Default Consideration with respect to their shares for which demands for appraisal were made, notwithstanding anything to the contrary indicated on a Form of Election. See "--Appraisal Rights."



     In order to be valid, a Form of Election must be completed in accordance with the instructions contained therein and received by American Stock Transfer & Trust Company (the "Exchange Agent") by 5:00 p.m., Houston time, on the date one calendar day prior to the date of the Houlihan's Special Meeting (the "Election Deadline"). Any record holder of Houlihan's Common Stock may at any time prior to the Election Deadline change a previously made election by written notice to the Exchange Agent accompanied by a properly completed, later-dated Form of Election.



     As soon as practicable after the Effective Time, the Exchange Agent will send a transmittal form to each Houlihan's stockholder. The transmittal form will contain instructions with respect to the surrender of certificates representing Houlihan's Common Stock to be exchanged for cash and certificates representing Zapata Common Stock based upon the election (if any) made by such Houlihan's stockholder.


     All cash paid and shares of Zapata Common Stock issued upon conversion of shares of Houlihan's Common Stock will be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Houlihan's Common Stock.

     NO FRACTIONAL SHARES OF ZAPATA COMMON STOCK WILL BE ISSUED TO ANY HOULIHAN'S STOCKHOLDER UPON CONSUMMATION OF THE MERGER. FOR EACH FRACTIONAL SHARE THAT WOULD OTHERWISE BE ISSUED, ZAPATA WILL PAY AN AMOUNT IN CASH (WITHOUT INTEREST), ROUNDED TO THE NEAREST CENT, DETERMINED BY MULTIPLYING THE MARKET VALUE BY THE FRACTIONAL INTEREST TO WHICH SUCH HOLDER WOULD OTHERWISE BE ENTITLED (AFTER TAKING INTO ACCOUNT ALL SHARES OF HOULIHAN'S COMMON STOCK THEN HELD OF RECORD BY SUCH HOLDER).

APPRAISAL RIGHTS


     Section 262 of the DGCL (a copy of which is attached as Appendix D) entitles any stockholder of record of Houlihan's who objects to the Merger and who follows the procedures prescribed by Section 262 to receive, in lieu of receiving the consideration proposed under the Merger Agreement, cash equal to the fair value of such stockholder's shares as determined by appraisal. Set forth below is a summary of the procedures relating to the exercise of appraisal rights. Houlihan's stockholders are urged to read Appendix D hereto for a complete statement of the provisions of Section 262.



     Houlihan's stockholders who follow the procedures set forth in Section 262 may receive a cash payment equal to the fair value of their shares of Houlihan's Common Stock upon consummation of the Merger, exclusive of any appreciation or depreciation in value arising from the anticipation or consummation of the Merger. Houlihan's does not intend to waive compliance with any statutory procedures. Unless all of the procedures as set out in Section 262 are followed by a stockholder who wishes to exercise appraisal rights, such stockholder will be bound by the terms of the Merger Agreement.


     Each Houlihan's stockholder of record who desires to exercise appraisal rights must satisfy the following conditions and otherwise comply with the provisions of Section 262:

          (i) A separate written demand for appraisal of shares of Houlihan's Common Stock must be delivered to Houlihan's before the taking of the vote on the Merger. This written demand must reasonably inform Houlihan's of the identity of the stockholder and that such stockholder thereby demands appraisal of its shares. A proxy or vote abstaining from voting, or voting against the Merger, or a failure to vote on the Merger, does not constitute such a demand for appraisal within the meaning of Section 262. Houlihan's will treat only those written demands that are actually received by it before the taking of the vote on the Merger as being timely.

          (ii) A stockholder wishing to exercise his or her appraisal rights under Section 262 must not vote for or consent to the approval and adoption of the Merger Agreement or approval of the Merger. If a stockholder returns a signed proxy failing to specify either (a) a vote against the approval and adoption of the Merger Agreement and approval of the Merger or (b) a direction to abstain from voting on the approval and adoption of the Merger Agreement and approval of the Merger, the proxy will be voted for the approval and adoption of the Merger Agreement and approval of the Merger, which will have the effect of waiving that stockholder's appraisal rights and nullifying any previously filed written demand for appraisal.

     A demand for appraisal must be made by or for and in the name of the stockholder of record, fully and correctly, as such stockholder's name appears on the Houlihan's Common Stock certificates. Such demand cannot be made by the beneficial owner if he does not also hold the shares of record. If the Houlihan's Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If the Houlihan's Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, it is acting as agent for the record owner.

     A record owner, such as a broker, who holds Houlihan's Common Stock as a nominee for others may exercise its right of appraisal with respect to the shares held for all or less than all beneficial owners of shares as to which it is the record owner. In such case, the written demand must set forth the number of shares as to which appraisal is sought. If the number of shares as to which appraisal is sought is not expressly mentioned, the demand will be presumed to cover all shares of Houlihan's Common Stock outstanding in the name of such record owner. Persons whose shares are held by brokers or other nominees and who desire to exercise dissenters' rights of appraisal should consider either (i) arranging to have their shares transferred into their own names of record and making the necessary written demand for appraisal or (ii) arranging to have their broker or other nominee, as the case may be, take all of the steps necessary to comply with Section 262.

     All written demands for appraisal, and any other written communications which may be required to be given pursuant to the exercise of appraisal rights, should be addressed and delivered to Corporate Secretary, Houlihan's Restaurant Group, Inc., Two Brush Creek Boulevard, P.O. Box 16000, Kansas City, Missouri 64112, before the taking of the vote on the Merger Agreement and Merger. In addition to informing Houlihan's of the identity of the stockholder and its demand for appraisal of its shares, such demand should also specify the mailing address of the stockholder and the number of shares of Houlihan's Common Stock owned by the stockholder.

     Within ten days after the Effective Date of the Merger, Sub, as the surviving corporation in the Merger, must provide notice of the Effective Date of the Merger to all stockholders who have complied with Section 262 and have not voted for or consented to adoption of the Merger. At any time within 60 days after the Effective Date of the Merger, any stockholder may withdraw its demand for appraisal and accept the terms offered in the Merger Agreement; after this 60-day period, the stockholder may withdraw its demand for appraisal only with the consent of Sub. In either event, the right of such stockholder to appraisal ceases upon such withdrawal of demand.


     Within 120 days after the Effective Date, either Sub, as the surviving corporation in the Merger, or any stockholder who has complied with the provisions of Section 262, as described above, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the stock of all stockholders entitled to appraisal. If no petition for appraisal is filed with the Court of Chancery within 120 days after the Effective Date, stockholders' rights to appraisal will cease, and stockholders will become entitled to receive the Default Consideration with respect to shares for which demands for appraisal had theretofore been made.


     If a petition for appraisal is timely filed and a copy thereof served upon Sub, as the surviving corporation in the Merger, after a hearing on such petition the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of Houlihan's Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.


     In determining the fair value, the Delaware court will take into account all relevant factors. In Weinberger v. UOP, Inc. et al., decided February 1, 1983, the Delaware Supreme Court expanded the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company . . . ." The Delaware Supreme Court stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Stockholders considering seeking appraisal should be aware that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration offered in the Merger and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.


     The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as the Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of expenses incurred by a dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Houlihan's Common Stock entitled to appraisal.

     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Date, be entitled to vote for any purpose the shares of Houlihan's Common Stock subject to such demand or to receive payment of dividends or other distributions with respect to the shares held by such holder, except for dividends or distribution payable to stockholders of record at a date prior to the Effective Date.

     A VOTE AGAINST THE APPROVAL OF ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER WILL NOT BE DEEMED TO SATISFY THE REQUIREMENTS FOR A WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF THE SHARES OWNED BY A DISSENTING HOULIHAN'S STOCKHOLDER.

TREATMENT OF STOCK OPTIONS

     At the Effective Time, Houlihan's obligations with respect to each Houlihan's Option under the Houlihan's Stock Option Plans, whether vested or unvested, will be assumed by Zapata. Each Houlihan's Option so assumed by Zapata shall continue to have, and be subject to, the same terms and conditions set forth in the Houlihan's Stock Option Plan and agreement pursuant to which such Houlihan's Option was issued as in effect immediately prior to the Effective Time, except that (i) each Houlihan's Option granted under any Houlihan's Stock Option Plan shall become fully vested and exercisable, (ii) each Houlihan's Option shall be exercisable for that number of whole shares of Zapata Common Stock equal to the product of the number of shares of Houlihan's Common Stock covered by the Houlihan's Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up to the nearest whole number of shares of Zapata Common Stock and (iii) the per share exercise price for the shares of Zapata Common Stock issuable upon the exercise of such Houlihan's Option shall be equal to the quotient determined by dividing the exercise price per share of Houlihan's Common Stock specified for such Houlihan's Option under the applicable Houlihan's Stock Option Plan or agreement immediately prior to the Effective Time by the Exchange Ratio, rounding the resulting exercise price down to the nearest whole cent.

CONDITIONS TO THE MERGER

  Conditions to Obligations of Each Party to Effect the Merger

     The respective obligations of each party to effect the Merger are subject to the satisfaction prior to the closing of the Merger (the "Closing") of the following conditions:

     Houlihan's Stockholder Approval. The Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Houlihan's Common Stock entitled to vote thereon.

     Zapata Stockholder Approval. The Merger Proposal shall have been approved by the affirmative vote of a majority of the combined votes of the outstanding shares of Zapata Common Stock and Zapata $2 Preference Stock entitled to vote and voting on the matter, voting together as a single class. Malcolm I. Glazer, individually and as trustee of the Malcolm Glazer Trust, who beneficially owns an aggregate of 10,395,384 shares, or approximately 35.2%, of outstanding Zapata Common Stock (excluding 20,000 shares that may be acquired upon exercise of options exercisable within 60 days of the Zapata Record Date), has granted the Irrevocable Proxy to members of the Zapata Special Committee to vote all such shares in connection with the Merger Proposal. The Zapata Special Committee has determined to vote the shares of Zapata Common Stock subject to the Irrevocable Proxy in the following manner:

          (i) if a majority of the shares present and voting at the meeting (other than shares owned by members of the Glazer Group) are voted in favor of the Merger Proposal, all shares subject to the Irrevocable Proxy will be voted in favor of the Merger Proposal; and

          (ii) if a majority of the shares present and voting at the meeting (other than shares owned by members of the Glazer Group) are voted in opposition to the Merger Proposal, all shares subject to the Irrevocable Proxy will be voted against the Merger Proposal.

See "Approval of the Merger and Related Transactions--Irrevocable Proxy and Standstill Agreement."

     Government Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act must have expired or been terminated, the registration statement of which this Joint Proxy Statement/Prospectus is a part, must have become effective under the Securities Act and must not be the subject of any stop order or proceeding seeking a stop order, and Zapata must have received all material securities or blue sky permits and other authorizations necessary to issue the shares of Zapata Common Stock pursuant to the Merger Agreement. See "Approval of the Merger and Related Transactions--Regulatory Approvals."

     Absence of Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger may be in effect at the Effective Time.

     Listing of Zapata Common Stock. The shares of Zapata Common Stock issuable to Houlihan's stockholders pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.


     Credit Facility Resolution. The indebtedness outstanding under Houlihan's credit facility (approximately $80.6 million at April 30, 1996) shall have been refinanced or otherwise repaid. In connection with the refinancing of this indebtedness, Houlihan's has received a proposal from a bank to provide up to $50 million of a total $90 million in senior secured facilities, contingent upon receiving commitments from financial institutions for the remaining $40 million. The proposed new senior secured facilities would consist of a $50 million revolving credit facility with a five-year availability period for purposes of refinancing outstanding debt and providing working capital and a $40 million term loan with a 2.9-year average life and five-year final maturity to refinance outstanding indebtedness. The proposed facilities would have financial and other covenants similar to those of Houlihan's existing credit facility. Under the proposal, Zapata would be required to guarantee the facility and could also be required to comply with financial covenants to be agreed upon.



     Baker & Botts, L.L.P. Opinion. Zapata and Houlihan's shall have received the legal opinion of Baker & Botts, L.L.P., dated the date of the Closing, reasonably satisfactory in form and substance to Houlihan's and its counsel and to Zapata, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. See "Approval of the Merger and Related Transactions--Certain Federal Income Tax Consequences."


  Additional Conditions to Obligations of Zapata and Sub

     The obligations of Zapata and Sub to effect the Merger are subject to the satisfaction of certain other conditions, including Houlihan's having obtained all material consents, waivers, approvals, authorizations or orders required to be obtained by Houlihan's for the consummation of the Merger.

  Additional Conditions to Obligations of Houlihan's

     The obligations of Houlihan's to effect the Merger are subject to the satisfaction of certain other conditions, including (i) that Zapata shall have taken action, effective immediately after the Effective Time, to appoint Frederick R. Hipp and Warren H. Gfeller (or substitute designees by Houlihan's) to Zapata's Board of Directors and (ii) Zapata's having offered employment to William W. Moreton as Executive Vice President and Chief Financial Officer of Zapata pursuant to the terms of an employment agreement. See "--Certain Employment and Indemnification Arrangements."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties by each of Zapata, Sub and Houlihan's relating to, among other things, (i) the organization and foreign qualification of it and certain of its subsidiaries,
(ii) its capital structure, (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, and the absence of conflicts, violations of or defaults or accelerations under its governing documents and material agreements, (iv) the absence of any material adverse change or undisclosed material liabilities, (v) compliance with certain laws, (vi) truth and correctness of documents and reports filed with the Commission and (vii) with respect to Sub, the absence of interim operations of Sub.

CERTAIN COVENANTS; CONDUCT OF BUSINESS

     During the period from the date of the Merger Agreement and continuing until the Effective Time, each of Zapata and Houlihan's has agreed as to itself and its subsidiaries that it will: (i) carry on its business in the ordinary course of business consistent with past practice; (ii) not adopt any amendment to its charter or bylaws; (iii) not issue, reissue, sell or pledge or authorize or propose the issuance, reissuance, sale or pledge of shares of capital stock, or securities convertible into capital stock, or any rights, warrants or options to acquire any convertible securities or capital stock, other than issuances of shares of capital stock upon the exercise or conversion of securities outstanding on the date of the Merger Agreement and certain issuances involving subsidiaries; (iv) not declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except for certain permitted intercompany transactions; (v) not adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of capital stock; (vi) not incur, assume or pre-pay any debt, except as previously disclosed, or assume, guarantee or otherwise become liable for the obligations of another person, or make any loans, advances or capital contributions to, or investments in, any other person, except in the ordinary course of business; (vii) not settle or compromise any pending or threatened suit or claim relating to the transactions contemplated by the Merger Agreement or involving the payment of more than $500,000 in cash or property; (viii) not grant any increases in the compensation of any of its employees, except increases to non-executive officer employees in the ordinary course of business consistent with past practice, or establish, enter into, terminate or amend any employee benefit plan, except to the extent required by law; (ix) not acquire, sell, lease or dispose of any material assets; (x) not modify, amend, terminate, release or assign any material agreement other than in the ordinary course consistent with past practice; (xi) not make any material tax election not required by law or settle or compromise any material tax liability, except as previously disclosed; and (xii) not change any material accounting principle or practice except as required by the Commission and the Financial Accounting Standards Board.

CERTAIN EMPLOYMENT AND INDEMNIFICATION ARRANGEMENTS

     The Merger Agreement provides that as a condition to Houlihan's obligation to consummate the Merger, Zapata offer to employ William W. Moreton, currently Executive Vice President and Chief Financial Officer of Houlihan's, as Executive Vice President and Chief Financial Officer of Zapata on terms providing generally for a minimum annual salary of $250,000 (to be reviewed annually), an annual bonus and for indemnification by Zapata of Mr. Moreton to the fullest extent permitted by law for all losses, costs, damages and expenses incurred by Mr. Moreton in connection with his service as an executive officer of Zapata.


     Zapata has agreed that immediately following the Merger, Warren H. Gfeller, currently a director of Houlihan's, and Frederick R. Hipp, currently the President and Chief Executive Officer of Houlihan's, will be added to the Zapata Board of Directors.


     The Merger Agreement also generally requires Zapata to continue or otherwise maintain, for two years after the Merger, certain employee benefit plans of Houlihan's on terms no less favorable, in the aggregate, than the most favorable of (i) those applicable to Zapata's employees, (ii) those applicable to Houlihan's employees on the date of the Merger Agreement and (iii) plans reasonably competitive in the industry. In addition, Zapata has agreed to (a) honor all of Houlihan's existing employment, severance, termination and indemnification agreements in accordance with their terms, (b) for a period of two years after the Merger, honor all of Houlihan's severance plans and policies, (c) waive any pre-existing condition limitations with respect to employees of Houlihan's as of the Effective Time, (d) treat employees of Houlihan's as of the Effective Time as similarly situated employees of Zapata with respect to post-retirement plans and policies and (e) treat service with Houlihan's as service with Zapata for purposes of employee benefit plans. The Merger Agreement also provides that at the Effective Time, each share of Houlihan's Common Stock subject to restrictions on transfer will become fully vested and freely transferrable and will be exchanged for unrestricted shares of Zapata Common Stock.

     With respect to indemnification, the Merger Agreement provides that following the Merger, Zapata will cause Sub to maintain for a period of six years from the Effective Time the provisions contained in Houlihan's Restated Certificate of Incorporation relating to indemnification with respect to directors and officers of Houlihan's as of the Effective Time. Zapata has also agreed to provide directors' and officers' liability insurance with comparable coverage (with respect to occurrences prior to the Effective Time) as that maintained by Houlihan's as of the date of the Merger Agreement for a period of six years after the Effective Time, and to indemnify officers and directors of Houlihan's serving as of the Effective Time against all losses, claims and expenses arising out of each such officer's or director's service to Houlihan's at or prior to the Effective Time, to the fullest extent allowed by law.

ADDITIONAL AGREEMENTS

     Pursuant to the Merger Agreement, Zapata and Houlihan's have agreed that
(i) Zapata will use its reasonable best efforts to (a) have the Registration Statement declared effective as promptly as practicable and (b) obtain all necessary state securities laws or "blue sky" permits, approvals and registrations; (ii) each will use its reasonable best efforts to have timely delivered to the other "comfort" letters from its independent public accountants; (iii) each will each afford to the other access to its respective officers, properties and other information as the other party may reasonably request; (iv) each will call a meeting of its stockholders to be held as promptly as practicable; (v) each will comply with all legal requirements imposed on it with respect to the Merger and furnish information to the other in connection with such legal requirements; (vi) Zapata will take all corporate action necessary to permit it to issue shares of Zapata Common Stock pursuant to the Merger Agreement and will use all reasonable efforts to have such shares approved for listing on the NYSE, subject to official notice of issuance; (vii) each agrees to certain employee benefit matters; (viii) Zapata will assume the Houlihan's Options; (ix) Zapata will, subject to certain limitations, maintain indemnification for directors and officers of Houlihan's; (x) each will cooperate and consult with the other regarding press releases and other announcements regarding the Merger; and (xi) neither will take nor omit to take any action that would affect the qualification of the Merger as a reorganization described in Section 368(a) of the Code.

EXPENSES AND TERMINATION FEE

     Except for Compensable Expenses (as defined below), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

     The Merger Agreement also provides that Houlihan's will reimburse Zapata for its reasonable and documented expenses incurred in connection with pursuing the transactions contemplated by the Merger Agreement ("Compensable Expenses") (not to exceed $2,000,000) if (i) Houlihan's accepts a proposal for or otherwise engages in a merger, acquisition or other change in control transaction with a person other than Zapata or Sub or (ii) Houlihan's Board of Directors or the Houlihan's Special Committee shall have withdrawn or modified, in any manner adverse to Zapata, its recommendation for approval of the Merger Agreement and the Merger.

AMENDMENT, WAIVER AND TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Zapata and Houlihan's:

          (i) by mutual written consent of Zapata and Houlihan's by action of their respective Boards of Directors or special committees thereof;

          (ii) by either Zapata or Houlihan's if the Merger shall not have been consummated by October 1, 1996 (provided that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur and such failure constitutes a breach under the Merger Agreement);

          (iii) by either Zapata or Houlihan's if a court of competent jurisdiction shall have issued an injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger, which injunction has become final and non-appealable;

          (iv) by Houlihan's if it accepts an acquisition proposal from another person and reimburses Zapata for its Compensable Expenses;

          (v) by Zapata if Houlihan's Board of Directors or the Houlihan's Special Committee thereof shall have withdrawn or modified, in a manner adverse to Zapata, its recommendation for approval of the Merger Agreement and the Merger;


          (vi) by Houlihan's if the Zapata Special Committee shall have withdrawn or modified, in a manner adverse to Houlihan's, its recommendation for approval of the Merger Proposal;


          (vii) by either Zapata or Houlihan's if any of the conditions to their respective obligations to consummate the Merger have not been satisfied; or

          (viii) by Zapata if more than 1,000,000 shares of Houlihan's Common Stock have dissented from the Merger as of the Closing.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS


     The following unaudited pro forma combined condensed balance sheet and unaudited pro forma combined condensed income statements (collectively, the "Pro Forma Financial Statements") give effect to (i) the Merger under the purchase method of accounting and (ii) the Envirodyne Stock Purchases. The pro forma combined condensed balance sheet of Zapata at June 30, 1996 sets forth the historical financial position of Zapata and Houlihan's as if the Merger and the Third Envirodyne Stock Purchase had been consummated on June 30, 1996. The pro forma combined condensed income statements of Zapata for the nine months ended June 30, 1996 and June 30, 1995 and for the twelve months ended September 30, 1995 reflect the historical results of Zapata and of Houlihan's for such periods as if the Merger and the Envirodyne Stock Purchases had been consummated on October 1, 1994. Houlihan's historical balance sheet is as of June 24, 1996 and its historical income statements are for the nine months ended June 24, 1996 and June 26, 1995, and the twelve months ended September 25, 1995. The Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Zapata's and Houlihan's Annual Reports on Form 10-K for the years ended September 30, 1995 and December 25, 1995, respectively, which are incorporated by reference in this Joint Proxy Statement/Prospectus.


     The Pro Forma Financial Statements set forth below may not be indicative of what the actual results of operations would have been had the transaction occurred on the date indicated or that may be obtained in the future. Zapata has not completed the appraisals and evaluation necessary for the final purchase price allocation related to the Merger; accordingly, actual adjustments that reflect appraisals and other evaluations of the purchased assets and assumed liabilities may differ from the pro forma adjustments. The results of Houlihan's will be included with Zapata's results from the closing date of the Merger.

                               ZAPATA CORPORATION

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 JUNE 30, 1996

                                 (IN THOUSANDS)


                                                 PRO FORMA
                                HISTORICAL      ADJUSTMENTS       PRO FORMA                       PRO FORMA
                                  ZAPATA         ENVIRODYNE      TOTAL BEFORE    HISTORICAL        MERGER         PRO FORMA
                                CORPORATION    STOCK PURCHASE     THE MERGER     HOULIHAN'S      ADJUSTMENTS        TOTAL
                                -----------    --------------    ------------    ----------      -----------      ---------
Current assets:
  Cash and cash equivalents...   $ 103,378        $ (3,589)(1)     $ 99,789       $ 11,600        $ (39,992)(2)   $ 68,877
                                                                                                     (2,520)(2)
  Other current assets........      44,391              --           44,391          7,112             (680)(2)     50,823
                                  --------        --------         --------       --------         --------       --------
        Total current
          assets..............     147,769          (3,589)         144,180         18,712          (43,192)       119,700
                                  --------        --------         --------       --------         --------       --------
Investments and other
  assets......................      45,595           3,589 (1)       49,184         65,949           71,767 (3)    124,279
                                                                                                    (60,283)(3)
                                                                                                     (2,338)(2)
Property and equipment, net...      41,443              --           41,443        105,667                         147,110
                                  --------        --------         --------       --------         --------       --------
        Total assets..........   $ 234,807        $     --         $234,807       $190,328        $ (34,046)      $391,089
                                  ========        ========         ========       ========         ========       ========
Current liabilities:
  Current maturities of
    long-term debt............   $  22,602        $     --         $ 22,602       $ 57,216        $ (53,500)(4)   $ 26,318
  Accounts payable and accrued
    liabilities...............      19,513              --           19,513         20,802               --         40,315
                                  --------        --------         --------       --------         --------       --------
        Total current
          liabilities.........      42,115              --           42,115         78,018          (53,500)        66,633
                                  --------        --------         --------       --------         --------       --------
Long-term debt................      18,283              --           18,283         26,168           53,500 (4)     97,951
                                  --------        --------         --------       --------         --------       --------
Deferred income taxes and
  other liabilities...........      17,649              --           17,649         14,242           (2,338)(2)     29,753
                                                                                                        200 (3)
                                  --------        --------         --------       --------         --------       --------
Stockholders' equity:
  Preference stock............           3              --                3             --               --              3
  Common stock................       7,387              --            7,387            100             (100)(2)     10,145
                                                                                                      2,758 (2)
  Capital in excess of par
    value.....................     131,963              --          131,963         59,900          (59,900)(2)    169,197
                                                                                                     37,234 (2)
  Reinvested earnings.........      17,407              --           17,407         11,900          (11,900)(2)     17,407
                                  --------        --------         --------       --------         --------       --------
                                   156,760              --          156,760         71,900          (31,908)       196,752
                                  --------        --------         --------       --------         --------       --------
        Total liabilities and
          stockholders'
          equity..............   $ 234,807        $     --         $234,807       $190,328        $ (34,046)      $391,089
                                  ========        ========         ========       ========         ========       ========


    (The accompanying notes are an integral part of the Pro Forma Financial
                                  Statements.)

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET


     The following notes set forth the assumptions used in preparing the unaudited pro forma combined condensed balance sheet as of June 30, 1996.



          (1) To record the Third Envirodyne Stock Purchase for a total purchase price of $3,589,000.



          (2) To record (i) the Merger for consideration consisting of $39,992,000 cash and 11,032,289 shares of Zapata Common Stock at a market value of $3.625 per share as of August 9, 1996 (the actual number of shares of Zapata Common Stock issued in connection with the Merger will be calculated based on the average of the closing price per share of Zapata Common Stock on the NYSE for the 20 trading days immediately preceding the fifth trading day prior to the date of the Houlihan's Special Meeting),
     (ii) the reclassification to goodwill of $680,000 of advisory and other fees associated with the Merger ("Merger Fees"), (iii) additional cash consideration of $2,520,000 for additional estimated Merger Fees and (iv) the reclassification of Zapata's tax asset of $2,338,000 to reduce Houlihan's deferred tax liability.



          (3) To record an estimated excess purchase price over net assets acquired of $71,767,000 and to eliminate a $60,283,000 balance for the reorganization value in excess of amounts allocable to identifiable assets recorded on Houlihan's historical balance sheet. Based on a preliminary review of the assets to be acquired and the liabilities to be assumed, the fair market value of such assets and liabilities approximate historical recorded values.



          (4) Prior to or concurrent with the consummation of the Merger, the Houlihan's bank credit facility is expected to be refinanced. The adjustment reflects the anticipated current and long-term portion of the new bank credit facility, as well as existing capitalized lease obligations.

                               ZAPATA CORPORATION

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                        NINE MONTHS ENDED JUNE 30, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                             PRO FORMA
                            HISTORICAL      ADJUSTMENTS       PRO FORMA                   PRO FORMA
                              ZAPATA        ENVIRODYNE      TOTAL BEFORE    HISTORICAL     MERGER        PRO FORMA
                            CORPORATION   STOCK PURCHASES    THE MERGER     HOULIHAN'S   ADJUSTMENTS       TOTAL
                            -----------   ---------------   -------------   ----------   -----------     ---------
Revenues..................    $60,273         $    --          $60,273       $ 202,071     $    --       $ 262,344
                              -------        --------          -------        --------
Expenses:
  Operating...............     45,336              --           45,336         168,425          --         213,761
  Depreciation, depletion
     and amortization.....      2,442              --            2,442          11,424       2,690 (2)      13,817
                                                   --                                       (2,739)(2)
  Selling, general and
     administrative.......      5,232              --            5,232          13,089          --          18,321
                              -------        --------          -------        --------
                               53,010              --           53,010         192,938         (49)        245,899
                              -------        --------          -------        --------
Operating income..........      7,263              --            7,263           9,133          49          16,445
                              -------        --------          -------        --------
Other income (expense):
  Interest expense, net...        138              --              138          (4,927)         --          (4,789)
  Equity in loss of
     unconsolidated
     affiliate............     (2,841)         (2,434)(1)       (5,275)             --          --          (5,275)
  Other...................       (613)             --             (613)          2,129         584 (2)        2,100
                              -------        --------          -------        --------
                               (3,316)         (2,434)          (5,750)         (2,798)        584          (7,964)
                              -------        --------          -------        --------
Income (loss) from
  continuing operations
  before taxes............      3,947          (2,434)           1,513           6,335         633           8,481
                              -------        --------          -------        --------
Provision (benefit) for
  income taxes............      1,554            (852)(1)          702           3,235          --           3,937
                              -------        --------          -------        --------
Income (loss) from
  continuing operations...    $ 2,393         $(1,582)         $   811       $   3,100     $   633       $   4,544
                              =======        ========          =======        ========
Per share data:
  Income (loss) from
     continuing
     operations...........    $  0.08         $ (0.05)         $  0.03       $    0.31                   $    0.11
                              =======        ========          =======        ========
Average common and common
  equivalent shares
  outstanding.............     29,562          29,562           29,562          10,049                      40,809(3)
                              =======        ========          =======        ========


    (The accompanying notes are an integral part of the Pro Forma Financial
                                  Statements.)

        NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT


     The following notes set forth the assumptions used in preparing the unaudited pro forma combined condensed income statement for the nine months ended June 30, 1996.


          (1) To record additional equity interest in the results of operations of Envirodyne as a result of the Envirodyne Stock Purchases. Zapata's investment is accounted for under the equity method of accounting. Because Envirodyne's financial statements are not available to Zapata on a timely basis (primarily as a result of the different fiscal years of Zapata and Envirodyne), Zapata reports its equity in Envirodyne's results of operations on a three-month delayed basis.


          (2) To record amortization of the purchase price in excess of net assets acquired for the nine months ended June 30, 1996 totaling $2,690,000 related to the Merger, to reverse Houlihan's historical amortization totaling $2,739,000 related to the reorganization value in excess of amounts allocable to identifiable assets and to eliminate non-recurring merger expenses of $584,000 incurred by Houlihan's prior to the Merger.



          (3) Assumes the issuance of 11,032,289 shares of Zapata Common Stock in connection with the Merger. The actual number of shares of Zapata Common Stock issued in connection with the Merger will be calculated based on the average of the closing price per share of Zapata Common Stock on the NYSE for the 20 trading days immediately preceding the fifth trading day prior to the date of the Houlihan's Special Meeting. Also includes 215,000 common equivalent shares associated with Zapata's assumption of Houlihan's obligations under Houlihan's Common Stock Option Plans in connection with the Merger.

                               ZAPATA CORPORATION

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                        NINE MONTHS ENDED JUNE 30, 1995

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                             PRO FORMA
                                            ADJUSTMENTS
                              HISTORICAL    ENVIRODYNE      PRO FORMA                   PRO FORMA
                                ZAPATA         STOCK      TOTAL BEFORE    HISTORICAL     MERGER        PRO FORMA
                              CORPORATION    PURCHASES     THE MERGER     HOULIHAN'S   ADJUSTMENTS       TOTAL
                              -----------   -----------   -------------   ----------   -----------     ---------
Revenues....................    $68,793       $    --        $68,793       $ 202,204     $    --       $ 270,997
                              -----------   -----------   -------------   ----------   -----------     ---------
Expenses:
  Operating.................     56,391            --         56,391         166,215          --         222,606
  Provision for asset
     write-down.............     12,607            --         12,607              --          --          12,607
  Depreciation, depletion
     and amortization.......      4,978            --          4,978          10,918       2,690 (2)      15,847
                                                                                          (2,739)(2)
  Selling, general and
     administrative.........      5,837            --          5,837          12,583          --          18,420
                              -----------   -----------   -------------   ----------   -----------     ---------
                                 79,813            --         79,813         189,716         (49)        269,480
                              -----------   -----------   -------------   ----------   -----------     ---------
Operating income (loss).....    (11,020)           --        (11,020)         12,488          49           1,517
                              -----------   -----------   -------------   ----------   -----------     ---------
Other income (expense):
  Interest expense, net.....     (1,067)           --         (1,067)         (5,745)         --          (6,812)
  Gain on sale of Tidewater
     common stock...........      4,811            --          4,811              --          --           4,811
  Equity in loss of
     unconsolidated
     affiliate..............         --        (1,281)(1)     (1,281)             --          --          (1,281)
  Other.....................        453            --            453           1,495          --           1,948
                              -----------   -----------   -------------   ----------   -----------     ---------
                                  4,197        (1,281)         2,916          (4,250)         --          (1,334)
                              -----------   -----------   -------------   ----------   -----------     ---------
Income (loss) from
  continuing operations
  before taxes..............     (6,823)       (1,281)        (8,104)          8,238          49             183
                              -----------   -----------   -------------   ----------   -----------     ---------
Provision (benefit) for
  income taxes..............     (2,265)         (448)(1)     (2,713)          3,626          --             913
                              -----------   -----------   -------------   ----------   -----------     ---------
Income (loss) from
  continuing operations.....    $(4,558)      $  (833)       $(5,391)      $   4,612     $    49       $    (730)
                              =========     =========      =========        ========   =========        ========
Per share data:
  Income (loss) from
     continuing
     operations.............    $ (0.15)      $ (0.02)       $ (0.17)      $    0.46                   $   (0.02)
                              =========     =========      =========        ========                    ========
Average common and common
  equivalent shares
  outstanding...............     31,120        31,120         31,120           9,998                      42,379(3)
                              =========     =========      =========        ========                    ========


    (The accompanying notes are an integral part of the Pro Forma Financial
                                  Statements.)

        NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT


     The following notes set forth the assumptions used in preparing the unaudited pro forma combined condensed income statement for the nine months ended June 30, 1995.


          (1) To record the acquisition of an equity interest in the results of operations of Envirodyne as a result of the Envirodyne Stock Purchases. Because Envirodyne's financial statements are not available to Zapata on a timely basis (primarily as a result of the different fiscal years of Zapata and Envirodyne), Zapata reports its equity in Envirodyne's results of operations on a three-month delayed basis.


          (2) To record amortization of the purchase price in excess of net assets acquired for the nine months ended June 30, 1995 totaling $2,690,000 related to the Merger and to reverse Houlihan's historical amortization totaling $2,739,000 related to the reorganization value in excess of amounts allocable to identifiable assets.



          (3) Assumes the issuance of 11,032,289 shares of Zapata Common Stock in connection with the Merger. The actual number of shares of Zapata Common Stock issued in connection with the Merger will be calculated based on the average of the closing price per share of Zapata Common Stock on the NYSE for the 20 trading days immediately preceding the fifth trading day prior to the date of the Houlihan's Special Meeting. Also includes 227,000 common equivalent shares associated with Zapata's assumption of Houlihan's obligation under Houlihan's Stock Option Plans in connection with the Merger.

                               ZAPATA CORPORATION

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                     TWELVE MONTHS ENDED SEPTEMBER 30, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                          PRO FORMA
                                          ADJUSTMENTS
                           HISTORICAL     ENVIRODYNE     PRO FORMA                      PRO FORMA        PRO
                             ZAPATA         STOCK       TOTAL BEFORE    HISTORICAL       MERGER         FORMA
                           CORPORATION    PURCHASES     THE MERGER      HOULIHAN'S     ADJUSTMENTS      TOTAL
                           -----------    ----------    -----------    ------------    -----------     --------
Revenues.................   $ 103,068      $     --      $ 103,068       $268,534        $    --       $371,602
                             --------      --------       --------        -------        -------       --------
Expenses:
  Operating..............      86,739            --         86,739        222,148             --        308,887
  Provisions for asset
     write-downs.........      12,341            --         12,341             --             --         12,341
  Depreciation, depletion
     and amortization....       5,607            --          5,607         14,710          3,587 (2)     20,253
                                                                                          (3,651)(2)
  Selling, general and
     administrative......       7,601            --          7,601         16,912             --         24,513
                             --------      --------       --------        -------        -------       --------
                              112,288            --        112,288        253,770            (64)       365,994
                             --------      --------       --------        -------        -------       --------
Operating income
  (loss).................      (9,220)           --         (9,220)        14,764             64          5,608
                             --------      --------       --------        -------        -------       --------
Other income (expense):
  Interest expense,
     net.................      (1,789)           --         (1,789)        (7,535)            --         (9,324)
  Gain on sale of
     Tidewater common
     stock...............       4,811            --          4,811             --             --          4,811
  Equity in loss of
     unconsolidated
     affiliate...........        (719)       (1,498)(1)     (2,217)            --             --         (2,217)
  Other..................      (2,106)           --         (2,106)         1,963             --           (143)
                             --------      --------       --------        -------        -------       --------
                                  197        (1,498)        (1,301)        (5,572)            --         (6,873)
                             --------      --------       --------        -------        -------       --------
Income (loss) from
  continuing operations
  before taxes...........      (9,023)       (1,498)       (10,521)         9,192             64         (1,265)
                             --------      --------       --------        -------        -------       --------
Provision (benefit) for
  income taxes...........      (3,179)         (524)(1)     (3,703)         4,123             --            420
                             --------      --------       --------        -------        -------       --------
Income (loss) from
  continuing
  operations.............   $  (5,844)     $   (974)     $  (6,818)      $  5,069        $    64       $ (1,685)
                             ========      ========       ========        =======        =======       ========
Per share data:
  Income (loss) from
     continuing
     operations..........   $   (0.19)     $  (0.03)     $   (0.22)      $   0.51                      $  (0.04)
                             ========      ========       ========        =======                      ========
Average common and common
  equivalent shares
  outstanding............      30,706        30,706         30,706          9,998                        41,966(3)
                             ========      ========       ========        =======                      ========


    (The accompanying notes are an integral part of the Pro Forma Financial
                                  Statements.)

        NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

     The following notes set forth the assumptions used in preparing the unaudited pro forma combined condensed income statement for the twelve months ended September 30, 1995.

          (1) To record the acquisition of an equity interest in the results of operations of Envirodyne as a result of the Envirodyne Stock Purchases. Zapata's investment is accounted for under the equity method of accounting. Because Envirodyne's financial statements are not available to Zapata on a timely basis (primarily as a result of the different fiscal years of Zapata and Envirodyne), Zapata reports its equity in Envirodyne's results of operations on a three-month delayed basis.


          (2) To record amortization of the purchase price in excess of net assets acquired for fiscal 1995 totaling $3,587,000 related to the Merger and to reverse Houlihan's historical amortization totaling $3,651,000 related to the reorganization value in excess of amounts allocable to identifiable assets.



          (3) Assumes the issuance of 11,032,289 shares of Zapata Common Stock in connection with the Merger. The actual number of shares of Zapata Common Stock issued in connection with the Merger will be calculated based on the average of the closing price per share of Zapata Common Stock on the NYSE for the 20 trading days immediately preceding the fifth trading day prior to the date of the Houlihan's Special Meeting. Also includes 227,000 common equivalent shares associated with Zapata's assumption of Houlihan's obligations under Houlihan's Stock Option Plans in connection with the Merger.

                      DESCRIPTION OF ZAPATA CAPITAL STOCK

     The following is a description of the capital stock of Zapata as set forth in the Zapata Restated Certificate of Incorporation.


     The authorized capital stock of Zapata consists of 165,000,000 shares of Zapata Common Stock, 2,000,000 shares of Preferred Stock and 18,000,000 shares of Preference Stock, of which the Zapata $2 Preference Stock is the only series outstanding. As of June 30, 1996, 29,548,707 shares of Zapata Common Stock, no shares of Preferred Stock and 2,627 shares of Zapata $2 Preference Stock were outstanding. The following description of the capital stock of Zapata does not purport to be complete and is subject to the more complete descriptions thereof set forth in Zapata's Restated Certificate of Incorporation and By-laws.


COMMON STOCK

     The holders of Zapata Common Stock are entitled to one vote per share, voting with the holders of any other class of stock entitled to vote, without regard to class, on all matters to be voted on by the stockholders of Zapata, including the election of directors. All issued and outstanding shares of Zapata Common Stock are fully paid and nonassessable. The Zapata Common Stock currently is listed on the NYSE.


     Subject to the prior and superior rights of any series of the Preferred Stock or the Preference Stock, the holders of Zapata Common Stock are entitled to receive dividends when, as and if declared by the Zapata Board of Directors from funds legally available therefor. So long as any shares of Preferred Stock or Preference Stock are outstanding, Zapata may not pay or declare any dividends, whether in cash, stock or otherwise, or make any distribution on the Zapata Common Stock, unless (i) all dividends on the Preferred Stock of all series for all past quarterly dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart and the full dividends for the then-current quarterly dividend period have been paid or declared and
(ii) all dividends on the Preference Stock of all series for all past dividend periods and the then-current quarterly dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart if and to the extent that the Zapata Restated Certificate of Incorporation or a designating resolution adopted by the Zapata Board of Directors (a "Designation Resolution") grants such series preferential dividend rights with respect to the Zapata Common Stock. The Zapata $2 Preference Stock has such rights that are prior and superior to the Zapata Common Stock only with respect to the then-current quarterly dividend period.


     In the event of any liquidation, dissolution or winding up of the affairs of Zapata, the holders of Zapata Common Stock are entitled to receive, pro rata, any assets of Zapata remaining after payment has been made in full (i) to the holders of the Preferred Stock of the liquidation price established for such stock, plus an amount equal to any dividends accrued thereon and paid to the payment date and (ii) to the holders of the Preference Stock of each series of the liquidation price, if any, established for such series, plus, if so provided in the Zapata Restated Certificate of Incorporation or the applicable Designation Resolution, an amount equal to any dividends accrued thereon and unpaid to the payment date for which the holders of stock of such series shall have rights that are in such instances prior and superior to those of the holders of Zapata Common Stock. The holders of the Zapata $2 Preference Stock are entitled to receive only the liquidation price established therefor prior to such a distribution to the holders of Zapata Common Stock.

PREFERRED STOCK

     The Preferred Stock may be issued in one or more series as may be established and designated from time to time by the Zapata Board of Directors. Zapata's Restated Certificate of Incorporation authorizes the Zapata Board of Directors to establish and designate any unissued shares of Preferred Stock as a new series of such stock with such rights and preferences as are provided in Zapata's Restated Certificate of Incorporation or, to the extent not stated therein, adopted by resolution of the Zapata Board of Directors in a Designation Resolution. If any such Preferred Stock were issued, it would rank senior to the Zapata Common Stock and the Preference Stock with respect to dividends and liquidation rights and would rank on a parity with each other share of Preferred Stock.

     No dividends may be declared or paid or set apart for payment for the Preferred Stock of any series unless at the same time a dividend in like proportion to the accrued and unpaid dividends upon the Preferred Stock of each other series is declared or paid or set apart for payment, as the case may be, on Preferred Stock of each other series then outstanding. So long as any shares of Preferred Stock are outstanding, Zapata may not pay or declare any dividends, whether in cash, stock or otherwise, on, or make any distribution of assets upon liquidation in respect of, or purchase or retire or otherwise acquire for a consideration, any shares of stock ranking junior to the Preferred Stock in respect of dividends or assets, unless all dividends on the Preferred Stock of all series for all past quarterly dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart, and the full dividends thereon for the then-current quarterly dividend period shall have been paid or declared.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Zapata, holders of Preferred Stock are entitled to receive the liquidation price established for such stock, plus an amount equal to any accrued and unpaid dividends to the payment date, before any distribution is made to the holders of Preference Stock or Zapata Common Stock. The holders of all series of Preferred Stock are entitled to share ratably, in accordance with the respective amounts payable thereon, in any such distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon.


     The holders of Preferred Stock are entitled to such voting rights as may be provided by the Zapata Board of Directors in a Designation Resolution. The holders of Preferred Stock have special voting rights with respect to certain matters affecting the powers, preferences and privileges of the Preferred Stock of each respective series.


PREFERENCE STOCK

     The Preference Stock may be issued in one or more series, consisting of (i) the Zapata $2 Preference Stock and (ii) such other series as may be established and designated from time to time by the Zapata Board of Directors. The rights and preferences of the Zapata $2 Preference Stock are fixed and determined by the Zapata Restated Certificate of Incorporation. The Zapata Board of Directors is authorized to establish and designate any unissued shares of Preference Stock as additional shares of any existing series of such stock or as a new series of such stock with such voting, dividend, redemption, conversion, liquidation and other provisions as are provided in the Zapata Restated Certificate of Incorporation or, to the extent not stated therein, adopted by the Zapata Board of Directors in a Designation Resolution. As of July 17, 1996, 2,627 shares of Zapata $2 Preference Stock were outstanding. No other shares of Preference Stock were outstanding as of that date.

     Subject to the prior rights of the holders of any outstanding Preferred Stock, the holders of the Preference Stock of each series shall be entitled to receive dividends, when, as and if declared by the Zapata Board of Directors, out of any funds legally available therefor. Zapata, at the option of the Zapata Board of Directors, may redeem the Preference Stock of any series, at the time or times and at the price or prices fixed for such series, upon notice duly given as provided in the Zapata Restated Certificate of Incorporation.

     In the event of any voluntary or involuntary liquidation, dissolution or winding-up of Zapata, holders of Preference Stock are entitled to receive such rights as may be fixed for the series. The holders of all series of Preference Stock are entitled to share ratably, in accordance with the respective amounts payable thereon, in any such distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. The holders of Preference Stock have special voting rights with respect to certain matters affecting the powers, preferences and privileges of the Preference Stock of each respective series.

  $2 Preference Stock

     The Zapata $2 Preference Stock ranks senior to Zapata Common Stock and junior to Preferred Stock with respect to dividends and liquidation rights. Subject to the prior and superior rights of the Preferred Stock, the holders of the Zapata $2 Preference Stock are entitled to receive, when, as and if declared by the Zapata Board of Directors, noncumulative cash dividends payable quarterly on the first day of January, April, July and October at the annual rate of $2.00 per share from funds legally available therefor. So long as any Zapata $2 Preference Stock remains outstanding, no dividend may be declared or paid upon or set apart for any class of stock or series thereof ranking junior to the Zapata $2 Preference Stock in the payment of dividends, nor may any shares of any class of stock or series thereof ranking junior to the Zapata $2 Preference Stock in payment of dividends be redeemed or purchased by Zapata or any subsidiary thereof, nor may any moneys be paid to or made available for a sinking fund for the redemption or purchase of any shares of any class of stock or series thereof ranking junior to the Zapata $2 Preference Stock in payment of dividends, unless in each instance dividends on all outstanding shares of Zapata $2 Preference Stock for the then-current quarterly dividend period have been paid or declared and sufficient funds set aside for the payment thereof.

     No dividend may be declared on any share or shares of any other series of Preference Stock or any other class of stock or series thereof ranking on a parity with the Zapata $2 Preference Stock in respect of payment of dividends unless there has been declared on all shares then outstanding of the Zapata $2 Preference Stock, for the same dividend period, or for the dividend period of the Zapata $2 Preference Stock terminating within the dividend period of such parity stock, like proportionate dividends, ratably, in proportion to the Zapata $2 Preference Stock and such parity stock. No shares of any other series of Preference Stock or of any such other class or series ranking on a parity with the Zapata $2 Preference Stock in respect of payment of dividends may be redeemed or purchased by Zapata or any subsidiary thereof nor may any moneys be paid to or made available for a sinking fund for any such redemption or purchase unless dividends at the rate fixed for the Zapata $2 Preference Stock for the then current dividend period have been paid or declared and sufficient funds set aside for payment thereof.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of Zapata, after payment of the debts and other liabilities of Zapata and any preferential amounts due to holders of Preferred Stock, the holders of Zapata $2 Preference Stock are entitled to receive a liquidation price of $30 per share before any distribution may be made to the holders of Zapata Common Stock or any other class of stock or series thereof ranking junior to the Zapata $2 Preference Stock with respect to the distribution of assets.

     In addition to their right to vote with the holders of any other class of stock entitled to vote, without regard to class, on all matters to be voted on by the stockholders of Zapata, including the election of directors, the holders of the Zapata $2 Preference Stock have special voting rights with respect to certain matters affecting the powers, preferences and privileges of such stock. The Zapata Restated Certificate of Incorporation provides that the number of directors constituting the Zapata Board of Directors will be increased by two, and the holders of the Zapata $2 Preference Stock will have, in addition to their other voting rights, the exclusive right, voting separately as one class, to elect two directors to fill such newly created directorships if at any time the equivalent of six or more full quarterly dividends (whether or not consecutive) payable on such stock is in default. This right remains vested until dividends on the Zapata $2 Preference Stock have been paid for at least four consecutive quarters since the vesting of such right, at which time it will terminate, subject to revesting. Beginning with the dividend payable for the first quarter of fiscal year 1995 and on each succeeding quarterly dividend payment date thereafter, Zapata did not pay dividends then due on the Zapata $2 Preference Stock. Consequently, on April 1, 1996, the right of the holders of Zapata $2 Preference Stock to elect two directors vested. As of the date of this Joint Proxy Statement/Prospectus, the holders of the Zapata $2 Preference Stock had not exercised such right.

     Each share of the Zapata $2 Preference Stock is currently convertible into
2.1 shares of Common Stock upon the terms and conditions specified in the Zapata Restated Certificate of Incorporation. Subject to the prior rights of the holders of any outstanding Preferred Stock, Zapata has the right, at its option, to redeem at any time all or part of the shares of the Zapata $2 Preference Stock outstanding, upon payment in cash of $80 per share.

CERTAIN PROVISIONS OF THE ZAPATA RESTATED CERTIFICATE OF INCORPORATION AND
BY-LAWS

     No stockholder of Zapata has any preemptive or preferential right to purchase or subscribe to any shares of any class of Zapata by reason of his holding shares of any class. Cumulative voting in the election of directors is not permitted. The Zapata Restated Certificate of Incorporation divides the Board of Directors of Zapata into three classes as nearly equal in number as possible, with one class of directors to be elected each year for a term ending with the third succeeding annual meeting of stockholders. Zapata's By-laws provide that the number of directors shall be fixed from time to time by a majority of the members of the Zapata Board of Directors. The Zapata By-laws may be amended by the affirmative vote of the holders of at least 80% of Zapata's outstanding voting stock or by a vote of all of the members of the Zapata Board of Directors.



     Zapata's Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the outstanding voting stock of Zapata entitled to vote in elections of directors to approve any of the following transactions involving Zapata and any entity that beneficially owns at least five percent of Zapata's voting stock (a "Five Percent Owner"): (a) a merger or consolidation of Zapata, (b) any sale or lease of all or any substantial part of the assets of Zapata or (c) any sale or lease to Zapata or any subsidiary thereof of any assets having an aggregate fair market value of at least $2 million in exchange for voting securities (or securities convertible into voting securities) of Zapata or any of its subsidiaries. The foregoing requirements do not apply if the Zapata Board of Directors has approved a memorandum of understanding with respect to such transaction before the time that the Five Percent Owner acquired his 5% interest or if the transaction is between Zapata and a subsidiary. See "The Zapata Annual Meeting--Vote Required; Abstentions and Non-Votes" for information concerning this provision in connection with the Merger.


     The foregoing provisions respecting transactions with Five Percent Owners, the classification of directors and voting requirements for an amendment to the By-laws may not be amended without the affirmative vote of the holders of 80% of the outstanding voting stock of Zapata. These provisions may deter any potential unfriendly offers or other efforts to obtain control of Zapata that are not approved by the Zapata Board of Directors and could thereby deprive the stockholders of opportunities to realize a premium on their stock and could make the removal of management more difficult. On the other hand, these provisions may induce any persons seeking control of Zapata or a business combination with Zapata to negotiate terms acceptable to the Zapata Board of Directors.

     Prior to giving effect to the shares issuable in the Merger, Zapata has approximately 135,023,532 authorized shares of Zapata Common Stock unreserved and available for issuance. Except for the shares of Zapata Common Stock to be issued in the Merger or pursuant to Zapata's employee benefit plans and arrangements, there are no present arrangements, understandings or plans regarding the issuance of shares of Zapata Common Stock, Preferred Stock or Preference Stock. Under certain circumstances, any authorized shares that are not issued or reserved for issuance could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of Zapata. Such shares could be privately placed with purchasers who might side with the Zapata Board of Directors of Zapata in opposing a hostile takeover bid. Furthermore, allowing for authorized but unissued shares might be considered as having the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares, to acquire control of Zapata with a view to imposing a merger, sale of all or any part of Zapata's assets or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of a person or entity seeking to obtain control of Zapata.

     Zapata's Restated Certificate of Incorporation limits the liability of directors of Zapata (in their capacity as directors but not in their capacity as officers) to Zapata or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of Zapata will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Zapata or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

     Zapata's By-laws provide that any stockholder who intends to nominate any person for election as a director at a meeting of Zapata's stockholders held for such purpose must provide Zapata with advance notice of such intent. Such stockholder must also provide information with respect to the nominee which is required by the Commission to be included in proxy solicitations, as well as information as to the stockholder's record ownership of Zapata Common Stock.

DELAWARE GENERAL CORPORATION LAW

     Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation will not engage in any business combination with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers and shares subject to employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer), or (iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 of the DGCL may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the corporation's certificate of incorporation or stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Zapata Restated Certificate of Incorporation does not exclude Zapata from the restrictions imposed under Section 203 of the DGCL. Because Malcolm I. Glazer was an interested stockholder of Zapata more than three years prior to the date of the Merger Agreement, the prohibitions of Section 203 of the DGCL are not applicable to the participation by Zapata or Sub in the Merger.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

GENERAL


     As a result of the Merger, holders of Houlihan's Common Stock will become stockholders of Zapata and the rights of all such former Houlihan's stockholders will thereafter be governed by the Zapata Restated Certificate of Incorporation, the Zapata By-laws and the DGCL. The rights of the holders of Houlihan's Common Stock are currently governed by the Houlihan's Restated Certificate of Incorporation, the Houlihan's By-laws and the DGCL. The following summary, which does not purport to be a complete statement of the general differences among the rights of the stockholders of Zapata and Houlihan's, sets forth certain differences between the Zapata Restated Certificate of Incorporation and the Houlihan's Restated Certificate of Incorporation, the Zapata By-laws and the Houlihan's By-laws. This summary is subject to the full text of each of such documents and the DGCL. For information as to how such documents may be obtained, see "Available Information."


INTERESTED STOCKHOLDER TRANSACTIONS

     As described above, Section 203 of the DGCL governs business combinations with "interested stockholders." Although the Zapata Restated Certificate of Incorporation does not exclude Zapata from the restrictions imposed by Section 203, the Houlihan's Restated Certificate of Incorporation expressly provides that Houlihan's shall not be governed by Section 203.

AMENDMENT OF CERTIFICATE OF INCORPORATION

     Delaware law provides that an amendment to a corporation's certificate of incorporation must be approved by the board of directors and by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote. The Zapata Restated Certificate of Incorporation provides that amendments to certain provisions (classification of directors, amendment of by-laws and certain supermajority voting provisions) must be approved by the affirmative vote of the holders of 80% of Zapata stock entitled to vote generally in the election of directors.

AMENDMENT OF BY-LAWS

     The Zapata By-laws provide that such By-laws may be altered or repealed, and new by-laws adopted, either by the affirmative vote of the holders of record of 80% or more of the issued and outstanding stock of Zapata entitled to vote generally in the election of directors or by a vote of all of Zapata's directors, subject to alteration or repeal by the stockholders. The Houlihan's By-laws provide that such By-laws may be amended or repealed by the board at any meeting or by the stockholders at any meeting so long as the By-laws do not contain any provision inconsistent with the Houlihan's Restated Certificate of Incorporation or the DGCL.

SPECIAL MEETINGS OF STOCKHOLDERS

     The Zapata By-laws provide that a special meeting of stockholders may be called at any time by Zapata's Chairman of the Board or by order of the Zapata Board of Directors and shall be called by the Chairman of the Board or the Board of Directors upon written request of stockholders holding at least 80% of the outstanding shares entitled to vote at such meeting. The Houlihan's By-laws provide that special meetings of stockholders may be called by the President or by the Board of Directors of Houlihan's pursuant to a resolution adopted by a majority of the entire Board or by the President at the request in writing of stockholders owning more than 50% of the entire capital stock of Houlihan's entitled to vote generally in the election of directors.

SPECIAL MEETINGS OF DIRECTORS

     The Zapata By-laws provide that special meetings of the Zapata Board of Directors may be held at any time upon the call of the Chairman of the Board and Chief Executive Officer, the Secretary or any two directors of Zapata. The Houlihan's By-laws provide that special meetings of the Houlihan's Board may be called by one-third of the directors then in office (rounded up to the nearest whole number) or by the President of Houlihan's.

NUMBER OF DIRECTORS


     The Zapata By-laws provide that the number of directors on the Zapata Board of Directors shall be fixed from time to time by a majority of the members of the Zapata Board of Directors. The Zapata Restated Certificate of Incorporation provides that Zapata's directors shall be divided into three classes serving staggered three-year terms. In connection with the Merger, it is expected that the size of the Zapata Board of Directors will be increased from five to seven directors to permit the addition of two designees of Houlihan's as directors of Zapata. See "Approval of the Merger and Related Transactions--Operations Following the Merger" and "The Merger Agreement--Certain Employment and Indemnification Arrangements." The Houlihan's By-laws provide that the Houlihan's Board of Directors shall consist of seven members, with directors serving concurrent terms of one year.


QUORUM


     The Zapata By-laws provide that a majority of the directors in office present at any regular or special meeting shall constitute a quorum, provided that a quorum may not be less than one-third of the total number of directors authorized. In general, a majority of the directors present at any meeting in which there is a quorum shall be the valid act of the Zapata Board of Directors. The Houlihan's By-laws provide that five directors shall constitute a quorum for all purposes.

REMOVAL OF DIRECTORS

     Houlihan's Restated Certificate of Incorporation provides that Houlihan's stockholders have the right to remove any director or the entire Houlihan's Board of Directors at any time, with or without cause, upon the approval of a majority of Houlihan's Common Stock outstanding. Zapata's Restated Certificate of Incorporation provides that Zapata stockholders may remove one or more members of the Zapata Board of Directors only for cause.

                  ADDITIONAL INFORMATION CONCERNING HOULIHAN'S


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     On January 11, 1995, Houlihan's entered into an option agreement with First Allied Tampa, which granted Houlihan's the exclusive right to operate a casual dining restaurant in the existing Tampa Bay Buccaneers Football Stadium or in a new Tampa Bay Stadium, if built. First Allied Tampa is wholly owned by the Glazer Group, owners of 73% of Houlihan's stock on a fully diluted basis. After performing due diligence, Houlihan's and First Allied Tampa mutually agreed to terminate the option on February 6, 1995. Full return of all consideration paid under the agreement occurred on April 28, 1995.

     On October 13, 1995, Houlihan's entered into an Advertising and Sponsorship Agreement (the "Advertising Agreement") with the Buccaneers Limited Partnership for the exclusive naming rights to the Tampa Bay Buccaneers Football Stadium (the "Stadium"). The Buccaneers Limited Partnership is 100% controlled by the Glazer Group. The Advertising Agreement provides Houlihan's with the right to name the Stadium "Houlihan's Stadium." Additionally, the Advertising Agreement provides Houlihan's with advertising rights inside the Stadium and in Tampa Bay Buccaneers programs and brochures. The Advertising Agreement is for a ten-year period at a total cost of $10,000,000. The payment terms are $2,000,000 per year for the first five years of the Advertising Agreement. Houlihan's made the first payment under the Advertising Agreement on December 5, 1995. If the Tampa Bay Buccaneers move to a new stadium and the Buccaneers Limited Partnership retains the naming rights, the Advertising Agreement will continue. If the Buccaneers Limited Partnership loses the naming rights, the Advertising Agreement will be terminated and the monies paid by Houlihan's for future years will be refunded.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HOULIHAN'S


     The following table indicates the number of shares of Houlihan's Common Stock owned beneficially as of June 15, 1996 by (i) each person known to Houlihan's to beneficially own more than 5% of the outstanding shares of Houlihan's Common Stock, (ii) each Houlihan's director, (iii) the Chief Executive Officer of Houlihan's and the other four most highly compensated executive officers of Houlihan's and (iv) all directors and executive officers of Houlihan's as a group. The following table also presents pro forma information with respect to the Glazer Group's beneficial ownership of Zapata Common Stock as a result of the Merger, assuming that the Market Value of the Zapata Common Stock is $3.625 per share (the closing sales price on the NYSE on August 9, 1996), resulting in the issuance of 11,032,289 shares of Zapata Common Stock in the Merger.


                                                  AMOUNT OF SHARES BENEFICIALLY OWNED
                            --------------------------------------------------------------------------------
                                                                        PRO FORMA ZAPATA(1)
                                                        ----------------------------------------------------
                                   HOULIHAN'S                  MINIMUM(2)                  MAXIMUM(3)
                            ------------------------    ------------------------    ------------------------
                                         PERCENTAGE                   PERCENTAGE                  PERCENTAGE
   BENEFICIAL OWNER(4)       SHARES      OF CLASS(5)      SHARES       OF CLASS       SHARES       OF CLASS
- --------------------------  ---------    -----------    ----------    ----------    ----------    ----------
Glazer Group(6)...........  7,325,815       73.27%      15,530,411      38.27%      20,249,917       49.9%
1482 S. Ocean Blvd.
Palm Beach, FL 33480
Merrill Lynch & Co.,
  Inc.(7).................  1,154,769       11.55
World Financial Center, N.
  Tower
250 Vesey Street
New York, NY 10281
Euram Management, Inc.....    502,596        5.03
One EAB Plaza
Uniondale, NY 11555
Warren H. Gfeller.........         --          --
Frederick R. Hipp(8)......     56,129       *
William W. Moreton(8).....         --          --
Henry C. Miller(8)........         --          --
Andrew C. Gunkler(8)......         --          --
Mark T. Walker(8).........      1,000       *
All directors and officers
  as a group (11
  persons)................  7,212,042       72.13

- ---------------

 *  Less than 1% of outstanding Common Stock.

(1) For the Glazer Group, the number of shares of Zapata Common Stock and percentage of class owned following the Merger will vary depending on the Consideration Elections of Houlihan's stockholders other than the Glazer Group. These figures represent the minimum and maximum number of shares of Zapata Common Stock and percentage of class, respectively, that will be owned by the Glazer Group following the Merger based on a Market Value of $3.625 per share of Zapata Common Stock.

(2) Assumes all stockholders of Houlihan's other than members of the Glazer Group exercise the Stock Election.

(3) Assumes all stockholders of Houlihan's other than members of the Glazer Group exercise the Cash Election.

(4) Because Houlihan's is not subject to the provisions of Section 13(d) of the Exchange Act, Houlihan's is unable to ascertain beneficial ownership based on statements filed with the Commission pursuant to Section 13(d) or 13(g) of the Exchange Act.

(5) Based on 9,998,012 shares of Houlihan's Common Stock outstanding.

(6) Includes Malcolm I. Glazer, Chairman of the Board of Directors, and his sons, Avram A. Glazer, Kevin E. Glazer, Bryan G. Glazer and Joel M. Glazer, each a director.

(7) Based on information contained in a Schedule 13G dated as of January 18, 1996.

(8) Excludes 300,000, 90,000, 82,000, 32,000 and 31,000 shares of Houlihan's
    Common Stock subject to outstanding options granted to Messrs. Hipp, Moreton, Miller, Gunkler and Walker, respectively.

             ADDITIONAL PROPOSALS FOR A VOTE OF ZAPATA STOCKHOLDERS

                                 PROPOSAL NO. 2
                             ELECTION OF DIRECTORS

     Zapata's Restated Certificate of Incorporation, as amended, provides for the classification of the Zapata Board of Directors into three classes (Class I, Class II and Class III), having staggered terms of three years each. The current term of office of directors in Class I expires at the Zapata Annual Meeting. The terms of office of the directors in Classes II and III will expire at the annual meetings of stockholders to be held in 1997 and 1998, respectively. At the Zapata Annual Meeting, two Class I directors will be elected to serve for three-year terms expiring at the 1999 annual meeting of stockholders.

     It is the intention of the persons designated as proxies in the enclosed proxy card, unless the proxy is marked with contrary instructions, to vote for the election of Messrs. Malcolm I. Glazer and R. C. Lassiter as Class I directors to serve until the 1999 annual meeting of stockholders and until their successors have been duly elected and qualified. If either of these nominees becomes unavailable for any reason, shares represented by such proxies will be voted for such person or persons, if any, as may be designated by the Zapata Board of Directors. At present, it is not anticipated that any nominee will be unable to serve. Directors will be elected by a plurality of the votes cast.

     THE ZAPATA BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

NOMINEES

     The following sets forth certain information with respect to the business experience of each nominee during the past five years.

     MALCOLM I. GLAZER, age 67, has been a director of Zapata since July 1993. Mr. Glazer has served as Chairman of the Board of Directors of Zapata since July 1994, and served as President and Chief Executive Officer of Zapata from August 1994 until March 1995. Mr. Glazer has been a self-employed, private investor whose diversified portfolio consists of investments in television broadcasting, restaurants, restaurant equipment, food services equipment, health care, banking, real estate, stocks, government securities and corporate bonds, for more than the past five years. He is also the owner of the Tampa Bay Buccaneers, a National Football League franchise. He is a director and Chairman of the Board of Houlihan's and also is a director of Specialty and Envirodyne. Malcolm I. Glazer is the father of Avram A. Glazer.


     RONALD C. LASSITER, age 64, has been a director of Zapata since 1974. Mr. Lassiter served as Acting Chief Operating Officer of Zapata from December 1994 to March 1995. He served as Chairman of the Board of Directors of Zapata from December 1985 to July 1994, and Chief Executive Officer from January 1983 to July 1994. From July 1994 until December 1994, he was Chairman and Chief Executive Officer of Zapata Protein, Inc. In December 1994, Mr. Lassiter withdrew from an active management role with Zapata Protein, Inc. as a result of his participation in a group seeking to acquire that subsidiary. That proposed acquisition was not consummated, and Mr. Lassiter resumed his active management role as Chairman and Chief Executive Officer of Zapata Protein, Inc. pursuant to the consulting agreement described under "Employment Agreements and Other Incentive Plans." He has served in various positions with Zapata since 1970, and he served as a director of Zapata Gulf Marine Corporation from November 1984 to January 1992. In addition, Mr. Lassiter serves as Chairman of Daniel Industries, Inc.


CONTINUING DIRECTORS

     The following sets forth certain information with respect to all members of the Zapata Board of Directors whose current terms will continue after the Zapata Annual Meeting. Information is provided concerning the business experience of each continuing director during the past five years and the other directorships held by each continuing director. Unless otherwise indicated, each person has had the same occupation for at least five years.

                    CLASS II DIRECTOR -- TERM EXPIRING 1997

     AVRAM A. GLAZER, age 35, has been a director of Zapata since July 1993. Mr. Glazer has served as President and Chief Executive Officer of Zapata since March 1995. Prior to that time, he was employed by, and worked on behalf of, Malcolm
I. Glazer and a number of entities owned and controlled by Malcolm I. Glazer, including Florida Management Office, TV Management Office, Farmington Mobile Home Park, Inc., Century Development Corporation d/b/a KGNS Laredo, and Canandaigua Mobile Park. He also serves as a director of Houlihan's, Speciality, and Envirodyne. Avram A. Glazer is a son of Malcolm I. Glazer.

                   CLASS III DIRECTORS -- TERM EXPIRING 1998


     ROBERT V. LEFFLER, JR., age 50, has served as a director of Zapata since May 1995. Mr. Leffler also has served as owner of the Leffler Agency, an advertising and marketing/public relations firm based in Baltimore, Maryland that specializes in sports, rental real estate and medical areas, for more than the past five years. Among the clients of the Leffler Agency are the Tampa Bay Buccaneers, owned by Malcolm I. Glazer.



     W. GEORGE LOAR, age 73, has been a director of Zapata since May 1995. Mr. Loar has been retired for the past six years from his position as Vice President and General Manager of KQTV, a St. Joseph, Missouri ABC-affiliated television station controlled by Malcolm I. Glazer.


ACTIONS IN CONNECTION WITH MERGER


     The Merger Agreement provides that if the Merger is consummated, Warren H. Gfeller, currently a director of Houlihan's, and Frederick R. Hipp, currently the President and Chief Executive Officer of Houlihan's, will be appointed to the Zapata Board of Directors. They will serve in Class II and Class III, respectively. The following sets forth certain information with respect to the business experience of Messrs. Gfeller and Hipp during the past five years.


     WARREN H. GFELLER, age 43, has been a director of Houlihan's since September 16, 1992. Mr. Gfeller is the owner of Clayton-Hamilton Equities and was the President, Chief Executive Officer and a director of Ferrellgas, Inc. in Liberty, Missouri from 1983 through 1991. He is also a director of Synergy Gas Corp., the Kansas Wildscape Foundation, House Specialties Corporation, Gardner Bancshares, Inc., and Stranger Valley Land Company.

     FREDERICK R. HIPP, age 46, has been the President, Chief Executive Officer, and a director of Houlihan's since August 1988. He has served as President/Casual Dining Division of Houlihan's from June 1985 to August 1988 and as Executive Vice President of Houlihan's from May 1980 to June 1985. Prior to joining Houlihan's, Mr. Hipp served as President of Restaurant Data Systems, Inc. from 1978 to 1980 and served in a number of operations and support positions with the Steak & Ale Corporation from 1973 to 1978.


COMMITTEES OF THE ZAPATA BOARD OF DIRECTORS; ATTENDANCE AT MEETINGS



     During fiscal 1995, the Zapata Board of Directors held eleven meetings. During fiscal 1995, Committees of Zapata's Board of Directors included a Compensation Committee, Nominating Committee, Executive Committee and Audit Committee to oversee specific matters affecting Zapata and the Zapata Special Committee and its predecessor special committee which acted in connection with Zapata's acquisition of its investment in Envirodyne. The Zapata Board of Directors elected to assume the responsibilities of the Executive Committee effective December 15, 1995, and elected to assume the responsibilities of the Compensation and Nominating Committees effective May 1996.



     The Audit Committee currently is composed of Messrs. W. George Loar (Chairman) and Robert V. Leffler, Jr. The Audit Committee held two meetings in fiscal 1995. The Audit Committee meets with Zapata's independent accountants to review Zapata's accounting policies, internal controls and other accounting and auditing matters; makes recommendations to the Zapata Board of Directors as to the engagement of independent accountants; and reviews the letter of engagement and statement of fees relating to the scope of the annual audit and special audit work which may be recommended or required by the independent accountants.


     The Compensation Committee was composed of Messrs. Avram A. Glazer (Chairman), R. C. Lassiter and Robert V. Leffler, Jr. during fiscal 1995. The Compensation Committee held three meetings during fiscal 1995. The functions performed by the Compensation Committee included reviewing Zapata's executive salary and bonus structure; reviewing Zapata's stock option plans; recommending directors' fees; setting bonus goals; and approving salary and bonus awards to key executives.



     The Nominating Committee was composed of Messrs. Malcolm I. Glazer and W. George Loar during fiscal 1995. The Nominating Committee held two meetings during fiscal 1995. The functions performed by the Nominating Committee included proposing candidates to fill vacancies on the Zapata Board of Directors, reviewing the structure and composition of the Zapata Board of Directors, and considering qualifications requisite for continuing Board service.



     The Zapata Special Committee currently is composed of Messrs. R.C. Lassiter, Robert V. Leffler, Jr. and W. George Loar. See "Approval of the Merger and Related Transactions--Background of the Merger--Background of Zapata's Entry into the Merger Agreement" for a description of recent activities of the Zapata Special Committee.



     During the fiscal year ended September 30, 1995, each director of Zapata attended at least 75% of the aggregate number of meetings of the Zapata Board of Directors and respective committees on which he served.


COMPENSATION OF DIRECTORS


     During the year ended September 30, 1995, those members of the Zapata Board of Directors who were not employees of Zapata were paid an annual retainer of $20,000, plus $1,000 for each committee of the Zapata Board of Directors on which a member of the Zapata Board of Directors served. Effective April 1, 1995, Zapata changed the payment schedule of directors' fees from an annual payment of $20,000 to a quarterly retainer of $5,000. Those directors who also are Zapata employees do not receive any additional compensation for their services as directors.


     Pursuant to Zapata's Amended and Restated Special Incentive Plan, each nonemployee director of Zapata automatically receives, following initial appointment or election to the Zapata Board of Directors, a grant of options to purchase 20,000 shares of Zapata's Common Stock at the fair market value on the date of the grant. Each such option is exercisable in three equal annual installments after the date of the grant.

     As members of the Zapata Special Committee appointed for purposes of considering potential merger transactions with Houlihan's and Specialty, Mr. Lassiter, Chairman of the Zapata Special Committee, was paid $20,000 and Messrs. Leffler and Loar were paid $15,000 each for their work in evaluating the Merger.

     In November 1993, Peter M. Holt and Zapata entered into a three-year Consulting Agreement pursuant to which Zapata agreed to pay Mr. Holt an annual consulting fee of $200,000 for the first year, $150,000 for the second year and $130,000 for the third year. Pursuant to the Consulting Agreement, during the first eighteen months of its term, Mr. Holt served in the capacity of Chairman and Chief Executive Officer of the divisions or subsidiaries of Zapata engaged in the natural gas compression business, and had the title of Chairman and Chief Executive Officer. The Consulting Agreement provided that, commencing in May 1995 and for the remaining 18 months of the term of the Consulting Agreement, Mr. Holt would serve as Chairman of such divisions and subsidiaries. Mr. Holt also served as Chief Executive Officer of such divisions and subsidiaries. In November 1995, Mr. Holt resigned from the Board of Directors of Zapata and from all of his management and board positions with affiliates of Zapata, thereby terminating Zapata's remaining obligations under the Consulting Agreement.

RESIGNATION OF DIRECTOR



     Effective as of and by letter (the "Resignation Letter") dated November 16, 1995, Peter M. Holt resigned from the Zapata Board of Directors and from all of his management and board positions with Zapata affiliates. The Resignation Letter stated that Mr. Holt was resigning because of a disagreement with Zapata on matters relating to Zapata's operations, policies and practices. Specifically, the letter described Mr. Holt's disagreement with Zapata as a disagreement regarding (i) the characterization of certain matters in Zapata's November 13, 1995 proxy statement (the "November Proxy Statement") prepared in connection with a special meeting of the Zapata's stockholders held on December 15, 1995 for the purpose of considering and voting upon the approval of the sale of Zapata's natural gas compression business conducted by Energy Industries and
(ii) Zapata's implementation of its new strategic plan involving repositioning Zapata in the food services business and exiting the energy business.



     With regard to the November Proxy Statement, the Resignation Letter asserted that certain disclosures contained therein required correction in order to not be misleading. Specifically, the Resignation Letter asserted that: (i) Zapata's new strategic plan to enter the food services business was not adopted by Zapata's Board of Directors until September 20, 1995, and yet the November Proxy Statement stated that the strategy had been in development since late 1994 and early 1995; (ii) Zapata had already identified its acquisition candidates for expansion into the food services industry to be funded with the proceeds from the sale of Energy Industries and that the failure to so state in the proxy materials was misleading; and (iii) Zapata had failed to advise its stockholders of what was meant by the words "new strategy" and "acquisitions in the food service industry" in that, to the knowledge of Mr. Holt, the only acquisitions that have been seriously considered by Zapata in furtherance of its new strategy were acquisitions from Malcolm I. Glazer and his affiliates. With respect to the last assertion, the Resignation Letter refers to the formation of the Zapata Special Committee on September 20, 1995 for the purpose of considering the possible investments in Houlihan's and Specialty. Malcolm Glazer or his affiliates beneficially own substantial interests in those companies. See "Risk Factors--Litigation--Litigation Involving a Former Director."



     Zapata believes Mr. Holt's description of his disagreement with Zapata contained in the Resignation Letter is both inaccurate and incomplete. Mr. Holt's Resignation Letter asserted that Zapata's new strategy of departing the energy industry and entering the food services industry was not presented to the Zapata Board of Directors for a vote until the special meeting of the Zapata Board of Directors held on September 20, 1995. Zapata notes, however, that at a meeting of the Zapata Board of Directors held on May 5, 1995, the Zapata Board of Directors, with Mr. Holt participating, approved the engagement of Schroder Wertheim & Co. Incorporated ("Schroder Wertheim"), an investment banking firm, as Zapata's financial advisor in connection with the sale of Zapata's then primary energy-related assets, Energy Industries and Cimarron Gas Holding Company, and the authorization of appropriate officers of Zapata to negotiate terms and conditions of the sale of these businesses with viable bidders. At the same May 5, 1995 meeting, Mr. Holt participated in a discussion by the directors of the possibility that Zapata might purchase stock of Envirodyne. At a meeting of the Zapata Board of Directors held on May 30, 1995, the Zapata Board of Directors, with Mr. Holt participating, decided to form a special committee of the Zapata Board of Directors to consider the acquisition of common stock of Envirodyne from the Malcolm I. Glazer Trust. At the May 30, 1995 meeting of the Zapata Board of Directors, Avram A. Glazer (Zapata's President and Chief Executive Officer) made a presentation to the Zapata Board of Directors of a plan to reposition Zapata into the food services business, including references to potential acquisition candidates. Mr. Holt participated in this discussion, from which there emerged a consensus among the members of the Zapata Board of Directors to pursue the redirection of Zapata's business into the food services industry, and Mr. Holt voiced no objection to the proposed redirection. The new direction of Zapata was also discussed at length at Zapata's Annual Meeting of Stockholders held on July 27, 1995, at which Mr. Holt was present. To the knowledge of Zapata, Mr. Holt had not, prior to receipt of the Resignation Letter, informed any member of the Zapata Board of Directors or executive officer of Zapata that he objected to Zapata's proposed exit from the energy business and redirection of its business into the food services industry.



     In addition, Zapata also notes that on June 8, 1995 Mr. Holt and another party submitted a non-binding indication of interest to acquire Energy Industries. That proposal was not pursued by Zapata because it would have involved terms substantially less favorable to Zapata and its stockholders than the Weatherford Enterra proposal. A portion of the offered consideration in such proposal was the common stock of Zapata owned by Mr. Holt and his affiliates, which the proposal would have valued at a premium over the market price of the common stock.



     Zapata also disagrees with Mr. Holt's assertion that the statements contained in the November Proxy Statement regarding the use of proceeds of the Energy Industries sale were misleading. The statements in the November Proxy Statement regarding the use of proceeds are (i) that Zapata intended to use the net proceeds of the Energy Industries sale for general corporate purposes, which might include repayment of debt, and for future acquisitions which were expected to be in the food services industry and (ii) that Zapata did not have any current plans or proposals to use the proceeds of the Energy Industries sale for specific acquisitions or joint ventures. Zapata continues to believe that these statements were accurate when made.



     In connection with Mr. Holt's resignation, Zapata also notes that : (1) beginning no later than June 1995, Mr. Holt and his representatives have on several occasions requested that Zapata repurchase all of the shares of Zapata Common Stock owned by Mr. Holt and his affiliates in a private transaction at a premium over the public trading price; (2) together with the Resignation Letter, Zapata received a copy of the petition filed in the 148th Judicial District Court of Nueces County, Texas by the Holt Affiliates (described under "Risk Factors--Litigation--Litigation Involving a Former Director"), in which the Holt Affiliates seek substantial monetary relief against Zapata; and (3) on August 16, 1995, Zapata informed Mr. Holt of an indemnification claim of approximately $6 million against the Holt Affiliates in connection with what Zapata believes are breaches of representations and warranties by the Holt Affiliates in the 1993 purchase agreement pursuant to which Zapata purchased Energy Industries from the Holt Affiliates. Mr. Holt has disputed the latter claim and it remains unresolved.

MANAGEMENT AND EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation with respect to the fiscal years ended September 30, 1995, 1994 and 1993 for services in all capacities rendered to Zapata and its subsidiaries by the persons who served as chief executive officer during fiscal 1995, the four most highly compensated executive officers of Zapata other than the chief executive officer who were serving as executive officers on September 30, 1995 and one additional individual who would have been in that category but for the fact that he was not serving as an executive officer on September 30, 1995 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE


                                                             ANNUAL COMPENSATION
                                                            ---------------------      ALL OTHER
           NAME AND PRINCIPAL POSITION             YEAR      SALARY       BONUS       COMPENSATION
- -------------------------------------------------  ----     --------     --------     ------------
Avram A. Glazer, President and                     1995     $183,240           --               --
  Chief Executive Officer(1)
Malcolm I. Glazer, Chairman(2)                     1995       11,250           --               --
                                                   1994       29,800           --               --
Ronald C. Lassiter, Chairman and                   1995      196,220           --               --
  Chief Executive Officer of                       1994      344,859           --               --
  Zapata Protein, Inc.(3)                          1993      358,600     $175,000       $    2,100(8)
Robert W. Jackson, President and                   1995      200,000           --               --
  Chief Executive Officer of                       1994      200,000           --               --
  Cimarron(4)                                      1993      200,000           --               --
Joseph B. Mokry, President and                     1995      192,855       83,460               --
  Chief Operating Officer of                       1994      172,260      100,080            8,512(8)
  Energy Industries, Inc.(5)
Lamar C. McIntyre, Vice President,                 1995      131,943           --            7,800(8)
  Chief Financial Officer and                      1994      113,881           --            2,230(8)
  Assistant Secretary (6)                          1993      108,964       18,000            2,382(8)
Bruce K. Williams, Chairman, President             1995      140,434           --           22,645(7)
  and Chief Executive Officer of                   1994      160,824       39,000            3,596(8)
  Zapata Exploration Company (7)                   1993      156,240       54,684            3,193(8)


- ---------------

(1) In March 1995, Mr. A. Glazer was elected as President and Chief Executive Officer of Zapata. In addition to regular salary, the amount shown in the "Salary" column includes director and board committee fees for the portion of the fiscal year during which Mr. A. Glazer was not an executive officer.

(2) Mr. M. Glazer currently serves as Chairman, and served as President and Chief Executive Officer of Zapata from August 1994 to March 1995. He received no compensation during the period for acting in these capacities other than director and board committee fees, which are included in the "Salary" column.

(3) Amounts in the "Salary" column include amounts paid to Mr. Lassiter under the consulting agreement described below under "Employment Agreements and Other Incentive Plans."

(4) Mr. Jackson ceased serving as an executive officer of Zapata effective December 1, 1995.

(5) In connection with the sale of the assets of Energy Industries, Mr. Mokry ceased serving as an executive officer of Zapata in December 1995.

(6) Mr. McIntyre ceased serving as an executive officer of Zapata effective January 15, 1996.

(7) In connection with the closing of the sale of the assets of Zapata Exploration Company, Mr. Williams ceased serving as an executive officer of Zapata on August 14, 1995. The amount included in the "All Other Compensation" column for 1995 includes amounts paid to Mr. Williams under the Consulting Agreement described below under "Employment Agreements and Other Incentive Plans."

(8) The amounts indicated represent Zapata's contributions to its profit-sharing plan.

     While the officers of Zapata receive benefits in the form of certain perquisites, none of the Named Officers has received perquisites which exceed in value the lessor of $50,000 or 10% of such officer's salary and bonus for any of the fiscal years shown in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                                                                   NUMBER OF                   VALUE OF
                                                             SECURITIES UNDERLYING            UNEXERCISED
                                    SHARES                    UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                   ACQUIRED      VALUE        AT FISCAL YEAR-END          AT FISCAL YEAR-END
              NAME                ON EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
- --------------------------------  -----------   --------   -------------------------   -------------------------
Avram A. Glazer.................          0            0          13,333/6,667                       0/0
Malcolm I. Glazer...............          0            0          13,333/6,667                       0/0
Ronald C. Lassiter..............    244,000     $289,750                   0/0                       0/0
Robert W. Jackson...............          0            0                   0/0                       0/0
Lamar C. McIntyre...............          0            0              42,000/0                 $52,000/0
Joseph B. Mokry.................          0            0                   0/0                       0/0
Bruce K. Williams...............     98,000     $122,500                   0/0                       0/0

     The options included in the foregoing table were granted in 1990 under Zapata's 1990 Stock Option Plan, except in the case of Messrs. A. Glazer and M. Glazer, whose options were granted in 1993 under Zapata's Amended and Restated Special Incentive Plan with respect to their service as nonemployee directors. The options were granted at market value on the date of grant and are exercisable in cumulative one-third installments commencing one year from the date of grant, with full vesting occurring on the third anniversary of the grant date. On September 30, 1995, the closing price of Zapata Common Stock on the NYSE was $4.375 per share. No options were granted to any of the Named Officers in fiscal 1995.

PENSION PLAN INFORMATION

     Effective January 15, 1995, Zapata amended its Pension Plan to provide that highly compensated employees (those having covered annual compensation in excess of $66,000) will not earn additional benefits under the plan after that date. In addition, Zapata terminated its Supplemental Pension Plan except with respect to benefits already accrued. Messrs. A. Glazer, M. Glazer, Jackson and Mokry are not participants in the Pension Plan or the Supplemental Pension Plan. Mr. Lassiter retired for purposes of the Pension Plan effective August 1, 1994 and receives annual benefits of $87,860 under the Pension Plan and $101,512 under the Supplemental Pension Plan. Mr. McIntyre's estimated annual benefit under the Pension Plan is $48,941.00 (assuming payments commence after Mr. McIntyre reaches age 61 on a single-life annuity basis). Mr. Williams will be eligible to receive annual benefits under the Pension Plan when he turns 55 years of age.

EMPLOYMENT AGREEMENTS AND OTHER INCENTIVE PLANS

     Effective as of March 15, 1991, Zapata entered into an employment agreement with Mr. Lassiter. The agreement provided for continuation of salary for a three-year period following termination of employment under certain circumstances occurring within two years after a change of control. A "change of control" for purposes of this provision occurred in July 1992. As a result of the change in Mr. Lassiter's responsibilities in July 1994, Mr. Lassiter terminated his employment under this provision of his contract. Subsequently, Mr. Lassiter entered into a consulting agreement (the "Consulting Agreement") with Zapata under which he agreed to serve as Chairman and Chief Executive Officer of Zapata Protein, Inc. for the same aggregate compensation he would have been entitled to receive under the termination provisions of the employment agreement, with the payment schedule deferred over a more extended period of time so long as Mr. Lassiter continues to serve under the Consulting Agreement. The payments to Mr. Lassiter under the provisions of the Consulting Agreement are included in the "Salary" column of the Summary Compensation Table.


     Effective as of September 30, 1992, Cimarron Holding Company, a subsidiary of Zapata ("Cimarron"), entered into an employment agreement with Robert W. Jackson (the "Jackson Agreement"). The Jackson Agreement provided for Mr. Jackson's continuing employment as President, Chief Executive Officer and

Director of Cimarron for a period of five years and contained provisions requiring salary continuation payments for the remainder of the term of the agreement in the event of a termination without cause or a voluntary resignation for "good reason." On December 1, 1995, Zapata and Cimarron entered into a Mutual Release Agreement (the "Mutual Release Agreement") with Mr. Jackson, pursuant to which Mr. Jackson resigned from his position as Chairman, President and Chief Executive Officer of Cimarron, and the parties compromised, settled and resolved all rights and obligations pursuant to all contracts, agreements or benefit plans by or among the parties, as well as all controversies among them. Under the Mutual Release Agreement, the Jackson Agreement was terminated and Zapata and Cimarron agreed to make a one-time payment of $306,534 to Mr. Jackson, representing the present value of the continuing payments that would have been due under the Jackson Agreement, less a negotiated amount reflecting settlement of certain unresolved disputes and early termination of certain other agreements.

     Effective October 1, 1994, Zapata entered into an employment agreement with Mr. McIntyre. The agreement provided for continuing employment of Mr. McIntyre as Vice President, Treasurer and Chief Financial Officer until December 17, 1998 at a compensation level at least equal to Mr. McIntyre's base salary as of October 1, 1994. The agreement provided that if Zapata terminated Mr. McIntyre's employment for any reason other than for cause, Zapata would be obligated to pay Mr. McIntyre's base salary in effect on September 30, 1994 (approximately $8,825 per month) until December 17, 1998. Zapata terminated Mr. McIntyre's employment effective January 15, 1996, thereby triggering Zapata's obligation to make such payments through December 17, 1998.

     Effective March 15, 1991, Zapata entered into an employment agreement with Mr. Williams. As a result of the termination of his employment on August 14, 1995, Mr. Williams will receive payments for three years equivalent to his base salary in effect at the time of the termination ($163,116 annually). Effective August 16, 1995, Zapata Exploration Company, a wholly owned subsidiary of Zapata ("Zapex"), entered into a consulting agreement (the "Consulting Agreement") with Mr. Williams whereby he agreed to provide services including operational oversight for Zapex's Bolivia investment, direction of the winding down of Zapex's domestic oil and gas operations, and other services in exchange for a monthly payment equal to a retainer plus an hourly fee. The Consulting Agreement is terminable by either Zapex or Mr. Williams upon written notice of an election to terminate, which termination shall be effective upon the last day of the month following the month during which any such notice is given. Payments to Mr. Williams under the provisions of the Consulting Agreement during the portion of fiscal 1995 following the termination of his employment are included in the "All Other Compensation" column of the Summary Compensation Table.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Zapata's directors and executive officers, and persons who own more than 10% of a registered class of Zapata's equity securities, to file with the Commission and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Zapata. Directors, officers and greater than 10% stockholders are required by the Commission's regulations to furnish Zapata with copies of all
Section 16(a) forms they file.

     To Zapata's knowledge, based solely on review of the copies of such reports furnished to Zapata and written representations that no other reports were required, during the fiscal year ended September 30, 1995 all reports required by Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of Zapata's Board of Directors (the "Zapata Compensation Committee"), comprised of Avram A. Glazer (until his resignation in January 1996), Mr. Leffler and Mr. Lassiter (nonvoting until September 1995), has been responsible for the approval and administration of compensation programs for Zapata's executive officers. The Zapata Compensation Committee has endeavored to ensure that the compensation programs for Zapata's executive officers are effective in attracting and retaining key executives responsible for the success of Zapata and are administered in an appropriate fashion in the long-term best interest of Zapata and its stockholders. The Zapata Compensation Committee has sought to align total compensation for Zapata's executive officers with the performance of Zapata and the individual performance of each executive officer in assisting Zapata in accomplishing its goals. Zapata's compensation program consists of (1) an annual component, which includes base salary and an annual incentive bonus, and (2) a long-term component consisting of stock options. Because of recent reductions in the size of the Zapata Board of Directors (currently consisting of five persons), the Zapata Board of Directors determined to assume the responsibilities of the Zapata Compensation Committee in May 1996. The following is a report of the Zapata Compensation Committee with respect to compensation policies and determinations relating to fiscal year 1995.


  Base Salary


     The Zapata Compensation Committee's policy with respect to 1995 base salaries for executive officers was generally to keep them at appropriate levels in light of compensation surveys in which Zapata participated. From August 1994 until March 1995, Malcolm I. Glazer served as Chairman, President and Chief Executive Officer of Zapata and received no compensation for acting in these capacities other than director and board committee fees. When Avram A. Glazer became President and Chief Executive Officer in March 1995, his annual salary was established by the Zapata Board of Directors at $300,000, the same salary rate as had applied to Malcolm I. Glazer's predecessor as Chief Executive Officer. The determination of the base salaries for all the executive officers, including the Chief Executive Officer, but excluding Mr. Lassiter, was based on the Compensation Committee's subjective evaluation and did not involve application of objective measures of performance. Mr. Lassiter's compensation is fixed by contract. The compensation surveys were evaluated for purposes of determining general competitive compensation levels, and variations in performance between Zapata and companies included in the surveys were not specifically evaluated in connection with the determination of base salary levels. The companies included in the surveys are not necessarily the same as those included in the Peer Group referred to under "Stockholder Return Performance Graph."


  Annual Incentive Bonus


     None of Zapata's executive officers, except Joseph B. Mokry, received a bonus for fiscal year 1995. Mr. Mokry, who served as Vice President and Chief Operating Officer of Energy Industries, Inc. in fiscal year 1995, received a bonus of $83,460 for 1995. The Compensation Committee's determination that no bonuses would be paid for 1995 resulted from its subjective determination that corporate performance did not warrant the payment of bonuses. The exception for Mr. Mokry was based on the Compensation Committee's subjective evaluation of his performance at Zapata's subsidiary Energy Industries, Inc. No formulas based on stock prices or other quantitative measures of performance were used in determining whether or not bonuses would be paid.


  Stock Options

     The Zapata Compensation Committee believes that to achieve Zapata's long-term growth objectives and to align management and its stockholders' interest, it is in Zapata's best interest from time to time to grant stock options to key members of its management staff. Zapata's 1990 Stock Option Plan and Special Incentive Plan are administered by the Zapata Compensation Committee, which has the full power and authority to designate participants and determine the terms and provisions of the option agreements. The price of each option granted is the fair market value of a share of Zapata Common Stock on the date the option is granted. No options were granted under the 1990 Stock Option Plan or the Special Incentive Plan during fiscal year 1995.

THE ZAPATA COMPENSATION COMMITTEE
Avram A. Glazer (Chairman)
R. C. Lassiter
Robert V. Leffler, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     For the fiscal year ended September 30, 1995, the Committee was initially comprised of Malcolm I. Glazer, Avram A. Glazer, Peter M. Holt, Daniel P. Whitty and Ronald C. Lassiter (as a nonvoting member). Mr. Whitty served on the Committee until his resignation from the Zapata Board of Directors in November 1994. Mr. M. Glazer resigned from the Committee on December 29, 1994 and was replaced by Myrl S. Gelb, who served on the committee from that date until his resignation from the Zapata Board of Directors in May 1995. Mr. Robert V. Leffler, Jr. became a member of the Committee in May 1995. Mr. Lassiter became a voting member of the Committee in September 1995. Mr. Holt's membership on the Committee ceased when he resigned from the Zapata Board of Directors in November 1995. Mr. A. Glazer resigned from the Committee in January 1996. Committee members M. Glazer, A. Glazer, Holt and Lassiter were officers of Zapata (or one or more of its subsidiaries) during the fiscal year ended September 30, 1995.


     In November 1993, Zapata purchased the natural gas compression business of Energy Industries for an aggregate of $74 million in cash and 2,700,000 shares of Zapata's Common Stock. At the time of the acquisition, Mr. Holt was the chief executive officer of Energy Industries, as well as its majority shareholder. In fiscal 1995, Zapata made indemnification claims against Mr. Holt and the other sellers aggregating approximately $7 million under the purchase agreement relating to Zapata's acquisition of Energy Industries. As of May 15, 1996, such claims remained unresolved. In connection with the acquisition of Energy Industries, Zapata entered into a three-year noncompetition agreement and a three-year Consulting Agreement with Mr. Holt. These agreements were not affected by the Energy Industries Sale. However, as a result of Mr. Holt's resignation in November 1995, Zapata's obligations under the Consulting Agreement were terminated. See "Compensation of Directors," above.

     During fiscal 1995, Energy Industries purchased Caterpillar engines and parts from Holt Company of Texas, a corporation owned by Mr. Holt, for consideration totaling $10.4 million. Zapata believes that such payments are comparable to those that would have been made to nonaffiliated entities for comparable products.

     On February 14, 1995, Zapata entered into a stock purchase agreement with ZP Acquisition Corp. ("ZP") for the sale of Zapata Protein, Inc. R. C. Lassiter held an ownership interest in ZP, which committed to buy all of the issued and outstanding shares of Zapata Protein for $56 million. ZP and its guarantors failed to close the transaction and perform their obligations under the purchase agreement and related guaranty agreement. Zapata has filed a lawsuit in the District Court of Harris County, Texas, number 95-26579, styled Zapata Corporation v. ZP Acquisition Corp., et al., seeking to recover all damages arising from the failure to close the Zapata Protein transaction.

     In August 1995, Zapata purchased 4,189,298 shares of the common stock of Envirodyne for $18.8 million from the Malcolm Glazer Trust. As of April 9, 1996, Zapata held 4,189,298 shares, or 28.9%, of Envirodyne common stock. Malcolm I. Glazer is also a director of Envirodyne. Such shares represented all of Malcolm
I. Glazer's ownership interest in Envirodyne. Zapata paid the purchase price by issuing a subordinated promissory note in a principal amount of $18.8 million, bearing interest at the prime rate and maturing in August 1997, subject to prepayment at Zapata's option. This transaction was approved by a special committee of Zapata's Board of Directors comprised of Messrs. Lassiter, Leffler and Loar. Zapata prepaid the entire principal amount of the promissory note during the first quarter of fiscal 1996.

     In September 1995, Zapata's Board of Directors established the Zapata Special Committee for the purpose of investigating the legal and financial considerations of one or more merger or acquisition transactions involving Zapata and Houlihan's and Speciality. Malcolm I. Glazer and members of his family beneficially own approximately 73% and 45% of the outstanding common stock of Houlihan's and Specialty, respectively, and Malcolm I. Glazer, Avram Glazer and other members of their family serve as directors of both of those companies. Subsequently, the Committee's authority was expanded to include taking action to approve the issuance of Zapata Common Stock and related matters in connection with the Merger, and the Merger Agreement was entered into on June 4, 1996.

     On May 6, 1996, Darcie Glazer became employed by Zapata as an investment analyst. She is a daughter of Malcolm I. Glazer. Ms. Glazer's office is in her home in New York City. She receives an annual salary of $95,000 and other standard employee benefits.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Kristian Siem served as a director of Zapata from 1993 until his resignation in April 1995. On May 17, 1993, Zapata completed certain financial transactions with Norex Drilling Ltd. ("Norex Drilling"), a wholly owned subsidiary of Norex America, Inc. ("Norex America" and, collectively with Norex Drilling and other affiliates, "Norex"), a company of which Mr. Siem was the Chairman and Chief Executive Officer. In these transactions, Zapata raised $111.4 million from the issuance of debt and equity securities pursuant to a Second Amended and Restated Master Restructuring Agreement dated as of April 16, 1993, as amended (the "Norex Agreement"). Under the terms of the Norex Agreement, Zapata issued $50.0 million of senior secured notes and $32.6 million of senior convertible notes to Norex. In addition, Norex purchased 3.0 million shares of Common Stock for $11.25 million and 17.5 million shares of $1 Preference Stock for $17.5 million. The $1 Preference Stock was to pay dividends at an annual rate of 8.5% and was exchangeable into 673,077 shares of Zapata's Tidewater common stock at the option of Norex. In August 1993, Norex exchanged all of its $1 Preference Stock for $17.5 million aggregate principal amount of 8.5% unsecured exchangeable notes, maturing May 16, 1996. The 8.5% unsecured notes were exchangeable into the 673,077 shares of Tidewater common stock for which the $1 Preference Stock had previously been exchangeable. In March 1995, Zapata entered into an agreement with Norex under which Zapata was permitted to sell the shares of Tidewater common stock and apply the net proceeds toward repayment of the 8.5% unsecured notes. All of such shares were sold in March 1995 for $12.7 million and the proceeds applied to reduce the outstanding principal amount of the 8.5% unsecured notes from $17.5 million to $4.8 million in April 1995. Zapata prepaid the $4.8 million outstanding balance in March 1996. On April 10, 1995, Zapata repurchased from Norex 2,250,000 shares of Zapata's Common Stock for an aggregate purchase price of $9,000,000. Pursuant to a conditional resignation letter dated March 7, 1995, Mr. Siem's resignation from Zapata's Board of Directors became effective when the repurchase of the 2,250,000 shares of Zapata's Common Stock from Norex, the receipt by Norex of the proceeds of the sale of the Tidewater common stock and the payment to Mr. Siem of certain unpaid directors' fees and reimbursed expenses had all been completed. As a result, Mr. Siem's resignation from the Board of Directors became effective on April 10, 1995.


     For further information concerning certain transactions and relationships of Peter M. Holt, Ronald C. Lassiter and Malcolm I. Glazer with Zapata, see "--Compensation Committee Interlocks and Insider Participation."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ZAPATA


     The following table indicates the number of shares of Zapata Common Stock or $2 Preference Stock owned beneficially as of June 15, 1996 by (i) each person known to Zapata to beneficially own more than 5% of the outstanding shares of either Zapata Common Stock or $2 Preference Stock, (ii) each Zapata director,
(iii) the Named Officers of Zapata (other than Robert W. Jackson, for whom information is not available) and (iv) all directors and executive officers of Zapata as a group. Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed therein has sole voting and sole investment power with respect to the shares which are deemed beneficially owned by such person or entity.



                                                                   AMOUNT OF SHARES BENEFICIALLY OWNED
                                                              ----------------------------------------------
                                                                                   PERCENT OF CLASS
                                                                           ---------------------------------
     TITLE OF CLASS                      NAME                   SHARES     BEFORE MERGER   AFTER MERGER(1)
- -------------------------  ---------------------------------  ----------   -------------  ------------------
Zapata Common Stock......  Avram A. Glazer(2)                     20,000       *                  *
                           Malcolm I. Glazer(2)               10,415,384       35.2%        38.27-49.9%(1)
                           1482 South Ocean Boulevard
                           Palm Beach, Florida 33480
                           Ronald C. Lassiter                     78,477       *                  *
                           Robert V. Leffler, Jr.(2)               6,666       *                  *
                           W. George Loar(2)                       6,666       *                  *
                           Lamar C. McIntyre(2)                   42,026       *                  *
                           Joseph B. Mokry                            --          --              --
                           Bruce K. Williams                          --          --              --
                           Ryback Management Corporation(3)    3,166,600       10.7%            7.79%
                           7711 Carondelet Avenue,
                           Suite 700
                           St. Louis, Missouri 63105
                           Pioneering Management
                           Corporation(4)                      2,083,100        7.05%           5.13%
                           60 State Street
                           Boston, Massachusetts 02109-1820
                           Directors and effective officers
                           as a group(10 persons)             10,595,219        35.9%      38.72-50.34%(1)
$2 Preference Stock......  Larry A. Reiten                           150         5.7%            5.7%
                           Route 1, Box 297
                           Bayfield, Wisconsin 54814-9701


- ---------------

 *  Represents ownership of less than 1.0%.


(1) The low end of the range is computed on the assumption that all holders of Houlihan's Common Stock other than those owned by the Glazer Group make the Stock Election and the high end of the range is computed on the assumption that all such holders make the Cash Election. Such computation also assumes that 11,032,289 shares of Zapata Common Stock are issued in the Merger on the basis of an assumed Market Value of the Zapata Common Stock equal to $3.625 per share (the closing sales price on the NYSE on August 9, 1996).



(2) Includes 20,000, 20,000, 6,666, 6,666 and 41,800 shares issuable under options, exercisable within 60 days of June 15, 1996, held by Messrs. A. Glazer, M. Glazer, Leffler, Loar and McIntyre, respectively.



(3) As reported by Ryback Management Corporation as of May 10, 1996. Consists of 2,165,000 and 1,001,500 shares beneficially owned by Linder Growth Fund and Linder Dividend Fund, respectively.



(4) As reported on Form 13G dated January 26, 1996 and filed with the Commission.

STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in Zapata's cumulative total return on its Common Stock over the preceding five-year period with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500 Index") and with a peer group of publicly traded companies over the same period. The peer group (the "Peer Group") is the peer group used by Zapata in the presentation of the performance graph included in the proxy soliciting material for its 1995 annual meeting and consists of the following companies:
Tidewater, Enterra Corp., Production Operators Corp., Western Gas Resources, Inc., Aquila Gas Pipeline Corporation, Tejas Gas Corporation, KN Energy, Inc. and USX-Delhi Group.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

                 AMONG ZAPATA CORPORATION, THE S & P 500 INDEX
                                AND A PEER GROUP

    MEASUREMENT PERIOD             ZAPATA
  (FISCAL YEAR COVERED)          CORPORATION       PEER GROUP        S&P 500
         9/90                        100              100              100
         9/91                         65               99              131
         9/92                         89              130              146
         9/93                         80              187              165
         9/94                         73              148              171
         9/95                         71              167              221

* $100 INVESTED ON 09/30/90 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30.

                                 PROPOSAL NO. 3
              APPROVAL OF 1996 LONG-TERM INCENTIVE PLAN OF ZAPATA

     The Zapata Board of Directors has adopted, subject to approval by the stockholders of Zapata, the 1996 Long-Term Incentive Plan (the "Incentive Plan"). A copy of the Incentive Plan is attached hereto as Appendix E. The following description of the Incentive Plan is qualified by reference to the full text of the Incentive Plan.

     The purpose of the Incentive Plan is to retain key executives and other selected employees, reward them for making major contributions to the success of Zapata and provide them with a proprietary interest in the growth and performance of Zapata and its subsidiaries.

     Employees who participate in the Incentive Plan will be selected by a committee designated by the Zapata Board of Directors to administer the Incentive Plan (in this capacity, the "Committee") from among those employees who hold positions of responsibility and whose performance, in the judgment of the Committee, have a significant effect on the success of Zapata. In addition, in accordance with the Merger Agreement, holders of options previously issued under the Houlihan's Stock Option Plans will participate in the Incentive Plan.

     The total number of shares of Zapata Common Stock that may be issued pursuant to the Incentive Plan will not exceed 5,000,000, of which approximately 2,600,000 shares will be issuable pursuant to options previously granted under the Houlihan's Stock Option Plans. Not more than 750,000 shares of Zapata Common Stock are available for awards other than stock options and stock appreciation rights granted at an exercise or strike price not less than fair market value on the date of grant. The number of shares of Zapata Common Stock that may be awarded pursuant to the Incentive Plan is subject to adjustment upon the occurrence of certain events.

     The Incentive Plan will be administered by the Committee, which will be constituted to permit the Incentive Plan to comply with Rule 16b-3 promulgated under the Exchange Act. Subject to the terms of the Incentive Plan, the Committee will have authority (i) to select employees to receive awards, (ii) to determine the timing, form, amount or value and term of awards, and the conditions and limitations, if any, subject to which awards will be made and become payable and (iii) to interpret the Incentive Plan and adopt rules, regulations and guidelines for carrying out the Incentive Plan. The Committee may delegate certain of its duties under the Incentive Plan to senior officers of Zapata.

     The Incentive Plan provides for the grant of any or all of the following types of awards: stock options (including stock options substituted for Houlihan's Options), stock appreciation rights, stock awards and cash awards. Stock options will have exercise prices not less than the fair market value of the Zapata Common Stock on the date of grant and may be incentive stock options that comply with Section 422 of the Code. The exercise price of any stock option may, at the discretion of the Committee, be paid in cash or by surrendering shares of Zapata Common Stock or another award under the Incentive Plan, valued at fair market value on the date of exercise, or any combination thereof. Vesting conditions for a stock option will be specified by the Committee and set forth in the applicable option agreement. Vesting conditions may include, without limitation, provision for acceleration in the case of a change in control of Zapata or for stock appreciation rights exercisable for cash (in lieu of the option) in the case of such a change in control.

     Stock appreciation rights are rights to receive, without payment to Zapata, cash or shares of Zapata Common Stock with a value determined by reference to the difference between the exercise or "strike" price of the stock appreciation right and the fair market value or other specified valuation of the Zapata Common Stock at the time of exercise. Stock appreciation rights may be granted in tandem with stock options or separately.

     Stock awards may consist of Zapata Common Stock or be denominated in units of Zapata Common Stock. Stock awards may be subject to conditions established by the Committee, including service vesting conditions and performance conditions (including without limitation performance conditions based on achievement of specific business objectives, increases in specified indices and attaining specified growth measures or rates). A stock award may provide for voting rights and dividend or dividend equivalent rights.

     Cash awards may be denominated in cash with the amount of payment subject to conditions specified by the Committee, including service conditions and performance conditions.

     No participant may be granted, during any three-year period, awards consisting of stock options or stock appreciation rights exercisable for more than 12.5 percent of the shares of Zapata Common Stock reserved for issuance under the Incentive Plan.

     Payment of awards may be made in cash or Zapata Common Stock or combinations thereof, as determined by the Committee. An award may provide for the granting or issuance of additional, replacement or alternative awards upon the occurrence of specified events, including the exercise of the original award.

     An award may provide for a tax gross-up payment to a participant if a change in control of Zapata results in the participant owing an excise tax or other tax above the rate ordinarily applicable, pursuant to the parachute tax provisions of Section 280G of the Code or otherwise. The gross-up payment would be in an amount such that the net amount received by the participant, after paying the increased tax and any additional taxes on the additional amount, would be equal to that receivable by the participant if the increased tax were not applicable.

     Zapata's Board of Directors may amend, modify, suspend or terminate the Incentive Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law except that (i) no amendment or alteration that would impair the rights under any award previously granted will be made without the award holder's consent and (ii) no amendment or alteration will be effective prior to approval by Zapata's stockholders to the extent such approval is then required pursuant to Rule 16b-3 promulgated under the Exchange Act in order to preserve the applicability of any exemption provided by such rule to any award then outstanding (unless the holder of such award consents) or to the extent stockholder approval is otherwise required by applicable legal requirements.

     The holder of a nonqualified stock option will recognize no taxable income as a result of the grant of the stock option. Upon the exercise of the stock option, however, the holder of a nonqualified stock option will recognize taxable ordinary income in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise or purchase price (or, in the case of relinquishment, in an amount equal to the sum of the cash received and the fair market value of the shares or award received determined on the date of exercise) and, correspondingly, Zapata will be entitled to an income tax deduction for such amount.

     Upon the exercise of an incentive stock option, the stock option holder generally will not recognize taxable income by reason of the exercise, and Zapata normally will not be entitled to any income tax deduction. If the stock option holder disposes of the shares acquired upon the exercise of an incentive stock option after satisfaction of certain minimum holding periods, any gain realized will be capital gain. Gain attributable to post-exercise appreciation of stock acquired upon the exercise of a nonqualified or incentive stock option will be capital gain if the stock option holder has held the shares as a capital asset for more than one year. If a stock option holder disposes of the shares acquired upon the exercise of an incentive stock option within the minimum holding periods, the stock option holder would recognize ordinary income, and Zapata would be entitled to a commensurate income tax deduction (except with respect to post-exercise appreciation).

     The grant of a stock appreciation right will produce no U.S. federal tax consequences for the participant or Zapata. The exercise of a stock appreciation right results in taxable income to the participant equal to the difference between the exercise price of the shares and the market price of the shares on the date of exercise, and a corresponding tax deduction to Zapata.

     A participant under the Incentive Plan who has been granted an award of restricted shares of Zapata Common Stock will not realize taxable income at the time of the grant, and Zapata will not be entitled to a tax deduction at the time of the grant, unless the participant makes an election to be taxed at the time of the award. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. Zapata will be entitled to a corresponding tax deduction. Dividends paid to the participant during the restriction period will also be compensation income to the participant and deductible as such by Zapata. The holder of a restricted stock award may elect to be taxed at the time of grant of the restricted stock award on the market value of the shares, in which case (i) Zapata will be entitled to a deduction at the same time and in the same amount, (ii) dividends paid to the participant during the restriction period will be taxable as dividends to him or her and will not be deductible by Zapata, and (iii) there will be no further federal income tax consequences when the restrictions lapse.

     The allocation of awards under the Incentive Plan is not currently determinable as such allocation is dependent upon future decisions to be made by the Committee in its sole discretion, subject to the applicable provisions of the Incentive Plan.

VOTE REQUIRED

     Approval of the Incentive Plan will require the affirmative vote of the holders of a majority of the shares of Zapata Common Stock represented and entitled to vote at the meeting. For the purpose of such determination, abstentions will have the same effect as votes cast against approval of the Incentive Plan, and broker non-votes will have no effect on the determination of outcome of the vote.

     The Zapata Board of Directors recommends a vote FOR approval of the Incentive Plan.

                                 PROPOSAL NO. 4
             STOCKHOLDER PROPOSAL TO PROVIDE FOR CUMULATIVE VOTING

     Martin Glotzer, who resides at 7061 North Kedzie Avenue, Chicago, Illinois 60645, is the owner of 200 shares, and John J. Gilbert, who resides at 29 East 64th Street, New York, New York 10021-7043, is the owner of 203 shares and co-trustee with Margaret R. Gilbert under the will of Caston J. Gilbert for 40 shares, and both representing an additional family interest of 1,600 shares of Zapata Common Stock. These stockholders have advised Zapata that it is their intention to present the following resolution for consideration and action by stockholders at the 1996 Annual Meeting of Stockholders:

          "RESOLVED: That the stockholders of Zapata Corporation, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

PROPONENTS' STATEMENT IN SUPPORT OF PROPOSAL

     Ms. Gilbert and Messrs. Glotzer and Gilbert have made the following statement in support of this proposal:

          "REASONS: Continued support along the lines we suggest were shown at
     the last annual meeting, when           %,           [LEFT BLANK BY
     PROPONENTS] owners of           [LEFT BLANK BY PROPONENTS] shares, were
     cast in favor of this proposal. The vote against included           [LEFT
     BLANK BY PROPONENTS] unmarked proxies."

          "A California law provides that all state pension holding and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors."

          "The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors."

          "We think cumulative voting is the answer to find new directors for various committees. Some recommendations have been made to carry out the CERES 10 points. The 11th should be, in our opinion, having cumulative voting and ending staggered boards."

          "When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. The high derivative losses might have been prevented with cumulative voting."

          "Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Ingersoll-Rand also having cumulative voting won two awards. FORTUNE magazine ranked it second in its industry as 'America's Most Admired Corporations' and the WALL STREET TRANSCRIPT noted 'on almost any criteria used to evaluate management, Ingersoll-Rand excels.' In 1994 and 1995 they raised their dividend."

          "Lockheed-Martin, as well as VWR Corporation [sic] now have a provision that if anyone has 40% of the shares, cumulative voting applies, it applies to the latter company."

          "In 1995 American Premier adopted cumulative [sic] voting. Allegheny Power System tried to take away cumulative voting as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights."

COMMENT BY MANAGEMENT

     The Zapata Board of Directors believes that directors should be chosen for their capacity and willingness to represent all stockholders, and that the present system of voting for directors provides the best assurance that the decisions of the directors will be made in the best interest of all the stockholders, rather than for the benefit of special interest groups.


     Cumulative voting tends to produce special interest directors beholden to the narrow interests of those who elect them, even though such interests may be adverse to the overall welfare of Zapata and the stockholders as a whole. A board encumbered by such conflicting factions could impede the ability of Zapata to arrive at decisions that represent the long-term interest of all stockholders and to react timely and decisively in critical situations. The factionalism caused by cumulative voting could also deter independent persons of standing and reputation from serving on the Zapata Board of Directors and reduce the sense of cooperation and confidence which the Zapata Board of Directors presently maintains.



     Neither Delaware, the state in which Zapata and most major publicly owned corporations are incorporated, nor the Model Business Corporation Act, which reflects a consensus of the academic and practicing legal community, requires cumulative voting. This is in accord with the belief of the Zapata Board of Directors that the principle of majority rule is the appropriate one for the election of directors.


     Under the DGCL, the action recommended in this proposal could be taken only if the Zapata Board of Directors recommended an amendment to Zapata's Restated Certificate of Incorporation establishing cumulative voting and directed that the amendment be submitted to a vote of Zapata's stockholders. Zapata's Board of Directors has not recommended, and does not recommend, such an amendment. Therefore, a vote in favor of this proposal would be only an advisory recommendation to the Zapata Board of Directors that it take steps to initiate such an amendment.

     The Stockholder Proposal included an erroneous statement that all proxies not marked will be voted for the Stockholder Proposal. Because this statement is contrary to the Commission's proxy rules, Zapata has omitted this statement from the Stockholder Proposal.


VOTE REQUIRED


     The affirmative vote of a majority of the total number of shares of Common Stock and $2 Preference Stock present in person or represented by proxy at the meeting is required to approve the Stockholder Proposal.

     THE ZAPATA BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

                                 OTHER MATTERS

     Representatives of Coopers & Lybrand L.L.P., the firm of independent public accountants that currently audits Zapata's consolidated financial statements, are expected to be present at the Zapata Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


     The Board of Directors knows of no other matter to be presented at the Zapata Annual Meeting. If any additional matter properly comes before the meeting, it is intended that proxies in the enclosed form will be voted on the matter in accordance with the discretion of the persons named in the proxy.


         STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING OF STOCKHOLDERS


     Proposals of stockholders intended to be presented at the 1997 annual
meeting of stockholders of Zapata must be received by Zapata by March   , 1997
to be considered for inclusion in the proxy statement and form of proxy relating to the 1997 meeting.


                                    EXPERTS

     The consolidated financial statements of Zapata as of September 30, 1995 and 1994 and for the years then ended included in Zapata's Annual Report on Form 10-K for the year ended September 30, 1995 and included and incorporated by reference in this Joint Proxy Statement/Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Zapata for the fiscal year ended September 30, 1993 included in Zapata's Annual Report on Form 10-K for the year ended September 30, 1995 and incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon and are incorporated by reference in this Joint Proxy Statement/Prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements of Houlihan's included in Houlihan's Annual Report on Form 10-K for the fiscal year ended December 25, 1995 and incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference and have been so incorporated herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Envirodyne Industries, Inc. and subsidiaries as of December 28, 1995 and December 29, 1994 and for the period December 30, 1994 to December 28, 1995 and January 1 to December 29, 1994 (Post-consummation) and January 1 to December 31, 1993 (Pre-consummation) included in Zapata's Current Report on Form 8-K dated June 19, 1996 and incorporated by reference in this Joint Proxy Statement/Prospectus have been incorporated herein in reliance on the report, which includes an explanatory paragraph discussing the comprehensive financial restructuring through implementation of reorganization under Chapter 11 of the United States Bankruptcy Code, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                                                      APPENDIX A
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JUNE 4, 1996

                         (AS AMENDED AND RESTATED AS OF


                                AUGUST 15, 1996)


                                  BY AND AMONG

                              ZAPATA CORPORATION,

                            ZAPATA ACQUISITION CORP.

                                      AND

                       HOULIHAN'S RESTAURANT GROUP, INC.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                  ARTICLE I
THE MERGER..............................................................................
     Section 1.1   Effective Time of the Merger.........................................
     Section 1.2   Closing..............................................................
     Section 1.3   Effects of the Merger................................................
     Section 1.4   Directors............................................................
     Section 1.5   Officers.............................................................

                                  ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; DISSENTING SHARES...................
     Section 2.1   Conversion of Securities.............................................
     Section 2.2   Certain Definitions..................................................
     Section 2.3   Elections............................................................
     Section 2.4   Certain Adjustments and Limitations..................................
     Section 2.5   Exchange of Certificates.............................................
     Section 2.6   Stock Transfer Books.................................................
     Section 2.7   Dissenting Shares....................................................

                                 ARTICLE III
REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE COMPANY....................
     Section 3.1   Due Incorporation, Etc...............................................
     Section 3.2   Qualification as Foreign Entities....................................
     Section 3.3   Capital Stock........................................................
     Section 3.4   Material Company Subsidiaries........................................
     Section 3.5   Ownership of Equity Interests........................................
     Section 3.6   Corporate Power and Authority........................................
     Section 3.7   No Conflicts or Consents; Environmental Law; and Litigation..........
     Section 3.8   SEC Reports and Financial Statements.................................
     Section 3.9   Information in Joint Proxy Statement and Registration Statement......
     Section 3.10  No Material Adverse Change...........................................
     Section 3.11  Taxes................................................................
     Section 3.12  DGCL Section 203.....................................................
     Section 3.13  Vote Required........................................................
     Section 3.14  Opinion of Company Financial Advisor.................................
     Section 3.15  No Undisclosed Employee Benefit Plan Liabilities.....................
     Section 3.16  Tax Matters..........................................................
     Section 3.17  Affiliates...........................................................
     Section 3.18  General..............................................................

                                  ARTICLE IV
REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE PARENT AND THE SUB.........
     Section 4.1   Due Incorporation, Etc...............................................
     Section 4.2   Qualification as Foreign Entities....................................
     Section 4.3   Capital Stock........................................................
     Section 4.4   Material Parent Subsidiaries.........................................
     Section 4.5   Ownership of Equity Interests........................................
     Section 4.6   Corporate Power and Authority........................................
     Section 4.7   No Conflicts or Consents; Environmental Law; and Litigation..........
     Section 4.8   SEC Reports and Financial Statements.................................
     Section 4.9   Information in Joint Proxy Statement and Registration Statement......

     Section 4.10  No Material Adverse Change...........................................
     Section 4.11  Taxes................................................................
     Section 4.12  Reservation of Shares................................................
     Section 4.13  DGCL Section 203.....................................................
     Section 4.14  Vote Required........................................................
     Section 4.15  Interim Operations of the Sub........................................
     Section 4.16  Opinion of Parent Financial Advisor..................................
     Section 4.17  No Undisclosed Employee Benefit Plan Liabilities.....................
     Section 4.18  General..............................................................

                                  ARTICLE V
COVENANTS AND AGREEMENTS................................................................
     Section 5.1   Conduct of Business of the Company...................................
     Section 5.2   Conduct of Business of the Parent....................................
     Section 5.3   Reasonable Best Efforts..............................................
     Section 5.4   Letter of the Company's Accountants..................................
     Section 5.5   Letter of the Parent's Accountants...................................
     Section 5.6   Access to Information................................................
     Section 5.7   Stockholders Meetings................................................
     Section 5.8   Stock Exchange Listing...............................................
     Section 5.9   Company Plans........................................................
     Section 5.10  Other Employee Benefit Plans.........................................
     Section 5.11  Exclusivity..........................................................
     Section 5.12  Fees and Expenses....................................................
     Section 5.13  Brokers or Finders...................................................
     Section 5.14  Rule 145.............................................................
     Section 5.15  Board Membership.....................................................
     Section 5.16  Takeover Statutes....................................................

                                  ARTICLE VI
CONDITIONS..............................................................................
     Section 6.1   Conditions to Each Party's Obligation To Effect the Merger...........
     Section 6.2   Conditions of Obligations of the Parent and the Sub..................
     Section 6.3   Conditions of Obligations of the Company.............................

                                 ARTICLE VII
TERMINATION AND AMENDMENT...............................................................
     Section 7.1   Termination..........................................................
     Section 7.2   Effect of Termination................................................

                                 ARTICLE VIII
MISCELLANEOUS...........................................................................
     Section 8.1   Survival of Representations and Warranties; Enforcement of Certain
                   Covenants............................................................
     Section 8.2   Amendment............................................................
     Section 8.3   Extension; Waiver....................................................
     Section 8.4   Notices..............................................................
     Section 8.5   Interpretation.......................................................
     Section 8.6   Counterparts.........................................................
     Section 8.7   Entire Agreement; No Third Party Beneficiaries.......................
     Section 8.8   Governing Law........................................................
     Section 8.9   Specific Performance.................................................
     Section 8.10  Publicity............................................................
     Section 8.11  Assignment...........................................................
     Section 8.12  Validity.............................................................
     Section 8.13  Conveyance Tax.......................................................

                           SCHEDULE OF DEFINED TERMS

                              DEFINED TERM                                       LOCATION
- -------------------------------------------------------------------------  --------------------
Acquisition Transaction..................................................          Section 5.11
Adjusted Voting Power....................................................           Section 2.2
Aggregate Cash Amount....................................................           Section 2.2
Aggregate Stock Amount...................................................           Section 2.2
Agreement................................................................              Preamble
Beneficially Owned.......................................................           Section 2.2
Cash Election............................................................        Section 2.1(c)
Certificates.............................................................        Section 2.5(b)
Closing..................................................................           Section 1.2
Closing Date.............................................................           Section 1.2
Code.....................................................................              Preamble
Company..................................................................              Preamble
Company Common Stock.....................................................        Section 2.1(a)
Company Disclosure Schedule..............................................           Section 3.3
Company Financial Statements.............................................           Section 3.8
Company Options..........................................................           Section 3.3
Company Plans............................................................           Section 3.3
Company SEC Documents....................................................           Section 3.8
Company Stockholder Meeting..............................................           Section 5.7
Compensable Expenses.....................................................          Section 5.11
Confidentiality Agreement................................................           Section 5.6
Contracts................................................................        Section 3.7(b)
Convertible Securities...................................................           Section 2.2
Costs....................................................................   Section 5.10(d)(ii)
Current Employees........................................................       Section 5.10(a)
DGCL.....................................................................              Preamble
DGCL Interested Stockholder..............................................          Section 3.12
Dissenting Shares........................................................           Section 2.7
Effective Time...........................................................           Section 1.1
Election Deadline........................................................        Section 2.3(c)
Employee Benefit Plans...................................................       Section 5.10(a)
Environmental Laws.......................................................        Section 3.7(c)
ERISA....................................................................          Section 3.15
Exchange Act.............................................................        Section 3.7(a)
Exchange Agent...........................................................        Section 2.5(a)
Exchange Fund............................................................        Section 2.5(a)
Form of Election.........................................................        Section 2.3(a)
Glazer...................................................................           Section 2.2
Glazer Group.............................................................           Section 2.2
Glazer Shares............................................................           Section 2.2
Governmental Entity......................................................        Section 3.7(a)
HSR Act..................................................................        Section 3.7(a)
Indemnified Parties......................................................   Section 5.10(d)(ii)
IRS......................................................................       Section 3.11(a)
Joint Proxy Statement....................................................        Section 3.9(a)
Liens....................................................................           Section 3.3
Market Value.............................................................           Section 2.2
Material Advance Effect (Company)........................................          Section 3.18
Material Adverse Effect (Parent).........................................          Section 4.18
Material Company Subsidiary..............................................        Section 3.4(a)

                              DEFINED TERM                                       LOCATION
- -------------------------------------------------------------------------  --------------------
Material Parent Subsidiary...............................................           Section 4.4
Maximum Glazer Number....................................................        Section 2.1(e)
Maximum Ownership Limits.................................................        Section 2.1(e)
Merger...................................................................              Preamble
Merger Consideration.....................................................           Section 2.2
Merger Filing Date.......................................................           Section 1.1
NASD.....................................................................        Section 2.3(a)
NYSE.....................................................................           Section 2.2
Options..................................................................           Section 2.2
Outstanding Share Number.................................................           Section 2.2
Outstanding Voting Securities............................................           Section 2.2
Parent...................................................................              Preamble
Parent Common Stock......................................................        Section 2.1(a)
Parent Disclosure Schedule...............................................           Section 4.3
Parent Financial Statements..............................................           Section 4.8
Parent Options...........................................................           Section 4.3
Parent Plans.............................................................           Section 4.3
Parent SEC Documents.....................................................           Section 4.8
Parent Stockholder Meeting...............................................           Section 5.7
Person...................................................................          Section 5.11
Preference Stock.........................................................           Section 4.3
Preferred Stock..........................................................           Section 4.3
Representative...........................................................        Section 2.3(a)
Residual Election........................................................        Section 2.1(d)
S-4......................................................................           Section 3.9
SAS......................................................................           Section 5.4
SEC......................................................................           Section 3.8
Securities Act...........................................................           Section 3.8
Stock Election...........................................................        Section 2.1(b)
Sub......................................................................              Preamble
Subsidiary...............................................................        Section 2.1(g)
Surviving Corporation....................................................           Section 1.3
Taxes....................................................................       Section 3.11(b)
Tax Return...............................................................       Section 3.11(b)
Trust....................................................................          Section 3.12
Voting Debt..............................................................           Section 3.3
Voting Power.............................................................           Section 2.2
Voting Securities........................................................           Section 2.2

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of June 4, 1996, as amended and restated as of August 15, 1996 (this "Agreement"), by and among Zapata Corporation, a Delaware corporation (the "Parent"), Zapata Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the "Sub"), and Houlihan's Restaurant Group, Inc., a Delaware corporation (the "Company").


     WHEREAS, duly constituted and authorized special committees of the respective Boards of Directors of the Parent and the Company comprised of persons who are not members of the Glazer Group (as defined in Section 2.2) have, after consulting with legal counsel and investment bankers engaged for that purpose, approved the merger provided for herein ("Merger") as being in the best interests of the Parent and its stockholders and the Company and its stockholders, respectively, and have recommended that the respective stockholders of each company approve the Merger;

     WHEREAS, each of the respective Boards of Directors of the Sub and the Company has determined that it is the best interests of each corporation and its respective stockholders to effect the Merger upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance thereof, each of the respective Boards of Directors of the Sub and the Company has approved the merger of the Company into the Sub, with the Sub as the surviving corporation, all of the outstanding stock of which will be owned by the Parent in accordance with the provisions of the General Corporation Law of the State of Delaware (the "DGCL");

     WHEREAS, the aforesaid special committee of the Board of Directors of the Parent, being thereunto duly authorized by the Board of Directors of the Parent, has approved the issuance of common stock of the Parent pursuant to the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder ("Code");

     WHEREAS, pursuant to the Merger, the stockholders of the Company shall have the right to receive common stock of the Parent and cash, on and subject to the terms and conditions set forth herein; and

     WHEREAS, the Company, the Parent and the Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement at the Effective Time (as defined in this Section 1.1), the Company shall be merged with and into the Sub in accordance with the DGCL and the separate corporate existence of the Company shall thereupon cease. On the "Merger Filing Date" (as defined in this Section 1.1), the Parent, the Sub and the Company shall cause to be filed with the Secretary of State of the State of Delaware a properly executed certificate of merger consistent with the terms of this Agreement and the DGCL. Such certificate of merger shall state that the effective time of the Merger (the "Effective Time") shall be the close of business on the date such certificate of merger is filed (the "Merger Filing Date"), and the Merger shall be effective at that time. The Merger Filing Date shall be the same day as the Closing Date unless the parties shall otherwise agree.

     Section 1.2 Closing. Unless this Agreement is terminated and the transactions contemplated herein abandoned pursuant to Section 7.1 and assuming the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which will be no later than the second business day following the satisfaction or waiver of the conditions set forth in Article VI, at the offices of Baker & Botts, L.L.P., Houston, Texas, unless another date or place is agreed to in writing by the parties hereto.

     Section 1.3 Effects of the Merger. The Sub shall be the surviving corporation of the Merger (the "Surviving Corporation") and shall continue its existence under the laws of the State of Delaware. The Certificate of Incorporation of the Sub in effect at the Effective Time will be amended in its entirety to read as set forth in Annex I and, as such, will be the Restated Certificate of Incorporation of the Sub, until amended in accordance with the terms thereof and the DGCL. The Bylaws of the Sub in effect at the Effective Time will be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.4 Directors. The initial directors of the Surviving Corporation shall be Frederick R. Hipp and such other person or persons as shall be designated by the Parent, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly elected or appointed and qualified.

     Section 1.5 Officers. The officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

                                   ARTICLE II

              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES;
                               DISSENTING SHARES

     Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Sub, the Company or the holders of any capital stock of the Sub or the Company:

     (a) Each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by the Parent and Dissenting Shares) as to which no Cash Election, Stock Election or Residual Election has been made shall be converted into the right to receive (x) $4.00 in cash, without interest, plus (y) a number of shares of common stock, par value $.25 per share ("Parent Common Stock"), of the Parent equal to $4.00 divided by the Market Value.

     (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time as to which the holder of record thereof so elects as provided in Section 2.3 (a "Stock Election") shall be converted into the right to receive a number of shares of Parent Common Stock equal to $8.00 divided by the Market Value.

     (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time as to which the holder of record thereof so elects as provided in Section 2.3 (a "Cash Election") shall, unless Section 2.1(e) applies, be converted into the right to receive $8.00 in cash, without interest.

     (d) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Date as to which the holder of record thereof so elects as provided in Section 2.3 (a "Residual Election") shall, unless Section 2.1(e) applies, be converted into the right to receive:

          (x) a number of shares of Parent Common Stock equal to

                     ASA -- (NES X $4.00) -- (SES X $8.00)
                     -------------------------------------
                                    RES X MV

where

     ASA = Aggregate Stock Amount (as defined in Section 2.2)

     NES = number of shares of Company Common Stock as to which no Cash Election, Stock Election or Residual Election has been exercised, but excluding any Dissenting Shares

     SES = number of shares of Company Common Stock as to which Stock Elections have been exercised

     RES = number of shares of Company Common Stock as to which Residual Elections have been exercised

     MV = Market Value

plus

          (y) cash, without interest, in an amount equal to (i) $8.00 less (ii) the product of the number of shares of Parent Common Stock determined pursuant to the immediately preceding clause (x) and the Market Value.

     (e) If immediately after the Effective Time the Glazer Group would hold in the aggregate either more than (i) 49.9% of the Voting Power of all Voting Securities of the Parent or (ii) 49.9% of the Adjusted Voting Power of all Outstanding Voting Securities of the Parent (such limits being referred to as the "Maximum Ownership Limits"), then the consideration to be received in the Merger with respect to shares of Company Common Stock covered by Cash Elections and Residual Elections shall be adjusted as follows:

     The maximum number of whole shares of Parent Common Stock which can be issued to the Glazer Group in the Merger (the "Maximum Glazer Number") without the Glazer Group holding in the aggregate more than either Maximum Ownership Limit shall be calculated assuming that a number of shares equal to the Aggregate Stock Amount divided by the Market Value is issued in the Merger.

     Each share covered by a Cash Election will be converted into the right to receive:

          (x) a number of shares of Parent Common Stock equal to

            ASA -- (NES X $4.00) -- (SES X $8.00) -- MGN X RES X MV
                                                     ---
                                                     GS
             ------------------------------------------------------
                                    CES X MV

where

     ASA = Aggregate Stock Amount

     NES = number of shares of Company Common Stock as to which no Cash Election, Stock Election or Residual Election has been exercised, but excluding any Dissenting Shares

     SES = number of shares of Company Common Stock as to which Stock Elections have been exercised

     MGN = Maximum Glazer Number

     RES = number of shares of Company Common Stock as to which a Residual Election has been exercised

     GS = number of Glazer Shares

     CES = number of shares of Company Common Stock as to which a Cash Election has been exercised

     MV = Market Value

plus

          (y) an amount of cash, without interest, equal to (i) $8.00 less (ii) the product of the number of shares of Parent Common Stock determined pursuant to the immediately preceding clause (x) and the Market Value.

     Each share of Company Common Stock as to which a Residual Election has been exercised shall be converted into the right to receive:

          (1) a number of shares of Parent Common Stock equal to

                                      MGN
                                      ---
                                      GS

where

     MGN = Maximum Glazer Number

     GS = number of Glazer Shares

plus

          (2) an amount of cash, without interest, equal to (i) $8.00 less (ii) the product of the number of shares of Parent Common Stock determined pursuant to the immediately preceding clause (1) and the Market Value.

     (f) At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration. The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by law.

     (g) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by the Parent or any Subsidiary of the Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or
(ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. References to a wholly owned Subsidiary of an entity include a Subsidiary all of the securities having ordinary voting power to elect the Board of Directors or others performing similar functions of which is owned directly or through "wholly owned" Subsidiaries by such entity.

     (h) Each issued and outstanding share of common stock, par value $1.00 per share, of the Sub will continue to be one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

     Section 2.2  Certain Definitions.

     "Adjusted Voting Power" means, with respect to Outstanding Voting Securities, the highest number of votes that the holders of all such Outstanding Voting Securities would be entitled to cast for the election of directors or on any other matter (except to the extent such voting rights are dependent upon arrearages in the payment of dividends, events of default or bankruptcy), assuming for purposes of this computation, the conversion into or exchange for Voting Securities of Convertible Securities and the exercise of Options for the purchase of Voting Securities or Convertible Securities, in each case to the extent that any such action would increase the number of such votes.

     "Aggregate Cash Amount" means (a) the Outstanding Share Number multiplied by $4.00 less (b) the number of Dissenting Shares multiplied by $8.

     "Aggregate Stock Amount" means the Outstanding Share Number multiplied by $4.00.

     Securities are "Beneficially Owned" by a person if such person possesses the ability, whether through contract, arrangement, understanding, relationship or otherwise, to exercise, directly or indirectly, the voting power (including the power to vote or to direct the voting) and/or the investment power (including the power to dispose or to direct the disposition) of such security.

     "Cash Election" means an election made pursuant to Section 2.1(c).

     "Convertible Securities" means securities of a corporation which are convertible into or exchangeable for Voting Securities.

     "Glazer" means Malcolm I. Glazer, individually and as trustee of the Malcolm Glazer Trust U/A dated March 23, 1990, as amended ("Trust").

     "Glazer Group" means Glazer and any corporation, person, partnership, trust or other entity controlled, directly or indirectly, by Glazer.

     "Glazer Shares" means shares of Company Common Stock which are owned of record or Beneficially Owned by any member of the Glazer Group.


     "Market Value" means the average closing price of a share of Parent Common Stock as reported on the Composite Tape for the New York Stock Exchange, Inc. ("NYSE") for the 20 trading days immediately preceding the 5th trading day prior to the date of the Company Stockholder Meeting (the "Meeting Date").


     "Merger Consideration" means the consideration to be issued in the Merger in respect of the Company Common Stock as provided in Section 2.1.

     "Options" means options and rights of a corporation (whether presently exercisable or not) to purchase Voting Securities or Convertible Securities (except options issued under employee stock option plans).

     "Outstanding Share Number" means the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding any treasury shares and shares held by the Parent).

     "Outstanding Voting Securities" at any time means the then issued and outstanding Voting Securities, Convertible Securities (which shall be counted at the highest conversion or exchange rate at which they can be converted or exchanged) and Options (which shall be counted at the highest rate at which they can be exercised) of a corporation.

     "Residual Election" means an election made pursuant to Section 2.1(d).

     "Stock Election" means an election made pursuant to Section 2.1(b).

     "Voting Power" means, with respect to Voting Securities, the highest number of votes that the holders of all Voting Securities, issued and outstanding on the date such determination is made, would be entitled to cast for the election of directors or on any other matter (except to the extent such voting rights are dependent upon arrearages in the payment of dividends, events of default or bankruptcy).

     "Voting Securities" means the common stock and any other securities of a corporation of any kind or class having power to vote for the election of directors.

     Section 2.3  Elections.


     (a) Cash Elections, Stock Elections and Residual Elections shall be made by holders of record of Company Common Stock by mailing to the Exchange Agent a form designated for that purpose (a "Form of Election"). The Form of Election with respect to Cash Elections, Stock Elections and Cash/Stock Elections shall contain a certification that no shares of Company Common Stock covered by such Form of Election are owned of record or Beneficially Owned by any member of the Glazer Group. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and accompanied by the certificates representing the shares of Company Common Stock as to which the election is being made (or by the guaranty of the delivery of such certificates by an appropriate trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD")). Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner or owners. The Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of the Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither the Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Parent shall make all computations contemplated by this Section 2.3 and all such computations shall be conclusive and binding on the holders of Company Common Stock. Glazer has agreed with the Parent pursuant to the Supplemental Agreement of even date herewith to make or cause to be made the Residual Election with respect to all shares of Company Common Stock owned of record or Beneficially Owned by him and, to the extent within his actual control, any other member of the Glazer Group.


     (b) For the purposes hereof, a holder of Company Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline or who holds Dissenting Shares shall not have made a Cash Election, a Stock Election or a Residual Election. If the Parent or the Exchange Agent shall determine that any purported Cash Election, Stock Election or Residual Election was not properly made, such purported Cash Election, Stock Election or Residual Election shall be deemed to be of no force and effect and the stockholder making such purported Cash Election, Stock Election or Residual Election shall for purposes hereof be deemed not to have made a Cash Election, Stock Election or Residual Election, as applicable.


     (c) The Parent and the Company shall each use its best efforts to mail the Form of Election to all persons who become holders of Company Common Stock during the period between the record date for the Company's Stockholder Meeting and 5:00 p.m. New York City time, on the date four calendar days prior to the Meeting Date. A Form of Election must be received by the Exchange Agent by 5:00 p.m. New York City time, on the date one calendar day prior to the Meeting Date (the "Election Deadline") in order to be effective. All elections other than that made or caused to be made by Glazer with respect to the Glazer Shares may be revoked until the Election Deadline.


     Section 2.4  Certain Adjustments and Limitations.

     (a) If between the date of this Agreement and the Effective Time the outstanding shares of capital stock of the Parent or the Company shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     (b) In the event that (i) the Market Value is at such a level that the holders of the shares of Company Common Stock that exercise Cash Elections are entitled to receive on a per share basis no cash in excess of $4 and (ii) the Parent Company Stock issuable in respect of the Glazer Shares still would cause the number of shares held by the Glazer Group to exceed one of the Maximum Ownership Limits, this Agreement shall be terminated and the Merger shall not be consummated.

     Section 2.5  Exchange of Certificates.

     (a) Promptly after completion of the allocation and election procedures set forth in Sections 2.1 and 2.3, the Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company or another bank or trust company designated by the Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this
Article II through the Exchange Agent, (i) certificates evidencing a number of shares of Parent Common Stock equal to the Aggregate Stock Amount and (ii) cash in an amount equal to the Aggregate Cash Amount (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, and cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock and cash contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.5(e), the Exchange Fund shall not be used for any other purpose. The Parent, the Sub and the Company will pay their respective expenses, if any, incurred in connection with the Merger, and none of the Parent, the Sub or the Company will pay any of the expenses of any stockholder of the Company incurred in connection with the Merger.

     (b) As soon as reasonably practicable after the Effective Time, the Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (other than Dissenting Shares) (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, shall be in such form and have such other provisions as the Parent may reasonably specify and shall provide a mechanism for the surrender of shares evidenced by lost or misplaced stock certificates) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock or cash. The letter of transmittal need not be accompanied by Certificates previously delivered to the Exchange Agent pursuant to a Form of Election and not withdrawn. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly evidenced by such Certificate in accordance with Section 2.1, (B) cash to which such holder is entitled to receive in accordance with Section 2.1, (C) cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5(e) and (D) any dividends or other distributions to which such holder is entitled pursuant to Section 2.5(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate evidencing the proper number of shares of Parent Common Stock and/or cash may be issued and/or paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration. The shares of Parent Common Stock constituting the Merger Consideration shall be deemed to have been issued at the Effective Time.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of

Parent Common Stock to which such holder is entitled pursuant to Section 2.5(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender payable with respect to such whole shares of Parent Common Stock. No interest shall be paid on the Merger Consideration.

     (d) All shares of Parent Common Stock issued and cash paid upon conversion of the shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

     (e) (i) No certificates or scrip evidencing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Company Common Stock upon surrender of a Certificate for exchange pursuant to this Section 2.5 shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (a) the Market Value by (b) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock then held of record by such holder).

     (ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of the Company Common Stock subject to and in accordance with the terms of Section 2.5(c).

     (f) Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock on the first anniversary date of the Effective Time shall be delivered to the Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Parent for the Merger Consideration to which they are entitled.

     (g) Neither the Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock, cash (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) The Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent.

     Section 2.6 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Parent for any reason shall be converted into the Merger Consideration.


     Section 2.7 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, on the basis that (as provided in Section 2.3(b)) such holders shall be deemed not to have made a Cash Election, Stock Election or Residual Election, upon surrender, in the manner provided in Section 2.5, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.


                                  ARTICLE III

                     REPRESENTATIONS, WARRANTIES, COVENANTS
                         AND AGREEMENTS OF THE COMPANY

     The Company represents and warrants to, and covenants and agrees with, the Parent and the Sub as follows:

     Section 3.1 Due Incorporation, Etc. Each of the Company and each Material Company Subsidiary (as defined in Section 3.4) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority, individually or in the aggregate, has not had, and is not reasonably likely to have, a material adverse effect on the Company and its Subsidiaries. The Company has delivered to the Parent true and accurate copies of the certificate of incorporation, bylaws or other organizational documents of each of the Company and each Material Company Subsidiary.

     Section 3.2 Qualification as Foreign Entities. Each of the Company and each Material Company Subsidiary is duly licensed or qualified to do business and, if applicable, is in good standing, in each state or other jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing has not had, and is not reasonably likely to have, a material adverse effect on the Company and its Subsidiaries.

     Section 3.3 Capital Stock. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, of which as of April 30, 1996, 9,998,012 shares of Company Common Stock were issued and outstanding and no shares were held in the Company's treasury. Also, as of April 30, 1996, the Company had reserved for issuance (a) 1,195,600 shares of Company Common Stock for issuance upon the exercise of then-outstanding options ("Company Options") under the Company's 1994 Stock Option Plan for Outside Directors and its 1994 Executive Stock Option Plan (collectively, the "Company Plans") and (b) 1,290,000 shares of Company Common Stock in respect of future grants of Company Options under the Company Plans. Since December 28, 1992, the Company has not issued any shares of its capital stock, except for issuances of Company Common Stock upon the exercise of Company Options granted under the Company Plans, and has not repurchased, redeemed or otherwise retired any shares of its capital stock. All the outstanding shares of capital stock of the Company and each of its Subsidiaries are, and all shares of Company Common Stock that may be issued pursuant to the Company Plans will be, when issued and paid for in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights of third parties in respect thereto. No bonds, debentures, notes or other indebtedness having the right to vote under ordinary circumstances (or convertible into securities having such right to vote) ("Voting Debt") of the Company or any of its Subsidiaries are issued or outstanding. Except as disclosed above, as disclosed in the Company SEC Documents (as defined in Section 3.8) filed prior to May 16, 1996 or as disclosed in Section 3.3 of the Company Disclosure Schedule delivered by the Company to the Parent pursuant to this Agreement ("Company Disclosure Schedule"), (x) there are no existing options, warrants, calls, subscriptions, rights, commitments or other agreements of any character obligating the Company or any of its Subsidiaries to issue, transfer, vote, or sell or cause to be issued, transferred, voted, or sold any shares of its capital stock, Voting Debt or other interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or other securities or interests or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription, right, agreement or commitment; (y) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any shares of capital stock or other interests of any of the Company's Subsidiaries and any partnership interests are not subject to current or future capital calls; and (z) each of the outstanding shares of capital stock or other interests of the Company's Subsidiaries are owned by the Company or by a Subsidiary of the Company free and clear of any liens, security interests, pledges, charges, claims, encumbrances, restrictions or legends of any kind (collectively, "Liens"), except those which, individually or in the aggregate, have not had, and are not reasonably likely to have, a material adverse effect on the Company and its Subsidiaries.

     Section 3.4  Material Company Subsidiaries.

     (a) Each Material Company Subsidiary is listed in Section 3.4(a) of the Company Disclosure Schedule.

     (b) The Company has provided to the Parent full access to the minute books and stock records of each of the Company and each Material Company Subsidiary.

     Section 3.5  Ownership of Equity Interests. Except as disclosed in Section
3.5 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or holds, directly or indirectly, any capital stock of, or other equity or other ownership interest in (or any securities, rights or other interests exchangeable for, convertible into or which otherwise relate to the acquisition of any capital stock of), any Person or is a partner or joint venturer in any partnership or joint venture.

     Section 3.6 Corporate Power and Authority. The Company has the requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval and adoption of this Agreement (insofar as it relates to the Merger) and the Merger by the affirmative vote of the holders of Company Common Stock entitled to cast at least a majority of the total number of votes entitled to be cast by holders of Company Common Stock and the filings referred to in Section 3.7(a). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than with respect to the Merger, the required stockholder approval and adoption noted above, and the filing of a certificate of merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid an binding obligation of the Parent and the Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     Section 3.7  No Conflicts or Consents; Environmental Law; and Litigation.

     (a) Other than the filings provided for in Section 1.1 and as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and filings with regulatory authorities with respect to liquor licenses, no notices, reports or other filings are required to be made by the Company with, nor any consents, registrations, approvals, permits or authorizations required to be obtained from, any domestic governmental or regulatory authority, agency, commission or other entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, the failure to make or obtain any or all of which (i) is reasonably likely to have a material adverse effect on the Company and its Subsidiaries or
(ii) would prevent, materially delay or materially burden the transactions contemplated in this Agreement.

     (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation, as amended, or bylaws of the Company or the comparable governing instruments of any Material Company Subsidiary, (ii) except as disclosed in Section 3.7(b) of the Company Disclosure Schedule, a breach or violation of, a default under, or the acceleration of or the creation of any Lien (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of the Company or any of its Subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any such Contract, except, in the case of clauses
(ii) and (iii) above, for such breaches, violations, defaults, accelerations or changes that, individually or in the aggregate, (x) have not had, and are not reasonably likely to have, a material adverse effect on the Company and its Subsidiaries or (y) would not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

     (c) Except as disclosed in the Company SEC Documents filed prior to May 16, 1996 or as disclosed in Section 3.7(c) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries are in compliance with all applicable statutes, ordinances, rules and regulations of any Governmental Entity relating to protection of the environment and human health including, without limitation, with respect to air, surface water, ground water, land and subsurface strata (collectively, "Environmental Law") except for non-compliance which, individually or in the aggregate, has not had, and is not reasonably likely to have, a material adverse effect on the Company and its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has received written notice of, or is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person alleging liability under or non-compliance by the Company or any of its Subsidiaries with any Environmental Law which, individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on the Company and its Subsidiaries.

     (d) Except as disclosed in the Company SEC Documents filed prior to May 16, 1996 or in Section 3.7(d)(i) of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened, against the Company or any of its Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on the Company and its Subsidiaries or affect adversely in any material respect the ability of the Company to consummate the transactions contemplated by this Agreement. Except as disclosed in the Company SEC Documents filed prior to May 16, 1996 or in Section 3.7(d)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on the Company and its Subsidiaries or affect adversely in any material respect the ability of the Company to consummate the transactions contemplated hereby.

     Section 3.8 SEC Reports and Financial Statements. Since January 1, 1993, the Company has filed with the Securities and Exchange Commission (the "SEC") all forms, reports and documents required to be filed by it under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") or the Exchange Act, and has heretofore made available to the Parent true and complete copies of all such forms, reports and documents (as they have been amended since the time of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by the Company with the SEC after the date of this Agreement, (a) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. The financial statements of the Company included in the Company SEC Documents ("Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, to normal audit adjustments) and fairly present (subject, in the case of the unaudited statements, to normal audit adjustments) the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as reflected, reserved against or otherwise disclosed in the Company Financial Statements or as otherwise disclosed in the Company SEC Documents, in each case filed prior May 16, 1996 or as disclosed in Section 3.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) other than (i) liabilities incurred in the ordinary course of business consistent with past practice, and (ii) liabilities and obligations that, alone or in the aggregate, have not had, and are not reasonably likely to have, a material adverse effect on the Company and its Subsidiaries.

     Section 3.9  Information in Joint Proxy Statement and Registration
Statement.

     (a) None of the information with respect to the Company or its Subsidiaries to be included in the joint proxy statement/prospectus to be used by the Boards of Directors of the Company and the Parent in connection with the solicitation of proxies for use at the meetings referred to in Section 5.7 ("Joint Proxy Statement") or in the registration statement on Form S-4 to be filed with the SEC by the Parent in connection with the issuance of shares of Parent Common Stock in the Merger to holders of Company Common Stock (the "S-4") will, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the mailing of the Joint Proxy Statement or any amendment thereof or supplement thereto, and at the time of the Company Stockholder Meeting (as defined in Section 5.7) or, in the case of the S-4, at the time it becomes effective under the Securities Act and at the time of the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement, when filed, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     (b) Notwithstanding Section 3.9(a), the Company makes no representation with respect to statements made in the Joint Proxy Statement (and any amendment thereto or supplement thereto) and in the S-4 based on information regarding and supplied by the Parent or the Sub specifically for inclusion therein.

     Section 3.10 No Material Adverse Change. Except as disclosed in the Company SEC Documents filed prior to May 16, 1996 or as disclosed in Section
3.10 of the Company Disclosure Schedule, since December 29, 1995, the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course and there has not been any change in the assets, business, results of operations or financial condition of the Company and its Subsidiaries that has had, or is reasonably likely to have, a material adverse effect on the Company and its Subsidiaries.

     Section 3.11  Taxes.

     (a) Each of the Company and its Subsidiaries has duly filed all material federal, state, local and foreign income and other Tax Returns (as defined in Section 3.11(b)) required to be filed by it, except as disclosed in Section 3.11(a)(i) of the Company Disclosure Schedule. Except as disclosed in Section 3.11(a)(ii) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has duly paid or caused to be paid all Taxes shown to be due on such Tax Returns in respect of the periods covered by such returns and has made adequate provision in the Company Financial Statements for payment of all Taxes anticipated to be payable in respect of all taxable periods or portions thereof ending on or before the date hereof. Section 3.11(a)(iii) of the Company Disclosure Schedule discloses the periods through which the Tax Returns required to be filed by the Company and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") or other appropriate taxing authority, or the period during which any assessments may be made by the IRS or other appropriate taxing authority has expired. Except as disclosed in Section 3.11(a)(iv) of the Company Disclosure Schedule, as of the date hereof, all material deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Company Financial Statements, and no issue or claim has been asserted in writing for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which is reasonably likely to have a material adverse effect on the Company and its Subsidiaries, other than those heretofore paid or provided for in the Company's Financial Statements. Except as disclosed in
Section 3.11(a)(v) of the Company Disclosure Schedule, as of the date hereof, there are no material outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Return of the Company or its Subsidiaries. Except as disclosed in Section 3.11(a)(vi) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (x) has been a member of a group filing consolidated returns for federal income tax purposes, or (y) is a party to any material tax sharing or tax indemnity agreement or any other material agreement of a similar nature that remains in effect.

     (b) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

     Section 3.12 DGCL Section 203. To the best knowledge of the Company, the Trust either is not an interested stockholder of the Company, as defined in
Section 203(c)(5) of the DGCL ("DGCL Interested Stockholder"), or, if a DGCL Interested Stockholder, became such more than three years prior to the date of this Agreement. Accordingly, the terms of Section 203 of the DGCL are not applicable to the Company's participation in the Merger.

     Section 3.13 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the transactions contemplated hereby.

     Section 3.14 Opinion of Company Financial Advisor. The Special Committee of the Board of Directors of the Company has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, its financial advisor, to the effect that, as of the date of such opinion, the Merger Consideration to be received pursuant to the Merger by the holders of the Company Common Stock (other than by Glazer and other holders affiliated with Glazer) is fair to such holders from a financial point of view.

     Section 3.15 No Undisclosed Employee Benefit Plan Liabilities. All "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company or its Subsidiaries are in compliance with all applicable provisions of ERISA and the Code, and the Company and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in any of the Company SEC Documents, (b) as set forth in Section 5.10(a) of the Company Disclosure Schedule with respect to employment arrangements and indemnification agreements and (c) for instances of non-compliance or liabilities or obligations that have not had, or are not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and the Subsidiaries.

     Section 3.16 Tax Matters. Neither the Company nor, to the knowledge of the Company, any of its affiliates referred to in Section 3.17 has taken or agreed to take any action that would prevent the Merger from constituting a reorganization under the provisions of Section 368(a) of the Code.

     Section 3.17 Affiliates. Section 3.17 of the Company Disclosure Schedule identifies all persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act, including, without limitation, all directors and officers of the Company. Concurrently with the execution and delivery of this Agreement, the Company has delivered to the Parent duplicate copies of letter agreements, each substantially in the form of Annex II, executed by each person so identified as an affiliate of the Company in Section 3.17 of the Company Disclosure Schedule.

     Section 3.18 General. As used in this Agreement with respect to the Company and/or its Subsidiaries, related partnerships or equity investments, the term "material adverse effect" means an effect which is both material and adverse with respect to the assets, business, results of operations or financial condition of the Company taken as a whole with its Subsidiaries, which effect shall be measured net of, and only after giving the Company and its Subsidiaries the benefit of, any insurance, indemnity, reimbursement, contribution, compensation or other similar right which would operate to reduce, offset, compensate, mitigate or otherwise limit the impact thereof on the Company and/or any of its Subsidiaries; provided, however that any adverse change or changes in the assets, business, results of operations or financial condition of the Company taken as a whole with its Subsidiaries attributable to changes in general economic conditions shall not be deemed to constitute a material adverse effect.

                                   ARTICLE IV

                     REPRESENTATIONS, WARRANTIES, COVENANTS
                    AND AGREEMENTS OF THE PARENT AND THE SUB

The Parent and the Sub, jointly and severally, represent and warrant to, and covenant and agree with, the Company as follows:

     Section 4.1 Due Incorporation, Etc. Each of the Parent and each Material Parent Subsidiary (as defined in Section 4.4) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority, individually or in the aggregate has not had, and is not reasonably likely to have, a material adverse effect on the Parent and its Subsidiaries. The Parent has made available to the Company true and accurate copies of the certificate of incorporation, bylaws or other organizational documents of each of the Parent and each Material Parent Subsidiary.

     Section 4.2 Qualification as Foreign Entities. Each of the Parent and each Material Parent Subsidiary is duly licensed or qualified to do business and, if applicable, is in good standing, in each state or other jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing has not had, and is not reasonably likely to have, a material adverse effect on the Parent and its Subsidiaries.

     Section 4.3 Capital Stock. The authorized capital stock of the Parent consists of (a) 165,000,000 shares of Parent Common Stock, of which as of April 30, 1996, 29,548,507 shares were issued and outstanding and no shares were held in the Parent's treasury, (b) 2,000,000 shares of preferred stock, no par value per share ("Preferred Stock"), of which, as of April 30, 1996, no shares were issued and outstanding or held in the Parent's treasury, and (c) 18,000,000 million shares of preference stock, par value $1.00 per share ("Preference Stock"), of which, as of April 30, 1996, 242,419 shares had been designated as $2.00 Per Cumulative Convertible Preference Stock, 3,627 shares of such series were issued and outstanding as of that date and no shares of such series were held in the Parent's treasury as of that date. Also, as of April 30, 1996, the Company had reserved for issuance (i) 165,900 shares of Parent Common Stock upon exercise of then-outstanding stock options ("Parent Options") under the Parent's 1981 Stock Incentive Plan, the Special Incentive Plan and the 1990 Stock Option Plan (collectively, the "Parent Plans), (ii) 256,333 shares of Parent Common Stock in respect of future grants of Parent Options pursuant to the Parent Plans and (iii) 5,527 shares of Parent Common Stock upon conversion of the $2.00 Noncumulative Convertible Preference Stock. Except as disclosed in the Parent SEC Documents (as defined in Section 4.8) filed prior to May 16, 1996 or as disclosed in Section 4.3(a) of the Parent Disclosure Schedule delivered by the Parent to the Company pursuant to this Agreement ("Parent Disclosure Schedule"), since December 31, 1995, the Parent has not issued any shares of its capital stock, except for issuances of Parent Common Stock upon the exercise of Parent Options granted under the Parent Plans and upon conversion of its $2.00 Noncumulative Convertible Preference Stock, and has not repurchased, redeemed or otherwise retired any shares of its capital stock. All the outstanding shares of capital stock of the Parent and each of its Subsidiaries are, and all shares of Parent Common Stock that may be issued pursuant to the Parent Plans or upon conversion of the $2.00 Noncumulative Convertible Preference Stock will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights of third parties in respect thereto. No Voting Debt of the Parent or any of its Subsidiaries is issued or outstanding. Except as disclosed in the Parent SEC Documents filed prior to May 16, 1996 or as disclosed in
Section 4.3(b) of the Parent Disclosure Schedule, (x) there are no existing options, warrants, calls, subscriptions, rights, commitments or other agreements of any character obligating the Parent or any of its Subsidiaries to issue, transfer, vote or sell or cause to be issued, transferred, voted or sold any shares of its capital stock, Voting Debt or any other interests of the Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or other interests or obligating the Parent to grant, extend or enter into any such option, warrant, call, subscription, right, agreement or commitment; (y) there are no outstanding contractual obligations of the Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent or any shares of capital stock or other interests of any of the Parent's Subsidiaries and any partnership interests are not subject to current or future capital calls; and (z) each of the outstanding shares of capital stock or other interests of the Parent's Subsidiaries are owned by the Parent or by a Subsidiary of the Parent free and clear of any Liens, except those which individually or in the aggregate have not had, and are not reasonably likely to have, a material adverse effect on the Parent and its Subsidiaries.

     Section 4.4 Material Parent Subsidiaries. (a) Each Material Parent Subsidiary is listed in Section 4.4(a) of the Parent Disclosure Schedule.

     (b) The Parent has provided to the Company full access to the minute books, stock records and comparable documents of each of the Parent and each Material Parent Subsidiary.

     Section 4.5  Ownership of Equity Interests. Except as disclosed in Section
4.5 of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries owns or holds, directly or indirectly, any capital stock of, or other equity or other ownership interest in (or any securities, rights or other interests exchangeable for, convertible into or which otherwise relate to the acquisition of any capital stock of), any Person or is a partner or joint venturer in any partnership or joint venture.

     Section 4.6 Corporate Power and Authority. The Parent and the Sub each has the requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the issuance of the shares of Parent Common Stock in the Merger by the affirmative vote of the holders, voting as a class, of the Parent Common Stock and the Preference Stock entitled to cast at least a majority of the total number of votes voting on such matter as required by the NYSE and the filings referred to in Section 4.7(a). The execution, delivery and performance of this Agreement by the Parent and the Sub and the consummation by the Parent and the Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and the Sub and no other corporate proceedings are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the required stockholder approval by the Parent noted above, and the filing of a certificate of merger with the Secretary of State of the State of Delaware. The Parent, as the sole stockholders of the Sub, has approved and adopted this Agreement (insofar as it relates to the Merger) and the Merger. This Agreement has been duly and validly executed and delivered by the Parent and the Sub and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of the Parent and the Sub, enforceable against the Parent and the Sub in accordance with its terms.

     Section 4.7  No Conflicts or Consents; Environmental Law; and Litigation.
(a) Other than the filing provided for in Section 1.1 and as required under the HSR Act, the Securities Act and the Exchange Act, no notices, reports or other filings are required to be made by the Parent or the Sub with, nor any consents, registrations, approvals, permits or authorizations required to be obtained from, any Governmental Entity, in connection with the execution and delivery of this Agreement by the Parent and the Sub and the consummation by the Parent and the Sub of the transactions contemplated hereby, the failure to make or obtain any or all of which (i) is reasonably likely to have a material adverse effect on the Parent and its Subsidiaries or (ii) would prevent, materially delay or materially burden the transactions contemplated in this Agreement.

     (b) The execution and delivery of this Agreement by the Parent and the Sub do not, and the consummation by the Parent and the Sub of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of or a default under, the certificate of incorporation or bylaws of the Parent or the Sub or the comparable governing instruments of any Material Parent Subsidiary, (ii) a breach or violation of, a default under, or the acceleration of or the creation of any Lien (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of the Parent or any of its Subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any such Contract, except, in the case of clause (ii) and (iii) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, (x) have not had, and are not reasonably likely to have, a material adverse effect on the Parent and its Subsidiaries or (y) would not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

     (c) Except as disclosed in the Parent SEC Documents filed prior to May 16, 1996 or as disclosed in Section 4.7(c) of the Parent Disclosure Schedule, (i) the Parent and its Subsidiaries are in compliance with all applicable statutes, ordinances, rules and regulations of any Governmental Entity relating to Environmental Law except for non-compliance which, individually or in the aggregate, has not had, and is not reasonably likely to have, a material adverse effect on the Parent and its Subsidiaries and (ii) neither the Parent nor any of its Subsidiaries has received written notice of, or is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person alleging liability under or non-compliance by the Parent or any of its Subsidiaries with any Environmental Law which, individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on the Parent and its Subsidiaries.

     (d) Except as disclosed in the Parent SEC Documents filed prior to May 16, 1996 or in Section 4.7(d)(i) of the Parent Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Parent, threatened, against the Parent or any of its Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on the Parent and its Subsidiaries or affect adversely in any material respect the ability of the Parent to consummate the transactions contemplated by this Agreement. Except as disclosed in the Parent SEC Documents filed prior to May 16, 1996 or in Section 4.7(d)(ii) of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate has had, or is reasonably likely to have, a material adverse effect on the Parent and its Subsidiaries or affect adversely in any material respect the ability of the Parent to consummate the transactions contemplated hereby.

     Section 4.8 SEC Reports and Financial Statements. Since January 1, 1993, the Parent has filed with the SEC all forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act, and has heretofore made available to the Company true and complete copies of all such forms, reports and documents (as they have been amended since the time of their filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by the Parent with the SEC after the date of this Agreement, (a) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. The financial statements of the Parent included in the Parent SEC Documents ("Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, to normal audit adjustments) and fairly present (subject, in the case of the unaudited statements, to normal audit adjustments) the consolidated financial position of the Parent and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as reflected, reserved against or otherwise disclosed in the Parent Financial Statements or as otherwise disclosed in the Parent SEC Documents, in each case filed prior to May 16, 1996 or as disclosed in Section 4.8 of the Parent Disclosure Schedule, as of the date of this Agreement, neither the Parent nor any of its Subsidiaries had any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) other than (i) liabilities incurred in the ordinary course of business consistent with past practice and (ii) liabilities and obligations that, alone or in the aggregate, have not had, and are not reasonably likely to have, a material adverse effect on the Parent and its Subsidiaries.

     Section 4.9 Information in Joint Proxy Statement and Registration Statement. (a) None of the information with respect to the Parent or its Subsidiaries to be included in the Joint Proxy Statement or the S-4 will, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the mailing of the Joint Proxy Statement or any amendment thereof or supplement thereto, and at the time of the Parent's Stockholder Meeting (as defined in Section 5.7), or, in the case of the S-4, at the time it becomes effective under the Securities Act and at the time of the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The S-4 will, when filed with the SEC by the Parent, comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     (b) Notwithstanding Section 4.9(a), neither the Parent nor the Sub makes any representation with respect to statements made in the Joint Proxy Statement (and any amendment thereof or supplement thereto) and in the S-4 based on information regarding the Company supplied specifically for inclusion therein.

     Section 4.10 No Material Adverse Change. Except as disclosed in the Parent SEC Documents filed prior to May 16, 1996 or as disclosed in Section 4.10 of the Parent Disclosure Schedule, since September 30, 1995, the Parent and its Subsidiaries have conducted their respective businesses in the ordinary and usual course and there has not been any change in the assets, business, results of operations or financial condition of the Parent and its Subsidiaries that has had, or is reasonably likely to have, a material adverse effect on Parent and its Subsidiaries.

     Section 4.11 Taxes. Each of the Parent and its Subsidiaries has duly filed all material federal, state, local and foreign income and other Tax Returns required to be filed by it, except as disclosed in Section 4.11(a) of the Parent Disclosure Schedule. Except as disclosed in Section 4.11(b) of the Parent Disclosure Schedule, each of the Parent and its Subsidiaries has duly paid or caused to be paid all Taxes shown to be due on such Tax Returns in respect of the periods covered by such returns and has made adequate provision in the Parent Financial Statements for payment of all Taxes anticipated to be payable in respect of all taxable periods or portions thereof ending on or before the date hereof. Section 4.11(c) of the Parent Disclosure Schedule lists the periods through which the Tax Returns required to be filed by the Parent and its Subsidiaries have been examined by the IRS or other appropriate taxing authority, or the period during which any assessments may be made by the IRS or other appropriate taxing authority has expired. Except as disclosed in Section 4.11(d) of the Parent Disclosure Schedule, as of the date hereof all material deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Parent Financial Statements, and no issue or claim has been asserted in writing for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which is reasonably likely to have a material adverse effect on the Parent and its Subsidiaries, other than those heretofore paid or provided for in the Parent Financial Statements. Except as disclosed in Section 4.11(e) of the Parent Disclosure Schedule, as of the date hereof, there are no material outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Return of the Parent or its Subsidiaries. Except as disclosed in Section 4.11(f) of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries (i) has been a member of a group filing consolidated tax returns for federal income tax purposes or (ii) is a party to any material tax sharing or tax indemnity agreement or any other material agreement of a similar nature that remains in effect.

     Section 4.12 Reservation of Shares. The Parent has reserved and will keep available for issuance a number of authorized but unissued shares of Parent Common Stock equal to the maximum number of shares of Parent Common Stock that may become issuable pursuant to the Merger.

     Section 4.13 DGCL Section 203. To the best knowledge of the Parent, the Trust became a DGCL Interested Stockholder of the Parent more than three years prior to the date of this Agreement. Accordingly, the terms of Section 203 of the DGCL are not applicable to the participation by the Parent or the Sub in the Merger.

     Section 4.14 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock and Preference Stock, voting together as a class, on the issuance of the shares of Parent Common Stock in the Merger, as required by the NYSE, is the only vote of the holders of any class or series of the Parent's capital stock necessary to approve the transactions contemplated hereby.

     Section 4.15 Interim Operations of the Sub. The Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, has conducted its operations only as contemplated hereby and will not have a negative net worth as of the Effective Time.

     Section 4.16 Opinion of Parent Financial Advisor. The Special Committee of the Board of Directors of Parent has received the opinion of CS First Boston Corporation, its financial advisor, to the effect that, as of the date of such opinion, the Merger Consideration is fair to the Parent from a financial point of view.

     Section 4.17 No Undisclosed Employee Benefit Plan Liabilities. All "employee benefit plans," as defined in Section 3(3) of ERISA maintained or contributed to by the Parent or its Subsidiaries are in compliance with all applicable provisions of ERISA and the Code, and the Parent and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or no accrued, contingent or otherwise, except (a) as described in any of the Parent SEC Documents and (b) for instances of non-compliance or liabilities or obligations that have not had, or are not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Parent and its Subsidiaries.

     Section 4.18 General. As used in this Agreement with respect to Parent and/or its Subsidiaries, related partnerships or equity investments, the term "material adverse effect" means an effect which is both material and adverse with respect to the assets, business, results of operations or financial condition of the Parent taken as a whole with its Subsidiaries, which effect shall be measured net of, and only after giving the Parent and its Subsidiaries the benefit of, any insurance, indemnity, reimbursement, contribution, compensation or other similar right which would operate to reduce, offset, compensate, mitigate or otherwise limit the impact thereof on the Parent and/or any of its Subsidiaries; provided, however that any adverse change or changes in the assets, business, results of operations or financial condition of the Parent taken as a whole with its Subsidiaries attributable to changes in general economic conditions shall not be deemed to constitute a material adverse effect.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

     Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior written consent of the Parent, which consent shall not be unreasonably withheld and is hereby given with respect to actions disclosed in the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and, consistent therewith, will use all reasonable efforts, and will cause each of its Subsidiaries to use all reasonable efforts, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with licensors, licensees, customers, suppliers, employees and any others having business dealings with it, in each case in all material respects. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Company will not, and will not permit any of the Subsidiaries to, prior to the Effective Time, without the prior written consent of Parent, not to be unreasonably withheld:

     (a) adopt any amendment to its certificate of incorporation or by-laws or comparable organizational documents;

     (b) except for issuances of capital stock of the Company's Subsidiaries to the Company or a wholly owned Subsidiary of the Company, issue, reissue, sell or pledge or authorize or propose the issuance, reissuance, sale or pledge of additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding on the date of this Agreement in accordance with their present terms;

     (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, except that any wholly owned Subsidiary of the Company may pay dividends and make distributions to the Company or any of the Company's wholly owned Subsidiaries;

     (d) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock;

     (e) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and its Subsidiaries may incur, assume or pre-pay debt in the ordinary course of business consistent with past practice or as disclosed in Section 5.1(e) of the Company Disclosure Schedule, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practice, or
(iii) make any loans, advances or capital contributions to, or investments in, any other Person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company;

     (f) settle or compromise any suit or claim or threatened suit or claim (i) relating to the transactions contemplated hereby or (ii) involving the payment of money or the surrender of property or other rights in an amount or having a fair market value, in each case, in excess of $500,000;

     (g) except for (i) increases in salary, wages and benefits of employees of the Company or its Subsidiaries (other than executive or corporate officers of the Company) in accordance with past practice, (ii) increases in salary, wages and benefits granted to employees of the Company or its Subsidiaries (other than executive or corporate officers of the Company) in conjunction with promotions or other changes in job status consistent with past practice or required under existing agreements, (iii) increases in salary, wages and benefits to employees of the Company pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice, and (iv) matters disclosed in Section 5.1(g) of the Company Disclosure Schedule, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including, the granting of, or waiver of performance or other vesting criteria under, stock options, stock appreciation rights, shares of restricted stock or deferred stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements or policies), or enter into any employment or severance agreement with, any director, officer or other key employee of the Company or any of its Subsidiaries or establish, adopt, enter into, terminate or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except to the extent such termination or amendment is required by applicable law; provided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable;

     (h) except as disclosed in Section 5.1(h) of the Company Disclosure Schedule, acquire, sell, lease or dispose of any assets or securities which are material to the Company and its Subsidiaries, taken as a whole, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company;

     (i) (i) modify, amend or terminate any material Contract, (ii) waive, release, relinquish or assign any material Contract (including any material insurance policy) or other material right or claim, or (iii) cancel or forgive any material indebtedness owed to the Company or any of its Subsidiaries, other than in each case in a manner in the ordinary course of business consistent with past practice or which is not material to the business of the Company and its Subsidiaries taken as a whole;

     (j) make any tax election not required by law or settle or compromise any tax liability, in either case that is material to the Company and its Subsidiaries taken as a whole; or

     (k) change any of the material accounting principles or practices used by it except as required by the SEC and the Financial Accounting Standards Board.

     Section 5.2 Conduct of Business of the Parent. Except as contemplated by this Agreement or with the prior written consent of the Company, which consent shall not be unreasonably withheld and is hereby given with respect to actions disclosed in the Parent Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Parent will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and, consistent therewith, will use all reasonable efforts, and will cause each of its Subsidiaries to use all reasonable efforts, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with licensors, licensees, customers, suppliers, employees and any others having business dealings with it, in each case in all material respects. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Parent will not, and will not permit any of the Subsidiaries to, prior to the Effective Time, without the prior written consent of the Company, not to be unreasonably withheld:

     (a) adopt any amendment to its certificate of incorporation or by-laws or comparable organizational documents;

     (b) except for issuances of capital stock of the Parent's Subsidiaries to the Parent or a wholly owned Subsidiary of the Parent, issue, reissue, sell or pledge or authorize or propose the issuance, reissuance, sale or pledge of additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of shares of Parent Common Stock upon the exercise of Parent Options and the conversion of shares of $2.00 Noncumulative Convertible Preference Stock outstanding on the date of this Agreement, in each case in accordance with their present terms;

     (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, except that any wholly owned Subsidiary of the Parent may pay dividends and make distributions to the Parent or any of the Parent's wholly owned Subsidiaries;

     (d) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock;

     (e) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Parent and its Subsidiaries may incur, assume or pre-pay debt in the ordinary course of business consistent with past practice or as disclosed in Section 5.2(e) of the Parent Disclosure Schedule, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practice, or
(iii) make any loans, advances or capital contributions to, or investments in, any other Person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Parent and the Parent or another wholly owned Subsidiary of the Parent;

     (f) settle or compromise any suit or claim or threatened suit or claim (i) relating to the transactions contemplated hereby or (ii) involving the payment of money or the surrender of property or other rights in an amount or having a fair market value, in each case, in excess of $500,000;

     (g) except for (i) increases in salary, wages and benefits of employees of the Parent or its Subsidiaries (other than executive or corporate officers of the Parent) in accordance with past practice, (ii) increases in salary, wages and benefits granted to employees of the Parent or its Subsidiaries (other than executive or corporate officers of the Parent) in conjunction with promotions or other changes in job status consistent with past practice or required under existing agreements, (iii) increases in salary, wages and benefits to employees of the Parent pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice, and (iv) matters disclosed in
Section 5.2(g) of the Parent Disclosure Schedule, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Parent or any of its Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including, the granting of, or waiver of performance or other vesting criteria under, stock options, stock appreciation rights, shares of restricted stock or deferred stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements or policies), or enter into any employment or severance agreement with, any director, officer or other key employee of the Parent or any of its Subsidiaries or establish, adopt, enter into, terminate or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except to the extent such termination or amendment is required by applicable law; provided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable;

     (h) except as disclosed in Section 5.2(h) of the Parent Disclosure Schedule, acquire, sell, lease or dispose of any assets or securities which are material to the Parent and its Subsidiaries or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary of the Parent and the Parent or another wholly owned Subsidiary of the Parent;

     (i) (i) modify, amend or terminate any material Contract, (ii) waive, release, relinquish or assign any material Contract (including any material insurance policy) or other material right or claim, or (iii) cancel or forgive any material indebtedness owed to the Parent or any of its Subsidiaries, other than in each case in a manner in the ordinary course of business consistent with past practice or which is not material to the business of the Parent and its Subsidiaries;

     (j) make any tax election not required by law or settle or compromise any tax liability, in either case that is material to the Parent and its Subsidiaries except that Parent and Sub may elect in Parent's consolidated Federal income tax return for the year ended September 30, 1995 to waive the carryback period for net operating losses and carry the losses forward; or

     (k) change any of the material accounting principles or practices used by it except as required by the SEC and the Financial Accounting Standards Board.

     Section 5.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Parent, the Sub and the Company will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including (a) the prompt preparation and filing with the SEC of the S-4 and the Joint Proxy Statement, (b) such actions as may be required to have the S-4 declared effective under the Securities Act and the Joint Proxy Statement cleared by the SEC, in each case as promptly as practicable, including by consulting with each other as to, and responding promptly to, any SEC comments with respect thereto, (c) such actions as may be required to be taken under applicable state securities or blue sky laws in connection with the issuance of shares of Parent Common Stock contemplated hereby and (d) the making of any necessary filings, and thereafter the making of any required submissions, with respect to this Agreement and the Merger under the HSR Act or any other applicable law. Each party will promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Agency in connection with this Agreement and the Merger. In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or the Parent or any of their respective Subsidiaries, or any of their respective officers or directors, is discovered by the Company or the Parent, as the case may be, which should be set forth in an amendment or supplement to the S-4 or the Joint Proxy Statement, the discovering party will promptly inform the other party of such event or circumstance.

     Section 5.4 Letter of the Company's Accountants. Following receipt by Deloitte & Touche LLP, the Company's independent auditors, of an appropriate request from the Parent pursuant to Statement on Auditing Standards ("SAS") No. 72, the Company will use its reasonable best efforts to cause to be delivered to the Parent a letter of Deloitte & Touche LLP, dated a date within two business days before the date on which the S-4 will become effective and addressed to the Parent, in form and substance reasonably satisfactory to the Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4, which letter will be brought down to the Closing.

     Section 5.5 Letter of the Parent's Accountants. Following receipt by Coopers & Lybrand, LLP, the Parent's independent auditors, of an appropriate request from the Parent or the Company pursuant to SAS No. 72, the Parent will use its reasonable best efforts to cause to be delivered to the Parent and Company a letter of Coopers & Lybrand LLP, dated a date within two business days before the date on which the S-4 will become effective and addressed to the Parent and Company, in form and substance reasonably satisfactory to the Parent and Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4, which letter will be brought down to the Closing.

     Section 5.6 Access to Information. Upon reasonable notice, the Company and the Parent will each (and will cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, facilities, books, contracts, commitments and records and other information as reasonably requested by such party and, during such period, each of the Company and the Parent will (and will cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of United States federal securities laws or regulations, and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The parties will hold any such information which is nonpublic in confidence in accordance with the terms of the Confidentiality Agreement, dated December 1, 1995, between the Parent and the Company (the "Confidentiality Agreement"), and in the event of termination of this Agreement for any reason each party will promptly comply with the terms of the Confidentiality Agreement.

     Section 5.7 Stockholders Meetings. Each of the Parent and the Company, consistent with applicable law and its certificate of incorporation, as amended, and by-laws, will call a meeting of its stockholders (respectively, the "Parent Stockholder Meeting" and the Company Stockholder Meeting") for the purpose of voting upon this Agreement (insofar as it relates to the Merger) and the Merger, in the case of the Company, and the issuance of the shares of Parent Common Stock in the Merger, in the case of the Parent, and use its reasonable best efforts to hold such meeting as promptly as practicable. Each of the Parent and the Company will, through a special committee of its Board of Directors, recommend to its stockholders approval of such matters; provided, however, that nothing contained in this Section 5.7 will require the Board of Directors or the special committee thereof of either the Parent or the Company to take any action or refrain from taking any action which either Board determines in good faith with advice of counsel could reasonably be expected to result in a breach of its fiduciary duties under applicable law.

     Section 5.8 Stock Exchange Listing. The Parent will use its reasonable best efforts to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE not later than the Effective Time, subject to official notice of issuance, and to cause such Parent Common Stock to be duly registered or qualified under all applicable state securities or blue sky laws.

     Section 5.9 Company Plans. (a) On or prior to the Effective Time, the Company and its Board of Directors (or a committee thereof) and the Parent will take all action necessary to implement the provisions contained in Section 5.9(b).

     (b) At the Effective Time, the Company's obligations with respect to each outstanding Company Option under the Company Plans, as amended pursuant to the following sentence, shall be assumed by the Parent. The Company Options so assumed by the Parent shall continue to have, and be subject to, the same terms and conditions set forth in the Company Plans and agreements pursuant to which such Company Options were issued as in effect immediately prior to the Effective Time, except that (i) each Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock covered by the Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon the exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock specified for such Company Option under the applicable Company Plan or agreement immediately prior to the Effective Time by the Exchange Ratio, rounding the resulting exercise price down to the nearest whole cent. For purposes hereof "Exchange Ratio" shall mean the ratio of $8.00 to the Market Value. The date of grant shall be the date on which each Company Option was originally granted. The Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of such Company Options pursuant to this
Section 5.9(b), (ii) at the Effective Time, execute a document evidencing the assumption by the Parent of the Company's obligations with respect thereto under this Section 5.9(b) and (iii) deliver to optionees under such Company Options appropriate notices setting forth such optionees' rights pursuant to the Company Options. As soon as practicable after the Effective Time, the Parent shall file a registration statement on Form S-8 (or any successor form), or another appropriate form with respect to the shares of Parent Common Stock subject to such Company Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, the Parent, to the extent legally permissible, shall administer the Company Plans assumed pursuant to this Section 5.9(b) in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act. It is the intention of the parties that, subject to applicable law, the Company Options assumed by the Parent qualify following the Effective Time as "incentive stock options" (as defined in Section 422 of the Code) to the extent that the Company Options qualified as incentive stock options prior to the Effective Time and any conversion of incentive stock options shall be undertaken so as to preserve such status.

     (c) Except as disclosed in Section 5.9(c) of the Company Disclosure Schedule, (i) there are no provisions in any plan, program or arrangement other than the Company Plans, providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries and (ii) the Company will ensure that following the Effective Time no holder of Company Options or any participant in the Company Plans or any other plans, programs or arrangements will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

     Section 5.10 Other Employee Benefit Plans. (a) Except as otherwise contemplated by this Agreement, the employee benefit plans (as defined in Section 3(3) of ERISA) and other employee or director plans, programs and policies other than salary (collectively, the "Employee Benefit Plans") of the Company and its Subsidiaries in effect at the date of this Agreement will remain in effect until otherwise determined after the Effective Time and, to the extent such Employee Benefit Plans are not continued, the Parent will maintain, for a period of at least two years after the Effective Time, Employee Benefit Plans with respect to employees of the Company and its Subsidiaries which are no less favorable, in the aggregate, than the most favorable of: (i) those Employee Benefit Plans covering employees of the Parent from time to time; (ii) those Employee Benefit Plans of the Company and its Subsidiaries that are in effect on the date of this Agreement (as they may be amended, supplemented or modified and as new Employee Benefit Plans may be adopted, to the extent disclosed in Section 5.10(a) of the Company Disclosure Schedule); or (iii) Employee Benefit Plans that are reasonably competitive with respect to the industry in which the employer of the affected employees competes; provided, that in any event, until the second anniversary of the Effective Time, the Surviving Corporation will provide individuals who are employees of the Company and its Subsidiaries as of the Effective Time ("Current Employees") with Employee Benefit Plans that are no less favorable in the aggregate than those provided to Current Employees by the Company and for its Subsidiaries immediately before the Merger Filing Date.

     (b) Without limiting the generality of Section 5.10(a), the Parent will cause the Surviving Corporation to (i) honor (x) in accordance with their terms all individual employment, severance, termination and indemnification agreements and (y) at least until the second anniversary of the Effective Date, all other employee severance plans and policies, of the Company or any of its Subsidiaries with respect to their respective past and present officers, directors, employees and agents as of the Effective Time, (ii) waive any limitations regarding pre-existing conditions of Current Employees and their eligible dependents under any welfare or other employee benefit plans of the Parent and its affiliates in which they participate after the Effective Time (except to the extent that such limitations would have applied under the analogous plan of the Company and its Subsidiaries immediately before the Effective Time), (iii) for all purposes under the post-retirement welfare benefit plans and policies of the Parent and its affiliates, treat Current Employees in the same manner as similarly situated employees of the Parent who were hired by the Parent in accordance with the terms of such plans and policies as then in effect, as any such plans and policies are modified by the Parent or such affiliates from time to time, and
(iv) for all other purposes under all Employee Benefit Plans applicable to employees of the Company and its Subsidiaries, treat all service with the Company or any of its Subsidiaries by Current Employees (or retired employees eligible for retiree medical benefits) before the Closing as service with the Parent and its Subsidiaries, except to the extent such treatment would result in duplication of benefits or would violate applicable law.

     (c) Except as otherwise agreed with individual restricted stockholders, at the Effective Time, each share of Company Common Stock which immediately prior to the Effective Time was subject to restrictions on transfer, whether vested or unvested, will become fully vested and freely transferable and will be exchanged for unrestricted shares of Parent Common Stock in the Merger. It is understood and agreed that under certain of the Company Plans and the Employee Benefit Plans, and any agreements relating thereto, the Merger shall constitute a "Change of Control" or "Change in Control" as defined therein.

     (d) (i) The Parent will cause the Surviving Corporation and its successors to continue in full force and effect for a period of not less than six years from the Effective Time the indemnification provisions contained in Article Ninth of the Certificate of Incorporation of the Company as in effect on the date of this Agreement with respect to matters existing or occurring at or prior to the Effective Time by directors and officers of the Company serving as such as of the Effective Time; provided that, in the event any claim is asserted or made within such six year period, all rights to indemnification in respect of any such claim will continue until disposition of any and all such claims. For a period of six years after the Effective Time, the Parent will, or will cause the Surviving Corporation and its successors to, provide directors and officers liability insurance having substantially the same terms and conditions and providing at least the same coverage and amounts (with respect to occurrences prior to the Effective Time) as the directors and officers liability insurance maintained by the Company at the date of this Agreement for all present and former directors and officers of the Company and its Subsidiaries who served as such at any time since January 1, 1993 and their respective heirs, legal representatives, successors and assigns.

     (ii) From and after the Effective Time, the Parent agrees that it or the Surviving Corporation will indemnify and hold harmless each director or officer of the Company serving as such as of the Effective Time (an "Indemnified Party") against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time by reason of the fact that such Indemnified Party was then serving as a director or officer of the Company or one of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent allowed by law (and the Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides, if required by law, an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

     (iii) Any Indemnified Party wishing to claim indemnification under clause
(ii) above, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve the Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), (x) the Parent or the Surviving Corporation shall have the right to assume the defense thereof (which it shall, in cooperation with the Indemnified Party, vigorously defend) and neither the Parent nor the Surviving Corporation shall be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if neither the Parent nor the Surviving Corporation elects to assume such defense or there is a conflict of interest between the Parent or the Surviving Corporation, on the one hand, and the Indemnified Party, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Parent or the Surviving Corporation, the Indemnified Party may retain counsel satisfactory to it, and the Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that neither the Parent nor the Surviving Corporation shall, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties except to the extent that local counsel, in addition to such parties' regular counsel, is required in order to effectively defend against such action or proceeding, (y) the Indemnified Party will cooperate in the defense of any such matter and (z) neither the Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior consent, and provided, further, that neither the Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (e) If the Surviving Corporation or any of its successors or assigns (x) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (y) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this
Section 5.10.

     (f) The provisions of paragraphs (d) and (e) of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the directors, officers and employees of the Company who are the beneficiaries of the indemnification arrangements specified herein and their respective heirs, legal representatives, successors and assigns.

     Section 5.11 Exclusivity. Except as provided in this Section 5.11, after the date of this Agreement and until the termination of this Agreement pursuant to Section 7.1, the Company will not, nor will it permit its officers, directors, Subsidiaries, representatives or agents, directly or indirectly, to, do any of the following: (i) solicit or initiate the submission of a proposal or offer in respect of any transaction (other than the Merger) involving any disposition or other change of ownership of a substantial portion of the Company's stock or assets (an "Acquisition Transaction"); (ii) participate in substantive discussions or engage in negotiations concerning an Acquisition Transaction; or (iii) furnish or cause to be furnished to any corporation, partnership, person or other entity or group (other than the Parent and its representatives) (a "Person") any nonpublic information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction; provided, however, and notwithstanding anything else contained in this Section 5.11 or otherwise in this Agreement, the Company and its officers, directors, Subsidiaries, representatives and agents may engage in activities referred to in clause (ii) above, and may furnish or cause to be furnished nonpublic information to, any Person who, or representatives of any Person who, makes a written proposal with respect to an Acquisition Transaction if the Company's Board of Directors determines in good faith after consultation with its outside counsel that it is obligated to consider such proposal in order to satisfy its fiduciary duties under applicable law. If the Company determines to accept a proposal for or otherwise engage in any Acquisition Transaction (other than the Merger), it may terminate this Agreement provided it promptly pays to the Parent in reimbursement for the Parent's expenses an amount in cash (not to exceed $2,000,000) equal to the aggregate amount of the Parent's documented out-of-pocket expenses reasonably incurred in connection with pursuing the transactions contemplated by this Agreement as certified in good faith by the Parent and with reasonable detail ("Compensable Expenses"). If the Parent terminates this Agreement pursuant to
Section 7.1(e), the Company shall promptly reimburse the Parent for its Compensable Expenses.

     Section 5.12 Fees and Expenses. Except as set forth in Section 5.11, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

     Section 5.13 Brokers or Finders. Each of the Parent and the Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's, or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Donaldson, Lufkin & Jenrette Securities Corporation, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a copy of which has been provided to the Parent, and CS First Boston Corporation, whose fees and expenses will be paid by the Parent in accordance with the Parent's agreement with such firm, a copy of which has been provided to the Company. Each of the Parent and the Company will indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other brokers, or finders, fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Subsidiary or affiliate.

     Section 5.14 Rule 145. The Parent and the Surviving Corporation will use their reasonable efforts to comply with the provisions of Rule 144(c) under the Securities Act in order that such affiliates may resell such Parent Common Stock pursuant to Rule 145(d) under the Securities Act.

     Section 5.15 Board Membership. The Parent shall take such action as may be required to increase the size of its Board of Directors in order to enable Frederick R. Hipp and Warren Gfeller (and any substitute person designated by the Company prior to the Effective Time) to be appointed to Parent's Board of Directors immediately after the Effective Time.

     Section 5.16 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Parent and the Company and their respective members of their Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated herein.

                                   ARTICLE VI

                                   CONDITIONS

     Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger will be subject to the satisfaction, on or prior to the Merger Filing Date, of the following conditions:

     (a) This Agreement (insofar as it relates to the Merger) and the Merger have been approved and adopted by the affirmative vote of the holders of Company Common Stock entitled to cast at least a majority of the total number of votes entitled to be cast by holders of Company Common Stock;

     (b) The issuance of the shares of Parent Common Stock in the Merger has been approved by the affirmative vote of the holders of the Parent Common Stock and the Preference Stock, voting together as a class, entitled to cast at least a majority of the total number of votes voting on such matter as required by the NYSE;

     (c) Any waiting period under the HSR Act applicable to the Merger has expired or been terminated;

     (d) The S-4 has become effective under the Securities Act and is not the subject of any stop order or proceeding seeking a stop order; and the Parent has received all material state securities or blue sky permits and other authorizations necessary to issue the shares of Parent Common Stock pursuant to this Agreement and the Merger;

     (e) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger is in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted);

     (f) The Parent Common Stock has been approved for listing on the NYSE, subject to official notice of issuance;

     (g) The indebtedness outstanding under the Company's credit facility in the amount of approximately $80.6 million at April 30, 1996 has been refinanced or otherwise repaid; or

     (h) The Parent and the Company each has received the legal opinion of Baker & Botts L.L.P., reasonably satisfactory in form and substance to the Company and its counsel and to the Parent and its counsel, based, in each case, upon representation letters, dated on or about the date of such opinion, substantially in the forms of Annex III and Annex IV hereto and containing such other facts and representations as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 6.2 Conditions of Obligations of the Parent and the Sub. The obligations of the Parent and the Sub to effect the Merger are further subject to the Company not having failed to perform its material obligations required to be performed by it under this Agreement within 10 days after written notice is delivered by the Parent to the Company of such failure to perform, the Company's representations and warranties in this Agreement being true and correct in all material respects as of the Merger Filing Date and the Company having obtained all material consents, waivers, approvals, authorizations or orders required to be obtained by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby (including material consents under the leases referred to in Section 3.7(b) of the Company Disclosure Schedule).

     Section 6.3 Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the Parent and the Sub not having failed to perform their material obligations required to be performed by them under this Agreement within 10 days after written notice is delivered by the Company to the Parent of such failure to perform, the Parent's and the Sub's representations and warranties in this Agreement being true and correct in all material respects as of the Merger Filing Date, the Parent's having taken action, effective immediately after the Effective Time, to appoint to Parent's Board of Directors the persons specified in Section 5.15 and the Parent having offered to employ William W. Moreton as the Executive Vice President and Chief Financial Officer of the Parent on terms substantially as set forth in the form of employment agreement previously delivered by Mr. Moreton to the Parent with such employment agreement to be effective immediately after the Effective Time.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Parent and the Company:

     (a) by mutual consent of the Parent and the Company by action of their respective Boards of Directors or special committees thereof;

     (b) by either the Parent or the Company if the Merger is not consummated before October 1, 1996 despite the good faith effort of such party to effect such consummation (unless the failure to so consummate the Merger by such date is due to the action or failure to act of the party seeking to terminate this Agreement, and such action or failure to act constitutes a breach of this Agreement);

     (c) by either the Parent or the Company if any court of competent jurisdiction has issued an injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, which injunction has become final and non-appealable;

     (d) by the Company pursuant to Section 5.11;

     (e) by the Parent if the Board of Directors of the Company or the special committee thereof shall have withdrawn or modified, in any manner adverse to the Parent, its recommendation for approval of this Agreement (insofar as it relates to the Merger) and the Merger;

     (f) by the Company if the special committee of the Board of Directors of the Parent shall have withdrawn or modified, in any manner adverse to the Company, its recommendation for approval of the issuance of Parent Common Stock in the Merger;

     (g) by either the Parent or the Company, if one of the conditions set forth in Article VI to its obligation to consummate the Merger has not been satisfied; or

     (h) by the Parent if more than 1,000,000 shares of Company Common Stock represent Dissenting Shares as of the Closing Date.

     Section 7.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or the Parent as provided in Section 7.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of the Parent, the Sub or the Company or their respective officers or directors, other than (a) the provisions of the last sentence of
Section 5.11, which will survive for a period of one year from the date of any such termination if and only if the Parent has not received the payment pursuant to Section 5.11 and such termination of this Agreement is pursuant to Section 7.1(d) or (e), (b) to the extent that such termination results from the willful breach by a party hereto of any of its covenants or agreements set forth in this Agreement and (c) the obligations of the respective parties under the Confidentiality Agreement.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.1 Survival of Representations and Warranties; Enforcement of Certain Covenants.

     (a) None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time.

     (b) The covenants of the Parent set forth in Sections 5.9 and 5.10 hereof may be enforced after the Effective Time by any of the officers or directors of the Company as of the Effective Time.

     Section 8.2 Amendment. Subject to the DGCL, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors or special committees thereof, at any time before or after approval of the matters presented at the meetings of the stockholders of the Company and the Parent referred to in Section 5.7. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by the respective Boards of Directors or special committees thereof, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants, agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party.

     Section 8.4 Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail

(return receipt requested) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

     (a) if to the Parent or the Sub, to

           Zapata Corporation
           1717 St. James Place
           Houston, Texas 77253-3581
           Attention: Joseph L. von Rosenberg III
                      General Counsel

        with a copy to

           Baker & Botts, L.L.P.
           One Shell Plaza
           910 Louisiana
           Houston, Texas 77002-4995
           Attention: C. Michael Watson

           and

           Bracewell & Patterson L.L.P.
           South Tower Pennzoil Place
           711 Louisiana, Suite 2900
           Houston, Texas 77002-2781
           Attention: Edgar J. Marston

        and

     (b) if to the Company, to

           Houlihan's Restaurant Group, Inc.
           2 Brush Creek Boulevard
           Kansas City, Kansas 64112
           Attention: William W. Moreton
                      Executive Vice President and
                      Chief Financial Officer

        with a copy to

           Bryan Cave LLP
           1200 Main Street, Suite 3500
           Kansas City, Missouri 64105-2180
           Attention: Kendrick T. Wallace

     Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they will be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, will be deemed to refer June 4, 1996.

     Section 8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 8.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) other than Sections 5.9 and 5.10 are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

     Section 8.8 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made, executed, delivered and performed wholly within the State of Delaware, without regard to any applicable conflicts of law. The Company, the Parent and the Sub hereby (a) submit to the jurisdiction of any State and Federal courts sitting in the State of Delaware with respect to matters arising out of or relating hereto, (b) agree that all claims with respect to such matters may be heard and determined in an action or proceeding in such State or Federal court and no other court, (c) waive the defense of an inconvenient forum, and (d) agree that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     Section 8.9 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. Accordingly, the parties agree that they will be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.

     Section 8.10 Publicity. Except as otherwise required by law or the rules of the NYSE, for so long as this Agreement is in effect, neither the Company nor the Parent will, or will permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without having consulted with the other party.

     Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Sub may assign, in its sole discretion, any or all rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of the Parent incorporated under the laws of the State of Delaware. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 8.12 Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions hereof or thereof, which will remain in full force and effect.

     Section 8.13 Conveyance Tax. The Company shall be liable for and shall hold the holders of shares of the Company Common Stock harmless against any New York State Real Property Gains Tax, New York State Real Estate Transfer Tax and New York City Real Property Transfer Tax which becomes payable in connection with the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the Parent, the Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                            ZAPATA CORPORATION


                                            By: /s/


                                            ------------------------------------
                                                     Authorized Officer

                                            ZAPATA ACQUISITION CORP.


                                            By: /s/


                                            ------------------------------------
                                                     Authorized Officer

                                            HOULIHAN'S RESTAURANT GROUP, INC.


                                            By: /s/


                                            ------------------------------------
                                                     Authorized Officer

                                                                      APPENDIX B

                                CS FIRST BOSTON

CS First Boston Corporation                                  55 East 52nd Street
                                                         New York, NY 10055-0186
                                                          Telephone 212 909 2000

                                                                    June 4, 1996

The Special Committee of
  the Board of Directors
Zapata Corporation
1717 St. James Place
Houston, Texas 77253

Members of the Special Committee:

     You have asked us to advise you with respect to the fairness to Zapata Corporation ("Zapata") from a financial point of view of the consideration to be paid by Zapata pursuant to the terms of the Agreement and Plan of Merger, dated as of June 4, 1996 (the "Merger Agreement"), by and among Zapata, Zapata Acquisition Corp., a wholly owned subsidiary of Zapata ("Sub"), and Houlihan's Restaurant Group, Inc. ("Houlihan's"). The Merger Agreement provides for, among other things, the merger of Houlihan's with and into Sub pursuant to which Sub will be the surviving corporation (the "Merger") and each outstanding share of the common stock, par value $.01 per share, of Houlihan's ("Houlihan's Common Stock") will be converted into the right to receive shares of the common stock, par value $.25 per share, of Zapata ("Zapata Common Stock") or cash, or a combination thereof, based on each stockholder's election and subject to certain proration provisions, such that the sum of the Market Value (as defined in the Merger Agreement) of the shares of Zapata Common Stock and the amount of cash equals $8.00 per share of Houlihan's Common Stock, as more fully described in the Merger Agreement (the "Merger Consideration").

     In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to Zapata and Houlihan's. We also have reviewed certain other information, including financial forecasts, provided to us by Zapata and Houlihan's, and have met with the respective managements of Zapata and Houlihan's to discuss the businesses and prospects of Zapata and Houlihan's.

     We also have considered certain financial and stock market data of Zapata and Houlihan's, and we have compared that data with similar data for other publicly held companies in businesses similar to those of Zapata and Houlihan's and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied upon its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Zapata and Houlihan's as to the future financial performance of Zapata and Houlihan's. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Zapata or Houlihan's, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us and financial, stock market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of the Zapata Common Stock actually will be when issued to Houlihan's stockholders pursuant to the Merger or the prices at which such Zapata Common Stock will trade subsequent to the Merger.

     We have acted as financial advisor to the Special Committee of the Board of Directors of Zapata in connection with the Merger and will receive a fee for our services, including a fee upon the delivery of this opinion. We may in the future provide financial advisory services to Zapata unrelated to the proposed Merger, for which services we will receive compensation. In the ordinary course of our business, CS First Boston and its affiliates may actively trade the equity securities of Zapata and Houlihan's for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Special Committee of the Board of Directors of Zapata in connection with its evaluation of the Merger and is not intended to be and shall not be deemed to constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without CS First Boston's prior written consent.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by Zapata in the Merger is fair to Zapata from a financial point of view.

                                            Very truly yours,

                                            CS FIRST BOSTON CORPORATION

                                                                      APPENDIX C

                          DONALDSON, LUFKIN & JENRETTE

              Donaldson, Lufkin & Jenrette Securities Corporation
      600 California Street, San Francisco, CA 94108-2704 - (415) 249-2100

                                  June 4, 1996

Special Committee of the Board of Directors
Houlihan's Restaurant Group, Inc.
Two Brush Creek Boulevard
Kansas City, Missouri 64112

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $0.01 per share ("Company Common Stock") of Houlihan's Restaurant Group, Inc. (the "Company") who are not Malcolm
I. Glazer ("Glazer") or affiliated with Glazer (such stockholders, the "Non-Glazer Stockholders") of the consideration to be received by such stockholders, pursuant to the Agreement and Plan of Merger dated as of June 4, 1996, among Zapata Corporation ("Zapata"), the Company and Zapata Acquisition Corp. (the "Sub"), a wholly owned subsidiary of Zapata (the "Agreement"), pursuant to which the company will be merged (the "Merger") with and into the Sub.

     Pursuant to the Agreement, each share of Company Common Stock will be converted into the right to receive, at the election of each Non-Glazer Stockholder, (i)(x) $4.00 per share in cash, without interest, plus (y) a number of shares of common stock, par value $0.25 per share ("Zapata Common Stock") of Zapata equal to $4.00 divided by the average closing price of a share of Zapata Common Stock for the 20 trading days immediately preceding the second trading day prior to the date of the meeting of stockholders of the Company relating to the Agreement (such average closing price, the "Market Value"); (ii) a number of shares of Zapata Common stock equal to $8.00 divided by the Market Value; (iii) the right to receive $8.00 in cash, without interest, subject to a reduction in such cash amount (in exchange for an equal amount of Zapata Common Stock, valued at the Market Value) pursuant to a formula whereby in the event that, as a group, the Non-Glazer Stockholders exercise elections such that the aggregate ownership of Zapata Common Stock and certain other securities by Glazer and his affiliates immediately after the Merger would exceed either (a) 49.9% of the Voting Power (as defined in the Agreement) of all Outstanding Voting Securities (as defined in the Agreement) of Zapata, the cash elections of the Non-Glazer Stockholders will be reduced (and their receipt of Zapata Common Stock will be increased) pro rata such that Glazer and his affiliates own either 49.9% of the Voting Power of all Voting Securities of Zapata or 49.9% of the Adjusted Voting Power of all Outstanding Voting Securities of Zapata, whichever results in fewer shares of Zapata Common Stock being issued to Glazer and his affiliates pursuant to the Merger; or (iv) an amount of Zapata Common Stock and cash equal to $8.00 per share in the aggregate, in the same proportions of Zapata Common Stock and cash as are received by Glazer and his affiliates pursuant to the Merger.

     In arriving at our opinion, we have reviewed the Agreement and exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Zapata including information provided during discussions with their respective managements. Included in the information provided during discussions with the Company's management were certain financial projections of the Company for the period beginning January 1996 and ending December 2001 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and Zapata, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were requested by you, the Special Committee of the Company's Board of Directors (the "Special Committee"), not to, and we did not, solicit the interest of any other party in acquiring the Company.

     In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Zapata or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections for the Company supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to all legal matters on advice of counsel to the Company and the Special Committee.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the price at which Zapata Common Stock will actually trade at any time. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the Non-Glazer Stockholders pursuant to the Agreement is fair to the Non-Glazer Stockholders from a financial point of view.

                                            Very truly yours,

                                            DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION

                                            By: /s/  THOMAS M. BENNINGER

                                            ------------------------------------
                                                      Thomas M. Benninger
                                                 Managing Director

                                                                      APPENDIX D

                        DELAWARE GENERAL CORPORATION LAW

                     SECTION 262 REGARDING APPRAISAL RIGHTS

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to subsection (g) of sec.251), 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof.

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to sec.228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with the subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive such notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the next day preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX E

                         1996 LONG-TERM INCENTIVE PLAN

                                       OF

                               ZAPATA CORPORATION

     1. Objective. The 1996 Long-Term Incentive Plan (the "Plan") of Zapata Corporation, a Delaware corporation (the "Company"), is designed to retain key executives and other selected employees and reward them for making major contributions to the success of the Company and its Subsidiaries (as hereinafter defined). These objectives are to be accomplished by making awards under the Plan and thereby providing Participants (as hereinafter defined) with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

     2. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

     "Award" means the grant of any form of stock option, stock appreciation right, stock award or cash award, whether granted singly, in combination or in tandem, to a Participant pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

     "Award Agreement" means a written agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to an Award.

     "Board" means the Board of Directors of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Committee" means such committee of the Board as is designated by the Board to administer the Plan. The Committee shall be constituted to permit the Plan to comply with Rule 16b-3, as hereinafter defined.

     "Common Stock" means the Common Stock, par value $.25 per share, of the Company.

     "Director" means an individual serving as a member of the Board.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     "Fair Market Value" means, as of a particular date, (i) if the shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal such national securities exchange on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if the shares of Common Stock are not so listed but are quoted in the NASDAQ National Market System the closing sales price per share of Common Stock on the NASDAQ National Market System on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported or
(iii) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by NASDAQ, or, if not reported by NASDAQ, by the National Quotation Bureau, Inc.

     "Participant" means an employee of the Company or any of its Subsidiaries to whom an Award has been made under this Plan.

     "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, or any successor rule.

     "Subsidiary" means any corporation of which the Company directly or indirectly owns shares representing more than 50% of the voting power of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation.

     3. Eligibility. Employees of the Company and its Subsidiaries eligible for an Award under this Plan are those who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company and its Subsidiaries. Notwithstanding the foregoing, individuals described in Paragraph 7(e) shall also be eligible for Awards under this Plan, in accordance with the provisions of Paragraph 7(e).

     4. Common Stock Available for Awards. There shall be available for Awards granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) during the term of this Plan an aggregate of 5,000,000 shares of Common Stock (of which number approximately 2,600,000 shares will be issued pursuant to the options previously issued under the Houlihan's Restaurant Group, Inc. 1994 Executive Stock Option Plan and the Houlihan's Restaurant Group, Inc. 1994 Stock Option Plan for Outside Directors and assumed by the Company under this Plan pursuant to Paragraph 7(e)). Notwithstanding the foregoing, not more than an aggregate of 750,000 shares of Common Stock shall be available for Awards other than stock options and stock appreciation rights granted at an exercise or strike price not less than the Fair Market Value on the date of grant. The Board of Directors and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file required documents with governmental authorities and stock exchanges and transaction reporting systems to make shares of Common Stock available for issuance pursuant to Awards. Common Stock related to Awards that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant, or are exchanged for Awards that do not involve Common Stock, shall immediately become available for Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate under Rule 16b-3.

     5. Administration. This Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Unless otherwise provided in an Award Agreement with respect to a particular award, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant holding such Award or (ii) consented to by such Participant. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee or officer of the Company to whom it has delegated authority in accordance with the provisions of Paragraph 6 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

     6. Delegation of Authority. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who are subject to Section 16 of the Exchange Act.

     7. Awards. The Committee shall determine the type or types of Awards to be made to each Participant under this Plan. Each Award made hereunder shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and shall be signed by the Participant and by the Chief Executive Officer, the Chief Operating Officer, or any Vice President of the Company for and on behalf of the Company. Awards may consist of those listed in this Paragraph 7 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. An Award may provide for the granting or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award. An Award may provide that to the extent that the acceleration of vesting or any payment made to a Participant under this Plan in the event of a change of control of the Company is subject to federal income, excise, or other tax at a rate above the rate ordinarily applicable to like payments paid in the ordinary course of business ("Penalty Tax"), whether as a result of the provisions of Sections 28OG and 4999 of the Code, any similar or analogous provisions of any statute adopted subsequent to the date hereof, or otherwise, then the Company shall be obligated to pay such Participant an additional amount of cash (the "Additional Amount") such that the net amount received by such Participant, after paying any applicable Penalty Tax and any federal or state income tax on such Additional Amount, shall be equal to the amount that such Participant would have received if such Penalty Tax were not applicable. Notwithstanding anything herein to the contrary, no Participant may be granted, during any three-year period, Awards consisting of stock options or stock appreciation rights exercisable for more than 12.5% of the shares of Common Stock reserved for issuance under the Plan.

     (a) Stock Option. An Award may consist of a right to purchase a specified number of shares of Common Stock at a specified price that is not less than the greater of (i) the Fair Market Value of the Common Stock on the date of grant and (ii) the par value of the Common Stock on the date of grant. A stock option may be in the form of an incentive stock option ("ISO") which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code.

     (b) Stock Appreciation Right. An Award may consist of a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the stock appreciation right ("SAR") is exercised over a specified strike price as set forth in the applicable Award Agreement.

     (c) Stock Award. An Award may consist of Common Stock or may be denominated in units of Common Stock. All or part of any stock award may be subject to conditions established by the Committee, and set forth in the Award Agreement, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attaining specified growth rates and other comparable measurements of performance. Such Awards may be based on Fair Market Value or other specified valuations. The certificates evidencing shares of Common Stock issued in connection with a stock award shall contain appropriate legends and restrictions describing the terms and conditions of the restrictions applicable thereto.

     (d) Cash Award. An Award may be denominated in cash with the amount of the eventual payment subject to future service and such other restrictions and conditions as may be established by the Committee, and set forth in the Award Agreement, including, but not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attaining specified growth rates and other comparable measurements of performance.

     (e) Stock Options to Houlihan's Restaurant Group, Inc. Directors and Employees. The Company shall substitute certain stock options to purchase shares of Houlihan's Restaurant Group, Inc. common stock, par value $.01 per share ("Houlihan Stock"), under Houlihan's Restaurant Group, Inc. 1994 Executive Stock Option Plan and Houlihan's Restaurant Group, Inc. 1994 Stock Option Plan for Outside Directors, with stock options to purchase Common Stock under this Plan. The number of shares issued pursuant to these stock options, the exercise price of the stock options, and other terms and conditions related to these options are described in Exhibit A attached hereto.

     8. Payment of Awards.

     (a) General. Payment of Awards may be made in the form of cash or Common Stock or combinations thereof and may include such restrictions as the Committee shall determine, including in the case of Common Stock, restrictions on transfer and forfeiture provisions. As used herein, "Restricted Stock" means Common Stock that is restricted or subject to forfeiture provisions.

     (b) Deferral. With the approval of the Committee, payments may be deferred, either in the form of installments or a future lump sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee. Any deferred payment, whether elected by the Participant or specified by the Award Agreement or by the Committee, may be forfeited if and to the extent that the Award Agreement so provides.

     (c) Dividends and Interest. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in Common Stock or units of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payment denominated in Common Stock or units of Common Stock.

     (d) Substitution of Awards. At the discretion of the Committee, a Participant may be offered an election to substitute an Award for another Award or Awards of the same or different type.

     9. Stock Option Exercise. The price at which shares of Common Stock may be purchased under a stock option shall be paid in full at the time of exercise in cash or, if permitted by the Committee, by means of tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for tendering Common Stock or other Awards to exercise a stock option as it deems appropriate. If permitted by the Committee, payment may be made by successive exercises by the Participant. The Committee may provide for loans from the Company to permit the exercise or purchase of Awards and may provide for procedures to permit the exercise or purchase of Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of a stock option, a number of the shares issued upon the exercise of the stock option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee.

     10. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

     11. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law except that (i) no amendment or alteration that would impair the rights of any Participant under any Award previously granted to such Participant shall be made without such Participant's consent and (ii) no amendment or alteration shall be effective prior to approval by the Company's stockholders to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent stockholder approval is otherwise required by applicable legal requirements.

     12. Termination of Employment. Upon the termination of employment by a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award. In the event of such a termination, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify the Award in any manner that is either (i) not adverse to such Participant or (ii) consented to by such Participant.

     13. Assignability. Unless otherwise determined by the Committee and provided in the Award Agreement, no Award or any other benefit under this Plan constituting a derivative security within the meaning of Rule 16a-l(c) under the Exchange Act shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Paragraph 13 shall be null and void.

     14. Adjustments.

     (a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

     (b) In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or capital reorganization or reclassification or other transaction involving an increase or reduction in the number of outstanding shares of Common Stock, the Committee may adjust proportionally (i) the number of shares of Common Stock reserved under this Plan and covered by outstanding Awards denominated in Common Stock or units of Common Stock; (ii) the exercise or other price in respect of such Awards; and (iii) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any consolidation or merger of the Company with another corporation or entity or the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make such adjustments or other provisions as it may deem equitable, including adjustments to avoid fractional shares, to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume stock options, regardless of whether in a transaction to which Section 424(a) of the Code applies, by means of substitution of new options for previously issued options or an assumption of previously issued options, or to make provision for the acceleration of the exercisability of, or lapse of restrictions with respect to, Awards and the termination of unexercised options in connection with such transaction.

     15. Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. It is the intent of the Company that this Plan comply with Rule 16b-3 with respect to persons subject to Section 16 of the Exchange Act unless otherwise provided herein or in an Award Agreement, that any ambiguities or inconsistencies in the construction of this Plan be interpreted to give effect to such intention, and that if any provision of this Plan is found not to be in compliance with Rule 16b-3, such provision shall be null and void to the extent required to permit this Plan to comply with Rule 16b-3. Certificates evidencing shares of Common Stock delivered under this Plan may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed and any applicable federal and state securities law. The Committee may cause a legend or legends to be placed upon any such certificates to make appropriate reference to such restrictions.

     16. Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to a grant of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

     17. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of the State of Texas.

     18. Effective Date of Plan. This Plan shall be effective as of June 19, 1996 (the "Effective Date). Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon the approval by the holders of a majority of shares of Common Stock present, or represented, and entitled to vote at a meeting of the Company's stockholders held on or before June 19, 1997. If the stockholders of the Company should fail so to approve this Plan prior to such date, this Plan shall terminate and cease to be of any further force or effect and all grant of Awards hereunder shall be null and void.

                                          Zapata Corporation
                                          June 19, 1996

                                    ANNEX A

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 10-K

            [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

                  For the fiscal year ended September 30, 1995

                                       OR

   [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

                For the transition period from        to

                         COMMISSION FILE NUMBER: 1-4219

                               ZAPATA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                                      C-74-1339132
           STATE OF DELAWARE                        (I.R.S. EMPLOYER
    (STATE OR OTHER JURISDICTION OF                IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)
                                                          77056
    1717 ST. JAMES PLACE, SUITE 550                    (ZIP CODE)
             HOUSTON, TEXAS

    (ADDRESS OF PRINCIPAL EXECUTIVE
                OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 940-6100

                               ----------------

SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                                          NAME OF EACH EXCHANGE
                  TITLE OF EACH CLASS                      ON WHICH REGISTERED
                  -------------------                    -----------------------
Common Stock, $0.25 par value........................... New York Stock Exchange
10 1/4% Subordinated Debentures due 1997................ New York Stock Exchange
10 7/8% Subordinated Debentures due 2001................ New York Stock Exchange

SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
  $2 Noncumulative Convertible Preference Stock, $1 par value.

  On December 15, 1995, there were outstanding 29,548,507 shares of the Company's Common Stock, $0.25 par value. The aggregate market value of the Company's voting stock held by nonaffiliates of the Company is $64,660,407, based on the closing price in consolidated trading on December 15, 1995 for the Company's Common Stock and the value of the number of shares of Common Stock into which the Company's $2 Noncumulative Convertible Preference Stock was convertible on such date.

  INDICATE BY CHECK MARK WHETHER THE REGISTRANT (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH
FILING REQUIREMENTS FOR THE PAST 90 DAYS, YES  X , NO    .
                                              ---     ---

  INDICATE BY CHECK MARK IF DISCLOSURE OF DELINQUENT FILERS PURSUANT TO ITEM 405 OF REGULATION S-K IS NOT CONTAINED HEREIN, AND WILL NOT BE CONTAINED, TO THE BEST OF REGISTRANT'S KNOWLEDGE, IN DEFINITIVE PROXY OR INFORMATION STATEMENTS INCORPORATED BY REFERENCE IN PART III OF THIS FORM 10-K OR ANY AMENDMENT TO THIS FORM 10-K. [_]

DOCUMENTS INCORPORATED BY REFERENCE:
  Portions of the Proxy Statement to be filed with the Securities and Exchange Commission pursuant to Regulation 14A under the Securities Exchange Act of 1934 in connection with the Company's 1996 Annual Meeting of Stockholders are incorporated by reference into Part III hereof (to the extent set forth in Items 10, 11, 12 and 13 of Part III of this Annual Report on Form 10-K).

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 PART I
    Items 1 and 2. Business and Properties..............................     1
                    General.............................................     1
                    Historical Contributions of Major Divisions.........     2
                    Marine Protein Operations...........................     3
                    Oil and Gas Operations..............................     5
                    Employees...........................................     8
                    Geographical Information............................     8
                    Executive Officers of the Registrant................     9
                    Properties..........................................    10
    Item 3.        Legal Proceedings....................................    10
    Item 4.        Submission of Matters to a Vote of Security Holders..    11

 PART II
    Item 5.        Market for the Registrant's Common Equity and Related
                    Stockholder Matters.................................    12
    Item 6.        Selected Financial Data..............................    13
    Item 7.        Management's Discussion and Analysis of Financial
                    Condition and Results of Operations.................    14
    Item 8.        Financial Statements and Supplementary Data..........    23
    Item 9.        Changes in and Disagreements with Accountants on
                    Accounting and Financial Disclosure.................    61

 PART III
    Item 10.       Directors and Executive Officers of the Registrant...    61
    Item 11.       Executive Compensation...............................    61
    Item 12.       Security Ownership of Certain Beneficial Owners and
                    Management..........................................    61
    Item 13.       Certain Relationships and Related Transactions.......    61

 PART IV
    Item 14.       Exhibits, Financial Statement Schedules and Reports
                    on Form 8-K.........................................    62

                                     PART I

ITEM 1 AND 2. BUSINESS AND PROPERTIES

GENERAL

  Zapata Corporation is a Delaware corporation organized in 1954. As used herein, the term "Zapata" or the "Company" refers to Zapata Corporation or to Zapata Corporation and its consolidated subsidiaries, as applicable.

  In fiscal 1993, Zapata began to redirect its operations into the natural gas services market. The Company acquired the common stock of Cimarron Gas Holding Company ("Cimarron") in fiscal 1993. Cimarron was engaged in the business of marketing and trading natural gas liquids, as well as gathering and processing natural gas and its constituent products. Cimarron was purchased to serve as the vehicle for Zapata's expansion into the gathering and processing segments of the natural gas services markets. Since being acquired, Cimarron has purchased additional gathering and processing assets through the acquisition of Stellar Energy Corporation and three affiliated companies (collectively, "Stellar") in September 1993. Zapata acquired the natural gas compression businesses of Energy Industries, Inc. and certain other affiliated companies (collectively, "Energy Industries") in November 1993. Energy Industries was engaged in the business of renting, fabricating, selling, installing and servicing natural gas compressor packages.

  In late 1994 and early 1995, the Company began to develop a strategic plan involving the repositioning of the Company into the food packaging, food and food service equipment and supply (collectively, "food services") businesses and exiting the energy business. The strategic plan that was developed called for the divestiture of most of the Company's remaining energy operations, including Energy Industries, Cimarron and the Company's remaining domestic oil and gas assets, and the acquisition of, or joint ventures with, selected companies in the food services industry.

  In September 1994, Zapata's Board of Directors announced that the Company would immediately undertake efforts to sell its U.S. natural gas producing properties. The six properties in the Gulf of Mexico, representing Zapata's domestic oil and gas producing operations, were sold in fiscal 1995. Zapata received cash of $4.0 million and recorded an $8.9 million receivable representing (i) a production payment entitling Zapata to a share of revenues from certain properties and (ii) a share of future proceeds from a revenue sharing agreement. No gain or loss resulted from the sales. The decision to sell its U.S. natural gas producing properties did not impact Zapata's Bolivian oil and gas operations.

  In September 1995, Zapata entered into an agreement (the "Purchase Agreement") to sell the assets of Energy Industries (the "Energy Industries Sale") to Weatherford Enterra, Inc. and its wholly owned subsidiary, Enterra Compression Company (collectively, "Weatherford Enterra"). Pursuant to the Purchase Agreement, Weatherford Enterra purchased from the Company all of the assets of Energy Industries for approximately $131 million in cash and assumed certain liabilities of Energy Industries, subject to final post closing adjustments. The Energy Industries Sale closed on December 15, 1995 after receiving stockholder approval. The Energy Industries Sale resulted in an after-tax gain of approximately $14.0 million, which will be reflected in the Company's fiscal 1996 financial results. Although a sale price for Cimarron has not been determined, the Company estimates that, based on preliminary indications of interest from potential purchasers, the minimum sale price for Cimarron should be at least equal to book value. The Company expects to complete the sale of Cimarron in fiscal 1996.

  In 1994, the Board of Directors determined that the interests of Zapata's stockholders would best be served by a sale of the marine protein operations. In March 1995, the Company executed an agreement to sell its marine protein operations to an investor group. However, that agreement was terminated in April 1995 due to the investor group's failure to obtain sufficient financing. The Company has since decided to retain the marine protein operations.

  In August 1995, the Company purchased 4,189,298 shares, or 31%, of the common stock of Envirodyne Industries, Inc. ("Envirodyne") for $18.8 million from a trust controlled by Malcolm Glazer, Chairman of the Board of the Company and, through his beneficial ownership of a trust, a major stockholder of the Company. Mr. Glazer is also a director of Envirodyne. Such shares represented all of Mr. Glazer's ownership interest in Envirodyne. The Company paid the purchase price by issuing a subordinated promissory note bearing interest at the prime rate and maturing in August 1997, subject to prepayment at the Company's option. The Company has since prepaid approximately $15.6 million on the promissory note. Envirodyne is a major supplier of food packaging products and food service supplies and is a leading worldwide producer of cellulosic casings used in the preparation of packaging of processed meat products. It is the world's second largest producer of heat shrinkable plastic bags and specialty films for packaging and preserving fresh and processed meat products, poultry and cheeses. Envirodyne is also a leading domestic producer of (i) disposable plastic cutlery, drinking straws, custom dining kits and related products and (ii) thermo-formed and injection-molded plastic containers and horticultural trays and inserts. The Company may continue to evaluate the acquisition of additional shares of Envirodyne common stock or proposing a merger with, or acquisition of, Envirodyne in the future, although the Company currently has no plans or proposals to do so.

  The Company sold its remaining 673,077 shares of Tidewater Inc. ("Tidewater") common stock in fiscal 1995. Zapata sold 3.5 million and 4.1 million shares of Tidewater common stock in 1993 and 1994, respectively.

HISTORICAL CONTRIBUTIONS OF MAJOR DIVISIONS

  The following table summarizes historical revenues, operating results (before net interest expense, other income and income taxes), identifiable assets, depreciation, depletion and amortization and capital expenditures for the Company's continuing operations, by major division, for the periods indicated. As a result of the decision to sell the natural gas compression and natural gas gathering, processing and marketing operations, the Company's financial statements have been restated in 1995 to reflect these operations as discontinued operations, and therefore are not included below.

                                  OPERATING                   DEPRECIATION,
 AS OF OR FOR THE YEAR             INCOME       IDENTIFIABLE  DEPLETION AND   CAPITAL
  ENDED SEPTEMBER 30,    REVENUES  (LOSS)          ASSETS     AMORTIZATION  EXPENDITURES
 ---------------------   -------- ---------     ------------  ------------- ------------
                                               (IN THOUSANDS)
1995
Marine protein.......... $ 94,959 $ (6,437)(1)    $ 85,012       $14,977(1)   $ 5,573
Oil and gas.............    8,109      658          13,571         2,856        1,767
Corporate...............            (3,441)         38,914           115            1
                         -------- --------        --------       -------      -------
                         $103,068 $ (9,220)       $137,497       $17,948      $ 7,341
                         ======== ========        ========       =======      =======
1994
Marine protein.......... $ 96,614 $  5,445        $ 87,565       $ 4,535      $ 3,671
Oil and gas.............   12,549  (28,285)(3)      20,062        33,770(3)    11,792
Corporate...............            (8,767)         44,044(2)      2,321           67
                         -------- --------        --------       -------      -------
                         $109,163 $(31,607)       $151,671       $40,626      $15,530
                         ======== ========        ========       =======      =======
1993
Marine protein.......... $ 58,565 $  4,296        $ 92,728       $ 4,510      $ 1,477
Oil and gas.............   20,189    6,032          41,630         7,688        1,327
Corporate...............            (6,769)        169,888(2)        378            8
                         -------- --------        --------       -------      -------
                         $ 78,754 $  3,559        $304,246       $12,576      $ 2,812
                         ======== ========        ========       =======      =======

- - --------
(1) Includes a $12.3 million provision for asset impairment to reduce the marine protein assets to their fair market value as a result of adopting Statement of Financial Accounting Standards No. 121.

(2) Includes Zapata's investment in Tidewater, which was sold through a series of transactions effected in fiscal 1995, 1994 and 1993.
(3) Includes a $29.2 million provision for oil and gas property valuation required as a result of low gas prices and a revision of estimated future costs.

  The net amounts of interest expense (net of interest income), other income and income tax expense (benefit) from continuing operations are set forth below.

                                                                      INCOME
                                                                        TAX
                                                 INTEREST  OTHER      EXPENSE
               YEAR ENDED SEPTEMBER 30,          EXPENSE  INCOME     (BENEFIT)
               ------------------------          -------- -------    ---------
                                                       (IN THOUSANDS)
      1995......................................  $1,789  $ 1,986(1)  $(3,179)
      1994......................................   2,983   33,161(1)     (572)
      1993......................................  12,414   23,523(1)    4,210

- - --------
(1) Includes pretax gains of $4.8 million, $37.5 million and $32.9 million in fiscal 1995, 1994 and 1993 respectively, from sales of Tidewater, Inc. common stock.

MARINE PROTEIN OPERATIONS

  The Company's marine protein operations involve the production and sale of a variety of protein and oil products from menhaden, a species of fish found along the Gulf of Mexico and Atlantic coasts. Because the magnitude of the fish catch depends on the availability of the natural resource, which is affected by various factors beyond the Company's control, and because the prices for the Company's products are established by worldwide supply and demand relationships over which the Company has no control, the Company cannot predict the profitability of this business segment in any given year.

  Fishing. The Company owns a fleet of 51 fishing vessels and 27 spotter aircraft for use in its fishing operations and also leases aircraft where necessary to facilitate operations. During the 1995 fishing season in the Gulf of Mexico, where the fishing season runs from mid-April through October, the Company operated 32 fishing vessels and 26 spotter aircraft. The fishing area in the Gulf stretches from the south Texas coastline to the panhandle of western Florida, with a concentration off the Louisiana and Mississippi coasts. The fishing season on the Atlantic coast begins in early May and usually extends into December. The Company operated 9 fishing vessels and 8 spotter aircraft along the mid-Atlantic coast, concentrated in and around the Chesapeake Bay.

  Menhaden usually school in large, tight clusters and are commonly found in warm, shallow waters. Spotter aircraft locate the schools and direct the fishing vessels to them. The principal fishing vessels are steamers, which transport two 40-foot purse boats, each carrying several fishermen and one end of a 1,500-foot net. The purse boats encircle the school and capture the fish in the net. The fish are then pumped from the net into refrigerated holds of the steamer, and then are unloaded at the Company's processing plants.

  Processing. The Company owns five processing plants--three in Louisiana, one in Mississippi and one in Virginia--where the menhaden are processed into fish meal, fish oil and fish solubles. The fish are unloaded from the vessels into storage boxes and then conveyed into steam cookers. The fish are then passed through presses to remove most of the oil and water. The solid portions of the fish are dried and then ground into fish meal. The liquid that is produced in the cooking and pressing operations contains oil, water, dissolved protein and some fish solids. This liquid is decanted to remove the solids and is then put through a centrifugal oil/water separation process. The separated fish oil is a finished product. The separated water and protein mixture is further processed through evaporators to remove the soluble protein, which can be sold as a finished product or added to the solid portions of the fish for processing into fish meal.

  Fish meal, the principal product made from menhaden, is sold primarily as a high-protein ingredient. It is also used as a protein supplement in feed formulated for pigs and other livestock. Each use requires certain standards to be met regarding quality and protein content, which are determined by the freshness of the fish and by processing conditions such as speed and temperatures. Fish solubles are a liquid protein product used as an additive in fish meal and also marketed as an independent product to animal feed formulators and the fertilizer industry.

  Fish oil from menhaden is widely used for human consumption as an edible fat in Europe. Refined and hydrogenated menhaden oils have a wide variety of applications as ingredients of margarine, cooking oil and solid cooking fats used in baked goods. The U.S. Food and Drug Administration has approved the use of fully hydrogenated menhaden oil and partially hydrogenated menhaden oil for human consumption in the United States and is considering a petition for use of refined unhydrogenated menhaden oil for human consumption in the United States.

  In October 1995, the Company announced plans to cease processing operations in 1996 at its Dulac, Louisiana plant. The Company's decision was based on the anticipated capital expenditures and operating capital requirements necessary to maintain the long-term viability of the Dulac processing operation. The entire harvesting effort previously managed from this location, as well as a significant portion of the processing assets, will be redeployed to other Company facilities. Therefore, the Company's harvesting efforts in future years are expected to remain comparable to recent years, and the Company's processing capabilities will not be significantly changed.

  In August 1993, the Company acquired a 60% equity interest in Venture Milling Company ("Venture"), a Delaware corporation involved in the milling of animal feeds and protein-ingredient products for the poultry, hog and dairy industries. Venture leases and operates a feed mill in Seaford, Delaware and manages its processing operations and sales activities independently of the Company. The Company consolidates the financial results of Venture. The Company's financial results for the 1995 or 1994 fiscal years were not materially impacted by activity related to Venture.

  Marketing. Most of the Company's marine protein products are sold directly to about 300 customers by the Company's marketing department, while a smaller amount is sold through independent sales agents. Total product inventory (at the lower of average cost or market) was $22,947,000 as of September 30, 1995 compared to $34,143,000 on September 30, 1994. While the fishing season usually extends from April into December, sales from inventory continue throughout the year.

  The Company's fish meal is primarily sold to domestic feed producers for utilization as a high-protein ingredient for the poultry industry. Fish oil sales primarily involve export markets where the fish oil is refined for use as an edible oil. One customer for fish oil, Unilever Raw Material B.V., accounted for approximately 11.9% of the Company's consolidated revenues in fiscal 1995, and lesser amounts in the two preceding years. Sales to Unilever Raw Material B.V. were approximately $12.3 million in 1995.

  Competition. The principal competition for the Company's fish meal and fish solubles is from other protein sources such as soybean meal and other vegetable or animal products. The Company believes, however, that these other sources are not complete substitutes because fish meal offers nutritional values not contained in such sources. Vegetable fats and oils, such as soybean and palm oils, provide the primary market competition for fish oil. In addition, the Company competes against domestic, privately owned menhaden fishing companies as well as international producers of fish meal and fish oil derived from species such as anchovy and mackerel.

  Fish meal prices generally bear a direct relationship to prevailing soybean meal prices, while prices for fish oil are generally influenced by prices for vegetable fats and oils, such as soybean and palm oils. Thus, the prices for the Company's products are established by worldwide supply and demand relationships over which the Company has no control and tend to fluctuate to a significant extent over the course of a year and from year to year.

  Regulation. The Company's marine protein operations are subject to federal, state and local laws and regulations relating to the location and periods in which fishing may be conducted, as well as environmental and safety matters. The Company, through its operation of fishing vessels, is subject to the jurisdiction of the U.S. Coast Guard, the National Transportation Safety Board and the U.S. Customs Service. The U.S. Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards. The U.S. Customs Service is authorized to inspect vessels at will.

  The marine protein operations of the Company also are subject to federal, state and local laws and regulations relating to the protection of the environment, including the federal Water Pollution Control Act of 1972, which was significantly modified in 1977 to deal with toxic water pollutants and re-named as the Clean Water Act, and which imposes strict controls against the discharge of oil and other water pollutants into navigable waters. The Clean Water Act provides penalties for any discharge of pollutants in reportable quantities and, along with the Oil Pollution Act of 1990, imposes substantial liability for the costs of oil removal, remediation and damages. The Company's marine protein operations also are subject to the federal Clean Air Act, as amended; the federal Resource Conservation and Recovery Act, which regulates treatment, storage and disposal of hazardous wastes; the federal Comprehensive Environmental Response, Compensation, and Liability Act, which imposes liability, without regard to fault, on certain classes of persons that contributed to the release of any "hazardous substance" into the environment; and the federal Occupational Safety and Health Act ("OSHA"). The OSHA hazard communications standard, the Environmental Protection Agency community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and similar state statutes require the Company to organize information about hazardous materials used or produced in its operations. Certain of this information must be provided to employees, state and local governmental authorities and local citizens. Numerous other environmental laws and regulations, along with similar state laws, also apply to the marine protein operations of the Company, and all such laws and regulations are subject to change.

  The Company has made, and anticipates that it will make in the future, expenditures in the ordinary course of its business in connection with environmental matters. Such expenditures have not been material in the past and are not expected to be material in the future. However, there is no assurance that environmental laws and regulations enacted in the future will not adversely affect the Company's marine protein operations.

OIL AND GAS OPERATIONS

  The Company's only significant remaining oil and gas exploration and production activity is the production of natural gas in Bolivia. During fiscal 1995, the Company sold its U.S. oil and gas properties in the Gulf of Mexico for $4.0 million cash and an $8.9 million receivable representing (i) a production payment entitling Zapata to a share of revenues from certain properties and (ii) a share of future proceeds from a revenuing sharing agreement. No gain or loss resulted from the sales. The Company conducts oil and gas operations through its wholly owned subsidiary, Zapata Exploration Company ("Zapex").

  The Company's decision to sell its U.S. properties did not impact its Bolivian oil and gas operations. The Company believes the value of the Bolivian operation would be enhanced by the construction of a proposed gas pipeline connecting Bolivia's gas producing regions to gas markets in Brazil. The governments of Bolivia and Brazil currently support this project and a multi-national group has been formed to construct and operate the pipeline. The project is progressing toward commencement of construction. Pipeline operations are currently projected to commence during the late 1990s.

  In 1987, the Company wrote off its remaining investment in its oil and gas properties in Bolivia (held by a joint venture in which the Company has an approximate 25% interest), and all cash proceeds received by the Company thereafter that relate to periods prior to 1988 have been recognized as revenues. The write-off resulted from the failure of the Bolivian state-owned petroleum company to honor its commitment to pay the joint venture for gas deliveries on a timely basis and to remit past-due payments on an agreed schedule. The

Bolivian properties continue to be operated by the joint venture, which began receiving payments with respect to current and past-due invoices on June 30, 1991. Based on the Bolivian oil and gas company's performance under renegotiated contracts and improved operating conditions, Zapata returned to the accrual method of accounting for its Bolivian oil and gas operations beginning in October 1993. The Company recorded revenues of $4.1 million in fiscal 1994 from its Bolivian interest. During 1995, the Company recorded revenues of $2.7 million.

  Since 1993, the Company committed to participate in the drilling of four exploratory wells in its Bolivian operation, two of which were drilled in 1994, one during 1995 and the fourth is scheduled to be drilled during 1996.

  The Company's oil and gas operations are subject to all of the risks and hazards typically associated with the exploration for, and production of, oil and gas, including blowouts, cratering, oil spills and fires, as well as political, each of which could result in damage to or destruction of oil and gas wells, production facilities or other property or the environment or injury to persons. Although the Company maintains customary insurance coverage, it is not fully insured against such risks, either because such insurance is not available or because of high premium costs. In addition, the Company's investment in its Bolivian oil and gas properties is that of a minority interest owner. Accordingly, the majority owner has the right to determine the details of any exploration and development drilling program.

  Oil and Gas Reserves. The following table sets forth information as to the Company's proved and proved developed reserves of oil and natural gas as of September 30, 1995, 1994 and 1993:

                                                  UNITED STATES     BOLIVIA
                                                  -------------- --------------
                                                   GAS   LIQUIDS  GAS   LIQUIDS
                                                  (MMCF) (MBBL)  (MMCF) (MBBL)
                                                  ------ ------- ------ -------
      TOTAL PROVED RESERVES AS OF:
        September 30, 1995.......................     --     --  29,552  683.5
        September 30, 1994....................... 34,736  366.8  27,317  744.4
        September 30, 1993....................... 40,735  360.4  22,534  721.9
      TOTAL PROVED DEVELOPED RESERVES AS OF:
        September 30, 1995.......................     --     --  29,552  683.5
        September 30, 1994....................... 27,386  221.3  27,317  744.4
        September 30, 1993....................... 28,181  200.9  22,534  721.9

  As used herein, the term "Mcf" means thousand cubic feet, the term "MMcf" means million cubic feet, the term "Bbl" means barrel and the term "MBbl" means thousand barrels. Liquids include crude oil, condensate and natural gas liquids.

  The reserve estimates presented herein were prepared by Huddleston & Co., Inc. ("Huddleston"), independent petroleum reserve engineers. Since September 30, 1995, no major favorable or adverse event has occurred which the Company believes significantly affects or changes estimated reserve quantities as of that date. Zapata is not a party to any contracts that include an obligation to provide a fixed and determinable quantity of oil and gas in the future. No estimates of the Company's proved net oil or gas reserves have been filed with or included in reports to any federal authority or agency other than the Securities and Exchange Commission since October 1, 1994.

  There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the control of the producer. The reserve data set forth herein represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based.

  Production and Sales. The following table sets forth the Company's production of oil and gas, net of all royalties, overriding royalties and other outstanding interests, for the three years ended September 30, 1995, 1994 and 1993. Natural gas production refers only to marketable production of gas on an "as sold" basis.

                                                 UNITED STATES     BOLIVIA
                                                 -------------- --------------
                                                  GAS   LIQUIDS  GAS   LIQUIDS
                                                 (MMCF) (MBBL)  (MMCF) (MBBL)
                                                 ------ ------- ------ -------
      PRODUCTION VOLUMES FOR THE YEAR ENDED:
        September 30, 1995...................... 2,996   44.7   1,724   53.3
        September 30, 1994...................... 3,456   73.0   1,967   68.9
        September 30, 1993...................... 7,067   47.1   1,665   55.3

  The following table shows the average sales prices received by the Company for its production for the three years ended September 30, 1995, 1994 and 1993:

                                                   UNITED STATES    BOLIVIA
                                                   ------------- -------------
                                                    GAS  LIQUIDS  GAS  LIQUIDS
                                                   (MCF)  (BBL)  (MCF)  (BBL)
                                                   ----- ------- ----- -------
      AVERAGE SALES PRICES FOR THE YEAR ENDED:
        September 30, 1995........................ $1.54 $15.21  $1.28 $18.98
        September 30, 1994........................  2.08  14.67   1.34  12.64
        September 30, 1993........................  2.32  16.53   1.15  17.41

  The following table shows the average production (lifting) costs per unit of production of liquids and gas based on equivalent Mcf for the three years ended September 30, 1995, 1994 and 1993:

                                                               UNITED
                                                               STATES BOLIVIA
                                                               ------ --------
      AVERAGE PRODUCTION COSTS FOR THE YEAR ENDED:
        September 30, 1995.................................... $ .96  $.54
        September 30, 1994....................................  1.42   .22
        September 30, 1993....................................   .77   .05

  Production (lifting) costs are costs incurred to operate, maintain and workover certain wells and related equipment and facilities. They do not include depreciation, depletion and amortization of capitalized acquisition, exploration and development costs, exploration expenses, general and administrative expenses, interest expense or income tax. Production costs for fiscal 1994 include the effects of $600,000 in workover expense incurred as a part of the Wisdom gas field workover and recompletion programs completed in September 1994. Differences between sales prices and production (lifting) costs do not represent profit.

  Productive Wells and Acreage. On September 30, 1995, the Company's Bolivian oil and gas properties consisted of working interests in 18 gross gas wells (4.65 net wells) capable of production. The Company does not operate any wells. The following table shows the number of producing wells and wells capable of production as of September 30, 1995:

                                                                        BOLIVIA
                                                                        --------
                                                                        OIL GAS
                                                                        --- ----
      PRODUCTIVE OIL AND GAS WELLS:
        Gross..........................................................  --   18
        Net............................................................  -- 4.65

  One or more completions in the same bore hole are counted as one well. Twelve gross (3.00 net) gas wells in Bolivia are dual completions. A "gross well" is a well in which the Company owns a working interest. A "net well" is deemed to exist when the sum of the fractional working interests owned by the Company in gross wells equals one.

  The following table sets forth certain information with respect to the developed and undeveloped acreage of the Company as of September 30, 1995:

                              DEVELOPED(1)    UNDEVELOPED(2)         TOTAL
                             --------------- ----------------- -----------------
                             GROSS(3) NET(4) GROSS(3)  NET(4)  GROSS(3)  NET(4)
                             -------- ------ --------- ------- --------- -------
ACREAGE
  Bolivia...................  5,760   1,456  1,261,920 337,628 1,267,680 339,084

- - --------
(1) Developed acreage is acreage spaced or assignable to productive wells.
(2) Undeveloped acreage is acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether such acreage contains proved reserves.
(3) A "gross acre" is an acre in which a working interest is owned. The number of gross acres represents the sum of acres in which a working interest is owned.
(4) A "net acre" is deemed to exist when the sum of the fractional working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests in gross acres expressed in whole numbers or fractions thereof.

  Drilling Activity. Since September 30, 1993, the Company has participated in drilling three exploratory wells in its Bolivian operation that achieved total depth. The first and third wells, the Los Suris #2 and the Palo Marcado #1, were successful in discovering gas reserves. The second well, the San Antonio #1, has been temporarily abandoned.

  Marketing. The revenues generated by the Company's exploration and production operations are highly dependent upon the prices of, and demand for, natural gas, and, to a lesser extent, oil. For the last several years, prices of oil and gas have reflected the worldwide surplus of supply over demand.

  Market conditions for oil and gas are the result of a number of factors outside the control of the Company, including changing economic conditions, seasonal weather conditions, loss of markets to alternative fuels, increased foreign production, government regulation and the failure or success of members of OPEC to agree to and maintain price and production controls.

EMPLOYEES

  At December 18, 1995, the Company and its subsidiaries employed approximately 1,150 persons. Approximately 117 employees of the Company's marine protein operations are represented by an affiliate of the United Food and Commercial Workers Union. The Company considers its employee relations to be generally satisfactory.

GEOGRAPHICAL INFORMATION

  Certain geographical information with respect to the Company's business is set forth in Note 16 of Notes to Consolidated Financial Statements.

EXECUTIVE OFFICERS OF THE REGISTRANT

  The names, ages and current offices of the executive officers of the Company, who are to serve until the next annual meeting of the Board of Directors to be held in 1996, are set forth below. Also indicated is the date when each such person commenced serving as an executive officer of the Company.

                                                                 DATE BECAME
 NAME AND AGE                               OFFICE            EXECUTIVE OFFICER
 ------------                               ------            -----------------
                                   President and Chief
 Avram A. Glazer (34)............. Executive Officer            March 1995
                                   Chairman of the Board of
 Malcolm I. Glazer (67)........... Directors                    July 1994
 Ronald C. Lassiter (63).......... Chairman and Chief
                                    Executive Officer of
                                    Zapata Protein, Inc.        March 1970
 Lamar C. McIntyre (57)........... Vice President, Chief
                                    Financial Officer,
                                    Treasurer and Assistant
                                    Secretary                   October 1994
 Joseph L. von Rosenberg III (37). Executive Vice
                                    President, General
                                    Counsel and Corporate
                                    Secretary                   August 1994

  A description of the business experience during the past five years for each of the executive officers of Zapata is set forth below.

  Avram A. Glazer, a director since 1993, has served as President and Chief Executive Officer of the Company since March 1995. For the past five years, he has been employed by, and has worked on behalf of, Malcolm I. Glazer and a number of entities owned and controlled by Malcolm I. Glazer, including Florida Management Office, TV Management Office, Farmington Mobile Home Park, Inc., Century Development Corporation d/b/a KGNS Laredo, and Canadaigua Mobile Park. Mr. Glazer's principal responsibilities include identifying, implementing, monitoring and disposing of Malcolm I. Glazer's investment interests. Mr. Glazer also serves as director of the Houlihan's Restaurant Group, Inc. and is a director of Specialty Equipment Companies, Inc. and Envirodyne Industries, Inc. Avram A. Glazer is the son of Malcolm I. Glazer.

  Malcolm I. Glazer, a director since 1993, has served as Chairman of the Board of Directors since July 1994 and served as President and Chief Executive Officer from August 1994 until March 1995. Mr. Glazer has been a self-employed, private investor whose diversified portfolio consists of investments in a National Football League football team, television broadcasting, restaurants, restaurant equipment, health care, banking, real estate, stocks, government securities and corporate bonds, for more than the past five years. He is a director and Chairman of the Board of the Houlihan's Restaurant Group, Inc. and also is a director of Specialty Equipment Companies, Inc. and Envirodyne Industries, Inc. He serves on the Executive Committee and Nominating Committee of the Company's Board of Directors. His current term of office as a director expires in 1996. Malcolm I. Glazer is the father of Avram A. Glazer.

  Ronald C. Lassiter has been a director since 1974. Mr. Lassiter served as Acting Chief Operating Officer of the Company from December 1994 to March 1995. He served as Chairman of the Board of Directors of Zapata from December 1985 to July 1994. From January 1983 to July 1994, he served as Chief Executive Officer of Zapata, and from July 1994 until December 1994, he served as Chairman and Chief Executive Officer of Zapata Protein, Inc. In December 1994, Mr. Lassiter withdrew from an active management role with Zapata Protein, Inc. as a result of his participation in a group seeking to acquire that subsidiary. That proposed acquisition was not consummated, and Mr. Lassiter resumed his active management role as Chairman and Chief Executive Officer of Zapata Protein, Inc. pursuant to the consulting agreement described under "Employment Agreements and Other Incentive Plans." He has served in various positions with Zapata since 1970, and he served as a director of Zapata Gulf Marine Corporation from November 1984 to January 1992. Mr. Lassiter also serves as a director of Daniel Industries, Inc.

  Lamar C. McIntyre has served as Vice President, Chief Financial Officer and Treasurer since October 1994. He served as Vice President, Tax from October 1990 through November 1991, and Vice President, Tax and Treasurer from December 1991 through September 1994.

  Joseph L. von Rosenberg III has served as Executive Vice President since November 1995. He has served as General Counsel since August 1994 and Corporate Secretary since June 1993. From August 1994 through November 1995, Mr. von Rosenberg also held the position of Vice President of the Company. Prior to joining Zapata in June 1993, he served as General Counsel and Corporate Secretary of both The Permian Corporation and Simmons Corporation.

PROPERTIES

  In addition to the properties discussed above with respect to each business segment, the Company leases office space in Houston, Texas for its executive offices pursuant to a lease which will expire in 2000. The Company believes its facilities are adequate and suitable for its current level of operations. The Company maintains customary compensation, liability, property and marine insurance for all of its operations.

ITEM 3. LEGAL PROCEEDINGS

  On August 11, 1995, a purported derivative lawsuit was filed in a case styled Harwin v. Glazer, et al., in the Court of Chancery of the State of Delaware in and for New Castle County. The complaint names the Company and each of its directors as defendants and generally alleges that the Company's directors engaged in conduct constituting breach of fiduciary duty and waste of the Company's assets in connection with the Company's investment in Envirodyne (for information on the Company's investment in Envirodyne, see "Envirodyne Ownership Interest" above). The complaint alleges, among other things, that the purchase of the Envirodyne common stock from Malcolm Glazer's affiliate was a wrongful expenditure of the Company's funds and was designed to permit Malcolm Glazer to obtain substantial personal financial advantages to the detriment of the Company. The complaint seeks relief including, among other things, rescission of the Company's purchase of the shares of Envirodyne common stock from the trust controlled by Malcolm Glazer, voiding of the election of Robert
V. Leffler, Jr. and W. George Loar (both of whom were elected at the Company's Annual Meeting of Stockholders held on July 27, 1995) and an award of unspecified compensatory damages and expenses, including attorneys' fees. The complaint alleges, among other things, that Messrs. Leffler and Loar (both of whom served on the special committee of the Company's Board of Directors that approved the investment in Envirodyne) lack independence from Malcolm Glazer because, in the case of Mr. Loar, he was employed by a corporation indirectly controlled by Malcolm Glazer until Mr. Loar's retirement (which occurred more than five years ago), and in the case of Mr. Leffler, that he has served as a paid consultant to Malcolm Glazer. The Company believes that the complaint and allegations contained therein are without merit and intends to defend the case vigorously.

  On November 16, 1995, a petition was filed in the 148th Judicial District Court of Nueces County, Texas by Peter M. Holt, a former director of the Company, and certain of his affiliates who sold their interests in Energy Industries to the Company in November 1993 (collectively, with Mr. Holt, the "Holt Affiliates"). The petition lists the Company, Malcolm Glazer and Avram Glazer as defendants and alleges several causes of action based on alleged misrepresentations on the part of the Company and the other defendants concerning the Company's intent to follow a long-term development strategy focusing its efforts on the natural gas services business. The petition did not allege a breach of any provision of the purchase agreement pursuant to which the Company acquired Energy Industries from the Holt Affiliates, but alleged that various representatives of Zapata and Malcolm Glazer made representations to Mr. Holt regarding Zapata's intention to continue in the natural gas services industry. Among the remedies sought by the petition are the following requests: (i) the Company's repurchase of the approximately 2.8 million shares of Zapata common stock owned by the Holt Affiliates for $15.6 million, an amount that represents a premium of approximately $4.7 million, or more than 40%, over the market value of such number of shares based on the closing price of Zapata's common stock on November 16, 1995; (ii) the disgorgement to the Holt Affiliates of Zapata's profit to be made on its sale of Energy Industries; or (iii) money damages based on the alleged lower value of the Common Stock had the alleged misrepresentations not been made. The Company believes that the petition and the allegations made therein are without merit and intends to defend the case vigorously.

  From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of its business. The Company maintains insurance coverage against potential claims in an amount which it believes to be adequate. In the opinion of management, uninsured losses, if any, resulting from these matters and from the matters discussed above will not have a material adverse effect on Zapata's results of operations, cash flows or financial position.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  The information set forth in Item 4 of Zapata's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995, as amended by a Form 10-Q/A filed on November 13, 1995, is incorporated herein by reference.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

  Zapata's Common Stock is listed on the New York Stock Exchange. On April 27, 1994, Zapata's stockholders approved a one-for-five reverse stock split (the "Reverse Stock Split") effective May 3, 1994, which reduced the number of common shares outstanding from approximately 158.3 million to approximately
31.7 million. The number of authorized shares remained at 165.0 million and par value of the Common Stock was unchanged. Unless the context otherwise requires, all references in this Report to Common Stock share and per share amounts reflect the Reverse Stock Split. The high and low sales prices for the Common Stock, as reported in the consolidated transactions reporting system and adjusted to reflect the reverse stock split for each quarterly period for the last two fiscal years, as well as the amount per share of dividends declared with respect to the Common Stock during such periods, are shown in the following table.

                         SEPTEMBER 30, JUNE 30, MARCH 31, DECEMBER 31, SEPTEMBER 30, JUNE 30, MARCH 31, DECEMBER 31,
QUARTER ENDED:               1995        1995     1995        1994         1994        1994     1994        1993
- - --------------           ------------- -------- --------- ------------ ------------- -------- --------- ------------
High sales price........     $4.63      $4.38     $4.13      $4.50        $5.50       $6.25     $6.88      $8.13
Low sales price.........      2.88       2.50      3.25       3.25         4.00        4.00      5.63       5.00
Dividends declared......        --         --        --         --         0.035       0.035       --         --

  The Company announced in December 1994 that its Board of Directors had determined to discontinue indefinitely the payment of dividends on its Common Stock and $2 Noncumulative Convertible Preference Stock ("Preference Stock").

  The rights of holders of the Common Stock to receive dividends or other payments with respect thereto are subject to the prior and superior rights of holders of Zapata's Preferred Stock and Preference Stock, then outstanding. As of the date of this Report, Zapata had outstanding 2,627 shares of Preference Stock.

  As of June 30, 1994, Zapata redeemed one-half of the approximately 45,000 outstanding shares of the Company's $6 Cumulative Preferred Stock at $100 per share. The Company redeemed the balance of its outstanding $6 Cumulative Preferred Stock in January 1995.

  On December 15, 1995, there were 9,694 holders of record of Common Stock.

ITEM 6. SELECTED FINANCIAL DATA

  The following table sets forth certain selected financial information for the periods presented and should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Report. The selected financial information contained herein has been restated to reflect the Company's marine protein operations as a continued operation as a result of the Company's decision to retain these operations. The Company's Form 10-K for the fiscal year ended September 30, 1994 reflected the marine protein operations as a discontinued operation. The Company's financial statements were also restated in 1995 to reflect the Company's natural gas compression and natural gas gathering, processing and marketing operations as discontinued operations.

                                      YEAR ENDED SEPTEMBER 30,
                         -----------------------------------------------------
                           1995         1994        1993        1992    1991
                         --------     --------     -------    -------- -------
                              (IN THOUSANDS, EXCEPT PER SHARE)
INCOME STATEMENT DATA:
  Revenues.............. $103,068     $109,163     $78,754    $106,413 $93,410
  Operating income
   (loss)...............   (9,220)(1)  (31,607)(2)   3,559      10,901   3,063
  Income (loss) from
   continuing
   operations...........   (5,844)        (857)(3)  10,458(4)    2,431   2,087
  Per share income
   (loss) from
   continuing
   operations...........    (0.19)       (0.04)       0.37        0.08    0.07
  Cash dividends paid...    1,153        1,566       2,933          --      --
  Common Stock,
   dividends declared,
   per share............       --         0.07          --          --      --
CASH FLOW DATA:
  Capital expenditures..    7,341       15,530       2,812      11,595   8,730

                                                SEPTEMBER 30,
                                 ----------------------------------------------
                                   1995     1994     1993       1992     1991
                                 -------- -------- --------    ------- --------
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital............... $113,536 $139,526 $136,493(5) $30,281 $ 48,054
  Property and equipment, net...   39,238   48,642   86,372     97,768  101,156
  Assets of discontinued
   operations...................  101,894  103,117   17,827         --       --
  Total assets..................  239,391  254,788  322,073    304,339  318,021
  Current maturities of long-
   term debt....................   16,148      531      330     19,652   10,671
  Long-term debt................   37,468   52,581  135,659    120,298  139,951
  Stockholders' equity..........  145,290  154,542  146,264    124,880  122,853

- - --------
(1) Includes a $12.3 million provision for asset impairment of the Company's marine protein assets.
(2) Includes a $29.2 million oil and gas valuation provision.
(3) Includes a $37.5 million pretax gain from the sale of 4.1 million shares of Tidewater common stock and expenses of $7.4 million related to the prepayment of indebtedness.
(4) Includes a $32.9 million pretax gain from the sale of 3.5 million shares of Tidewater common stock, a $6.4 million prepayment penalty in connection with the senior debt refinancing and a $5.7 million pretax loss resulting from the disposition of Zapata's investment in Arethusa (Offshore) Limited.
(5) Includes $75.1 million of restricted cash primarily generated from the sale of Tidewater common stock in June 1993 which was subsequently used to fund the cash portion of the purchase price for the acquisition of Energy Industries.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following is a discussion of the Company's financial condition and results of operations. This discussion should be read in conjunction with the Consolidated Financial Statements of the Company appearing under Item 8 herein.

BACKGROUND

  Zapata Corporation has undergone a significant transformation during the last several years. The Company was previously engaged in the operation of offshore drilling rigs and marine service and supply vessels and oil and gas operations. All of these operations have been divested in the last few years, with the exception of the Company's remaining interest in a Bolivian oil and gas operation.

  In fiscal 1993, the Company began to narrow the focus of its operations to the natural gas services market. In connection with that strategy, the Company acquired Cimarron Gas Holding Company and its subsidiaries (collectively, "Cimarron") early in fiscal 1993 for $3.8 million, consisting of $2.5 million in cash and 437,333 shares of the Company's Common Stock ("Common Stock"). Cimarron was purchased to serve as the vehicle for the Company's expansion into the gathering and processing segments of the natural gas services markets. In September 1993, the Company, through Cimarron, acquired the interests of Stellar Energy Corporation and three affiliated companies (collectively, "Stellar") engaged in natural gas gathering and processing for $16.4 million. The purchase price included $6.3 million in cash, the redemption of $3.7 million of notes payable to former Stellar shareholders and the assumption of $6.4 million of indebtedness of Stellar. The cash portions of the purchase prices were financed with working capital.

  Zapata completed a refinancing of its senior debt in fiscal 1993 which enabled the Company to move forward with its plan to redirect its focus into the natural gas services market. Zapata raised a total of $111.4 million from the issuance of debt and equity pursuant to an agreement (the "Norex Agreement") with Norex Drilling Ltd. ("Norex Drilling"), a wholly owned subsidiary of Norex America, Inc. ("Norex America" and collectively with Norex Drilling and other affiliates, "Norex"). The Norex Agreement enabled the Company to refinance its then-outstanding senior debt. Such refinancing is collectively referred to as the "Norex Refinancing."

  The Company sold 3.5 million shares of its Tidewater Inc. ("Tidewater") common stock in June 1993 in an underwritten public offering for net proceeds of $73.5 million. In November 1993, Zapata used the proceeds to purchase the natural gas compression businesses of Energy Industries, Inc. and certain other affiliated companies (collectively, "Energy Industries") as well as certain real estate used by the business. Total consideration paid for the purchase of Energy Industries, the related real estate and for a related noncompetition agreement (collectively, the "Energy Industries Acquisition") was $90.2 million. The purchase price consisted of $74.5 million in cash and 2.7 million shares of the Common Stock valued at $5.80 per share, which approximated the average trading price prior to closing of the acquisition.

  In late 1994 and early 1995, the Company began to develop a strategic plan involving the repositioning of the Company into the food packaging, food and food service equipment and supply (collectively, "food services") businesses and exiting the energy business. The strategic plan that was developed called for the divestiture of most of the Company's remaining energy operations, including Energy Industries, Cimarron and the Company's remaining domestic oil and gas assets, and the acquisition of, or joint ventures with, selected companies in the food services industry.

  In September 1994, Zapata's Board of Directors announced that the Company would immediately undertake efforts to sell its U.S. natural gas producing properties. The six properties in the Gulf of Mexico, representing Zapata's domestic oil and gas producing operations, were sold in fiscal 1995. Zapata received cash of $4.0 million and recorded an $8.9 million receivable representing (i) a production payment entitling Zapata to a share of revenues from certain properties and (ii) a share of future proceeds from a revenue sharing agreement. No gain or loss resulted from the sales. The decision to sell its U.S. natural gas producing properties did not impact Zapata's Bolivian oil and gas operations.

  In September 1995, Zapata entered into an agreement (the "Purchase Agreement") to sell the assets of Energy Industries (the "Energy Industries Sale") to Weatherford Enterra, Inc. and its wholly owned subsidiary, Enterra Compression Company (collectively, "Weatherford Enterra"). Pursuant to the Purchase Agreement, Weatherford Enterra purchased from the Company all of the assets of Energy Industries for approximately $131 million in cash and assumed certain liabilities of Energy Industries, subject to final post-closing adjustments. The Energy Industries Sale closed on December 15, 1995 after receiving stockholder approval. The Energy Industries Sale resulted in an after-tax gain of approximately $14.0 million which will be reflected in the Company's fiscal 1996 financial results. Although a sale price for Cimarron has not been determined, the Company estimates that, based on preliminary indications of interest from potential purchasers, the minimum sales price for Cimarron should be at least equal to book value. The Company expects to complete the sale of Cimarron in fiscal 1996.

  In 1994, the Board of Directors determined that the interests of Zapata's stockholders would best be served by a sale of the marine protein operations. Based on preliminary offers to purchase the marine protein operations, the Company recorded an $8.9 million after-tax book loss in fiscal 1994. On May 5, 1995, Zapata decided to retain the marine protein operations. Zapata had previously announced that an agreement to sell its marine protein operations had been reached. However, the acquisition group failed to close the transaction. The Company subsequently determined to retain these operations. As a result, the marine protein net assets, results of operations and cash flows have been reclassified from discontinued operations to continuing operations, and the $8.9 million after-tax book loss on disposition was reversed in fiscal 1995.

  In August 1995, Zapata acquired 31% of the outstanding common stock of Envirodyne Industries, Inc. ("Envirodyne") for $18.8 million from a trust controlled by Malcolm Glazer, Chairman of the Board of Zapata and a director of Envirodyne. Zapata paid the purchase price by issuing to the seller a subordinated promissory note bearing interest at the prime rate and maturing in August 1997, subject to prepayment at the Company's option. The Company has since prepaid approximately $15.6 million on the promissory note. Envirodyne is one of the world's major suppliers of food packaging products and food service supplies. This investment was the first step in the transformation of Zapata into the food-services businesses.

  The Energy Industries Sale is another significant step in the Company's transition from an energy company to a food services company. Of the approximately $131 million in cash proceeds received from the Energy Industries Sale, the Company has used approximately $26 million to repay certain bank debt. See "Liquidity and Capital Resources." Additionally, approximately $1 million was used to pay commissions and fees associated with the sale. The Company intends to use the remaining net proceeds from the sale for general corporate purposes, which may include further repayment of debt, and for future expansion into the food services industry. While the Company is actively seeking acquisition and joint venture opportunities in the food services industry, there can be no assurances that the Company will succeed in consummating any such opportunities or that acquisitions or joint ventures, if consummated, will be successful. Zapata's Board of Directors has established a special committee for the purpose of investigating the legal and financial considerations of one or more merger or acquisition transactions involving the Company and Houlihan's Restaurant Group, Inc. ("Houlihan's") and Specialty Equipment Companies, Inc. ("Specialty"). Malcolm Glazer and members of his family beneficially own approximately 73% and 45% of the outstanding common stock of Houlihan's and Specialty, respectively, and Malcolm Glazer, Avram Glazer (the Company's President and Chief Executive Officer) and other members of their family serve as directors of both of those companies. The Special Committee was charged with recommending to the Board of Directors what further steps should be taken by the Company in connection with the above considerations. To date, the Special Committee has not issued any recommendations with respect to its consideration of possible transactions involving either Houlihan's or Specialty.

LIQUIDITY AND CAPITAL RESOURCES

  At September 30, 1995, Zapata's long-term debt of $37.5 million compared favorably to working capital of $113.5 million and stockholders' equity of $145.3 million. At September 30, 1994, the Company's long-term debt of $52.6 million also compared favorably to working capital of $139.5 million and stockholder's equity of $154.5 million.

  In November 1993 Zapata sold 3.75 million shares of its Tidewater common stock for $77.8 million. The proceeds were used to prepay $68.5 million of the 13% senior indebtedness to Norex, along with accrued interest, and to pay a related $3.5 million prepayment premium. In September 1994, the Company prepaid the remaining $17.3 million of its 13% senior convertible indebtedness to Norex that was due in 1996. The prepayment was facilitated by the initial drawdown of $15 million from a $30 million bank credit facility with Texas Commerce Bank Association (the "TCB Loan Agreement") that Zapata arranged for Energy Industries in September 1994. In connection with the Energy Industries Sale, the TCB Loan Agreement was terminated and the outstanding indebtedness outstanding thereunder was repaid.

  In March 1994, Zapata sold 375,175 additional shares of its Tidewater common stock for a net price of $21.34 per share, generating $8.0 million. The Company sold its remaining 673,077 shares of Tidewater common stock in March 1995 and used the $12.7 million proceeds to reduce the Company's $17.5 million in notes that are due to Norex in 1996.

  In fiscal 1994, Zapata redeemed one-half of the approximately 45,000 outstanding shares of the Company's $6 Cumulative Preferred Stock at $100 per share. The Company redeemed the balance of its outstanding $6 Cumulative Preferred Stock in January 1995 at $100 per share.

  In April 1995, Zapata repurchased 2.25 million shares of Common Stock from Norex for $4.00 per share. The shares repurchased by Zapata represented 7% of the Company's then-outstanding Common Stock. Following the repurchase of these shares, Zapata had approximately 29.5 million shares of Common Stock outstanding.

  In fiscal 1995 and 1994, operating activities generated net cash flows of $7.4 million and $9.9 million, respectively, as compared to the fiscal 1993 activities that consumed $22.3 million. The fiscal 1993 use of cash was attributable to the combination of the following: higher interest expense, expenses related to the Norex Refinancing and increased working capital requirements.

  Fiscal 1995 investing activities provided $16.7 million as compared to the fiscal 1994 activities that provided $74.9 million. The decrease in 1995 was primarily attributable to a reduction in proceeds from sales of Tidewater common stock.

  Due to the significant transactions that occurred during fiscal years 1994 and 1993, cash flow from investing activities is combined with financing activities for the following analysis. On a combined basis, these activities used $13.1 million during fiscal 1994 and $297,000 during fiscal 1993. The increase usage in fiscal 1994 can be attributed to higher capital expenditures and to the redemption of $6 Cumulative Preferred Stock. Capital expenditures increased in 1994 due primarily to workover projects in certain U.S. oil and gas operations.

  Net cash from financing activities consumed $31.4 million in fiscal 1995 as compared to $88.0 million in fiscal 1994. The higher use of cash in fiscal 1994 was primarily attributable to the prepayments of Norex indebtedness.

  The Company's capital expenditures for fiscal 1996 are currently projected to be approximately $4.4 million.

  Although Zapata currently has only one working capital facility, the Company considers its current liquidity position to be adequate. A $15.0 million working capital based loan agreement ("ING Loan Agreement") between International Nederlanden (U.S.) Capital Corporation and two subsidiaries of the Company, Zapata Protein, Inc. and Zapata Protein (USA), Inc. (collectively, "Zapata Protein") provides the marine protein operation with financial flexibility.

  The ING Loan Agreement provides Zapata Protein with a revolving credit facility that is due June 30, 1997. The ING Loan Agreement bears interest at a variable interest rate that is adjusted periodically based on the prime interest rate. Pursuant to the ING Loan Agreement, Zapata Protein agreed to maintain certain financial covenants and to limit additional indebtedness, dividends, dispositions and acquisitions. The amount of restricted net assets for Zapata Protein at September 30, 1995 was approximately $47.7 million. Zapata Corporation has guaranteed up to $10.0 million of the outstanding balance of debt related to the ING Loan Agreement. Pursuant to the ING Loan Agreement, Zapata Protein's ability to transfer funds to Zapata Corporation is limited to $10.0 million. As of September 30, 1995, Zapata Protein had already transferred the maximum amount of $10.0 million to Zapata Corporation. The Company remains subject to a covenant in the Norex Agreement that requires Zapata to maintain a consolidated tangible net worth as defined in such agreement of at least $100 million. Effective September 30, 1995, the Company was in compliance with all provisions governing its outstanding indebtedness.

RESULTS OF OPERATIONS

 General

  Reflecting the Company's decision to retain the marine protein operations and to sell the natural gas compression and natural gas gathering, processing and marketing operations, the Company's results from continuing operations include the marine protein and oil and gas operations and results from discontinued operations include the natural gas compression and natural gas gathering, processing and marketing operations.

 Fiscal 1995--1994

  Zapata's fiscal 1995 net income of $4.2 million improved substantially from the fiscal 1994 net loss of $8.3 million. The Company's discontinued natural gas compression and natural gas gathering, processing and marketing operations contributed net income of $1.2 million in fiscal 1995 and $1.4 million in fiscal 1994. The discontinued operating results include pretax allocations of interest on general corporate debt of $2.1 million and $4.3 million in 1995 and 1994, respectively. Fiscal 1995 discontinued operations also include net income of $8.9 million reflecting the reversal of the estimated loss on the disposition of the marine protein operations that was recorded in fiscal 1994.

  The Company recorded a net loss from continuing operations of $5.8 million in fiscal 1995 as compared to a net loss of $857,000 in 1994. Sales of the Company's Tidewater common stock generated pretax gains of $4.8 million in fiscal 1995 and $37.5 million in fiscal 1994. The fiscal 1995 results also include a $12.3 million pretax provision for asset impairment of the Company's marine protein assets as a result of adopting Statement of Financial Accounting Standards No. 121 ("SFAS 121"), while the fiscal 1994 results include a pretax valuation provision of $29.2 million associated with Company's oil and gas operations in the Gulf of Mexico as a result of low gas prices and revision of estimated future costs.

  Revenues of $103.1 million and an operating loss of $9.2 million in fiscal 1995 compared to revenues of $109.2 million and an operating loss of $31.6 million in fiscal 1994. The operating losses are due primarily to the valuation provisions recorded in both years. The 1994 operating loss also includes a $2.4 million expense related to a reduction in staff at the Company's headquarters.

 Fiscal 1994--1993

  Zapata's net loss of $8.3 million for fiscal 1994 compared unfavorably to net income of $9.4 million in fiscal 1993. The Company's discontinued natural gas compression and natural gas gathering, processing and marketing operations contributed net income of $1.4 million in fiscal 1994 as compared to a $1.1 million net loss in fiscal 1993 from the natural gas gathering, processing and marketing operations. Discontinued operating results include allocations of interest on general corporate debt of $4.3 million and $968,000 in

1994 and 1993, respectively. Fiscal 1994 discontinued operations also includes the estimated net loss of $8.9 million related to the disposition of the marine protein operations.

  On a continuing operations basis, a net loss of $857,000 in fiscal 1994 compared unfavorably to net income of $10.5 million in fiscal 1993. The fiscal 1994 loss includes the $29.2 million pretax write-down of the Company's oil and gas properties in the Gulf of Mexico. Sales of Tidewater common stock generated pretax gains of $37.5 million in fiscal 1994 and $32.9 million in fiscal 1993. The fiscal 1994 gain was partially offset by a $7.4 million expense associated with the Norex debt prepayments; this expense was comprised of debt prepayment penalties totalling $4.1 million and a $3.3 million write-off of previously deferred expenses related to the origination of such indebtedness. The fiscal 1993 gain was partially offset by a $6.4 million prepayment penalty that Zapata was required to pay in connection with refinancing of senior indebtedness and a $5.7 million loss from the disposal of Zapata's investment in Arethusa (Offshore) Limited ("Arethusa"). Interest expense was reduced substantially in fiscal 1994 as compared to 1993 reflecting the effects of the restructuring of indebtedness in fiscal 1993 and overall reduction of the Company's indebtedness in fiscal 1994.

  Revenues of $109.2 million and an operating loss of $31.6 million in fiscal 1994 compared to revenues of $78.8 million and operating income of $3.6 million in fiscal 1993. The 1994 operating loss was primarily attributable to the oil and gas valuation provision, as well as to a reduced contribution from the Company's domestic oil and gas operations. The 1994 operating loss also included a $2.4 million expense related to the reduction in staff at the Company's corporate headquarters and the related write-off of leasehold improvements.

 Marine Protein

  Reflecting the Company's decision to retain the marine protein operations, the net assets and results of marine protein's operations for all periods have been reclassified from discontinued operations to continuing operations and the related $8.9 million after-tax loss on disposition recorded in fiscal 1994 has been reversed in fiscal 1995. As a result of adopting SFAS 121, in April 1995 the Company recorded a $12.3 million pretax provision for asset impairment to reduce its marine protein assets to their estimated fair market value. The fair market value of the marine protein assets was determined based on the highest third-party competitive bid that had been received by the Company. SFAS 121 requires companies to write down assets to their estimated fair market value when assets are determined to be impaired.

  Revenues of $95.0 million and operating loss of $6.4 million in fiscal 1995 compared unfavorably to revenues of $96.6 million and operating income of $5.4 million in fiscal 1994, reflecting the effects of the provision for asset impairment and a lower fish catch in fiscal 1995. Fiscal 1995 sales volume of fish meal declined 11% from the fiscal 1994 level while the average per-ton price of $350 was approximately 2% higher. The decline in fish meal sales volume was attributable to a 22% drop in the fiscal 1995 fish catch as compared to the fiscal 1994 fish catch. Sales volume of fish oil increased 4% in 1995 as compared to 1994 while the average per ton price of $321 was 7% higher. Reflecting the lower fish catch, the Company's product inventories at September 30, 1995 for fish meal and fish oil were approximately 37% and 45% lower, respectively, than the September 30, 1994 inventory levels.

  Fiscal 1994 revenues of $96.6 million and operating income of $5.4 million compared favorably to the fiscal 1993 revenues of $58.6 million and operating income of $4.3 million. The improved results were achieved by increased sales volumes that resulted from the combination of a 37% increase in the fiscal 1994 fish catch as compared to 1993 and to higher levels of inventories that were carried over from the fiscal 1993 fishing season. Compared to the prior year, sales volume of fish meal during fiscal 1994 was 55% higher while the average per-ton price of $344 was 9% lower. Likewise, fish oil volumes doubled during 1994 as compared to 1993 while the average per-ton price of $300 was 6% lower.

  The price for fish meal generally bears a relationship to prevailing soybean meal prices, while prices for fish oil are usually based on prices for vegetable fats and oils, such as soybean and palm oils. Thus, the prices for the Company's products are significantly influenced by worldwide supply and demand relationships over which the Company has no control and tend to fluctuate to a significant extent over the course of a year and from year to year.

  The Company's total fish catch dropped in fiscal 1995 after improving during fiscal 1994 but remained at a higher level than the 1993 catch. The fiscal 1995 fish catch dropped approximately 22% from the 1994 level while the fiscal 1994 catch improved approximately 37% from the catch in fiscal 1993. The annual fish catch can vary from year to year depending on weather conditions and other factors outside the Company's control; the Company cannot predict future fish catch.

 Oil and Gas Operations

  In September 1994, Zapata's Board of Directors announced that the Company would immediately undertake efforts to sell its U.S. natural gas producing properties. The six properties in the Gulf of Mexico, representing Zapata's domestic oil and gas producing operations, were sold in fiscal 1995. Zapata received cash of $4.0 million and recorded an $8.9 million receivable representing (i) a production payment entitling Zapata to a share of revenues from certain properties and (ii) a share of future proceeds from a revenue sharing agreement. No gain or loss was recorded from the sales. The decision to sell its U.S. natural gas properties did not impact Zapata's Bolivian oil and gas operations.

  Revenues of $8.1 million and operating income of $658,000 for fiscal 1995 compared to revenues of $12.6 million and an operating loss of $28.3 million in fiscal 1994. The decline in fiscal 1995 revenues reflects the sales of the Company's domestic oil and gas properties during the third and fourth quarters of fiscal 1995. The fiscal 1994 operating results include the $29.2 million property valuation provision.

  Bolivian operations contributed revenues of $2.7 million and operating income of $1.4 million in fiscal 1995 as compared to revenues of $4.1 million and operating income of $3.5 million in fiscal 1994. In fiscal 1994 Zapata returned to the accrual method of accounting for its Bolivian oil and gas operations based on the Bolivian oil and gas company's performance under negotiated contracts and improved operating conditions.

  Reflecting the $29.2 million property valuation provision, as well as lower prices for U.S. natural gas and lower U.S. natural gas production, revenues of $12.5 million and an operating loss of $28.3 million for fiscal 1994 compared unfavorably to the fiscal 1993 revenues of $20.2 million and operating income of $6.0 million. The valuation provision was the result of several factors: lower natural gas prices, additional capitalized costs incurred in connection with several workover wells at the Company's Wisdom gas field and an increase in estimated future costs. The Bolivian operations contributed $3.5 million and $3.1 million to operating income in fiscal 1994 and 1993, respectively.

  The Company's domestic natural gas production for fiscal 1995 was approximately 14% lower than the fiscal 1994 level of production as a result of the sale of its domestic properties. Zapata's domestic natural gas production for fiscal 1994 was approximately one-half of the fiscal 1993 period's level of production due to production difficulties encountered at the Wisdom gas field which was the Company's most significant domestic oil and gas property.

 Tidewater

  In June 1993, Zapata completed the sale of 3.5 million of its shares of Tidewater common stock through an underwritten public offering. The shares were sold for a net price of $21.25 per share or $73.5 million and the sale generated a 1993 pretax gain of $32.9 million. In November 1993, Zapata sold an additional 3.75 million shares of its Tidewater common stock for a net price of $20.75 per share or $77.8 million and in March 1994, Zapata sold 375,175 additional shares of its Tidewater stock for a net price of $21.34 per share or $8.0 million. The fiscal 1994 sales generated pretax gains totaling $37.5 million. In March 1995, the Company sold its remaining 673,077 shares of Tidewater common stock for a net price of $18.87 per share or $12.7 million resulting in a $4.8 million pretax gain. All gains from the sales of Tidewater common stock are reflected on the statement of operations as other income.

  As a result of its decision to sell a portion of its Tidewater common stock, effective January 1, 1993, Zapata changed from the equity to the cost method of accounting for its investment in Tidewater. Consequently, Zapata has not included its percentage of Tidewater's results as equity income since December 31, 1992. Instead, Tidewater dividends to Zapata have been included as other income when declared. For fiscal 1993, Zapata's reported equity income of $1.1 million was based on 15.6% of Tidewater's results for the three months ended December 31, 1992. Such percentage represented Zapata's ownership percentage of Tidewater.

 Envirodyne

  For fiscal 1995, Zapata's reported equity loss of $719,000 was based on 31% of Envirodyne's results for the three months ended September 28, 1995 prorated to Zapata's August 1995 acquisition.

OTHER INCOME (EXPENSE)

  Other expense of $2.1 million in fiscal 1995 includes a $2.8 million loss related to an investment in subordinated debentures of Wherehouse
Entertainment, Inc. This loss was partially offset by a $453,000 gain from the sale of the Company's corporate aircraft and the receipt of $595,000 from a note that was written down in previous years.

  Other expense of $4.3 million in fiscal 1994 includes expenses of $7.4 million related to the prepayment of the Norex indebtedness, a $2.8 million gain related to the settlement of a coal note receivable that had previously been written off and $719,000 dividend income from Zapata's Tidewater common stock. Also, fiscal 1994 other expense includes a $1.4 million expense related to a terminated pension plan.

  Other expense of $10.5 million incurred during fiscal 1993 includes three significant items: a $6.4 million prepayment penalty incurred in connection with the refinancing of the Company's senior debt in May 1993, a $5.7 million loss resulting from the disposition of the Company's investment in Arethusa which Zapata was required to make when the Company's offshore drilling rig fleet was sold, and $1.3 million dividend income generated by Tidewater common stock.

TAXES

  The provisions for U.S. income tax for 1995 and 1994 reflect a benefit resulting from pretax losses from consolidated operations. In 1993, the provision reflects expense resulting from pretax consolidated income.

DISCONTINUED OPERATIONS--NATURAL GAS SERVICES OPERATIONS--COMPRESSION

  In June 1995, Zapata announced that it had entered into an agreement to sell the assets of its natural gas compression division for $130 million. The sale (which was approved by Zapata's stockholders) was finalized in December 1995. As a result, these operations are reflected as a discontinued operation in the Company financial statements. The gain from the sale will be reflected in the Company's fiscal 1996 financial statements.

  The major segments of Energy Industries' natural gas compression revenues and operating results for the twelve-month period ended September 30, 1995 and the eleven-month period ended September 30, 1994, in thousands, are identified below.

                                  REVENUES                OPERATING RESULTS
                         --------------------------- ---------------------------
                         TWELVE MONTHS ELEVEN MONTHS TWELVE MONTHS ELEVEN MONTHS
                             ENDED         ENDED         ENDED         ENDED
                         SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30,
                             1995          1994          1995          1994
                         ------------- ------------- ------------- -------------
Compressor Rental.......    $17,706       $16,252       $4,858        $4,866
Fabrication and Sales...     24,358        27,560        2,095         5,384
Parts and Service.......     19,805        19,608        3,853         3,958
Other...................      4,766         9,102          732         1,492
Selling &
 Administrative.........         --            --       (5,521)       (7,730)
                            -------       -------       ------        ------
                            $66,635       $72,522       $6,017        $7,970
                            =======       =======       ======        ======

  Natural gas compressor package rental utilization is affected by the number and age of producing oil and gas wells, the volume of natural gas consumed and natural gas prices. Rental rates are determined by the demand for compressor packages and vary by size and horsepower of a compressor package. Utilization of the Company's rental units improved during fiscal 1995 and 1994 due primarily to a greater emphasis being placed on rental operations and to the changes in the size of the compressor packages in the rental fleet. Rental rates declined in fiscal 1995 as a result of lower prices for U.S. natural gas. For the same reason, revenues and operating results from compressor package sales declined in fiscal 1995 as compared to fiscal 1994. Energy Industries' utilization, rental rates and fleet size as of September 30, 1995 and 1994 are set forth in the following table.

                                                                SEPTEMBER 30,
                                                               ----------------
                                                                1995     1994
                                                               -------  -------
      Fleet utilization:
        Horsepower............................................    83.5%    82.6%
      Monthly rental rate, based on:
        Horsepower............................................ $ 15.40  $ 16.61
      Fleet size:
        Number of units.......................................     785      706
        Horsepower............................................ 131,382  113,786

  Energy Industry disposed of its heat exchanger manufacturing operation in fiscal 1995. The sale of the heat exchanger operation did not have a material impact on Energy Industries' results of operations or financial position.

DISCONTINUED OPERATIONS--NATURAL GAS SERVICES OPERATIONS--GATHERING, PROCESSING AND MARKETING

  In late 1994 and early 1995, the Company began to develop a strategic plan that called for the divesture of most of the Company's remaining energy operations, including the Company's natural gas gathering, processing and marketing operations. Although a sales price has not been determined, the Company estimates that, based on preliminary indications of interest from potential purchasers, the minimum sales price for these operations should be at least equal to book value. The Company expects to complete the sale in fiscal 1996. As a result of the Company's decision to sell, these operations are reported as a discontinued operation.

  Revenues and operating results for fiscal 1995, 1994 and 1993 are presented in the following table by major category, in thousands.

                                    REVENUES             OPERATING RESULTS
                            ------------------------- -------------------------
                             1995     1994     1993    1995     1994     1993
                            ------- -------- -------- -------  -------  -------
Gathering and Processing... $18,080 $ 22,867 $ 11,671 $   442  $   718  $   427
NGL Marketing..............  49,749  133,274  174,620      21      703    1,345
Selling & Administrative...      --       --       --  (1,193)  (2,484)  (2,324)
                            ------- -------- -------- -------  -------  -------
                            $67,829 $156,141 $186,291 $  (730) $(1,063) $  (552)
                            ======= ======== ======== =======  =======  =======

  For fiscal 1995, gathering and processing revenues and operating results were lower than the prior year as a result of the negative impact of lower natural gas prices. Marketing revenues and operating results declined in fiscal 1995 as compared to 1994, due to the Company's decision to reduce its natural gas trading activities.

  For fiscal 1994, gathering and processing revenues and operating results increased as a result of the expansion of the division's gathering and processing operations during fiscal 1994 and 1993 while marketing revenues and operating results declined primarily due to the Company's decision to reduce its natural gas trading activities.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In April 1995, Zapata adopted SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. As a result of adopting SFAS 121 in April 1995 the Company recorded a $12.3 million pretax provision for asset impairment to reduce its marine protein assets to their estimated fair market value. The fair market value of the marine protein assets was determined based upon the highest third-party competitive bid that had been received by the Company.

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). The Company does not intend to adopt the recognition provisions of the statement but will adopt the disclosure requirements in fiscal year 1997. The Company does not expect that the adoption of SFAS 123's disclosure requirements will have a significant effect on the Company's financial statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors,
Zapata Corporation:

  We have audited the accompanying consolidated balance sheets of Zapata Corporation and subsidiaries as of September 30, 1995 and 1994 and the related consolidated statements of operations, cash flows and stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Zapata Corporation and subsidiaries as of September 30, 1995 and 1994 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. We also audited the adjustments for discontinued operations described in Note 5 that were applied to restate the 1993 financial statements. In our opinion, such adjustments are appropriate and have been properly applied to those financial statements.

  As described in Notes 1 and 10, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" and No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994 and No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in 1995.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
December 15, 1995

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors,
Zapata Corporation:

  We have audited the accompanying income statement, statement of cash flows and reinvested earnings (deficit) and capital in excess of par value of Zapata Corporation (a Delaware corporation) and subsidiary companies for the year ended September 30, 1993 prior to restatement (and, therefore, are not presented herein) for discontinued operations as described in Note 5 to the restated financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Zapata Corporation and subsidiary companies for the year ended September 30, 1993, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
December 17, 1993

                               ZAPATA CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1995          1994
                                                    ------------- -------------
                                                          (IN THOUSANDS)
Current assets:
  Cash and cash equivalents........................   $  2,488      $  9,717
  Receivables......................................     17,550        17,996
  Inventories:
    Fish products..................................     22,947        34,143
    Materials, parts and supplies..................      3,358         3,601
  Prepaid expenses and other current assets........      2,400         2,478
  Net assets of discontinued operations............    101,894       103,117
                                                      --------      --------
      Total current assets.........................    150,637       171,052
                                                      --------      --------
Investments and other assets:
  Notes receivable (net of a $4.3 million
   allowance)......................................         --         1,925
  Production payment and other receivable..........      8,864            --
  Investments in unconsolidated affiliates and
   equity securities...............................     18,235        14,471
  Deferred income taxes............................      6,247         2,915
  Other assets.....................................     16,170        15,783
                                                      --------      --------
      Total investments and other assets...........     49,516        35,094
                                                      --------      --------
Property and equipment:
  Marine protein...................................     67,553        60,188
  Oil and gas, full cost method....................      3,359        77,066
  Corporate........................................      3,363         5,213
                                                      --------      --------
                                                        74,275       142,467
  Accumulated depreciation, depletion and
   amortization....................................    (35,037)      (93,825)
                                                      --------      --------
                                                        39,238        48,642
                                                      --------      --------
      Total assets.................................   $239,391      $254,788
                                                      ========      ========

    The accompanying notes are an integral part of the financial statements.

                               ZAPATA CORPORATION

                           CONSOLIDATED BALANCE SHEET

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1995          1994
                                                    ------------- -------------
                                                          (IN THOUSANDS)
Current liabilities:
  Current maturities of long-term debt.............   $ 16,148      $    531
  Accounts payable.................................      2,356         4,804
  Accrued liabilities:
    Compensation and employee benefits.............      9,102         9,960
    Insurance......................................      2,851         4,774
    Other..........................................      6,644        11,457
                                                      --------      --------
      Total current liabilities....................     37,101        31,526
                                                      --------      --------
Long-term debt.....................................     37,468        52,581
                                                      --------      --------
Other liabilities..................................     19,532        16,139
                                                      --------      --------
Commitments and contingencies (Note 11)
Stockholders' equity:
  $6.00 cumulative preferred stock (no par),
   outstanding: 22,498 shares (1994)...............         --         2,255
  $2.00 noncumulative convertible preference stock
   ($1.00 par), outstanding: 2,627 shares (1995 and
   1994)...........................................          3             3
  Common Stock ($0.25 par), outstanding: 29,548,407
   shares (1995) and 31,716,991 shares (1994)......      7,387         7,929
  Capital in excess of par value...................    131,962       138,294
  Reinvested earnings, from October 1, 1990
   (deficit balance prior to quasi-reorganization
   at September 30, 1990: $296,850,000)............      5,938         1,785
  Investment in equity securities-unrealized gain,
   net of taxes....................................         --         4,276
                                                      --------      --------
      Total stockholders' equity...................    145,290       154,542
                                                      --------      --------
      Total liabilities and stockholders' equity...   $239,391      $254,788
                                                      ========      ========

    The accompanying notes are an integral part of the financial statements.

                               ZAPATA CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                   YEARS ENDED SEPTEMBER 30,
                                                   ---------------------------
                                                     1995      1994     1993
                                                   --------  --------  -------
                                                   (IN THOSUANDS, EXCEPT PER
                                                        SHARE AMOUNTS)
Revenues.......................................... $103,068  $109,163  $78,754
                                                   --------  --------  -------
Expenses:
  Operating.......................................   86,739    88,148   51,704
  Provision for asset write-downs.................   12,341    29,152       --
  Depreciation, depletion and amortization........    5,607    11,474   12,576
  Selling, general and administrative.............    7,601    11,996   10,915
                                                   --------  --------  -------
                                                    112,288   140,770   75,195
                                                   --------  --------  -------
Operating income (loss)...........................   (9,220)  (31,607)   3,559
                                                   --------  --------  -------
Other income (expense):
  Interest income.................................      905     1,653    2,322
  Interest expense................................   (2,694)   (4,636) (14,736)
  Gain on sale of Tidewater common stock..........    4,811    37,457   32,928
  Equity in income (loss) of unconsolidated
   affiliates.....................................     (719)       --    1,125
  Other...........................................   (2,106)   (4,296) (10,530)
                                                   --------  --------  -------
                                                        197    30,178   11,109
                                                   --------  --------  -------
Income (loss) from continuing operations before
 income taxes.....................................   (9,023)   (1,429)  14,668
Provision (benefit) for income taxes..............   (3,179)     (572)   4,210
                                                   --------  --------  -------
Income (loss) from continuing operations..........   (5,844)     (857)  10,458
                                                   --------  --------  -------
Discontinued operations (Notes 2, 4 and 5):
  Income (loss) from discontinued operations, net
   of income taxes................................    1,151     1,435   (1,085)
  Reversal (recognition) of loss on disposition,
   net of income taxes............................    8,897    (8,897)      --
                                                   --------  --------  -------
                                                     10,048    (7,462)  (1,085)
                                                   --------  --------  -------
Net income (loss).................................    4,204    (8,319)   9,373
Preferred and preference stock dividends..........       51       356      404
                                                   --------  --------  -------
Net income (loss) to Common Stockholders.......... $  4,153  $ (8,675) $ 8,969
                                                   ========  ========  =======
Per share data:
  Income (loss) from continuing operations........ $  (0.19) $  (0.04) $  0.37
  Income (loss) from discontinued operations......     0.33     (0.24)   (0.04)
                                                   --------  --------  -------
  Net income (loss) per share..................... $   0.14  $  (0.28) $  0.33
                                                   ========  ========  =======

    The accompanying notes are an integral part of the financial statements.

                               ZAPATA CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                     YEARS ENDED SEPTEMBER
                                                              30,
                                                    --------------------------
                                                     1995     1994      1993
                                                    -------  -------  --------
                                                         (IN THOUSANDS)
Cash flow provided (used) by operating activities:
 Continuing operations:
  Net income (loss) from continuing operations..... $(5,844) $  (857) $ 10,458
                                                    -------  -------  --------
  Adjustments to reconcile net income (loss) to net
   cash provided (used) by operating activities:
   Depreciation, amortization and valuation
    provision......................................  17,948   40,848    12,576
   Gain on sale of assets, net.....................  (5,268) (37,457)  (27,303)
   Equity in (income) loss of unconsolidated
    affiliates.....................................     719       --    (1,125)
   Cash dividends received.........................      --       --     1,238
   Changes in assets and liabilities:
    Receivables....................................    (446)  (7,008)    3,893
    Inventories....................................  11,439   (1,236)  (13,880)
    Accounts payable and accrued liabilities.......  (9,347)  10,616      (445)
    Deferred income taxes..........................  (2,828)  (3,608)    3,006
    Other assets and liabilities...................  (1,320)   3,528    (5,263)
                                                    -------  -------  --------
     Total adjustments.............................  10,897    5,683   (27,303)
                                                    -------  -------  --------
    Cash flow provided (used) by continuing
     operations....................................   5,053    4,826   (16,845)
                                                    -------  -------  --------
 Discontinued operations:
  Income (loss) from discontinued operations.......   1,151    1,435    (1,085)
  Decrease (increase) in net assets of discontinued
   operations......................................   1,223    3,592    (4,400)
                                                    -------  -------  --------
   Cash flow provided (used) by discontinued
    operations.....................................   2,374    5,027    (5,485)
                                                    -------  -------  --------
    Net cash provided (used) by operating
     activities....................................   7,427    9,853   (22,330)
                                                    -------  -------  --------
Cash flow provided (used) by investing activities:
 Proceeds from disposition of investments and
  other............................................  18,546   88,533    85,245
 Restricted cash investments.......................      --   74,083   (74,083)
 Proceeds from notes receivable....................   5,505    1,061       994
 Discontinued business acquisitions, net of cash
  acquired.........................................      --  (73,222)  (12,139)
 Capital expenditures..............................  (7,341) (15,530)   (2,812)
                                                    -------  -------  --------
     Net cash provided (used) by investing
      activities...................................  16,710   74,925    (2,795)
                                                    -------  -------  --------
Cash flow provided (used) by financing activities:
 Borrowings........................................  11,439    1,873   101,375
 Proceeds from issuance of Common Stock............      --       --    11,250
 Principal payments of long-term obligations....... (29,889) (86,040) (107,194)
 Preferred stock redemption........................  (2,255)  (2,245)       --
 Common Stock buyback..............................  (9,508)      --        --
 Dividend payments.................................  (1,153)  (1,566)   (2,933)
                                                    -------  -------  --------
     Net cash provided (used) by financing
      activities................................... (31,366) (87,978)    2,498
                                                    -------  -------  --------
Net decrease in cash and cash equivalents..........  (7,229)  (3,200)  (22,627)
Cash and cash equivalents at beginning of year.....   9,717   12,917    35,544
                                                    -------  -------  --------
Cash and cash equivalents at end of year........... $ 2,488  $ 9,717  $ 12,917
                                                    =======  =======  ========

    The accompanying notes are an integral part of the financial statements.

                               ZAPATA CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                        CAPITAL
                                                           IN
                                                         EXCESS              INVETMENTS
                          PREFERRED PREFERENCE COMMON    OF PAR   REINVESTED IN EQUITY
                            STOCK     STOCK     STOCK    VALUE     EARNINGS  SECURITIES
                          --------- ---------- -------  --------  ---------- ----------
                                                (IN THOUSANDS)
Balance at September 30,
 1992...................   $4,500      $ 3     $31,697  $ 84,970    $3,710
Net income..............                                             9,373
Preferred stock
 dividends declared.....                                              (404)
Refinancing of bank debt
 (3.0 million shares)...                         3,750     7,041
Acquisition of Cimarron
 (437,333 shares).......                           547       741
Other...................                           182       154
                           ------      ---     -------  --------    ------     ------
Balance at September 30,
 1993...................    4,500        3      36,176    92,906    12,679
Net loss................                                            (8,319)
Cash dividends declared:
  Common Stock..........                                            (2,219)
  Preferred stock.......                                              (354)
  Preference stock......                                                (2)
Common Stock one-for-
 five reverse split.....                       (31,657)   31,657
Preferred stock
 redemption.............   (2,245)
Unrealized gain (net of
 taxes).................                                                       $4,276
Reclassification of
 deferred tax asset.....                                   1,585
Acquisition of Energy
 Industries
 (2.7 million shares)...                         3,375    12,285
Other...................                            35      (139)
                           ------      ---     -------  --------    ------     ------
Balance at September 30,
 1994...................    2,255        3       7,929   138,294     1,785      4,276
Net income..............                                             4,204
Preferred stock dividend
 declared...............                                               (51)
Preferred stock
 redemption.............   (2,255)
Common Stock buyback....                           (23)     (485)
Repurchase Common Stock
 (2.25 million shares)
 from Norex.............                          (563)   (8,438)
Reverse unrealized gain
 (net of taxes).........                                                       (4,276)
Reclassification of
 deferred tax asset.....                                   2,573
Other...................                            44        18
                           ------      ---     -------  --------    ------     ------
Balance at September 30,
 1995...................   $   --      $ 3     $ 7,387  $131,962    $5,938     $   --
                           ======      ===     =======  ========    ======     ======

    The accompanying notes are an integral part of the financial statements.

                               ZAPATA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

 Consolidation

  The financial statements include Zapata Corporation and its wholly and majority-owned domestic and foreign subsidiaries (collectively, "Zapata" or the "Company"). Investments in affiliated companies and joint ventures representing a 20% to 50% voting interest are accounted for using the equity method, while interests of less than 20% are accounted for using the cost method, except for investments in oil and gas properties. All investments in oil and gas properties and joint ventures are proportionately consolidated. All significant intercompany accounts and transactions are eliminated in consolidation. Certain reclassifications of prior year information have been made to conform with the current year presentation. Additionally, prior year information and footnotes have been restated to reflect the Company's natural gas compression and natural gas gathering, processing and marketing operations as discontinued operations.

 Inventories

  Materials, parts and supplies are stated at average cost. Fish product inventories are stated at the lower of average cost or market.

  The marine protein division allocates costs to production from its fish catch on a basis of total fish catch and total costs associated with each fishing season. The marine protein inventory is calculated on a standard cost basis each month and adjusted to an actual cost basis quarterly. The costs incurred during the off-season period of January through mid-April are deferred to the next fishing season (mid-April through December) and allocated to production as the fish catch is processed. The off-season deferred cost was approximately $2.2 million and $1.9 million at September 30, 1995 and 1994, respectively.

 Investments in unconsolidated affiliates and equity securities

  In fiscal 1994, the Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities," which addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. At September 30, 1994, Zapata owned 673,077 shares of Tidewater Inc. ("Tidewater") common stock. These securities were considered available for sale and reported at fair value with any unrealized gain or loss recorded as a separate component of stockholders' equity (net of deferred income taxes). Cost of the Tidewater common stock was determined on the average cost method. In March 1995, Zapata sold its remaining shares of Tidewater common stock.

  In August 1995, Zapata acquired 4,189,298 common shares of Envirodyne Industries, Inc. ("Envirodyne"), representing 31% of the then-outstanding common stock of Envirodyne. Zapata's investment in Envirodyne is accounted for using the equity method of accounting. Envirodyne is one of the world's major suppliers of food packaging products and food service supplies.

 Investment in Debentures

  In May 1995, Zapata acquired $7,000,000 of 13% Wherehouse Entertainment senior subordinated debentures due August 1, 2002 ("Wherehouse Debentures") for $3,238,750 plus accrued interest. At September 30, 1995, Zapata's investment in the Wherehouse Debentures has been written down to its estimated fair market value of $910,000. The write-down was based on quoted prices of the Wherehouse Debentures and the current financial condition of Wherehouse Entertainment, Inc. which is currently operating as a debtor in possession under Chapter 11 of the U.S. Bankruptcy Code.

                               ZAPATA CORPORATION

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

 Property, equipment and depreciation

  Property and equipment are recorded at cost except as adjusted by the quasi-reorganization as of October 1, 1990. As a result of the quasi-reorganization the carrying value of the assets utilized in the marine protein operations was reduced to estimated fair value.

  In April 1995, Zapata adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used or to be disposed of. As a result of adopting SFAS 121, in April 1995 the Company recorded a $12.3 million pretax provision for asset impairment to reduce its marine protein assets to their estimated fair market value. The fair market value of the marine protein assets was determined based upon the highest third-party competitive bid which had been received by the Company in connection with a contemplated sale of the marine protein operations in 1995. In accordance with SFAS 121, the Company periodically evaluates its long-lived assets, except for its oil and gas properties, for impairment if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Oil and gas properties are evaluated in accordance with the full cost ceiling test as described below.

  Depreciation of property and equipment, other than that related to oil and gas operations, is provided using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of assets acquired new, determined as of the date of acquisition, are as follows:

                                                                    USEFUL LIVES
                                                                    ------------
                                                                      (YEARS)
      Fishing vessels and fish processing plants...................    15-20
      Furniture and fixtures.......................................     3-10

  Losses resulting from sales and retirements of property and equipment are included in operating income while gains are included in other income. Property and equipment no longer in service pending disposition are classified as other assets and recorded at estimated net realizable value.

 Oil and gas operations

  Under the full cost accounting method all costs associated with property acquisition and exploration for, and development of, oil and gas reserves are capitalized within cost centers established on a country-by-country basis. Capitalized costs within a cost center as well as the estimated future expenditures to develop proved reserves and estimated net costs of dismantlement and abandonment are amortized using the unit-of-production method based on estimated proved oil and gas reserves. All costs relating to production activities are charged to expense as incurred.

  Capitalized oil and gas property costs, less accumulated depreciation, depletion and amortization and related deferred income taxes, are limited to an amount (the ceiling limitation) equal to the sum of (a) the present value (discounted at 10%) of estimated future net revenues from the projected production of proved oil and gas reserves, calculated at prices in effect as of the balance sheet date (with consideration of price changes only to the extent provided by fixed and determinable contractual arrangements), and (b) the lower of cost or estimated fair value of unproved and unevaluated properties, less
(c) income tax effects related to differences in the book and tax basis of the oil and gas properties.

                               ZAPATA CORPORATION

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Revenue recognition

  The Company utilizes the sales method of accounting for sales of natural gas whereby revenues are recognized based on the amount of gas sold to purchasers. The amount of natural gas sold may differ from the amount to which the Company is entitled based on its working interests in the properties. The Company's reserve estimates are adjusted accordingly to reflect any imbalance positions. The gas imbalance position was not significant to the Company's financial position at September 30, 1995.

  All of the Company's oil and gas production from its Bolivian properties is sold to Yacimientos Petroliferos Fiscales Bolivianos ("YPFB"), Bolivia's state-owned oil company. Because of YPFB's improved performance under renegotiated contracts and improved operating conditions in Bolivia, Zapata returned to the accrual method of accounting for its Bolivian oil and gas operations in fiscal 1994. Prior to 1994, the Company used cash-basis revenue recognition for sales from its Bolivian oil and gas properties. The effect of changing to accrual accounting in 1994 increased revenues by $1.8 million. The Bolivian oil and gas properties contributed revenues and operating income as follows (in millions):

                                                                  1995 1994 1993
                                                                  ---- ---- ----
      Revenues................................................... $2.7 $4.1 $3.2
      Operating income...........................................  1.4  3.5  3.1

 Income taxes

  Zapata adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," as of October 1, 1993. The adoption of SFAS 109 changed Zapata's method of accounting for income taxes to the asset and liability approach. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of existing temporary differences between the financial reporting and tax reporting basis of assets and liabilities, and operating loss and tax credit carryforwards for tax purposes.

 Earnings per share

  Income per share is based on the weighted average number of common shares and common share equivalents outstanding during each year. Common share equivalents include the average shares issuable for convertible preference stock and stock options. Income used for purposes of this calculation has been reduced by accruals for preferred and preference stock dividends.

  Loss per share is based on the weighted average number of common shares outstanding during each year. No common share equivalents are incorporated in fiscal 1994 calculations because to do so would be antidilutive. Preferred stock dividends are considered as their effect is to increase the loss per share.

  The average shares used in the per share calculations were 30,706,256 in fiscal 1995, 31,377,498 in fiscal 1994 and 27,324,993 in fiscal 1993.

 Quasi-reorganization

  In connection with the comprehensive restructuring accomplished in 1991, the Company implemented, for accounting purposes, a "quasi-reorganization," an elective accounting procedure that permits a company that has emerged from previous financial difficulty to restate its accounts and establish a fresh start in an accounting sense. After implementation of the accounting quasi-reorganization, the Company's assets and

                               ZAPATA CORPORATION

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) liabilities were revalued and its deficit in reinvested earnings was charged to capital in excess of par value. The Company effected the accounting quasi-reorganization as of October 1, 1990. Capital in excess of par value may be adjusted in the future as a result of the resolution of pre-quasi reorganization liabilities.

 Common Stock

  On April 27, 1994, Zapata's stockholders approved a one-for-five reverse stock split of Zapata's outstanding common stock (the "Common Stock") effective May 3, 1994 which reduced the number of common shares outstanding from approximately 158.3 million to approximately 31.7 million. The number of authorized shares remained at 165.0 million and the par value of the Common Stock was unchanged. All references to Common Stock, earnings per share, per share price and average number of common shares outstanding have been restated to reflect the reverse stock split.

NOTE 2. DISCONTINUED MARINE PROTEIN OPERATIONS SUBSEQUENTLY RETAINED

  In July 1994, Zapata announced that it intended to separate its marine protein operations from its energy-related businesses. In September 1994, the Board of Directors determined that the interests of Zapata's stockholders would best be served by a sale of the marine protein operations. This determination resulted in the 1993 and 1992 consolidated financial statements being restated to present the net assets and operating results of the marine protein operations as a discontinued operation. Additionally, based on preliminary offers received in 1994 to purchase the marine protein operations, the Company recorded an $8.9 million after-tax book loss in fiscal 1994 to reflect the estimated loss on disposition of the marine protein operations.

  On May 5, 1995, the Board of Directors decided to retain the marine protein operations. Zapata had previously announced that an agreement to sell its marine protein operations had been reached. However, the acquisition group failed to close the transaction. As a result, the marine protein net assets and results of operations and cash flows for all periods have been reclassified from discontinued operations to continuing operations. Additionally, the $8.9 million after-tax book loss that was recorded in fiscal 1994 was reversed in fiscal 1995.

  The following is a summary of certain selected financial data for the marine protein operations for the periods presented herein in which these operations were previously reported as a discontinued operation (amounts in millions):

                                                                   YEARS ENDED
                                                                    SEPTEMBER
                                                                       30,
                                                                   -----------
                                                                   1994  1993
                                                                   ----- -----
      FINANCIAL RESULTS
        Revenues.................................................. $96.6 $58.6
        Expenses..................................................  94.3  59.2
                                                                   ----- -----
        Income (loss) before taxes................................   2.3   (.6)
        Income tax provision......................................   1.1   (.2)
                                                                   ----- -----
          Net income (loss) *..................................... $ 1.2 $ (.4)
                                                                   ===== =====

                               ZAPATA CORPORATION

NOTE 2. DISCONTINUED MARINE PROTEIN OPERATIONS SUBSEQUENTLY RETAINED--
       (CONTINUED)

                                                                   SEPTEMBER 30,
                                                                       1994
                                                                   -------------
      FINANCIAL POSITION
        Current assets............................................     $49.0
        Investments and other.....................................       8.0
        Property and equipment, net...............................      30.5
                                                                       -----
                                                                        87.5
                                                                       -----
        Debt......................................................       9.7
        Other liabilities and deferred income taxes...............      26.5
                                                                       -----
                                                                        36.2
                                                                       -----
          Net book value..........................................     $51.3
                                                                       =====

- - --------
 * Net income (loss) includes allocations of interest expense on general corporate debt of $2.5 million in 1994 and $3.9 million in 1993. Interest expense was allocated to discontinued operations based on a ratio of net assets to be sold to the sum of total net assets of the Company plus general corporate debt.

NOTE 3. DISPOSITION OF DOMESTIC OIL & GAS ASSETS

  In September 1994, the Board of Directors determined that the Company would immediately undertake efforts to sell its U.S. natural gas producing properties. Zapata's Bolivian oil and gas operations were not impacted by this decision. The six properties in the Gulf of Mexico, representing Zapata's domestic oil and gas producing operations, were sold during fiscal 1995. Zapata received cash of $4.0 million and an $8.9 million production payment and other receivable. No gain or loss was recorded from the sales.

  The production payment and other receivable received in partial consideration for the sale of the domestic oil and gas properties consists of a $6.1 million production payment receivable and a $2.8 million receivable related to future proceeds from a revenue sharing agreement. The Company will begin collecting the production payment receivable only after certain cumulative production volumes have been achieved; collection will cease upon the earlier of (i) receipt of $13.5 million or (ii) when the designated oil and gas reserves have been depleted. The $2.8 million receivable related to the revenue sharing agreement will be collected based on payments made by a third party for the use of a platform and related facilities. Receipts under the revenue sharing agreement are expected to begin in 1996 and will cease at the earlier of (i) the receipt of $6.0 million or (ii) the cessation of payments made by a third party for usage of the platform and related facilities. The receivable's estimated fair market value of $8.9 million is based on discounted expected cash flows and approximates book value at September 30, 1995.

  Following is a summary of the results of operations of the Company's domestic oil and gas operations (amounts in millions):

                                                                    YEAR ENDED
                                                                   SEPTEMBER 30,
                                                                       1995
                                                                   -------------
      Revenues....................................................     $ 5.4
      Expenses....................................................      (9.2)
                                                                       -----
      Loss before income taxes....................................     $(3.8)
                                                                       =====

                               ZAPATA CORPORATION

NOTE 4. DISCONTINUED NATURAL GAS COMPRESSION OPERATIONS

 Acquisition

  In November 1993, Zapata purchased the natural gas compression business of Energy Industries, Inc. and certain other affiliated companies ("Energy Industries"), as well as certain real estate used by the business. Total consideration paid for the purchase of Energy Industries and certain real estate, and for a related noncompetition agreement (collectively, the "Energy Industries Acquisition"), was $90.2 million, consisting of $74.5 million in cash and 2.7 million shares of Common Stock based on an assigned value of $5.80 per share which approximated the average trading price prior to the closing of the acquisition. Additionally, the Company incurred approximately $2.0 million in fees associated with the Energy Industries Acquisition. Zapata accounted for the acquisition using the purchase method of accounting and recorded $19.3 million of goodwill in connection therewith. The goodwill was being amortized over 40 years.

  The following assets and liabilities were acquired in connection with the Energy Industries Acquisition effective November 1, 1993 (in millions):

      Cash............................................................... $ 3.5
      Receivables........................................................   9.3
      Inventory..........................................................  16.2
                                                                          -----
                                                                           29.0
      Goodwill & other assets............................................  19.7
      Property & equipment, net..........................................  49.6
                                                                          -----
                                                                          $98.3
                                                                          =====
      Current liabilities................................................ $ 5.8
      Long-term debt.....................................................    .2
                                                                          -----
                                                                          $ 6.0
                                                                          =====

 Disposition

  In late 1994 and early 1995, the Company began to develop a strategic plan which involves repositioning the Company in the food packaging, food and food service equipment and supply (collectively, "food services") businesses and exiting the energy business. The strategic plan that was developed called for the divestiture of most of the Company's remaining energy operations, including Energy Industries, and the acquisition of, or joint ventures with, selected companies in the food services industry.

  In September 1995, Zapata entered into an agreement (the "Purchase Agreement") to sell the assets of Energy Industries (the "Energy Industries Sale") to Weatherford Enterra, Inc. and its wholly owned subsidiary, Enterra Compression Company (collectively, "Weatherford Enterra"). Pursuant to the Purchase Agreement, Weatherford Enterra purchased from the Company all of the assets of Energy Industries for approximately $131 million in cash, and assumed certain liabilities of Energy Industries, subject to final post closing adjustments. The Energy Industries Sale closed in December 1995 after receiving stockholder approval. The Energy Industries Sale resulted in an after-tax gain of approximately $14.0 million, which will be reflected in the Company's fiscal 1996 financial results.

                               ZAPATA CORPORATION

NOTE 4. DISCONTINUED NATURAL GAS COMPRESSION OPERATIONS--(CONTINUED)

  The consolidated financial statements have been restated to report the net assets and operating results of the Energy Industries operations as a discontinued operation. Summarized results and financial position of the Energy Industries discontinued operations are shown below (amounts in millions):

                                                                   YEARS ENDED
                                                                  SEPTEMBER 30,
                                                                  -------------
                                                                   1995   1994
                                                                  ------ ------
      FINANCIAL RESULTS
        Revenues................................................. $ 66.6 $ 72.5
        Expenses.................................................   63.2   67.7
                                                                  ------ ------
        Income before taxes......................................    3.4    4.8
        Income tax provision.....................................    1.4    1.9
                                                                  ------ ------
        Net income*.............................................. $  2.0 $  2.9
                                                                  ====== ======
                                                                  SEPTEMBER 30,
                                                                  -------------
                                                                   1995   1994
                                                                  ------ ------
      FINANCIAL POSITION
        Current assets........................................... $ 32.1 $ 30.7
        Investments and other assets.............................   20.3   19.4
        Property and equipment, net..............................   61.5   52.5
                                                                  ------ ------
                                                                   113.9  102.6
                                                                  ------ ------
        Debt.....................................................   27.8   15.2
        Other liabilities........................................    5.6    6.7
                                                                  ------ ------
                                                                    33.4   21.9
                                                                  ------ ------
          Net book value......................................... $ 80.5 $ 80.7
                                                                  ====== ======

- - --------
 * Net income includes allocations of interest expense on general corporate debt of $1.7 million in 1995, and $3.4 million in 1994. Interest expense was allocated to discontinued operations based on a ratio of net assets to be sold to the sum of total net assets of the Company plus general corporate debt.

NOTE 5. DISCONTINUED NATURAL GAS GATHERING, PROCESSING AND MARKETING OPERATIONS

 Acquisition

  During the first quarter of fiscal 1993, Zapata acquired the common stock of Cimarron Gas Holding Company ("Cimarron") for $3.8 million consisting of $2.5 million in cash and 437,333 shares of Common Stock. Zapata accounted for the acquisition using the purchase method of accounting and recorded $2.0 million of goodwill in connection therewith. The goodwill was being amortized over 20 years. The following assets and liabilities were acquired effective October 1, 1992 (in millions):

      Current assets..................................................... $20.3
      Property and equipment, net........................................   2.0
                                                                          -----
                                                                          $22.3
                                                                          =====
      Current liabilities................................................ $19.6
      Long-term debt.....................................................    .7
                                                                          -----
                                                                          $20.3
                                                                          =====

                               ZAPATA CORPORATION

NOTE 5. DISCONTINUED NATURAL GAS GATHERING, PROCESSING AND MARKETING OPERATIONS--(CONTINUED)
  In September 1993, Cimarron acquired the natural gas gathering and processing plant interests of Stellar Energy Corporation and three affiliated companies (collectively, "Stellar") for approximately $16.4 million. The acquisition was financed through the use of working capital cash and assumption of certain indebtedness of Stellar. Zapata accounted for the acquisition using the purchase method of accounting and recorded $5.5 million of goodwill in connection therewith. The goodwill was being amortized over 20 years.

 Proposed Disposition

  In late 1994 and early 1995, the Company developed a strategic plan that calls for the divesture of substantially all of the Company's remaining energy operations including Cimarron. Although a sales price for Cimarron has not been determined, the Company estimates that, based on preliminary indications of interest from potential purchasers, the sales price for Cimarron should be at least book value. The Company expects to complete the sale of Cimarron in fiscal 1996.

  The consolidated financial statements have been restated to report the net assets and operating results of Cimarron's operations as a discontinued operation. Summarized results and financial position of Cimarron's discontinued operations are shown below (amounts in millions):

                                                              YEARS ENDED
                                                             SEPTEMBER 30,
                                                          ---------------------
                                                          1995    1994    1993
                                                          -----  ------  ------
      FINANCIAL RESULTS
        Revenues......................................... $67.8  $156.1  $186.3
        Expenses.........................................  69.1   158.4   187.9
                                                          -----  ------  ------
        Loss before taxes................................  (1.3)   (2.3)   (1.6)
        Income tax benefit...............................  (0.5)   (0.8)   (0.5)
                                                          -----  ------  ------
          Net loss*...................................... $(0.8) $ (1.5) $ (1.1)
                                                          =====  ======  ======

                                                                     SEPTEMBER
                                                                        30,
                                                                    -----------
                                                                    1995  1994
                                                                    ----- -----
      FINANCIAL POSITION
        Current assets............................................. $ 9.6 $13.2
        Other assets...............................................   6.7   7.0
        Property and equipment, net................................  16.9  16.5
                                                                    ----- -----
                                                                     33.2  36.7
                                                                    ----- -----
        Debt.......................................................   2.2   3.8
        Other liabilities..........................................   9.6  10.5
                                                                    ----- -----
                                                                     11.8  14.3
                                                                    ----- -----
        Net book value............................................. $21.4 $22.4
                                                                    ===== =====

- - --------
 * Net loss includes allocations of interest expense on general corporate debt of $452,000 in 1995, $932,000 in 1994 and $968,000 in 1993. Interest expense was allocated to discontinued operations based on a ratio of net assets to be sold to the sum of total net assets of the Company plus general corporate debt.

                               ZAPATA CORPORATION

NOTE 6. UNCONSOLIDATED AFFILIATES

  In August 1995, Zapata acquired 4,189,298 common shares of Envirodyne, representing 31% of the outstanding common stock of Envirodyne, for $18.8 million from a trust controlled by Malcolm Glazer, Chairman of the Board of Zapata and a director of Envirodyne. Zapata paid the purchase price by issuing to the seller a subordinated promissory note bearing interest at prime and maturing in August 1997, subject to prepayment at the Company's option. Subsequently, the Company prepaid approximately $15.6 million on the promissory note. Zapata follows the equity method of accounting for its investment in Envirodyne. The difference between Zapata's share of Envirodyne's equity and Zapata's recorded investment in Envirodyne is being amortized over 15 years. At September 30, 1995, the unamortized balance of this difference was $19.3 million. The aggregate market value of Zapata's shares of Envirodyne's common stock as of September 30, 1995 was $18.9 million based on the closing price of $4.50 per publicly traded share on that date.

  Due to the significance of the Company's investment, the unaudited financial position and results of operations of Envirodyne are summarized below. The financial statement information presented below for Envirodyne is based upon its interim report for the quarter ended September 28, 1995 (unaudited, in millions, except per share amounts):

                          ENVIRODYNE INDUSTRIES, INC.

                                                                   SEPTEMBER 28,
                                                                       1995
                                                                   -------------
      BALANCE SHEET
      Current assets..............................................    $255.3
      Other.......................................................     190.0
      Property and equipment, net.................................     467.4
                                                                      ------
        Total assets..............................................    $912.7
                                                                      ======
      Current liabilities.........................................    $129.8
      Long-term debt..............................................     529.7
      Deferred income taxes and other.............................     132.1
      Stockholders' equity........................................     121.1
                                                                      ------
        Total liabilities and stockholders' equity................    $912.7
                                                                      ======

                                                                   THREE MONTHS
                                                                       ENDED
                                                                   SEPTEMBER 28,
                                                                       1995
                                                                   -------------
      INCOME STATEMENT
      Revenues....................................................    $167.7
                                                                      ======
      Loss before income taxes....................................    $ (7.5)
                                                                      ======
      Net loss....................................................    $ (4.5)
                                                                      ======
      Net loss per share..........................................    $(0.33)
                                                                      ======

  In January 1992, Zapata exchanged its 34.7% interest in Zapata Gulf Marine Corporation ("Zapata Gulf") for approximately 8.3 million shares of Tidewater common stock. Zapata sold 673,077, 4.1 million and 3.5 million shares of its Tidewater common stock in fiscal 1995, 1994 and 1993, respectively. Initially,

                               ZAPATA CORPORATION

NOTE 6. UNCONSOLIDATED AFFILIATES--(CONTINUED)
Zapata followed the equity method of accounting for its investment in Tidewater based on its percentage ownership and proxies that allowed the Company to have voting control of 20% of the total shares of Tidewater common stock outstanding.

  Effective January 1, 1993, Zapata changed from the equity to the cost method of accounting for its investment in Tidewater as a result of Zapata's decision to sell 3.5 million of its shares of Tidewater common stock. Consequently, Zapata has not reported its percentage of Tidewater's results since such time. Instead, Tidewater's dividends of approximately $135,000, $719,000 and $1.3 million were included in other income in 1995, 1994 and 1993, respectively. Zapata received dividends from Tidewater totalling $135,000, $719,000 and $2.5 million in fiscal 1995, 1994 and 1993, respectively.

  The Company was also engaged directly in the offshore drilling business until October 31, 1990, when its offshore drilling rigs were sold to Arethusa (Offshore) Limited ("Arethusa"). In conjunction with the sale, the Company made a $17.5 million investment in Arethusa. In fiscal 1993, the Company disposed of its investment in Arethusa for $11.8 million, resulting in a pretax loss of $5.7 million. The Company accounted for its investment in Arethusa using the cost method of accounting.

  A summary of equity in net income (loss) of and investments in unconsolidated affiliates is shown below:

                                                                    INVESTMENTS
                                                      EQUITY IN NET    AS OF
                                                      INCOME (LOSS) SEPTEMBER 30
                                                      ------------- ------------
                                                            (IN THOUSANDS)
      1995
      Envirodyne.....................................    $ (719)      $18,235
                                                         ======       =======
      1994
      Tidewater......................................    $ ----       $14,471
                                                         ======       =======
      1993
      Tidewater......................................    $1,125       $56,289
                                                         ======       =======

  In June 1993, Zapata completed a sale of 3.5 million shares of its Tidewater stock through an underwritten public offering. The Tidewater shares were sold at a net price of $21.25 per share, or $73.5 million, and the sale generated a third-quarter 1993 pretax gain of $32.9 million. In November 1993, Zapata sold
3.75 million shares of its Tidewater common stock through an underwritten public offering for a net price of $20.75 per share, or $77.8 million, and the sale resulted in a pretax gain of $33.9 million. Additionally, in March 1994, Zapata sold 375,175 shares of its Tidewater common stock for a net price of $21.34 per share, or $8.0 million, resulting in a pretax gain of $3.6 million. In March 1995, Zapata sold its remaining 673,077 shares of Tidewater common stock for a net price of $18.87 per share, or $12.7 million, resulting in a pretax gain of $4.8 million. These gains are reflected on the statement of operations as other income.

                               ZAPATA CORPORATION

NOTE 7. DEBT

  At September 30, 1995 and 1994, Zapata's consolidated debt consisted of the following:

                                                                  1995    1994
                                                                 ------- -------
                                                                 (IN THOUSANDS)
Senior debt:
  Norex unsecured notes due in 1996 interest at 8.5%............ $ 4,796 $17,500
  ING Bank revolving credit facility for marine protein due June
   30, 1997 interest at prime plus 1%, 9.75% at September 30,
   1995, collateralized by certain current assets...............  10,000      --
  U.S. government-guaranteed obligations:
   Amounts due in installments through 2009, interest from 6.63%
    to 6.85%....................................................   7,626   7,961
   Amounts due in installments through 2014, interest at
    Eurodollar rates plus .45%, 6.33% and 5.51% at September 30,
    1995 and 1994, respectively.................................   1,528   1,588
  Other debt at 8.1% and 7.7% at September 30, 1995 and 1994,
   respectively.................................................     992     200
                                                                 ------- -------
                                                                  24,942  27,249
                                                                 ------- -------
Subordinated debt:
  10 1/4% debentures due 1997...................................  15,621  15,621
  10 7/8% debentures due 2001...................................   9,872  10,242
  Malcolm I. Glazer Trust unsecured subordinated promissory note
   due in 1997 at prime, 8.75% at September 30, 1995............   3,181      --
                                                                 ------- -------
                                                                  28,674  25,863
                                                                 ------- -------
Total debt......................................................  53,616  53,112
                                                                 ------- -------
Less current maturities.........................................  16,148     531
                                                                 ------- -------
Long-term debt.................................................. $37,468 $52,581
                                                                 ======= =======

  The fair value of total long-term debt at September 30, 1995 and 1994 approximates book value.

  On May 17, 1993, Zapata completed certain financial transactions with Norex Drilling Ltd. ("Norex Drilling"), a wholly owned subsidiary of Norex America, Inc. ("Norex America" and, collectively with Norex Drilling and other affiliates, "Norex"), through which Zapata raised $111.4 million from the issuance of debt and equity pursuant to a Second Amended and Restated Master Restructuring Agreement dated as of April 16, 1993, as amended (the "Norex Agreement"). The Norex Agreement enabled Zapata to refinance its then-outstanding senior debt and substantially reduce the amount of required debt service payments for the following two years.

  Under the terms of the Norex Agreement, Zapata issued $50.0 million of senior secured notes and $32.6 million of senior convertible notes to Norex, each bearing interest at 13%. In addition, Norex purchased 3 million shares of Common Stock for $11.25 million and 17.5 million shares of $1 Preference Stock for $17.5 million. The $1 Preference Stock was to pay dividends at an annual rate of 8.5% and was exchangeable into 673,077 shares of Zapata's Tidewater common stock at the option of Norex. In August 1993, Norex exchanged all of its $1 Preference Stock for $17.5 million aggregate principal amount of 8.5% unsecured exchangeable note, maturing May 16, 1996. An officer of Norex was elected to the Zapata Board of Directors in July 1993 and was an executive officer of Zapata from July 1994 to December 1994.

  In December 1993, $73.7 million of the proceeds from the sale of 3.75 million shares of Zapata's Tidewater common stock were used to prepay $68.5 million of the Company's 13% senior indebtedness to

                               ZAPATA CORPORATION

NOTE 7. DEBT--(CONTINUED)
Norex, along with accrued interest, and to pay a $3.5 million prepayment premium. Also, Zapata wrote off $3.3 million of previously deferred expenses related to the origination of such indebtedness. In September 1994, Zapata repaid the remaining balance of its 13% senior convertible indebtedness to Norex and a required prepayment penalty of $655,000 with proceeds from the initial drawdown of $15 million from a $30 million bank credit facility provided by Texas Commerce Bank National Association (the "TCB Loan Agreement").

  In April 1995, Zapata used proceeds of $12.7 million from the sale of its remaining 673,077 shares of Tidewater common stock to reduce the Company's $17.5 million in notes due to Norex in May 1996.

  In 1995, two of the Company's subsidiaries, Zapata Protein, Inc. and Zapata Protein (USA), Inc. (collectively "Zapata Protein") entered into a loan agreement with Internationale Nederlanden (U.S.) Capital Corporation ("ING Loan Agreement"). The ING Loan Agreement provides Zapata Protein with a $15 million revolving credit facility that is due June 30, 1997. The ING Loan Agreement bears interest at a variable interest rate that is adjusted periodically based on prime interest rate plus 1%. Pursuant to the ING Loan Agreement, Zapata Protein agreed to maintain certain financial covenants and to limit additional indebtedness, dividends, dispositions and acquisitions. Zapata Corporation has guaranteed up to $10.0 million of the outstanding balance of debt related to the ING Loan Agreement. The amount of restricted net assets for Zapata Protein at September 30, 1995 was approximately $47.7 million. Pursuant to the ING Loan Agreement, Zapata Protein's ability to transfer funds to Zapata Corporation is limited to $10.0 million. As of September 30, 1995, Zapata Protein had already transferred the maximum amount of $10.0 million to Zapata Corporation. The Company remains subject to a covenant in the Norex debt agreement that requires Zapata to maintain a consolidated tangible net worth as defined in such agreement of at least $100 million. Effective September 30, 1995, the Company was in compliance with all provisions governing its outstanding indebtedness.

  In August 1995, Zapata acquired 31% of the outstanding common stock of Envirodyne for $18.8 million from a trust controlled by Malcolm Glazer, Chairman of the Board of Zapata and a director of Envirodyne. Zapata paid the purchase price by issuing to the seller a subordinated promissory note bearing interest at prime and maturing in August 1997, subject to prepayment at the Company's option. The Company has since prepaid approximately $15.6 million on the promissory note.

  During 1993, the Company refinanced its U.S. government-guaranteed debt in order to achieve lower interest rates; other significant terms were unchanged. The U.S. government-guaranteed debt is collateralized by a first lien on all of the vessels refurbished by the refinancing proceeds and certain plant assets.

 Annual maturities

  The annual maturities of long-term debt for the five years ending September 30, 2000 are as follows (in thousands):

       1996               1997                       1998                     1999                     2000
       ----              -------                     ----                     ----                     ----
      $16,148            $19,288                     $514                     $537                     $555

                               ZAPATA CORPORATION

NOTE 8. CASH FLOW INFORMATION

  For purposes of the statement of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

  Net cash provided (used) by operating activities reflects cash payments of interest and income taxes.

                                                           1995   1994   1993
                                                          ------ ------ -------
                                                             (IN THOUSANDS)
      Cash paid during the fiscal year for:
        Interest......................................... $6,609 $7,142 $12,836
        Income tax payments (refund).....................    544  4,507     (10)

  In fiscal 1994 and 1993, interest expense of $1.3 million and $1.7 million, respectively, associated with the Norex senior secured and convertible notes, was deferred to the maturity date of such notes. As discussed in Note 7, these notes were prepaid in full in fiscal 1994.

  During fiscal 1995, the Company exchanged certain other assets held for sale for property and equipment and also exercised an option to purchase certain real estate resulting in the reclassification of a deposit from other assets to property and equipment. These transactions resulted in the reclassification of approximately $2.0 million from other assets to property and equipment.

NOTE 9. PREFERRED, PREFERENCE AND COMMON STOCK

 Preferred stock

  Zapata has authorized two million shares of preferred stock issuable in one or more series. In 1994, Zapata redeemed one-half of the approximately 45,000 outstanding shares of the Company's preferred stock and redeemed the balance of its outstanding preferred stock in January 1995. The preferred stock was redeemed at $100 a share. Quarterly dividends of $2.25 per share were declared and paid in fiscal 1995 and 1994.

 Preference stock

  Zapata has authorized 18 million shares of preference stock issuable in one or more series. The 2,627 outstanding shares are entitled to vote on all matters submitted to stockholders, are redeemable at $80.00 per share and $30.00 per share in liquidation. The stated quarterly dividend, which is noncumulative, is $.50 per share. Dividends were paid July 1, 1994 and October 1, 1994, the first such quarterly dividends since the second quarter of 1986. Each outstanding share is convertible at any time into 2.1 shares of Common Stock. The Company announced in December 1994 that its Board of Directors had determined to discontinue the payment of dividends on its preference stock.

 Common stock

  Zapata has authorized 165 million shares of Common Stock, of which 29,548,407 were issued and outstanding at September 30, 1995.

                               ZAPATA CORPORATION

NOTE 9. PREFERRED, PREFERENCE AND COMMON STOCK--(CONTINUED)

  In April 1995, Zapata repurchased 2.25 million shares of Common Stock from Norex for $4.00 per share. The shares repurchased by Zapata represented 7% of the Company's then-outstanding Common Stock. Following the repurchase of these shares, Zapata had approximately 29.5 million shares of Common Stock outstanding.

  On April 27, 1994, Zapata's stockholders approved a one-for-five reverse stock split of the Company's outstanding Common Stock effective May 3, 1994 that reduced the number of shares of Common Stock outstanding from approximately 158.3 million to approximately 31.7 million. The number of authorized shares remained at 165.0 million and par value of the Common Stock was unchanged.

  Under the Company's 1981 Stock Incentive Plan (the "1981 Plan"), options may be granted at prices equivalent to the market value of the Company's Common Stock at the date of the grant. Options become exercisable in annual installments equal to one-third of the shares covered by the grant beginning one year from the grant date. Options not exercised in the period they become exercisable may be carried forward and exercised in subsequent periods.

  During 1986, the Company amended and restated the 1981 Plan to provide for the award of restricted shares of Common Stock. All shares of Common Stock awarded to participants as restricted stock are subject to certain conditions. At the time of each award, the Compensation Committee of the Board of Directors (the "Committee") establishes a restricted period of not less than one and not more than five years within which the shares covered by the award cannot be sold, assigned, transferred, pledged or otherwise encumbered. Except for such transfer restrictions, the participant as the owner of such shares has all the rights of a holder of Common Stock, including the right to receive dividends paid on such shares and the right to vote the shares. The total of restricted shares issued and shares issued upon the exercise of options granted under the 1981 Plan cannot exceed 140,000, which was the number of shares authorized for issuance prior to the amendment and restatement. No shares of Common Stock are available for further grants of stock options or awards of restricted stock under the 1981 Plan. During 1995, options to purchase 18,000 shares under the 1981 Plan were exercised at $3.13. At September 30, 1995, options to purchase 12,000 shares under the 1981 Plan at $3.13 were outstanding and exercisable.

  Zapata's Special Incentive Plan (the "1987 Plan") provides for the granting of stock options and the awarding of restricted stock. Under the 1987 Plan, options may be granted at prices equivalent to the market value of the Common Stock at the date of grant. Options become exercisable on dates as determined by the Committee, provided that the earliest such date cannot occur before six months after the date of grant. Unexercised options will expire on varying dates, up to a maximum of ten years from the date of grant. The awards of restricted stock have a restriction period of not less than six months and not more than five years. The 1987 Plan provided for the issuance of up to 600,000 shares of the Common Stock. During 1992, the stockholders approved an amendment to the 1987 Plan that provides for the automatic grant of a nonqualified stock option to directors of Zapata who are not employees of Zapata or any subsidiary of Zapata. At September 30, 1995, a total of 203,666 shares of Common Stock were reserved for the future granting of stock options or the awarding of restricted stock under the 1987 Plan. During 1995, options to purchase 80,000 shares under the 1987 Plan at prices ranging from $3.38 to $3.94 were granted and options to purchase 120,000 shares at prices ranging from $3.94 to $4.22 were cancelled. At September 30, 1995, 132,000 options were outstanding under the 1987 Plan at prices ranging from $3.13 to $7.19 and 58,667 options were exercisable.

  On December 6, 1990, the Company's stockholders approved a new stock option plan (the "1990 Plan"). The 1990 Plan provides for the granting of nonqualified stock options to key employees of the Company. Under the 1990 Plan, options may be granted by the Committee at prices equivalent to the market value of

                               ZAPATA CORPORATION

NOTE 9. PREFERRED, PREFERENCE AND COMMON STOCK--(CONTINUED) the Common Stock on the date of grant. Options become exercisable in one or more installments on such dates as the Committee may determine, provided that such date cannot occur prior to the expiration of one year of continued employment with the Company following the date of grant. Unexercised options will expire on varying dates up to a maximum of ten years from the date of grant. The 1990 Plan provides for the issuance of options to purchase up to 1,000,000 shares of Common Stock. At September 30, 1995, a total of 32,666 shares of Common Stock were reserved for the future granting of stock options under the 1990 Plan. During 1995, options to purchase 621,900 shares under the 1990 Plan at $3.13 were exercised. At September 30, 1995, a total of 42,000 options at a price of $3.13 were outstanding and exercisable under the 1990 Plan. No options were granted in 1995 under the 1990 Plan.

NOTE 10. INCOME TAXES

  Zapata adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes" as of October 1, 1993. The adoption of SFAS 109 changed Zapata's method of accounting for income taxes to the asset and liability approach. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of existing temporary differences between the financial reporting and tax reporting base of assets and liabilities, and operating loss and tax credit carryforwards for tax purposes. Due to the implementation of the quasi-reorganization as of October 1, 1990, the Company was required to adjust capital in excess of par value for the recognition of deductible temporary differences and credit carryforward items which existed at the date of the quasi-reorganization. Future reductions, if any, in the deferred tax valuation allowance relating to tax attributes that existed at the time of the quasi-reorganization will also be allocated to capital in excess of par value.

  Zapata and its domestic subsidiaries file a consolidated U.S. federal income tax return. The provision for income tax expense (benefit) consisted of the following:

                                                          1995     1994    1993
                                                         -------  ------  ------
                                                            (IN THOUSANDS)
      Current
        State........................................... $   268  $  507  $   75
        U.S.............................................      --   5,403     619
      Deferred
        State...........................................    (300)    150      --
        U.S.............................................  (3,147) (6,632)  3,516
                                                         -------  ------  ------
                                                         $(3,179) $ (572) $4,210
                                                         =======  ======  ======

  Income tax expense (benefit) was allocated to operations as follows:

                                                        1995     1994     1993
                                                       -------  -------  ------
                                                           (IN THOUSANDS)
      Continuing Operations
        Domestic operations........................... $(3,676) $(1,812) $3,135
        Foreign operations............................     497    1,240   1,075
                                                       -------  -------  ------
          Total.......................................  (3,179)    (572)  4,210
      Discontinued Operations.........................   4,579   (2,564)   (560)
                                                       -------  -------  ------
          Total....................................... $ 1,400  $(3,136) $3,650
                                                       =======  =======  ======

                               ZAPATA CORPORATION

NOTE 10. INCOME TAXES--(CONTINUED)

  The provision for deferred taxes results from timing differences in the recognition of revenues and expenses for tax and financial reporting purposes. The sources and income tax effects of these differences were as follows:

                                                     1995      1994     1993
                                                   --------  --------  -------
                                                        (IN THOUSANDS)
Book depreciation in excess of tax depreciation... $ (4,292) $ (1,145) $(1,468)
Tax deduction related to oil and gas exploration
 and production over (under) book expenses........    2,825    (6,277)    (163)
Tax gain in excess of book gain on stock sale.....   (1,650)  (10,116)  (8,065)
Changes to tax carryforwards and other............     (330)    8,266   13,212
Charge off uncollectible note.....................       --     2,790       --
                                                   --------  --------  -------
                                                   $(3,447)  $ (6,482) $ 3,516
                                                   ========  ========  =======

  For federal income tax purposes, Zapata has $12.1 million of net operating losses expiring in 2010, $17.5 million of investment tax credit carryforwards expiring in 1997 through 2001, and $10.9 million of alternative minimum tax credit carryforwards. The use of some of the tax credits may be limited as a result of a change of ownership as calculated for tax purposes. Investment tax credit carryforwards are reflected in the balance sheet as a reduction of deferred taxes using the flow-through method.

  The following table reconciles the income tax provisions for fiscal 1995, 1994 and 1993 computed using the U.S. statutory rate of 35%, 35% and 34%, respectively, to the provisions from continuing operations as reflected in the financial statements.

                                                         1995    1994    1993
                                                       --------  -----  ------
                                                          (IN THOUSANDS)
Taxes at statutory rate............................... $ (3,158) $(500) $4,987
Recovery of nondeductible book losses.................       --     --    (259)
Amortization of intangibles not deductible for tax....       11     10      --
Other.................................................       33   (563)    (26)
Equity/dividend income not recognized for tax
 purposes.............................................      (33)  (176)   (567)
State taxes...........................................      (32)   657      75
                                                       --------  -----  ------
                                                       $(3,179)  $(572) $4,210
                                                       ========  =====  ======

                               ZAPATA CORPORATION

NOTE 10. INCOME TAXES--(CONTINUED)

  Temporary differences and tax credit carryforwards that gave rise to significant portions of deferred tax assets and liabilities are as follows:

                                     SEPTEMBER 30,
                                    ----------------
                                     1995     1994
                                    -------  -------
                                    (IN THOUSANDS)
      Deferred Tax Assets:
        Asset write-downs not yet
         deductible...............  $ 4,956  $ 5,150
        Net operating loss
         carryforwards............    4,246       --
        Investment tax credit
         carryforwards............   17,490   17,639
        Alternative minimum tax
         credit carryforwards.....   10,927   11,683
        Other.....................    2,404    2,555
                                    -------  -------
          Total deferred tax
           assets.................   40,023   37,027
        Valuation allowance.......  (16,857) (19,429)
                                    -------  -------
          Net deferred tax assets.   23,166   17,598
                                    -------  -------
      Deferred Tax Liabilities:
        Property and equipment....   (9,628)  (3,477)
        Basis difference on stock
         investment...............       --   (1,650)
        Pension...................   (3,554)  (3,356)
        Unrealized investment gain
         on Tidewater common
         stock....................       --   (2,302)
        Other.....................   (3,737)  (3,898)
                                    -------  -------
          Total deferred tax
           liabilities............  (16,919) (14,683)
                                    -------  -------
          Net deferred tax asset..  $ 6,247  $ 2,915
                                    =======  =======

  The valuation allowance represents managements estimates of tax carryforwards that may not be ultimately utilized given current facts and circumstances.

NOTE 11. COMMITMENTS AND CONTINGENCIES

 Operating leases payable

  Future minimum payments under non-cancelable operating lease obligations aggregate $5.8 million. The total future minimum rental payments have not been reduced by $4.1 million of sublease rentals to be received in the future under noncancelable subleases. Future minimum payments, net of sublease rentals, for the five years ending September 30, 2000 are:

                                                        1996 1997 1998 1999 2000
                                                        ---- ---- ---- ---- ----
                                                             (IN THOUSANDS)
      Lease obligations................................ $348 $325 $310 $310 $303

  Rental expenses for operating leases were $1.8 million, $2.3 million and $2.4 million in 1995, 1994 and 1993, respectively.

 Litigation

  On August 11, 1995, a purported derivative lawsuit was filed in a case styled Harwin v. Glazer, et al., in the Court of Chancery of the State of Delaware in and for New Castle County. The complaint names the Company and each of its directors as defendants and generally alleges that the Company's directors engaged

                               ZAPATA CORPORATION

NOTE 11. COMMITMENTS AND CONTINGENCIES--(CONTINUED) in conduct constituting breach of fiduciary duty and waste of the Company's assets in connection with the Company's investment in Envirodyne. The complaint alleges, among other things, that the purchase of the Envirodyne common stock from Malcolm Glazer's affiliate was a wrongful expenditure of the Company's funds and was designed to permit Malcolm Glazer to obtain substantial personal financial advantages to the detriment of the Company. The complaint seeks relief including, among other things, rescission of the Company's purchase of the shares of Envirodyne common stock from the trust controlled by Malcolm Glazer, voiding of the election of Robert V. Leffler, Jr. and W. George Loar (both of whom were elected at the Company's Annual Meeting of Stockholders held on July 27, 1995) and an award of unspecified compensatory damages and expenses, including attorneys' fees. The compliant alleges, among other things, that Messrs. Leffler and Loar (both of whom served on the special committee of the Company's Board of Directors that approved the investment in Envirodyne) lack independence from Malcolm Glazer because, in the case of Mr. Loar, he was employed by a corporation indirectly controlled by Malcolm Glazer until his retirement (which occurred more than five years ago), and in the case of Mr. Leffler, that he has served as a paid consultant to Malcolm Glazer. The Company believes that the complaint and allegations contained therein are without merit and intends to defend the case vigorously.

  On November 16, 1995, a petition was filed in the 148th Judicial District Court of Nueces County, Texas by Peter M. Holt, a former director of the Company, and certain of his affiliates who sold their interests in Energy Industries to the Company in November 1993 (collectively, with Mr. Holt, the "Holt Affiliates"). The petition lists the Company, Malcolm Glazer and Avram Glazer as defendants and alleges several causes of action based on alleged misrepresentations on the part of the Company and the other defendants concerning the Company's intent to follow a long-term development strategy focusing its efforts on the natural gas services business. The petition did not allege a breach of any provision of the purchase agreement pursuant to which the Company acquired Energy Industries from the Holt Affiliates, but alleged that various representatives of Zapata and Malcolm Glazer made representations to Mr. Holt regarding Zapata's intention to continue in the natural gas services industry. Among the remedies sought by the petition are the following requests: (i) the Company's repurchase of the approximately 2.8 million shares of Zapata common stock owned by the Holt Affiliates for $15.6 million, an amount that represents a premium of approximately $4.7 million, or more than 40%, over the market value of such number of shares based on the closing price of Common Stock on November 16, 1995; (ii) the disgorgement to the Holt Affiliates of Zapata's profit to be made on its sale of Energy Industries; or
(iii) money damages based on the alleged lower value of the Common Stock had the alleged misrepresentations not been made. The Company believes that the petition and the allegations made therein are without merit and intends to defend the case vigorously.

  Zapata is defending various claims and litigation arising from continuing and discontinued operations. In the opinion of management, uninsured losses, if any, resulting from these matters and from the matters discussed above will not have a material adverse effect on Zapata's results of operations, cash flows or financial position.

NOTE 12. FINANCIAL INSTRUMENTS

 Concentrations of Credit Risk

  As indicated in the industry segment information which appears in Note 16, the market for the Company's services and products is primarily related to the marine protein operations whose customers consist primarily of domestic feed producers. The Company performs ongoing credit evaluations of its customers and generally does not require material collateral. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations.

                               ZAPATA CORPORATION

NOTE 12. FINANCIAL INSTRUMENTS--(CONTINUED)

  At September 30, 1995 and 1994 the Company had cash deposits concentrated primarily in three major banks. In addition, the Company had certificates of deposits, commercial paper and Eurodollar time deposits with a variety of companies and financial institutions with strong credit ratings. As a result of the foregoing, the Company believes that credit risk in such instruments is minimal.

NOTE 13. BENEFIT PLANS

 Qualified Defined Benefit Plans

  Zapata has two noncontributory defined benefit pension plans covering certain U.S. employees. Plan benefits are generally based on employees' years of service and compensation level. All of the costs of these plans are borne by Zapata. The plans have adopted an excess benefit formula integrated with covered compensation. Participants are 100% vested in the accrued benefit after five years of service.

  Net pension credits for 1995, 1994 and 1993 included the following components:

                                                        1995    1994    1993
                                                       ------  ------  -------
                                                          (IN THOUSANDS)
      Service cost--benefits earned during the year... $  567  $  692  $   660
      Interest cost on projected benefit obligations..  2,354   2,278    1,982
      Actual loss (gain) on plan assets............... (6,452) (2,730)   1,028
      Amortization of transition assets and other
       deferrals......................................  2,864    (546)  (5,445)
                                                       ------  ------  -------
        Net pension credit............................ $ (667) $ (306) $(1,775)
                                                       ======  ======  =======

  The Company's funding policy is to make contributions as required by applicable regulations. No contributions to the plans have been required since 1984. The plans' funded status and amounts recognized in the Company's balance sheet at September 30, 1995 and 1994 are presented below:

                                                               1995     1994
                                                              -------  -------
                                                              (IN THOUSANDS)
      Fair value of plan assets.............................. $43,242  $38,899
                                                              -------  -------
      Actuarial present value of benefit obligations:
        Vested benefits......................................  33,664   31,503
        Nonvested benefits...................................     348      782
                                                              -------  -------
        Accumulated benefit obligation.......................  34,012   32,285
        Additional benefits based on projected salary
         increases...........................................   1,741    2,126
                                                              -------  -------
        Projected benefit obligations........................  35,753   34,411
                                                              -------  -------
      Excess of plan assets over projected benefit
       obligations...........................................   7,489    4,488
      Unrecognized transition asset..........................  (5,861)  (6,698)
      Unrecognized prior service cost........................     123      151
      Unrecognized net loss..................................   8,404   11,547
                                                              -------  -------
      Prepaid pension cost................................... $10,155  $ 9,488
                                                              =======  =======

  The unrecognized transition assets at October 1, 1987, was $10.6 million, which is being amortized over 15 years. For 1995 and 1994 the actuarial present value of the projected benefit obligation was based on a 4.75% weighted average annual increase in salary levels and a 7.5% discount rate. Pension plan assets are

                               ZAPATA CORPORATION

NOTE 13. BENEFIT PLANS--(CONTINUED)
invested in cash, common and preferred stocks, short-term investments and insurance contracts. The projected long-term rate of return on plan assets was 9.0% in 1995 and 1994. The unrecognized net loss of $8.4 million at September 30, 1995 is expected to be reduced by future returns on plan assets and through decreases in future net pension credits.

  In 1986, Zapata terminated the Dredging Pension Plan (the "Dredging Plan") in connection with the sale of the assets of its dredging operations. Annuities were purchased with Executive Life Insurance Co. ("Executive Life") for terminated participants of the Dredging Plan. Subsequently Executive Life experienced financial difficulties resulting in a reduction of payments to the former participants of the Dredging Plan. The Company has negotiated a settlement with the U.S. Department of Labor that the Zapata Corporation Pension Plan would assume the liability associated with the reduction in benefits of the Dredging Plan participants. The settlement is subject to approval of the Internal Revenue Service. The accumulated benefit obligation at September 30, 1995 that would be assumed by the plan is estimated to be $2.3 million, of which $1.4 million has been expensed in the 1994 income statement as other expense.

 Supplemental Retirement Plan

  Effective April 1, 1992, Zapata adopted a supplemental pension plan, which provides supplemental retirement payments to senior executives of Zapata. The amounts of such payments will be equal to the difference between the amounts received under the applicable pension plan, and the amounts that would otherwise be received if pension plan payments were not reduced as the result of the limitations upon compensation and benefits imposed by federal law. Effective December 1994, the supplemental pension plan was frozen.

  For 1994 and 1993, the actuarial present value of the projected benefit obligations was based on weighted-average annual increase in salary levels of 2.1%. For 1995, 1994 and 1993 the discount rate was 7.5%.

  Net pension expense for 1995, 1994 and 1993 included the following components:

                                                                 1995 1994 1993
                                                                 ---- ---- ----
                                                                 (IN THOUSANDS)
      Service cost--benefits earned during the year............. $--  $ 68 $ 86
      Interest cost on projected benefit obligations............  67    72   53
      Amortization of prior service cost........................  --   487   87
                                                                 ---  ---- ----
        Net pension expense..................................... $67  $627 $226
                                                                 ===  ==== ====

                               ZAPATA CORPORATION

NOTE 13. BENEFIT PLANS--(CONTINUED)

  No contributions to the plan have been required since the plan is unfunded. The plan's funded status and amounts recognized in the Company's balance sheet at September 30, 1995 and 1994 are presented below:

                                                                   1995   1994
                                                                   -----  -----
                                                                       (IN
                                                                   THOUSANDS)
      Fair value of plan assets................................... $  --  $  --
                                                                   -----  -----
      Actuarial present value of benefit obligations:
        Vested benefits...........................................   950    935
        Nonvested benefits........................................    --     --
                                                                   -----  -----
        Accumulated benefit obligation............................   950    935
        Additional benefits based on projected salary increases...    --     --
                                                                   -----  -----
        Projected benefit obligation..............................   950    935
                                                                   -----  -----
      Excess of projected benefit obligations over plan assets....  (950)  (935)
      Unrecognized net loss.......................................    --     --
      Unrecognized prior service costs............................    --     --
      Additional minimum liability................................    --     --
                                                                   -----  -----
      Unfunded accrued liability.................................. $(950) $(935)
                                                                   =====  =====

 Qualified Defined Contribution Plan

  The Company sponsors a defined contribution plan, the Zapata Profit Sharing Plan (the "Plan"), for certain eligible employees of the Company. Effective October 1, 1994, the Company merged a defined contribution plan of Zapata Protein with and into the Plan. The Company's combined contributions to these plans totalled $573,225, $577,903 and $473,034 in 1995, 1994 and 1993,
respectively. The Company's contributions are based on employee earnings and contributions.

NOTE 14. RELATED PARTY TRANSACTIONS

  In August 1995, Zapata acquired 31% of the outstanding common stock of Envirodyne for $18.8 million from a trust controlled by Malcolm Glazer, Chairman of the Board of Zapata and a director of Envirodyne. Zapata paid the purchase price by issuing to the seller a subordinated promissory note bearing interest at prime and maturing in August 1997, subject to prepayment at the Company's option. The Company has since prepaid approximately $15.6 million on the promissory note.

  During 1995 and 1994, Zapata made purchases totalling $10.4 million and $7.3 million from a company owned by a shareholder and former director of Zapata. At September 30, 1995, Zapata owed $326,000 related to these purchases.

  Zapata received $7,000, $317,000 and $249,000 in 1995, 1994 and 1993,
respectively, from a former director of the Company for use of the Company's executive aircraft under an arrangement which provided for full recovery of expenses associated with such use.

  During 1995, 1994 and 1993, Zapata received $24,000, $104,000 and $31,000, respectively, from Norex associated with an administrative services arrangement pursuant to which Zapata provided office space and certain administrative services to Norex. See Note 7 and Note 9 for discussions of additional transactions with Norex.

                               ZAPATA CORPORATION

NOTE 15. OIL AND GAS OPERATIONS (UNAUDITED)

  The following information concerning Zapata's oil and gas operations has been prepared in accordance with Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities" ("SFAS No. 69"), and applicable Securities and Exchange Commission (the "SEC") regulations.

  In September 1994, Zapata's Board of Directors announced that the Company would immediately undertake efforts to sell its U.S. natural gas producing properties. The six properties in the Gulf of Mexico, representing Zapata's domestic oil and gas producing operations, were sold during fiscal 1995. The Company completed the sale of its domestic properties in August 1995. Zapata received cash of $4.0 million and recorded an $8.9 million receivable representing (i) a production payment entitling Zapata to a share of revenues from certain properties and (ii) a share of future proceeds from a revenue sharing agreement. No gain or loss was recorded from the sales. The decision to sell its U.S. natural gas producing properties did not impact Zapata's Bolivian oil and gas operations.

  The information concerning capitalized costs of oil and gas properties, costs incurred in property acquisition, exploration and development, and operating results from oil and gas producing activities is taken from Zapata's accounting records with the exception of income taxes. Income tax provisions are calculated using statutory tax rates and reflect permanent differences and tax credits and allowances relating to oil and gas operations that are reflected in the Company's consolidated income tax provision for each period. The pretax income from oil and gas producing activities does not agree with the oil and gas operations operating income in the industry segment information in Note 16 due to the exclusion of certain nonoperating expenses from the information shown as required by SFAS No. 69.

                               ZAPATA CORPORATION

NOTE 15. OIL AND GAS OPERATIONS (UNAUDITED)--(CONTINUED)

                  CAPITALIZED COSTS OF OIL AND GAS PROPERTIES

                                                     UNITED
                                                     STATES   BOLIVIA   TOTAL
                                                    --------  -------  --------
                                                         (IN THOUSANDS)
1995
Capitalized costs
  Evaluated properties............................. $     --  $3,359   $  3,359
Accumulated depreciation, depletion and
 amortization......................................       --    (245)      (245)
                                                    --------  ------   --------
Net capitalized costs.............................. $     --  $3,114   $  3,114
                                                    ========  ======   ========
1994
Capitalized costs
  Evaluated properties............................. $ 74,872  $2,194   $ 77,066
Accumulated depreciation, depletion and
 amortization......................................  (60,794)    (55)   (60,849)
                                                    --------  ------   --------
Net capitalized costs.............................. $ 14,078  $2,139   $ 16,217
                                                    ========  ======   ========

                    COSTS INCURRED IN PROPERTY ACQUISITION,
                     EXPLORATION AND DEVELOPMENT ACTIVITIES

                                                     UNITED
                                                     STATES   BOLIVIA  TOTAL
                                                    --------  ------- --------
                                                         (IN THOUSANDS)
1995
Expenditures:
  Acquisition of unproved properties............... $     --  $  103  $    103
  Development......................................      335   1,061     1,396
  Sale of proved properties........................  (11,732)     --   (11,732)
                                                    --------  ------  --------
                                                    $(11,397) $1,164  $(10,233)
                                                    ========  ======  ========
1994
Expenditures:
  Development...................................... $  9,598  $2,194  $ 11,792
                                                    ========  ======  ========
1993
Expenditures:
  Acquisition of unproved properties............... $     12  $   --  $     12
  Development......................................     (466)     --      (466)
                                                    --------  ------  --------
                                                    $  (454)  $   --  $   (454)
                                                    ========  ======  ========

                               ZAPATA CORPORATION

NOTE 15. OIL AND GAS OPERATIONS (UNAUDITED)--(CONTINUED)
           RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES

                                                     UNITED
                                                     STATES   BOLIVIA  TOTAL
                                                    --------  ------- --------
                                                         (IN THOUSANDS)
1995
Revenues........................................... $  5,400  $2,709  $  8,109
Production costs...................................    3,156   1,097     4,253
Depreciation, depletion and amortization...........    2,666     190     2,856
                                                    --------  ------  --------
Income before income taxes*........................     (422)  1,422     1,000
Income taxes.......................................     (143)    483       340
                                                    --------  ------  --------
Net income (loss)*................................. $   (279) $  939  $    660
                                                    ========  ======  ========
1994
Revenues........................................... $  8,432  $4,117  $ 12,549
Production costs...................................    5,750     518     6,268
Depreciation, depletion and amortization...........   33,715      55    33,770
                                                    --------  ------  --------
Income before income taxes*........................  (31,033)  3,544   (27,489)
Income taxes.......................................  (10,551)  1,205    (9,346)
                                                    --------  ------  --------
Net income (loss)*................................. $(20,482) $2,339  $(18,143)
                                                    ========  ======  ========
1993
Revenues........................................... $ 17,011  $3,178  $ 20,189
Production costs...................................    5,642     107     5,749
Depreciation, depletion and amortization...........    7,688      --     7,688
                                                    --------  ------  --------
Income before income taxes*........................    3,681   3,071     6,752
Income taxes.......................................    1,252   1,044     2,296
                                                    --------  ------  --------
Net income*........................................ $  2,429  $2,027  $  4,456
                                                    ========  ======  ========

- - --------
 * Before deducting selling, general, administrative and interest expenses.

 Oil and gas reserves

  During fiscal 1995, the Company sold its U.S. oil and gas properties in the Gulf of Mexico for $12.9 million which equalled the net book values of the properties.

  The following table contains estimates of proved oil and gas reserves attributable to Zapata's interest in oil and gas properties, which were prepared primarily by independent petroleum reserve engineers (Huddleston & Co., Inc.). Proved reserves are the estimated quantities of natural gas and liquids (crude oil and condensate) which, based on analysis of geological and engineering data, appear with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Reservoirs are considered proved if economic productivity is supported by actual production or conclusive formation testing. Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

  It should be stressed that these reserve quantities are estimates and may be subject to substantial upward or downward revisions as indicated by past experience. The estimates are based on the most current and reliable information available; however, additional information obtained through future production

                               ZAPATA CORPORATION

NOTE 15. OIL AND GAS OPERATIONS (UNAUDITED)--(CONTINUED) experience and additional development of existing reservoirs may significantly alter previous estimates of proved reserves. Future changes in the level of hydrocarbon prices relative to the costs to develop and produce reserves can also result in substantial revisions to proved reserve estimates.

  These estimates relate only to those reserves which meet the SEC's definition of proved reserves and do not consider probable reserves and the likelihood of their recovery which, if considered, could result in substantial increases in reported reserves. Future secondary recovery efforts could also yield additional reserves.

                        NATURAL GAS AND LIQUIDS RESERVES

                                     UNITED STATES    BOLIVIA         TOTAL
                                     -------------  ------------  -------------
                                     LIQUIDS  GAS   LIQUIDS GAS   LIQUIDS  GAS
                                     ------- -----  ------- ----  ------- -----
                                     (LIQUIDS IN MILLIONS OF BARRELS, GAS IN
                                             BILLIONS OF CUBIC FEET)
Proved reserves as of
  September 30, 1992................    .4    48.5     .7   21.2    1.1    69.7
  Revisions of previous estimates...    --    (1.1)    --    3.0     --     1.9
  Production........................    --    (7.0)    --   (1.7)    --    (8.7)
  Purchase of reserves in place.....    --      .4     --     --     --      .4
                                       ---   -----    ---   ----    ---   -----
Proved reserves as of
  September 30, 1993................    .4    40.8     .7   22.5    1.1    63.3
  Revisions of previous estimates...    .1    (2.8)    .1    6.7     .2     3.9
  Production........................   (.1)   (3.3)   (.1)  (1.9)   (.2)   (5.2)
                                       ---   -----    ---   ----    ---   -----
Proved reserves as of
  September 30, 1994................    .4    34.7     .7   27.3    1.1    62.0
  Revisions of previous estimates...    --      --     --    3.9     --     3.9
  Production........................   (.1)   (3.0)    --   (1.7)   (.1)   (4.7)
  Sale of reserves in place.........   (.3)  (31.7)    --     --    (.3)  (31.7)
                                       ---   -----    ---   ----    ---   -----
Proved reserves as of
  September 30, 1995................    --      --     .7   29.5     .7    29.5
                                       ===   =====    ===   ====    ===   =====
Proved developed reserves as of
  September 30, 1993................    .2    28.2     .7   22.5     .9    50.7
  September 30, 1994................    .2    27.4     .7   27.3     .9    54.7
  September 30, 1995................    --      --     .7   29.5     .7    29.5

 Standardized measure of discounted future net cash flows

  The information presented below concerning the net present value of after-tax cash flows for Zapata's oil and gas producing operations is required by SFAS No. 69 in an attempt to make comparable information concerning oil and gas producing operations available for financial statement users. The information is based on proved reserves as of September 30 for each fiscal year and has been prepared in the following manner:

    1. Estimates were made of the future periods in which proved reserves would be produced based on year-end economic conditions.

    2. The estimated future production streams of proved reserves have been priced using year-end prices with the exception that future prices of gas have been increased for fixed and determinable escalation provisions in existing contracts.

                               ZAPATA CORPORATION

NOTE 15. OIL AND GAS OPERATIONS (UNAUDITED)--(CONTINUED)

    3. The resulting future gross cash inflows have been reduced by the estimated future costs to develop and produce the proved reserves at year-end cost levels.

    4. Income tax payments have been computed at statutory rates based on the net future cash inflows, the remaining tax basis in oil and gas properties and permanent differences between book and tax income and tax credits or other tax benefits available related to the oil and gas operations.

    5. The resulting after-tax future net cash flows are discounted to present value amounts by applying a 10% annual discount factor.

  Effective April 1, 1984, the Company changed from accrual to cash basis revenue recognition for sales from its Bolivia properties in light of economic and political conditions in Bolivia. Based on the Bolivian oil and gas company's performance under renegotiated contracts and improved operating conditions, Zapata returned to the accrual method of accounting for its Bolivian oil and gas operations in fiscal 1994. In 1994 Zapata participated in drilling two exploratory wells in its Bolivian operation. In 1995, Zapata participated in drilling an additional exploratory well. The standardized measure information below excludes cash flow information relating to the Bolivian properties prior to 1994.

  The net present value of future cash flows, computed as prescribed by SFAS No. 69, should not be construed as the fair value of Zapata's oil and gas operations. The computation is based on assumptions that in some cases may not be realistic and estimates that are subject to substantial uncertainties. Since the discounted cash flows are based on proved reserves as defined by the SEC, they are subject to the same uncertainties and limitations inherent in the reserve estimates, which include among others, no consideration of probable reserves and stable hydrocarbon prices at year-end levels. The use of a 10% discount factor by all companies does not provide a basis for quantifying differences in risk with respect to oil and gas operations among different companies. The computations also ignore the impact future exploration and development activities may have on profitability.

                               ZAPATA CORPORATION

NOTE 15. OIL AND GAS OPERATIONS (UNAUDITED)--(CONTINUED)

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                          RELATING TO PROVED RESERVES

                                                       UNITED
                                                       STATES  BOLIVIA  TOTAL
                                                      -------- ------- --------
                                                           (IN THOUSANDS)
1995
  Estimated future cash flows
    Revenues from hydrocarbon sales.................. $     -- $46,512 $ 46,512
    Production costs.................................       --  18,621   18,621
    Development costs................................       --     775      775
                                                      -------- ------- --------
  Future net cash flows before income taxes..........       --  27,116   27,116
  Estimated income tax payments......................       --   8,356    8,356
                                                      -------- ------- --------
  Future net cash flows..............................       --  18,760   18,760
  10% discount.......................................       --   8,359    8,359
                                                      -------- ------- --------
  Standardized measure of discounted future net cash
   flows............................................. $     -- $10,401 $ 10,401
                                                      ======== ======= ========
1994
  Estimated future cash flows
    Revenues from hydrocarbon sales.................. $ 51,380 $44,473 $ 95,853
    Production costs.................................   19,132  12,010   31,142
    Development costs................................    7,899     825    8,724
    Dismantlement and abandonment....................    7,924            7,924
                                                      -------- ------- --------
  Future net cash flows before income taxes..........   16,425  31,638   48,063
  Estimated income tax payments......................      941  10,165   11,106
                                                      -------- ------- --------
  Future net cash flows..............................   15,484  21,473   36,957
  10% discount.......................................    1,570  10,142   11,712
                                                      -------- ------- --------
  Standardized measure of discounted future net cash
   flows............................................. $ 13,914 $11,331 $ 25,245
                                                      ======== ======= ========
1993
  Estimated future cash flows
    Revenues from hydrocarbon sales.................. $104,889 $    -- $104,889
    Production costs.................................   28,399      --   28,399
    Development costs................................   14,960      --   14,960
                                                      -------- ------- --------
  Future net cash flows before income taxes..........   61,530      --   61,530
  Estimated income tax payments......................   11,283      --   11,283
                                                      -------- ------- --------
  Future net cash flows..............................   50,247      --   50,247
  10% discount.......................................   12,345      --   12,345
                                                      -------- ------- --------
  Standardized measure of discounted future net cash
   flows............................................. $ 37,902 $    -- $ 37,902
                                                      ======== ======= ========

                               ZAPATA CORPORATION

NOTE 15. OIL AND GAS OPERATIONS (UNAUDITED)--(CONTINUED)

              CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE
                   NET CASH FLOWS RELATING TO PROVED RESERVES

                                                     1995      1994      1993
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
Standardized measure, beginning of year--U.S.....  $ 13,914  $ 37,902  $ 47,002
Standardized measure, beginning of year--Bolivia.    11,331    10,312        --
  Change in sales prices, net of production
   costs.........................................    (4,267)  (24,990)    8,163
  Costs incurred or transferred into the
   amortization pool during the period that
   reduced estimated future development costs....       825     4,975        --
  Changes in estimated future development and
   abandonment costs.............................     9,493    (4,638)   (4,679)
  Sales, net of production costs.................    (3,856)   (6,281)  (11,369)
  Revisions of quantity estimates................     2,020     3,243    (1,800)
  Purchase (sales) of reserves in-place..........   (29,399)              1,098
  Accretion of discount..........................     3,032     4,283     5,397
  Net change in income taxes.....................     1,023      (149)    2,048
  Changes in production rates and other..........     6,285       588    (7,958)
                                                   --------  --------  --------
Standardized measure, end of year................  $ 10,401  $ 25,245  $ 37,902
                                                   ========  ========  ========

NOTE 16. INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION (UNAUDITED)

  Zapata's continuing businesses are comprised of two industry segments operating in the U.S. and one foreign country. The marine protein segment is engaged in menhaden fishing for the production of fish meal and fish oil in the U.S. The oil and gas segment was engaged in the production of crude oil and natural gas in the U.S. and Bolivia. In 1995, the Company sold its domestic oil and gas properties; the Bolivian operations were retained. Export sales of fish oil and fish meal were approximately $26.7 million, $25.8 million and $12.8 million in 1995, 1994 and 1993, respectively. Such sales were made primarily to European markets. In 1995, net sales to one customer by the marine protein segment were approximately $12.3 million.

                               ZAPATA CORPORATION

NOTE 16. INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION (UNAUDITED)--(CONTINUED)

                          INDUSTRY SEGMENT INFORMATION

                                   OPERATING                   DEPRECIATION,
                                    INCOME       IDENTIFIABLE  DEPLETION AND   CAPITAL
YEAR ENDED SEPTEMBER 30,  REVENUES  (LOSS)          ASSETS     AMORTIZATION  EXPENDITURES
- - ------------------------  -------- ---------     ------------  ------------- ------------
                                                (IN THOUSANDS)
1995
Marine protein..........  $ 94,959 $ (6,437)(1)    $ 85,012       $14,977(1)   $ 5,573
Oil and gas.............     8,109      658          13,571         2,856        1,767
Corporate...............        --   (3,441)         38,914           115            1
                          -------- --------        --------       -------      -------
                          $103,068 $ (9,220)       $137,497       $17,948      $ 7,341
                          ======== ========        ========       =======      =======
1994
Marine protein..........  $ 96,614 $  5,445        $ 87,565       $ 4,535      $ 3,671
Oil and gas.............    12,549  (28,285)(3)      20,062        33,770(3)    11,792
Corporate...............        --   (8,767)         44,044(2)      2,321           67
                          -------- --------        --------       -------      -------
                          $109,163 $(31,607)       $151,671       $40,626      $15,530
                          ======== ========        ========       =======      =======
1993
Marine protein..........  $ 58,565 $  4,296        $ 92,728       $ 4,510      $ 1,477
Oil and gas.............    20,189    6,032          41,630         7,688        1,327
Corporate...............        --   (6,769)        169,888(2)        378            8
                          -------- --------        --------       -------      -------
                          $ 78,754 $  3,559        $304,246       $12,576      $ 2,812
                          ======== ========        ========       =======      =======

- - --------
(1) Includes a $12.3 million provision for asset impairment to reduce the marine protein assets to their fair market value as a result of adopting SFAS 121.
(2) Includes Zapata's investment in Tidewater. See Note 6.
(3) Includes a $29.2 million provision for oil and gas property valuation required as a result of low gas prices and a revision of estimated future costs.

                               ZAPATA CORPORATION

NOTE 17. QUARTERLY FINANCIAL DATA (UNAUDITED)

                       CONSOLIDATED QUARTERLY INFORMATION

                                       THREE MONTHS ENDED
                                --------------------------------------------
                                DEC. 31    MAR. 31     JUN. 30      SEP. 30
                                -------    -------     --------     --------
                                 (IN THOUSANDS, EXCEPT PER SHARE
                                            AMOUNTS)
FISCAL 1995
Revenues......................  $22,357    $22,237     $ 24,199     $ 34,275
                                =======    =======     ========     ========
Operating income (loss).......  $   311    $  (202)    $(11,129)(2) $  1,800
Other income (expense), net...      145      4,434 (1)     (382)      (4,000)(4)
Provision (benefit) for income
 taxes........................      181      1,518       (3,964)        (914)
                                -------    -------     --------     --------
Income (loss) from continuing
 operations...................      275      2,714       (7,547)      (1,286)
Income (loss) from
 discontinued operations......      473        217          405           56
Reversal of reserve for loss
 on disposition, net of income
 taxes........................       --         --        8,897 (3)       --
                                -------    -------     --------     --------
Net income (loss).............  $   748    $ 2,931     $  1,755     $ (1,230)
                                =======    =======     ========     ========
Per share:
Income (loss) from continuing
 operations...................  $  0.01    $  0.08     $  (0.25)    $  (0.04)
Income from discontinued
 operations...................     0.01       0.01         0.31           --
                                -------    -------     --------     --------
Net income (loss).............  $  0.02    $  0.09     $   0.06     $  (0.04)
                                =======    =======     ========     ========
FISCAL 1994
Revenues......................  $24,126    $24,739     $ 22,729     $ 37,569
                                =======    =======     ========     ========
Operating income (loss).......  $   606    $   692     $(18,045)(7) $(14,860)(8)
Other income (expense), net...   26,445(5)   3,382 (6)    2,437       (2,086)
Provision (benefit) for income
 taxes........................    9,526      1,668       (5,393)      (6,373)
                                -------    -------     --------     --------
Income (loss) from continuing
 operations...................   17,525      2,406      (10,215)     (10,573)
Income (loss) from
 discontinued operations......     (197)      (134)         641        1,125
Loss on disposition, net of
 income taxes.................       --         --           --       (8,897)(9)
                                -------    -------     --------     --------
Net income (loss).............  $17,328    $ 2,272     $ (9,574)    $(18,345)
                                =======    =======     ========     ========
Per share:
Income (loss) from continuing
 operations...................  $  0.56    $  0.07     $  (0.33)    $  (0.34)
Income (loss) from
 discontinued operations......       --         --         0.02        (0.24)
                                -------    -------     --------     --------
Net income (loss).............  $  0.56    $  0.07     $  (0.31)    $  (0.58)
                                =======    =======     ========     ========

- - --------
(1) Includes a pretax gain of $4.8 million from the sale of 673,077 shares of Tidewater common stock.
(2) Includes a $12.3 million pretax provision for asset impairment to reduce the marine protein assets to their estimated fair market value that was recorded in the third and fourth fiscal quarters.
(3) Includes the reversal of an $8.9 million after-tax loss due to the decision to retain Zapata Protein.
(4) Includes a $2.8 million write-down of an investment in Wherehouse Entertainment, Inc. debentures.
(5) Includes a pretax gain of $33.9 million from the sale of 3.75 million shares of Tidewater common stock and a $6.8 million prepayment penalty in connection with the partial prepayment of Zapata's indebtedness to Norex.
(6) Includes a pretax gain of $3.6 million from the sale of 375,175 shares of Tidewater common stock.
(7) Includes an $18.8 million valuation provision for oil and gas property valuation.
(8) Includes a $10.4 million valuation provision for oil and gas property valuation.
(9) Includes the estimated loss to be realized on disposal of the marine protein operations.

                               ZAPATA CORPORATION

NOTE 18. SUBSEQUENT EVENT

  On December 15, 1995, Zapata completed the Energy Industries Sale after receiving stockholder approval. Pursuant to the Purchase Agreement, Weatherford Enterra purchased from the Company all of the assets of Energy Industries. Consideration received by the Company was approximately $131 million in cash and the assumption of certain current liabilities of Energy Industries by Weatherford Enterra, subject to final post-closing adjustments. The cash portion of the consideration represented a purchase price of $130 million, as adjusted by a closing date net adjustment provided for in the Purchase Agreement. The Energy Industries Sale will result in an after-tax book gain of approximately $14.0 million which will be recognized by the Company in fiscal 1996.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

  On February 23, 1994, the Board of Directors of Zapata Corporation decided to change the Company's principal independent accountants from Arthur Andersen & Co. ("Arthur Andersen") to Coopers & Lybrand L.L.P. During the Company's two most recently-completed fiscal years and the subsequent interim period preceding such change there were no disagreements with Arthur Andersen on any matters of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make a reference to the subject matter of the disagreement in connection with its report. Arthur Andersen's report on the Company's financial statements for the two years prior to dismissal did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

  Pursuant to General Instruction G of Form 10-K, the information called for by
Item 10 of Part III of Form 10-K is incorporated by reference to the information set forth in the Company's definitive proxy statement relating to the 1996 Annual Meeting of Stockholders of the Company (the "1996 Proxy Statement") to be filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in response to Items 401 and 405 of Regulation S-K under the Securities Act of 1933, as amended, and the Exchange Act ("Regulation S-K"), or if the 1996 Proxy Statement is not so filed within 120 days after September 30, 1995 such information will be included in an amendment to this report filed not later than the end of such period. Reference is also made to the information appearing in Item 1 of Part I of this Annual Report on Form 10-K under the caption "Business and Properties-- Executive Officers of the Registrant."

ITEM 11. EXECUTIVE COMPENSATION.

  Pursuant to General Instruction G of Form 10-K, the information called for by
Item 11 of Part III of Form 10-K is incorporated by reference to the information set forth in the 1996 Proxy Statement in response to Item 402 of Regulation S-K, or if the 1996 Proxy Statement is not so filed within 120 days after September 30, 1995 such information will be included in an amendment to this report filed not later than the end of such period.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

  Pursuant to General Instruction G of Form 10-K, the information called for by
Item 12 of Part III of Form 10-K is incorporated by reference to the information set forth in the 1996 Proxy Statement in response to Item 403 of Regulation S-K, or if the 1996 Proxy Statement is not so filed within 120 days after September 30, 1995 such information will be included in an amendment to this report filed not later than the end of such period.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

  Pursuant to General Instruction G of Form 10-K, the information called for by
Item 13 of Part III of Form 10-K is incorporated by reference to the information set forth in the 1996 Proxy Statement in response to Item 404 of Regulation S-K, or if the 1996 Proxy Statement is not so filed within 120 days after September 30, 1995 such information will be included in an amendment to this report filed not later than the end of such period.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

  (A) LIST OF DOCUMENTS FILED.

                                                                           PAGE
                                                                           ----
(1) Consolidated financial statements, Zapata Corporation and subsidiary companies--
     Report of Coopers & Lybrand L.L.P., independent public accountants...  23
     Report of Arthur Andersen LLP independent public accountants, dated
      December 17, 1993...................................................  24
     Consolidated balance sheet--September 30, 1995 and 1994..............  25
     Consolidated statement of operations for the years ended September
      30, 1995, 1994 and 1993.............................................  27
     Consolidated statement of cash flows for the years ended September
      30, 1995, 1994 and 1993.............................................  28
     Consolidated statement of stockholders' equity for the years ended
      September 30, 1995, 1994 and 1993...................................  29
     Notes to consolidated financial statements...........................  30
(2) Supplemental Schedule:
     Report of Coopers & Lybrand L.L.P., independent public accountants...  65
     I--Zapata Corporation (parent company financial statements)
      as of and for the years ended September 30, 1995 and 1994...........  66

  All schedules, except those listed above, have been omitted since the information required to be submitted has been included in the financial statements or notes or has been omitted as not applicable or not required.

  (3) Exhibits

The exhibits indicated by an asterisk (*) are incorporated by reference.

 EXHIBIT
 NUMBER                            DESCRIPTION OF EXHIBIT
 -------                           ----------------------
     2(a)* --Agreement dated as of September 20, 1995 by and among Zapata
             Corporation, Energy Industries, Inc., Zapata Energy Industries, L.
             P., Enterra Corporation and Enterra Compression Company (Exhibit 2
             to Current Report on Form 8-K dated September 20, 1995 (File No.
             1-4219)).
     3(a)* --Restated Certificate of Incorporation of Zapata filed with
             Secretary of State of Delaware May 3, 1994 (Exhibit 3(a) to Current
             Report on Form 8-K dated April 27, 1994 (File No. 1-4219)).
     3(b)* --Certificate of Designation, Preferences and Rights of $1 Preference
             Stock (Exhibit 3(c) to Zapata's Quarterly Report on Form 10-Q for
             the fiscal quarter ended March 31, 1993 (File No. 1-4219)).
     3(c)* --Certificate of Designation, Preferences and Rights of $100
             Preference Stock (Exhibit 3(d) to Zapata's Quarterly Report on Form
             10-Q for the fiscal quarter ended March 31, 1993 (File
             No. 1-4219)).
     3(d)  --By-laws of Zapata, as amended effective November 21, 1995.
     4(a)* --Second Amended and Restated Master Restructuring Agreement, dated as of April 16, 1993, between Zapata and Norex Drilling Ltd.
             (Exhibit 12 to Zapata's Amendment No. 3 to Schedule 13D dated April
             30, 1993).
     4(b)* --First Amendment to Second Amended and Restated Master Restructuring
             Agreement dated as of May 17, 1993 between Zapata and Norex
             Drilling Ltd. (Exhibit 4(c) to Zapata's Registration Statement on
             Form S-1 (File No. 33-68034)).

 EXHIBIT
 NUMBER                            DESCRIPTION OF EXHIBIT
 -------                           ----------------------
     4(c)* --Second Amendment to Second Amended and Restated Master
             Restructuring Agreement, dated as of December 17, 1993, between
             Zapata and Norex Drilling Ltd. (Exhibit 4(c) to Zapata's Annual
             Report on Form 10-K for the fiscal year ended September 30, 1993
             (File No. 1-4219)).
     4(d)* --Securities Liquidity Agreement, dated as of December 19, 1990, by and among Zapata and each of the securities holders party thereto
             (Exhibit 4(b) to Zapata's Annual Report on Form 10-K for the fiscal year ended September 30, 1990 (File No. 1-4219)).
     4(e)* --Consent Letter and Waiver dated as of March 7, 1995, by and between
             Norex America, Inc. and Zapata (Exhibit 4(e) to Zapata's Quarterly
             Report on Form 10-Q for the fiscal quarter ended March 31, 1995
             (File No. 1-4219)).

  Certain instruments respecting long-term debt of Zapata and its subsidiaries have been omitted pursuant to Regulation S-K, Item 601. Zapata hereby agrees to furnish a copy of any such instrument to the Commission upon request.

  10(a)*+ --Zapata 1990 Stock Option Plan (Exhibit 10(b) to Zapata's Annual
            Report on Form 10-K for the fiscal year ended September 30, 1990
            (File No. 1-4219)).
  10(b)*+ --First Amendment to Zapata 1990 Stock Option Plan (Exhibit 10(c) to
            Zapata's Registration Statement on Form S-1 (Registration No. 33-
            40286)).
  10(c)*+ --Zapata Special Incentive Plan, as amended and restated effective
            February 6, 1992 (Exhibit 10(a) to Zapata's Quarterly Report on Form
            10-Q for the quarter ended March 31, 1992 (File No. 1-4219)).
  10(d)*+ --Zapata 1981 Stock Incentive Plan, as amended and restated effective
            February 12, 1986 (Exhibit 19(a) to Zapata's Quarterly Report on
            Form 10-Q for the fiscal quarter ended March 31, 1986 (File
            No. 1-4219)).
  10(e)*+ --Zapata Supplemental Pension Plan effective as of April 1, 1992
            (Exhibit 10(b) to Zapata's Quarterly Report on Form 10-Q for the quarter ended March 31, 1992 (File No. 1-4219)).
  10(f)*+ --Zapata Annual Incentive Plan effective January 1, 1991 (Exhibit
            10(h) to Zapata's Registration Statement on Form S-1 (Registration
            No. 33-40286)).
  10(g)*+ --Cimarron Gas Companies, Inc. Incentive Appreciation Plan, effective as of September 30, 1992 (Exhibit 2(c) to Zapata's Current Report on
            Form 8-K dated November 24, 1992 (File No. 1-4219)).
  10(h)*+ --Noncompetition Agreement dated as of November 9, 1993 by and among Zapata and Peter M. Holt and Benjamin D. Holt, Jr. (Exhibit 10(q) to
            Zapata's Annual Report on form 10-K for the fiscal year ended
            September 30, 1994 (File No. 1-4219)).
  10(i)*+ --Termination Agreement between Cimarron Gas Companies, Inc. and James
            C. Jewett dated as of January 24, 1994 (Exhibit 10(a) to Zapata's
            Quarterly Report on Form 10-Q for the fiscal quarter ended December
            31, 1993 (File No. 1-4219)).
  10(j)*+ --Consulting Agreement dated as of July 1, 1994 between Zapata
            Corporation and Thomas H. Bowersox (Exhibit 10(w) to Zapata's Annual
            Report on Form 10-K for the fiscal year ended September 30, 1994
            (File No. 1-4219)).
  10(k)*+ --Consulting Agreement between Ronald C. Lassiter and Zapata dated as of July 15, 1994 (Exhibit 10(a) to Zapata's Quarterly Report on Form
            10-Q for the fiscal quarter ended June 30, 1994 (File No. 1-4219)).
  10(l)*+ --Employment Agreement between Lamar C. McIntyre and Zapata dated as of October 1, 1994 (Exhibit 10(v) to Zapata's Annual Report on Form
            10-K for the fiscal year ended September 30, 1994 (File
            No. 1-4219)).

  10(m)*+ --Purchase Agreement dated as of April 10, 1995 by and between Norex
            America, Inc. and Zapata relating to 2,250,000 shares of Zapata
            Common Stock (Exhibit 10(c) to Zapata's Quarterly Report on Form 10-
            Q for the fiscal quarter ended March 31, 1995 (File No. 1-4219)).
  10(n)*+ --Assignment and Assumption of Consulting Agreement effective as of
            July 1, 1995 by and between Zapata and Zapata Protein, Inc. (Exhibit
            10(b) to Zapata's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995 (File No. 1-4219)).
  10(o)   --Stock Purchase Agreement dated as of August 7, 1995 between Zapata
            Corporation and Malcolm I. Glazer.
  10(p)+  --Mutual Release Agreement dated as of December 1, 1995 by and among
            Zapata Corporation, Cimarron Gas Holding Company, Robert W. Jackson
            and the Robert W. Jackson Trust.
  21      --Subsidiaries of the Registrant.
  23(a)   --Consent of Huddleston & Co., Inc.
  23(b)   --Consent of Coopers & Lybrand L.L.P.
  23(c)   --Consent of Arthur Andersen LLP.
  24      --Powers of attorney.
  27      --Financial Data Schedule.

- - --------
+ Management contract or compensatory plan or arrangement required to be filed as an exhibit pursuant to the requirements of Item 14(c) of Form 10-K.

  (B) REPORTS ON FORM 8-K.

  Current Report on Form 8-K dated September 20, 1995 announcing (1) that Zapata, Energy Industries, Inc. and Zapata Energy Industries, L. P. (collectively "Energy Industries") had entered into an agreement with Enterra Corporation and Enterra Compression Company (collectively "Enterra") pursuant to which Enterra agreed to purchase substantially all of the assets, and assume certain liabilities, of Energy Industries; and (2) that the Malcolm I. Glazer Trust ("Trust") executed a letter to Enterra Corporation agreeing to vote the shares owned by the Trust in accordance with the recommendation of the Company's Board of Directors.


  (C) FINANCIAL STATEMENT SCHEDULE.

  Filed herewith as a financial statement schedule is the schedule supporting Zapata's consolidated financial statements listed under paragraph (a) of this Item, and the Independent Public Accountants' Report with respect thereto.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors,
Zapata Corporation

  Our report on the consolidated financial statements of Zapata Corporation and subsidiaries as of and for the years ended September 30, 1995 and 1994, is included on page 23 of this Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedule for the year ended September 30, 1995 listed in Item 14(a)(2) of this Form 10-K.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included herein.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
December 15, 1995

                                                                      SCHEDULE I

                               ZAPATA CORPORATION

                             (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEET

                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1995      1994
                                                            --------  --------
                                                             (IN THOUSANDS)
Current assets:
  Cash and cash equivalents................................ $  1,418  $ 11,096
  Receivables..............................................    1,361       700
  Prepaid expenses and other current assets................    1,961     1,918
                                                            --------  --------
    Total current assets...................................    4,740    13,714
                                                            --------  --------
Investments and other assets:
  Investments in and advances to subsidiaries*.............  155,135   175,029
  Investments in unconsolidated affiliates and equity
   securities..............................................   18,235    14,471
  Other assets.............................................   14,881     5,626
                                                            --------  --------
    Total investments and other assets.....................  188,251   195,126
                                                            --------  --------
Property and equipment:
  Cost.....................................................    3,363     5,213
  Accumulated depreciation, depletion and amortization.....   (3,080)   (3,316)
                                                            --------  --------
                                                                 283     1,897
                                                            --------  --------
    Total assets........................................... $193,274  $210,737
                                                            ========  ========
Current liabilities:
  Notes payable............................................ $    792  $     --
  Current maturities of long-term debt.....................    4,795        --
  Accrued liabilities......................................    1,597     2,871
  Accrued interest.........................................      513       533
  Income taxes payable.....................................       16       268
                                                            --------  --------
    Total current liabilities..............................    7,713     3,672
                                                            --------  --------
Long-term debt.............................................   28,674    43,363
                                                            --------  --------
Other liabilities..........................................   11,597     9,160
                                                            --------  --------
Stockholders' equity.......................................  145,290   154,542
                                                            --------  --------
    Total liabilities and stockholders' equity............. $193,274  $210,737
                                                            ========  ========

- - --------
 * Eliminated in consolidation.

  This condensed statement should be read in conjunction with the Consolidated Financial Statements and Notes thereto which are included in Item 8 herein.

                                                                      SCHEDULE I
                                                                     (continued)

                               ZAPATA CORPORATION

                             (PARENT COMPANY ONLY)

                       CONDENSED STATEMENT OF OPERATIONS

                                                              SEPTEMBER 30,
                                                             -----------------
                                                              1995      1994
                                                             -------  --------
                                                              (IN THOUSANDS)
Expenses:
  Depreciation.............................................. $   115  $  2,321
  General and administrative................................   1,693     4,127
                                                             -------  --------
                                                               1,808     6,448
                                                             -------  --------
Operating loss..............................................  (1,808)   (6,448)
                                                             -------  --------
Other income (expense):
  Interest income...........................................     468       841
  Interest expense..........................................  (1,586)   (3,949)
  Gain on sale of Tidewater common stock....................   4,811    37,457
  Equity in income (loss) of subsidiaries...................   1,967   (23,897)
  Other.....................................................   1,584    (4,429)
                                                             -------  --------
                                                               7,244     6,023
                                                             -------  --------
Income (loss) before income taxes...........................   5,436      (425)
Provision (benefit) for income taxes........................   1,232     7,894
                                                             -------  --------
Net income (loss)........................................... $ 4,204  $ (8,319)
                                                             =======  ========

        This condensed statement should be read in conjunction with the Consolidated Financial Statements and Notes thereto which are included in Item
                                   8 herein.

                                                                      SCHEDULE I
                                                                     (continued)

                               ZAPATA CORPORATION

                             (PARENT COMPANY ONLY)

                       CONDENSED STATEMENT OF CASH FLOWS

                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1995      1994
                                                            --------  --------
                                                             (IN THOUSANDS)
Cash flow used by operating activities:
  Net income (loss)........................................ $  4,204  $ (8,319)
                                                            --------  --------
  Adjustments to reconcile net income (loss) to net cash
   used by operating activities:
    Depreciation...........................................      115     2,321
    Gain on sale of assets.................................   (5,268)  (37,457)
    Equity in loss of subsidiaries.........................    2,686    23,897
    Changes in assets and liabilities:
      Receivables..........................................     (661)     (700)
      Accounts payable and accrued liabilities.............     (444)     (991)
      Deferred income taxes................................    1,443    (4,137)
      Other assets and liabilities.........................   (5,388)    5,844
                                                            --------  --------
        Total adjustments..................................   (7,517)  (11,223)
                                                            --------  --------
        Net cash provided (used) by operating activities...   (3,313)  (19,542)
                                                            --------  --------
Cash flow provided by investing activities:
  Proceeds from sale of assets.............................   14,481    85,853
  Restricted cash investments..............................       --    74,083
  Advances from subsidiaries...............................   20,127    23,137
  Business acquisitions, net of cash acquired..............       --   (73,222)
  Capital expenditures.....................................       (1)      (67)
                                                            --------  --------
        Net cash provided by investing activities..........   34,607   109,784
                                                            --------  --------
Cash flow used by financing activities:
  Borrowings...............................................    1,419        --
  Principal payments of long-term obligations..............  (29,475)  (85,524)
  Common stock buyback.....................................   (9,508)       --
  Preferred stock redemption...............................   (2,255)   (2,245)
  Dividend payments........................................   (1,153)   (1,566)
                                                            --------  --------
        Net cash used by financing activities..............  (40,972)  (89,335)
                                                            --------  --------
Net increase (decrease) in cash and cash equivalents.......   (9,678)      907
Cash and cash equivalents at beginning of year.............   11,096    10,189
                                                            --------  --------
Cash and cash equivalents at end of year................... $  1,418  $ 11,096
                                                            ========  ========

        This condensed statement should be read in conjunction with the Consolidated Financial Statements and Notes thereto which are included in Item
                                   8 herein.

                                                                      SCHEDULE I
                                                                     (concluded)

                               ZAPATA CORPORATION

                             (PARENT COMPANY ONLY)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1. LONG-TERM OBLIGATION

  Zapata Corporation leases office space in accordance with an agreement that expires in August 2002. Such office space has been fully subleased. In accordance with the lease agreement annual payments are approximately $480,000 until August 31, 1997 and approximately $629,000 thereafter, however, the lease payments are fully offset by the sublease receipts.

NOTE 2. ANNUAL MATURITIES OF LONG-TERM DEBT

  The annual maturities of long-term debt for the five years ending September 30, 2000 are as follows (in thousands):

       1996              1997                       1998                     1999                     2000
       ----             -------                     ----                     ----                     ----
      $5,587            $18,802                     $--                      $--                      $--

NOTE 3. RECLASSIFICATIONS

  Certain reclassifications of prior year information have been made to conform with current year presentation. These reclassifications had no effect on net income (loss), total assets or stockholders' equity.

        This condensed statement should be read in conjunction with the Consolidated Financial Statements and Notes thereto which are included in Item
                                   8 herein.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                                   Zapata Corporation
                                                      (Registrant)



                                          By       Lamar C. McIntyre
                                             ----------------------------------
                                                   (Lamar C. McIntyre
                                             Vice President, Chief Financial
                                            Officer, Treasurer and Assistant
                                                       Secretary)

December 20, 1995

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

         Avram A. Glazer*                    President and Chief           December 20, 1995
- - ------------------------------------         Executive Officer (Principal
         (Avram A. Glazer)                   Executive Officer)

         Lamar C. McIntyre                   Vice President, Chief         December 20, 1995
- - ------------------------------------         Financial Officer,
        (Lamar C. McIntyre)                  Treasurer and Assistant
                                             Secretary (Principal
                                             Financial and Accounting
                                             Officer)
        Malcolm I. Glazer*             +++
- - ------------------------------------     +
        (Malcolm I. Glazer)              +
                                         +
       Ronald C. Lassiter*               +
- - ------------------------------------     +
        (Ronald C. Lassiter)             ++  Directors of the Registrant   December 20, 1995
                                         +
     Robert V. Leffler, Jr.*             +
- - ------------------------------------     +
      (Robert V. Leffler, Jr.)           +
                                         +
         W. George Loar*               +++
- - ------------------------------------
          (W. George Loar)

*By:   Lamar C. McIntyre
    ---------------------------------
      (Lamar C. McIntyre,
       Attorney-in-Fact)

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             _____________________

                                  FORM 10-K/A

[X]          ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

                  For the fiscal year ended September 30, 1995

                                       OR

[_]        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

                For the transition period from ______ to ______

                        COMMISSION FILE NUMBER: 1-4219

                               ZAPATA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        STATE OF DELAWARE                               C-74-1339132
(STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)

    1717 ST. JAMES PLACE, SUITE 550
            HOUSTON, TEXAS                                  77056
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                  (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 940-6100
                               _________________

SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                         NAME OF EACH EXCHANGE ON
       TITLE OF EACH CLASS               WHICH REGISTERED
       -------------------               ---------------------------------

Common Stock, $0.25 par value               New York Stock Exchange
10 1/4% Subordinated Debentures due 1997 New York Stock Exchange 10 7/8% Subordinated Debentures due 2001 New York Stock Exchange

SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
    $2 Noncumulative Convertible Preference Stock, $1 par value.

          On December 15, 1995, there were outstanding 29,548,407 shares of the Company's Common Stock, $0.25 par value. The aggregate market value of the Company's voting stock held by nonaffiliates of the Company is $64,660,407, based on the closing price in consolidated trading on December 15, 1995, for the Company's Common Stock and the value of the number of shares of Common Stock into which the Company's $2 Noncumulative Convertible Preference Stock was convertible on such date.

          Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes   X  ,  No
                                               -----      -----

          Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.
                              -----

Documents incorporated by reference:  None

          The information appearing in Item 3 of Part I of the Company's Annual Report on Form 10-K for the year ended September 30, 1995 is amended to read in its entirety as set forth below.

ITEM 3.  LEGAL PROCEEDINGS

          On August 11, 1995, a purported derivative action (the "Harwin Case") was filed by Elly Harwin against the Company and its then directors in the Court of Chancery of the State of Delaware, New Castle County. On January 18, 1996, a second purported derivative action (the "Crandon Case") was filed by Crandon Capital Partners against the Company and its directors in the same court.
The complaint filed in the Harwin Case alleges that the Company's directors engaged in conduct constituting breach of fiduciary duty and waste of the Company's assets in connection with the Company's investment in Envirodyne. The complaint filed in the Crandon Case makes similar allegations concerning the Company's investment in Envirodyne and makes more general allegations of breach of fiduciary duty and waste in connection with the decision to shift the Company's business focus from energy to food services. Both complaints allege, among other things, that the purchase of the Envirodyne common stock from Mr. M. Glazer's affiliate was a wrongful expenditure of the Company's funds and was designed to permit Mr. M. Glazer to obtain personal financial advantage to the detriment of the Company. The complaints also allege that the Company's Board of Directors is controlled by Mr. M. Glazer, and in that connection, one or both complaints variously allege that Mr. Loar lacks independence from Mr. M. Glazer because he was employed by a corporation indirectly controlled by Mr. M. Glazer until his retirement (which occurred more than five years ago), that Mr. Leffler lacks such independence because he has served as a paid consultant to Mr. M. Glazer, that Mr. A. Glazer lacks such independence because of familial relationship and that Messrs. Lassiter and Holt lack such independence by reason of employment or consulting relationships with the Company. The complaint filed in the Harwin Case seeks relief including, among other things, rescission of the Company's purchase of the shares of Envirodyne common stock from the trust controlled by Mr. M. Glazer, voiding of the election of Messrs. Leffler and Loar as directors at the Company's Annual Meeting of Stockholders held on July 27, 1995 and an award of unspecified compensatory damages and expenses, including attorneys' fees. The complaint filed in the Crandon Case seeks relief including, among other things, an accounting from the individual defendants for unspecified damages and profits and an award of costs and disbursements, including attorneys' fees. The Company believes that both complaints and the allegations contained therein are without merit and intends to defend both cases vigorously. In the Harwin Case, the Company and the individual defendants have filed motions to dismiss on the basis that the plaintiff has neither made the requisite demand on the Board of Directors prior to filing the lawsuit nor alleged sufficient grounds for failure to make a demand and that the complaint fails to state a proper claim for relief. The Company has not yet been served with legal process in the Crandon Case.

          On November 16, 1995, a petition was filed in the 148th Judicial District Court of Nueces County, Texas by Peter M. Holt, a former director of the Company, and certain of his affiliates who sold their interests in Energy Industries to the Company in November 1993 (collectively, with Mr. Holt, the "Holt Affiliates"). The petition lists the Company, Mr. M. Glazer and Mr. A. Glazer as defendants and alleges several causes of action based on alleged misrepresentations on the part of the defendants concerning the Company's intent to follow a long-term development strategy focusing its efforts on the natural gas services business. The petition does not allege a breach of any provision of the purchase agreement pursuant to which the Company acquired Energy Industries from the Holt Affiliates, but alleged that various representatives of the Company and Mr. M. Glazer made representations to Mr. Holt regarding Zapata's intention to continue in the natural gas services industry. Among the remedies sought by the petition are the following requests: (i) the Company's repurchase of the approximately 2.8 million shares of Zapata Common Stock owned by the Holt Affiliates for $15.6 million, an amount that represents a premium of approximately $4.7 million, or more than 40%, over the market value of such number of shares based on the closing price of Zapata's Common Stock on November 16, 1995; (ii) the disgorgement to the Holt Affiliates of Zapata's profit on its sale of Energy Industries; or (iii) money damages based on the alleged lower value of the Common Stock had the alleged misrepresentations not been made. The Company believes that the petition and the allegations made therein are without merit and intends to defend the case vigorously.

          From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of its business. The Company maintains insurance coverage against potential claims in an amount it believes to be adequate. In the opinion of management, uninsured losses, if any, resulting from these matters and from the matters discussed above will not have a material adverse effect on Zapata's results of operations, cash flows or financial position.

================================================================================

          The information appearing in Part III of the Company's Annual Report on Form 10-K for the year ended September 30, 1995 is amended to read in its entirety as set forth below.


                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

          The information set forth under "Items 1. and 2. Business and Properties--Executive Officers of the Registrant" is incorporated herein by reference.

          Set forth below is information respecting the directors of the Company. Each director is elected for a term of three years and serves until his successor is elected and qualified. Ages given are as of December 15, 1995.

          Malcolm I. Glazer, a director since 1993, has served as Chairman of the Board of Directors since July 1994, and served as President and Chief Executive Officer of Zapata from August 1994 until March 1995. He also has been a self-employed, private investor for more than the past five years. His diversified portfolio consists of ownership of the Tampa Bay Buccaneers National Football League franchise and investments in television broadcasting, restaurants, food services equipment, health care, banking, real estate, stocks, government securities and corporate bonds. He is a director and Chairman of the Board of The Houlihan's Restaurant Group, Inc., and also is a director of Specialty Equipment Companies, Inc. and Envirodyne Industries, Inc. He is 67 years of age and serves on the Nominating Committee of the Company's Board of Directors. His current term of office as a director expires in 1996.

          Avram A. Glazer, a director since 1993, has served as President and Chief Executive Officer of the Company since March 1995. For the past five years, he has been employed by, and has worked on behalf of, Malcolm I. Glazer and a number of entities owned and controlled by Malcolm I. Glazer. He also serves as a director of Envirodyne Industries, Inc., The Houlihan's Restaurant Group, Inc. and Specialty Equipment Companies, Inc. He is 35 years of age and his current term of office as a director expires in 1997. Avram A. Glazer is the son of Malcolm I. Glazer.

          Ronald C. Lassiter, a director since 1974, has been the Chairman and Chief Executive Officer of Zapata Protein, Inc. (a wholly owned subsidiary of the Company) since January 1993. He served as Acting Chief Operating Officer of Zapata from December 1994 to March 1995, Chairman of the Board of Directors of Zapata from December 1985 to July 1994, Chief Executive Officer of Zapata from January 1983 to July 1994, and various other positions with Zapata since 1970. Mr. Lassiter is also a director of Daniel Industries, Inc. He is 63 years of age and serves on the Compensation Committee of the Company's Board of Directors. His current term of office as a director expires in 1996.

          Robert V. Leffler, Jr. has served as a director since May 1995. For more than the past five years, he has operated the Leffler Agency, an advertising and marketing/public relations firm in Baltimore, Maryland that specializes in sports, rental real estate and medical areas. Mr. Leffler is 50 years of age and serves on the Audit Committee and the Compensation Committee of the Company's Board of Directors. His current term of office as a director expires in 1998.

          W. George Loar has served as a director since May 1995. Mr. Loar has been retired for the past five years from his position as Vice President and General Manager of KQTV, a St. Joseph, Missouri ABC-affiliated television station. He is 73 years of age and serves on the Audit Committee and the Nominating Committee of the Company's Board of Directors. His current term of office as a director expires in 1998.

          Based solely upon a review of copies of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended September 30, 1995 and Forms 5 and amendments thereto with respect to such year and certain written representations that no Form 5 is required, the Company is not aware of any failure on the part of any person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Company during fiscal 1995 to file on a timely basis any form or report required by Section 16(a) of the Exchange Act during such fiscal year or prior fiscal years. However, the Company has not received copies of Form 5s from any of the following former officers and directors of the Company with respect to fiscal 1995 (each of whom served as an officer, director or both of Zapata for all or a part of fiscal 1995), and has not received a written representation from any of such persons that no Form 5 was required with respect to such fiscal year: Peter
M. Holt, Robert W. Jackson, Joseph B. Mokry and Kristian Siem.

ITEM 11.  EXECUTIVE COMPENSATION.

          The following table sets forth information regarding compensation with respect to the fiscal years ended September 30, 1995, 1994 and 1993 for services in all capacities rendered to the Company and its subsidiaries by the persons who served as chief executive officer during fiscal 1995, the four most highly compensated executive officers of the Company other than the chief executive officer who were serving as executive officers on September 30, 1995 and one additional individual who would have been in that category but for the fact that he was not serving as an executive officer on September 30, 1995 (the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION
                                           ------------------------  ALL OTHER
                                                  SALARY     BONUS     COMP.
  NAME AND PRINCIPAL POSITION              YEAR      $         $        ($)
- - ----------------------------------------   ----  --------  --------  ---------

Avram A. Glazer, President and             1995   192,634        --         --
 Chief Executive Officer (1)

Malcolm I. Glazer, Chairman (2)            1995    11,250        --         --
                                           1994    29,800        --         --

Ronald C. Lassiter, Chairman and           1995   196,220        --         --
 Chief Executive Officer of                1994   361,779        --         --
 Zapata Protein, Inc. (3)                  1993   358,600   175,000      2,100 (8)

Robert W. Jackson, President and           1995   200,000        --         --
 Chief Executive Officer of                1994   200,000        --         --
 Cimarron (4)                              1993   200,000        --         --

Joseph B. Mokry, President and             1995   192,855    83,460         --
 Chief Operating Officer of                1994   172,260   100,080      8,512 (8)
 Energy Industries, Inc. (5)

Lamar C. McIntyre, Vice President,         1995   131,943        --      7,800 (8)
 Chief Financial Officer and               1994   113,881        --      2,230 (8)
 Assistant Secretary (6)                   1993   108,964    18,000      2,382 (8)

Bruce K. Williams, Chairman, President     1995   140,434        --     22,645 (7)
 and Chief Executive Officer of            1994   160,824    39,000      3,596 (8)
 Zapata Exploration Company (7)            1993   156,240    54,684      3,193 (8)

________________
(1) In March 1995, Mr. A. Glazer was elected as President and Chief Executive Officer. In addition to regular salary, the amount shown in the "Salary" column includes director and board committee fees for the portion of the fiscal year during which Mr. A. Glazer was not an executive officer.

(2) Mr. M. Glazer currently serves as Chairman, and served as President and Chief Executive Officer from August 1994 to March 1995. He received no compensation during the period for acting in these capacities other than director and board committee fees, which are included in the "Salary" column.

(3) Amounts in the "Salary" column include amounts paid to Mr. Lassiter under the consulting agreement described below under "Employment Agreements and Other Incentive Plans."

(4) Mr. Jackson ceased serving as an executive officer effective December 1, 1995.

(5) In connection with the sale of the assets of Energy Industries, Mr. Mokry ceased serving as an executive officer in December 1995.

(6) Mr. McIntyre ceased serving as an executive officer of the Company effective January 15, 1996.

(7) In connection with the closing of the sale of the assets of Zapata Exploration Company, Mr. Williams ceased serving as an executive officer on August 14, 1995. The amount included in the "All Other Compensation" column for 1995 includes amounts paid to Mr. Williams under the Consulting Agreement described below under "Employment Agreements and Other Incentive Plans."

(8) The amounts indicated represent the Company's contributions to its profit-sharing plan.

          While the officers of the Company receive benefits in the form of certain perquisites, none of the Named Officers has received perquisites which exceed in value the lessor of $50,000 or 10% of such officer's salary and bonus for any of the fiscal years shown in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                                                                                                              VALUE OF
                                                                                NUMBER OF                    UNEXERCISED
                                                                          SECURITIES UNDERLYING          IN-THE MONEY OPTIONS
                                   SHARES                                  UNEXERCISED OPTIONS            AT FISCAL YEAR-END
                                  ACQUIRED                VALUE             AT FISCAL YEAR-END         -------------------------
 NAME                            ON EXERCISE            REALIZED        EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
- - -----------------------          -----------            --------        -------------------------      -------------------------
Avram A. Glazer........                    0                   0               13,333/6,667                      0/0
Malcolm I. Glazer......                    0                   0               13,333/6,667                      0/0
Ronald C. Lassiter.....              244,000            $289,750                        0/0                      0/0
Robert W. Jackson......                    0                   0                        0/0                      0/0
Lamar C. McIntyre......                    0                   0                   42,000/0                $52,500/0
Joseph B. Mokry........                    0                   0                        0/0                      0/0
Bruce K. Williams......               98,000            $122,500                        0/0                      0/0

          The options included in the foregoing table were granted in 1990 under Zapata's 1990 Stock Option Plan, except in the case of Messrs. A. Glazer and M. Glazer, whose options were granted in 1993 under the Company's Amended and Restated Special Incentive Plan with respect to their service as nonemployee directors. The options were granted at market value on the date of grant and are exercisable in cumulative one-third installments commencing one year from the date of grant, with full vesting occurring on the third anniversary of the grant date. On September 30, 1995, the closing price of Common Stock on the NYSE was $4.375 per share. No options were granted to any of the Named Officers in fiscal 1995.

PENSION PLAN INFORMATION

          Effective January 15, 1995, the Company amended its Pension Plan to provide that highly compensated employees (those having covered annual compensation in excess of $66,000) will not earn additional benefits under the plan after that date. In addition, the Company terminated its Supplemental Pension Plan except with respect to benefits already accrued. Messrs. A. Glazer, M. Glazer, Jackson and Mokry are not participants in the Pension Plan or the Supplemental Pension Plan. Mr. Lassiter retired for purposes of the Pension Plan effective August 1, 1994 and receives annual benefits of $87,860 under the Pension Plan and $101,512 under the Supplemental Pension Plan. Mr. McIntyre's estimated annual benefit under the Pension Plan is $48,941.00 (assuming payments commence after Mr. McIntyre reaches age 61 on a single-life annuity basis). Mr. Williams will be eligible to receive annual benefits under the Pension Plan when he turns 55 years of age.

EMPLOYMENT AGREEMENTS AND OTHER INCENTIVE PLANS

          Effective as of March 15, 1991, Zapata entered into an employment agreement with Mr. Lassiter. The agreement provided for continuation of salary for a three-year period following termination of employment under certain circumstances occurring within two years after a change of control. A "change of control" for purposes of this provision occurred in July 1992. As a result of the change in Mr. Lassiter's responsibilities in July 1994, Mr. Lassiter terminated his employment under this provision of his contract. Subsequently, Mr. Lassiter entered into a consulting agreement (the "Consulting Agreement") with the Company under which he agreed to serve as Chairman and Chief Executive Officer of Zapata Protein, Inc. for the same aggregate compensation he would have been entitled to receive under the termination provisions of the employment agreement, with the payment schedule deferred over a more extended period of time so long as Mr. Lassiter continues to serve under the Consulting Agreement. The payments to Mr. Lassiter under the provisions of the Consulting Agreement are included in the "Salary" column of the Summary Compensation Table.

          Effective as of September 30, 1992, Cimarron entered into an employment agreement with Robert W. Jackson (the "Jackson Agreement"). The Jackson Agreement provided for Mr. Jackson's continuing employment as President, Chief Executive Officer and Director of Cimarron for a period of five years and contained provisions requiring salary continuation payments for the remainder of the term of the agreement in the event of a termination without cause or a voluntary resignation for "good reason." On December 1, 1995, the Company and Cimarron entered into a Mutual Release Agreement (the "Mutual Release Agreement") with Mr. Jackson, pursuant to which Mr. Jackson resigned from his position as Chairman, President and Chief Executive Officer of Cimarron, and the parties compromised, settled and resolved all rights and obligations pursuant to all contracts, agreements or benefit plans by or among the parties, as well as all controversies among them. Under the Mutual Release Agreement, the Jackson Agreement was terminated and Zapata and Cimarron agreed to make a one-time payment of $306,534 to Mr. Jackson, representing the present value of the continuing payments that would have been due under the Jackson Agreement, less a negotiated amount reflecting settlement of certain unresolved disputes and early termination of certain other various agreements.

          Effective October 1, 1994, the Company entered into an employment agreement with Mr. McIntyre. The agreement provided for continuing employment of Mr. McIntyre as Vice President, Treasurer and Chief Financial Officer until December 17, 1998 at a compensation level at least equal to Mr. McIntyre's base salary as of October 1, 1994. The agreement provided that if Zapata terminated Mr. McIntyre's employment for any reason other than for cause, Zapata would be obligated to pay Mr. McIntyre's base salary in effect on September 30, 1994 (approximately $8,825 per month) until December 17, 1998. The Company terminated Mr. McIntyre's employment effective January 15, 1996, thereby triggering the Company's obligation to make such payments through December 17, 1998.

          Effective March 15, 1991, the Company entered into an employment agreement with Mr. Williams. As a result of the termination of his employment on August 14, 1995, Mr. Williams will receive payments for three years equivalent to his base salary in effect at the time of the termination ($163,116 annually). Effective August 16, 1995, Zapata Exploration Company, a wholly owned subsidiary of the Company ("Zapex"), entered into a consulting agreement (the "Consulting Agreement") with Mr. Williams whereby he agreed to provide services including operational oversight for Zapex's Bolivia investment, direction of the winding-down of Zapex's domestic oil and gas operations, and other services in exchange for a monthly payment equal to a retainer plus an hourly fee. The Consulting Agreement is terminable by either Zapex or Mr. Williams upon written notice of an election to terminate which such termination shall be effective upon the last day of the month following the month during which any such notice is given. Payments to Mr. Williams under the provisions of the Consulting Agreement during the portion of fiscal 1995 following the termination of his employment are included in the "All Other Compensation" column of the Summary Compensation Table.

COMPENSATION OF DIRECTORS

          During the year ended September 30, 1995, those members of Zapata's Board of Directors who were not employees of the Company were paid an annual retainer of $20,000, plus $1,000 for each Committee of the Board on which a Board member served. Effective April 1, 1995, the Company changed the payment schedule of directors' fees from an annual payment of $20,000 to a quarterly retainer of $5,000. Those directors who are also Zapata employees do not receive any additional compensation for their services as directors.

          Pursuant to the Company's Amended and Restated Special Incentive Plan, each nonemployee director of the Company automatically receives, following initial appointment or election to the Board of Directors, a grant of options to purchase 20,000 shares of the Company's Common Stock at the fair market value on the date of the grant. Each such option is exercisable in three equal annual installments after the date of the grant.

          In November 1993, Peter M. Holt and Zapata entered into a three-year Consulting Agreement pursuant to which Zapata agreed to pay Mr. Holt an annual consulting fee of $200,000 for the first year, $150,000 for the second year and $130,000 for the third year. Pursuant to the Consulting Agreement, during the first 18 months of its term, Mr. Holt served in the capacity of Chairman and Chief Executive Officer of the divisions or subsidiaries of the Company engaged in the natural gas compression business, and had the title of Chairman and Chief Executive Officer. The Consulting Agreement provided that, commencing in May 1995 and for the remaining 18 months of the term of the Consulting Agreement, Mr. Holt would serve as Chairman of such divisions or subsidiaries. Mr. Holt also served as the Chief Executive Officer of such divisions or subsidiaries.
In November 1995, Mr. Holt resigned from the Board of Directors of the Company and from all of his management and board positions with affiliates of the Company, thereby terminating the Company's remaining obligations under the Consulting Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          For the fiscal year ended September 30, 1995, the Compensation Committee of the Board of Directors (the "Committee") was initially comprised of Malcolm I. Glazer, Avram A. Glazer, Peter M. Holt, Daniel P. Whitty and Ronald
C. Lassiter (as a nonvoting member). Mr. Whitty served on the Committee until his resignation from the Board of Directors in November 1994. Mr. M. Glazer resigned from the Committee on December 29, 1994 and was replaced by Myrl S. Gelb, who served on the committee from that date until his resignation from the Board of Directors in May 1995. Mr. Robert V. Leffler, Jr. became a member of the Committee in May 1995. Mr. Lassiter became a voting member of the Committee in September 1995. Mr. Holt's membership on the Committee ceased when he resigned from the Board in November 1995. Mr. A. Glazer resigned from the Committee in January 1996. Committee members M. Glazer, A. Glazer, Holt and Lassiter were officers of the Company (or one or more of its subsidiaries) during the fiscal year ended September 30, 1995.

          In November 1993, the Company purchased the natural gas compression business of Energy Industries for an aggregate of $74 million in cash and 2,700,000 shares of the Company's Common Stock. At the time of the acquisition, Mr. Holt was the chief executive officer of Energy Industries, as well as its majority shareholder. In fiscal 1995, the Company made indemnification claims against Mr. Holt and the other sellers aggregating approximately $7 million under the purchase agreement relating to the Company's acquisition of Energy Industries. As of January 26, 1996, such claims remained unresolved. In connection with the acquisition of Energy Industries, the Company entered into a three-year noncompetition agreement and a three-year Consulting Agreement with Mr. Holt. These agreements were not affected by the Energy Industries Sale. However, as a result of Mr. Holt's resignation in November 1995, the Company's obligations under the Consulting Agreement were terminated. See "Compensation of Directors," above.

          During fiscal 1995, Energy Industries purchased Caterpillar engines and parts from Holt Company of Texas, a corporation owned by Mr. Holt, for consideration totalling $10.4 million. At September 30, 1995, Energy Industries owed $326,000 related to these purchases. The Company believes that such payments are comparable to those that would have been made to nonaffiliated entities for comparable products.

          For information on a lawsuit filed by Mr. Holt against the Company, see, Part I, Item 3. "Legal Proceedings," above.

          On February 14, 1995, the Company entered into a stock purchase agreement with ZP Acquisition Corp. ("ZP") for the sale of Zapata Protein, Inc.
R. C. Lassiter held an ownership interest in ZP, which committed to buy all of the issued and outstanding shares of Zapata Protein for $56 million. ZP and its guarantors failed to close the transaction and perform their obligations under the purchase agreement and related guaranty agreement. The Company has filed a lawsuit in the District Court of Harris County, Texas, number 95-26579, styled Zapata Corporation v. ZP Acquisition Corp., et al, seeking to recover all damages arising from the failure to close the Zapata Protein transaction.

          In August 1995, the Company purchased 4,189,298 shares, or 31%, of the common stock of Envirodyne for $18.8 million from a trust controlled by Malcolm
I. Glazer. Mr. M. Glazer is also a director of Envirodyne. Such shares represented all of Mr. M. Glazer's ownership interest in Envirodyne. The Company paid the purchase price by issuing a subordinated promissory note in a principal amount of $18.8 million, bearing interest at the prime rate and maturing in August 1997, subject to prepayment at the Company's option. This transaction was approved by a special committee of the Company's Board of Directors comprised of Messrs. Lassiter, Leffler and Loar. The Company prepaid the entire principal amount of the promissory note during the first quarter of fiscal 1996.

          In September 1995, Zapata's Board of Directors established a Special Committee for the purpose of investigating the legal and financial considerations of one or more merger or acquisition transactions involving the Company and Houlihan's Restaurant Group, Inc. ("Houlihan's") and Speciality Equipment Companies, Inc. ("Specialty"). Mr. M. Glazer and members of his family beneficially own approximately 73% and 45% of the outstanding common stock of Houlihan's and Specialty, respectively, and Mr. M. Glazer, Mr. A. Glazer and other members of their family serve as directors of both of those companies. The Special Committee, consisting of Messrs. Lassiter, Leffler and Loar, was charged with determining what further steps, if any, should be taken by the Company to pursue any such transaction. The Special Committee's investigation is continuing, but it has made no determination with respect to possible transactions involving either Houlihan's or Specialty.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

          The following table sets forth information as to persons known by Zapata to be the beneficial owners of more than 5% of any class of Zapata's outstanding voting securities as of December 31, 1995. For purposes of this
Item 12, beneficial ownership of securities is defined in accordance with the applicable rules of the Securities and Exchange Commission (the "Commission") to mean generally the power to vote or dispose of securities, regardless of any economic interest therein.

                                                     SHARES OWNED    PERCENT
TITLE OF CLASS              NAME AND ADDRESS         BENEFICIALLY   OF CLASS
- - ---------------------  ---------------------------  --------------  ---------

Common Stock.........  The Malcolm I. Glazer Trust      10,408,717 (1)  35.3%
                       and Malcolm I. Glazer
                       1482 South Ocean Boulevard
                       Palm Beach, Florida

                       Peter M. Holt                     2,824,289 (2)   9.6%
                       c/o Holt Company of Texas
                       S.W.W. White at Holt Avenue
                       San Antonio, Texas 78222

$2 Preference Stock..  Larry A. Reiten                         150       5.7%
                       Route 1, Box 297
                       Bayfield, Wisconsin 54814-9701

________________
(1) Based on information contained in a Schedule 13D, as amended as of April 27, 1993, which was filed with the Commission by The Malcolm I. Glazer Trust and Mr. M. Glazer. The Schedule 13D states that Mr. M. Glazer contributed all of his shares of Common Stock to such trust and that, as trustee and beneficiary of such trust, Mr. M. Glazer is a beneficial owner of the shares of Common Stock held by such trust. The amount in the table also includes 13,333 shares of Common Stock that Mr. M. Glazer has the right to acquire within 60 days of December 31, 1995 through the exercise of nonqualified stock options.
(2) Based on (i) information contained in a Schedule 13D, which was filed with the Commission by Mr. Holt, and (ii) additional information provided to the Company by Mr. Holt. The Schedule 13D and the additional information indicate ownership as follows: 1,021,967 shares held by Mr. Holt, individually; 115,960 shares held by the Peter M. Holt Grantor Trust; 28,032 shares held by the Hawn-Holt Trust; 220,478 shares held by the S Stock GST Trust for Peter M. Holt; 55,478 shares held by the S Stock GST Trust for Benjamin D. Holt III; 120,478 shares held by the S Stock GST Trust for Anne Holt; 207,581 shares held by the Holt Corporate Stock Marital Trust--1985; 200,885 shares held by the Holt Corporate Stock Life Trust--1985 and 840,097 shares held by Benjamin D. Holt, Jr. Peter M. Holt disclaims beneficial ownership as to all of the shares held by the S Stock GST Trust for Benjamin D. Holt III and the S Stock GST Trust for Anne Holt. The amount in the table also includes 13,333 shares of Common Stock that Mr. Holt has the right to acquire within 60 days of December 31, 1995 through the exercise of nonqualified stock options.

          The directors and the executive officers of Zapata named in the Summary Compensation Table in Item 11 and the directors and the executive officers of Zapata as a group beneficially owned the following amounts of equity securities of Zapata as of December 31, 1995:

SHARES OWNED                  PERCENT
TITLE OF CLASS                  NAME                BENEFICIALLY(1)   OF CLASS
- - ----------------  --------------------------------  ----------------  --------

Common Stock      Avram A. Glazer                          13,333          *
                  Malcolm I. Glazer                    10,408,717 (2)    35.3
                  Peter M. Holt                         2,824,289 (3)     9.6
                  R. C. Lassiter                           78,477          *
                  Robert V. Leffler, Jr.                        0          *
                  W. George Loar                                0          *
                  Robert W. Jackson                       350,436 (4)     1.2
                  Joseph B. Mokry                               0          *
                  Lamar C. McIntyre                        42,026          *
                  Bruce Williams                                0          0
                  Directors and executive officers
                   as a group (10 persons)             13,717,278        46.5

________________
*    Less than 1%
(1) Except as otherwise noted, individuals listed in the table have sole voting and investment power with respect to the indicated shares. Investment power with respect to certain shares held by certain officers of the Company under the Company's Profit Sharing Plan is limited; such shares amount to less than 1% of the total number of shares of Common Stock held by all officers and directors as a group. Included in the amounts indicated are shares that are subject to options exercisable within 60 days of December 31, 1995. The number of such shares is 13,333 for each of Messrs. A. Glazer, M. Glazer and Holt; 42,000 for Mr. McIntyre; and 88,665 shares for the directors and executive officers as a group.
(2) Based on information contained in a Schedule 13D, as amended as of April 27, 1993, which was filed with the Commission by The Malcolm I. Glazer Trust and Mr. M. Glazer. The Schedule 13D states that Mr. M. Glazer contributed all of his shares of Common Stock to such trust and that, as trustee and beneficiary of such trust, Mr. M. Glazer is a beneficial owner of the shares of Common Stock held by such trust. The amount in the table also includes 13,333 shares of Common Stock that Mr. M. Glazer has the right to acquire within 60 days of December 31, 1995 through the exercise of nonqualified stock options.
(3) Based on (i) information contained in a Schedule 13D, which was filed with the Commission by Mr. Holt, and (ii) additional information provided to the Company by Mr. Holt. The Schedule 13D and the additional information indicate ownership as follows: 1,021,967 shares held by Mr. Holt, individually; 115,960 shares held by the Peter M. Holt Grantor Trust; 28,032 shares held by the Hawn-Holt Trust; 220,478 shares held by the S Stock GST Trust for Peter M. Holt; 55,478 shares held by the S Stock GST Trust for Benjamin D. Holt III; 120,478 shares held by the S Stock GST Trust for Anne Holt; 207,581 shares held by the Holt Corporate Stock Marital Trust--1985; 200,885 shares held by the Holt Corporate Stock Life Trust--1985 and 840,097 shares held by Benjamin D. Holt, Jr. Peter M. Holt disclaims beneficial ownership as to all of the shares held by the S Stock GST Trust for Benjamin D. Holt III and the S Stock GST Trust for Anne Holt. The amount in the table also includes 13,333 shares of Common Stock, that Mr. Holt has the right to acquire within 60 days of December 31, 1995 through the exercise of nonqualified stock options.
(4)  All such shares are owned by the Robert W. Jackson Trust.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

          Mr. Kristian Siem served as a director of the Company from 1993 until his resignation in April 1995. On May 17, 1993, Zapata completed certain financial transactions with Norex Drilling Ltd. ("Norex Drilling"), a wholly owned subsidiary of Norex America, Inc. ("Norex America" and, collectively with Norex Drilling and other affiliates, "Norex"), a company of which Mr. Siem was the Chairman and Chief Executive Officer. In these transactions, Zapata raised $111.4 million from the issuance of debt and equity securities pursuant to a Second Amended and Restated Master Restructuring Agreement dated as of April 16, 1993, as amended (the "Norex Agreement"). Under the terms of the Norex Agreement, Zapata issued $50.0 million of senior secured notes and $32.6 million of senior convertible notes to Norex. In addition, Norex purchased three million shares of Common Stock for $11.25 million and 17.5 million shares of $1 Preference Stock for $17.5 million. The $1 Preference Stock was to pay dividends at an annual rate of 8.5% and was exchangeable into 673,077 shares of Zapata's Tidewater common stock at the option of Norex. In August 1993, Norex exchanged all of its $1 Preference Stock for $17.5 million aggregate principal amount of 8.5% unsecured exchangeable notes, maturing May 16, 1996. The 8.5% unsecured notes were exchangeable into the 673,077 shares of Tidewater common stock for which the $1 Preference Stock had previously been exchangeable. In March 1995, the Company entered into an agreement with Norex under which the Company was permitted to sell the shares of Tidewater, Inc. common stock and apply the net proceeds toward repayment of the 8.5% unsecured notes. All of such shares were sold in March 1995 for $12.7 million and the proceeds applied to reduce the outstanding principal amount of the 8.5% unsecured notes from $17.5 million to $4.8 million in April 1995. On April 10, 1995, Zapata repurchased from Norex 2,250,000 shares of the Company's Common Stock for an aggregate purchase price of $9,000,000. Pursuant to a conditional resignation letter dated March 7, 1995, Mr. Siem's resignation from the Company's Board of Directors became effective when the repurchase of the 2,250,000 shares of the Company's Common Stock from Norex, the receipt by Norex of the proceeds of the sale of the Tidewater, Inc. common stock and the payment to Mr. Siem of certain unpaid directors' fees and reimbursed expenses had all been completed. As a result, Mr. Siem's resignation from the Board of Directors became effective on April 10, 1995.

          For further information concerning certain transactions and relationships of Peter M. Holt, Ronald C. Lassiter and Malcolm I. Glazer with the Company, see Item 11. "Executive Compensation--Compensation Committee Interlocks and Insider Participation," above.

                                   SIGNATURES

          Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                        ZAPATA CORPORATION
                                                        (Registrant)


                                   By:    /s/ Joseph L. von Rosenberg III
                                      ------------------------------------------
                                             (Joseph L. von Rosenberg III,
                                               Executive Vice President,
                                        General Counsel and Corporate Secretary)


January 29, 1996

                                    ANNEX B

================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ---------------

                                   FORM 10-Q

[X]       QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  For the quarterly period ended June 30, 1996


                                       OR


[ ]       TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                For the transition period from ______ to ______



                         COMMISSION FILE NUMBER: 1-4219


                               ZAPATA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           STATE OF DELAWARE                                 C-74-1339132
    (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)



    1717 ST. JAMES PLACE, SUITE 550
             HOUSTON, TEXAS                                      77056
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)


     REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 940-6100

                               ---------------

         INDICATE BY CHECK MARK WHETHER THE REGISTRANT (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS.
YES  X   NO
    ---     ---

         NUMBER OF SHARES OUTSTANDING OF THE REGISTRANT'S COMMON STOCK, PAR VALUE $0.25 PER SHARE, ON AUGUST 9, 1996: 29,548,707.

================================================================================

                         PART I.  FINANCIAL INFORMATION



ITEM 1.  FINANCIAL STATEMENTS

         Zapata Corporation

                Condensed Consolidated Balance Sheet . . . . . . . . . . . .  3
                Condensed Consolidated Income Statement  . . . . . . . . . .  4
                Condensed Consolidated Statement of Cash Flows . . . . . . .  5
                Notes to Financial Statements  . . . . . . . . . . . . . . .  6

                               ZAPATA CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in thousands)

                                                                                       JUNE 30,       SEPTEMBER 30,
                                  ASSETS                                                 1996             1995
                                                                                       --------       -------------
Current assets:
    Cash and cash equivalents                                                          $103,378         $  2,488
    Restricted cash                                                                         260              ---
    Receivables                                                                           8,295           17,550
    Inventories:
         Fish products                                                                   28,904           22,947
         Materials, parts and supplies                                                    3,454            3,358
    Prepaid expenses and other current assets                                             3,478            2,400
    Net assets of discontinued operations                                                  ---           101,894
                                                                                       --------         --------
         Total current assets                                                           147,769          150,637
                                                                                       --------         --------
Investments and other assets:
    Notes receivable                                                                      8,864            8,864
    Investments in unconsolidated affiliates                                             18,837           18,235
    Deferred income taxes                                                                 2,338            6,247
    Other assets                                                                         15,556           16,170
                                                                                       --------         --------
                                                                                         45,595           49,516
                                                                                       --------         --------

Property and Equipment                                                                   76,661           74,275
Accumulated depreciation                                                                (35,218)         (35,037)
                                                                                       --------         --------
                                                                                         41,443           39,238
                                                                                       --------         --------
         Total assets                                                                  $234,807         $239,391
                                                                                       ========         ========


             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Current maturities of long-term debt                                               $ 22,602         $ 16,148
    Accounts payable and accrued liabilities                                             19,513           20,953
                                                                                       --------         --------
         Total current liabilities                                                       42,115           37,101
                                                                                       --------         --------

Long-term debt                                                                           18,283           37,468
                                                                                       --------         --------
Other liabilities                                                                        17,649           19,532
                                                                                       --------         --------

Stockholders' equity:
    Preference stock ($1.00 par); 2,627 issued and outstanding                                3                3
    Common stock ($0.25 par); 165,000,000 shares
         authorized; 29,548,707 shares issued and out-
         standing at June 30, 1996; 29,548,407 shares
         issued and outstanding at September 30, 1995                                     7,387            7,387
    Capital in excess of par value                                                      131,963          131,962
    Reinvested earnings from October 1, 1990                                             17,407            5,938
                                                                                       --------         --------
                                                                                        156,760          145,290
                                                                                       --------         --------
         Total liabilities and stockholders' equity                                    $234,807         $239,391
                                                                                       ========         ========

    The accompanying notes are an integral part of the financial statements.

                               ZAPATA CORPORATION
                    CONDENSED CONSOLIDATED INCOME STATEMENT
                    (in thousands, except per share amounts)

                                                               THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                    JUNE 30,                             JUNE 30,
                                                            ------------------------           --------------------------
                                                              1996            1995                1996             1995
                                                            --------        --------           ----------       ----------
Revenues                                                    $ 21,531        $ 24,199           $   60,273       $   68,793
                                                            --------        --------           ----------       ----------

Expenses:
    Operating                                                 15,369          19,050               45,336           56,391
    Provision for asset write-down                              ---           12,607                  ---           12,607
    Depreciation, depletion and amortization                     889           1,660                2,442            4,978
    Selling, general and administrative                        1,802           2,011                5,232            5,837
                                                            --------        --------           ----------       ----------
                                                              18,060          35,328               53,010           79,813
                                                            --------        --------           ----------       ----------

Operating income (loss)                                        3,471         (11,129)               7,263          (11,020)
                                                            --------        --------           ----------       ----------

Other income (expense):
    Interest income                                            1,383             286                2,985              756
    Interest expense                                            (949)           (553)              (2,847)          (1,823)
    Gain on sale of Tidewater common stock                      ---             ---                   ---            4,811
    Equity in loss of unconsolidated affiliate                (1,403)           ---                (2,841)            ---
    Other                                                       (595)           (115)                (613)             453
                                                            --------        --------           ----------       ----------
                                                              (1,564)           (382)              (3,316)           4,197
                                                            --------        --------           ----------       ----------
Income (loss) from continuing operations
    before taxes                                               1,907         (11,511)               3,947           (6,823)
                                                            --------        --------           ----------       ----------

Provision for income taxes
    State                                                         91              97                  265              186
    Federal                                                      635          (4,061)               1,289           (2,451)
                                                            --------        --------           ----------       ----------
                                                                 726          (3,964)               1,554           (2,265)
                                                            --------        --------           ----------       ----------

Income (loss) from continuing operations                       1,181          (7,547)               2,393           (4,558)

Discontinued operations:
    Income (loss) from discontinued operations,
         net of income taxes                                    ---              405                  (42)           1,095
    Gain on disposition of Energy Industries,
         net of income taxes                                    ---             ---                12,618            ---
    Loss on sale of Cimarron, net of income taxes                                                  (3,500)
    Reversal of loss on disposition,
         net of income taxes                                    ---            8,897                  ---            8,897
                                                            --------        --------           ----------       ----------

Net income                                                     1,181           1,755               11,469            5,434
                                                            --------        --------           ----------       ----------

Preferred stock dividends                                       ---             ---                  ---                51
                                                            --------        --------           ----------       ----------

Net income to common stockholders                           $  1,181        $  1,755           $   11,469       $    5,383
                                                            ========        ========           ==========       ==========

Per share data:
    Income (loss) from continuing operations                $   0.04        $  (0.25)          $     0.08       $    (0.15)
    Income from discontinued operations                         ---             0.31                 0.31             0.32
                                                            --------        --------           ----------       ----------
    Net income per share                                    $   0.04        $   0.06           $     0.39       $     0.17
                                                            ========        ========           ==========       ==========

Average common shares and
    equivalents outstanding                                   29,562          29,824               29,562           31,120
                                                            ========        ========           ==========       ==========

    The accompanying notes are an integral part of the financial statements.

                               ZAPATA CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                                                         NINE MONTHS ENDED
                                                                                              JUNE 30,
                                                                                     ---------------------------
                                                                                         1996             1995
                                                                                     ----------       ----------
Cash flow provided (used) by operating activities:
    Continuing operations:
         Net income (loss) from continuing operations                                $    2,393       $   (4,558)
                                                                                     ----------       ----------
         Adjustments to reconcile net income to net cash provided
             (used) by operating activities:
               Depreciation and amortization and valuation provision                      2,442           17,585
               Gain on sale of assets                                                      ---            (5,268)
               Equity in loss of unconsolidated affiliate                                 2,841             ---
               Changes in other assets and liabilities                                   (9,060)          (8,355)
                                                                                     ----------       ----------
                     Total adjustments                                                   (3,777)           3,962
                                                                                     ----------       ----------
               Cash flow used by continuing operations                                   (1,384)            (596)
                                                                                     ----------       ----------

    Discontinued operations:
         Income from discontinued operations                                              9,076            1,095
         Net gain on sales of assets, net of taxes                                       (9,118)            ---
         Change in net assets of discontinued operations                                 (1,312)           1,319
                                                                                     ----------       ----------
               Cash flow provided (used) by discontinued operations                      (1,354)           2,414
                                                                                     ----------       ----------
                     Net cash provided (used) by operating activities                    (2,738)           1,818
                                                                                     ----------       ----------

Cash flow provided (used) by investing activities:
    Proceeds from dispositions                                                          124,437           14,481
    Proceeds from notes receivable                                                         ---             5,495
    Capital expenditures                                                                 (4,411)          (5,153)
    Investment in unconsolidated affiliate                                               (3,407)            ---
    Restricted cash investment                                                             (260)            ---
                                                                                     ----------       ----------
                     Net cash provided by investing activities                          116,359           14,823
                                                                                     ----------       ----------

Cash flow provided (used) by financing activities:
    Borrowings                                                                            6,500             ---
    Repayments of long-term obligations                                                 (19,231)         (12,277)
    Preferred stock redemption                                                             ---            (2,250)
    Common stock buybacks                                                                  ---            (9,508)
    Dividend payments                                                                      ---            (1,153)
                                                                                     ----------       ----------
                     Net cash used by financing activities                              (12,731)         (25,188)
                                                                                     ----------       ----------

Net increase (decrease) in cash and cash equivalents                                    100,890           (8,547)
Cash and cash equivalents at beginning of period                                          2,488            9,717
                                                                                     ----------       ----------
Cash and cash equivalents at end of period                                           $  103,378       $    1,170
                                                                                     ==========       ==========


    The accompanying notes are an integral part of the financial statements.

                               ZAPATA CORPORATION
                         NOTES TO FINANCIAL STATEMENTS


NOTE 1.  FINANCIAL STATEMENTS

         The condensed consolidated financial statements included herein have been prepared by Zapata Corporation ("Zapata" or the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments that are, in the opinion of management, necessary to fairly present such information. All such adjustments are of a normal recurring nature. Although Zapata believes that the disclosures are adequate to make the information presented not misleading, certain information and footnote disclosures, including a description of significant accounting policies, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations. These condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in Zapata's latest annual report on Form 10-K.

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company does not intend to adopt the recognition provisions of SFAS 123, but will adopt its disclosure requirements in fiscal year 1997.


NOTE 2.  DISCONTINUED NATURAL GAS COMPRESSION OPERATIONS

         In September 1995, Zapata entered into an agreement (the "Purchase Agreement") to sell the assets of its subsidiaries engaged in natural gas compression operations (collectively "Energy Industries") to Weatherford Enterra, Inc. and its wholly owned subsidiary, Enterra Compression Company (collectively, "Weatherford Enterra"). Pursuant to the Purchase Agreement, Weatherford Enterra purchased from the Company all of the assets of its natural gas compression operations, and assumed certain liabilities relating to those operations, for approximately $131 million in cash including a post-closing adjustment of $300,000, which was finalized in April 1996. A portion of the proceeds from the sale was used to repay indebtedness of Energy Industries totaling approximately $26 million and to pay expenses of approximately $1.4 million incurred in connection with the sale. The sale closed on December 15, 1995, after receiving stockholder approval, and resulted in a pre-tax gain of approximately $20.8 million, or an after-tax gain of approximately $12.6 million.

         The Company's consolidated financial statements reflect the natural gas compression operations as a discontinued operation. Summarized results of the discontinued natural gas compression operations are shown below (amounts in millions):

                                                                                NINE MONTHS ENDED JUNE 30,
                                                                                --------------------------

                                                                                 1996                1995
                                                                                -------             ------
         FINANCIAL RESULTS
         Revenues . . . . . . . . . . . . . . . . . . . . . . . . . .           $  13.1             $ 53.1
         Expenses * . . . . . . . . . . . . . . . . . . . . . . . . .              13.0               50.0
                                                                                -------             ------
         Income before taxes  . . . . . . . . . . . . . . . . . . . .                .1                3.1
         Income tax provision . . . . . . . . . . . . . . . . . . . .                .1                1.3
                                                                                -------             ------
         Net income (loss)  . . . . . . . . . . . . . . . . . . . . .           $   ---             $  1.8
                                                                                =======             ======

- ------------------
* Expenses include allocations of interest expense on general corporate debt of $260,000 and $1.2 million in the nine- month periods ending June 30, 1996 and 1995, respectively. Interest expense was allocated to discontinued operations based on a ratio of net assets to be sold to the sum of total net assets of the Company plus general corporate debt.


NOTE 3.  DISCONTINUED NATURAL GAS GATHERING, PROCESSING AND MARKETING
         OPERATIONS

         During fiscal 1995, the Company determined to dispose of its natural gas gathering, processing and marketing operations, which were conducted through a wholly owned subsidiary of the Company, Cimarron Gas Holding Company (together with its subsidiaries, "Cimarron"). On April 9, 1996, Zapata sold substantially all of the assets of Cimarron in two separate transactions with Conoco Inc. ("Conoco") and Enogex Products Corporation ("Enogex"); Conoco purchased certain of the Texas-based assets and Enogex purchased certain of the Oklahoma-based assets. The aggregate cash consideration paid by Conoco and Enogex totaled approximately $23 million, subject to final post-closing adjustments. Subsequently, the Company sold Cimarron's remaining assets for an additional $900,000. A portion of the proceeds from the sales was used to repay $1.0 million of Cimarron's debt and to pay approximately $1.8 million for commissions, fees and other expenses associated with the sales. The sales resulted in an after-tax loss of approximately $3 million. Additionally, Cimarron recognized an after-tax loss of approximately $500,000 from operations for fiscal 1996 that had previously been deferred against a reserve for discontinued operations.

NOTE 4.  DIVISIONAL REVENUES AND OPERATING RESULTS

         The Company's divisional revenues and operating results for the three- and nine-month periods ended June 30, 1996 and 1995 are as follows (in thousands):

                                             THREE MONTHS ENDED                NINE MONTHS ENDED
                                                   JUNE 30,                          JUNE 30,
                                        ----------------------------        -------------------------
                                          1996               1995             1996             1995
                                        --------           --------         --------         --------
Revenues:
Marine protein                          $ 20,920           $ 21,737         $ 58,769         $ 61,311
Oil and gas                                  611              2,462            1,504            7,482
                                        --------           --------         --------         --------

                                        $ 21,531           $ 24,199         $ 60,273         $ 68,793
                                        ========           ========         ========         ========
Operating income (loss):
Marine protein                          $  3,771           $(10,428)        $  8,814         $ (8,599)
Oil and gas                                  273                310              426              528
Corporate                                   (573)            (1,011)          (1,977)          (2,949)
                                        --------           --------         --------         --------

                                        $  3,471           $(11,129)        $  7,263         $(11,020)
                                        ========           ========         ========         ========

NOTE 5.  UNCONSOLIDATED AFFILIATES

         The Company's financial statements for the nine-month period ending June 30, 1996 include Zapata's equity interest in Envirodyne Industries, Inc. ("Envirodyne") for Envirodyne's six-month period ending March 28, 1996. Effective October 1, 1995, Zapata began reporting its equity in Envirodyne's results of operations on a three-month delayed basis since Envirodyne's financial statements are not available to the Company on a timely basis. Zapata's investment in Envirodyne is accounted for under the equity method of accounting.

         Zapata's investment in Envirodyne began with an initial acquisition of 4,189,298 shares of Envirodyne common stock in August 1995 at a price of approximately $4.48 per share. On June 19, 1996, Zapata purchased an additional 818,006 shares of Envirodyne common stock in a brokerage transaction at a purchase price (including commissions) of $4.165 per share. On July 1, 1996 Zapata completed the purchase of an additional 870,000 shares of Envirodyne common stock at a purchase price of $4.125 per share, increasing Zapata's ownership of outstanding Envirodyne common stock to approximately 40.6% as of that date.

         Due to the significance of the Company's investment, the unaudited financial position and results of operations of Envirodyne are summarized below. The financial statement information presented below for Envirodyne is based upon its annual report for the year ended December 28, 1995 and interim report for the quarter ended March 28, 1996 (unaudited, in millions, except per share amounts):

                          ENVIRODYNE INDUSTRIES, INC.

                                                                                          MARCH 28,
                                                                                            1996
                                                                                         ----------
         BALANCE SHEET
         Current Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $246.7
         Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           184.7
         Property and equipment, net  . . . . . . . . . . . . . . . . . . . . . .           463.0
                                                                                           ------
                 Total assets . . . . . . . . . . . . . . . . . . . . . . . . . .          $894.4
                                                                                           ======

         Current liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .          $132.3
         Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           523.1
         Deferred income taxes and other  . . . . . . . . . . . . . . . . . . . .           129.1
         Stockholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . .           109.9
                                                                                           ------
                 Total liabilities and stockholders' equity . . . . . . . . . . .          $894.4
                                                                                           ======

                                                                                       SIX MONTHS
                                                                                          ENDED
                                                                                        MARCH 28,
                                                                                          1996
                                                                                         -------
         INCOME STATEMENT
         Revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 322.2
                                                                                         =======
         Loss before income taxes . . . . . . . . . . . . . . . . . . . . . . . .        $ (13.7)
                                                                                         =======
         Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ (11.5)
                                                                                         =======
         Net loss per share . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ (0.85)
                                                                                         =======

NOTE 6.  LITIGATION

          Zapata has been named as a defendant in various derivative and stockholder class actions alleging, among other things, that Zapata's board of directors engaged in conduct constituting a breach of fiduciary duty and waste of Zapata's assets in connection with Zapata's investment in Envirodyne, the decision to shift Zapata's business focus from energy to food services and the proposed merger with Houlihan's. The complaints variously allege that Zapata's purchase of Envirodyne common stock was designed to permit Malcolm I. Glazer to obtain personal financial advantage to the detriment of Zapata and that the merger consideration in the transaction with Houlihan's is excessive and will result in voting power dilution, unfairly benefitting Malcolm I. Glazer. The complaints seek injunctive and various forms of monetary relief. In one of the actions the plaintiff seeks an injunction to prevent consummation of the merger based on the contention that it would violate a supermajority vote requirement in Zapata's certificate of incorporation, and a hearing on this issue is scheduled for September 6, 1996. Zapata denies the substantive allegations of the complaints and intends to defend these cases vigorously.

        On November 16, 1995, a petition was filed in the 148th Judicial District Court of Nueces County, Texas by Peter M. Holt, a former director of the Company, and certain of his affiliates who sold their interests in Energy Industries to the Company in November 1993 (collectively, with Mr. Holt, the "Holt Affiliates"). The petition lists the Company, Malcolm Glazer and Avram Glazer as defendants and alleges several causes of action based on alleged misrepresentations on the part of the Company and the other defendants concerning the Company's intent to follow a long-term development strategy focusing its efforts on the natural gas services business. The petition did not allege a breach of any provision of the purchase agreement pursuant to which the Company acquired Energy Industries from the Holt Affiliates, but alleged that various representatives of Zapata and Malcolm I. Glazer made representations to Mr. Holt regarding Zapata's intention to continue in the natural gas services industry. Among the remedies sought by the petition are the following requests: (i) the Company's repurchase of the approximately 2.8 million shares of Zapata common stock owned by the Holt Affiliates for $15.6 million, an amount that represents a premium of approximately $4.7 million, or more than 40%, over the market value of such number of shares based on the closing price of Common Stock on November 16, 1995; (ii) the disgorgement to the Holt Affiliates of Zapata's profit to be made on its sale of Energy Industries; or (iii) money damages based on the alleged lower value of the Common Stock had the alleged misrepresentations not been made. The Company believes that the petition and the allegations made therein are without merit and intends to defend the case vigorously.

        Zapata is defending various claims and litigation arising from continuing and discontinued operations. In the opinion of management, uninsured losses, if any, resulting from these matters and from the matters discussed above will not have a material adverse effect on Zapata's results of operations, cash flows or financial position.

NOTE 7.  CASH FLOW INFORMATION

         In connection with the sale of the Company's discontinued operations, Zapata has retained certain assets and liabilities related to those operations. As a result, the Company reclassified approximately $1.9 million from net assets of discontinued operations to continuing operations.


NOTE 8.  HOULIHAN'S ACQUISITION

         On May 2, 1996, Zapata and Houlihan's Restaurant Group, Inc. ("Houlihan's") announced that they had entered into a letter of intent relating to Zapata's proposed acquisition of Houlihan's for a combination of cash and stock having a value of $8.00 per share, equally divided between cash and stock. Zapata and Houlihan's subsequently entered into an Agreement and Plan of Merger dated as of June 4, 1996 relating to the proposed acquisition. In view of Malcolm I. Glazer's significant ownership of common stock of both Zapata and Houlihan's, the transaction was negotiated by representatives of special committees of the respective boards of directors of Zapata and Houlihan's. The proposed transaction is subject to, among other things, the approval of the transaction by the stockholders of both companies, registration of the Zapata shares issuable in the merger under the Securities Act of 1933 and receipt of a consent from Houlihan's primary lending bank or the refinancing of Houlihan's outstanding bank debt. There can be no assurance that the proposed transaction will be consummated.

         Zapata also announced that Malcolm I. Glazer has entered into a standstill agreement with Zapata. Under the standstill agreement, Mr. Glazer has agreed on behalf of himself, his family and entities controlled by him not to increase his or their ownership of voting securities in Zapata above 49.9% on either an outstanding or fully diluted share basis, unless, among other things, the increase is approved by a majority of the directors on the Zapata board who are not members of the Glazer family or is in response to a tender offer or other proposal by others to acquire more than 14.9% of Zapata's voting securities. The Standstill Agreement terminates upon, among other events, the first to occur of 18 months after Zapata's acquisition of Houlihan's, Zapata's announcement that it does not intend to acquire Houlihan's, the acquisition by another party of securities representing 20% or more of the voting power attributable to Zapata's outstanding capital stock, a breach of the Standstill Agreement by Zapata, or Malcolm I. Glazer's acquisition of more than 50% of Zapata's outstanding voting securities in accordance with the terms of the Standstill Agreement. In the event that Zapata announces its intention to acquire another entity controlled by Malcolm I. Glazer prior to the expiration of the Standstill Agreement, the term of the Standstill Agreement will be automatically extended until the first to occur of 18 months after the acquisition of such entity or Zapata's announcement that it does not intend to acquire such entity.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Forward-looking statements in this Form 10-Q, future filings by the Company with the Securities and Exchange Commission, the Company's press releases and oral statements by authorized officers of the Company are intended to be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the risk of a significant natural disaster, the inability of the Company to insure against certain risks, the adequacy of its loss reserves, fluctuations in commodity prices that affect the prices for fish meal and fish oil, weather and other factors affecting fish catch levels, the inherent limitations in the ability to estimate oil and gas reserves, changing government regulations, political risks of operations in foreign countries, as well as general market conditions, competition and pricing. The Company believes that forward looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward looking statements. The words "estimate," "project," "anticipate," "expect," "predict," "believe" and similar expressions are intended to identify forward looking statements.

BUSINESS

         In late 1994 and early 1995, the Company began to develop a strategic plan involving the repositioning of the Company in the food packaging, food and food service equipment and supply (collectively, "food services") businesses and exiting the energy business. The strategic plan that was developed called for the divestiture of most of the Company's remaining energy operations, including its natural gas compression operations, its natural gas gathering, processing and marketing operations and the Company's remaining domestic oil and gas assets, and the acquisition of, or joint ventures with, selected companies in the food services industry.

         In December 1995, Zapata sold the assets of its subsidiaries engaged in natural gas compression operations (collectively, "Energy Industries") to Weatherford Enterra, Inc. and its wholly owned subsidiary, Enterra Compression Company (collectively, "Weatherford Enterra"). In that transaction, Weatherford Enterra purchased from the Company all of the assets of Energy Industries for $131 million in cash, and assumed certain liabilities of Energy Industries, based on the net asset value of Energy Industries on the closing date (the "Energy Industries Sale"). The Energy Industries Sale resulted in an after-tax gain of approximately $12.6 million. Of the approximately $131 million in cash proceeds received from the Energy Industries Sale, the Company used approximately $26 million to repay bank debt of Energy Industries. Additionally, approximately $1.4 million was used to pay expenses associated with the sale.

         On April 9, 1996, Zapata sold substantially all of the assets of its subsidiaries engaged in natural gas gathering and processing operations (collectively, "Cimarron") in two separate transactions with Conoco Inc. ("Conoco") and Enogex Products Corporation ("Enogex"); Conoco purchased certain of the Texas-based assets and Enogex purchased certain of the Oklahoma-based assets. The aggregate cash consideration paid by Conoco and Enogex totaled approximately $23 million, subject to final post-closing adjustments. Subsequently, the Company sold Cimarron's remaining assets for an additional $900,000. A portion of the proceeds from the sales was used to repay $1.0 million of Cimarron's debt and to pay approximately $1.8 million in expenses associated with the sales. The sales resulted in an after-tax loss of approximately $3 million. Additionally, Cimarron recognized an after-tax loss of approximately $500,000 from operations for fiscal 1996 that had previously been deferred against a reserve for discontinued operations.

         The sale of Cimarron's assets substantially completes the transformation of Zapata away from the energy business. The Company intends to use the remaining net proceeds from the Energy Industries and Cimarron dispositions for general corporate purposes, which may include further repayment of debt, and for future expansion into the food services industry.

         On May 2, 1996, Zapata and Houlihan's Restaurant Group, Inc. ("Houlihan's") announced that they had entered into a letter of intent relating to Zapata's proposed acquisition of Houlihan's for a combination of cash and stock amounting to $8.00 per share, equally divided between cash and stock. Zapata and Houlihan's subsequently entered into an Agreement and Plan of Merger dated as of June 4, 1996 relating to the proposed acquisition. In view of Malcolm I. Glazer's significant ownership of common stock of both Zapata and Houlihan's, the transaction was negotiated by representatives of special committees of the respective boards of directors of both Zapata and Houlihan's. Zapata's special committee is comprised of Board members Ronald C. Lassiter, Robert V. Leffler, Jr. and W. George Loar. The proposed transaction is subject to, among other things, the approval of the transaction by the stockholders of both companies, registration of the Zapata shares issuable in the merger under the Securities Act of 1933 and receipt of a consent from Houlihan's primary lending bank or the refinancing of Houlihan's outstanding bank debt. There can be no assurance that the proposed transaction will be consummated.

         Zapata also announced that Malcolm I. Glazer has entered into a standstill agreement with Zapata. Under the standstill agreement, Mr. Glazer has agreed on behalf of himself, his family and entities controlled by him not to increase his or their ownership of voting securities in Zapata above 49.9% on either an outstanding or fully diluted share basis, unless, among other things, the increase is approved by a majority of the directors on the Zapata board who are not members of the Glazer family or is in response to a tender offer or other proposal by others to acquire more than 14.9% of Zapata's voting securities. The Standstill Agreement terminates upon, among other events, the first to occur of 18 months after Zapata's acquisition of Houlihan's, Zapata's announcement that it does not intend to acquire Houlihan's, the acquisition by another party of securities representing 20% or more of the voting power attributable to Zapata's outstanding capital stock, a breach of the Standstill Agreement by Zapata, or Malcolm I. Glazer's acquisition of more than 50% of Zapata's outstanding voting securities in accordance with the terms of the Standstill Agreement. In the event that Zapata announces its intention to acquire another entity controlled by Malcolm I. Glazer prior to the expiration of the Standstill Agreement, the term of the Standstill Agreement will be automatically extended until the first to occur of 18 months after the acquisition of such entity or Zapata's announcement that it does not intend to acquire such entity.

         On June 19, 1996, Zapata purchased an additional 818,006 shares of Envirodyne Industries, Inc. ("Envirodyne") common stock in a brokerage transaction at a purchase price (including commission) of $4.165 per share. Also, on July 1, 1996 Zapata completed the purchase of an additional 870,000 shares of Envirodyne common stock at a purchase price of $4.125 per share, increasing Zapata's ownership of outstanding Envirodyne common stock to approximately 40.6% as of that date.

LIQUIDITY AND CAPITAL RESOURCES

         As a result of the Energy Industries and Cimarron dispositions, Zapata's cash increased to $103.4 million at June 30, 1996 compared to $2.5 million at September 30, 1995. Additionally, Zapata's long-term debt was reduced to $18.3 million at June 30, 1996 compared to $37.5 million at September 30, 1995.

         Operating activities used cash of $2.7 million during the first nine months of fiscal 1996 as compared to the corresponding fiscal 1995 period, in which operating activities provided cash of $1.8 million. The increased use of cash in fiscal 1996 was primarily attributable to increased tax expenses associated with the Company's asset sales.

         Investing activities provided $116.4 million of cash during the fiscal 1996 year-to-date period compared to $14.8 million in the corresponding fiscal 1995 period. Fiscal 1996 investing activities included proceeds totaling $124.4 million from the Energy Industries and Cimarron dispositions, capital expenditures of $4.4 million and the $3.4 million acquisition of 818,006 shares of Envirodyne common stock, while the fiscal 1995 period included proceeds of $12.7 million from the sale of the Company's remaining shares of Tidewater Inc. ("Tidewater") common stock, proceeds totaling $5.5 million from notes receivable collections and capital expenditures of $5.2 million.

         Financing activities used cash of $12.7 million and $25.2 million in the fiscal 1996 and 1995 nine-month periods, respectively. The use of cash in the fiscal 1996 period included a $3.2 million prepayment of indebtedness owing to the Malcolm I. Glazer Trust incurred in connection with the Company's August 1995 purchase of Envirodyne common stock, a $4.8 repayment of the Company's remaining indebtedness owed to Norex America, Inc. and a $3.5 million net repayment of a revolving credit facility for the Company's marine protein division. The fiscal 1995 period included payments for debt repayment totaling $12.3 million, repurchases of the Company's preferred and common stock totaling $11.8 million and dividend payments of $1.2 million.

RESULTS OF OPERATIONS

    General

         Zapata reported net income of $1.2 million for the third quarter of fiscal 1996 as compared to net income of $1.8 million for the third quarter of fiscal 1995. Net income for the fiscal 1995 period included income from discontinued operating activities of $405,000 and income of $8.9 million from discontinued operations as a result of the reversal of an estimated loss on disposition of the Company's marine protein operations, which was recorded in fiscal 1994.

         Revenues of $21.5 million and operating income of $3.5 million for the third quarter of fiscal 1996 compared to revenues of $24.2 million and an operating loss of $11.1 million for the corresponding fiscal 1995 period. The improvement in operating income in the fiscal 1996 period was attributable to improved operating results from the Company's marine protein operations and to reduced corporate administrative expenses. The fiscal 1995 period operating income included a $12.6 million pretax provision for asset impairment of the Company's marine protein assets as a result of adopting Statement of Financial Accounting Standards No. 121 ("SFAS 121").

         The Company's net income from continuing operations of $1.2 million for the three months ended June 30, 1996 compared favorably to a net loss of $7.5 million for the three months ended June 30, 1995. The fiscal 1995 results included the $12.6 million pretax provision for asset impairment as a result of adopting SFAS 121. Zapata's fiscal 1996 period included a $1.4 million equity loss from Zapata's interest in the net loss of Envirodyne for the three months ended March 28, 1996 and a $490,000 pretax loss related to an investment in subordinated debentures of Wherehouse Entertainment, Inc.

         For the first nine months of fiscal 1996, Zapata's net income increased to $11.5 million from $5.4 million for the corresponding fiscal 1995 period due primarily to the $12.6 million after-tax gain from the Energy Industries Sale. Revenues of $60.3 million and operating income of $7.3 million for the 1996 period compared to the 1995 period revenues of $68.8 million and an operating loss of $11.0 million.

    Marine Protein

         Revenues of $20.9 million and operating income of $3.8 million for the third quarter of fiscal 1996 compared favorably to revenues of $21.7 million and an operating loss of $10.4 million for the third quarter of fiscal 1995. The improvement in the current period is primarily attributable to higher prices for fish meal and to the $12.6 million provision for asset impairment recorded in the fiscal 1995 period. The average price for fish meal, the division's primary product, increased to $443 per ton in the third quarter of fiscal 1996 from $355 per ton in the third quarter of fiscal 1995, while the average price of fish oil declined to $335 per ton in the 1996 period from $349 per ton in the 1995 period. Reflecting a lower carryover inventory from the prior year, sales volumes of fish meal and fish oil were lower by approximately 19% and 46%, respectively, in the current quarter as compared to the prior-year quarter.

         Similarly, year-to-date revenues of $58.8 million and operating income of $8.8 million for fiscal 1996 compared to revenues of $61.3 million and an operating loss of $8.6 million for the corresponding fiscal 1995 period. Year-to- date fiscal 1996 fish meal prices have averaged $419 per ton versus $347 per ton in fiscal 1995. Likewise, fish oil prices have averaged $422 per ton in the fiscal 1996 period versus $301 per ton in the fiscal 1995 period. Sales volumes of fish meal and fish oil for the first nine months of fiscal 1996 were lower by approximately 31% and 41%, respectively, than the corresponding fiscal 1995 sales volumes.

         The price for fish meal generally bears a relationship to prevailing soybean meal prices, while prices for fish oil are usually based on prices for vegetable fats and oils, such as soybean and palm oils. Accordingly, the prices for the Company's products are significantly influenced by worldwide supply and demand relationships over which the Company has no control and which tend to fluctuate to a significant extent over the course of a year and from year to year.

         The Company's fish catch for the first nine months of fiscal 1996 was approximately 6% higher than the fish catch for the first nine months of fiscal 1995. The annual fish catch can vary from year to year depending on weather conditions and other factors outside the Company's control; the Company cannot predict future fish catch levels.

    Oil and Gas

         In fiscal 1995, the Company sold its U.S. natural gas producing properties. As a result, the Company's only significant remaining oil and gas activity is the production of natural gas through a joint venture in Bolivia in which the Company has a 25% interest. Revenues of $611,000 and operating income of $273,000 in the third quarter of fiscal 1996 compared to revenues of $2.5 million and operating income of $310,000 in the comparable fiscal 1995 quarter, which included revenues of $599,000 and operating income of $399,000 from the Bolivian operations.

         Year-to-date fiscal 1996 revenues of $1.5 million and operating income of $426,000 compared to fiscal 1995 revenues of $7.5 million and operating income of $528,000. The fiscal 1995 results include Bolivian revenues of $2.1 million and operating income of $1.2 million.

                          PART II.  OTHER INFORMATION

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

(a)      Exhibits:

         The exhibits indicated by an asterisk (*) are incorporated by reference.

         3(a)*   --       Restated Certificate of Incorporation of Zapata filed
                          with Secretary of State of Delaware on May 3, 1994
                          (Exhibit 3(a) to Zapata's Current Report on Form 8-K
                          dated April 27, 1994 (File No.  1-4219)).
         3(b)*   --       Certificate of Designation, Preferences and Rights of
                          $1 Preference Stock (Exhibit 3(c) to Zapata's
                          Quarterly Report on Form 10-Q for the fiscal quarter
                          ended March 31, 1993 (File No. 1- 4219)).
         3(c)*   --       Certificate of Designation, Preferences and Rights of
                          $100 Preference Stock (Exhibit 3(d) to Zapata's
                          Quarterly Report on Form 10-Q for the fiscal quarter
                          ended March 31, 1993 (File No. 1- 4219)).
         3(d)*   --       By-laws of Zapata, as amended effective November 21,
                          1995 (Exhibit 3(d) to Zapata's Annual Report on Form
                          10-K for the fiscal year ended September 30, 1995
                          (File No. 1-4219)).
         10(a)*  --       Purchase and Sale Agreement dated March 26, 1996 by
                          and among Cimarron Gas Holding Company, Conoco Inc.
                          and Enogex Products Corporation (Exhibit 2.1 to
                          Zapata's Current Report on Form 8-K dated April 9,
                          1996 (File No. 1-4219)).
         10(b)*  --       Amendment and Clarification of Purchase and Sale
                          Agreement, Waiver and Closing Agreement dated April
                          9, 1996 (Exhibit 2.2 to Zapata's Current Report on
                          Form 8-K dated April 9, 1996 (File No.  1-4219)).
         10(c)*  --       Agreement and Plan of Merger dated as of June 4, 1996
                          among Zapata, Zapata Acquisition Corp.  and
                          Houlihan's (Exhibit 2.1 to Zapata's Registration
                          Statement on Form S-4 (Reg. No. 333- 06729)).
         10(d)*  --       Standstill Agreement dated April 30, 1996 between
                          Zapata and Malcolm I. Glazer (Exhibit 10.18 to
                          Zapata's Registration Statement on Form S-4 (Reg. No.
                          333-06729)).
         10(e)*  --       Irrevocable proxy dated June 4, 1996 granted by
                          Malcolm I. Glazer to members of a Special Committee
                          of the Board of Directors of Zapata (Exhibit 10.19 to
                          Zapata's Registration Statement on Form S-4 (Reg. No.
                          333-06729)).
         10(f)*  --       Supplemental Agreement dated June 4, 1996 between
                          Malcolm I. Glazer and Zapata (Exhibit 10.20 to
                          Zapata's Registration Statement on Form S-4 (Reg. No.
                          333-06729)).
         10(g)*  --       1996 Long-Term Incentive Plan of Zapata (Exhibit
                          10.21 to Zapata's Registration Statement on Form S-4
                          (Reg. No. 333-06729)).
         27      --       Financial Data Schedule.

(b)      Reports on Form 8-K:

         During the quarter ended June 30, 1996, Zapata filed the following Current Reports on Form 8-K with the Securities and Exchange
         Commission:

 Date of Earliest
 Event Reported                          Items Reported                                Financial Statements Filed
 --------------                          --------------                                --------------------------
 April 9, 1996                           Sale by Zapata of substantially               Unaudited Pro Forma Condensed Balance
                                         all the assets of Cimarron.                   Sheet of Zapata as of December 31, 1995.

 April 30, 1996                          Execution of Letter of Intent                 None.
                                         between Zapata and Houlihan's'
                                         relating to the proposed
                                         acquisition of Houlihan's by
                                         Zapata.

 June 4, 1996                            Execution of Agreement and Plan               None.
                                         of Merger among Zapata, Zapata
                                         Acquisition Corp. and
                                         Houlihan's' relating to the
                                         proposed acquisition of
                                         Houlihan's by Zapata.

 June 19, 1996                           Additional acquisitions of                    (a)  Audited Consolidated Financial
                                         shares of common stock of                     Statements of Envirodyne and
                                         Envirodyne.                                   Subsidiaries as of December 28, 1995 and
                                                                                       December 29, 1994 and for the periods
                                                                                       December 30, 1994 to December 28, 1995,
                                                                                       January 1, 1994 to December 29, 1994 and
                                                                                       January 1, 1993 to December 31, 1993,
                                                                                       (b) Audited Consolidated Financial
                                                                                       Statements of Viskase Holding
                                                                                       Corporation and Subsidiaries as of
                                                                                       December 28, 1995 and December 29, 1994
                                                                                       and for the periods December 30, 1994 to
                                                                                       December 28, 1995, January 1, 1994 to
                                                                                       December 29, 1994 and January 1, 1993 to
                                                                                       December 31, 1993,  (c)  Unaudited
                                                                                       Consolidated

                                                                                       Financial Statements of Envirodyne and
                                                                                       Subsidiaries as of March 28, 1996 and
                                                                                       for the three month periods ended
                                                                                       March 28, 1996 and March 30, 1995 and
                                                                                       (d)  Unaudited Consolidated Financial
                                                                                       Statements of Viskase Holding
                                                                                       Corporation and  and Subsidiaries as of
                                                                                       March 28, 1996 and for the three month
                                                                                       periods ended March 28, 1996 and
                                                                                       March 30, 1995.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        ZAPATA CORPORATION
                                          (Registrant)


August 12, 1996                  By:  /s/ JOSEPH L. VON ROSENBERG III
                                     -------------------------------------------
                                            (Joseph L. von Rosenberg III,
                                      Executive Vice President, General Counsel
                                             and Corporate Secretary)


August 12, 1996                  By:  /s/ ROBERT A. GARDINER
                                     -------------------------------------------
                                              (Robert A. Gardiner,
                                    Vice President and Chief Financial Officer)

                              INDEX TO EXHIBITS


       Exhibit
         No.              Description
       -------            -----------


         3(a)*   --       Restated Certificate of Incorporation of Zapata filed
                          with Secretary of State of Delaware on May 3, 1994
                          (Exhibit 3(a) to Zapata's Current Report on Form 8-K
                          dated April 27, 1994 (File No.  1-4219)).
         3(b)*   --       Certificate of Designation, Preferences and Rights of
                          $1 Preference Stock (Exhibit 3(c) to Zapata's
                          Quarterly Report on Form 10-Q for the fiscal quarter
                          ended March 31, 1993 (File No. 1- 4219)).
         3(c)*   --       Certificate of Designation, Preferences and Rights of
                          $100 Preference Stock (Exhibit 3(d) to Zapata's
                          Quarterly Report on Form 10-Q for the fiscal quarter
                          ended March 31, 1993 (File No. 1- 4219)).
         3(d)*   --       By-laws of Zapata, as amended effective November 21,
                          1995 (Exhibit 3(d) to Zapata's Annual Report on Form
                          10-K for the fiscal year ended September 30, 1995
                          (File No. 1-4219)).
         10(a)*  --       Purchase and Sale Agreement dated March 26, 1996 by
                          and among Cimarron Gas Holding Company, Conoco Inc.
                          and Enogex Products Corporation (Exhibit 2.1 to
                          Zapata's Current Report on Form 8-K dated April 9,
                          1996 (File No. 1-4219)).
         10(b)*  --       Amendment and Clarification of Purchase and Sale
                          Agreement, Waiver and Closing Agreement dated April
                          9, 1996 (Exhibit 2.2 to Zapata's Current Report on
                          Form 8-K dated April 9, 1996 (File No.  1-4219)).
         10(c)*  --       Agreement and Plan of Merger dated as of June 4, 1996
                          among Zapata, Zapata Acquisition Corp.  and
                          Houlihan's (Exhibit 2.1 to Zapata's Registration
                          Statement on Form S-4 (Reg. No. 333- 06729)).
         10(d)*  --       Standstill Agreement dated April 30, 1996 between
                          Zapata and Malcolm I. Glazer (Exhibit 10.18 to
                          Zapata's Registration Statement on Form S-4 (Reg. No.
                          333-06729)).
         10(e)*  --       Irrevocable proxy dated June 4, 1996 granted by
                          Malcolm I. Glazer to members of a Special Committee
                          of the Board of Directors of Zapata (Exhibit 10.19 to
                          Zapata's Registration Statement on Form S-4 (Reg. No.
                          333-06729)).
         10(f)*  --       Supplemental Agreement dated June 4, 1996 between
                          Malcolm I. Glazer and Zapata (Exhibit 10.20 to
                          Zapata's Registration Statement on Form S-4 (Reg. No.
                          333-06729)).
         10(g)*  --       1996 Long-Term Incentive Plan of Zapata (Exhibit
                          10.21 to Zapata's Registration Statement on Form S-4
                          (Reg. No. 333-06729)).
         27      --       Financial Data Schedule.

                                    ANNEX C

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                            --------------------

                                  FORM 8-K


                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(D) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


                            --------------------


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  JUNE 19, 1996


                             ZAPATA CORPORATION
           (Exact name of registrant as specified in its charter)



          DELAWARE                     1-4219                  C-74-1339132
(State or other jurisdiction    (Commission File No.)        (I.R.S. Employer
      of incorporation)                                     Identification No.)


                            1717 ST. JAMES PLACE
                                  SUITE 550
                            HOUSTON, TEXAS 77056
                  (Address of principal executive offices)


                               (713) 940-6100
            (Registrant's telephone number, including area code)


                               NOT APPLICABLE
        (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

         On June 19, 1996, Zapata Corporation, a Delaware corporation ("Zapata"), purchased 818,006 shares of common stock, par value $0.01 per share ("Envirodyne Common Stock"), of Envirodyne Industries, Inc., a Delaware corporation ("Envirodyne"), in a brokerage transaction (which settled on June 24, 1996) at a purchase price of $4.165 per share, including brokerage commissions. Also, on June 19, 1996, Zapata contracted to acquire, at a purchase price of $4.125 per share, all the shares of Envirodyne Common Stock held by a holder of 900,000 shares of Envirodyne Common Stock, subject to reductions in the number of shares held by such holder (estimated not to exceed 30,000 shares) effected prior to the closing of the transaction, which is to occur no later than June 30, 1996. Upon the closing of such transaction (assuming that 870,000 shares of Envirodyne Common Stock are acquired in such transaction and based upon the most recently available filing by Envirodyne with the Securities and Exchange Commission), Zapata will own approximately 40.6% of the outstanding shares of Envirodyne Common Stock. For additional information with respect to Envirodyne, reference is made to the audited consolidated financial statements of Envirodyne and subsidiaries as of December 28, 1995 and December 29, 1994 and for the 52-week periods ended December 28, 1995, December 29, 1994 and December 31, 1993 and to the unaudited interim consolidated financial statements of Envirodyne and subsidiaries as of March 28, 1996 and for the three months ended March 28, 1996 and March 30, 1995, all of which are included as an exhibit to this Current Report on Form 8-K and are incorporated herein by this reference.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c) EXHIBITS.

             Exhibit 23  - Consent of independent accountants.

             Exhibit 99  - Financial statements of Envirodyne Industries, Inc.
                           and subsidiaries, including independent accountant's report.

                                   SIGNATURES



        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        ZAPATA CORPORATION



                                        By: /s/ Joseph L. von Rosenberg III
                                            ----------------------------------
                                            Joseph L. von Rosenberg III
                                            Executive Vice President, General
                                              Counsel and Corporate Secretary



Date:  June 24, 1996

                                 EXHIBIT INDEX


     Exhibit                  Description
     -------                  -----------
        23         Consent of independent accountants.

        99 Financial statements of Envirodyne Industries, Inc. and subsidiaries, including independent accountant's report.

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the Registration Statements of Zapata Corporation of Form S-3 (File No. 33-68034) and on Form S-8's (File Nos. 33-19085 and 33-45251) of our reports, which include explanatory paragraphs discussing the comprehensive financial restructuring through implementation of reorganization under Chapter 11 of the United States Bankruptcy Code, dated March 26, 1996, on our audits of the consolidated financial statements and financial statement schedules of Envirodyne Industries, Inc. and subsidiaries as of December 28, 1995 and December 29, 1994 and for the period December 30, 1994 to December 28, 1995 and January 1 to December 29, 1994 (Post-consummation) and January 1 to December 31, 1993 (Pre-consummation) and the consolidated financial statements and financial statement schedules of Viskase Holding Corporation and subsidiaries as of December 28, 1995 and December 29, 1994, and for the period December 30, 1994 to December 28, 1995 and January 1 to December 29, 1994 (Post-consummation) and January 1 to December 31, 1993 (Pre-consummation), which reports are included in this Form 8-K.



                                  Coopers & Lybrand L.L.P.

Chicago, Illinois
June 21, 1996

                         AUDITED FINANCIAL STATEMENTS

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Envirodyne Industries, Inc.

      We have audited the consolidated financial statements and the financial statement schedules of Envirodyne Industries, Inc. and Subsidiaries listed in
Item 14(a) of this Form 10-K. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the consolidated financial statements, on December 31, 1993, the Company completed a comprehensive financial restructuring through the implementation of reorganization under Chapter 11 of the United States Bankruptcy Code and applied fresh start reporting.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Envirodyne Industries, Inc. and Subsidiaries as of December 28, 1995 and December 29, 1994, and the consolidated results of their operations and their cash flows for the period December 30, 1994 to December 28, 1995 and January 1 to December 29, 1994 (Post-consummation) and January 1 to December 31, 1993 (Pre-consummation), in conformity with generally accepted accounting principles. In addition, in our opinion the schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.



Coopers & Lybrand L.L.P.

Chicago, Illinois
March 26, 1996

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                  DECEMBER 28,        DECEMBER 29,
                                                      1995                1994
                                                  ------------        ------------
                                                          (in thousands)
ASSETS
  Current assets:
    Cash and equivalents ........................   $ 30,325            $  7,289
    Receivables, net ............................     89,454              86,868
    Inventories .................................     99,474             110,483
    Other current assets ........................     21,646              19,466
                                                    --------            --------
        Total current assets ....................    240,899             224,106
  Property, plant and equipment,
    including those under capital leases ........    545,491             506,099
    Less accumulated depreciation
      and amortization ..........................     75,987              35,761
                                                    --------            --------
    Property, plant and equipment, net ..........    469,504             470,338
  Deferred financing costs ......................      8,090               9,143
  Other assets ..................................     45,589              47,181
  Excess reorganization value ...................    135,485             145,868
                                                    --------            --------
                                                    $899,567            $896,636
                                                    ========            ========


LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Short-term debt including current portion
      of long-term debt and obligations
      under capital leases ......................   $ 12,504            $ 25,798
    Accounts payable ............................     39,117              34,335
    Accrued liabilities .........................     67,553              72,246
                                                    --------            --------
        Total current liabilities ..............     119,174             132,379
  Long-term debt including obligations
    under capital leases .......................     530,181             489,358
  Accrued employee benefits ....................      55,626              56,217
  Deferred and noncurrent income taxes .........      77,490              83,333
  Commitments and contingencies
  Stockholders' equity:
    Preferred stock, $.01 par value;
      none outstanding
    Common stock, $.01 par value;
      13,579,460 shares issued and
      outstanding at December 28, 1995 and
      13,515,000 shares at December 29, 1994 ...         136                 135
    Paid in capital.............................     134,864             134,865
    Accumulated (deficit) ......................     (25,131)             (3,612)
    Cumulative foreign currency
      translation adjustments ..................       7,227               3,961
                                                    --------            --------
        Total stockholders' equity                   117,096             135,349
                                                    --------            --------
                                                    $899,567            $896,636
                                                    ========            ========


  The accompanying notes are an integral part of the consolidated financial statements.

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                          52 WEEKS            52 WEEKS            52 WEEKS
                                                        DECEMBER 30,         JANUARY 1,          JANUARY 1,
                                                          1994 TO                TO                  TO
                                                        DECEMBER 28,        DECEMBER 29,        DECEMBER 31,
                                                            1995                1994                1993
                                                        ------------        ------------        ------------
                                                             (in thousands, except for number of shares
                                                                       and per share amounts)
NET SALES .........................................     $   650,212           $   599,029         $ 587,385
  Patent infringement settlement income ...........                                 9,457

COSTS AND EXPENSES
  Cost of sales ...................................         485,048               435,760           418,692
  Selling, general and administrative .............         111,230               108,437            99,350
  Amortization of intangibles and
    excess reorganization value ...................          15,799                15,612            15,711
                                                         ----------           -----------         ---------
OPERATING INCOME ..................................          38,135                48,677            53,632
  Interest income .................................             670                   307               931
  Interest expense ................................          57,336                49,514            31,190
  Other expense (income), net .....................           1,710                (1,668)            5,540
  Minority interest in loss of subsidiary .........                                    50               717
                                                         ----------           -----------         ---------
INCOME (LOSS) BEFORE INCOME TAXES,
  REORGANIZATION ITEMS AND EXTRAORDINARY ITEMS ....         (20,241)                1,188            18,550
  Reorganization items, net .......................                                                 104,745
                                                         ----------           -----------         ---------
INCOME (LOSS) BEFORE INCOME TAXES
  AND EXTRAORDINARY ITEMS .........................         (20,241)                1,188           (86,195)
  Income tax provision (benefit) ..................          (2,918)                4,800            12,000
                                                         ----------           -----------         ---------
(LOSS) BEFORE EXTRAORDINARY ITEMS .................         (17,323)               (3,612)          (98,195)
 Extraordinary gain (loss), net of tax ............          (4,196)                                183,784
                                                         ----------           -----------         ---------
NET INCOME (LOSS) .................................      $  (21,519)          $    (3,612)        $  85,589
                                                         ==========           ===========         =========
WEIGHTED AVERAGE COMMON SHARES ....................      13,516,771            13,500,703               320
                                                         ==========           ===========         =========
PER SHARE AMOUNTS:
  (LOSS) BEFORE EXTRAORDINARY ITEMS ...............      $    (1.28)          $      (.27)        $(306,859)
                                                         ==========           ===========         =========
NET INCOME (LOSS) .................................      $    (1.59)          $      (.27)        $ 267,466
                                                         ==========           ===========         =========


     Due to the implementation of the Plan of Reorganization and Fresh Start Reporting, the consolidated statement of operations for the fiscal years ended December 28, 1995 and December 29, 1994 are not comparable to the fiscal year ended December 31, 1993. (Refer to Note 1 of Notes to Consolidated Financial Statements.)

   The accompanying notes are an integral part of the consolidated financial statements.

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                 CUMULATIVE
                                                                                   FOREIGN       TOTAL
                                                                                  CURRENCY    STOCKHOLDERS'
                                         COMMON      PAID IN      ACCUMULATED    TRANSLATION     EQUITY
                                         STOCK       CAPITAL       (DEFICIT)     ADJUSTMENTS    (DEFICIT)
                                         ------      --------     -----------    -----------    ---------
                                                               (IN THOUSANDS)
Balance December 31, 1992 . . . . . .    $    1      $ 12,900     $ (98,776)     $  2,330     $  (83,545)
Net income  . . . . . . . . . . . . .                                85,589                       85,589
Translation adjustments . . . . . . .                                              (2,044)        (2,044)
Cancellation of preconsummation
  Common Stock  . . . . . . . . . . .        (1)      (12,900)                                   (12,901)
Elimination of accumulated deficit
  and cumulative foreign currency
  translation adjustments . . . . . .                                13,187          (286)        12,901
                                         ------      --------     ---------      --------     ----------
                                         $    0      $      0     $       0      $      0     $        0
                                         ======      ========     =========      ========     ==========

Issuance of new Common Stock  . . . .    $  135      $134,865                                 $  135,000
                                         ------      --------                                 ----------
Balance December 31, 1993 . . . . . .       135       134,865                                    135,000
Net (loss)  . . . . . . . . . . . . .                             $  (3,612)                      (3,612)
Translation adjustments . . . . . . .                                            $  3,961          3,961
                                         ------      --------     ---------      --------     ----------
Balance December 29, 1994 . . . . . .       135       134,865        (3,612)        3,961        135,349
Net (loss)  . . . . . . . . . . . . .                               (21,519)                     (21,519)
Issuance of Common Stock  . . . . . .         1            (1)
Translation adjustments . . . . . . .                                               3,266          3,266
                                         ------      --------     ---------      --------     ----------
Balance December 28, 1995                $  136      $134,864     $ (25,131)     $  7,227     $  117,096
                                         ======      ========     =========      ========     ==========


     Due to the implementation of the Plan of Reorganization and Fresh Start Reporting, the stockholders' equity for the fiscal years ended December 28, 1995 and December 29, 1994 are not comparable to the fiscal year ended December 31, 1993. (Refer to Note 1 of Notes to Consolidated Financial Statements.)


   The accompanying notes are an integral part of the consolidated financial statements.

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          DECEMBER 30,       JANUARY 1,      JANUARY 1,
                                                                            1994 TO              TO              TO
                                                                          DECEMBER 28,      DECEMBER 29,    DECEMBER 31,
                                                                            1995                1994            1993
                                                                         -----------       ------------     ------------
                                                                                         (IN THOUSANDS)
Cash flows from operating activities:
  (Loss) before extraordinary item  . . . . . . . . . . . . . . . .      $ (17,323)          $ (3,612)       $ (98,195)
  Extraordinary gain (loss) . . . . . . . . . . . . . . . . . . . .         (4,196)                            183,784
                                                                         ---------           --------        ---------
  Net income (loss) . . . . . . . . . . . . . . . . . . . . . . . .        (21,519)            (3,612)          85,589
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization under capital leases  . . . . . .         40,262             35,775           36,687
    Amortization of intangibles and excess reorganization value . .         15,799             15,612           15,711
    Amortization of deferred financing fees and discount  . . . . .          2,196              1,569            2,418
    Increase (decrease) in deferred and noncurrent income taxes . .         (6,450)               (52)           9,547
    Loss on debt extinguishment . . . . . . . . . . . . . . . . . .          6,778
    Foreign currency transaction loss (gain)  . . . . . . . . . . .         (1,233)            (3,465)           3,380
    Loss (gain) on sales of property, plant and equipment . . . . .             73                 (9)             650
    Reorganization items and fresh start reporting  . . . . . . . .                                            (79,039)
    Changes in operating assets and liabilities:
      Accounts receivable . . . . . . . . . . . . . . . . . . . . .           (839)           (11,257)          (1,319)
      Inventories . . . . . . . . . . . . . . . . . . . . . . . . .         12,741            (10,548)           4,163
      Other current assets  . . . . . . . . . . . . . . . . . . . .         (1,837)            (1,607)          (2,152)
      Accounts payable and accrued liabilities  . . . . . . . . . .         (1,670)             3,774           15,894
      Other . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (5,334)            (2,894)             672
                                                                         ---------           --------        ---------
    Total adjustments . . . . . . . . . . . . . . . . . . . . . . .         60,486             26,898            6,612
                                                                         ---------           --------        ---------
      Net cash provided by operating activities before
        reorganization expense  . . . . . . . . . . . . . . . . . .         38,967             23,286           92,201
       Net cash used for reorganization items . . . . . . . . . . .                                            (14,929)
                                                                         ---------           --------        ---------
        Total net cash provided by operating activities . . . . . . .       38,967             23,286           77,272

Cash flows from investing activities:
  Capital expenditures  . . . . . . . . . . . . . . . . . . . . . .        (34,465)           (32,566)         (40,887)
  Proceeds from sale of property, plant and equipment . . . . . . .             86                359              124
  Purchase of minority interest in subsidiary . . . . . . . . . . .                            (4,200)
                                                                         ---------           --------        ---------
      Net cash (used in) investing activities . . . . . . . . . . .        (34,379)           (36,407)         (40,763)
Cash flows from financing activities:
  Proceeds from revolving loan and long-term borrowings . . . . . .        207,922             37,668          106,003
  Deferred financing costs  . . . . . . . . . . . . . . . . . . . .         (7,887)            (1,608)          (9,779)
  Repayment of revolving loan, long-term borrowings and
    capital lease obligations . . . . . . . . . . . . . . . . . . .       (181,375)           (22,617)        (138,736)
                                                                         ---------           --------        ---------
      Net cash provided by (used in) financing activities . . . . .         18,660             13,443          (42,512)
Effect of currency exchange rate changes on cash  . . . . . . . . .           (212)              (776)            (316)
                                                                         ---------           --------        ---------
Net increase (decrease) in cash and equivalents . . . . . . . . . .         23,036               (454)          (6,319)
Cash and equivalents at beginning of period . . . . . . . . . . . .          7,289              7,743           14,062
                                                                         ---------           --------        ---------
Cash and equivalents at end of period . . . . . . . . . . . . . . .      $  30,325           $  7,289        $   7,743
                                                                         =========           ========        =========
- -------------------------------------------------------------------------------------------------------------------------
Supplemental cash flow information and noncash investing and financing activities:
  Interest paid . . . . . . . . . . . . . . . . . . . . . . . . . .      $  55,030           $ 43,484        $  28,001
  Income taxes paid . . . . . . . . . . . . . . . . . . . . . . . .      $   4,895           $  5,058        $   1,154
  Capital lease obligations (machinery and equipment) . . . . . . .      $   2,081

         Due to the implementation of the Plan of Reorganization and Fresh Start Reporting, the consolidated statement of cash flows for the fiscal years ended December 28, 1995 and December 29, 1994 are not comparable to the fiscal year ended December 31, 1993. (Refer to Note 1 of Notes to Consolidated Financial Statements.)

   The accompanying notes are an integral part of the consolidated financial statements.

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   CHAPTER 11 REORGANIZATION PROCEEDINGS (DOLLARS IN THOUSANDS)

     On January 6, 1993, a group of bondholders filed an involuntary petition for reorganization of Envirodyne Industries, Inc. under Chapter 11 of the U.S. Bankruptcy Code. On January 7, 1993 Viskase Corporation, Viskase Sales Corporation, Viskase Holding Corporation, Clear Shield National, Inc., Sandusky Plastics of Delaware, Inc., Sandusky Plastics, Inc. and Envirodyne Finance Company each filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the Bankruptcy Court). On December 17, 1993, the Bankruptcy Court confirmed the First Amended Joint Plan of Reorganization as twice modified (Plan of Reorganization) with respect to Envirodyne Industries, Inc. (Envirodyne) and certain of its subsidiaries. The Plan of Reorganization was consummated and Envirodyne and certain of its subsidiaries emerged from Chapter 11 on December 31, 1993 (Effective Date). For accounting purposes, the Plan of Reorganization was deemed to be effective as of December 31, 1993.

     Pursuant to the Plan of Reorganization, Envirodyne's shares of common stock that were outstanding prior to the effective date were canceled. Emerald Acquisition Corporation, the sole stockholder of Envirodyne prior to the consummation of the bankruptcy, received no distribution pursuant to the Plan of Reorganization. The Plan of Reorganization provided for the initial issuance of approximately 13,500,000 new shares of Envirodyne common stock (subject to adjustment), warrants to purchase an additional 1,500,000 shares and distributions to major creditors as follows:

         -- Holders of Envirodyne's former Senior Discount Notes Due 1997 (14.5%) (Old Discount Notes) with an accreted value as of January 6, 1993 of $200,838 became entitled to receive a pro rata portion of $219,262 principal amount of 10 1/4% Senior Notes Due 2001 (10 1/4% Notes).

         -- Holders of Envirodyne's former $200,000 principal amount of 14% Senior Subordinated Debentures Due 2001 (Old 14% Debentures), with accrued but unpaid interest through January 6, 1993 of $42,812 became entitled to receive a pro rata portion of 12,142,737 shares of the Envirodyne common stock, par value $.01 per share, representing in the aggregate approximately 89.95% of the common stock initially issued pursuant to the Plan of Reorganization.

         -- Holders of the Envirodyne's former $91,350 principal amount of 13 1/2% Subordinated Notes Due 1996 (Old 13 1/2% Notes), with accrued but unpaid interest through January 6, 1993 of $13,604 became entitled to receive a pro rata portion of (i) 903,625 shares of Envirodyne common stock, representing in the aggregate approximately 6.69% of the common stock initially issued pursuant to the Plan of Reorganization, and (ii) warrants (Warrants) to purchase 1,500,000 shares of common stock. The Warrants were issued pursuant to a Warrant
                 Agreement dated as of December 31, 1993 between Envirodyne and Bankers Trust Company, as Warrant Agent. The Warrants are exercisable at any time until December 31, 1998 at an exercise price of $17.25 per share. The number of shares of common stock for which a Warrant is exercisable, and the exercise price of the Warrants, are subject to adjustment upon the occurrence of certain events. In addition, holders of Old
                 13 1/2% Notes, other than Salomon Brothers Inc (Salomon Brothers) and certain of its affiliates, who elected to grant a limited release to Salomon Brothers and its affiliates pursuant to the Plan of Reorganization, of all claims arising out of the 1989 leveraged buyout acquisition of Envirodyne, the Old 13 1/2% Notes or Envirodyne, were entitled to share ratably in 445,928 shares of common stock, representing in the aggregate approximately 3.30% of the common stock initially issued pursuant to the Plan of Reorganization.

         -- Holders of allowed general unsecured claims of Envirodyne (as opposed to subsidiaries of Envirodyne) became entitled to receive 32.28 shares of common stock for each five hundred dollars amount of their prepetition claims, or a total of 8,070 shares of common stock, representing .06% of the common stock initially issued pursuant to the Plan of Reorganization. These claims totaled approximately $125. If the allowed amount of general unsecured claims of Envirodyne exceeds $125, for example upon the resolution of disputed claims, additional shares of common stock will have to be issued to the holders of allowed general unsecured claims of Envirodyne in order to provide equitable allocation of value among

                 Envirodyne's unsecured creditors under the Plan of Reorganization. Such additional shares of common stock would be distributed with respect to allowed general unsecured claims of Envirodyne as follows: (i) approximately 2.58 additional shares per five hundred dollars in claims in the event allowed general unsecured claims of Envirodyne are between $125 and $25,000; (ii) approximately 5.61 additional shares per five hundred dollars in claims in the event allowed general unsecured claims of Envirodyne are between $25,000 and $50,000; (iii) approximately 9.22 additional shares per five hundred dollars in claims in the event allowed general unsecured claims of Envirodyne are between $50,000 and $75,000; and (iv) approximately 13.58 additional shares per five hundred dollars in claims in the event allowed general unsecured claims of Envirodyne are between $75,000 and $100,000. Refer to Note 23 for discussion on certain settled claims and open claims which, if determined adversely to Envirodyne, would result in the issuance of common stock.

         -- Holders of Envirodyne subsidiary allowed trade claims were paid in full.

         -- Salomon Brothers Holding Company Inc 11.25% Pay-in-Kind Notes issued by Envirodyne with an accreted value as of January 6, 1993 of $5,658 were canceled.

         The contracts constituting the sale and leaseback transaction with General Electric Capital Corporation were assumed by the relevant Envirodyne subsidiaries under the Plan of Reorganization with minor changes thereto.

         The Chapter 11 filing was related only to the Company's domestic operations and did not include the foreign subsidiaries and various inactive domestic subsidiaries.

         The Company accounted for the reorganization using the principles of fresh start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Accordingly, all assets and liabilities have been restated to reflect their reorganization value, which approximates fair value.

         The reorganization value of the Company's equity of $135,000 was based on the consideration of many factors and various valuation methods, including discounted cash flows and comparable multiples of earnings valuation techniques believed by management and its financial advisors to be representative of the Company's business and industry. Factors considered by the Company included the following:

         o Forecasted operating and cash flow results which gave effect to the estimated impact of debt restructuring and other operational reorganization.

         o Discounted residual value at the end of the forecasted period based on the capitalized cash flows for the last year of that period.

         o       Competition and general economic considerations.

         o       Projected sales growth.

         o       Potential profitability.

         o       Seasonality and working capital requirements.

         The excess of the reorganization value over the fair value of net assets and liabilities is reported as excess reorganization value and is being amortized over a fifteen-year period. The Company continues to evaluate the recoverability of excess reorganization value based on the operating performance and expected future undiscounted cash flows of the operating business units.

     The reorganization and the adoption of Fresh Start Reporting resulted in the following adjustments to the Company's Consolidated Statement of Operations for the period January 1 to December 31, 1993:


                                                                           INCOME
                                                                         (EXPENSE)
                                                                         ---------
Reorganization Items
- --------------------
Legal, financial advisory and other fees associated with the
  Chapter 11 proceedings...............................................  $ (14,929)
Write-off of deferred financing fees associated with the Bank
  Credit Agreement ....................................................     (4,071)
Write-off of existing excess investment over net assets acquired, net of excess reorganization value recorded, and fair market value
  adjustments to assets and liabilities ...............................    (85,745)
                                                                         ---------
                                                                         $(104,745)
                                                                         =========

Extraordinary Gain
- ------------------
Accreted value of the Old Discount Notes less unamortized deferred
  financing ..........................................................   $ 197,379
Principal amount of Old 14% Debentures plus accrued interest less
  unamortized deferred financing .....................................     237,125
Principal amount of Old 13 1/2% Notes plus accrued interest less
  unamortized deferred financing .....................................     103,918
Accreted value of 11 1/4% Pay-in-Kind Notes due to Related Party .....       5,658
Envirodyne untendered shares .........................................       2,176
Envirodyne general unsecured creditors allowed claims ................          90
Principal amount of 10 1/4% Notes exchanged for Old Discount Notes....    (219,262)
Fair value of equity exchanged for Old 14% Debentures, Old
  13 1/2% Notes and Envirodyne unsecured claims ......................    (135,000)
                                                                         ---------
Extraordinary gain before tax provision ..............................     192,084
Tax provision on extraordinary gain...................................       8,300
                                                                         ---------
Extraordinary gain net of taxes ......................................   $ 183,784
                                                                         =========


     Had the Fresh Start reporting and the Plan of Reorganization been implemented with the related financing at the beginning of 1993, the pro forma Envirodyne consolidated statement of operations would have been as follows:

      (IN THOUSANDS, EXCEPT FOR NUMBER OF SHARES AND PER SHARE AMOUNTS)

                                                                           PRO FORMA
                                                                          JANUARY 1 To
                                                                       DECEMBER 31, 1993
                                                                       -----------------
                                                                          (UNAUDITED)
Net sales .........................................................       $  587,385
  Cost of sales ...................................................          417,780
  Selling, general and administrative..............................           99,350
  Amortization of intangibles and excess reorganization cost.......           15,612
                                                                          ----------
Operating income...................................................           54,643
  Interest income .................................................              931
  Interest expense ................................................           51,198
  Other expense (income), net......................................            5,540
  Minority interest in loss of subsidiary..........................              717
                                                                          ----------
Income before income taxes.........................................             (447)
  Income tax provision ............................................            6,140
                                                                          ----------
Net (loss) ........................................................       $   (6,587)
                                                                          ==========
Weighted average common shares ....................................       13,500,703
Net (loss) per share ..............................................       $     (.49)
                                                                          ==========

     The pro forma information reflects the changes in interest cost and depreciation and amortization due to the implementation of the Plan of Reorganization and Fresh Start Reporting.

2.   NATURE OF BUSINESS

     Envirodyne manufactures food packaging products and foodservice supplies through three primary operating subsidiaries -- Viskase, Sandusky and Clear Shield. The operations of these subsidiaries are primarily in North and South America and Europe. Viskase is a leading producer of cellulosic casings used in preparing and packaging processed meat products and is a major producer of heat shrinkable plastic bags and specialty films for packaging and preserving fresh and processed meat products, poultry and cheeses. The Company is also a leading domestic and international manufacturer of plasticized polyvinyl chloride (PVC) films, primarily for use in packaging food items. Through Sandusky, the Company is a producer of thermoformed and injection molded plastic containers, used in the packaging of cultured dairy and delicatessen products, and of horticultural trays and inserts. Finally, through Clear Shield, the Company is a major domestic producer of disposable plastic cutlery, drinking straws, custom dining kits and related products.


INTERNATIONAL OPERATIONS

     Viskase has seven manufacturing facilities located outside the continental United States, in Beauvais, France; Thaon, France; Lindsay, Ontario, Canada; Sedgefield, England (Great Britain); Swansea, Wales (Great Britain); Guarulhos, Brazil and Nuevo Laredo, Mexico.

     The aggregate of domestic exports and net sales of foreign operations represents approximately 56% of Viskase's total net sales.

     International sales and operations may be subject to various risks including, but not limited to, possible unfavorable exchange rate fluctuations, political instability, governmental regulations (including import and export controls), restrictions on currency repatriation, embargoes, labor relations laws and the possibility of governmental expropriation. Viskase's foreign operations generally are subject to taxes on the repatriation of funds.

     International operations in certain parts of the world may be subject to international balance of payments difficulties which may raise the possibility of delay or loss in the collection of accounts receivable from sales to customers in those countries. Viskase believes that its allowance for doubtful accounts makes adequate provision for the collectibility of its receivables. Management believes that growth potential exists for many of Viskase's products outside the United States and that Viskase is well positioned to participate in these markets.

     All of Sandusky's and Clear Shield's operations are located in the United States.


SALES AND DISTRIBUTION

     Viskase sells its products in virtually every country in the world with principal markets in North America, Europe, Latin America and Asia Pacific. In the United States, Viskase has a staff of technical sales representatives responsible for sales to fresh meat, processed meat and poultry producers. Approximately 50 distributors market Viskase products to customers in Europe, Africa, Asia, and Latin America. Its products are marketed through its own subsidiaries in the United Kingdom, Germany, France, Italy, Russia, Brazil, Mexico and Australia.

     In the United States, Viskase sells its PVC film products primarily to the retail grocery industry through packaging material distributors, food wholesalers and a direct sales force. Additionally the sales organization is supported by a technical service group. The United Kingdom operation sells directly and through distributors, primarily to the retail grocery and foodservice industries in Europe.

     In the United States, Viskase operates casings service centers in Atlanta, Georgia, and Bensalem, Pennsylvania, as well as service centers within the Chicago, Illinois, and Pauls Valley, Oklahoma, plants. In Europe, Viskase operates casings service centers in Milan, Italy, Pulheim, Germany, and Moscow, Russia. Viskase also operates a service center in Brisbane, Australia. These service centers provide finishing, inventory and delivery services to Viskase customers.

     Sandusky's and Clear Shield's sales are predominantly in the United
States.

COMPETITION

     Viskase is one of the world's leading producers of cellulosic casings and a major producer of films. From time to time, Viskase experiences reduced market share or reduced profits due to price competition; however, management believes that such market conditions will not result in any long-term material loss of business.

     The dairy and delicatessen containers industry is highly fragmented. Sandusky competes in the manufacture and sale of dairy and delicatessen containers with several domestic manufacturers of thermoformed and injection molded plastic containers. Major competitive factors in the dairy and delicatessen container business are price, quality and customer service. Major competitive factors in the specialized thermoformed container business are price and technical and customer service capabilities.

     Clear Shield's primary competitors include several major corporations, some of which are larger and better capitalized than Clear Shield and, in some cases, offer a wider product line than Clear Shield. Clear Shield's competitors periodically engage in aggressive price discounting to gain business. Clear Shield management believes, however, that such market conditions will not result in any long-term material loss of business for Clear Shield, although its profit margins may be affected from time to time.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)  BASIS OF PRESENTATION

     Effective in 1990 Envirodyne adopted a 52/53 week fiscal year ending on the last Thursday of December. The 1993 financial statements include December 31, 1993 in order to present the effect of the consummation of the Plan of Reorganization.

(B)  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Envirodyne Industries, Inc. and its subsidiaries (the Company).

     Reclassifications have been made to the prior years' financial statements to conform to the 1995 presentation.

(C)  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(D)  CASH EQUIVALENTS (DOLLARS IN THOUSANDS)

     For purposes of the statement of cash flows, the Company considers cash equivalents to consist of all highly liquid debt investments purchased with an initial maturity of approximately three months or less. Due to the short-term nature of these instruments, the carrying values approximate the fair market value. Cash equivalents include $24,536 and $821 of short-term investments at December 28, 1995 and December 29, 1994, respectively.

(E)  INVENTORIES

     Domestic inventories are valued primarily at the lower of last-in, first-out (LIFO) cost or market. Remaining amounts, primarily foreign, are valued at the lower of first-in, first-out (FIFO) cost or market.

(F)  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from 3 to 32 years. Upon retirement or other disposition, cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in results of operations. Effective December 31, 1993 and in conjunction with the Fresh Start Reporting, property, plant and equipment was reported at the estimated fair value (refer to Note 1).

(G)  DEFERRED FINANCING COSTS

     Deferred financing costs are amortized on a straight-line basis over the expected term of the related debt agreement. Amortization of deferred financing costs is classified as interest expense.

(H)  PATENTS

     Patents are amortized on the straight-line method over an estimated average useful life of ten years.

     The carrying value of patents is periodically reviewed by the Company and impairments are recognized when the expected undiscounted future operating cash flows derived from such patents is less than the carrying value. If impairment is identified, valuation techniques deemed appropriate under the particular circumstances will be used to determine the asset's fair value. The loss will be measured based on the excess of carrying value over the determined fair value. The review for impairment is performed at least on a quarterly basis.

(I) EXCESS REORGANIZATION VALUE AND EXCESS INVESTMENT OVER NET ASSETS ACQUIRED, NET

     Excess reorganization value is amortized on the straight-line method over 15 years. Accumulated amortization of excess reorganization value totaled $20 million and $10 million at December 28, 1995, and December 29, 1994, respectively.

     Cost in excess of net assets acquired, net was amortized on a straight-line method over 40 years in fiscal 1993.

     The Company continues to evaluate the recoverability of excess reorganization value based on operating performance and undiscounted cash flows of the operating business units. Impairment will be recognized when the expected undiscounted future operating cash flows derived from such intangible is less than its carrying value. If impairment is identified, valuation techniques deemed appropriate under the particular circumstances will be used to determine the intangible's fair value. The loss will be measured based on the excess of carrying value over the determined fair value. The review for impairment is performed at least on a quarterly basis.

(J)  PENSIONS

     The North American operations of Viskase and the Company's operations in Europe have defined benefit retirement plans covering substantially all salaried and full time hourly employees. Pension cost is computed using the projected unit credit method.

     The Company's funding policy is consistent with funding requirements of the applicable federal and foreign laws and regulations.

(K)  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The North American operations of Viskase have postretirement health care and life insurance benefits. Effective January 1, 1993, postretirement benefits other than pensions are accounted for in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions."

(L)  POSTEMPLOYMENT BENEFITS

     Effective December 31, 1993 and in conjunction with the Fresh Start Reporting, the Company adopted SFAS No. 112 "Employers Accounting for Postemployment Benefits." The impact of adopting SFAS No. 112 was not material.

(M)  INCOME TAXES

     Income taxes are accounted for in accordance with SFAS No. 109. Tax provisions and benefits are recorded at statutory rates for taxable items included in the consolidated statements of operations regardless of the period for which such items are reported for tax purposes. Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities for which income tax benefits will be realized in future years.

(N)  NET INCOME (LOSS) PER SHARE

     Net income (loss) per share of common stock is based upon the weighted average number of shares of common stock outstanding during the year. No effect has been given to options outstanding under the Company's stock option plans and warrants issued pursuant to the Plan of Reorganization as their effect is anti-dilutive.

(O)  REVENUE RECOGNITION

     Sales to customers are recorded at the time of shipment net of discounts and allowances.

(P)  FOREIGN CURRENCY CONTRACTS

     The Company maintains a hedging program to partially hedge its forecasted foreign currency revenue cash flows. The hedging program principally addresses revenue cash flows within its European operations. The foreign exchange contracts are denominated predominantly in the major European currencies and have varying maturities up to eighteen months. The effect of this practice is to minimize the effect of foreign exchange rate movements on the Company's operating results. The Company's hedging activities do not subject the Company to additional exchange rate risk because gains and losses on these contracts offset losses and gains on the transactions being hedged. The cash flows from forward contracts accounted for as hedges of identifiable transactions or events are classified consistent with the cash flows from the transactions or events being hedged.

(Q)  STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value acounting rules. Although expense recognition for employee stock-based compensation is not mandatory, SFAS 123 requires companies that choose not to adopt the new fair value accounting to disclose pro forma net income and earnings per share under the new method. This new accounting principle is effective for the Company's fiscal year ending December 26, 1996. The Company believes that adoption is not expected to have a material impact on its financial condition as the Company will not adopt the fair value accounting, but will instead comply with the disclosure requirements.


4.   RECEIVABLES (DOLLARS IN THOUSANDS)

     Receivables consisted primarily of trade accounts receivable and were net of allowances for doubtful accounts of $3,224 and $2,136 at December 28, 1995, and at December 29, 1994, respectively.

     Envirodyne has a broad base of customers, with no single customer accounting for more than 5% of sales.

5.   INVENTORIES (DOLLARS IN THOUSANDS)

     Inventories consisted of:

                                                                                DECEMBER 28,    DECEMBER 29,
                                                                                    1995            1994
                                                                                ------------    ------------
Raw materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  17,150       $  20,358
Work in process . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        32,800          37,613
Finished products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        49,524          52,512
                                                                                  ---------       ---------
                                                                                  $  99,474       $ 110,483
                                                                                  =========       =========

     Approximately 54% and 55% of the Company's inventories at December 28, 1995, and December 29, 1994, respectively, were valued at LIFO. These LIFO values exceeded current manufacturing cost by approximately $4,000 and $7,000 at December 28, 1995, and December 29, 1994, respectively. Inventories were net of reserves for obsolete and slow moving inventory of $3,818 and $5,353 at December 28, 1995, and December 29, 1994, respectively.

     Raw materials used by Viskase include cellulose (from wood pulp), fibrous paper, petroleum based resins, plasticizers and various other chemicals. Viskase generally purchases its raw materials from a single or small number of suppliers with whom it maintains good relations. Certain primary and alternative sources of supply are located outside the United States. Viskase believes, but there can be no assurance, that adequate alternative sources of supply currently exist for all of Viskase's raw materials or raw material substitutes that Viskase could modify its processes to utilize.

     The principal raw materials used by Sandusky and Clear Shield are thermoplastic resins, which are readily available from several domestic sources.


6.   PROPERTY, PLANT AND EQUIPMENT (DOLLARS IN THOUSANDS)

                                                                                DECEMBER 28,     DECEMBER 29,
                                                                                    1995             1994
                                                                                ------------     ------------
Property, plant and equipment:
  Land and improvements . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   16,369      $   15,930
  Buildings and improvements  . . . . . . . . . . . . . . . . . . . . . . . .         81,767          76,202
  Machinery and equipment . . . . . . . . . . . . . . . . . . . . . . . . . .        292,176         256,621
  Construction in progress  . . . . . . . . . . . . . . . . . . . . . . . . .         15,938          20,178
Capital leases:
  Machinery and equipment . . . . . . . . . . . . . . . . . . . . . . . . . .        139,241         137,168
                                                                                  ----------      ----------
                                                                                  $  545,491      $  506,099
                                                                                  ==========      ==========

     Maintenance and repairs charged to costs and expenses for 1995, 1994, and 1993 aggregated $33,227, $33,045 and $32,636, respectively. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from 3 to 32 years.

7.   OTHER ASSETS (DOLLARS IN THOUSANDS)

     Other assets were comprised of:

                                                                                DECEMBER 28,     DECEMBER 29,
                                                                                    1995            1994
                                                                                ------------    ------------
Patents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   50,000      $   50,000
  Less accumulated amortization . . . . . . . . . . . . . . . . . . . . . . .         10,000           5,000
                                                                                  ----------      ----------
    Patents, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         40,000          45,000
Other  . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          5,589           2,181
                                                                                  ----------      ----------
                                                                                  $   45,589      $   47,181
                                                                                  ==========      ==========

     Patents are amortized on the straight-line method over an estimated average useful life of ten years.

8.   ACCRUED LIABILITIES (DOLLARS IN THOUSANDS)

     Accrued liabilities were comprised of:

                                                                           DECEMBER 28,    DECEMBER 29,
                                                                              1995            1994
                                                                           ------------    ------------
Compensation and employee benefits . . . . . . . . . . . . . . . . . . .      $31,997         $33,521
Taxes, other than on income  . . . . . . . . . . . . . . . . . . . . . .        6,535           6,454
Accrued interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,535           3,630
Accrued volume and sales discounts . . . . . . . . . . . . . . . . . . .       13,218          11,958
Accrued reorganization fees and expenses . . . . . . . . . . . . . . . .        2,027           3,167
Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11,241          13,516
                                                                              -------         -------
                                                                              $67,553         $72,246
                                                                              =======         =======

9.   DEBT OBLIGATIONS (DOLLARS IN THOUSANDS)

     On June 20, 1995, Envirodyne completed the sale of $160,000 aggregate principal amount of senior secured notes (Senior Secured Notes) to certain institutional investors in a private placement. The senior secured notes were issued pursuant to an indenture dated June 20, 1995 (Indenture) and consist of
(i) $151,500 of 12% Senior Secured Notes due 2000 and (ii) $8,500 of Floating Rate Senior Secured Notes due 2000 (collectively, the Senior Secured Notes). Envirodyne used the net proceeds of the offering primarily to (i) repay the Company's $86,125 domestic term loan, (ii) repay the $68,316 of obligations under the Company's domestic and foreign revolving loans and (iii) pay transaction fees and expenses. Concurrently with the June 20, 1995 placement, Envirodyne entered into a new $20,000 domestic revolving credit facility (Revolving Credit Facility) and a new $28,000 letter of credit facility (Letter of Credit Facility). The Senior Secured Notes and the obligations under the Revolving Credit Facility and the Letter of Credit Facility are guaranteed by Envirodyne's significant domestic subsidiaries and secured by a collateral pool (Collateral Pool) comprised of: (i) all domestic accounts receivable (including intercompany receivables) and inventory; (ii) all patents, trademarks and other intellectual property (subject to non-exclusive licensing agreements); (iii) substantially all domestic fixed assets (other than assets subject to a lease agreement with General Electric Capital Corporation); and (iv) a senior pledge of 100% of the capital stock of Envirodyne's significant domestic subsidiaries and 65% of the capital stock of Viskase S.A. Such guarantees and security are shared by the holders of the Senior Secured Notes and the holders of the obligations under the Revolving Credit Facility on a pari passu basis pursuant to an intercreditor agreement. Pursuant to such intercreditor agreement, the security interest of the holders of the obligations under the Letter of Credit Facility has priority over all other liens on the Collateral Pool.

     The Company finances its working capital needs through a combination of cash generated through operations and borrowings under the Revolving Credit Facility. The availability of funds under the Revolving Credit Facility is subject to the Company's compliance with certain covenants (which are substantially similar to those included in the Indenture), borrowing base limitations measured by accounts receivable and inventory of the Company and reserves which may be established at the discretion of the lenders. Currently, there are no drawings under the Revolving Credit Facility. The available borrowing capacity under the Revolving Credit Facility was $20 million at December 28, 1995.

     The Company recognized an extraordinary loss of $6,778 representing the write-off of deferred financing fees related to the June 20, 1995 debt refinancing. The extraordinary loss, net of applicable income taxes of $2,582, was included in the Company's Statement of Operations for the quarter ended June 29, 1995.

     The $151,500 tranche of Senior Secured Notes bears interest at a rate of 12% per annum and the $8,500 tranche bears interest at a rate equal to the six month London Interbank Offered Rate (LIBOR) plus 575 basis points. The current interest rate on the floating rate tranche is approximately 11.4%. The interest rate on the floating rate tranche is reset semi-annually on June 15 and December 15. Interest on the Senior Secured Notes is payable each June 15 and December 15.

     On June 15, 1999, $80,000 of the aggregate principal amount of the Senior Secured Notes is subject to a mandatory redemption. The remaining principal amount outstanding will mature on June 15, 2000.

     In the event the Company has Excess Cash Flow (as defined) in excess of $5,000 in any fiscal year, beginning with fiscal 1995, Envirodyne will be required to make an offer to purchase Senior Secured Notes together with any borrowed money obligations outstanding under the Revolving Credit Facility, on a pro rata basis, in an amount equal to the Excess Cash Flow at a purchase price of 100% plus any accrued interest to the date of purchase. There was no Excess Cash Flow for fiscal 1995.

     The Senior Secured Notes are redeemable, in whole or from time to time in part, at Envirodyne's option, at the greater of (i) the outstanding principal amount or (ii) the present value of the expected future cash flows from the Senior Secured Notes discounted at a rate equal to the Treasury Note yield corresponding closest to the remaining average life of the Senior Secured Notes at the time of prepayment plus 100 basis points; plus accrued interest thereon to the date of purchase.

     Upon the occurrence of a Change of Control (which includes the acquisition by any person of more than 50% of Envirodyne's Common Stock), each holder of the Senior Secured Notes has the right to require the Company to repurchase such holder's Senior Secured Notes at a price equal to the greater of (i) the outstanding principal amount or (ii) the present value of the expected cash flows from the Senior Secured Notes discounted at a rate equal to the Treasury Note yield corresponding closest to the remaining average life of the Senior Secured Notes at the time of prepayment plus 100 basis points; plus accrued interest thereon to the date of purchase.

     The Indenture contains covenants with respect to Envirodyne and its subsidiaries limiting (subject to a number of important qualifications), among other things, (i) the ability to pay dividends or redeem or repurchase common stock, (ii) the incurrence of indebtedness, (iii) the creation of liens, (iv) certain affiliate transactions and (v) the ability to consolidate with or merge into another entity and to dispose of assets.

     Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to the three month London Interbank Offered Rate (LIBOR) on the first day of each calendar quarter plus 300 basis points. The Revolving Credit Facility expires on June 20, 1998.

     Envirodyne has entered into interest rate agreements that cap $50 million of interest rate exposure at an average LIBOR rate of 6.50% until January 1997. These interest rate cap agreements were entered into under terms of the senior bank financing that was repaid on June 20, 1995. Interest expense includes $613 of amortization of the interest rate cap premium during fiscal 1995. Envirodyne has not received any payments under the interest rate protection agreements.

     The Letter of Credit Facility expires on June 20, 1998. Fees on the outstanding amount of letters of credit are 2.0% per annum, with an issuance fee of 0.5% on the face amount of the letter of credit. There is a commitment fee of 0.5% per annum on the unused portion of the Letter of Credit Facility.

     Had the refinancing taken place at the beginning of 1995, the pro forma Envirodyne consolidated statement of operations would have been:

       (IN THOUSANDS, EXCEPT FOR NUMBER OF SHARES AND PER SHARE AMOUNTS)

                                                                             PRO FORMA
                                                                          DECEMBER 30, 1994
                                                                                 TO
                                                                          DECEMBER 28, 1995
                                                                          -----------------
Net sales ...........................................................         $  650,212
  Cost of sales .....................................................            485,048
  Selling, general and administrative................................            111,230
  Amortization of intangibles and
    excess reorganization cost ......................................             15,799
                                                                              ----------
Operating income.....................................................             38,135
  Interest income....................................................                670
  Interest expense...................................................             60,213
  Other expense (income), net........................................              1,710
                                                                              ----------
(Loss) before income taxes ..........................................            (23,118)
Income tax (benefit) ................................................             (4,040)
                                                                              ----------
Net (loss) ..........................................................         $  (19,078)
                                                                              ==========
Weighted average common shares.......................................         13,516,771
Net (loss) per share.................................................         $    (1.41)
                                                                              ==========

     The pro forma information reflects the change in interest expense and related tax effect due to the issuance of $160 million principal amount of Senior Secured Notes and the refinancing of the Company's bank debt.

     The $219,262 principal amount of 10 1/4% Notes were issued pursuant to an Indenture dated as of December 31, 1993 (10 1/4% Note Indenture) between Envirodyne and Bankers Trust Company, as Trustee. The 10 1/4% Notes are the unsecured senior obligations of Envirodyne, bear interest at the rate of 10 1/4% per annum, payable on each June 1 and December 1, and mature on December 1, 2001. The 10 1/4% Notes are redeemable, in whole or from time to time in part, at the option of Envirodyne, at the percentages of principal amount specified below plus accrued and unpaid interest to the redemption date, if the 10 1/4% Notes are redeemed during the twelve-month period commencing on January 1 of the following years:

         YEAR                                                   PERCENTAGE
         ----                                                   ----------
         1996  . . . . . . . . . . . . . . . . . . . . . . . .      104%
         1997  . . . . . . . . . . . . . . . . . . . . . . . .      103%
         1998  . . . . . . . . . . . . . . . . . . . . . . . .      102%
         1999  . . . . . . . . . . . . . . . . . . . . . . . .      101%
         2000 and thereafter . . . . . . . . . . . . . . . . .      100%

     The 10 1/4% Note Indenture contains covenants with respect to Envirodyne and its subsidiaries limiting (subject to a number of important qualifications), among other things, (i) the ability to pay dividends on or redeem or repurchase capital stock, (ii) the incurrence of indebtedness, (iii) certain affiliate transactions and (iv) the ability of the Company to consolidate with or merge with or into another entity or to dispose of substantially all its assets.

     Outstanding short-term and long-term debt consisted of:

                                                                         DECEMBER 28,        DECEMBER 29,
                                                                             1995                1994
                                                                         ------------        ------------
Short-term debt, current maturity of long-term debt and capital lease obligations:
  Current maturity of Bank Term Loan ................................                         $   11,100
  Current maturity of Viskase Capital Lease Obligation ..............     $   6,012                5,450
  Current maturity of Viskase Limited Term Loan (4.7%) ..............         2,033                1,882
  Other..............................................................         4,459                7,366
                                                                          ---------           ----------
             Total short-term debt ..................................     $  12,504           $   25,798
                                                                          =========           ==========

Long-term debt:
  Bank Credit Agreement:
    Term Loan due 1999 ..............................................                         $   80,575
    Revolving Loan due 1999..........................................                             32,524
  12% Senior Secured Notes due 2000..................................     $ 160,000
  10.25% Senior Notes due 2001.......................................       219,262              219,262
  Viskase Capital Lease Obligation...................................       141,182              147,194
  Viskase Limited Term Loan (4.7%) ..................................         7,115                8,466
  Other..............................................................         2,622                1,337
                                                                          ---------           ----------
             Total long-term debt....................................     $ 530,181           $  489,358
                                                                          =========           ==========


      The fair value of the Company's debt obligation (excluding capital lease obligations) is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for the debt of the same remaining maturities. At December 28, 1995, the carrying amount and estimated fair value of debt obligations (excluding capital lease obligations) were $393,432 and $318,053, respectively.

      The average interest rate on short-term borrowing during 1995 was 10.1%.

      On December 28, 1990, Viskase and GECC entered into a sale and leaseback transaction. The sale and leaseback of assets included the production and finishing equipment at Viskase's four domestic casing production and finishing facilities. The facilities are located in Chicago, Illinois; Loudon, Tennessee; Osceola, Arkansas and Kentland, Indiana. Viskase, as the Lessee under the relevant agreements, will continue to operate all of the facilities. Sales proceeds on the sale-leaseback transaction were $171.5 million; proceeds were used to repay approximately $154 million of bank debt and a $15 million convertible note outstanding at the time. The lease has been accounted for as a capital lease.

      The principal terms of the sale and leaseback transaction include: (a) a 15 year basic lease term (plus selected renewals at Viskase's option); (b) annual rent payments in advance beginning in February 1991; and (c) a fixed price purchase option at the end of the basic 15 year term and fair market purchase options at the end of the basic term and each renewal term. Further, the Lease Documents contain covenants requiring maintenance by the Company of certain financial ratios and restricting the Company's ability to pay dividends, make payments to affiliates, make investments and incur indebtedness.

      Annual rental payments under the Lease will be approximately $19.2 million through 1997, $21.4 million in 1998 and $23.5 million through the end of the basic 15-year term. Viskase is required to provide credit support consisting of a standby letter of credit in an amount up to one year's rent through at least 1997. This credit support can be reduced up to $4 million currently if the Company achieves and maintains certain financial ratios. As of December 28, 1995, the Company had met the required financial ratios and the letter of credit has been reduced by $4 million. The letter can be further reduced in 1997 or eliminated after 1998 if the Company achieves and maintains certain financial ratios. Envirodyne and its other principal subsidiaries guaranteed the obligations of Viskase under the Lease.

      The 1996 GECC lease payment of $19,227 was paid on February 28, 1996. Principal payments under the capital lease obligations for the years ended 1996 through 2000 range from approximately $6 million to $14 million.

      The following is a schedule of minimum future lease payments under the capital lease obligations together with the present value of the net minimum lease payments as of December 28, 1995:

         YEAR ENDING DECEMBER
         --------------------
         1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 19,714
         1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         19,658
         1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         21,636
         1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         23,766
         2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         23,766
         Thereafter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        118,028
                                                                                        --------
         Net minimum lease payments . . . . . . . . . . . . . . . . . . . . . . .        226,568
         Less: Amount representing interest . . . . . . . . . . . . . . . . . . .        (77,315)
                                                                                        --------
                                                                                        $149,253
                                                                                        ========

      Aggregate maturities of remaining long-term debt for each of the next five fiscal years are:

                                                                                          TOTAL
                                                                                         -------
         1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 9,019
         1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          9,418
         1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         12,313
         1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         95,477
         2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         95,669

10.   OPERATING LEASES (DOLLARS IN THOUSANDS)

      The Company has operating lease agreements for machinery, equipment and facilities. The majority of the facilities leases require the Company to pay maintenance, insurance and real estate taxes.

      Future minimum lease payments for operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 28, 1995, are:

         1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $3,033
         1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,291
         1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,708
         1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            588
         2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            375
         Total thereafter . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                                                                                          ------
         Total minimum lease payments . . . . . . . . . . . . . . . . . . . . . .         $7,995
                                                                                          ======

      Total rent expense during 1995, 1994 and 1993 amounted to $6,749, $5,982 and $5,401, respectively.

11.  RETIREMENT PLANS

     The Company and its subsidiaries have defined contribution and defined benefit plans varying by country and subsidiary.

     At December 28, 1995, the North American operations of Viskase maintained several non-contributory defined benefit retirement plans. The Viskase plans cover substantially all salaried and full-time hourly employees, and benefits are based on final average compensation and years of credited service. The Company's policy is to fund the minimum actuarially computed annual contribution required under the Employee Retirement Income Security Act of 1974 (ERISA).

     As of the Viskase acquisition date, the former owner assumed the liability for the accumulated benefit obligation under its plans. The effect of expected future compensation increases on benefits accrued is recorded as a liability on the Company's consolidated balance sheet.


PENSIONS -- NORTH AMERICA (DOLLARS IN THOUSANDS):

     Net pension cost for the Viskase North American plans consisted of:


                                                       DECEMBER 30,        JANUARY 1,        JANUARY 1,
                                                         1994 TO              TO                TO
                                                       DECEMBER 28,       DECEMBER 29,      DECEMBER 31,
                                                           1995               1994              1993
                                                       ------------       ------------      ------------
Service cost -- benefits earned during the year.....    $   3,238           $ 3,662           $ 3,186
Interest cost on projected benefit obligation.......        4,794             4,249             4,000
Actual (gain) loss on plan assets...................       (7,012)              874            (2,306)
Net amortization and deferral.......................        4,086            (3,696)              (74)
                                                        ---------           -------           -------
Net pension cost ...................................    $   5,106           $ 5,089           $ 4,806
                                                        =========           =======           =======

     The amounts included in the consolidated balance sheet for the North American plans of Viskase were:

                                                                        DECEMBER 28,       DECEMBER 29,
                                                                           1995                1994
                                                                       ------------        ------------
Actuarial present value of benefit obligation:
  Vested benefits .................................................    $   45,208           $  39,165
  Nonvested benefits ..............................................         4,435               4,316
                                                                       ----------           ---------
Accumulated benefit obligation.....................................        49,643              43,481
Effect of projected future compensation increases..................        16,566              16,651
                                                                       ----------           ---------
Projected benefit obligation.......................................        66,209              60,132
Plan assets at fair value, primarily listed stocks and investment
  grade corporate bonds ...........................................        43,190              33,678
                                                                       ----------           ---------
Amount underfunded ................................................        23,019              26,454
Unrecognized gain (loss)...........................................         7,578               3,778
Unrecognized prior service costs...................................            63                  71
                                                                       ----------           ---------
Accrued liability included in consolidated balance sheet...........    $   30,660           $  30,303
                                                                       ==========           =========
Assumed discount rate..............................................           7.5%                8.0%
Assumed long-term compensation factor..............................           4.5%                5.0%
Assumed long-term return on plan assets............................           8.5%                8.5%

SAVINGS PLANS (DOLLARS IN THOUSANDS):

     The Company also has defined contribution savings and similar plans, which vary by subsidiary, and, accordingly, are available to substantially all full-time U.S. employees not covered by collective bargaining agreements. The Company's aggregate contributions to these plans are based on eligible employee contributions and certain other factors. The Company expense for these plans was $2,134, $2,109 and $2,026 in 1995, 1994, and 1993, respectively.

INTERNATIONAL PLANS (DOLLARS IN THOUSANDS):

     The Company maintains various pension and statutory separation pay plans for its European employees. The expense for these plans in 1995, 1994 and 1993 was $1,383, $1,043 and $864, respectively. As of their most recent valuation dates, in plans where vested benefits exceeded plan assets, the actuarially computed value of vested benefits exceeded those plans' assets by approximately $2,856; conversely, plan assets exceeded the vested benefits in certain other plans by approximately $2,346.

OTHER POSTRETIREMENT BENEFITS (DOLLARS IN THOUSANDS):

     The Company provides postretirement health care and life insurance benefits to Viskase's North American employees. The Company does not fund postretirement health care and life benefits in advance, and has the right to modify these plans in the future.

     Effective January 1, 1993, the company adopted the provisions of SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 106 requires that the expected cost of these benefits must be charged to expense during the years that the employee renders service. In connection with the 1989 acquisition of the Company, an accrual of $15,000 had been recorded for the estimated postretirement benefits liability at the acquisition date. On January 1, 1993, an additional liability and transition obligation was recorded on a prospective basis for $6,500. The transaction obligation was to be amortized over 20 years. Subsequently, Fresh Start Reporting resulted in the write-off of the transition obligation and statement of the liability for postretirement health care and life insurance benefits at fair value. Net periodic postretirement benefit cost for 1995 and 1994 includes the following components:

                                                            MEDICAL             LIFE                TOTAL
                                                       ----------------   -----------------   ------------------
                                                         1995    1994      1995      1994      1995       1994
                                                       -------  -------   -------   -------   -------    -------
Components of net periodic postretirement
  benefit cost:
Service cost -- benefits earned during
    the current year..............................     $   413  $   511   $  162    $  176   $   575    $   687
  Interest cost -- on accumulated post-
    retirement benefit obligation.................       1,182    1,208      472       442     1,654      1,650
  Amortization of unrecognized transition
    benefit ......................................         (73)              (17)                (90)
                                                       -------  -------   ------    ------   -------    -------
  Net periodic benefit cost ......................     $ 1,522  $ 1,719   $  617    $  618   $ 2,139    $ 2,337
                                                       =======  =======   ======    ======   =======    =======
Actuarial present value of benefit obligations:
  Retirees .......................................     $ 6,937  $ 6,836   $2,745    $2,184   $ 9,682    $ 9,020
  Fully eligible active participants .............       2,309    2,238    2,409     2,435     4,718      4,673
  Other active participants ......................       7,411    7,660    1,624     1,612     9,035      9,272
                                                       -------  -------   ------    ------   -------    -------
         Total ...................................      16,657   16,734    6,778     6,231    23,435     22,965
  Unrecognized gains..............................       1,616      979      622       581     2,238      1,560
  Unrecognized prior service costs ...............        (109)                                 (109)
                                                       -------  -------   ------    ------   -------    -------
Accumulated postretirement benefit obligation ....     $18,164  $17,713   $7,400    $6,812   $25,564    $24,525
                                                       =======  =======   ======    ======   =======    =======
Assumed discount rate.............................                 7.50%
Assumed medical trend rate .......................                11.00% in 1995 decreasing to 6.50% in 2004
Assumed long-term compensation factor.............                 4.50%

      The postretirement benefit obligation was determined by application of the terms of the various plans, together with relevant actuarial assumptions. The effect of a 1% annual increase in these assumed cost trend rates would increase the accumulated postretirement benefit obligation at December 28, 1995 and December 29, 1994 by $178 and $198, respectively, and the service and interest cost components for 1995 and 1994 by a total of $16 and $22, respectively.


EMPLOYEE RELATIONS

      The Company generally maintains productive and amicable relationships with its 4,900 employees worldwide. One of Viskase's domestic plants, located in Loudon, Tennessee, is unionized, and all of its Canadian and European plants have unions. Employees at the Company's European plants are unionized with negotiations occurring at both local and national levels. Contracts have recently been reached with certain of the European unions. Based on past experience and current conditions, the Company does not expect a protracted work stoppage to occur; however, national events outside of the Company's control may give rise to such risk. From time to time union organization efforts have occurred at other individual plant locations.

      Unions represent a total of approximately 1,500 of Viskase's 4,000 employees. None of Clear Shield's approximate 514 employees are represented by unions. Certain of the hourly production personnel at Sandusky's Ohio thermoforming facility are members of a union. As of December 28, 1995, approximately 1,675 of the Company's employees are covered by collective bargaining agreements that will expire within one year.

12.   INCOME TAXES (DOLLARS IN THOUSANDS)

      The provision (benefit) for income taxes consisted of:

                                                        DECEMBER 30,      JANUARY 1,      JANUARY 1,
                                                          1994 TO             TO               TO
                                                        DECEMBER 28,     DECEMBER 29,    DECEMBER 31,
                                                            1995             1994            1993
                                                        ------------     ------------    ------------
Current:
  Federal . . . . . . . . . . . . . . . . . . . . . .                      $     200
  Foreign . . . . . . . . . . . . . . . . . . . . . .      $   950             4,652        $  2,453
  State and local . . . . . . . . . . . . . . . . . .
                                                           -------         ---------        --------
                                                           $   950             4,852           2,453
                                                           -------         ---------        --------
Deferred:
  Federal . . . . . . . . . . . . . . . . . . . . . .       (7,219)             (194)         17,188
  Foreign . . . . . . . . . . . . . . . . . . . . . .        2,098               128          (1,434)
  State and local . . . . . . . . . . . . . . . . . .       (1,329)               14           2,093
                                                           -------         ---------        --------
                                                            (6,450)              (52)         17,847
                                                           -------         ---------        --------
                                                           $(5,500)        $   4,800        $ 20,300
                                                           =======         =========        ========

      The income tax benefit for the 1995 period was allocated between loss before extraordinary loss for $2,918 and to the extraordinary loss for $2,582.

      The income tax expense for the 1993 period was allocated between loss before extraordinary gain for $12,000 and to the extraordinary gain for $8,300.

      A reconciliation from the statutory federal tax rate to the consolidated effective tax rate follows:


                                                                    DECEMBER 30,        JANUARY 1,      JANUARY 1,
                                                                      1994 TO               TO              TO
                                                                    DECEMBER 28,       DECEMBER 29,    DECEMBER 31,
                                                                        1995               1994            1993
                                                                    ------------       ------------    ------------
Statutory federal tax rate  . . . . . . . . . . . . . . . . . .        (35.0)%            35.0%           35.0%
Increase (decrease) in tax rate due to:
  State and local taxes net of related federal tax benefit  . .         (3.2)               .8             1.3
  Net effect of taxes relating to foreign operations                      .8             140.3             1.5
  Intangibles amortization  . . . . . . . . . . . . . . . . . .          9.4             214.1             2.3
  Non-taxable debt discharge income, fresh start accounting
    and other bankruptcy related expenses . . . . . . . . . . .                                          (22.9)
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . .          7.6              13.8             2.0
                                                                       -----             -----           -----
Consolidated effective tax rate . . . . . . . . . . . . . . . .        (20.4)%           404.0%           19.2%
                                                                       =====             =====           ======


      Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities for 1995 are as follows:

                                                   TEMPORARY DIFFERENCE               TAX EFFECTED
                                              ---------------------------    ----------------------------
                                               DEFERRED TAX    DEFERRED TAX    DEFERRED TAX  DEFERRED TAX
                                                  ASSETS       LIABILITIES        ASSETS      LIABILITIES
                                              -------------    -----------      ---------     -----------
Depreciation basis differences . . . . . .                       $296,263                      $113,094
Inventory basis differences  . . . . . . .                         28,097                        10,976
Intangible basis differences . . . . . . .                         37,603                        14,665
Lease transaction. . . . . . . . . . . . .      $147,194                         $57,406
Pension and healthcare . . . . . . . . . .        56,545                          22,067
Employee benefits accruals . . . . . . . .        13,544                           5,282
Valuation allowances . . . . . . . . . . .         3,209                           1,252
Other accruals and reserves. . . . . . . .         6,673                           2,602
Foreign exchange and other . . . . . . . .           648           70,720            216         27,580
                                                --------         --------        -------       --------
                                                $227,813         $432,683        $88,825       $166,315
                                                ========         ========        =======       ========

      At December 28, 1995, the Company had $11,136 of undistributed earnings of foreign subsidiaries considered permanently invested for which deferred taxes have not been provided.

      At December 28, 1995, the Company had federal income tax net operating loss carryforwards of approximately $28 million. Such losses will expire in the year 2009, if not previously utilized. In addition the Company has alternative minimum tax credit carryforwards of $3.5 million. Alternative minimum tax credits have an indefinite carryforward period. Significant limitations on the utilization of the net operating loss carryforwards and the alternative minimum tax credit carryforwards exist under federal income tax rules.

      Domestic earnings or (losses) after extraordinary gain or loss and before income taxes were approximately $(30,138), $(7,705) and $107,622 in 1995, 1994 and 1993, respectively. Foreign earnings or (losses) before income taxes were approximately $3,118, $8,893 and $(1,733) in 1995, 1994 and 1993, respectively.

      The Company joins in filing a U.S. consolidated federal income tax return including all of its domestic subsidiaries.

13.   COMMITMENTS

      As of December 28, 1995, the Company had capital expediture commitments outstanding of approximately $3.7 million.


14.   CONTINGENCIES (DOLLARS IN THOUSANDS)

      A class action lawsuit by former employees of subsidiary corporations comprising most of the Company's former steel and mining division (SMD) was pending as of the commencement of the bankruptcy case in which the plaintiffs were seeking substantial damages. In March 1996, Envirodyne completed a settlement of the lawsuit under which Envirodyne was released and discharged from all claims in exchange for 900,000 shares of Envirodyne common stock without any admission or finding of liability or wrongdoing.

      Litigation has been initiated with respect to events arising out of the bankruptcy cases and the 1989 acquisition of Envirodyne by Emerald with respect to which, although Envirodyne is not presently a party to such litigation, certain defendants have asserted indemnity rights against Envirodyne. In ARTRA Group Incorporated v. Salomon Brothers Holding Company Inc, Salomon Brothers Inc, D.P. Kelly & Associates, L.P., Donald P. Kelly, Charles K. Bobrinskoy, James L. Massey, William Rifkind and Michael Zimmerman, Case No. 93 A 1616, United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (Bankruptcy Court), ARTRA Group Incorporated (ARTRA) alleges breach of fiduciary duty and tortious inference in connection with the negotiation and consummation of the Plan of Reorganization. In ARTRA Group Incorporated v. Salomon Brothers Holding Company Inc, Salomon Brothers Inc, D.P. Kelly & Associates, L.P., Donald P. Kelly, Charles K. Bobrinskoy and Michael Zimmerman, Case No. 93 L 2198, Circuit Court of the Eighteenth Judicial Circuit, County of DuPage, State of Illinois, ARTRA alleges breach of fiduciary duty, fraudulent and negligent misrepresentation and breach of contract in connection with the 1989 acquisition of Envirodyne by Emerald. The plaintiff seeks damages in the total amount of $136.2 million plus interest and punitive damages of $408.6 million. D.P. Kelly & Associates, L.P. and Messrs. Kelly, Bobrinskoy, Massey, Rifkind and Zimmerman have asserted common law and contractual rights of indemnity against Envirodyne for attorneys' fees, costs and any ultimate liability relating to the claims set forth in the complaints. Upon the undertaking of D.P. Kelly & Associates, L.P. to repay such funds in the event it is ultimately determined that there is no right to indemnity, Envirodyne is advancing funds to D.P. Kelly & Associates, L.P. and Mr. Kelly for the payment of legal fees in the case pending before the Bankruptcy Court. Although the Company is not a party to either case, the Company believes that the plaintiff's claims raise similar factual issues to those raised in the bankruptcy cases which, if adjudicated in a manner similar to that in the bankruptcy cases, would render it difficult for the plaintiff to establish liability. Accordingly, the Company believes that the indemnification claims would not have a material adverse effect upon the business or financial position of the Company, even if the claimants were ultimately successful in establishing their right to indemnification.

      Certain of Envirodyne's stockholders prior to the acquisition of Envirodyne by Emerald failed to exchange their certificates representing old Envirodyne common stock for the $40 per share cash merger consideration specified by the applicable acquisition agreement. In the Envirodyne bankruptcy case, Envirodyne sought to equitably subordinate the claims of the holders of untendered shares, so that such holders would not receive a distribution under the Plan of Reorganization. The Bankruptcy Court granted Envirodyne's motion for summary judgment and equitably subordinated the claims of the holders of untendered shares to the claims of other general unsecured creditors. Certain of the affected holders appealed and both the U.S. District Court and the U.S. Seventh Circuit Court of Appeals affirmed the Bankruptcy Court decision. The time period for further appeal has not passed. Envirodyne believes that, even in the event of further appeal, if any, and reversal of the prior decisions, the maximum number of shares of common stock that it would be required to issue to such claimants is approximately 106,000.

      Clear Shield National, Inc. and some of its employees have received subpoenas from the Antitrust Division of the United States Department of Justice relating to a grand jury investigation of the disposable plastic cutlery industry. The U.S. Department of Justice has advised a former officer and an existing employee that they are targets of the investigation. Both individuals were invited to appear and testify before the grand jury but both declined. Clear Shield National is cooperating fully with the investigation.

      In February 1996 Clear Shield National and three other plastic cutlery manufacturers were named as defendants in the following three civil complaints:
Eisenberg Brothers, Inc., on behalf of itself and all others similarly situated, v. Amcel Corp., Clear Shield National, Inc., Dispoz-O Plastics Corp. and Benchmark Holdings, Inc. t/a Winkler Products, Civil Action No. 96-728, United States District Court for the Eastern District of Pennsylvania; St. Cloud Restaurant Supply Company v. Amcel Corp., Clear Shield National, Inc., Dispoz-O Plastics Corp. and Benchmark Holdings, Inc. t/a Winkler Products, Case No. 96C 0777, United States District Court for the Northern District of Illinois, Eastern Division; and Servall Products, Inc., on behalf of itself and all others similarly situated, v. Amcel Corporation, Clear Shield National, Inc., Dispoz-O Plastics Corporation and Benchmark Holdings, Inc. t/a Winkler Products, Civil Action No. 96-1116, United States District Court for the Eastern District of Pennsylvania. Each of the complaints alleges, among other things, that from October 1990 through April 1992 the defendants unlawfully conspired to fix the prices at which plastic cutlery would be sold. The Company has informed the plaintiffs that such claims as they relate to Clear Shield were discharged by the order of the Bankruptcy Court and Plan of Reorganization and that the plaintiffs are permanently enjoined from pursuing legal action to collect discharged claims.

      On February 27, 1996, the plaintiff in the St. Cloud case voluntarily dismissed the action without prejudice and refiled its action in the U.S. District Court for the Eastern District of Pennsylvania but did not name Clear Shield National as a defendant. On March 14, 1996, Eisenberg Brothers Inc. filed a motion in Clear Shield National's Bankruptcy proceeding in the U.S. Bankruptcy Court for the Northern District of Illinois, Eastern Division. Eisenberg Brothers Inc.'s motion contends that the Bankruptcy Court's order did not discharge the plaintiff's claim.

      The Company and its subsidiaries are involved in various legal proceedings arising out of its business and other environmental matters, none of which is expected to have a material adverse effect upon its results of operations, cash flows or financial position.

15.   CAPITAL STOCK, PAID IN CAPITAL, AND WARRANTS

      Authorized shares of preferred stock ($.01 par value per share) and common stock ($.01 par value per share) for the reorganized Envirodyne are 25,000,000 shares and 50,000,000 shares, respectively. 13,579,460 shares of common stock were issued and outstanding as of December 28, 1995. In accordance with the Plan of Reorganization, an additional 64,460 shares of common stock and 15,000 shares of common stock were issued to the general unsecured creditors of Envirodyne during 1995 and 1994, respectively. (Refer to Note 1.)

      Prior to the December 31, 1993 reorganization, the authorized shares of preferred stock and common stock were 1,000 shares and 320 shares, respectively.

      Envirodyne issued 1,500,000 warrants pursuant to the Plan of Reorganization, exercisable at any time until December 31, 1998. Each warrant was initially exercisable for one share of common stock at an initial exercise price of $17.25 per share. The exercise price and the number of shares of common stock for which a warrant is exercisable were adjusted as a result of the issuance of certain shares of Envirodyne after the consummation of the Plan of Reorganization, including the issuance of shares in settlement of the SMD lawsuit discussed in Note 14. Under terms of the warrant agreement, the exercise price has been adjusted from $17.25 to $16.08 per share and the number of common shares for which each warrant is exercisable has been adjusted from 1.000 share to 1.073 shares.

16.   STOCK OPTIONS

      At December 28, 1995, the Company had outstanding options under the 1993 Stock Option Plan. Options were issued to certain employees to purchase shares at not less than the fair market value of the shares on the grant date. The plan options generally vest in three equal annual amounts beginning one year from the grant date and expire ten years from the grant date, subject to the acceleration of exercisability upon the occurrence of certain events. Such an acceleration event occurred in both November 1994 and August 1995.

      During 1995, each non-employee director of the Company received options to purchase 2,000 shares of stock at not less than the fair market value of the shares on the date of grant. The non-employee director options are fully exercisable upon issuance. Pursuant to the 1993 Stock Option Plan, on the date of each subsequent annual meeting of stockholders, non-employee directors will automatically be granted non-qualified options to purchase 1,000 shares of Common Stock at an option exercise price equal to the fair market value of a share of Common Stock on the date of grant.

      Stock option activity for the years ended December 28, 1995 and December 29, 1994 were:

                                                                          NUMBER OF
                                                                            OPTION      OPTION PRICE
                                                                            SHARES       PER SHARE
                                                                          ----------   -------------
Outstanding, December 31, 1993
  Granted . . . . . . . . . . . . . . . . . . . . . . . . . . . .          402,020         $5.06
  Exercised . . . . . . . . . . . . . . . . . . . . . . . . . . .
  Terminated  . . . . . . . . . . . . . . . . . . . . . . . . . .          (13,100)         5.06
                                                                         ---------
Outstanding, December 29, 1994  . . . . . . . . . . . . . . . . .          388,920          5.06
  Granted . . . . . . . . . . . . . . . . . . . . . . . . . . . .           97,200          5.06
  Exercised . . . . . . . . . . . . . . . . . . . . . . . . . . .
  Terminated  . . . . . . . . . . . . . . . . . . . . . . . . . .          (61,890)         5.06
                                                                        ----------
Outstanding, December 28, 1995  . . . . . . . . . . . . . . . . .          424,230          5.06
                                                                        ==========


17.   FAIR VALUE OF FINANCIAL INSTRUMENTS (DOLLARS IN THOUSANDS)

      The following table presents the carrying value and estimated fair value as of December 28, 1995 of the Company's financial instruments. (Refer to Notes 3 and 9.)

                                                                          CARRYING      ESTIMATED
                                                                            VALUE       FAIR VALUE
                                                                          --------     ------------
Assets:
  Cash and equivalents  . . . . . . . . . . . . . . . . . . . . .         $ 30,325      $ 30,325
  Foreign currency contracts  . . . . . . . . . . . . . . . . . .            3,397         3,377
  Interest rate agreements  . . . . . . . . . . . . . . . . . . .              561             3

Liabilities:
  Long-term debt (excluding capital leases) . . . . . . . . . . .          393,432       318,053


18.   PATENT LITIGATION SETTLEMENT (DOLLARS IN THOUSANDS)

      In 1989 certain competitors of Viskase filed a declaratory action challenging the validity and enforceability of a Viskase patent relating to casings used in the manufacture of food products. In May 1994, the trial court upheld the validity and enforceability of the Viskase patent and found infringement of the patent. Before the trial on damages was conducted, Viskase entered into agreements to settle the claims and grant licenses to the competitors. Under the terms of these agreements Viskase received $9,457 for past infringement and advance royalties and established royalty rates for future patent use.

19.   RESEARCH AND DEVELOPMENT COSTS (DOLLARS IN THOUSANDS)

      Research and development costs are expensed as incurred and totaled $11,034, $16,852 and $15,216, for 1995, 1994, and 1993, respectively.


20.   RELATED PARTY TRANSACTIONS (DOLLARS IN THOUSANDS)

      During fiscal 1995, 1994 and 1993, the Company paid DPK $770 for management services. In fiscal 1995, 1994 and 1993, the Company made payments of approximately $156, $560 and $354, respectively, to an affiliate of DPK for the use of a jet aircraft on an as-needed basis.

      During fiscal 1995, 1994, and 1993, the Company purchased product and services from affiliates of DPK in the amounts of approximately $1,537, $1,367 and $941, respectively. During fiscal 1995, 1994, and 1993, the Company sublet office space from DPK for which it paid approximately $151, $151 and $150, respectively, in rent. During fiscal 1995, the Company reimbursed a non-affiliated medical plan in the aggregate amount of $79,344 for medical claims of Messrs. Kelly, Gustafson and Corcoran.

      During fiscal 1995 and 1994, the Company advanced funds to and made payments on behalf of DPK and Donald P. Kelly in the amounts of approximately $52 and $118, respectively, for legal fees related to the litigation involving ARTRA Group Incorporated (refer to Note 14).


21. BUSINESS SEGMENT INFORMATION AND GEOGRAPHIC AREA INFORMATION (DOLLARS IN THOUSANDS)

      Envirodyne primarily manufactures and sells polymeric food casings and plastic packaging films and containers (food packaging products) and disposable foodservice supplies. The Company's operations are primarily in North/South America and Europe. Intercompany sales and charges (including royalties) have been reflected as appropriate in the following information. Other income for 1995, 1994, and 1993 includes net foreign exchange transaction gains (losses) of approximately $(61), $2,707, and $(4,631), respectively.

BUSINESS SEGMENT INFORMATION

                                                      DECEMBER 30,    JANUARY 1,    JANUARY 1,
                                                        1994 TO           TO            TO
                                                      DECEMBER 28,   DECEMBER 29,  DECEMBER 31,
                                                         1995           1994           1993
                                                      -----------    ----------    -----------
Net sales:
  Food packaging products . . . . . . . . . . . . .    $   574,266   $   530,179   $   522,363
  Disposable foodservice supplies . . . . . . . . .         76,138        68,996        66,383
  Other and eliminations  . . . . . . . . . . . . .           (192)         (146)       (1,361)
                                                       -----------   -----------   -----------
                                                       $   650,212   $   599,029   $   587,385
                                                       ===========   ===========   ===========
Earnings before income taxes:
Operating income:
  Food packaging products . . . . . . . . . . . . .    $    39,183   $    48,145   $    53,432
  Disposable foodservice supplies . . . . . . . . .          4,959         6,514         5,223
  Unallocated expenses, net -- primarily corporate          (6,007)       (5,982)       (5,023)
                                                       -----------   -----------   -----------
                                                            38,135        48,677        53,632

Interest expense, net . . . . . . . . . . . . . . .         56,666        49,207        30,259
Other expense (income), net . . . . . . . . . . . .          1,710        (1,668)        5,540
Minority interest in loss of subsidiary . . . . . .                           50           717
                                                       -----------      --------   -----------
                                                       $   (20,241)     $  1,188   $    18,550
                                                       ===========      ========   ===========
Identifiable assets:
  Food packaging products . . . . . . . . . . . . .    $   796,655   $   814,731   $   790,125
  Disposable foodservice supplies . . . . . . . . .         69,812        71,530        64,879
  Corporate and other, primarily cash equivalents .         33,100        10,375        12,676
                                                       -----------   -----------   -----------
                                                       $   899,567   $   896,636   $   867,680
                                                       ===========   ===========   ===========
Depreciation and amortization under capital lease and
  amortization of intangibles expense:
  Food packaging products . . . . . . . . . . . . .    $    51,404   $    47,207   $    46,715
  Disposable foodservice supplies . . . . . . . . .          4,581         4,125         5,624
  Corporate and other . . . . . . . . . . . . . . .             76            55            59
                                                       -----------   -----------   -----------
                                                       $    56,061   $    51,387   $    52,398
                                                       ===========   ===========   ===========
Capital expenditures:
  Food packaging products . . . . . . . . . . . . .    $    30,744   $    28,534   $    37,673
  Disposable foodservice supplies . . . . . . . . .          3,687         4,012         3,100
  Corporate and other . . . . . . . . . . . . . . .             34            20           114
                                                       -----------   -----------   -----------
                                                       $    34,465   $    32,566   $    40,887
                                                       ===========   ===========   ===========

GEOGRAPHIC AREA INFORMATION

                                                       DECEMBER 30,    JANUARY 1,    JANUARY 1,
                                                         1994 TO          TO            TO
                                                       DECEMBER 28,   DECEMBER 29,  DECEMBER 31,
                                                          1995           1994          1993
                                                      ------------   ------------  ------------
Net sales:
  North/South American operations . . . . . . . . .    $   440,539   $   423,049   $   426,644
  European operations . . . . . . . . . . . . . . .        213,618       184,395       164,717
  Other and eliminations  . . . . . . . . . . . . .         (3,945)       (8,415)       (3,976)
                                                       -----------   -----------   -----------
                                                       $   650,212   $   599,029   $   587,385
                                                       ===========   ===========   ===========
Operating profit:
  North/South American operations . . . . . . . . .    $    23,028   $    28,124   $    37,495
  European operations . . . . . . . . . . . . . . .         15,373        20,553        16,137
  Other and eliminations  . . . . . . . . . . . . .           (266)
                                                       -----------   -----------   -----------
                                                       $    38,135   $    48,677   $    53,632
                                                       ===========   ===========   ===========

Identifiable assets:
  North/South American operations . . . . . . . . .    $   677,377   $   667,358   $   669,240
  European operations . . . . . . . . . . . . . . .        219,802       229,278       198,440
  Other and eliminations  . . . . . . . . . . . . .          2,388
                                                       -----------   -----------   -----------
                                                       $   899,567   $   896,636   $   867,680
                                                       ===========   ===========   ===========

      The total assets and net assets of foreign businesses were approximately $282,383 and $107,023 at December 28, 1995.

22.   QUARTERLY DATA (UNAUDITED)

      Quarterly financial information for 1995 and 1994 is as follows (in thousands, except for per share amounts):

                                             FIRST         SECOND       THIRD        FOURTH
FISCAL 1995                                 QUARTER       QUARTER      QUARTER       QUARTER       ANNUAL
- -----------                                 -------       -------      -------       -------       ------
Net Sales . . . . . . . . . . . . . .      $155,824      $165,184     $166,688     $162,516      $650,212
Operating Income  . . . . . . . . . .         8,689        10,089        8,653       10,704        38,135
Net income (loss) . . . . . . . . . .        (3,895)       (7,513)      (4,475)      (5,636)      (21,519)
Net income (loss) per share . . . . .         (0.29)        (0.56)       (0.33)       (0.42)        (1.59)

      The second quarter net (loss) includes an extraordinary loss of $(4.2) million on debt extinguishment.

      Net income (loss) per share amounts are computed independently for each of the quarters presented using weighted average shares outstanding during each quarter. The sum of the quarterly per share amounts in 1995 do not equal the total for the year because of rounding and 1995 stock issuances, as shown on the Consolidated Statement of Stockholders' Equity.


                                             FIRST         SECOND       THIRD        FOURTH
FISCAL 1994                                 QUARTER       QUARTER      QUARTER       QUARTER       ANNUAL
- -----------                                 -------       -------      -------       -------       ------
Net Sales . . . . . . . . . . . . . .      $142,593      $150,788     $151,883     $153,765      $599,029
Operating Income  . . . . . . . . . .         9,710        18,739        9,755       10,473        48,677
Net income (loss) . . . . . . . . . .        (2,507)        3,448       (3,261)      (1,292)       (3,612)
Net income (loss) per share . . . . .         (0.19)         0.26        (0.24)       (0.10)        (0.27)

      The 1994 second quarter operating income benefitted from a $9.5 million settlement of a patent infringement suit.

      Net income (loss) per share amounts are computed independently for each of the quarters presented using weighted average shares outstanding during each quarter.


23.   SUBSEQUENT EVENTS (DOLLARS IN THOUSANDS)

      On February 23, 1996, the United States Bankruptcy Court for the Northern District of Illinois, Eastern District entered an order approving a settlement agreement resolving all claims of the former union employees of Wisconsin Steel Company which shut down in March 1980. Under terms of the approved settlement of Frank Lumpkin, et al. v. Envirodyne Industries, Inc. (Lumpkin) and without any admission or finding of liability or wrongdoing, Envirodyne was released and discharged from all claims in exchange for 900,000 shares of common stock. The distribution is in accordance with the terms of Envirodyne's Plan of Reorganization under which common stock was distributed to Envirodyne's general unsecured creditors in satisfaction of their allowed claims (Refer to Note 1).

      The Company issued additional shares of common stock for the Lumpkin settlement and to the holders of general unsecured claims of Envirodyne (as opposed to the subsidiaries of Envirodyne) under terms of the Plan of Reorganization. The total number of shares outstanding after issuance of common stock for the Lumpkin settlement and for additional distribution to holders of general unsecured claims of Envirodyne is 14,479,721.

      Under terms of the Plan of Reorganization, Envirodyne issued warrants to purchase 10% of the fully diluted common stock. The issuance of common stock pursuant to the Lumpkin settlement, together with other issuances of common stock since the consummation of the Plan of Reorganization, caused an adjustment to the exercise price of the warrants and the number of shares of common stock for which a warrant is exercisable. The exercise price was adjusted from $17.25 to $16.08 per share and the number of common shares for which each warrant is exercisable was adjusted from 1.000 share to 1.073 shares.

      On March 15, 1996 the United States Court of Appeals for the Seventh Circuit affirmed the decisions of the U.S. District Court and the Bankruptcy Court to equitably subordinate the claims of holders of untendered shares to claims of the other general unsecured creditors (refer to Note 14). The time period for further appeal has not passed. Envirodyne believes that even in the event of further appeal, if any, and reversal of the prior decisions, the maximum number of shares of common stock that it would be required to issue to such claimants is approximately 106,000.

24.   SUBSIDIARY GUARANTORS

      Envirodyne's payment obligations under the Senior Secured Notes are fully and unconditionally guaranteed on a joint and several basis (collectively, Subsidiary Guarantees) by Viskase Corporation, Viskase Holding Corporation, Viskase Sales Corporation, Clear Shield National, Inc., Sandusky Plastics, Inc. and Sandusky Plastics of Delaware, Inc., each a direct or indirect wholly-owned subsidiary of Envirodyne and each a "Guarantor." These subsidiaries represent substantially all of the operations of Envirodyne conducted in the United States. The remaining subsidiaries of Envirodyne generally are foreign subsidiaries or otherwise relate to foreign operations.

      The obligations of each Guarantor under its Subsidiary Guarantee are the senior obligation of such Guarantor, and are collateralized, subject to certain permitted liens, by substantially all of the domestic assets of the Guarantor and, in the case of Viskase Holding Corporation, by a pledge of 65% of the capital stock of Viskase S.A. The Subsidiary Guarantees and security are shared with the lenders under the Revolving Credit Agreement on a pari passu basis and are subject to the priority interest of the holders of obligations under the Letter of Credit Facility, each pursuant to an intercreditor agreement.

      The following consolidating condensed financial data illustrate the composition of the combined Guarantors. No single Guarantor has any significant legal restrictions on the ability of investors or creditors to obtain access to its assets in the event of default on the Subsidiary Guarantee other than its subordination to senior indebtedness described above. Separate financial statements of the Guarantors are not presented because management has determined that these would not be material to investors. Based on the book value and the market value of the pledged securities of Viskase Corporation, Viskase Sales Corporation, Clear Shield National, Inc., Sandusky

Plastics, Inc. and Sandusky Plastics of Delaware, Inc., these Subsidiary Guarantors do not constitute a substantial portion of the collateral and, therefore, the separate financial statements of these subsidiaries have not been provided. Separate audited financial statements of Viskase Holding Corporation are being filed within.

      Investments in subsidiaries are accounted for by the parent and Subsidiary Guarantors on the equity method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are therefore reflected in the parent's and Subsidiary Guarantors' investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEETS



                                                                                   DECEMBER 28, 1995
                                                       ---------------------------------------------------------------------------
                                                                     GUARANTOR      NONGUARANTOR                      CONSOLIDATED
                                                       PARENT       SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS(1)       TOTAL
                                                       ------       ------------    ------------   ---------------   -------------
                                                                                  (IN THOUSANDS)
ASSETS
  Current assets:
    Cash and equivalents  . . . . . . . . . . . . .    $    18,013   $       486    $    11,826                        $  30,325
    Receivables and advances, net . . . . . . . . .         52,462        70,458         57,082    $   (90,548)           89,454
    Inventories . . . . . . . . . . . . . . . . . .                       63,355         38,233         (2,114)           99,474
    Other current assets  . . . . . . . . . . . . .            176        12,364          9,106                           21,646
                                                       -----------   -----------    -----------    -----------         ---------
      Total current assets  . . . . . . . . . . . .         70,651       146,663        116,247        (92,662)          240,899
Property, plant and equipment including
  those under capital lease . . . . . . . . . . . .            261       394,813        150,417                          545,491
  Less accumulated depreciation
    and amortization  . . . . . . . . . . . . . . .            150        55,620         20,217                           75,987
                                                       -----------   -----------    -----------    -----------         ---------
  Property, plant and equipment, net  . . . . . . .            111       339,193        130,200                          469,504
Deferred financing costs  . . . . . . . . . . . . .          7,048                        1,042                            8,090
Other assets  . . . . . . . . . . . . . . . . . . .                       43,720          1,869                           45,589
Investment in subsidiaries  . . . . . . . . . . . .         77,766       133,634                      (211,400)
Excess reorganization value . . . . . . . . . . . .                       94,968         40,517                          135,485
                                                       -----------   -----------    -----------    -----------         ---------
                                                       $   155,576   $   758,178    $   289,875    $  (304,062)        $ 899,567
                                                       ===========   ===========    ===========    ===========         =========

LIABILITIES & STOCKHOLDERS' EQUITY
  Current liabilities:
    Short-term debt including current
      portion of long-term debt and
      obligation under capital lease  . . . . . . .                  $     6,407    $     6,097                        $  12,504
    Accounts payable and advances . . . . . . . . .    $        80        78,848         50,737    $   (90,548)           39,117
    Accrued liabilities . . . . . . . . . . . . . .          8,126        37,488         21,939                           67,553
                                                       -----------   -----------    -----------    -----------         ---------
      Total current liabilities . . . . . . . . . .          8,206       122,743         78,773        (90,548)          119,174
Long-term debt including obligation
  under capital lease . . . . . . . . . . . . . . .        379,262       143,198          7,721                          530,181
Accrued employee benefits . . . . . . . . . . . . .                       51,345          4,281                           55,626
Deferred and noncurrent income taxes  . . . . . . .         34,088        17,507         25,895                           77,490
Intercompany loans  . . . . . . . . . . . . . . . .       (383,076)      340,000         43,083             (7)
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value;
    none outstanding
  Common stock, $.01 par value;
    13,579,460 shares issued and
    outstanding . . . . . . . . . . . . . . . . . .            136             3         32,738        (32,741)              136
  Paid in capital . . . . . . . . . . . . . . . . .        134,864       103,955         87,871       (191,826)          134,864
  Accumulated earnings (deficit)  . . . . . . . . .        (25,131)      (27,752)         2,334         25,418           (25,131)
  Cumulative foreign currency
    translation adjustments . . . . . . . . . . . .          7,227         7,179          7,179        (14,358)            7,227
                                                       -----------   -----------    -----------    -----------         ---------
      Total stockholders' equity  . . . . . . . . .        117,096        83,385        130,122       (213,507)          117,096
                                                       -----------   -----------    -----------    -----------         ---------
                                                       $   155,576   $   758,178    $   289,875    $  (304,062)        $ 899,567
                                                       ===========   ===========    ===========    ===========         =========

- ---------------------
(1)  Elimination of intercompany receivables, payables and investment accounts.

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEETS

                                                                                     DECEMBER 29, 1994
                                                       ---------------------------------------------------------------------------
                                                                      GUARANTOR    NONGUARANTOR                     CONSOLIDATED
                                                         PARENT     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS(1)      TOTAL
                                                       -----------  ------------   ------------   ---------------   -------------
                                                                                      (IN THOUSANDS)
ASSETS
    Current assets:
    Cash and equivalents  . . . . . . . . . . . . .    $       555   $     1,853   $     4,881                       $  7,289
    Receivables and advances, net . . . . . . . . .         33,508        63,949        49,378      $   (59,967)       86,868
    Inventories . . . . . . . . . . . . . . . . . .                       68,719        43,725           (1,961)      110,483
    Other current assets  . . . . . . . . . . . . .            181        12,999         6,286                         19,466
                                                       -----------   -----------   -----------      -----------      --------
      Total current assets  . . . . . . . . . . . .         34,244       147,520       104,270          (61,928)      224,106
Property, plant and equipment including
  those under capital lease . . . . . . . . . . . .            189       367,880       138,030                        506,099
  Less accumulated depreciation
    and amortization  . . . . . . . . . . . . . . .             55        26,739         8,967                         35,761
                                                       -----------   -----------   -----------      -----------      --------
  Property, plant and equipment, net  . . . . . . .            134       341,141       129,063                        470,338
Deferred financing costs  . . . . . . . . . . . . .          8,062                       1,081                          9,143
Other assets  . . . . . . . . . . . . . . . . . . .                       45,757         1,424                         47,181
Investment in subsidiaries  . . . . . . . . . . . .         91,576       116,360                       (207,936)
Excess reorganization value . . . . . . . . . . . .                      102,230        43,638                        145,868
                                                       -----------   -----------   -----------      -----------      --------
                                                       $   134,016   $   753,008   $   279,476      $  (269,864)     $896,636
                                                       ===========   ===========   ===========      ===========      ========

LIABILITIES & STOCKHOLDERS' EQUITY
  Current liabilities:
    Short-term debt including current
      portion of long-term debt and
      obligation under capital lease  . . . . . . .    $    11,100   $     7,720   $     6,978                       $ 25,798
    Accounts payable and advances . . . . . . . . .            726        53,193        40,383      $   (59,967)       34,335
    Accrued liabilities . . . . . . . . . . . . . .         10,254        36,634        25,358                         72,246
                                                       -----------   -----------   -----------      -----------      --------
      Total current liabilities . . . . . . . . . .         22,080        97,547        72,719          (59,967)      132,379
Long-term debt including obligation
  under capital lease . . . . . . . . . . . . . . .        327,437       147,898        14,023                        489,358
Accrued employee benefits . . . . . . . . . . . . .                       52,248         3,969                         56,217
Deferred and noncurrent income taxes  . . . . . . .         29,006        31,927        22,400                         83,333
Intercompany loans  . . . . . . . . . . . . . . . .       (379,856)      340,000        39,856
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value;
    none outstanding
  Common stock, $.01 par value;
    13,515,000 shares issued and
    outstanding . . . . . . . . . . . . . . . . . .            135             4        32,608          (32,612)          135
  Paid in capital . . . . . . . . . . . . . . . . .        134,865        87,805        87,440         (175,245)      134,865
  Accumulated earnings (deficit)  . . . . . . . . .         (3,612)       (8,333)        2,549            5,784        (3,612)
  Cumulative foreign currency
    translation adjustments . . . . . . . . . . . .          3,961         3,912         3,912           (7,824)        3,961
                                                       -----------   -----------   -----------      -----------      --------
      Total stockholders' equity  . . . . . . . . .        135,349        83,388       126,509         (209,897)      135,349
                                                       -----------   -----------   -----------      -----------      --------
                                                       $   134,016   $   753,008   $   279,476      $  (269,864)     $896,636
                                                       ===========   ===========   ===========      ===========      ========

- ---------------------
(1)  Elimination of intercompany receivables, payables and investment accounts.

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENTS OF OPERATIONS

                                                                         FOR THE YEAR ENDED DECEMBER 28, 1995
                                                       -----------------------------------------------------------------------------
                                                                     GUARANTOR         NONGUARANTOR                    CONSOLIDATED
                                                        PARENT      SUBSIDIARIES       SUBSIDIARIES      ELIMINATIONS      TOTAL
                                                       -------      ------------       ------------      ------------   ------------
                                                                                      (IN THOUSANDS)

NET SALES . . . . . . . . . . . . . . . . . . . . .                    $ 417,756      $   267,212       $   (34,756)    $ 650,212
COSTS AND EXPENSES
  Cost of sales . . . . . . . . . . . . . . . . . .                      312,419          207,232           (34,603)      485,048
  Selling, general and administrative . . . . . . .    $     6,004        65,318           39,908                         111,230
  Amortization of intangibles and
    excess reorganization value . . . . . . . . . .                       12,466            3,333                          15,799
                                                       -----------     ---------      -----------       -----------     ---------
OPERATING INCOME (LOSS) . . . . . . . . . . . . . .         (6,004)       27,553           16,739              (153)       38,135
  Interest income . . . . . . . . . . . . . . . . .            203            12              455                             670
  Interest expense  . . . . . . . . . . . . . . . .         40,081        13,902            3,353                          57,336
  Intercompany interest expense (income)  . . . . .        (38,218)       34,007            4,211
  Management fees (income)  . . . . . . . . . . . .         (8,086)        6,377            1,709
  Other expense (income), net . . . . . . . . . . .         (2,400)           52            4,058                           1,710
  Equity Loss (income) in subsidiary  . . . . . . .         19,571           216                            (19,787)
                                                       -----------     ---------      -----------       -----------     ---------
INCOME (LOSS) BEFORE INCOME TAXES
  AND EXTRAORDINARY ITEM  . . . . . . . . . . . . .        (16,749)      (26,989)           3,863            19,634       (20,241)
  Income tax provision (benefit)  . . . . . . . . .          1,264        (7,570)           3,388                          (2,918)
                                                       -----------     ---------      -----------       -----------     ---------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM . . . . . .        (18,013)      (19,419)             475            19,634       (17,323)
  Extraordinary loss, net of tax  . . . . . . . . .          3,506                            690                           4,196
                                                       -----------     ---------      -----------       -----------     ---------
NET (LOSS)  . . . . . . . . . . . . . . . . . . . .    $   (21,519)    $ (19,419)     $      (215)      $    19,634     $ (21,519)
                                                       ===========     =========      ===========       ===========     =========

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES

                            CONSOLIDATING CASH FLOWS

                                                                         FOR THE YEAR ENDED DECEMBER 28, 1995
                                                         ---------------------------------------------------------------------------
                                                                    GUARANTOR         NONGUARANTOR                     CONSOLIDATED
                                                      PARENT       SUBSIDIARIES       SUBSIDIARIES    ELIMINATIONS         TOTAL
                                                      ------       ------------       ------------    ------------       ----------
                                                                                     (IN THOUSANDS)
Net cash provided by (used in)
  operating activities  . . . . . . . . . . . . .   $ (13,276)      $   32,242        $    20,001                        $ 38,967
Cash flows from investing activities:
  Capital expenditures  . . . . . . . . . . . . .         (34)         (27,842)            (6,589)                        (34,465)
  Proceeds from sale of property, plant and
    equipment . . . . . . . . . . . . . . . . . .                           39                 47                              86
                                                    ---------       ----------        -----------     -----------        --------
      Net cash (used in) investing activities . .         (34)         (27,803)            (6,542)                        (34,379)

Cash flows from financing activities:
  Proceeds from revolving loan and
    long term borrowings  . . . . . . . . . . . .     164,000            1,706             42,216                         207,922
  Deferred financing costs  . . . . . . . . . . .      (6,721)                             (1,166)                         (7,887)
  Repayment of revolving loan, long-term
    borrowings and capital lease obligations  . .    (123,275)          (7,512)           (50,588)                       (181,375)
  Increase (decrease) in Envirodyne loan  . . . .      (3,236)                              3,236
                                                    ---------       ----------        -----------     -----------        --------
      Net cash provided by (used in) financing
       activities . . . . . . . . . . . . . . . .      30,768           (5,806)            (6,302)                         18,660
Effect of currency exchange rate changes
  on cash . . . . . . . . . . . . . . . . . . . .                                            (212)                           (212)
                                                    ---------       ----------        -----------     -----------        --------
Net increase (decrease) in cash
  and equivalents . . . . . . . . . . . . . . . .      17,458           (1,367)             6,945                          23,036
Cash and equivalents at beginning of period . . .         555            1,853              4,881                           7,289
                                                    ---------       ----------        -----------     -----------        --------
Cash and equivalents at end of period . . . . . .   $  18,013       $      486        $    11,826                        $ 30,325
                                                    =========       ==========        ===========     ===========        ========

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENTS OF OPERATIONS

                                                                           FOR THE YEAR ENDED DECEMBER 29, 1994
                                                   ---------------------------------------------------------------------------------
                                                                     GUARANTOR        NONGUARANTOR                      CONSOLIDATED
                                                    PARENT         SUBSIDIARIES       SUBSIDIARIES     ELIMINATIONS         TOTAL
                                                   --------        ------------       ------------     ------------     ------------
                                                                                 (IN THOUSANDS)
NET SALES . . . . . . . . . . . . . . . . .                       $  406,988          $  220,787       $   (28,746)     $  599,029
  Patent infringement settlement income . .                            9,457                                                 9,457
COSTS AND EXPENSES
  Cost of sales . . . . . . . . . . . . . .                          295,356             168,891           (28,487)        435,760
  Selling, general and administrative . . .       $    6,015          71,092              31,330                           108,437
  Amortization of intangibles and
    excess reorganization value . . . . . .                           12,266               3,346                            15,612
                                                  ----------      ----------          ----------       -----------      ----------
OPERATING INCOME (LOSS) . . . . . . . . . .           (6,015)         37,731              17,220              (259)         48,677
  Interest income . . . . . . . . . . . . .               13              46                 248                               307
  Interest expense  . . . . . . . . . . . .           31,937          14,124               3,453                            49,514
  Intercompany interest expense (income)  .          (35,077)         31,170               3,907
  Management fees (income)  . . . . . . . .           (7,400)          6,544                 856
  Other expense (income), net . . . . . . .           (3,448)              7               1,923              (150)         (1,668)
  Equity loss (income) in subsidiary  . . .            8,392          (2,549)                               (5,843)
  Minority interest in loss of subsidiary .                                                                     50              50
                                                  ----------      ----------           ---------       -----------      ----------
INCOME (LOSS) BEFORE INCOME TAXES . . . . .             (406)        (11,519)              7,329             5,784           1,188
  Income tax provision  . . . . . . . . . .            3,206          (3,186)              4,780                             4,800
                                                  ----------      ----------          ----------       -----------      ----------
NET INCOME (LOSS) . . . . . . . . . . . . .       $   (3,612)     $   (8,333)         $    2,549       $     5,784      $   (3,612)
                                                  ==========      ==========          ==========       ===========      ==========

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES

                            CONSOLIDATING CASH FLOWS

                                                                              FOR THE YEAR ENDED DECEMBER 29, 1994
                                                   ---------------------------------------------------------------------------------
                                                                     GUARANTOR        NONGUARANTOR                      CONSOLIDATED
                                                     PARENT        SUBSIDIARIES       SUBSIDIARIES      ELIMINATIONS       TOTAL
                                                   -----------     ------------       ------------      ------------    ------------
                                                                                     (IN THOUSANDS)
Net cash provided by (used in) operating
   activities . . . . . . . . . . . . . . .        $   (1,414)     $   13,575        $   11,125                         $   23,286
Cash flows from investing activities:
  Capital expenditures  . . . . . . . . . .               (20)        (21,666)          (10,880)                           (32,566)
  Proceeds from sales of property,
    plant and equipment . . . . . . . . . .                               239               120                                359
Purchase of minority interest in
  subsidiary  . . . . . . . . . . . . . . .                            (4,200)                                              (4,200)
                                                   ----------      ----------        ----------         -----------     ----------
      Net cash (used in) investing
        activities  . . . . . . . . . . . .               (20)        (25,627)          (10,760)                           (36,407)
Cash flows from financing activities:
  Proceeds from revolving loan and
    long term borrowings  . . . . . . . . .            27,600                            10,068                             37,668
  Deferred financing costs  . . . . . . . .            (1,608)                                                              (1,608)
  Repayment of revolving loan, long-term
    borrowings and capital lease
    obligations . . . . . . . . . . . . . .            (8,325)         (5,180)           (9,112)                           (22,617)

  Increase (decrease) in Envirodyne loan  .           (16,608)         17,163              (555)
                                                   ----------      ----------        ------ ---         -----------     ----------
      Net cash provided by (used in)
        financing activities  . . . . . . .             1,059          11,983               401                             13,443
Effect of currency exchange rate changes
    on cash . . . . . . . . . . . . . . . .                                                (776)                              (776)
                                                    ---------      ----------        ----------         -----------     ----------
Net (decrease) in cash and equivalents  . .              (375)            (69)              (10)                              (454)
Cash and equivalents at beginning
    of period . . . . . . . . . . . . . . .               930           1,922             4,891                              7,743
                                                   ----------      ----------        ----------         -----------     ----------
Cash and equivalents at end of period . . .        $      555      $    1,853        $    4,881                         $    7,289
                                                   ==========      ==========        ==========         ===========     ==========

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENTS OF OPERATIONS


                                                                          FOR THE YEAR ENDED DECEMBER 31, 1993
                                                       --------------------------------------------------------------------------

                                                                      GUARANTOR        NONGUARANTOR                    CONSOLIDATED
                                                        PARENT      SUBSIDIARIES       SUBSIDIARIES      ELIMINATIONS     TOTAL
                                                       -------      ------------       ------------      ------------  ------------
                                                                                   (IN THOUSANDS)
NET SALES . . . . . . . . . . . . . . . . . . . . .                  $   408,872      $   195,291        $   (16,778)    $587,385
COSTS AND EXPENSES
  Cost of sales . . . . . . . . . . . . . . . . . .                      283,743          151,694            (16,745)     418,692
  Selling, general and administrative . . . . . . .    $     5,021        65,992           28,337                          99,350
  Amortization of intangibles and
    excess reorganization value . . . . . . . . . .                       13,170            2,541                          15,711
                                                       -----------   -----------      -----------        -----------     --------
OPERATING INCOME (LOSS) . . . . . . . . . . . . . .         (5,021)       45,967           12,719                (33)      53,632
  Interest income . . . . . . . . . . . . . . . . .              1            20              910                             931
  Interest expense  . . . . . . . . . . . . . . . .         10,388        14,589            6,213                          31,190
  Intercompany interest expense (income)  . . . . .        (21,970)       61,416          (39,446)
  Management fees (income)  . . . . . . . . . . . .         (7,600)        6,748              852
  Other expense (income), net . . . . . . . . . . .          3,432           (86)           2,194                           5,540
  Minority interest in subsidiary . . . . . . . . .                          717                                              717
                                                       -----------   -----------      -----------        -----------     --------
INCOME (LOSS) BEFORE INCOME TAXES,
  REORGANIZATION ITEMS AND EXTRAORDINARY ITEM . . .         10,730       (35,963)          43,816                (33)      18,550
  Reorganization items, net . . . . . . . . . . . .         92,745        12,000                                          104,745
INCOME (LOSS) BEFORE INCOME TAXES
  AND EXTRAORDINARY ITEM  . . . . . . . . . . . . .        (82,015)      (47,963)          43,816                (33)     (86,195)
  Income tax provision (benefit)  . . . . . . . . .         (1,430)       (4,442)          17,872                          12,000
                                                       -----------   -----------      -----------        ------------   ---------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM . . . . . .        (80,585)      (43,521)          25,944                (33)     (98,195)
  Extraordinary gain, net of tax  . . . . . . . . .        183,784                                                        183,784
                                                       -----------   -----------      -----------        ------------   ---------
NET INCOME (LOSS) . . . . . . . . . . . . . . . . .    $   103,199   $   (43,521)     $    25,944        $       (33)   $  85,589
                                                       ===========   ===========      ===========        ===========    =========

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES

                            CONSOLIDATING CASH FLOWS

                                                                       FOR THE YEAR ENDED DECEMBER 31, 1993
                                                      -----------------------------------------------------------------------
                                                                  GUARANTOR        NONGUARANTOR                  CONSOLIDATED
                                                       PARENT    SUBSIDIARIES      SUBSIDIARIES    ELIMINATIONS     TOTAL
                                                      --------   ------------      ------------    ------------  ------------
                                                                                 (IN THOUSANDS)
Net cash provided by operating activities
  before reorganization expense . . . . . . . .      $  24,623     $   33,840      $  33,738                       $  92,201
Net cash used for reorganization items  . . . .         (2,929)       (12,000)                                       (14,929)
                                                     ---------     ----------      ---------       ----------      ---------
Net cash provided by operating activities . . .         21,694         21,840         33,738                          77,272
Cash flows from investing activities:
  Capital expenditures  . . . . . . . . . .               (114)       (27,289)       (13,484)                        (40,887)
  Proceeds from sale of property, plant and
    equipment . . . . . . . . . . . . . . . . .                             4            120                             124
                                                     ---------     ----------      ---------       ----------      ---------
      Net cash (used in) investing activities .           (114)       (27,285)       (13,364)                        (40,763)
Cash flows from financing activities:
  Proceeds from revolving loan and
    long term borrowings  . . . . . . . . . . .        100,000                         6,003                         106,003
  Deferred financing costs  . . . . . . . . . .         (8,659)                       (1,120)                         (9,779)
  Repayment of revolving loan, long-term
    borrowings and capital lease obligations  .       (103,100)        (4,698)       (30,938)                       (138,736)
  Increase (decrease) in Envirodyne loan  . . .         (8,891)        10,519         (1,628)
                                                     ---------     ----------      ---------       ----------      ---------
      Net cash provided by (used in) financing
        activities  . . . . . . . . . . . . . .        (20,650)         5,821        (27,683)                        (42,512)
Effect of currency exchange rate changes
        on cash . . . . . . . . . . . . . . . .                                         (316)                           (316)
                                                     ---------     ----------      ---------       ----------      ---------
Net increase (decrease) in cash and equivalents            930            376         (7,625)                         (6,319)
Cash and equivalents at beginning of period . .                         1,546         12,516                          14,062
                                                     ---------     ----------      ---------       ----------      ---------
Cash and equivalents at end of period . . . . .      $     930     $    1,922      $   4,891                       $   7,743
                                                     =========     ==========      =========       ==========      =========

Financial statement schedules required by Regulation S-X

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES


Consolidated Financial Statements:

Report of independent accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-39

Consolidated balance sheets, December 28, 1995 and December 29, 1994 . . . . . . . . . . . . . . . . . . . F-40

Consolidated Statements of operations, for December 30, 1994 to December 28, 1995
    (Post-consummation); January 1 to December 29, 1994 (Post-consummation); and
    January 1 to December 31, 1993 (Pre-consummation);   . . . . . . . . . . . . . . . . . . . . . . . . . F-41

Consolidated statements of stockholders' equity (deficit), for December 30, 1994 to December 28, 1995 (Post-consummation); January 1 to December 29, 1994
    (Post-consummation); and January 1 to December 31, 1993 (Pre-consummation); .  . . . . . . . . . . . . F-42

Consolidated statements of cash flows, for December 30, 1994 to December 28, 1995
    (Post-consummation); January 1 to December 29, 1994 (Post-consummation);
    and January 1 to December 31, 1993 (Pre-consummation);   . . . . . . . . . . . . . . . . . . . . . . . F-43

Notes to consolidated financial statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-44

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
Viskase Holding Corporation

      We have audited the consolidated financial statements and the financial statement schedules of Viskase Holding Corporation and Subsidiaries. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the consolidated financial statements, on December 31, 1993, Envirodyne Industries, Inc. and its domestic subsidiaries completed a comprehensive financial restructuring through the implementation of reorganization under Chapter 11 of the United States Bankruptcy Code and applied fresh start reporting.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Viskase Holding Corporation and Subsidiaries as of December 28, 1995 and December 29, 1994, and the consolidated results of their operations and their cash flows for the period December 30, 1994 to December 28, 1995 and January 1 to December 29, 1994 (Post-consummation) and January 1 to December 31, 1993 (Pre-consummation), in conformity with generally accepted accounting principles. In addition, in our opinion the schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.



Coopers & Lybrand L.L.P.

Chicago, Illinois
March 26, 1996

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                  DECEMBER 28,              DECEMBER 29,
                                                      1995                     1994
                                                ----------------          ---------------
                                                             (IN THOUSANDS)
ASSETS
  Current assets:
    Cash and equivalents  . . . . . . . . . .       $ 11,826                 $  6,201
    Receivables, net  . . . . . . . . . . . .         53,022                   46,834
    Receivables, affiliates   . . . . . . . .         51,829                   48,138
    Inventories   . . . . . . . . . . . . . .         38,233                   43,725
    Other current assets  . . . . . . . . . .          9,106                    6,515
                                                    --------                 --------
        Total current assets  . . . . . . . .        164,016                  151,413
  Property, plant and equipment   . . . . . .        150,417                  138,030
    Less accumulated depreciation   . . . . .         20,217                    8,967
                                                    --------                 --------
    Property, plant and equipment, net  . . .        130,200                  129,063
  Deferred financing costs  . . . . . . . . .          1,042                    1,081
  Other assets  . . . . . . . . . . . . . . .          1,869                    1,424
  Excess reorganization value   . . . . . . .         40,517                   43,638
                                                    --------                 --------
                                                    $337,644                 $326,619
                                                    ========                 ========


LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Short-term debt including current
      portion of long-term debt   . . . . . .       $  6,097                 $  6,978
    Accounts payable  . . . . . . . . . . . .         13,720                   15,479
    Accounts payable and advances, affiliates         54,152                   43,233
    Accrued liabilities   . . . . . . . . . .         21,942                   25,358
                                                    --------                 --------
        Total current liabilities   . . . . .         95,911                   91,048
  Long-term debt    . . . . . . . . . . . . .          7,721                   14,023
  Accrued employee benefits   . . . . . . . .          4,281                    3,969
  Deferred and noncurrent income taxes  . . .         25,895                   22,400
  Intercompany loans  . . . . . . . . . . . .         81,094                   77,866
  Commitments and contingencies
  Stockholders' equity:
    Common stock, $1.00 par value,
      1,000 shares authorized;
      100 shares issued and outstanding
    Paid in capital   . . . . . . . . . . . .        103,463                  103,463
    Retained earnings   . . . . . . . . . . .         12,100                    9,938
    Cumulative foreign currency
      translation adjustments   . . . . . . .          7,179                    3,912
                                                    --------                 --------
        Total stockholders' equity  . . . . .        122,742                  117,313
                                                    --------                 --------
                                                    $337,644                 $326,619
                                                    ========                 ========


       The accompanying notes are an integral part of the consolidated financial statements.

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                        52 WEEKS             52 WEEKS          52 WEEKS
                                                      DECEMBER 30,          JANUARY 1,         JANUARY 1,
                                                        1994 TO                 TO                TO
                                                      DECEMBER 28,         DECEMBER 29,       DECEMBER 31,
                                                          1995                 1994              1993
                                                      ------------         ------------      ------------
                                                            (IN THOUSANDS, EXCEPT FOR NUMBER OF SHARES
                                                                      AND PER SHARE AMOUNTS)
NET SALES . . . . . . . . . . . . . . . . . . .       $  267,212            $ 220,787           $ 195,291
  Patent infringement settlement income . . . .                                 9,457

COSTS AND EXPENSES
  Cost of sales . . . . . . . . . . . . . . . .          207,232              168,891             151,694
  Selling, general and administrative . . . . .           36,288               27,654              25,171
  Amortization of intangibles and
    excess reorganization value . . . . . . . .            3,333                3,346               2,541
                                                      ----------            ---------           ---------

OPERATING INCOME  . . . . . . . . . . . . . . .           20,359               30,353              15,885
  Interest income . . . . . . . . . . . . . . .              455                  248                 910
  Interest expense  . . . . . . . . . . . . . .            3,353                3,453               6,213
  Intercompany interest expense . . . . . . . .            4,199                3,861               6,084
  Management fees . . . . . . . . . . . . . . .            1,709                  856                 852
  Other expense (income), net . . . . . . . . .            3,754                2,518               1,723
  Minority interest in loss of subsidiary . . .                                    50                 717
                                                      ----------            ---------           ---------

INCOME BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM  . . . . . . . . . . . . .            7,799               19,963               2,640
  Income tax provision  . . . . . . . . . . . .            4,947               10,025               2,645
                                                      ----------            ---------           ---------

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM . . . .            2,852                9,938                  (5)
  Extraordinary loss, net of tax  . . . . . . .              690
                                                      ----------            ---------           ---------

NET INCOME (LOSS) . . . . . . . . . . . . . . .       $    2,162            $   9,938           $      (5)
                                                      ==========            =========           =========

WEIGHTED AVERAGE COMMON SHARES  . . . . . . . .              100                  100                 100
                                                      ==========            =========           =========

PER SHARE AMOUNTS:

NET INCOME (LOSS) . . . . . . . . . . . . . . .       $   21,620            $  99,380           $     (50)
                                                      ==========            =========           =========

     Due to the implementation of the Plan of Reorganization and Fresh Start Reporting, the consolidated statement of operations for the fiscal years ended December 28, 1995 and December 29, 1994 are not comparable to the fiscal year ended December 31, 1993. (Refer to Note 1 of Notes to Consolidated Financial Statements.)

       The accompanying notes are an integral part of the consolidated financial statements.

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY


                                                                                                     CUMULATIVE
                                                                                                      FOREIGN
                                                                                                      CURRENCY          TOTAL
                                                   COMMON          PAID IN         RETAINED         TRANSLATION     STOCKHOLDER'S
                                                   STOCK           CAPITAL         EARNINGS         ADJUSTMENTS         EQUITY
                                                   -----           -------         --------         -----------     -------------
                                                                                 (IN THOUSANDS)
Balance December 31, 1992 . . . . . . . . . . .                    $ 20,119        $ 79,458          $ (2,356)     $  97,221
Net (loss)  . . . . . . . . . . . . . . . . . .                                          (5)                              (5)
Capital contributions . . . . . . . . . . . . .                       4,295                                            4,295
Fresh start revaluation adjustments . . . . . .                      58,272                                           58,272
Translation adjustments . . . . . . . . . . . .                                                        (2,044)        (2,044)
Elimination of Viskase Holding Corporation
  accumulated earnings  . . . . . . . . . . . .                                     (79,453)            4,400        (75,053)
=============================================================================================================================
Balance December 31, 1993 . . . . . . . . . . .                    $ 82,686        $      0          $      0      $  82,686
Net income  . . . . . . . . . . . . . . . . . .                                       9,938                            9,938
Capital contributions . . . . . . . . . . . . .                      16,056                                           16,056
Fresh start revaluation adjustments . . . . . .                       4,721                                            4,721
Translation adjustments . . . . . . . . . . . .                                                         3,912          3,912
                                                                   --------        --------          --------      ---------
Balance December 29, 1994 . . . . . . . . . . .                    $103,463        $  9,938          $  3,912      $ 117,313
Net income  . . . . . . . . . . . . . . . . . .                                       2,162                            2,162
Translation adjustments . . . . . . . . . . . .                                                         3,267          3,267
                                                                   --------        --------          --------      ---------
Balance December 28, 1995 . . . . . . . . . . .                    $103,463        $ 12,100          $  7,179      $ 122,742
                                                                   ========        ========          ========      =========



     Due to the implementation of the Plan of Reorganization and Fresh Start Reporting, the stockholders' equity for the fiscal years ended December 28, 1995 and December 29, 1994 are not comparable to the fiscal year ended December 31, 1993. (Refer to Note 1 of Notes to Consolidated Financial Statements.)


        The accompanying notes are an integral part of the consolidated financial statements.

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         DECEMBER 30,       JANUARY 1         JANUARY 1
                                                                           1994 TO              TO               TO
                                                                         DECEMBER 28,       DECEMBER 29,      DECEMBER 31,
                                                                             1995               1994             1993
                                                                         ------------       ------------      ------------
                                                                                           (IN THOUSANDS)
Cash flows from operating activities:
  Income (loss) before extraordinary item .........................       $  2,852         $  9,938           $     (5)
  Extraordinary loss ..............................................            690
                                                                          --------         --------           --------
  Net income (loss)                                                          2,162            9,938                 (5)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation ..................................................         11,202            9,018             11,024
    Amortization of intangibles and excess reorganization value....          3,333            3,346              2,541
    Amortization of deferred financing fees and discount ..........            208              210                935
    Increase (decrease) in deferred and noncurrent income taxes ...          2,098              128             (1,436)
    Loss on debt extinguishment ...................................          1,030
    Foreign currency transaction loss (gain) ......................            159                                 (68)
    Loss (gain) on sales of property, plant and equipment .........             30               32                424
    Changes in operating assets and liabilities:
      Accounts receivable .........................................         (4,441)          (9,076)            (3,055)
      Accounts receivable, affiliates .............................         (5,183)         (18,214)             9,373
      Inventories .................................................          7,224           (8,895)            (1,467)
      Other current assets ........................................         (2,144)          (1,462)              (461)
      Accounts payable and accrued liabilities ....................         (6,926)           8,314              3,219
      Accounts payable, affiliates ................................         10,719           21,739             13,359
      Other .......................................................           (790)             288               (908)
                                                                          --------         --------           --------
    Total adjustments .............................................         16,519            5,428             33,480
                                                                          --------         --------           --------
      Net cash provided by operating activities ...................         18,681           15,366             33,475
Cash flows from investing activities:
  Capital expenditures ............................................         (6,589)         (10,880)           (13,484)
  Proceeds from sale of property, plant and equipment .............             47              120                120
  Purchase of minority interest in subsidiary .....................                          (4,200)
                                                                          --------         --------           --------
      Net cash (used in) investing activities .....................         (6,542)         (14,960)           (13,364)
Cash flows from financing activities:
  Proceeds from revolving loan and long-term borrowings ...........         42,216           10,068              6,003
  Deferred financing costs ........................................         (1,166)                             (1,120)
  Repayment of revolving loan and long-term borrowings ............        (50,588)          (9,112)           (30,938)
  Increase (decrease) in Envirodyne loan and advances .............          3,236             (555)            (1,628)
                                                                          --------         --------           --------
      Net cash provided by (used in) financing activities .........         (6,302)             401            (27,683)
Effect of currency exchange rate changes on cash ..................           (212)            (776)              (316)
                                                                          --------         --------           --------
Net increase (decrease) in cash and equivalents ...................          5,625               31             (7,888)
Cash and equivalents at beginning of period .......................          6,201            6,170             14,058
                                                                          --------         --------           --------
Cash and equivalents at end of period .............................       $ 11,826         $  6,201           $  6,170
                                                                          ========         ========           ========
- --------------------------------------------------------------------------------------------------------------------------
Supplemental cash flow information:
  Interest paid ...................................................       $  1,919         $  1,808           $  4,403
  Income taxes paid................................................       $  4,255         $  3,548           $  1,063


     Due to the implementation of the Plan of Reorganization and Fresh Start Reporting, the consolidated statement of cash flows for the fiscal years ended December 28, 1995 and December 29, 1994 are not comparable to the fiscal year ended December 31, 1993. (Refer to Note 1 of Notes to Consolidated Financial Statements.)

Supplemental schedule of noncash investing and financing activities:

  Fiscal 1993
      Viskase Holding Corporation's capital increased by $4.3 million due to the forgiveness of an Envirodyne loan. Viskase Holding Corporation contributed capital consisting of $160 thousand of equipment to Viskase Brasil Embalagens Ltda.

  Fiscal 1994
      Viskase S.A. and its subsidiary Viskase Canada Inc.'s capital increased by $16 million due to the forgiveness of an Envirodyne loan. Viskase Corporation transferred equipment totaling $1.5 million, $174 thousand and $2.1 million to Viskase S.A., Viskase de Mexico S.A. de C.V., and Viskase Brasil Embalagens Ltda, respectively.

  Fiscal 1995
      Viskase Corporation transferred equipment totaling $497 thousand to Viskase S.A. Viskase Holding Corporation contributed capital consisting of $250 thousand of equipment to Viskase de Mexico S.A. de C.V.

  The accompanying notes are an integral part of the consolidated financial statements.

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.    GENERAL

      Viskase Holding Corporation is a wholly owned subsidiary of Viskase Corporation. Viskase Corporation, in turn, is a wholly owned subsidiary of Envirodyne Industries, Inc. Viskase Holding Corporation serves as the direct or indirect parent company for the majority of Viskase Corporation's non-domestic operations. These subsidiaries are as follows:

NAME OF SUBSIDIARY                         PARENT OF SUBSIDIARY             COUNTRY OF BUSINESS
- ------------------                         --------------------             -------------------
Viskase Brasil Embalagens Ltda.            Viskase Holding Corporation      Brazil
Viskase Australia Limited                  Viskase Holding Corporation      Australia
Viskase de Mexico S.A. de C.V.             Viskase Holding Corporation      Mexico
Viskase S.A.                               Viskase Holding Corporation      France
Viskase Gmbh                               Viskase S.A.                     Germany
Viskase SPA                                Viskase S.A.                     Italy
Viskase Canada Inc.                        Viskase S.A.                     Canada
Viskase ZAO                                Viskase S.A.                     Russia
Viskase Holdings Limited                   Viskase S.A.                     United Kingdom
Filmco International Limited               Viskase Holdings Limited         United Kingdom
Viskase Limited                            Viskase Holdings Limited         United Kingdom
Viskase (UK) Limited                       Viskase Limited                  United Kingdom
Envirodyne S.A.R.L.                        Viskase (UK) Limited             France

      Viskase Holding Corporation conducts its operations through its subsidiaries and, for the most part, has no assets or liabilities other than its investments, accounts receivable and payable with affiliates, and intercompany loan and advances.

      On January 6, 1993, a group of bondholders filed an involuntary petition for reorganization of Envirodyne Industries, Inc. under Chapter 11 of the U.S. Bankruptcy Code. On January 7, 1993, several of the subsidiaries of Envirodyne Industries, Inc., including Viskase Holding Corporation, each filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the Bankruptcy Court). None of the subsidiaries of Viskase Holding Corporation entered into Chapter 11. On December 17, 1993, the Bankruptcy Court confirmed the First Amended Joint Plan of Reorganization as twice modified (Plan of Reorganization) with respect to Envirodyne Industries, Inc. (Envirodyne) and certain of its subsidiaries, including Viskase Holding Corporation. The Plan of Reorganization was consummated and Envirodyne and certain of its subsidiaries emerged from Chapter 11 on December 31, 1993 (Effective Date). For accounting purposes, the Plan of Reorganization was deemed to be effective as of December 31, 1993.

      The Chapter 11 filing was related only to the Company's domestic operations and did not include the foreign subsidiaries and various inactive domestic subsidiaries.

      The Company accounted for the reorganization using the principles of fresh start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Accordingly, all assets and liabilities have been restated to reflect their reorganization value, which approximates fair value.

      The reorganization value of the Company's equity of $135,000 was based on the consideration of many factors and various valuation methods, including discounted cash flows and comparable multiples of earnings valuation techniques believed by management and its financial advisors to be representative of the Company's business and industry. Factors considered by the Company included the following:

        o Forecasted operating and cash flow results which gave effect to the estimated impact of debt restructuring and other operational reorganization.

        o Discounted residual value at the end of the forecasted period based on the capitalized cash flows for the last year of that period.

        o Competition and general economic considerations.

        o Projected sales growth.

        o Potential profitability.

        o Seasonality and working capital requirements.

      The excess of the reorganization value over the fair value of net assets and liabilities is reported as excess reorganization value and is being amortized over a fifteen-year period. The Company continues to evaluate the recoverability of excess reorganization value based on the operating performance and expected future undiscounted cash flows of the operating business units.

      The reorganization and the adoption of Fresh Start Reporting resulted in no material adjustments to the Company's Consolidated Statement of Operations for the period January 1 to December 31, 1993.


2.    NATURE OF BUSINESS

      Viskase Holding Corporation's subsidiaries manufacture food packaging products. The operations of these subsidiaries are primarily in Europe and South and North America. Through its subsidiaries, the Company is a leading producer of cellulosic casings used in preparing and packaging processed meat products and is a major producer of heat shrinkable plastic bags and specialty films for packaging and preserving fresh and processed meat products, poultry and cheeses. The Company is also a leading international manufacturer of plasticized polyvinyl chloride (PVC) films, primarily for use in packaging food items.

INTERNATIONAL OPERATIONS

      Viskase Holding Corporation's subsidiaries have seven manufacturing facilities located outside the continental United States, in Beauvais, France; Thaon, France; Lindsay, Ontario, Canada; Sedgefield, England (Great Britain); Swansea, Wales (Great Britain); Guarulhos, Brazil and Nuevo Laredo, Mexico.

      International sales and operations may be subject to various risks including, but not limited to, possible unfavorable exchange rate fluctuations, political instability, governmental regulations (including import and export controls), restrictions on currency repatriation, embargoes, labor relations laws and the possibility of governmental expropriation. Viskase Holding Corporation's foreign operations generally are subject to taxes on the repatriation of funds.

      International operations in certain parts of the world may be subject to international balance of payments difficulties which may raise the possibility of delay or loss in the collection of accounts receivable from sales to customers in those countries. Viskase Holding Corporation believes that its subsidiaries' allowance for doubtful accounts makes adequate provision for the collectibility of its receivables. Management believes that growth potential exists for many of Viskase's products outside the United States and that Viskase is well positioned to participate in these markets.

SALES AND DISTRIBUTION

      Viskase Holding Corporation's subsidiaries' principal markets are in Europe, Latin America, North America and Asia Pacific.

      The United Kingdom operation sells its PVC films directly and through distributors, primarily to the retail grocery and foodservice industries in Europe.

      In Europe, Viskase Holding Corporation's subsidiaries operate casings service centers in Milan, Italy, Pulheim, Germany, and Moscow, Russia. The Company also operates a service center in Brisbane, Australia. These service centers provide finishing, inventory and delivery services to customers. The subsidiaries also use outside distributors to market their products to customers in Europe, Africa, Asia and Latin America.

COMPETITION

      From time to time, Viskase Holding Corporation's subsidiaries experience reduced market share or reduced profits due to price competition; however, management believes that such market conditions will not result in any long-term material loss of business.


3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)   BASIS OF PRESENTATION

      Effective in 1990 Envirodyne Industries, Inc. adopted a 52/53 week fiscal year ending on the last Thursday of December. Viskase Holding Corporation's 1993 financial statements include December 31, 1993 in order to present the effect of the consummation of the Plan of Reorganization.

(B)   PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements reflect the accounts of Viskase Holding Corporation and its subsidiaries. All significant intercompany transactions and balances between and among Viskase Holding Corporation and its subsidiaries have been eliminated in the consolidation.

      Reclassifications have been made to the prior years' financial statements to conform to the 1995 presentation.

(C)   USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(D)   CASH EQUIVALENTS (DOLLARS IN THOUSANDS)

      For purposes of the statement of cash flows, the Company considers cash equivalents to consist of all highly liquid debt investments purchased with an initial maturity of approximately three months or less. Due to the short-term nature of these instruments, the carrying values approximate the fair market value. Cash equivalents include $8,074 and $821 of short-term investments at December 28, 1995 and December 29, 1994, respectively.

(E)   INVENTORIES

      Inventories, primarily foreign, are valued at the lower of first-in, first-out (FIFO) cost or market.

(F)   PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from 3 to 32 years. Upon retirement or other disposition, cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in results of operations. Effective December 31, 1993 and in conjunction with the Fresh Start Reporting, property, plant and equipment was reported at the estimated fair value.

(G)   DEFERRED FINANCING COSTS

      Deferred financing costs are amortized on a straight-line basis over the expected term of the related debt agreement. Amortization of deferred financing costs is classified as interest expense.

(H) EXCESS REORGANIZATION VALUE AND EXCESS INVESTMENT OVER NET ASSETS ACQUIRED, NET

      Excess reorganization value is amortized on the straight-line method over 15 years.

      Cost in excess of net assets acquired, net was amortized on a straight-line method over 40 years in fiscal 1993.

      The Company continues to evaluate the recoverability of excess reorganization value based on operating performance and undiscounted cash flows of the operating business units. Impairment will be recognized when the expected undiscounted future operating cash flows derived from such intangible is less than its carrying value. If impairment is identified, valuation techniques deemed appropriate under the particular circumstances will be used to determine the intangible's fair value. The loss will be measured based on the excess of carrying value over the determined fair value. The review for impairment is performed at least on a quarterly basis.

(I)   PENSIONS

      The Company's operations in Europe have defined benefit retirement plans covering substantially all salaried and full time hourly employees. Pension cost is computed using the projected unit credit method.

      The Company's funding policy is consistent with funding requirements of the applicable foreign laws and regulations.

(J)   POSTEMPLOYMENT BENEFITS

      Effective December 31, 1993 and in conjunction with the Fresh Start Reporting, the Company adopted SFAS No. 112 "Employers Accounting for Postemployment Benefits." The impact of adopting SFAS No. 112 was not material.

(K)   INCOME TAXES

      Income taxes are accounted for in accordance with SFAS No. 109. Tax provisions and benefits are recorded at statutory rates for taxable items included in the consolidated statements of operations regardless of the period for which such items are reported for tax purposes. Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities for which income tax benefits will be realized in future years.


(L)   NET INCOME (LOSS) PER SHARE

      Net income (loss) per share of common stock is based upon the weighted average number of shares of common stock outstanding during the year.

(M)   REVENUE RECOGNITION

      Sales to customers are recorded at the time of shipment net of discounts and allowances.

(N)   FOREIGN CURRENCY CONTRACTS

      The Company maintains a hedging program to partially hedge its forecasted foreign currency revenue cash flows. The hedging program principally addresses revenue cash flows within its European operations. The foreign exchange contracts are denominated predominantly in the major European currencies and have varying maturities up to eighteen months. The effect of this practice is to minimize the effect of foreign exchange rate movements on the Company's operating results. The Company's hedging activities do not subject the Company to additional exchange rate risk because gains and losses on these contracts offset losses and gains on the transactions being hedged. The cash flows from forward contracts accounted for as hedges of identifiable transactions or events are classified consistent with the cash flows from the transactions or events being hedged.

(O)   STOCK-BASED COMPENSATION

      Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. Although expense recognition for employee stock-based compensation is not mandatory, SFAS 123 requires companies that choose not to adopt the new fair value accounting to disclose pro forma net income and earnings per share under the new method. This new accounting principle is effective for the Company's fiscal year ending December 26, 1996. The Company believes that adoption is not expected to have a material impact on its financial condition as the Company will not adopt the fair value accounting, but will instead comply with the disclosure requirements.


4.    RECEIVABLES (DOLLARS IN THOUSANDS)

      Receivables consisted primarily of trade accounts receivable and were net of allowances for doubtful accounts of $2,256 and $1,364 at December 28, 1995, and at December 29, 1994, respectively.


5.    INVENTORIES (DOLLARS IN THOUSANDS)

      Inventories consisted of:

                                                                                DECEMBER 28,    DECEMBER 29,
                                                                                    1995            1994
                                                                                ------------    ------------
Raw materials..........................................................            $ 5,299         $ 5,778
Work in process........................................................             13,342          13,975
Finished products .....................................................             19,592          23,972
                                                                                   -------         -------
                                                                                   $38,233         $43,725
                                                                                   =======         =======

      Inventories were net of reserves for obsolete and slow moving inventory of $1,331 and $1,686 at December 28, 1995 and December 29, 1994, respectively.

6.    PROPERTY, PLANT AND EQUIPMENT (DOLLARS IN THOUSANDS)

                                                                             DECEMBER 28,     DECEMBER 29,
                                                                                 1995             1994
                                                                             ------------     ------------
Property, plant and equipment:
  Land and improvements .................................................      $  5,319      $  4,982
  Buildings and improvements.............................................        30,236        28,588
  Machinery and equipment................................................       114,212       103,293
  Construction in progress ..............................................           283         1,167
Capital Leases:
  Machinery and equipment ...............................................           367
                                                                               --------      --------
                                                                               $150,417      $138,030
                                                                               ========      ========

      Maintenance and repairs charged to costs and expenses for 1995, 1994, and 1993 aggregated $10,288, $10,748 and $9,782, respectively. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from 3 to 32 years.


7.    ACCRUED LIABILITIES (DOLLARS IN THOUSANDS)

      Accrued liabilities were comprised of:

                                                                            DECEMBER 28,     DECEMBER 29,
                                                                                1995             1994
                                                                            ------------     ------------
Compensation and employee benefits ......................................     $ 9,446         $10,408
Taxes, other than on income .............................................       1,585           2,006
Accrued volume and sales discounts ......................................       5,320           5,445
Other ...................................................................       5,591           7,499
                                                                              -------         -------
                                                                              $21,942         $25,358
                                                                              =======         =======

8.    DEBT OBLIGATIONS (DOLLARS IN THOUSANDS)

      As described in Note 1, Chapter 11 Reorganization Proceedings, Envirodyne and certain of its domestic Subsidiaries (including Viskase Holding Corporation) emerged from Chapter 11 on December 31, 1993.

      On June 20, 1995, Envirodyne completed the sale of $160,000 aggregate principal amount of senior secured notes to certain institutional investors in a private placement. The senior secured notes were issued pursuant to an indenture dated June 20, 1995 (Indenture) and consist of (i) $151,500 of 12% Senior Secured Notes due 2000 and (ii) $8,500 of Floating Rate Senior Secured Notes due 2000 (collectively, the Senior Secured Notes). Envirodyne used the net proceeds of the offering primarily to (i) repay the Company's $86,125 domestic term loan,
(ii) repay the $68,316 of obligations under the Company's domestic and foreign revolving loans and (iii) pay transaction fees and expenses. Concurrently with the June 20, 1995 placement, Envirodyne entered into a new $20,000 domestic revolving credit facility (Revolving Credit Facility) and a new $28,000 letter of credit facility (Letter of Credit Facility). The Senior Secured Notes and the obligations under the Revolving Credit Facility and the Letter of Credit Facility are guaranteed by Envirodyne's significant domestic subsidiaries and secured by a collateral pool (Collateral Pool) comprised of: (i) all domestic accounts receivable (including intercompany receivables) and inventory; (ii) all patents, trademarks and other intellectual property (subject to non-exclusive licensing agreements); (iii) substantially all domestic fixed assets (other than assets subject to a lease agreement with General Electric Capital Corporation); and (iv) a senior pledge of 100% of the capital stock of Envirodyne's significant domestic subsidiaries and 65% of the capital stock of Viskase S.A. Such guarantees and security are shared by the holders of the Senior Secured Notes and the holders of the obligations under the Revolving Credit Facility on a pari passu basis pursuant to an intercreditor agreement. Pursuant to such intercreditor agreement, the security interest of the holders of the obligations under the Letter of Credit Facility has priority over all other liens on the Collateral Pool.

      The Company finances its working capital needs through a combination of cash generated through operations and borrowings local unsecured credit facilities and intercompany loans.

      The Company recognized an extraordinary loss of $1,030 representing the write-off of deferred financing fees related to the June 20, 1995 debt refinancing. The extraordinary loss, net of applicable income taxes of $340, was included in the Company's Statement of Operations for the quarter ended June 29, 1995.

      The Viskase Limited term facility is with a foreign financial institution. The term facility, which is collateralized by substantially all of the assets of Viskase Limited, bears a variable interest rate and is payable in 16 equal semiannual installments that began in December 1992.

      Outstanding short-term and long-term debt consisted of:

                                                                              DECEMBER 28,     DECEMBER 29,
                                                                                  1995             1994
                                                                              ------------     ------------
Short-term debt and current maturity of long-term debt:
  Current maturity of Viskase Limited Term Loan (4.7%) ..................       $2,033            $ 1,882
  Other .................................................................        4,064              5,096
                                                                                ------            -------
  Total short-term debt .................................................       $6,097            $ 6,978
                                                                                ======            =======

Long-term debt:
  Bank Credit Agreement:
    Multicurrency Loan due 1999 (8.9%)  .................................                           4,924
  Viskase Limited Term Loan (4.7%) ......................................        7,115              8,466
  Other .................................................................          606                633
                                                                                ------            -------
  Total long-term debt ..................................................       $7,721            $14,023
                                                                                ======            =======

      The fair value of the Company's debt obligation is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for the debt of the same remaining maturities. At December 29, 1994, the fair value of debt obligations approximated their carrying value.

      Aggregate maturities of remaining long-term debt for each of the next five fiscal years are:

                                                                                               TOTAL
                                                                                              -------
         1996 ...........................................................................     $2,612
         1997 ...........................................................................      2,383
         1998 ...........................................................................      2,233
         1999 ...........................................................................      2,033
         2000 ...........................................................................      1,016


9.    OPERATING LEASES (DOLLARS IN THOUSANDS)

      The Company has operating lease agreements for machinery, equipment and facilities. The majority of the facilities leases require the Company to pay maintenance, insurance and real estate taxes.

      Future minimum lease payments for operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 28, 1995, are:

         1996 ........................................................................        $1,357
         1997 ........................................................................         1,092
         1998 ........................................................................           886
         1999 ........................................................................           450
         2000 ........................................................................           372
         Total thereafter ............................................................
                                                                                              ------
         Total minimum lease payments ................................................        $4,157
                                                                                              ======

      Total rent expense during 1995, 1994 and 1993 amounted to $3,750, $2,350 and $2,140, respectively.

10.   RETIREMENT PLANS (DOLLARS IN THOUSANDS)

      The Company maintains various pension and statutory separation pay plans for its European employees. The expense for these plans in 1995, 1994 and 1993 was $1,383, $1,043 and $864, respectively. As of their most recent valuation dates, in plans where vested benefits exceeded plan assets, the actuarially computed value of vested benefits exceeded those plans' assets by approximately $2,856; conversely, plan assets exceeded the vested benefits in certain other plans by approximately $2,346.

      The Company's postretirement benefits are not material.


11.   CONTINGENCIES (DOLLARS IN THOUSANDS)

      The Company and its subsidiaries are involved in various legal proceedings arising out of its business and other environmental matters, none of which is expected to have a material adverse effect upon its results of operations, cash flows or financial position.


12.   INCOME TAXES (DOLLARS IN THOUSANDS)

      The provision (benefit) for income taxes consisted of:

                                                             DECEMBER 30,     JANUARY 1,      JANUARY 1,
                                                               1994 TO            TO              TO
                                                             DECEMBER 29,    DECEMBER 29,    DECEMBER 31,
                                                                 1995            1994            1993
                                                             ------------    ------------    ------------
Current:
  Federal ..............................................      $ 1,316         $ 4,479           $1,368
  Foreign ..............................................          950           4,652            2,453
  State and local ......................................          243             766              258
                                                              -------         -------           ------
                                                                2,509           9,897            4,079
                                                              -------         -------           ------
Deferred:
  Federal ..............................................        2,098             128           (1,434)
  Foreign ..............................................
                                                              -------         -------           ------
  State and local ......................................        2,908             128           (1,434)
                                                              -------         -------           ------
                                                              $ 4,607         $10,025           $2,645
                                                              =======         =======           ======


      A reconciliation from the statutory federal tax rate to the consolidated effective tax rate follows:

                                                             DECEMBER 30,     JANUARY 1,      JANUARY 1,
                                                               1994 TO            TO              TO
                                                             DECEMBER 28,    DECEMBER 29,    DECEMBER 31,
                                                                 1995            1994            1993
                                                             ------------    ------------    ------------
Statutory federal tax rate .................................     35.0%           35.0%            35.0%
Increase (decrease) in tax rate due to:
  State and local taxes net of related federal tax benefit..      2.3             2.5              6.4
  Net effect of taxes relating to foreign operations........     30.4            11.1             61.6
  Other ....................................................       .4             1.6             (2.8)
                                                                 ----            ----           ------
Consolidated effective tax rate ............................     68.1%           50.2%           100.2%
                                                                 ====            ====           ======

      Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities for 1995 are as follows:



                                                    TEMPORARY DIFFERENCE                TAX EFFECTED
                                                ------------------------------    ------------   -------------
                                                 DEFERRED TAX     DEFERRED TAX    DEFERRED TAX    DEFERRED TAX
                                                    ASSETS         LIABILITIES       ASSETS        LIABILITIES
                                                -------------     ------------    ------------   -------------
Depreciation basis differences ...............                     $72,219                         $25,717
Pension and healthcare........................                         600                             220
Other accruals, reserves, and other...........      $ 648              399          $ 216              174
                                                    -----          -------          -----          -------
                                                    $ 648          $73,218          $ 216          $26,111
                                                    =====          =======          =====          =======

      At December 28, 1995, the Company had $11,136 of undistributed earnings of foreign subsidiaries considered permanently invested for which deferred taxes have not been provided.

      Domestic earnings or (losses) after extraordinary gain or loss and before income taxes were approximately $3,937, $12,634 and $4,373 in 1995, 1994 and 1993, respectively. Foreign earnings or (losses) before income taxes were approximately $2,832, $7,329 and $(1,733) in 1995, 1994 and 1993, respectively.

13.   RESEARCH AND DEVELOPMENT COSTS (DOLLARS IN THOUSANDS)

      Research and development costs are expensed as incurred and totaled $1,106, $1,562 and $1,180, for 1995, 1994, and 1993, respectively.


14.   RELATED PARTY TRANSACTIONS (DOLLARS IN THOUSANDS)

INTERCOMPANY LOANS AND ADVANCES:

                                                                   DECEMBER 28,             DECEMBER 29,
                                                                      1995                      1994
                                                                   -----------              -----------
Viskase S.A. 12% promissory note due to Envirodyne .............     $25,142
Viskase S.A. promissory note due to Envirodyne .................      17,440                  $35,249
Accrued interest on Viskase S.A. promissory note ...............          83                    1,688
Viskase United Kingdom Limited promissory note
  due to Envirodyne, including accrued interest ................         419                    2,919
Advances:
  Envirodyne to Viskase S.A. ...................................
  Viskase Corporation to Viskase Holding Corporation ...........      38,010                   38,010
                                                                     -------                  -------
                                                                     $81,094                  $77,866
                                                                     =======                  =======

      The Viskase S.A. 12% promissory note due to Envirodyne is payable on demand. Interest is payable semiannually on June 30 and December 31.

      The Viskase S.A. promissory note due to Envirodyne is payable on demand and bears interest at a rate of 10.00%. Interest is payable semiannually on June 30 and December 31.

      The $2.5 million Viskase United Kingdom Limited promissory note due to Envirodyne is payable on demand and bears interest at a rate of 8.00%. The promissory note was repaid in 1995.

      The Viskase Corporation advance to Viskase Holding Corporation is payable on demand.

LICENSE AGREEMENTS

      Viskase Holding Corporation has been granted the right to license Viskase Corporation's patents and technology pursuant to a license agreement between Viskase Corporation and Viskase Holding Corporation.

INTERCOMPANY TRANSACTIONS

      In 1995, 1994 and 1993, the Company paid $1,022, $756 and $752, respectively, to Viskase Corporation for management services. During 1995, 1994 and 1993, the Company accrued $687, $100 and $100, respectively, payable to Envirodyne for management services.

      During 1995, 1994 and 1993, the Company purchased semi-finished and finished inventory from Viskase Sales Corporation in the amount of $26,953, $23,114 and $15,439, respectively. In addition, during 1995, 1994 and 1993, the Company had sales of inventory to Viskase Sales Corporation in the amount of $7,329, $5,632 and $1,338, respectively.


15.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following table presents the carrying value and estimated fair value as of December 28, 1995 of the Company's financial instruments. (Refer to Notes 3 and 8.)


                                                 CARRYING       ESTIMATED
                                                  VALUE        FAIR  VALUE
                                                 --------      -----------
Assets:
   Cash and equivalents. . . . . . . . . . .      $11,826         $11,826
   Foreign currency contracts. . . . . . . .        3,397           3,377
Liabilities:
   Long-term debt. . . . . . . . . . . . . .        7,721           7,721

                                                                     SCHEDULE II



                 ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES

                      VALUATION AND QUALIFYING ACCOUNTS

                                (IN THOUSANDS)


                                             BALANCE AT   PROVISION                                           BALANCE
                                             BEGINNING    CHARGED TO                                          AT END
DESCRIPTION                                  OF PERIOD     EXPENSE      WRITE-OFFS   RECOVERIES   OTHER(1)   OF PERIOD
- -----------                                  ----------   -----------   ----------   ----------   --------   ---------


1995  for the year ended
  December 28
  Allowance for doubtful accounts............   $2,136      $1,403        $  (472)     $  6         $151       $3,224

1994  for the year ended
  December 29
  Allowance for doubtful accounts............    2,872         939         (1,824)       21          128        2,136

1993  for the year ended
  December 31
  Allowance for doubtful accounts............    2,175       1,166           (334)       70         (205)       2,872

1995  for the year ended
  December 28
  Reserve for obsolete and
  slow moving inventory......................    5,353       1,264         (2,868)                    69        3,818

1994  for the year ended
  December 29
  Reserve for obsolete and
  slow moving inventory......................    5,425       2,936         (3,123)                   115        5,353

1993  for the year ended
  December 31
  Reserve for obsolete and
  slow moving inventory......................    3,178       4,973         (2,660)                   (66)       5,425


- --------------------
(1)   Foreign currency translation.

                     UNAUDITED INTERIM FINANCIAL STATEMENTS

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                                       March 28,               December 28,
                                                         1996                      1995
                                                   ----------------          ---------------
                                                                 (in thousands)
ASSETS
  Current assets:
    Cash and equivalents                                $ 23,002                   $ 30,325
    Receivables, net                                      86,348                     89,454
    Inventories                                          105,239                     99,474
    Other current assets                                  32,073                     21,646
                                                        --------                   --------
        Total current assets                             246,662                    240,899

  Property, plant and equipment,
    including those under capital leases                 549,638                    545,491
    Less accumulated depreciation
      and amortization                                    86,604                     75,987
                                                        --------                   --------
    Property, plant and equipment, net                   463,034                    469,504

  Deferred financing costs                                 7,448                      8,090
  Other assets                                            44,327                     45,589
  Excess reorganization value                            132,889                    135,485
                                                        --------                   --------
                                                        $894,360                   $899,567
                                                        ========                   ========


LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Short-term debt including current portion
      of long-term debt and obligations
      under capital leases                              $ 12,014                   $ 12,504
    Accounts payable                                      41,429                     39,117
    Accrued liabilities                                   78,851                     67,553
                                                        --------                   --------
        Total current liabilities                        132,294                    119,174

  Long-term debt including obligations
    under capital leases                                 523,113                    530,181

  Accrued employee benefits                               55,944                     55,626
  Deferred and noncurrent income taxes                    73,156                     77,490

  Commitments and contingencies

  Stockholders' equity:
    Preferred stock, $.01 par value;
      none outstanding
    Common stock, $.01 par value;
      14,479,721 shares issued and
      outstanding at March 28, 1996 and
      13,579,460 shares at December 28, 1995                 145                        136
    Paid in capital                                      134,855                    134,864
    Accumulated (deficit)                                (31,058)                   (25,131)
    Cumulative foreign currency
      translation adjustments                              5,911                      7,227
                                                        --------                   --------
        Total stockholders' equity                       109,853                    117,096
                                                        --------                   --------
                                                        $894,360                   $899,567
                                                        ========                   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                      Three Months  Ended
                                                              ----------------------------------
                                                                  March 28,          March 30,
                                                                    1996               1995
                                                              ---------------     --------------
                                                               (in thousands, except for number
                                                               of shares and per share amounts)
NET SALES                                                        $159,736             $155,824

COSTS AND EXPENSES
  Cost of sales                                                   119,709              114,955
  Selling, general
    and administrative                                             26,642               28,270
  Amortization of intangibles
    and excess reorganization value                                 4,091                3,910
                                                                 --------            ---------
OPERATING INCOME                                                    9,294                8,689

  Interest income                                                     391                   64
  Interest expense                                                 14,876               13,434
  Other expense (income), net                                       3,036                 (591)
                                                                 --------            ---------

(LOSS) BEFORE INCOME TAXES                                         (8,227)              (4,090)

  Income tax provision (benefit)                                   (2,300)                (195)
                                                                 --------            ---------
NET (LOSS)                                                       $ (5,927)           $  (3,895)
                                                                 ========            =========


WEIGHTED AVERAGE
  COMMON SHARES                                                13,737,748           13,515,000

PER SHARE AMOUNTS:

NET (LOSS)                                                          $(.43)            $  (.29)
                                                                    =====             =======





   The accompanying notes are an integral part of the consolidated financial statements.

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                      Three Months Ended
                                                             ----------------------------------
                                                                March 28,           March 30,
                                                                  1996                1995
                                                             -------------       --------------
                                                                       (in thousands)
Cash flows from operating activities:
  Net (loss)                                                    $ (5,927)            $ (3,895)
  Adjustments to reconcile net (loss)
    to net cash provided by operating activities:
      Depreciation and amortization under capital lease           10,974                9,986
      Amortization of intangibles and excess
        reorganization value                                       4,091                3,910
      Amortization of deferred financing fees and discount           579                  549
      Increase (decrease) in deferred and
          noncurrent income taxes                                 (3,866)                (907)
      Foreign currency transaction loss (gain)                        47               (1,586)
      (Gain) on sales of property, plant and equipment                (2)

      Changes in operating assets and liabilities:
          Accounts receivable                                      2,307                 (438)
          Inventories                                             (6,212)             (12,192)
          Other current assets                                   (10,558)             (10,615)
          Accounts payable and accrued liabilities                14,243                  254
          Other                                                      191                  398
                                                                --------             --------
      Total adjustments                                           11,794              (10,641)
                                                                --------             --------

          Net cash provided by operating activities                5,867              (14,536)

Cash flows from investing activities:
  Capital expenditures                                            (6,543)              (7,631)
  Proceeds from sale of property, plant and equipment                 49
                                                                --------              -------
          Net cash (used in) investing activities                 (6,494)              (7,631)

Cash flows from financing activities:
  Proceeds from revolving loan and long-term borrowings                                42,249
  Deferred financing costs                                                               (464)
  Repayment of revolving loan, long-term borrowings
    and capital lease obligation                                  (7,202)             (19,973)
                                                                --------             --------
          Net cash provided by financing activities               (7,202)              21,812

Effect of currency exchange rate changes on cash                     506                  275
                                                                --------             --------
Net (decrease) in cash and equivalents                            (7,323)                 (80)
Cash and equivalents at beginning of period                       30,325                7,289
                                                                --------             --------
Cash and equivalents at end of period                           $ 23,002             $  7,209
                                                                ========             ========

- ----------------------------------------------------------------------------------------------

Supplemental cash flow information:
  Interest paid                                                  $13,379              $16,330
  Income taxes paid                                              $   453              $ 1,405

   The accompanying notes are an integral part of the consolidated financial statements.

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. INVENTORIES (dollars in thousands)

Inventories consisted of:

                                                          March 28,                 December 28,
                                                            1996                        1995
                                                         -----------              ---------------
Raw materials                                             $ 17,605                    $ 17,150
Work in process                                             32,695                      32,800
Finished products                                           54,939                      49,524
                                                          --------                     -------

                                                          $105,239                    $ 99,474
                                                          ========                    ========

Approximately 56% of the inventories at March 28, 1996 were valued at Last-In, First-Out (LIFO). These LIFO values exceeded current manufacturing cost by approximately $5 million at March 28, 1996.


2. DEBT OBLIGATIONS (dollars in thousands)

On June 20, 1995, Envirodyne Industries, Inc. (Envirodyne or the Company) completed the sale of $160,000 aggregate principal amount of senior secured notes pursuant to an indenture dated June 20, 1995 (Indenture) consisting of
(i) $151,500 of 12% Senior Secured Notes due 2000 and (ii) $8,500 of Floating Rate Senior Secured Notes due 2000 (collectively, the Senior Secured Notes). Envirodyne used the net proceeds of the offering primarily to refinance senior bank debt and pay transaction fees and expenses. Concurrently with the June 20, 1995 financing, Envirodyne entered into a $20,000 domestic revolving credit facility (Revolving Credit Facility) and a $28,000 letter of credit facility (Letter of Credit Facility). The Senior Secured Notes and the obligations under the Revolving Credit Facility and the Letter of Credit Facility are guaranteed by Envirodyne's significant domestic subsidiaries and secured by a collateral pool (Collateral Pool) comprised of: (i) all domestic accounts receivable (including intercompany receivables) and inventory; (ii) all patents, trademarks and other intellectual property (subject to non-exclusive licensing agreements); (iii) substantially all domestic fixed assets (other than assets subject to a lease agreement with General Electric Capital Corporation); and
(iv) a senior pledge of 100% of the capital stock of Envirodyne's significant domestic subsidiaries and 65% of the capital stock of Viskase S.A. Such guarantees and security are shared by the holders of the Senior Secured Notes and the holders of the obligations under the Revolving Credit Facility on a pari passu basis pursuant to an intercreditor agreement. Pursuant to such intercreditor agreement, the security interest of the holders of the obligations under the Letter of Credit Facility has priority over all other liens on the Collateral Pool.

The Company finances its working capital needs through a combination of cash generated through operations and borrowings under the Revolving Credit Facility. The availability of funds under the Revolving Credit Facility is subject to the Company's compliance with certain covenants (which are substantially similar to those included in the Indenture), borrowing base limitations measured by accounts receivable and inventory of the Company and reserves which may be established at the discretion of the lenders. Currently, there are no drawings under the Revolving Credit Facility. The available borrowing capacity under the Revolving Credit Facility was $20 million at March 28, 1996.

The Company recognized an extraordinary loss of $6,778 representing the write-off of deferred financing fees related to the June 20, 1995 debt refinancing. The extraordinary loss, net of applicable income taxes of $2,582, was included in the Company's Statement of Operations for the quarter ended June 29, 1995.

The $151,500 tranche of Senior Secured Notes bears interest at a rate of 12% per annum and the $8,500 tranche bears interest at a rate equal to the six month London Interbank Offered Rate (LIBOR) plus 575 basis points. The interest rate on the floating rate tranche is approximately 11.4%. The interest rate on the floating rate tranche is reset semi-annually on June 15 and December 15. Interest on the Senior Secured Notes is payable each June 15 and December 15.

On June 15, 1999, $80,000 of Senior Secured Notes is subject to a mandatory redemption. The remaining principal amount outstanding will mature on June 15, 2000.

In the event the Company has Excess Cash Flow (as defined) in excess of $5,000 in any fiscal year, Envirodyne is required to make an offer to purchase Senior Secured Notes together with any borrowed money obligations outstanding under the Revolving Credit Facility, on a pro rata basis, in an amount equal to the Excess Cash Flow at a purchase price of 100% plus any accrued interest to the date of purchase. There was no Excess Cash Flow for fiscal 1995.

The Senior Secured Notes are redeemable, in whole or from time to time in part, at Envirodyne's option, at the greater of (i) the outstanding principal amount or (ii) the present value of the expected future cash flows from the Senior Secured Notes discounted at a rate equal to the Treasury Note yield corresponding closest to the remaining average life of the Senior Secured Notes at the time of prepayment plus 100 basis points; plus accrued interest thereon to the date of purchase.

Upon the occurrence of a Change of Control (which includes the acquisition by any person of more than 50% of Envirodyne's Common Stock), each holder of the Senior Secured Notes has the right to require the Company to repurchase such holder's Senior Secured Notes at a price equal to the greater of (i) the outstanding principal amount or (ii) the present value of the expected cash flows from the Senior Secured Notes discounted at a rate equal to the Treasury Note yield corresponding closest to the remaining average life of the Senior Secured Notes at the time of prepayment plus 100 basis points; plus accrued interest thereon to the date of purchase.

The Indenture contains covenants with respect to Envirodyne and its subsidiaries limiting (subject to a number of important qualifications), among other things, (i) the ability to pay dividends or redeem or repurchase common stock, (ii) the incurrence of indebtedness, (iii) the creation of liens, (iv) certain affiliate transactions and (v) the ability to consolidate with or merge into another entity and to dispose of assets.

Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to the three month London Interbank Offered Rate (LIBOR) on the first day of each calendar quarter plus 300 basis points. The Revolving Credit Facility expires on June 20, 1998.

Envirodyne has entered into interest rate agreements that cap $50 million of interest rate exposure at an average LIBOR rate of 6.50% until January 1997. These interest rate cap agreements were entered into under terms of the senior bank financing that was repaid on June 20, 1995. Interest expense includes $153 of amortization of the interest rate cap premium during the three-month period ended March 28, 1996. Envirodyne has not received any payments under the interest rate protection agreements.

The Letter of Credit Facility expires on June 20, 1998. Fees on the outstanding amount of letters of credit are 2.0% per annum, with an issuance fee of 0.5% on the face amount of the letter of credit. There is a commitment fee of 0.5% per annum on the unused portion of the Letter of Credit Facility.

Had the refinancing taken place at the beginning of 1995, the pro forma Envirodyne consolidated statement of operations would have been:

               (in thousands, except for number of shares and per share amounts)

                                                  Pro Forma Three Months
                                                  Ended March 30, 1995
                                                ------------------------
Net sales                                               $155,824
  Cost of sales                                          114,955
  Selling, general and administrative                     28,270
  Amortization of intangibles and
    excess reorganization cost                             3,910
                                                        --------
Operating income                                           8,689
  Interest income                                             64
  Interest expense                                        14,981
  Other expense (income), net                               (591)
                                                        --------
(Loss) before income taxes                                (5,637)
  Income tax (benefit)                                      (798)
                                                        --------
Net (loss)                                              $ (4,839)
                                                        ========

Weighted average common shares                        13,515,000
Net (loss) per share                                       $(.36)
                                                           =====

The pro forma information reflects the change in interest expense and related tax effect due to the issuance of $160 million principal amount of Senior Secured Notes and the refinancing of the Company's bank debt.

The $219,262 principal amount of 10-1/4% Notes were issued pursuant to an Indenture dated as of December 31, 1993 (10-1/4% Note Indenture) between Envirodyne and Bankers Trust Company, as Trustee. The 10-1/4% Notes are the unsecured senior obligations of Envirodyne, bear interest at the rate of 10-1/4% per annum, payable on each June 1 and December 1, and mature on December 1, 2001. The 10-1/4% Notes are redeemable, in whole or from time to time in part, at the option of Envirodyne, at the percentages of principal amount specified below plus accrued and unpaid interest to the redemption date, if the 10-1/4% Notes are redeemed during the twelve-month period commencing on January 1 of the following years:

                      Year                              Percentage
                      ----                              ----------
                      1996                                 104%
                      1997                                 103%
                      1998                                 102%
                      1999                                 101%
                      2000 and thereafter                  100%

The 10-1/4% Note Indenture contains covenants with respect to Envirodyne and its subsidiaries limiting (subject to a number of important qualifications), among other things, (i) the ability to pay dividends on or redeem or repurchase capital stock, (ii) the incurrence of indebtedness, (iii) certain affiliate transactions and (iv) the ability of the Company to consolidate with or merge with or into another entity or to dispose of substantially all its assets.

Outstanding short-term and long-term debt consisted of:

                                                                          March 28,     December 28,
                                                                            1996            1995
                                                                         ----------     ------------
Short-term debt, current maturity of long-term
  debt, and capital lease obligation:

  Current maturity of Viskase Capital Lease Obligation                     $ 6,633          $ 6,012
  Current maturity of Viskase Limited Term Loan (4.7%)                       1,977            2,033
  Other                                                                      3,404            4,459
                                                                          --------        ---------

             Total short-term debt                                         $12,014          $12,504
                                                                           =======          =======

Long-term debt:

  12% Senior Secured Notes due 2000                                       $160,000         $160,000
  10.25% Senior Notes due 2001                                             219,262          219,262
  Viskase Capital Lease Obligation                                         134,549          141,182
  Viskase Limited Term Loan (4.7%)                                           6,917            7,115
  Other                                                                      2,385            2,622
                                                                          --------        ---------

             Total long-term debt                                         $523,113         $530,181
                                                                          ========         ========



The fair value of the Company's debt obligation (excluding capital lease obligation) is estimated based upon the quoted market prices for the same or similar issues or upon the current rates offered to the Company for the debt of the same remaining maturities. At March 28, 1996 the carrying amount and estimated fair value of debt obligations (excluding capital lease obligation) were $391,974 and $348,818, respectively.

On December 28, 1990, Viskase and GECC entered into a sale and leaseback transaction. The sale and leaseback of assets included the production and finishing equipment at Viskase's four domestic casing production and finishing facilities. The facilities are located in Chicago, Illinois; Loudon, Tennessee; Osceola, Arkansas and Kentland, Indiana. Viskase, as the Lessee under the relevant agreements, continues to operate all of the facilities. The lease has been accounted for as a capital lease.

The principal terms of the sale and leaseback transaction include: (a) a 15-year basic lease term (plus selected renewals at Viskase's option), (b) annual rent payments in advance beginning in February 1991, and (c) a fixed price purchase option at the end of the basic 15-year term and fair market purchase options at the end of the basic term and each renewal term. Further, the Lease Documents contain covenants requiring maintenance by the Company of certain financial ratios and restricting the Company's ability to pay dividends, make payments to affiliates, make investments and incur indebtedness.

Annual rental payments under the Lease will be approximately $19.2 million through 1997, $21.4 million in 1998 and $23.5 million through the end of the basic 15-year term. Viskase is required to provide credit support consisting of a standby letter of credit in an amount up to one year's rent through at least 1997.

This credit support can be reduced up to $4 million currently if the Company achieves and maintains certain financial ratios. As of March 28, 1996 the Company had met the required financial ratios and the letter of credit has been reduced by $4 million. The letter can be further reduced in 1997 or eliminated after 1998 if the Company achieves and maintains certain financial ratios. Envirodyne and its other principal subsidiaries guaranteed the obligations of Viskase under the Lease.

The 1996 rental payment of $19,227 was paid on February 28, 1996. Principal payments under the capital lease obligation for the years ended 1996 through 1999 range from approximately $6 million to $14 million.

Aggregate maturities of remaining long-term debt for each of the next five fiscal years are:

                                                          Total
                                                     ---------------
             1996                                       $ 9,019
             1997                                         9,418
             1998                                        12,313
             1999                                        95,477
             2000                                        95,669

3.  CONTINGENCIES (dollars in thousands)

A class action lawsuit by former employees of subsidiary corporations comprising most of the Company's former steel and mining division (SMD) was pending as of the commencement of the bankruptcy case in which the plaintiffs were seeking substantial damages. In March 1996, Envirodyne completed a settlement of the lawsuit under which Envirodyne was released and discharged from all claims in exchange for 900,000 shares of Envirodyne common stock without any admission or finding of liability or wrongdoing.

Litigation has been initiated with respect to events arising out of the bankruptcy cases and the 1989 acquisition of Envirodyne by Emerald Acquisition Corporation (Emerald) with respect to which, although Envirodyne is not presently a party to such litigation, certain defendants have asserted indemnity rights against Envirodyne. In ARTRA Group Incorporated v. Salomon Brothers Holding Company Inc, Salomon Brothers Inc, D.P. Kelly & Associates, L.P., Donald P. Kelly, Charles K. Bobrinskoy, James L. Massey, William Rifkind and Michael Zimmerman, Case No. 93 A 1616, United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (Bankruptcy Court), ARTRA Group Incorporated (ARTRA) alleges breach of fiduciary duty and tortious inference in connection with the negotiation and consummation of Envirodyne's plan of reorganization (Plan of Reorganization) in 1993. In ARTRA Group Incorporated v. Salomon Brothers Holding Company Inc, Salomon Brothers Inc, D.P. Kelly & Associates, L.P., Donald P. Kelly, Charles K. Bobrinskoy and Michael Zimmerman, Case No. 93 L 2198, Circuit Court of the Eighteenth Judicial Circuit, County of DuPage, State of Illinois, ARTRA alleges breach of fiduciary duty, fraudulent and negligent misrepresentation and breach of contract in connection with the 1989 acquisition of Envirodyne by Emerald. The plaintiff seeks damages in the total amount of $136.2 million plus interest and punitive damages of $408.6 million. D.P. Kelly & Associates, L.P. and Messrs. Kelly, Bobrinskoy, Massey, Rifkind and Zimmerman have asserted common law and contractual rights of indemnity against Envirodyne for attorneys' fees, costs and any ultimate liability relating to the claims set forth in the complaints. Envirodyne is continuing its evaluation of the merits of the indemnification claims against Envirodyne and the underlying claims in the litigation. Upon the undertaking of D.P. Kelly & Associates, L.P. to repay such funds in the event it is ultimately determined that there is no right to indemnity, Envirodyne is advancing funds to D.P. Kelly & Associates, L.P. and Mr. Kelly for the payment of legal fees in the case pending before the Bankruptcy Court. Although the Company is not a party to either case, the Company believes that the plaintiff's claims raise similar factual issues to those raised in the Envirodyne bankruptcy case which, if adjudicated in a manner similar to that in the Envirodyne bankruptcy case, would render it difficult for the plaintiff to establish liability. Accordingly, the Company believes that the indemnification claims would not have a material adverse effect upon the business or financial position of the Company, even if the claimants were ultimately successful in establishing their right to indemnification.

Certain of Envirodyne's stockholders prior to the acquisition of Envirodyne by Emerald failed to exchange their certificates representing old Envirodyne common stock for the $40 per share cash merger consideration specified by the applicable acquisition agreement. In the Envirodyne bankruptcy case, Envirodyne sought to equitably subordinate the claims of the holders of untendered shares, so that such holders would not receive a distribution under the Plan of Reorganization. The Bankruptcy Court granted Envirodyne's motion for summary judgment and equitably subordinated the claims of the holders of untendered shares to the claims of other general unsecured creditors. Certain of the affected holders appealed and both the U.S. District Court and the U.S. Seventh Circuit Court of Appeals affirmed the Bankruptcy Court decision. The time period for further appeal has not passed. Envirodyne believes that even in the event of further appeal, if any, and reversal of the prior decisions, the maximum number of shares of common stock that it would be required to issue to such claimants is approximately 106,000.

Clear Shield National, Inc. and some of its employees have received subpoenas from the Antitrust Division of the United States Department of Justice relating to a grand jury investigation of the disposable plastic cutlery industry. The U.S. Department of Justice has advised a former officer and an existing employee that they are targets of the investigation. Both individuals were invited to appear and testify before the grand jury but both declined. Clear Shield National is cooperating fully with the investigation.

In February 1996 Clear Shield National and three other plastic cutlery manufacturers were named as defendants in the following three civil complaints:
Eisenberg Brothers, Inc., on behalf of itself and all others similarly situated, v. Amcel Corp., Clear Shield National, Inc., Dispoz-O Plastics Corp. and Benchmark Holdings, Inc. t/a Winkler Products, Civil Action No. 96-728, United States District Court for the Eastern District of Pennsylvania; St. Cloud Restaurant Supply Company v. Amcel Corp., Clear Shield National, Inc., Dispoz-O Plastics Corp. and Benchmark Holdings, Inc. t/a Winkler Products, Case No. 96C 0777, United States District Court for the Northern District of Illinois, Eastern Division; and Servall Products, Inc., on behalf of itself and all others similarly situated, v. Amcel Corporation, Clear Shield National, Inc., Dispoz-O Plastics Corporation and Benchmark Holdings, Inc. t/a Winkler Products, Civil Action No. 96-1116, United States District Court for the Eastern District of Pennsylvania. Each of the complaints alleges, among other things, that from October 1990 through April 1992 the defendants unlawfully conspired to fix the prices at which plastic cutlery would be sold. The Company has informed the plaintiffs that such claims as they relate to Clear Shield were discharged by the order of the Bankruptcy Court and Plan of Reorganization and that the plaintiffs are permanently enjoined from pursuing legal action to collect discharged claims.

On February 27, 1996, the plaintiff in the St. Cloud case voluntarily dismissed the action without prejudice and refiled its action in the U.S. District Court for the Eastern District of Pennsylvania but did not name Clear Shield National as a defendant. On March 14, 1996, Eisenberg Brothers Inc. filed a motion in Clear Shield National's Bankruptcy proceeding in the U.S. Bankruptcy Court for the Northern District of Illinois, Eastern Division. Eisenberg Brothers Inc.'s motion contends that the Bankruptcy Court's order did not discharge the plaintiff's claim.

The Company and its subsidiaries are involved in various legal proceedings arising out of its business and other environmental matters, none of which is expected to have a material adverse effect upon its results of operations, cash flows or financial position.

4.  CAPITAL STOCK, PAID IN CAPITAL, AND WARRANTS

On February 23, 1996, the United States Bankruptcy Court for the Northern District of Illinois, Eastern District entered an order approving a settlement agreement resolving all claims of the former union employees of Wisconsin Steel Company which shut down in March 1980. Under terms of the approved settlement of Frank Lumpkin, et al. v. Envirodyne Industries, Inc. (Lumpkin) and without any admission or finding of liability or wrongdoing, Envirodyne was released and discharged from all claims in exchange for 900,000 shares of common stock. The distribution is in accordance with the terms of Envirodyne's Plan of Reorganization under which common stock was distributed to Envirodyne's general unsecured creditors in satisfaction of their allowed claims.

The Company issued additional shares of common stock for the Lumpkin settlement and to the holders of general unsecured claims of Envirodyne (as opposed to the subsidiaries of Envirodyne) under the terms of the Plan of Reorganization. The total number of shares outstanding after issuance of common stock for the Lumpkin settlement and for the additional distribution to holders of general unsecured claims of Envirodyne is 14,479,721.

Under the terms of the Plan of Reorganization, Envirodyne issued warrants to purchase 10% of the fully diluted common stock. The issuance of common stock pursuant to the Lumpkin settlement, together with other issuances of common stock since the consummation of the Plan of Reorganization, caused an adjustment to the exercise price of the warrants and the number of shares of common stock for which a warrant is exercisable. The exercise price was adjusted from $17.25 to $16.08 per share and the number of common shares for which each warrant is exercisable was adjusted from 1.000 share to 1.073 shares.

5.  SUBSIDIARY GUARANTORS

Envirodyne's payment obligations under the Senior Secured Notes are fully and unconditionally guaranteed on a joint and several basis (collectively, Subsidiary Guarantees) by Viskase Corporation, Viskase Holding Corporation, Viskase Sales Corporation, Clear Shield National, Inc., Sandusky Plastics, Inc. and Sandusky Plastics of Delaware, Inc., each a direct or indirect wholly-owned subsidiary of Envirodyne and each a "Guarantor." These subsidiaries represent substantially all of the operations of Envirodyne conducted in the United States. The remaining subsidiaries of Envirodyne generally are foreign subsidiaries or otherwise relate to foreign operations.

The obligations of each Guarantor under its Subsidiary Guarantee are the senior obligation of such Guarantor, and are collateralized, subject to certain permitted liens, by substantially all of the domestic assets of the Guarantor and, in the case of Viskase Holding Corporation, by a pledge of 65% of the capital stock of Viskase S.A. The Subsidiary Guarantees and security are shared with the lenders under the Revolving Credit Agreement on a pari passu basis and are subject to the priority interest of the holders of obligations under the Letter of Credit Facility, each pursuant to an intercreditor agreement.

The following consolidating condensed financial data illustrate the composition of the combined Guarantors. No single Guarantor has any significant legal restrictions on the ability of investors or creditors to obtain access to its assets in the event of default on the Subsidiary Guarantee other than its subordination to senior indebtedness described above. Separate financial statements of the Guarantors are not presented because management has determined that these would not be material to investors. Based on the book value and the market value of the pledged securities of Viskase Corporation, Viskase Sales Corporation, Clear Shield National, Inc., Sandusky Plastics, Inc. and Sandusky Plastics of Delaware, Inc., these Subsidiary Guarantors do not constitute a substantial portion of the collateral and, therefore, the separate financial statements of these subsidiaries have not been provided. Separate unaudited interim financial statements of Viskase Holding Corporation are being filed within this quarterly report.

Investments in subsidiaries are accounted for by the parent and Subsidiary Guarantors on the equity method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are therefore reflected in the parent's and Subsidiary Guarantors' investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES
                          CONSOLIDATING BALANCE SHEETS
                                 MARCH 28, 1996

                                                           Guarantor     Nonguarantor                      Consolidated
                                               Parent    Subsidiaries    Subsidiaries    Eliminations (1)     Total
                                              --------   ------------    ------------    ----------------  -------------
                                                                        (in thousands)
ASSETS
  Current assets:
    Cash and equivalents                     $ 16,489         $ (1,923)       $  8,436                      $ 23,002
    Receivables and advances, net              73,219           67,508          52,060       $ (106,439)      86,348
    Inventories                                                 68,570          38,124           (1,455)     105,239
    Other current assets                          510           22,090           9,473                        32,073
                                             --------         --------        --------        ---------     --------

      Total current assets                     90,218          156,245         108,093         (107,894)     246,662

Property, plant and equipment including
  those under capital lease                       265          400,668         148,705                       549,638
  Less accumulated depreciation
    and amortization                              176           63,569          22,859                        86,604
                                             --------         --------        --------        ---------     --------
Property, plant and equipment, net                 89          337,099         125,846                       463,034

Deferred financing costs                        6,497                              951                         7,448
Other assets                                                    42,672           1,655                        44,327
Investment in subsidiaries                     71,972          117,371                         (189,343)
Excess reorganization value                                     93,152          39,737                       132,889
                                             --------         --------        --------        ---------     --------
                                             $168,776         $746,539        $276,282        $(297,237)    $894,360
                                             ========         ========        ========        =========     ========

LIABILITIES & STOCKHOLDERS' EQUITY
  Current liabilities:
    Short-term debt including current
      portion of long-term debt and
      obligation under capital lease                          $  7,051        $  4,963                     $  12,014
    Accounts payable and advances             $    15           99,213          48,640       $ (106,439)      41,429
    Accrued liabilities                        19,868           36,273          22,710                        78,851
                                             --------         --------        --------        ---------     --------

      Total current liabilities                19,883          142,537          76,313         (106,439)     132,294

Long-term debt including obligation
  under capital lease                         379,262          136,462           7,389                       523,113

Accrued employee benefits                                       51,649           4,295                        55,944
Deferred and noncurrent income taxes           33,330           15,015          24,811                        73,156
Intercompany loans                           (373,552)         340,000          33,504               48

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.01 par value;
    none outstanding
  Common stock, $.01 par value;
    14,479,721 shares issued and
    outstanding                                   145                3          32,738          (32,741)         145
  Paid in capital                             134,855           87,899          87,871         (175,770)     134,855
  Accumulated earnings (deficit)              (31,058)         (32,889)          3,498           29,391      (31,058)
  Cumulative foreign currency
    translation adjustments                     5,911            5,863           5,863          (11,726)       5,911
                                             --------         --------        --------        ---------     --------
    Total stockholders' equity                109,853           60,876         129,970         (190,846)     109,853
                                             --------         --------        --------        ---------     --------
                                             $168,776         $746,539        $276,282        $(297,237)    $894,360
                                             ========         ========        ========        =========     ========

 (1)  Elimination of intercompany receivables, payables and investment accounts.

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES
                          CONSOLIDATING BALANCE SHEETS
                               DECEMBER 28, 1995

                                                            Guarantor          Nonguarantor                      Consolidated
                                                Parent    Subsidiaries         Subsidiaries   Eliminations (1)      Total
                                              --------    ------------         ------------   ----------------   ------------
                                                                           (in thousands)
ASSETS
  Current assets:
    Cash and equivalents                     $ 18,013         $    486        $ 11,826                            $ 30,325
    Receivables and advances, net              52,462           70,458          57,082         $ (90,548)           89,454
    Inventories                                                 63,355          38,233            (2,114)           99,474
    Other current assets                          176           12,364           9,106                              21,646
                                             --------         --------        --------         ---------          --------

      Total current assets                     70,651          146,663         116,247           (92,662)          240,899

Property, plant and equipment including
  those under capital lease                       261          394,813         150,417                             545,491
  Less accumulated depreciation
    and amortization                              150           55,620          20,217                              75,987
                                             --------         --------        --------         ---------          --------
Property, plant and equipment, net                111          339,193         130,200                             469,504

Deferred financing costs                        7,048                            1,042                               8,090
Other assets                                                    43,720           1,869                              45,589
Investment in subsidiaries                     77,766          117,578                          (195,344)
Excess reorganization value                                     94,968          40,517                             135,485
                                             --------         --------        --------         ---------          --------

                                             $155,576         $742,122        $289,875         $(288,006)         $899,567
                                             ========         ========        ========         =========          ========

LIABILITIES & STOCKHOLDERS' EQUITY
  Current liabilities:
    Short-term debt including current
      portion of long-term debt and
      obligation under capital lease                            $6,407          $6,097                            $ 12,504
    Accounts payable and advances            $     80           78,848          50,737         $ (90,548)           39,117
    Accrued liabilities                         8,126           37,488          21,939                              67,553
                                             --------         --------        --------         ---------          --------

      Total current liabilities                 8,206          122,743          78,773           (90,548)          119,174

Long-term debt including obligation
  under capital lease                         379,262          143,198           7,721                             530,181

Accrued employee benefits                                       51,345           4,281                              55,626
Deferred and noncurrent income taxes           34,088           17,507          25,895                              77,490
Intercompany loans                           (383,076)         340,000          43,083                (7)

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.01 par value;
    none outstanding
  Common stock, $.01 par value;
    13,579,460 shares issued and
    outstanding                                   136                3          32,738           (32,741)              136
  Paid in capital                             134,864           87,899          87,871          (175,770)          134,864
  Accumulated earnings (deficit)              (25,131)         (27,752)          2,334            25,418           (25,131)
  Cumulative foreign currency
    translation adjustments                     7,227            7,179           7,179           (14,358)            7,227
                                             --------         --------        --------         ---------          --------
    Total stockholders' equity                117,096           67,329         130,122          (197,451)          117,096
                                             --------         --------        --------         ---------          --------

                                             $155,576         $742,122        $289,875         $(288,006)         $899,567
                                             ========         ========        ========         =========          ========

 (1)  Elimination of intercompany receivables, payables and investment accounts.

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES
                     CONSOLIDATING STATEMENTS OF OPERATIONS
                     FOR THREE MONTHS ENDED MARCH 28, 1996

                                                                   Guarantor        Nonguarantor                        Consolidated
                                                  Parent         Subsidiaries       Subsidiaries       Eliminations        Total
                                                 -------         ------------       ------------       ------------     ------------
                                                                                    (in thousands)
NET SALES                                                          $102,481             $66,212          $ (8,957)        $159,736

COSTS AND EXPENSES
  Cost of sales                                                      78,867              50,458            (9,616)         119,709
  Selling, general and administrative              $1,546            14,921              10,175                             26,642
  Amortization of intangibles and
    excess reorganization value                                       3,228                 863                              4,091
                                                 --------          --------             -------          --------         --------

OPERATING INCOME (LOSS)                            (1,546)            5,465               4,716               659            9,294

  Interest income                                     216                                   175                                391
  Interest expense                                 10,940             3,343                 593                             14,876
  Intercompany interest expense (income)          (10,513)            9,379               1,134
  Management fees (income)                         (1,591)            1,218                 373
  Other expense (income), net                       2,210               173                 653                              3,036
  Equity Loss (income) in subsidiary                4,478            (1,164)                               (3,314)
                                                  -------          --------            --------          --------         --------

INCOME (LOSS) BEFORE INCOME TAXES                  (6,854)           (7,484)              2,138             3,973           (8,227)
  Income tax provision (benefit)                     (927)           (2,347)                974                             (2,300)
                                                  -------          --------            --------          --------         --------


NET INCOME (LOSS)                                 $(5,927)         $ (5,137)            $ 1,164          $  3,973          $(5,927)
                                                  =======          ========             =======          ========          =======


                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES
                            CONSOLIDATING CASH FLOWS
                     FOR THREE MONTHS ENDED MARCH 28, 1996

                                                                   Guarantor        Nonguarantor                        Consolidated
                                                   Parent        Subsidiaries       Subsidiaries       Eliminations        Total
                                                 --------        ------------       ------------       ------------     ------------
                                                                                    (in thousands)
Net cash provided by (used in)
  operating activities                           $(11,061)          $ 9,527              $7,401                            $ 5,867

Cash flows from investing activities:
  Capital expenditures                                 (3)           (5,919)               (621)                            (6,543)
  Proceeds from sale of property, plant and
    equipment                                                            35                  14                                 49
                                                 --------          --------             -------        --------            -------
      Net cash (used in) investing activities          (3)           (5,884)               (607)                            (6,494)

Cash flows from financing activities:
  Repayment of revolving loan, long-term
    borrowings and capital lease obligations                         (6,052)             (1,150)                            (7,202)

  Increase (decrease) in Envirodyne loan            9,540                                (9,540)
                                                 --------          --------            --------        --------            -------
      Net cash provided by (used in) financing
        activities                                  9,540            (6,052)            (10,690)                            (7,202)
Effect of currency exchange rate changes
  on cash                                                                                   506                                506
                                                 --------          --------            --------        --------            -------

Net increase (decrease) in cash
  and equivalents                                  (1,524)           (2,409)             (3,390)                            (7,323)
Cash and equivalents at beginning
  of period                                        18,013               486              11,826                             30,325
                                                 --------          --------             -------        --------            -------
Cash and equivalents at end
  of period                                       $16,489          $ (1,923)            $ 8,436                            $23,002
                                                  =======          ========             =======        ========            =======

                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES
                     CONSOLIDATING STATEMENTS OF OPERATIONS
                     FOR THREE MONTHS ENDED MARCH 30, 1995

                                                                   Guarantor         Nonguarantor                       Consolidated
                                                   Parent        Subsidiaries        Subsidiaries      Eliminations         Total
                                                  --------       ------------        ------------      ------------     ------------
                                                                                    (in thousands)
NET SALES                                                          $102,289            $ 62,520          $ (8,985)        $155,824

COSTS AND EXPENSES
  Cost of sales                                                      75,069              48,903            (9,017)         114,955
  Selling, general and administrative              $1,573            17,354               9,343                             28,270
  Amortization of intangibles and
    excess reorganization value                                       3,066                 844                              3,910
                                                  -------          --------            --------          --------         --------

OPERATING INCOME (LOSS)                            (1,573)            6,800               3,430                32            8,689

  Interest income                                                        55                   9                                 64
  Interest expense                                  9,084             3,522                 828                             13,434
  Intercompany interest expense (income)           (9,352)            8,502                 850
  Management fees (income)                         (1,850)            1,558                 292
  Other expense (income), net                      (2,152)              (43)              1,604                               (591)
  Equity loss (income) in subsidiary                5,540               756                                (6,296)
                                                  -------          --------            --------          --------         --------

INCOME (LOSS) BEFORE INCOME TAXES                  (2,843)           (7,440)               (135)            6,328           (4,090)
  Income tax provision                              1,052            (1,868)                621                               (195)
                                                  -------          --------            --------          --------         --------

NET INCOME (LOSS)                                 $(3,895)         $ (5,572)           $   (756)         $  6,328         $ (3,895)
                                                  =======          ========            ========          ========         ========



                  ENVIRODYNE INDUSTRIES, INC. AND SUBSIDIARIES
                            CONSOLIDATING CASH FLOWS
                     FOR THREE MONTHS ENDED MARCH 30, 1995

                                                                   Guarantor         Nonguarantor                       Consolidated
                                                   Parent        Subsidiaries        Subsidiaries      Eliminations         Total
                                                  --------       ------------        ------------      ------------     ------------
                                                                                     (in thousands)

Net cash provided by (used in) operating
  activities                                     $(23,043)          $12,237             $(3,730)                          $(14,536)

Cash flows from investing activities:
  Capital expenditures                                               (5,826)             (1,805)                            (7,631)
                                                  -------          --------            --------          --------         --------
      Net cash (used in) investing activities                        (5,826)             (1,805)                            (7,631)

Cash flows from financing activities:
  Proceeds from revolving loan and
    long term borrowings                           13,900                                28,349                             42,249
  Deferred financing costs                           (464)                                                                    (464)
  Repayment of revolving loan, long-term
    borrowings and capital lease obligations       (2,837)           (5,450)            (11,686)                           (19,973)
  Increase (decrease) in Envirodyne loan           14,705                               (14,705)
                                                  -------          --------            --------          --------         --------
      Net cash provided by (used in)
        financing activities                       25,304            (5,450)              1,958                             21,812
Effect of currency exchange rate
  changes on cash                                                                           275                                275
                                                  -------          --------            --------          --------         --------
Net increase (decrease) in cash
  and equivalents                                   2,261               961              (3,302)                               (80)
Cash and equivalents at beginning of period           555             1,853               4,881                              7,289
                                                  -------          --------            --------          --------         --------
Cash and equivalents at end of period             $ 2,816          $  2,814            $  1,579                           $  7,209
                                                  =======          ========            ========          ========         ========

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES

The financial information included in this quarterly report has been prepared in conformity with the accounting principles and practices reflected in the financial statements included in the annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 28, 1995 (1995 Form 10-K). These quarterly financial statements should be read in conjunction with the financial statements and the notes thereto included in the 1995 Form 10-K. The accompanying financial information, which is unaudited, reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented.

The condensed consolidated balance sheet as of December 28, 1995 was derived from the audited Viskase Holding Corporation's consolidated financial statements included in Envirodyne Industries, Inc.'s annual report of Form 10-K.

Reported interim results of operations are based in part on estimates which may be subject to year-end adjustments. In addition, these quarterly results of operations are not necessarily indicative of those expected for the year.

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                       March 28,             December 28,
                                                         1996                     1995
                                                   ----------------          ---------------

                                                                             (in thousands)
ASSETS
  Current assets:
    Cash and equivalents                                $  8,436              $  11,826
    Receivables, net                                      49,351                 53,022
    Receivables, affiliates                               51,328                 51,829
    Inventories                                           38,124                 38,233
    Other current assets                                   9,473                  9,106
                                                        --------                -------
        Total current assets                             156,712                164,016

  Property, plant and equipment                          148,705                150,417
    Less accumulated depreciation                         22,859                 20,217
                                                      ----------               --------
    Property, plant and equipment, net                   125,846                130,200

  Deferred financing costs                                   951                  1,042
  Other assets                                             1,655                  1,869
  Excess reorganization value                             39,737                 40,517
                                                        --------               --------
                                                        $324,901               $337,644
                                                        ========               ========


LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Short-term debt including current
      portion of long-term debt                          $ 4,963              $   6,097
    Accounts payable                                      15,819                 13,720
    Accounts payable and advances, affiliates             50,044                 54,152
    Accrued liabilities                                   22,711                 21,942
                                                       ---------             ----------
        Total current liabilities                         93,537                 95,911

  Long-term debt                                           7,389                  7,721

  Accrued employee benefits                                4,295                  4,281
  Deferred and noncurrent income taxes                    24,811                 25,895
  Intercompany loans                                      71,514                 81,094

  Commitments and contingencies

  Stockholders' equity:
    Common stock, $1.00 par value,
      1,000 shares authorized;
      100 shares issued and outstanding
    Paid in capital                                      103,463                103,463
    Retained earnings                                     14,029                 12,100
    Cumulative foreign currency
      translation adjustments                              5,863                  7,179
                                                       ---------             ----------
        Total stockholders' equity                       123,355                122,742
                                                        --------               --------
                                                        $324,901               $337,644
                                                        ========               ========


   The accompanying notes are an integral part of the consolidated financial statements.

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                       Three Months Ended
                                                                 ------------------------------
                                                                 March 28,            March 30,
                                                                   1996                 1995
                                                                 ---------            ---------
                                               (in thousands, except for number of shares and per share amounts)
NET SALES                                                         $66,212              $62,520

COSTS AND EXPENSES
  Cost of sales                                                    50,458               48,903
  Selling, general
    and administrative                                              8,912                8,846
  Amortization of intangibles
    and excess reorganization value                                   863                  844
                                                                  -------              -------

OPERATING INCOME                                                    5,979                3,927

  Interest income                                                     175                   39
  Interest expense                                                    593                  858
  Intercompany interest expense                                     1,134                  838
  Management fees                                                     373                  292
  Other expense, net                                                  653                1,299
                                                                  -------              -------

INCOME BEFORE INCOME TAXES                                          3,401                  679

  Income tax provision                                              1,472                  848
                                                                  -------              -------

NET INCOME (LOSS)                                                 $ 1,929              $  (169)
                                                                  =======              =======

WEIGHTED AVERAGE
  COMMON SHARES                                                       100                  100

PER SHARE AMOUNTS:

NET INCOME (LOSS)                                                 $19,290              $(1,690)
                                                                  =======              =======





   The accompanying notes are an integral part of the consolidated financial statements.

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                     Three Months Ended
                                                             -----------------------------------
                                                               March 28,               March 30,
                                                                 1996                    1995
                                                             ------------            ------------
                                                                       (in thousands)
Cash flows from operating activities:
  Net income                                                   $  1,929              $   (169)
  Adjustments to reconcile net income
    to net cash provided by operating activities:
      Depreciation                                                2,982                 2,808
      Amortization of intangibles and excess
        reorganization value                                        863                   844
      Amortization of deferred financing fees and discount           57                    54
      Increase (decrease) in deferred and
          noncurrent income taxes                                  (536)                  (91)
      (Gain) on sales of property, plant and equipment              (14)

      Changes in operating assets and liabilities:
          Accounts receivable                                     2,872                   (88)
          Accounts receivable, affiliates                            97                (2,325)
          Inventories                                              (338)               (6,652)
          Other current assets                                      591                 1,276
          Accounts payable and accrued liabilities                2,865                (1,321)
          Accounts payable and advances, affiliates              (3,964)                1,225
          Other                                                      (3)                 (689)
                                                               --------              --------
      Total adjustments                                           5,472                (4,959)
                                                               --------              --------

          Net cash provided by (used in) operating activities     7,401                (5,128)

Cash flows from investing activities:
  Capital expenditures                                             (621)               (1,805)
  Proceeds from sale of property, plant and equipment                14
                                                               --------              --------
          Net cash (used in) investing activities                  (607)               (1,805)

Cash flows from financing activities:
  Proceeds from revolving loan and long-term borrowings                                28,349
  Repayment of revolving loan and long-term borrowings           (1,150)              (11,686)
  Increase (decrease) in Envirodyne loan                         (9,540)              (14,627)
                                                               --------              --------
          Net cash provided by (used in) financing activities   (10,690)                2,036

Effect of currency exchange rate changes on cash                    506                   275
                                                               --------              --------
Net (decrease) in cash and equivalents                           (3,390)               (4,622)
Cash and equivalents at beginning of period                      11,826                 6,201
                                                               --------              --------
Cash and equivalents at end of period                          $  8,436              $  1,579
                                                               ========              ========

- ----------------------------------------------------------------------------------------------

Supplemental cash flow information:
  Interest paid                                                    $138                 $ 250
  Income taxes paid                                                $250                 $ 685


   The accompanying notes are an integral part of the consolidated financial statements.

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. INVENTORIES (dollars in thousands)

Inventories consisted of:

                                                          March 28,                December 28,
                                                             1996                      1995
                                                          ---------                ------------
Raw materials                                              $ 4,653                     $ 5,299
Work in process                                             13,045                      13,342
Finished products                                           20,426                      19,592
                                                          --------                     -------
                                                           $38,124                     $38,233
                                                           =======                     =======


2. CONTINGENCIES (dollars in thousands)

Viskase Holding Corporation and its subsidiaries are involved in various legal proceedings arising out of its business and other environmental matters, none of which is expected to have a material adverse effect upon its results of operations, cash flows or financial position.

                                    ANNEX D

===============================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-K

                            ------------------------

(MARK ONE)
[X]          ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

                 SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

                  FOR THE FISCAL YEAR ENDED DECEMBER 25, 1995

                                       OR

      [  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

               SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

          FOR THE TRANSITION PERIOD FROM ____________ TO ____________

                        COMMISSION FILE NUMBER 33-66392

                       HOULIHAN'S RESTAURANT GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                     43-0913506
(STATE OR OTHER JURISDICTION OF INCORPORATION      (I.R.S. EMPLOYER IDENTIFICATION NO.)
                OR ORGANIZATION)

             TWO BRUSH CREEK BOULEVARD, KANSAS CITY, MISSOURI 64112 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

                                 (816) 756-2200
              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                     None.

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                     None.

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such requirements for the past 90 days. Yes X No ___

     Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes X No ___

     The aggregate market value of the registrant's stock held by non-affiliates as of February 26, 1996 was $13,238,782 based upon the average bid and ask price on February 26, 1996.

     The number of shares of the registrant's common stock outstanding as of February 26, 1996 was 9,998,012.

     The exhibit index is located on page E-1.
===============================================================================

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY

                                   FORM 10-K
                      FISCAL YEAR ENDED DECEMBER 25, 1995

                                     INDEX

                                                                                          PAGE
                                                                                          ----
PART I
Item 1.      Business....................................................................   3
Item 2.      Properties..................................................................   8
Item 3.      Legal Proceedings...........................................................   9
Item 4.      Submission of Matters to a Vote of Security Holders.........................   9
PART II
Item 5.      Market for the Registrant's Common Stock and Related Stockholder Matters....  10
Item 6.      Selected Financial Data.....................................................  11
Item 7.      Management's Discussion and Analysis of Financial Condition
               and Results of Operations.................................................  12
Item 8.      Financial Statements and Supplementary Data.................................  16
Item 9.      Changes in and Disagreements with Accountants on Accounting and Financial
               Disclosure................................................................  16
PART III
Item 10.     Directors and Executive Officers of the Registrant..........................  16
Item 11.     Executive Compensation......................................................  18
Item 12.     Security Ownership of Certain Beneficial Owners and Management..............  21
Item 13.     Certain Relationships and Related Transactions..............................  21
PART IV
Item 14.     Exhibits, Financial Statements and Reports on Form 8-K......................  22
Signatures...............................................................................  23

                                     PART I

ITEM 1. BUSINESS

GENERAL

     Houlihan's Restaurant Group, Inc. and its wholly-owned subsidiary, Houlihan's Restaurants, Inc. and its subsidiaries (the "Company") operates full service casual dining restaurants in 25 states. At December 25, 1995, it operated 98 restaurants, including 61 Houlihan's, 28 Darryl's, three upscale Seafood Grills and six Specialty Restaurants comprised of four dinnerhouses, one upscale steakhouse and the Buena Vista Cafe. At that date, the Company also franchised 18 Houlihan's restaurants in seven states and the Commonwealth of Puerto Rico. The Company is a Delaware corporation formed on May 31, 1968 and is the successor to a business founded in 1962 in Kansas City, Missouri. The restaurant business is the only business in which the Company is engaged.

OVERVIEW OF THE COMPANY'S RESTAURANT CONCEPTS

     The Company's primary restaurant concepts are Houlihan's and Darryl's, which operate in the casual dining segment of the restaurant industry. During 1995, sales for these concepts comprised 67% and 23%, respectively, of the Company's total sales. All of the Company's restaurants serve beer, wine and cocktails, both in the restaurant areas and in the separate bar areas. Sales of alcoholic beverages constituted 23% of the Company's net sales for the fiscal year ended December 25, 1995.

     Houlihan's. The first Houlihan's restaurant was opened in Kansas City, Missouri in 1972. As of December 25, 1995, the Company operated 61 Houlihan's restaurants located in 21 states, primarily along the East Coast and in the Midwest and franchised 18 additional Houlihan's restaurants in seven states and the Commonwealth of Puerto Rico.

     Houlihan's is the Company's largest restaurant concept. The concept has a strong appeal to adult casual dining guests, principally in the 25 to 49 age group. Almost all menu items are freshly prepared on the restaurant premises. Houlihan's restaurants are open seven days a week, serving lunch, dinner and late evening meals. The average Houlihan's dinner guest check for the fiscal year ended December 25, 1995 was $11.46.

     The following table sets forth, for the periods indicated, information concerning Company-owned Houlihan's:

                                             1995       1994       1993        1992       1991
                                            ------     ------     ------      ------     ------
    Number of Houlihan's:
      Open at beginning of period.........      56         53         51          59         61
      Opened or converted during period...       5          5          3(a)       --         --
      Closed or divested during period....      --         (2)        (1)         (8)        (2)
                                            ------     ------     ------      ------     ------
              Open at end of period.......      61         56         53          51         59
    Average sales per restaurant open for
      full period (in thousands)..........  $3,118     $3,148     $3,092      $3,114     $2,990
    Percentage increase (decrease) in
      comparable restaurant sales.........    (0.6)%      0.6%      (1.7)%      (1.4)%     (3.7)%

- ---------------

(a) Includes two Specialty Restaurants which were closed and in the process of being converted to Houlihan's.

     Darryl's. Darryl's restaurants are also casual dining restaurants that offer a diverse menu that includes traditional items such as barbecued ribs and steaks. As with Houlihan's, almost all items are prepared on the restaurant premises. In late 1995, the Company adopted a new strategy for the concept that includes a new menu emphasizing wood-fired steaks. The new strategy requires the update of facilities with new wood grills as well as a new smallware package in each restaurant. The menu is expected to be fully implemented in all restaurants by the end of the first quarter of 1996. In December 1995, one of the concept's three Area Directors was promoted to Vice President and put in charge of the Darryl's concept. Darryl's restaurants are open seven days a week, serving lunch, dinner and late evening meals. As of December 25, 1995, the Company operated 28 Darryl's restaurants located in eight states, primarily in the Southeast. The average Darryl's dinner guest check for the fiscal year ended December 25, 1995 was $11.48.

     The following table sets forth, for the periods indicated, information concerning Darryl's:

                                            1995       1994       1993       1992       1991
                                           ------     ------     ------     ------     ------
    Number of Darryl's:
      Open at beginning of period.......       30         31         31         31         31
      Opened or converted during
         period.........................       --         --         --         --         --
      Closed or divested during
         period.........................       (2)(a)     (1)(b)     --         --         --
                                           ------     ------     ------     ------     ------
              Open at end of period.....       28         30         31         31         31
    Average sales per restaurant open
      for full period (in thousands)....   $2,178     $2,226     $2,302     $2,368     $2,467
    Percentage increase (decrease) in
      comparable restaurant sales.......     (3.6)%     (3.7)%     (2.8)%     (4.0)%     (4.9)%

- ---------------

(a) Includes one Darryl's which was converted to J. Gilbert's in August 1995.

(b) Represents one Darryl's which was converted to a Houlihan's.

     Seafood Grills. The Seafood Grills compete in the upscale restaurant market under the names "Bristol", "Braxton" and "Chequers." These restaurants target special occasion and business entertainment diners by offering an extensive selection of seafood and steaks, an upscale level of service and well-appointed facilities. The Seafood Grill restaurants are open seven days a week, serving lunch, dinner and late evening meals. As of December 25, 1995, the Company operated three Seafood Grills located in St. Louis, Chicago and Atlanta. The average Seafood Grill dinner guest check for the fiscal year ended December 25, 1995 was $24.11.

     The following table sets forth, for the periods indicated, information concerning the Seafood Grills:

                                            1995       1994       1993       1992       1991
                                           ------     ------     ------     ------     ------
    Number of Seafood Grills:
      Open at beginning of period.......        4          4          4          6          6
      Opened or converted during
         period.........................       --         --         --         --         --
      Closed or divested during
         period.........................       (1)        --         --         (2)        --
                                           ------     ------     ------     ------     ------
              Open at end of period.....        3          4          4          4          6
    Average sales per restaurant open
      for full period (in thousands)....   $4,024     $4,070     $3,813     $3,668     $3,194
    Percentage increase (decrease) in
      comparable restaurant sales.......      4.9%       6.8%       3.9%       1.5%      (7.9)%

     Specialty Restaurants. The Specialty Restaurants consist of four dinnerhouses, one upscale steakhouse and the Buena Vista Cafe. The dinnerhouses, which operate under the names "Charley's Place" and "Phineas," compete in the high end of the casual dining market, target special occasion diners, and feature full menus which emphasize steak and prime rib and are open seven days a week, serving lunch, dinner and late evening meals. The average dinner guest check for the dinnerhouses for the fiscal year ended December 25, 1995 was $13.21. The steakhouse, which operates under the name "J. Gilbert's," is the Company's newest concept. It also competes in the upscale restaurant market and features a menu that is printed daily and specializes in Black Angus steaks, chicken and seafood. J. Gilbert's is open seven days a week, serving dinner and late evening meals only. The average dinner guest check for J. Gilbert's for the fiscal year ended December 25, 1995 was $20.58. The Buena Vista Cafe, located near Fisherman's Wharf in San Francisco, California, is known for having introduced the Irish Coffee drink in the United States. Sales of Irish Coffee represent a significant portion of the Buena Vista Cafe's sales.

     The following table sets forth, for the periods indicated, information concerning the Specialty Restaurants:

                                           1995        1994        1993        1992        1991
                                          ------      ------      ------      ------      ------
    Number of Specialty Restaurants:
      Open at beginning of period.......       5           5           7           7           7
      Opened or converted during
         period.........................       1(a)       --          --          --          --
      Closed or divested during
         period.........................      --          --          (2)(b)      --          --
                                          ------      ------      ------      ------      ------
              Open at end of period.....       6           5           5           7           7
    Average sales per restaurant open
      for full period (in thousands)....  $2,277      $2,311      $2,258      $2,227      $2,196
    Percentage increase (decrease) in
      comparable restaurant sales.......    (1.5)%       2.4%        1.5%        1.5%       (4.3)%

- ---------------

(a) Represents one restaurant which was converted to J. Gilbert's from Darryl's.

(b) Represents two restaurants which were closed and in the process of conversion to Houlihan's.

BUSINESS DEVELOPMENT

     The Company's expansion strategy consists of three main elements: opening Company-owned Houlihan's restaurants, franchising the Houlihan's concept in non-corporate markets and expanding the Seafood Grills concept and J. Gilbert's concept on a limited basis. The Company opened five new Houlihan's in 1995 and plans to open three new Company-owned Houlihan's restaurants in 1996. Additionally, the Company expects that ten to twelve franchised Houlihan's restaurants will open in 1996.

     In addition to the expansion of the Houlihan's concept, the Company will also open one new Seafood Grill in April 1996 and one new J. Gilbert's in late 1996.

     The Company believes it has a sufficient number of qualified restaurant managers that will enable it to meet its expansion goals without compromising quality. The Company will designate managers of new restaurants by drawing on the pool of managers at existing restaurants. In this way, the Company will maintain its high standards by utilizing managers who have a proven track record with the concept. The Company has also designated a team of employees responsible for opening new locations, including the hiring and training of kitchen personnel and other individuals who will serve as hosts, waiters, bartenders and restaurant managers. In addition, the Company has its own construction and design group with overall responsibilities for restaurant design and construction management. Management believes this group reduces the required investment in new restaurants.

     The Company believes that its ability to select high profile restaurant sites is critical to its success. The Company has developed a customer profile for each restaurant concept based on the demographics and dining habits of its existing customer base. The Company utilizes a lifestyle and demographics software system in combination with several other factors in the site selection process, including local market demographics, site visibility, aesthetics, accessibility and proximity to significant generators of potential guests such as major retail centers, office complexes, hotel concentrations and entertainment facilities including sports arenas and theaters. As of December 25, 1995, the Company had secured all the sites for anticipated new restaurants in 1996 and has begun working on sites for 1997.

FRANCHISE OPERATIONS

     The Company considers its franchising program to be a key element of its expansion strategy. The Company intends to expand its franchising activities primarily in areas where it does not currently operate Company-owned Houlihan's restaurants. In this way, the Company hopes to increase customer awareness nationwide at a more rapid pace than corporate expansion alone would allow. The addition of franchised restaurants also provides the Company with operating efficiencies as well as an important source of income.

     During 1995, the Company signed eight new franchise development agreements for an aggregate commitment of 33 new Houlihan's restaurants to be developed over a five-year period. Since the beginning of 1994, the Company has signed 14 franchise agreements that provide for the development of a total of 67 new Houlihan's, including those franchise restaurants that are currently open. During 1995, seven Houlihan's franchise restaurants opened in six states and the Commonwealth of Puerto Rico, bringing the total number of franchised restaurants opened to 18. The Company expects to sign five to six new agreements in 1996 and expects that ten to twelve more franchised restaurants will open in 1996. In addition, the Company intends to pursue international expansion through franchising.

     The Company has franchised areas that include Portland, Oregon; Denver and Colorado Springs, Colorado; Reno and Las Vegas, Nevada; Tucson, Arizona; Austin, Texas; North Carolina; Wisconsin; South Carolina; North Dakota; South Dakota; Cleveland and certain counties in Ohio; Tennessee; certain counties in Indiana and Kentucky; Orlando, Florida; and Puerto Rico. Additionally, one of the franchise development agreements provides for the development of five restaurants in airports in Atlanta, Chicago, Los Angeles and Philadelphia.

     The Company's standard franchise agreement has a 20-year term, with four five-year renewal options, and provides for a payment to the Company of a one-time initial franchise fee and a continuing royalty fee at a rate of 4% of gross sales. Under the standard franchise agreement, the franchisees must operate their restaurants in accordance with the Company's operational standards.

MANAGEMENT AND EMPLOYEES

     The Company strives to maintain quality and consistency in its restaurants through the careful training and supervision of personnel and the establishment of standards relating to food and beverage preparation and presentation, alcohol service, maintenance of facilities, sanitation, safety, recordkeeping and employee relations.

     Each restaurant has a general manager and two to five assistant managers, depending on the size of the restaurant. The Company has 14 Area Directors that are responsible for the overall operations of four to ten restaurants in a particular geographic region. Additionally, the Area Directors have oversight responsibilities for any franchise restaurants in their designated region. The Company provides its management with ongoing training tools and programs designed to help enhance employee knowledge of menu items, sales techniques and guest service. Management of the Company's franchise restaurants also take part in the various management training programs. Training teams enlisted from among the Company's most qualified and experienced employees provide one-on-one instruction to the staff of new Company-owned and franchise restaurants.

     At December 25, 1995, the Company employed 8,239 persons, of whom 8,103 were restaurant employees and 136 were corporate personnel. Of the restaurant employees, 533 performed managerial functions. Except for restaurant management and most corporate personnel, employees are paid on an hourly basis. Approximately 44% of the Company's employees were employed on a part-time basis (25 hours or less per week).

     The Company believes it provides working conditions and wages that compare favorably with those offered by its competitors, and it believes its relations with employees are good. The Company has a collective bargaining agreement with one union covering certain employees of the Buena Vista Cafe.

PURCHASING

     In order to provide uniform quality and obtain competitive pricing, the corporate purchasing department monitors and purchases major commodities such as beef, pork, poultry and seafood products and negotiates and administers national and regional contracts for various items. As the prices of certain of these products vary significantly based on seasonal and market supply/demand factors, the purchasing department often enters into forward purchase agreements to secure advantageous pricing. Each restaurant typically purchases bakery products and supplies and other perishable items from local vendors or through the Company's arrangements with national distributors. The Company purchases produce on a regional basis. Franchise restaurants are required to use suppliers that are pre-approved by the Company in order to maintain quality control.

ADVERTISING

     The Company believes that the food, service and decor offered by its restaurants provides its best advertising, and it relies principally upon satisfied guests to promote its restaurants by word-of-mouth. In addition, the Company uses a certain amount of radio and newspaper advertising in selected markets, runs print advertisements in several travel and entertainment magazines and engages in limited promotional activities before opening a new restaurant. During 1996, the Company plans to utilize quarterly promotional campaigns that incorporate a market-specific media mix, including television in certain markets.

     Houlihan's continues to use a dining for miles program with American Airlines. The program creates increased awareness and provides added value to a highly targeted and desirable consumer segment. Platinum and Gold American AAdvantage(R) members receive a Dining Advantage Guide which features Houlihan's as the only national casual dining chain. Members receive miles for every dollar spent at Houlihan's. During 1995, Houlihan's also participated in the Visa Rewards for Dining and Diversions program with Visa in which Visa utilized bill inserts and advertising to notify cardholders that savings certificates would be rewarded for purchases made during a specified time period. Savings certificates could then be redeemed at Houlihan's for a free dessert or appetizer with an entree purchase.

     During 1995, the Company entered into an agreement for the right to name the Tampa Bay Buccaneer Football Stadium "Houlihan's Stadium". Additionally, the agreement provides the Company with advertising rights inside the stadium and in Tampa Bay Buccaneer programs and brochures. See "Certain Relationships and Related Transactions".

COMPETITION

     The restaurant business is highly competitive and the competition can be expected to increase. Price, restaurant location, food quality, service and attractiveness of facilities are important aspects of competition, and the competitive environment is often affected by factors beyond the Company's or a particular restaurant's control. These factors include changes in the public's dining habits, population and traffic patterns and local economic conditions. The Company and its franchisees compete with a wide variety of restaurants, ranging from national and regional restaurant chains to locally-owned restaurants, some of which have greater financial resources than the Company. There is also active competition for management personnel and hourly restaurant employees, as well as intense competition for attractive commercial real estate sites suitable for restaurants.

GOVERNMENTAL REGULATION

     Each of the Company's restaurants is subject to state and/or local laws and regulations governing health, sanitation and safety and the sale of alcoholic beverages. The selection of new restaurant sites is affected by federal, state and local laws and regulations regarding environmental matters, zoning and land use. The Company has not encountered any difficulties or failures in obtaining necessary licenses and approvals that could delay or prevent new restaurant openings and does not, at this time, anticipate any.

     The Company is subject to a variety of federal and state laws that regulate the sale of franchises and the franchise relationship. Generally, these laws and regulations impose certain disclosure and registration requirements prior to the sale and marketing of franchises. These laws and regulations have not had a material effect on the Company's franchise operations.

     The Company is subject to the Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions. Approximately 53% of the Company's employees as of December 25, 1995 were paid at rates tied to the minimum wage. The Company is also subject to the Americans With Disabilities Act and various family leave mandates.

TRADE AND SERVICE MARKS

     The Company owns a number of trade and service marks used in conjunction with its business. The following trade and service marks are among those owned by the Company: Houlihan's(R), Darryl's(R), Charley's Place(SM), Phineas(SM), J. Gilbert's(SM), The Buena Vista(R) and Braxton Seafood Grill & Chophouse(R). In addition, the Company is entitled to limited use of the service mark Bristol Bar & Grill(SM) in the St. Louis and Kansas City areas and has obtained the use of the service mark Chequers Bar & Grill(SM) under license from Checkers of North America.

     The Company has registered with state and federal authorities and will continue to register, or renew the registration of, those trade and service marks it deems important to the continued operation and recognition of its restaurant businesses. The Company regards its service marks and logos as important to the identification of its restaurants and believes they have significant value in the conduct of its business. The Company's policy is to utilize marks when appropriate, to pursue registration of its marks whenever possible and to vigorously oppose infringement activities that might diminish the value of its marks.

ITEM 2. PROPERTIES

     As of December 25, 1995, the Company owned the land and buildings on and in which it operates 25 restaurants, owned the buildings and leased the land for three restaurants and leased 70 restaurants. The Company's restaurants are approximately 8,600 square feet on average, and they have been open an average of 10.5 years as of December 25, 1995. The Company's 25 owned properties consist of three Houlihan's, 20 Darryl's and two Specialty Restaurants. Substantially all owned and leased properties are mortgaged as collateral under the Company's bank credit agreement (the "Bank Credit Agreement").

     The leases for the Company's open and operating restaurants generally provide for an initial term from ten to twenty years and renewal options of five to twenty-five years. The leases generally provide for payment of a fixed rental and, in most cases, percentage rentals based on sales.

     The Company leases approximately 35,000 square feet in a building in Kansas City, Missouri, which houses its corporate headquarters. The Company also leases a facility in Kansas City, Missouri, which contains approximately 22,000 square feet, which is utilized to manufacture, refurbish, warehouse and distribute restaurant furnishings and decor items.

     The following table sets forth the jurisdiction in which both the Company-owned restaurants and franchise restaurants are located and the number of restaurants in each as of December 25, 1995:

                                                    COMPANY-OWNED
                             -------------------------------------------------------      FRANCHISE
                                                       SEAFOOD    SPECIALTY              -----------
                             HOULIHAN'S    DARRYL'S    GRILLS    RESTAURANTS   TOTAL     HOULIHAN'S
                             ----------    --------    ------    -----------   -----     -----------
Alabama.......................                3                                   3
Arizona.......................   3                                                3
California....................   3                                    1           4
Colorado......................   1                                                1           2
Connecticut...................   1                                    1           2
Florida.......................   2            3                                   5
Georgia.......................   3                        1                       4
Illinois......................   6                        1                       7
Indiana.......................   1            1                                   2           1
Kansas........................   1                                    1           2
Kentucky......................                2                                   2
Louisiana.....................   1                                                1
Maryland......................   1                                    1           2
Massachusetts.................   4                                                4
Michigan......................   2                                                2
Missouri......................   6            1           1                       8
Nevada........................                                                    0           1
New Jersey....................   7                                                7
New York......................   3                                                3          10
North Carolina................               11                                  11           1
Ohio..........................   3                                                3           1
Pennsylvania..................  10                                    1          11
Tennessee.....................                3                                   3
Texas.........................   1                                                1
Virginia......................   1            4                       1           6
Wisconsin.....................   1                                                1           1
Puerto Rico...................                                                    0           1
                                --           --          --          --          --          --
                                61           28           3           6          98          18
                                ==           ==          ==          ==          ==          ==

ITEM 3. LEGAL PROCEEDINGS

     The Company is subject to various claims and pending legal actions arising in the normal course of business. Management believes that the final disposition of these claims and pending actions will not have a material adverse effect, individually or in the aggregate, on the business or the financial position of the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The Company's common stock is traded on the over-the-counter ("OTC") market under the symbol "HOUL" (formerly "HOPS"). There has been limited public trading on the OTC of the Common Stock. Bid quotations reflect interdealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The following table sets forth the quarterly high and low bid quotations of the Common Stock, as reported by the OTC Bulletin Board.

                                                                  HIGH        LOW
                                                                  -----      -----
            Fiscal year ended December 25, 1995:
              First Quarter....................................  $ 8 1/2     $6 1/2
              Second Quarter...................................    8 7/8      8 1/2
              Third Quarter....................................    8 7/8      7 1/8
              Fourth Quarter...................................    7 1/8      4 1/2

            Fiscal year ended December 26, 1994:
              First Quarter....................................  $11 1/4     $8 1/8
              Second Quarter...................................   11 1/4      9 3/4
              Third Quarter....................................   10          8
              Fourth Quarter...................................   10 1/4      6 1/2

     As of December 25, 1995, there were less than 50 stockholders of record.

     Holders of Common Stock are entitled to receive dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. However, the ability of Houlihan's Restaurants, Inc., to declare and pay dividends to Houlihan's Restaurant Group, Inc. is restricted by the terms of the Bank Credit Agreement to 35% of the cash flow in excess of certain amounts as set forth in the Bank Credit Agreement. As of December 25, 1995, the Company has not paid any dividends and does not anticipate the payment of cash dividends in the foreseeable future.

ITEM 6. SELECTED FINANCIAL DATA

     The following selected Statement of Income data and Balance Sheet data for the periods indicated has been derived from the Consolidated Financial Statements of Houlihan's Restaurant Group, Inc. and Subsidiary. Such financial statements have been audited by Deloitte & Touche LLP, independent certified public accountants. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and notes thereto included elsewhere in this Form 10-K.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      FISCAL YEAR ENDED (A)(B)
                                   -----------------------------------------------------------------------
                                   DECEMBER 25,   DECEMBER 26,  DECEMBER 27,   DECEMBER 28,   DECEMBER 29,
                                       1995           1994          1993           1992          1991
                                   ------------   ------------  ------------  -------------   ------------
                                                                              (PREDECESSOR)   (PREDECESSOR)
STATEMENT OF INCOME DATA:
Net sales........................   $  267,622     $  259,367     $ 257,225     $266,532       $287,060
Cost of sales, including
  operating expenses (exclusive
  of depreciation and
  amortization shown
  separately)....................      222,375        215,562       208,532      228,926        245,580
                                    -----------    -----------    ----------    --------       --------
          Gross profit...........       45,247         43,805        48,693       37,606         41,480
Depreciation and amortization....       14,865         16,245        19,610       18,428         19,829
General and administrative
  expenses.......................       16,938         17,176        17,736       15,038         14,646
Loss on disposition of
  properties, net................          605            847           624          601            587
Interest expense.................        8,189          6,562         6,428       10,242(c)      24,637(c)
Other (income), net..............       (3,531)        (2,883)       (2,700)      (3,606)        (3,712)
Reorganization items and
  restructuring costs............           --             --            --        3,612         13,913
Income tax provision (benefit)...        3,916          2,900         4,026       (1,173)        (6,206)
                                    -----------    -----------    ----------    --------       --------
  Income (loss) before
     extraordinary item..........        4,265          2,958         2,969       (5,536)       (22,214)
Extraordinary gain on discharge
  of prepetition liabilities.....           --             --            --       31,031             --
                                    -----------    -----------    ----------    --------       --------
          Net income (loss)......   $    4,265     $    2,958     $   2,969     $ 25,495       $(22,214)
                                    ===========    ===========    ==========    ========       ========
Earnings per common and common
  equivalent share(d)............   $     0.43     $     0.30     $    0.30           --             --
                                    ===========    ===========    ==========    ========       ========
Weighted average common and
  common equivalent shares(d)....   10,032,254     10,012,928     9,998,012           --             --
                                    ===========    ===========    ==========    ========       ========
BALANCE SHEET DATA:
Working capital surplus
  (deficit)......................   $  (15,494)    $  (12,270)    $  (9,220)    $ (8,947)      $  5,512
Total assets.....................      191,016        192,508       204,235      197,301        235,627
Total debt, including capitalized
  leases.........................       83,981         89,553        99,997      103,276        202,033
Stockholders' equity (deficit)...       70,192         65,927        62,969       60,000        (17,951)
OTHER FINANCIAL DATA:
Capital expenditures.............   $   14,626     $   17,814     $  10,521     $  7,978       $  5,240

- ---------------

(a) Unless otherwise indicated, references herein to years pertain to the Company's 52- or 53- week fiscal years ending the last Monday in December. All fiscal years presented were 52-week fiscal years.

(b) "Predecessor" refers to the Company prior to December 28, 1992.

(c) From November 1991 to December 1992, interest expense attributable to senior subordinated notes was stayed resulting in a decrease in interest expense of $11,767 for 1992 and $1,260 for 1991.

(d) Earnings per common share for fiscal years 1992 and 1991 are not meaningful due to reorganization and revaluation entries and the significant changes in the Company's capital structure upon its reorganization which was completed December 28, 1992.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Form 10-K. The Company reports fiscal year results of operations based on 52-or 53-week periods. The fiscal years ended December 25, 1995, December 26, 1994 and December 27, 1993 were 52-week fiscal years and are referred to hereafter as 1995, 1994 and 1993, respectively.

     The following table sets forth, for the periods indicated, information derived from the Consolidated Financial Statements of the Company (dollars in thousands). All percentages contained in the table below are percentages of net sales for the period indicated.

                                              1995                 1994                 1993
                                        ----------------     ----------------     ----------------
                                         AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
                                        --------   -----     --------   -----     --------   -----
Net sales.............................. $267,622   100.0%    $259,367   100.0%    $257,225   100.0%
Cost of sales:
  Food and bar costs...................   78,363    29.3       76,329    29.4       74,832    29.1
  Labor costs..........................   85,351    31.9       83,186    32.1       80,825    34.1
  Operating expenses (exclusive of
     depreciation and amortization)....   58,661    21.9       56,047    21.6       52,875    20.6
                                        --------   ------    --------   ------    --------   ------
          Total cost of sales..........  222,375    83.1      215,562    83.1      208,532    81.1
                                        --------   ------    --------   ------    --------   ------
          Gross profit.................   45,247    16.9       43,805    16.9       48,693    18.9
Depreciation and amortization..........   14,865     5.5       16,245     6.3       19,610     7.6
General and administrative expenses....   16,938     6.3       17,176     6.6       17,736     6.9
Loss on disposition of properties,
  net..................................      605     0.2          847     0.3          624     0.2
Other (income), net....................   (3,531)   (1.3)      (2,883)   (1.1)      (2,700)   (1.0)
Interest expense.......................    8,189     3.1        6,562     2.6        6,428     2.5
Income tax provision...................    3,916     1.5        2,900     1.1        4,026     1.6
                                        --------   ------    --------   ------    --------   ------
          Net income................... $  4,265     1.6%    $  2,958     1.1%    $  2,969     1.1%
                                        ========   ======    ========   ======    ========   ======

FISCAL 1995 COMPARED WITH FISCAL 1994

     Net sales for 1995 increased $8,255,000, or 3.2%, to $267,622,000 from
$259,367,000 in 1994. The increase in net sales was due to sales of $17,780,000 generated by five new restaurants and one conversion opened in 1995, four new restaurants opened in 1994 and three restaurants that were converted to Houlihan's from other concepts in 1994. The increase in sales was offset by a decrease in comparable restaurant sales of $2,899,000, or 1.2%, and a decrease of $6,626,000 due to the closing of two restaurants in 1995 and two in 1994.

     "Comparable restaurants" are restaurants open throughout fiscal years 1994 and 1995. The increases (decreases) in comparable restaurant sales, by concept, from 1994 to 1995 were as follows:

                                                   FOOD         BAR         TOTAL
                                                  ------       ------       ------
            Houlihan's.........................    0.5 %       (4.0)%       (0.6)%
            Darryl's...........................   (3.6)%       (3.7)%       (3.6)%
            Seafood Grills.....................    6.1 %       (0.5)%        4.9 %
            Specialty Restaurants..............   (0.3)%       (3.8)%       (1.5)%
                      Total....................   (0.4)%       (3.8)%       (1.2)%

     The decrease in total comparable restaurant sales for the Company from 1994 to 1995 reflects a 0.4% decrease in food sales and a 3.8% decrease in sales of alcoholic beverages. The percentage of the Company's net sales generated by the sale of alcoholic beverages in 1995 remained consistent with 1994 at 23%. The Company has implemented several strategies to improve and/or maintain alcoholic beverage sales in consideration of a continuing industry-wide declining trend in customer drinking habits. These strategies included offering several micro-brewery beer products, a new drink menu and various local promotions.

     Cost of sales as a percentage of net sales remained consistent with 1994 at 83.1% Cost of sales are composed of three major items: food and bar costs, labor costs and operating expenses.

     Combined food and bar costs were 29.3% and 29.4% of net sales in 1995 and 1994, respectively. The decrease was due to favorable poultry and dairy prices during 1995, as well as a menu price increase which became effective in the fourth quarter of 1995.

     Labor costs improved to 31.9% of sales in 1995 from 32.1% of net sales in 1994. The decrease was primarily due to the implementation of new labor scheduling systems in eleven of the Company's restaurants. The new systems rely on estimated guest counts based upon historical information to assist restaurant management in scheduling employees in the most efficient manner possible. The new systems should be fully implemented in all of the Company's restaurants by the second quarter of 1996.

     Operating expenses as a percentage of net sales increased 0.3% to 21.9% in 1995 from 21.6% in 1994. The increase is due primarily to rent increases in several of the Company's restaurants. Approximately 71% of the Company's restaurants are leased. Additionally, paper goods and supplies increased due to new packaging for the "To Go" and delivery service sales, which increased in volume during 1995.

     Depreciation and amortization expense decreased to $14,865,000 from $16,245,000 during the year due to an increased number of assets which are fully-depreciated. The decrease is also due, in part, to the closing of two restaurants during the first quarter of 1995.

     General and administrative expenses decreased $238,000, or 1.4%, to $16,938,000 in 1995 from $17,176,000 in 1994. The decrease is a result of cost savings associated with a staff and procedural restructuring in January 1995. The restructuring was undertaken to improve the efficiency and productivity of the overhead and support areas of the Company. The savings were partially offset by approximately $600,000 of expenses associated with a registration statement that was withdrawn by the Company during 1995 due to unfavorable developments in the high-yield financing market.

     Other income increased to $3,531,000 in 1995 from $2,883,000 in 1994 primarily due to a 47% increase in franchise income as a result of an increase in royalty income and the recognition of franchise fees associated with opening seven new franchise restaurants during 1995.

     Interest expense for 1995 increased to $8,189,000 from $6,562,000 in 1994 due to higher interest rates related to the Company's bank debt during 1995. The weighted average interest rate related to the Company's bank debt was 8.5% for 1995 as compared to 7.0% for 1994. Also, additional interest expense was incurred related to the $7,000,000 the Company borrowed on its Revolving Credit Facility during the year, of which all but $1,000,000 was repaid by year end.

     The effective income tax rate was 48% for 1995 and 50% for 1994. The decrease in the effective rate is due primarily to the increase in pre-tax book income of $2,323,000.

     Net income increased $1,307,000 to $4,265,000, or 1.6% of sales, from $2,958,000, or 1.1% of sales, in 1994 primarily due to increased sales and stable cost of sales. Earnings per common and common equivalent share increased to $0.43 in 1995 from $0.30 due to the factors discussed above.

FISCAL 1994 COMPARED WITH FISCAL 1993

     Net sales for 1994 increased $2,142,000, or 0.8%, to $259,367,000 from
$257,225,000 in 1993. The increase in net sales was due to sales of $6,188,000 generated by four new restaurants opened in 1994, one new restaurant opened in 1993 and three restaurants that were converted to Houlihan's from other concepts in 1994. The increase in sales was offset by a decrease in comparable restaurant sales of $326,000, or 0.1%, and a decrease of $3,720,000 due to the closing of two restaurants in 1994 and one in 1993.

     "Comparable restaurants" are restaurants open throughout fiscal years 1993 and 1994. The increases (decreases) in comparable restaurant sales, by concept, from 1993 to 1994 were as follows:

                                                       FOOD       BAR       TOTAL
                                                      ------     ------     ------
            Houlihan's.............................    1.5 %     (1.7)%      0.6 %
            Darryl's...............................   (3.9)%     (2.2)%     (3.7)%
            Seafood Grills.........................    7.5 %      3.9 %      6.8 %
            Specialty Restaurants..................    2.5 %      2.1 %      2.4 %
            Total..................................    0.2 %     (1.3)%     (0.1)%

     The decrease in total comparable restaurant sales for the Company from 1993 to 1994 reflects a 0.2% increase in food sales and a 1.3% decrease in sales of alcoholic beverages at comparable restaurants. The percentage of the Company's net sales generated by the sale of alcoholic beverages decreased from 23.6% in 1993 to 23.3% in 1994, which is believed to be the result of a continuing industry-wide trend in customer drinking habits. During 1994, the Company implemented several strategies to diminish the effect of the trend of decreasing alcoholic beverage sales. These strategies included offering several micro-brewery beer products, a new drink menu and various local promotions. As a result, the decrease in the sales of alcoholic beverages slowed to 1.3% in 1994 compared to a decrease of 5.2% in 1993 and 8.4% in 1992. The Company believes that its ongoing implementation of new promotional strategies will continue to diminish the effect of the general trend of declining alcoholic beverage sales.

     Cost of sales as a percentage of net sales increased 2.0% from 81.1% in 1993 to 83.1% in 1994. Cost of sales are composed of three major items: food and bar costs, labor costs and operating expenses.

     Combined food and bar costs were 29.1% and 29.4% of net sales in 1993 and 1994, respectively. The increase in food and bar costs as a percentage of net sales was due primarily to an increase in food costs resulting from a new "value oriented" Darryl's menu implemented in April 1994, the costs associated with a system-wide roll out of a new Houlihan's menu, the increased use of certain products purchased from outside suppliers rather than prepared on the restaurant premises, as well as increases in the prices of certain grocery items.

     Labor costs were 31.4% and 32.1% of net sales in 1993 and 1994, respectively. The increase is partially due to the initial costs of introducing new service programs in the first quarter of 1994 in both the Houlihan's and Darryl's concepts which were designed to enhance service to accommodate the individual needs of the guests. In addition, as the percentage of net sales generated by the sale of alcoholic beverages continues to decline, labor costs as a percentage of net sales have increased due to the relatively fixed nature of labor costs associated with sales of alcoholic beverages.

     Operating expenses as a percentage of net sales increased 1.0% from 20.6% in 1993 to 21.6% in 1994. The increase is due primarily to an increase in pre-opening expense of $1,152,000 from $116,000 in 1993 to $1,268,000 in 1994 associated with opening four new restaurants and three restaurants that were converted from other concepts. The increase is also due to an increase in laundry and cleaning expenses caused by the change to outside laundering for linens in all of the Company's restaurants.

     Depreciation and amortization expense decreased by $3,365,000 from $19,610,000 in 1993 to $16,245,000 in 1994. The decrease is due, in part, to the closing of two restaurants and the conversion of three restaurants during 1994.

     General and administrative expenses decreased by $560,000 from $17,736,000 in 1993 to $17,176,000 in 1994. As a percentage of net sales, general and administrative expenses decreased from 6.9% in 1993 to 6.6% in 1994. The decrease in the amount of general and administrative expenses is due, in part, to the reduction in the bonus expense for corporate management and the increase in the allocation of corporate development costs as a result of the increase in new restaurant openings from 1993 to 1994.

     Interest expense increased by $134,000 from $6,428,000 in 1993 to $6,562,000 in 1994 due to higher interest rates related to the Company's bank debt during 1994. The weighted average interest rate related to the Company's bank debt was 5.3% for 1993 as compared to 7.0% for 1994. The Company reduced its bank debt in 1994 by $10,222,000.

     The effective income tax rate was 58% for 1993 and 50% for 1994. The decrease in the effective rate is due primarily to the recognition of the FICA tax credit that was introduced for tax years after 1993.

     Net income decreased by $11,000 from $2,969,000 for 1993 to $2,958,000 for 1994 due primarily to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     At December 25, 1995, the Company had cash and cash equivalents of $10,314,000. The Company's working capital deficit increased to $15,494,000 in 1995 from $12,270,000 in 1994. Cash flow from new and existing restaurants, proceeds from new loans and proceeds from the disposition of properties generated cash proceeds that were offset by capital expenditures and payments on long-term debt. The Company historically has relied principally upon internally generated funds to finance its restaurant expansion and to fund working capital expenditures and has operated with working capital deficiencies. The Company's ability to operate with working capital deficiencies is due to the nature of the restaurant business, which does not require significant investments in accounts receivable or inventories and which generally allows the procurement of food and supplies on trade credit.

     At December 25, 1995, the Company had $14,073,000 available to it under its $20,000,000 revolving credit facility (reduced by $4,927,000 of outstanding standby letters of credit and a $1,000,000 loan) provided pursuant to the Bank Credit Agreement. The Bank Credit Agreement requires semi-annual payments of $5,500,000 in March and September 1996, increasing over time to $6,750,000, with the balance due at maturity on September 30, 1999. By means of an interest rate cap, the Company has effectively protected itself against increases in LIBOR above 10% on a notional amount of $30,000,000 of its indebtedness through March 1997.

     The Company's capital expenditures (excluding capital leases) totaled $14,626,000, $17,814,000 and $10,521,000 in 1995, 1994 and 1993, respectively.
Subject to restrictions on capital expenditures contained in the Bank Credit Agreement, the Company expects to incur capital expenditures in 1996 of approximately $14,000,000 in connection with opening five new restaurants in 1996, for normal restaurant renovations and replacements and for the continuing installation of new management information systems in the Company's restaurants.

     The Company intends to continue to operate with working capital deficiencies and to rely upon internally generated funds to finance its restaurant operations and to fund working capital expenditures, including its expansion plans. Management believes that cash on hand, funds to be generated internally from operations and the use of working capital changes, lease financing and funds available to the Company under its revolving credit facility will be adequate to meet the Company's debt service and capital expenditure requirements for the foreseeable future.

SEASONALITY

     The Company's sales generally are not subject to seasonality, although sales are generally slightly higher during the fourth quarter, and slightly lower during the first quarter, due to weather and the dining habits of the Company's guests.

IMPACT OF INFLATION

     In the past, the Company has been able to recover inflationary cost increases through increased food and beverage menu prices. There have been, and there may be in the future, delays in implementing such menu price increases, and competitive pressures may limit the Company's ability to recover such cost increases in their entirety. Historically, the effects of inflation on the Company's net income have not been materially adverse.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     See the Index to Financial Statements on Page F-1.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table sets forth the name, age, and position of each person who is a director or officer of the Company. Officers are elected for one-year terms and serve at the pleasure of the Board. Each director will serve until his successor is elected and qualified.

            NAME                 AGE                    POSITION
- -----------------------------    ---    ----------------------------------------
Malcolm I. Glazer............    67     Chairman of the Board of Directors
Avram A. Glazer..............    35     Director
Kevin E. Glazer..............    33     Director
Bryan G. Glazer..............    31     Director
Joel M. Glazer...............    28     Director
Warren H. Gfeller............    43     Director
Frederick R. Hipp............    45     President, Chief Executive Officer and
                                          Director
William W. Moreton...........    35     Executive Vice President/Chief Financial
                                          Officer, Treasurer and Secretary
Henry C. Miller..............    41     Senior Vice President/Houlihan's and
                                          Dinnerhouses
Andrew C. Gunkler............    43     Senior Vice President/Franchising
Mark T. Walker...............    38     Vice President/Construction and Design
James W. Kaiser..............    45     Vice President/Purchasing and Facilities
Marc L. Kuemmerlein..........    41     Vice President/General Counsel
Kenneth C. Vetter............    44     Vice President/Darryl's (appointed
                                          January 1996)

     Malcolm I. Glazer has been the Chairman of the Board of the Company since September 16, 1992. Malcolm Glazer has been President and Chief Executive Officer of the First Allied Corporation since 1984. Mr. Glazer's diversified portfolio consists of investments in television broadcasting, health care, banking, natural gas services, real estate and food service equipment. He is Chairman of the Board of Directors of Zapata Corporation, a natural gas company, a director of Specialty Equipment Companies, Inc., a domestic manufacturer of food service equipment, a director of Envirodyne Industries, Inc., a producer of food packaging and food service supplies and a director of Buccaneers Limited Partnership, the entity that owns the Tampa Bay Buccaneer National Football League franchise.

     Avram A. Glazer has been a director of the Company since September 16, 1992. Avram Glazer has been Vice President of the First Allied Corporation since 1985. Avram Glazer also serves as Chief Executive Officer and a director of Zapata Corporation. He is also a member of the Board of Directors of Specialty Equipment Companies, Inc. and Envirodyne Industries, Inc. Avram Glazer is the son of Malcolm Glazer.

     Kevin E. Glazer has been a director of the Company since September 16, 1992. Kevin Glazer has been Vice President of the First Allied Corporation since 1986. He is also a member of the Board of Directors of Specialty Equipment Companies, Inc. Kevin Glazer is the son of Malcolm Glazer.

     Bryan G. Glazer has been a director of the Company since September 16, 1992. Bryan Glazer has been Vice President of the First Allied Corporation since 1989 and is a director of the Buccaneers Limited
Partnership. Bryan Glazer is the son of Malcolm Glazer.

     Joel M. Glazer has been a director of the Company since September 16, 1992. Joel Glazer has been Vice President of the First Allied Corporation since 1989 and is a director of the Buccaneers Limited Partnership. Joel Glazer is the son of Malcolm Glazer.

     Warren H. Gfeller has been a director of the Company since September 16, 1992. Mr. Gfeller is the owner of Clayton-Hamilton Equities and was the President, Chief Executive Officer and a director of Ferrellgas, Inc. in Liberty, Missouri from 1983 through 1991. He is also a director of Synergy Gas Corp., the Kansas Wildscape Foundation, House Specialties Corporation, Gardner Bancshares, Inc., and Stranger Valley Land Company.

     Frederick R. Hipp has been the President, Chief Executive Officer, and a director of the Company since August 1988. He served as President/Casual Dining Division of the Company from June 1985 to August 1988 and as Executive Vice President of the Company from May 1980 to June 1985. Prior to joining the Company, Mr. Hipp served as President of Restaurant Data Systems, Inc. from 1978 to 1980 and served in a number of operations and support positions with the Steak & Ale Corporation from 1973 to 1978.

     William W. Moreton joined the Company in October 1992 as the Vice President, Chief Financial Officer, Treasurer and Secretary and was promoted to Executive Vice President in April 1993. Prior to this position, Mr. Moreton served as Vice President-Head of Special Asset Management-U.S. for Credit Agricole-CNCA from April 1989 to October 1992. Prior to that he was with Arthur Andersen & Co. from July 1982 to April 1989 where he served as a Manager in the Audit and Financial Consulting Division.

     Henry C. Miller has been Senior Vice President/Houlihan's and Dinnerhouses since October 22, 1993. He served as Vice President/Operations and General Manager -- Houlihan's and Dinnerhouses from April to October 1993. He served as Vice President/Operations -- Houlihan's and Dinnerhouses from August 1988 to April 1993 and served as Vice President/Operations -- Houlihan's from October 1985 to August 1988. He served as Director/Franchise Operations from October 1984 to October 1985 and served in the capacity of Area Director from May 1982 to October 1984. Prior to May 1982, Mr. Miller served in a variety of restaurant operations positions.

     Andrew C. Gunkler was elected Senior Vice President/Franchising in January 1996. He served as Vice President/Franchising from February 1994 to December 1995. Prior to joining the Company in 1994, he served as Vice President of Franchising for East Side Mario's from October 1992 to December 1993 and as Director of Franchise Development for Perkins Family Restaurants from October 1985 to October 1992.

     Mark T. Walker has been Vice President/Construction and Design since October 1991. He served as Director of Facilities from October 1987 to October 1991 and as Manager of Construction from September 1985 until October 1987. Prior to holding these positions, Mr. Walker served as a regional facilities manager with Montgomery Ward from September 1983 until September 1985.

     James W. Kaiser was elected Vice President/Purchasing and Facilities in February 1995. He served as Director/Purchasing from October 1988 to September 1994. Prior to joining the Company he served as Director of Purchasing for ChiChi's Mexican Restaurants.

     Marc L. Kuemmerlein was elected Vice President/General Counsel in December 1995. He served as General Counsel from January 1993 to December 1995 and as Corporate Counsel from July 1990 to January 1993. Prior to joining the Company, Mr. Kuemmerlein practiced general corporate and real estate law with the firm Smith, Gill, Fisher & Butts, which merged with Bryan Cave LLP in July 1995.

     Kenneth C. Vetter was appointed Vice President/Darryl's in January 1996. He served as a Darryl's Area Director from December 1977 to January 1996. Mr. Vetter served as a General Manager in Darryl's restaurant operations from December 1975 to December 1977. Prior to December 1975, he served in a variety of restaurant operations positions.

ITEM 11. EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation of the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company in 1995.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                           COMPENSATION      ALL
                                                   ANNUAL COMPENSATION        AWARDS        OTHER
                                                  ------------------------  -----------  COMPENSATION
      NAME AND PRINCIPAL POSITION        YEAR     SALARY ($)  BONUS ($)(A)  OPTIONS (#)    ($) (B)
- ---------------------------------------  ----     ----------  ------------  -----------   -----------
Frederick R. Hipp......................  1995      370,055       74,011       50,000       24,953
  President and Chief Executive Officer  1994      362,024           --      250,000       28,223
                                         1993      362,024      325,387           --       33,195

William W. Moreton.....................  1995      170,683       68,273       16,000        5,651
  Executive Vice President/              1994      159,192           --       74,000        6,932
  Chief Financial Officer                1993      147,884      118,130           --          270

Henry C. Miller........................  1995      155,019       62,008       14,000        5,339
  Senior Vice President/                 1994      146,269           --       68,000        6,932
  Houlihan's and Dinnerhouses            1993      135,769      108,452           --        4,168

Andrew C. Gunkler......................  1995      105,481       83,547           --          474
  Senior Vice President/Franchising      1994       97,385       50,300       32,000          274
                                         1993           --           --           --           --

Mark T. Walker.........................  1995       99,827       14,974           --        2,776
  Vice President/Construction and        1994       90,798           --       31,000        3,869
     Design
                                         1993       85,923       68,635           --        3,792

- ---------------

(a) Reflects bonus amounts earned in each year as provided under the annual incentive plan, employment agreements and letter agreements with the executive officers discussed below.

(b) Includes Company contributions to the retirement savings plan, group term life insurance premiums and disability insurance premiums.

     The named executive officers received automobile allowances, reimbursements of automobile expenses, moving expenses and/or reimbursements for financial planning services. Such other compensation did not exceed in the aggregate the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such officers.

     The following table sets forth certain information concerning options to purchase the Company's Common Stock granted in 1995 to the five individuals named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                             INDIVIDUAL GRANTS                                                POTENTIAL REALIZABLE VALUE
- -----------------------------------------------------------------------------------------      AT ASSUMED ANNUAL RATES
                                          % OF TOTAL                                                OF STOCK PRICE
                                           OPTIONS                                                 APPRECIATION FOR
                                          GRANTED TO       EXERCISE                                  OPTION TERM
                            OPTIONS      EMPLOYEES IN        PRICE           EXPIRATION      -------------------------------
           NAME             GRANTED      FISCAL YEAR       PER SHARE            DATE              5%                10%
           ----             -------      -------------     ---------       --------------    -------------     -------------
Frederick R. Hipp..........  50,000          30.4%           $5.875        Oct. 26, 2005       $   184,800       $   468,200
William W. Moreton.........  16,000           9.7%           $5.875        Oct. 26, 2005            59,100           149,800
Henry C. Miller............  14,000           8.5%           $5.875        Oct. 26, 2005            51,700           131,100
Andrew C. Gunkler..........    --             --               --                --                     --                --
Mark T. Walker.............    --             --               --                --                     --                --

     As of December 25, 1995, the options were not exercisable and the stock price was below the exercise price.

     The Certificate of Incorporation states that the seven member board will serve concurrent terms of one year. All directors who are not full-time employees of the Company receive fees of $10,000 per annum and $500 per meeting and are eligible to receive stock options pursuant to the Company's option plan for outside directors. See "Benefit Plans and Arrangements."

     In December 1992, the Board of Directors established the Compensation Committee composed of Messrs. Malcolm Glazer and Warren Gfeller. The duties of the Compensation Committee are to review remuneration for corporate officers and to make recommendations to the Board of Directors regarding changes in compensation. The Committee's objectives are to establish compensation programs designed to attract, retain and reward executives who will lead the Company in achieving its business goals in a highly competitive industry and to ensure that management compensation is reasonable in light of the Company's objectives, compensation for similar personnel in other companies and other relevant criteria.

     The Company's present compensation program consists of an annual component, which includes base salary plus an annual incentive bonus, and a long-term component consisting of stock options. During 1995, the Compensation Committee met informally and after considering the report of external consultants, the Committee recommended increases in executive salaries for 1995. The increases were believed to be competitive with similar personnel in other companies within the industry.

EMPLOYMENT AGREEMENTS

     On March 23, 1989, the Company entered into an employment agreement with Frederick R. Hipp. The agreement, as amended on August 5, 1991, provides for a minimum base annual salary of $362,000 subject to adjustment, for severance payments under certain circumstances, and permits Mr. Hipp to receive bonuses. Mr. Hipp's employment agreement also provides other fringe benefits including
(i) additional term life insurance equal to 5.5 times base salary, (ii) additional long-term disability coverage which, when combined with the Company's standard long-term disability insurance, equals 60% of base salary paid out annually to age 65, (iii) an automobile allowance plus related operating and maintenance expenses, and (iv) financial and estate planning and associated legal expenses. Additionally, pursuant to the agreement, the Company must indemnify Mr. Hipp, if, among other things, he becomes a party to a legal action or lawsuit arising in connection with the proper exercise of his duties. The agreement was further amended on February 11, 1992 to provide for a severance payment if his employment is terminated upon a change of control of the Company in an amount equal to 2.99 times Mr. Hipp's average annual compensation for the previous five years. This amount would equal $954,000 as of December 25, 1995.

     On August 5, 1991, the Company entered into a letter agreement with Henry
C. Miller which, as amended, provides for the payment of severance payments if Mr. Miller's employment is terminated under certain change of control circumstances in an amount equal to 2.99 times Mr. Miller's average annual compensation for the previous five years, or $407,000 as of December 25, 1995. A "change of control" as defined in the agreements with respect to Messrs. Hipp and Miller, occurred on December 28, 1992. In March 1993, the Company entered into agreements with Messrs. Moreton and Walker providing for severance payments of 2.99 times the executive's average annual compensation for the previous five years if their employment is terminated under certain change of control circumstances. Such amounts would aggregate to $891,000 as of December 25, 1995.

     In all of the above agreements, there is no limitation with respect to the passage of time between the change of control and the termination of the employee. Such individuals are not entitled to a severance payment in the event of a termination of employment resulting from (a) death or retirement, (b) termination by the Company for "cause", or termination by the employee for a reason other than a "good reason". A "good reason" is defined to include an assignment of duties materially inconsistent with such individual's status as a senior executive officer, a reduction in annual salary, a transfer of the employee to a location more than 50 miles from the current corporate office location, a failure of the Company to pay an installment of a previous bonus award, the failure of the Company to maintain the individual's current level of employment benefits, or the failure of the Company to obtain a satisfactory employment agreement for the individual from a successor company. The agreements do not have an expiration date.

BENEFIT PLANS AND ARRANGEMENTS

     Annual Incentive Plan. The Company maintains an annual incentive plan which includes executive officers and other key employees of the Company. Under the plan, participants generally are eligible to receive cash bonuses based on the Company's earnings before interest, taxes, depreciation and amortization.

     Retirement Savings Plans. The Company has two retirement savings plans for its employees, a trusted plan under Section 401(k) of the Internal Revenue Code ("RSP I"), and an untrusted deferred compensation plan ("RSP II"). RSP I covers employees of the Company whose total annual compensation is less than $66,000, as adjusted pursuant to Internal Revenue Code Section 415(d), and who have completed at least one year of employment. Participants are able to reduce their taxable salary compensation by a specified percentage and receive a 50% matching contribution by the Company of up to 3% of the individual participant's qualified compensation as defined in the plan. RSP II covers employees of the Company whose total annual compensation is $66,000 or more and matches the provisions of RSP I, except for certain exceptions. RSP II is unfunded, and all salary reduction contributions and the Company's contributions remain a part of the Company's general assets. RSP II permits eligible employees to contribute 1% to 15% of their base salary plus bonus.

     Stock Option Plans. The Company maintains two stock option plans, one plan for outside directors ("Option Plan I") and one plan for executives and certain key employees ("Option Plan II"), providing for the issuance of options to purchase 540,000 and 750,000 shares, respectively. Options for 360,000 and 653,600 shares were issued and outstanding as of December 25, 1995 under Option Plans I and II, respectively. The Board of Directors determines the option price based upon the estimated market value of the Company's Common Stock at the date of grant based on the price of the shares as traded in the over-the-counter market. The options generally vest over a four-year period from the date of grant and are exercisable over the period stated in each option. Option Plan I provides for the issuance of up to 30,000 shares to each outside director per year to the extent the options are available under the plan.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to beneficial ownership of shares of the Company's Common Stock as of December 25, 1995 by each beneficial owner of more than five percent of the Company's Common Stock, each director, each executive officer named in the Summary Compensation Table and all directors and officers of the Company as a group.

                                                                 PERCENTAGE        PERCENTAGE
                                                NUMBER              OF                OF
                                                  OF              SHARES            FULLY
                                                SHARES              OF              DILUTED
                                                  OF              COMMON            SHARES
                                                COMMON             STOCK              OF
           NAME OF STOCKHOLDER(A)               STOCK           OUTSTANDING(B)   COMMON STOCK(C)
           ----------------------              --------         --------------   ---------------
Glazer Group(d)..............................  7,325,815            73.27%            72.92%
  1482 S. Ocean Blvd.
  Palm Beach, FL 33480
Merrill Lynch & Co., Inc.(e).................  1,154,769            11.55             11.50
  World Financial Center, N. Tower
  250 Vesey Street
  New York, NY 10281
Euram Management, Inc. ......................    502,596             5.03              5.00
  One EAB Plaza
  Uniondale, NY 11555
Warren H. Gfeller............................     --                 --                --
Frederick R. Hipp(f).........................     56,129              *                 *
William W. Moreton(f)........................     --                 --                --
Henry C. Miller(f)...........................     --                 --                --
Andrew C. Gunkler(f).........................     --                 --                --
Mark T. Walker(f)............................      1,000              *                 *
All directors and officers as a group........  7,212,042            72.13             71.79
                                               ---------            -----             -----

- ---------------

  * Less than 1% of outstanding Common Stock.

(a) Because the Company is not subject to the provisions of Section 13(d) of the Securities Act of 1934, as amended, the Company is unable to ascertain beneficial ownership based upon statements filed with the Commission pursuant to Sections 13(d) of 13(g) of the Securities Exchange Act of 1934, as amended.

(b)  Based on 9,998,012 shares of Common Stock outstanding.

(c) Assumes the exercise of 47,710 warrants outstanding at an exercise price of $37.92.

(d) Includes Malcolm I. Glazer, Chairman of the Board of Directors, and his sons, Avram A. Glazer, Kevin E. Glazer, Bryan G. Glazer and Joel M. Glazer, each a director. See "Directors and Executive Officers of the Registrant."

(e) Based on information contained in a Schedule 13G dated as of January 18, 1996.

(f)  Excludes 300,000, 90,000, 82,000, 32,000 and 31,000 shares of Common Stock subject to outstanding options granted to Messrs. Hipp, Moreton, Miller, Gunkler and Walker, respectively, none of which are exercisable within 60 days of the date of this Form 10-K.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 11, 1995, the Company entered into an option agreement with First Allied Tampa which granted the Company the exclusive right to operate a casual dining restaurant in the existing Tampa Bay Buccaneer Football Stadium or in a new Tampa Bay Stadium, if built. First Allied Tampa is wholly owned by the Glazer Group, owners of 73% of the Company's stock on a fully diluted basis. After performing due diligence, the Company and First Allied Tampa mutually agreed to terminate the option on February 6, 1995. Full return of all consideration paid under the agreement occurred on April 28, 1995.

     On October 13, 1995, the Company entered into an Advertising and Sponsorship Agreement (the "Agreement") with the Buccaneers Limited Partnership for the exclusive naming rights to the Tampa Bay Buccaneer Football Stadium (the "Stadium"). The Buccaneers Limited Partnership is 100% controlled by the Glazer Group. The Agreement provides the Company with the right to name the Stadium "Houlihan's Stadium". Additionally, it provides the Company with advertising rights inside the Stadium and in Tampa Bay Buccaneer programs and brochures. The Agreement is for a ten-year period at a total cost of $10,000,000. The payment terms are $2,000,000 per year for the first five years of the Agreement. The Company made the first payment under the Agreement on December 5, 1995. If the Tampa Bay Buccaneers move to a new stadium and the Buccaneers Limited Partnership retains the naming rights, the Agreement will continue. If the Buccaneers Limited Partnership loses the naming rights, the Agreement will be terminated and the monies paid by the Company for future years will be refunded.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENTS AND REPORTS ON FORM 8-K

     (a) Financial Statements

           The financial statements are listed in the accompanying "Index to Financial Statements" on page F-1.

        Exhibits

           The exhibits filed with or incorporated by reference in this report are listed on the Exhibit Index beginning on page E-1.

     (b) Reports on Form 8-K

           No reports on Form 8-K were filed during the last quarter of the period covered by this Report.

     SUPPLEMENTAL INFORMATION TO BE FURNISHED WITH REPORTS FILED PURSUANT TO
SECTION 15(D) OF THE ACT BY REGISTRANTS WHICH HAVE NOT REGISTERED SECURITIES PURSUANT TO SECTION 12 OF THE ACT

     No annual report or proxy statement was sent to security holders during the fiscal year ended December 25, 1995.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(D) OF THE SECURITIES ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                          HOULIHAN'S RESTAURANT GROUP, INC.

Date: March 6, 1996                       By:   /s/  WILLIAM W. MORETON
                                             ----------------------------------
                                                     William W. Moreton
                                                Executive Vice President and
                                                  Chief Financial Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

                 SIGNATURE                                TITLE                      DATE
- ------------------------------------------    ---------------------------        -------------
By:      /s/ FREDERICK R. HIPP                President, Chief Executive         March 6, 1996
- ------------------------------------------      Officer and Director
             Frederick R. Hipp                  (principal executive
                                                officer)

By:      /s/ WILLIAM W. MORETON               Executive Vice President/Chief     March, 6, 1996
- ------------------------------------------      Financial Officer (principal
             William W. Moreton                 financial and accounting
                                                officer)

By:       /s/ MALCOLM I. GLAZER               Chairman and Director              March 6, 1996
- ------------------------------------------
              Malcolm I. Glazer

By:        /s/ AVRAM A. GLAZER                Director                           March 6, 1996
- ------------------------------------------
               Avram A. Glazer

By:        /s/ KEVIN E. GLAZER                Director                           March 6, 1996
- ------------------------------------------
               Kevin E. Glazer

By:        /s/ BRYAN G. GLAZER                Director                           March 6, 1996
- ------------------------------------------
               Bryan G. Glazer

By:        /s/ JOEL M. GLAZER                 Director                           March 6, 1996
- ------------------------------------------
               Joel M. Glazer

By:       /s/ WARREN H. GFELLER               Director                           March 6, 1996
- ------------------------------------------
              Warren H. Gfeller

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY
                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ---
Independent Auditors' Report..........................................................  F-2
Consolidated Balance Sheets as of December 25, 1995 and December 26, 1994.............  F-3
Consolidated Statements of Income for the fiscal years ended December 25, 1995,
  December 26, 1994 and December 27, 1993.............................................  F-4
Consolidated Statements of Stockholders' Equity for the fiscal years ended December
  25, 1995, December 26, 1994 and December 27, 1993...................................  F-5
Consolidated Statements of Cash Flows for the fiscal years ended December 25, 1995,
  December 26, 1994 and December 27, 1993.............................................  F-6
Notes to Consolidated Financial Statements............................................  F-8

All schedules are omitted as the required information is not present in amounts sufficient to require submission of the schedule, or because the required information is included in the consolidated financial statements or the notes thereto.

                          INDEPENDENT AUDITORS' REPORT

To Houlihan's Restaurant Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Houlihan's Restaurant Group, Inc. and subsidiary (the "Company") as of December 25, 1995 and December 26, 1994 and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years ended December 25, 1995, December 26, 1994 and December 27, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Houlihan's Restaurant Group, Inc. and subsidiary as of December 25, 1995 and December 26, 1994, and the results of their operations and their cash flows for the fiscal years ended December 25, 1995, December 26, 1994 and December 27, 1993 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Kansas City, Missouri
March 6, 1996

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       DECEMBER      DECEMBER
                                                                         25,           26,
                                                                         1995          1994
                                                                       --------      --------
                               ASSETS
Current assets:
  Cash and cash equivalents..........................................  $ 10,314      $ 10,310
  Receivables........................................................     1,661         1,515
  Inventories........................................................     2,276         2,446
  Other current assets...............................................     2,918         2,451
  Deferred income taxes..............................................     1,401         1,413
                                                                       --------      --------
          Total current assets.......................................    18,570        18,135
Property, equipment and leaseholds, net..............................   104,521       102,843
Reorganization value in excess of amounts allocable to identifiable
  assets, net........................................................    62,108        65,759
Deferred debt issuance costs, net....................................       330           440
Other assets, net....................................................     5,487         5,331
                                                                       --------      --------
                                                                       $191,016      $192,508
                                                                       ========      ========
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt and capitalized lease
     obligations.....................................................  $ 11,202      $  6,177
  Accounts payable...................................................     8,811        10,050
  Accrued interest...................................................       676         1,652
  Accrued liabilities................................................    13,375        12,526
                                                                       --------      --------
          Total current liabilities..................................    34,064        30,405
Long-term debt and capitalized lease obligations, less current
  portion............................................................    72,779        83,376
Other liabilities....................................................    10,834         9,253
Deferred income taxes................................................     3,147         3,547
                                                                       --------      --------
          Total liabilities..........................................   120,824       126,581
                                                                       --------      --------
Stockholders' equity:
  Common stock -- par value $.01 per share, 20,000,000 shares
     authorized, 9,998,012 shares issued and outstanding.............       100           100
  Additional paid-in capital.........................................    59,900        59,900
  Retained earnings..................................................    10,192         5,927
                                                                       --------      --------
          Total stockholders' equity.................................    70,192        65,927
                                                                       --------      --------
                                                                       $191,016      $192,508
                                                                       ========      ========

          See accompanying notes to consolidated financial statements.

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     52 WEEKS        52 WEEKS        52 WEEKS
                                                      ENDED           ENDED           ENDED
                                                     DECEMBER        DECEMBER        DECEMBER
                                                       25,             26,             27,
                                                       1995            1994            1993
                                                    ----------      ----------      ----------
Net sales.........................................  $  267,622      $  259,367      $  257,225
Cost of sales:
  Food and bar costs..............................      78,363          76,329          74,832
  Labor costs.....................................      85,351          83,186          80,825
  Operating expenses (exclusive of depreciation
     and amortization shown separately)...........      58,661          56,047          52,875
                                                    -----------     -----------     -----------
          Total cost of sales.....................     222,375         215,562         208,532
                                                    -----------     -----------     -----------
          Gross profit............................      45,247          43,805          48,693
Depreciation and amortization.....................      14,865          16,245          19,610
General and administrative expenses...............      16,938          17,176          17,736
Loss on disposition of properties, net............         605             847             624
Other (income), net...............................      (3,531)         (2,883)         (2,700)
Interest expense..................................       8,189           6,562           6,428
                                                    -----------     -----------     -----------
          Income before income taxes..............       8,181           5,858           6,995
Income tax provision..............................       3,916           2,900           4,026
                                                    -----------     -----------     -----------
          Net income..............................  $    4,265      $    2,958      $    2,969
                                                    ===========     ===========     ===========
Earnings per common and common equivalent share
  (Note 2)........................................  $     0.43      $     0.30      $     0.30
                                                    ===========     ===========     ===========
Weighted average common and common equivalent
  shares..........................................  10,032,254      10,012,928       9,998,012
                                                    ===========     ===========     ===========

          See accompanying notes to consolidated financial statements.

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                   COMMON STOCK           WARRANTS       ADDITIONAL                 TOTAL
                                ------------------    ----------------    PAID-IN     RETAINED   STOCKHOLDERS'
                                 SHARES     AMOUNT   WARRANTS   AMOUNT     CAPITAL     EARNINGS      EQUITY
                                --------    ------   --------   ------    -------     -------    -------------
Balance, December 28, 1992....  9,998,012   $  100    47,710    $   --    $59,900     $    --      $60,000
  Net income..................        --        --        --        --         --       2,969        2,969
                                ---------   ------    ------    ------    -------     -------      -------
Balance, December 27, 1993....  9,998,012      100    47,710        --     59,900       2,969       62,969
  Net income..................        --        --        --        --         --       2,958        2,958
                                ---------   ------    ------    ------    -------     -------      -------
Balance, December 26, 1994....  9,998,012      100    47,710        --     59,900       5,927       65,927
  Net income..................        --        --        --                            4,265        4,265
                                ---------   ------    ------    ------    -------     -------      -------
Balance, December 25, 1995....  9,998,012   $  100    47,710    $   --    $59,900     $10,192      $70,192
                                =========   ======    ======    ======    =======     =======      =======

          See accompanying notes to consolidated financial statements.

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                            52 WEEKS      52 WEEKS      52 WEEKS
                                                             ENDED         ENDED         ENDED
                                                          DECEMBER 25,  DECEMBER 26,   DECEMBER 27,
                                                              1995          1994          1993
                                                          ------------  ------------   ------------
Cash flows from operating activities:
  Net income.............................................   $  4,265      $  2,958      $  2,969
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.......................     14,865        16,245        19,610
     Amortization of deferred debt issuance costs........        110           110           144
     Loss on disposition of properties, net..............        605           847           624
     Deferred income tax provision (benefit).............       (388)          390          (887)
     Changes in operating assets and liabilities:
       Receivables.......................................       (146)         (244)          130
       Inventories.......................................        170            (3)           98
       Other current assets..............................       (467)         (399)         (713)
       Accounts payable..................................     (1,239)          476         3,395
       Accrued interest..................................       (976)           97         1,526
       Accrued liabilities...............................        849        (7,176)        3,305
     Other assets........................................        141        (1,228)          276
     Other liabilities...................................      1,581         2,024        (1,140)
                                                            --------      --------      --------
          Net cash provided by operating activities......     19,370        14,097        29,337
                                                            --------      --------      --------
Cash flows from investing activities:
  Capital expenditures, excluding capitalized leases.....    (14,626)      (17,814)      (10,521)
  Proceeds from disposition of properties................        832            91            52
                                                            --------      --------      --------
          Net cash used for investing activities.........    (13,794)      (17,723)      (10,469)
                                                            --------      --------      --------
Cash flows from financing activities:
  Net proceeds from issuance of long-term debt, excluding
     capitalized lease obligations.......................      7,000            --            --
  Payments on long-term debt, including capitalized lease
     obligations.........................................    (12,572)      (10,444)       (3,279)
                                                            --------      --------      --------
          Net cash used for financing activities.........     (5,572)      (10,444)       (3,279)
                                                            --------      --------      --------
Net increase (decrease) in cash and cash equivalents.....          4       (14,070)       15,589
Cash and cash equivalents at beginning of period.........     10,310        24,380         8,791
                                                            --------      --------      --------
Cash and cash equivalents at end of period...............   $ 10,314      $ 10,310      $ 24,380
                                                            ========      ========      ========
Supplemental Disclosures of Cash Flow Information:
  Cash paid during the period for:
     Interest............................................   $  9,055      $  6,355      $  4,758
                                                            ========      ========      ========
     Income taxes........................................   $  3,500      $  6,917      $  3,546
                                                            ========      ========      ========

DISCLOSURE OF ACCOUNTING POLICY:

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

          See accompanying notes to consolidated financial statements.

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

     Houlihan's Restaurant Group, Inc., together with its wholly-owned subsidiary, Houlihan's Restaurants, Inc. and its subsidiaries (the "Company") operates full service casual dining restaurants in twenty-five states. At December 25, 1995, it operated 98 restaurants, including 61 Houlihan's, 28 Darryl's, three upscale Seafood Grills and six Specialty Restaurants comprised of four dinnerhouses, one upscale steakhouse and the Buena Vista Cafe. At that date the Company also franchised 18 Houlihan's in seven states and the Commonwealth of Puerto Rico. Houlihan's Restaurant Group, Inc. does not engage in any business or activity other than holding the capital stock of Houlihan's Restaurants, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

  Fiscal year

     The Company reports fiscal year results of operations based on 52- or 53-week periods. The fiscal years ended December 25, 1995, December 26, 1994 and December 27, 1993 were composed of 52 weeks. References to years are to the fiscal years then ended.

  Use of Estimates in Preparing Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Inventories

     Inventories consist primarily of food and liquor and are stated at the lower of cost or market. Costs are determined using the first-in, first-out
(FIFO) method.

  Property, equipment and leaseholds

     Property, equipment and leaseholds are depreciated on a straight-line basis over their estimated useful lives (buildings - 20 years and furniture, fixtures and equipment - 2 to 10 years). Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the remaining terms of the leases. Property under capitalized leases is amortized over the terms of the leases using the straight-line method.

     Losses on disposition of properties in the normal course of business are recognized when a commitment to divest a restaurant property is made by the Company and include estimated carrying costs through the expected date of disposal. Gains on disposition of properties in the normal course of business are recognized at the date of sale.

  Pre-opening expenses

     Certain costs incurred in connection with the opening of new or converted restaurants (principally the initial food and liquor order, smallwares and the cost associated with training staff) are expensed upon opening

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY or conversion of restaurants. Pre-opening expenses, included in cost of sales in the accompanying consolidated statements of income, were $969,000, $1,268,000 and $116,000 for 1995, 1994 and 1993, respectively.

  Franchise rights

     Franchise rights are attributable to the Company's franchise agreements existing prior to 1994 and have been capitalized in the accompanying consolidated balance sheets (included in other assets). The rights are being amortized over 14 years.

  Franchise revenues

     Franchise revenues from area franchise development agreements are recognized proportionately upon opening of the restaurants in accordance with Statement of Financial Accounting Standards No. 45. Revenues from individual restaurant franchise agreements are recognized upon opening of the restaurants. Franchise revenues included in other income in the accompanying consolidated statements of income aggregated $1,596,000, $1,087,000 and $949,000 for 1995, 1994 and 1993, respectively.

  Reorganization value in excess of amounts allocable to identifiable assets

     The reorganization value in excess of amounts allocable to identifiable assets is being amortized using the straight-line method over 20 years. Accumulated amortization at December 25, 1995 and December 26, 1994 was $10,901,000 and $7,250,000, respectively.

     The Company annually evaluates the carrying value of the reorganization value in excess of amounts allocable to identifiable assets based on expectations of undiscounted cash flows and operating income.

  Deferred debt issuance costs

     Deferred debt issuance costs at December 25, 1995 include approximately $516,000 and $135,000 of fees and financing costs related to the Company's bank credit agreement and the interest rate cap, respectively. Such costs are amortized over the expected lives of the respective debt issues and the interest rate cap period (see Note 7). As of December 25, 1995, the unamortized costs were $287,000 and $43,000, respectively.

  Temporary cash investments

     Cash and cash equivalents include temporary cash investments, consisting of commercial paper, of $6,212,000 and $6,216,000 at December 25, 1995 and December 26, 1994, respectively. Temporary cash investments are carried at cost which approximates market.

  Earnings per common and common equivalent share

     Earnings per common and common equivalent share are based on the weighted average number of shares outstanding and the assumed exercise of outstanding dilutive stock options issued under the Company's stock option plans (see Note
11) less the number of treasury shares assumed to be purchased from the proceeds using the average market price of the Company's common stock. At December 25, 1995, warrants to purchase up to 47,740 shares of common stock at a price of $37.92 per share were outstanding. Additional shares of common stock issuable upon the exercise of the warrants have not been considered in the calculation as the effect would be antidilutive. At December 25, 1995, December 26, 1994 and December 27, 1993, the weighted average number of common and common equivalent shares outstanding was 10,032,254, 10,012,928 and 9,998,012, respectively, which results in earnings per common and common equivalent shares of $0.43, $0.30 and $0.30, respectively.

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY

  New Accounting Standard

     Effective January 1, 1996, SFAS No. 123, "Accounting for Stock-Based Compensation," will require increased disclosure of compensation expense arising from stock compensation plans. The Statement encourages rather than requires companies to adopt a new method that accounts for stock compensation awards based on their estimated fair value at the date they are granted. Companies will be permitted, however, to continue accounting under APB Opinion No. 25 which requires compensation cost be recognized based on the difference, if any, between the quoted market price of the stock and the amount an employee must pay to acquire the stock. The Company will continue to apply APB Opinion No. 25 in its consolidated financial statements.

3. RECEIVABLES

     Receivables are comprised of the following:

                                                                DECEMBER      DECEMBER
                                                                  25,           26,
                                                                  1995          1994
                                                                --------      --------
                                                                    (IN THOUSANDS)
        Trade, principally credit cards.......................  $  1,093      $  1,041
        Franchise royalties and related receivables...........       431            63
        Other.................................................       137           411
                                                                --------      --------
                                                                $  1,661      $  1,515
                                                                ========      ========

4. OTHER CURRENT ASSETS

     Other current assets are comprised of the following:

                                                                DECEMBER      DECEMBER
                                                                  25,           26,
                                                                  1995          1994
                                                                --------      --------
                                                                    (IN THOUSANDS)
        Prepaid advertising rights (See Note 10)..............  $  1,000      $     --
        Prepaid occupancy costs...............................       467         1,205
        Prepaid insurance.....................................       379           366
        Prepaid licenses......................................       128           149
        Deposits with vendors.................................       130           200
        Other.................................................       814           531
                                                                --------      --------
                                                                $  2,918      $  2,451
                                                                ========      ========

5. PROPERTY, EQUIPMENT AND LEASEHOLDS

     Property, equipment and leaseholds are comprised of the following:

                                                                DECEMBER      DECEMBER
                                                                  25,           26,
                                                                  1995          1994
                                                                --------      --------
                                                                    (IN THOUSANDS)
        Land and improvements.................................  $ 19,546      $ 20,004
        Buildings and improvements............................    29,798        29,938
        Leasehold improvements................................    45,108        37,398
        Furniture, fixtures and equipment.....................    47,007        42,579
                                                                --------      --------
                                                                 141,459       129,919
        Less: Accumulated depreciation and amortization.......    36,938        27,076
                                                                --------      --------
                                                                $104,521      $102,843
                                                                ========      ========

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY

     Property under capitalized leases in the amount of $1,865,000 and $2,112,000 at December 25, 1995 and December 26, 1994, respectively, is included principally in buildings and improvements. Capitalized leases relate primarily to the buildings on certain restaurant properties. The land portions of the restaurant property leases are accounted for as operating leases.

     Depreciation and capitalized lease amortization expense relating to property, equipment and leaseholds for 1995, 1994 and 1993 was $11,058,000, $12,438,000 and $15,852,000, respectively. Of these amounts, $247,000, $226,000 and $226,000, respectively, related to capitalized lease amortization.

     Substantially all of the capitalized and operating leases have terms, including all options, expiring after 1999 and most leases have renewal options. The leases generally provide for payment of minimum annual rent, real estate taxes, insurance and maintenance and, in most cases, contingent rent (calculated as a percentage of sales) in excess of minimum rent.

     There were no contingent rents under capitalized leases for the periods presented. Total rental expense for all operating leases is composed of the following:

                                                       1995         1994         1993
                                                      -------      -------      -------
                                                               (IN THOUSANDS)
        Minimum rent................................  $10,364      $ 9,303      $ 8,863
        Contingent rent.............................    2,107        2,298        2,455
                                                      -------      -------      -------
                                                      $12,471      $11,601      $11,318
                                                      =======      =======      =======

     The present value of capitalized lease payments and the future minimum lease payments on noncancelable operating leases as of December 25, 1995 are as follows:

                                                                  CAPITALIZED  OPERATING
                                                                  LEASES       LEASES
                                                                  ------       -------
                                                                     (IN THOUSANDS)
        1996....................................................  $  596       $10,725
        1997....................................................     596        10,679
        1998....................................................     596        10,065
        1999....................................................     596         9,541
        2000....................................................     579         8,515
        Thereafter..............................................   2,084        49,883
                                                                  ------       -------
        Total minimum lease payments............................   5,047       $99,408
                                                                               =======
        Less: Interest..........................................   2,178
                                                                  ------
        Present value of minimum lease payments.................  $2,869
                                                                  ======

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY

6. OTHER ASSETS

     Other assets are comprised of the following:

                                                                DECEMBER 25,  DECEMBER 26,
                                                                    1995         1994
                                                                   ------       ------
                                                                     (IN THOUSANDS)
        Franchise rights, net....................................  $1,718       $1,874
        Liquor licenses..........................................   2,464        2,464
        Advertising rights (See Note 10).........................   1,000           --
        Construction allowances..................................      94          382
        Other....................................................     211          611
                                                                   ------       ------
                                                                   $5,487       $5,331
                                                                   ======       ======

     Construction allowances represent advances made for restaurant construction or remodeling which are recovered through reductions in future contingent rent payments. These amounts are expensed as such reductions are realized.

7. LONG-TERM DEBT

     Long-term debt, including capitalized lease obligations, is comprised of the following:

                                                                DECEMBER 25,  DECEMBER 26,
                                                                    1995         1994
                                                                  -------      -------
                                                                     (IN THOUSANDS)
        Bank Debt:
          Term Loan.............................................  $40,112      $46,506
          Real Estate Loan......................................   40,000       40,000
          Revolving Credit Facility.............................    1,000           --
        Capitalized lease obligations (Note 5)..................    2,869        3,047
                                                                  -------      -------
                                                                   83,981       89,553
        Less: Current portion                                      11,202        6,177
                                                                  -------      -------
                                                                  $72,779      $83,376
                                                                  =======      =======

     Scheduled maturities of outstanding long-term debt for each of the five fiscal years subsequent to December 25, 1995, including capitalized lease obligations, are as follows:

                                                                 (IN THOUSANDS)
                1996...............................................  $11,202
                1997...............................................   52,231
                1998...............................................   13,765
                1999...............................................    4,915
                2000...............................................      330

  Bank Credit Agreement

     The Company entered into a credit agreement on December 28, 1992, (the "Bank Credit Agreement") with Credit Agricole-CNCA, New York Branch (the "Bank") providing for a $62,939,000 Term Loan, a $40,000,000 Real Estate Loan and a $20,000,000 Revolving Credit Facility (collectively, the "Bank Debt").

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY

     The Term Loan requires semi-annual principal payments as follows:

                                                                         PRINCIPAL
                                                                         AMOUNT
                                                                           OF
                                   PAYMENT DATES                         PAYMENT
            -----------------------------------------------------------  -------
                                                                           (IN
                                                                         THOUSANDS)
            March 31, 1996 and September 30, 1996......................  $ 5,500
            March 31, 1997 and September 30, 1997......................    5,500
            March 31, 1998 and September 30, 1998......................    6,750

     The final Term Loan installment is payable on March 31, 1999 and will be equal to the unpaid principal amount of the Term Loan. The Real Estate Loan and the Revolving Credit Facility are scheduled to mature on March 31, 1997.

     Under the terms of the Bank Credit Agreement, the Company is required to reduce its Bank Debt with the net proceeds resulting from any permitted sales of assets, issuances of debt or equity, and 65% of the Company's Excess Cash Flow (as defined in the Bank Credit Agreement). The Term Loan shall be repaid first, the Real Estate Loan shall be repaid second and the Revolving Credit Facility shall be permanently reduced last. All such prepayments of the Term Loan will be applied 50% in the order of maturity and 50% in the inverse order of maturity. In 1995, the Company reduced the balance of the Term Loan by $6,394,000 which consisted of $5,606,000 as required by the Bank Credit Agreement and $788,000 of net cash proceeds resulting from the disposition of assets during 1995.

     The Revolving Credit Facility can be used for working capital purposes and to provide up to a maximum of $20,000,000 of standby letters of credit. The amount available under the Revolving Credit Facility is reduced by the principal amount of any outstanding standby letters of credit. A commitment fee of 1/2 of 1% per annum is required based upon the daily unused amount of the Revolving Credit Facility. A fee of 1% per annum is also required based upon the daily amount of outstanding standby letter of credit commitments. Standby letters of credit totaling $4,927,000 issued under the Revolving Credit Facility were outstanding as of December 25, 1995.

     The Bank Debt interest is calculated at 2% over the reserve adjusted London Interbank Offered Rate ("LIBOR"). At December 25, 1995, interest on the Term Loan, the Real Estate Loan and the Revolving Credit Facility loan was being charged at 7.875%.

     As required by the Bank Credit Agreement, during 1993 the Company purchased an interest rate cap for a four-year period on an aggregate notional amount of $30,000,000 pursuant to which the Company shall be protected against increases in LIBOR in excess of the greater of (i) 10% per annum and (ii) 2 1/2% per annum plus the Alternate Base Rate (as defined in the Bank Credit Agreement) through March 29, 1997.

  Collateral Arrangements

     Substantially all of the Company's assets are pledged as collateral under the Bank Credit Agreement. In addition, borrowings under the Bank Credit Agreement are guaranteed by the parent company and by each of its active wholly-owned subsidiaries. This guarantee is secured by a pledge of all of the capital stock of Houlihan's Restaurants, Inc., and the guarantees of the active wholly-owned subsidiaries are collateralized by security interests in all of the assets of each such subsidiary.

  Financing Covenants and Restrictions

     The Bank Credit Agreement contains various covenants and restrictions, including (i) restriction of additional indebtedness, mergers or consolidations, payment of indebtedness, affiliated transactions and investments in affiliates, unless certain financial tests are met, and (ii) restriction on the payment of dividends

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY to 35% of the Company's future Excess Cash Flow (as defined). The Bank Credit Agreement also contains various covenants which, among other things, restrict the amount of annual capital expenditures and require the maintenance of certain financial ratios and minimum consolidated net worth (as defined). Based on the Bank Credit Agreement covenants, there were no retained earnings available for payment of dividends at December 25, 1995. Failure to comply with any of the financial and operating covenants included in the Bank Credit Agreement or the occurrence of a Change of Control (as defined in the Bank Credit Agreement) would permit the Bank to accelerate the maturity of the Bank Debt.

8. ACCRUED LIABILITIES

     Accrued liabilities are comprised of the following:

                                                                DECEMBER 25,  DECEMBER 26,
                                                                   1995          1994
                                                                  -------      -------
                                                                     (IN THOUSANDS)
        Wages, salaries and bonuses.............................  $ 2,141      $ 1,670
        Payroll taxes...........................................      474          401
        Sales and property taxes................................    1,984        1,902
        Rent....................................................    1,830        1,686
        Federal and state taxes.................................      816           --
        Gift certificates.......................................    1,087          991
        Advertising.............................................    1,418        1,196
        Vacation................................................      425          425
        Worker's compensation...................................      618          601
        Utilities...............................................      610          750
        Employee insurance......................................      399          468
        Other...................................................    1,573        2,436
                                                                  -------      -------
                                                                  $13,375      $12,526
                                                                  =======      =======

9. INCOME TAXES

     The income tax provisions (benefits) consist of the following:

                                                          1995        1994        1993
                                                         ------      ------      ------
                                                                 (IN THOUSANDS)
        Current provision..............................  $4,304      $2,510      $4,913
        Deferred provision (benefit)...................    (388)        390        (887)
                                                         ------      ------      ------
                                                         $3,916      $2,900      $4,026
                                                         ======      ======      ======

     Current tax liabilities are included in accrued liabilities in the accompanying consolidated balance sheets.

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY

     Deferred income taxes result from temporary differences between the financial statement and tax basis of the Company's assets and liabilities. The sources of the differences and their cumulative tax effects are as follows:

                                                               DECEMBER 25,  DECEMBER 26,
                                                                  1995          1994
                                                                 -------       -------
                                                                    (IN THOUSANDS)
        Current:
          Assets:
             Insurance reserves................................  $   370       $   183
             Net operating losses..............................    1,425         1,425
          Liabilities:
             Other.............................................     (394)         (195)
                                                                 -------       -------
                                                                 1,401..         1,413
                                                                 -------       -------
        Noncurrent:
          Assets:
             Development fees..................................      255           121
             Insurance reserves................................    2,965         2,595
             Deferred debt issuance costs......................      247           326
             Net operating losses..............................      587         2,059
             General business credit carryforwards.............    6,238         5,737
             Other.............................................      620           478
             Less: Valuation allowance.........................   (1,000)       (1,000)
          Liabilities:
             Excess tax depreciation...........................  (12,389)      (13,132)
             Franchise rights..................................     (670)         (731)
                                                                 -------       -------
                                                                  (3,147)       (3,547)
                                                                 -------       -------
                                                                 $(1,746)      $(2,134)
                                                                 =======       =======

     A reconciliation between the actual income tax provision and income taxes computed by applying the statutory Federal income tax rate to the income before income taxes is as follows:

                                                                 1995     1994     1993
                                                                 ---      ---      ---
        Statutory federal tax rate.............................   34%      34%      34%
        State and local income taxes (net of Federal tax
          benefit).............................................    9       10        8
        General business credits...............................  (12)     (16)      --
        Nondeductible amortization of reorganization value in
          excess of amounts allocable to identifiable assets...   15       21       18
        Other..................................................    2        1       (2)
                                                                 ---      ---      ---
        Effective tax rate.....................................   48%      50%      58%
                                                                 ===      ===      ===

     As of December 25, 1995, the Company has total net operating loss and general business credit carryforwards of approximately $5,159,000 and $6,238,000, respectively. The carryforwards will expire from 1996 through 2010. The utilization of the net operating loss carryforwards is limited due to the change of ownership which occurred in 1992 to $3,654,000 per year. The utilization of $5,737,000 of the general business credit carryforwards is also limited due to the change in ownership. The first $4,320,000 of the general business credit carryforwards is limited to $574,000 per year, and the next $1,417,000 is limited to $1,279,000 per year. To the extent net operating loss and general business credit carryforward limitations are not utilized

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY in a year, the unused limitation increases the subsequent year limitation amount. The general ordering rules for net operating losses and tax credits are that net operating losses must be utilized before tax credits.

10. OTHER AFFILIATED TRANSACTIONS

     On October 13, 1995, the Company entered into an Advertising and Sponsorship Agreement (the "Agreement") with the Buccaneers Limited Partnership for the exclusive naming rights to the Tampa Bay Buccaneer Football Stadium (the "Stadium"). The Buccaneers Limited Partnership is 100% controlled by the Glazer Group, owners of approximately 73% of the Company's common stock on a fully diluted basis. The Agreement provides the Company with the right to name the Stadium "Houlihan's Stadium". Additionally, it provides the Company with advertising rights inside the Stadium and in Tampa Bay Buccaneer programs and brochures.

     The Agreement is for a ten-year period at a total cost of $10,000,000. The payment terms are $2,000,000 per year for the first five years of the Agreement. The Company made the first payment under the Agreement on December 5, 1995 of which $1,000,000 is reflected as a current asset and $1,000,000 is reflected as a noncurrent asset in the accompanying consolidated balance sheet.

     If the Tampa Bay Buccaneers move to a new stadium and the Buccaneers Limited Partnership retains the naming rights, the Agreement will continue. If the Buccaneers Limited Partnership loses the naming rights, the Agreement will be terminated and the monies paid by the Company for future years will be refunded.

     During 1995, the Company received $161,000 from First Allied Tampa Corporation, which is wholly owned by the Glazer Group. The amount represents accrued interest resulting from the termination of an option agreement that granted the Company the exclusive right to operate a restaurant in the Tampa Bay Buccaneer Football Stadium.

     During 1995 and 1994, directors fees aggregating $24,000 and $40,000, respectively, were paid to members of the Company's Board of Directors who are members of the Glazer Group.

11. BENEFIT PLANS

     The Company maintains several incentive compensation and related plans for executives and key operating personnel. Total expenses for these plans included in the accompanying consolidated statements of income for 1995, 1994 and 1993 were $2,615,000, $1,960,000 and $3,726,000, respectively.

     Substantially all of the Company's salaried employees are eligible to participate in defined contribution retirement savings plans under which Company contributions are based on employee contributions and compensation. The Company's expense during 1995, 1994 and 1993 under such plans was $672,000, $462,000 and $564,000, respectively.

     On February 9, 1994, the Company's Board of Directors approved two stock option plans, one plan for outside directors ("Option Plan I") and one for executives and certain key employees ("Option Plan II"), providing for the issuance of options to purchase 540,000 and 750,000 shares, respectively. The Board of Directors determines the option price based upon the estimated market value of the Company's common stock at the date of grant based on the price of the shares as traded in the over-the-counter market. The options generally vest over a four-year period from the date of grant and are exercisable over the period stated in each option. The Company makes no recognition in the balance sheet of the options until such options are exercised and no amounts applicable thereto are reflected in net income. Option Plan I provides for the issuance of up to 30,000 shares to each outside director per year to the extent the options are available under the plan.

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY

     The following is a summary of stock option transactions during 1995 and 1994:

                                                                   1995         1994
                                                                 --------      -------
        Option Plan I:
          Options outstanding at beginning of year.............   180,000           --
          Granted..............................................   180,000      180,000
          Canceled.............................................        --           --
                                                                 --------      -------
          Options outstanding at end of year...................   360,000      180,000
                                                                 ========      =======
        Option Plan II:
          Options outstanding at beginning of year.............   617,000           --
          Granted..............................................   164,600      699,000
          Canceled.............................................  (128,000)     (82,000)
                                                                 --------      -------
          Options outstanding at end of year...................   653,600      617,000
                                                                 ========      =======

12. CONTINGENCIES AND COMMITMENTS

  Litigation

     The Company is currently involved in various claims and pending legal actions arising in the normal course of business. In the opinion of management, the final disposition of these claims and pending actions will not have a material adverse effect, individually or in the aggregate, on the business or the financial position of the Company.

  Severance Payment Agreements

     In prior years, the Company entered into agreements with certain officers which provide for severance payments in the event the employment of such officers is terminated upon a change of control of the Company, as defined in the agreements. The severance payments shall be equal to 2.99 times the average compensation of each participant for the previous five years. As of December 25, 1995, the contingent liability under the agreements for all participants was approximately $2,252,000.

  Real Estate Consulting Contracts

     In 1992, the Company entered into real estate consulting contracts expiring in 2001 with management companies which employ two beneficial owners of a company that previously had a controlling interest in the Company for a total of $625,000 per year. The total expense incurred under the contracts during 1995, 1994 and 1993 was $625,000 each year.

                                    ANNEX E

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 10-Q



|X|      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934

                  For the quarterly period ended June 24, 1996

                                       OR

| |      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 33-66392




                        HOULIHAN'S RESTAURANT GROUP, INC.
               Incorporated pursuant to the Laws of Delaware State




        Internal Revenue Service - Employer Identification No. 43-0913506

             Two Brush Creek Boulevard, Kansas City, Missouri 64112
                                 (816) 756-2200





Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such requirements
for the past 90 days. Yes   x   No

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan
confirmed by a court. Yes   x   No

Number of shares of common stock outstanding as of August 7, 1996:  9,998,012

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY

                                      INDEX


                                                                            Page

PART I            FINANCIAL INFORMATION

   Item 1.    Consolidated Financial Statements
                  Consolidated Balance Sheets............................      3
                  Consolidated Statements of Income......................      4
                  Consolidated Statements of Cash Flows..................      5
                  Notes to Consolidated Financial Statements.............      6

   Item 2.    Management's Discussion and Analysis of Financial Condition      9


PART II           OTHER INFORMATION

   Item 6.    Exhibits and Reports on Form 8-K...........................     14

   Signature.............................................................     15

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                (Dollars in thousands, except per share amounts)

                                                             June 24,   Dec. 25,
                                                               1996       1995
                                                             --------   --------
                                                            (Unaudited)(Audited)
                         ASSETS
Current assets:
   Cash and cash equivalents .............................   $ 11,600   $ 10,314
   Receivables ...........................................      1,320      1,661
   Inventories ...........................................      2,327      2,276
   Other current assets ..................................      2,194      2,918
   Deferred income taxes .................................      1,271      1,401
                                                             --------   --------
       Total current assets ..............................     18,712     18,570
Property, equipment and leaseholds, net ..................    105,667    104,521
Reorganization value in excess of amounts allocable to
   identifiable assets, net ..............................     60,283     62,108
Deferred debt issuance costs, net ........................        275        330
Other assets, net ........................................      5,391      5,487
                                                             --------   --------
       Total assets ......................................   $190,328   $191,016
                                                             ========   ========

          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt and capitalized lease
       obligations .......................................   $ 57,216   $ 11,202
   Accounts payable ......................................      6,603      8,811
   Accrued interest ......................................        647        676
   Accrued liabilities ...................................     13,552     13,375
                                                             --------   --------
       Total current liabilities .........................     78,018     34,064
Long-term debt, including capitalized lease obligations,
   less current portion ..................................     26,168     72,779
Other liabilities ........................................     11,516     10,834
Deferred income taxes ....................................      2,726      3,147
                                                             --------   --------
       Total liabilities .................................    118,428    120,824
                                                             --------   --------
Stockholders' equity:
   Common stock-par value $.01 per share, 20,000,000
       shares authorized, 9,998,012 shares issued and
       outstanding .......................................        100        100
   Additional paid-in capital ............................     59,900     59,900
   Retained earnings .....................................     11,900     10,192
                                                             --------   --------
       Total stockholders' equity ........................     71,900     70,192
                                                             --------   --------
       Total liabilities and stockholders' equity ........   $190,328   $191,016
                                                             ========   ========

          See accompanying notes to consolidated financial statements.

                               HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY
                                       CONSOLIDATED STATEMENTS OF INCOME
                               (Dollars in thousands, except per share amounts)
                                                  (Unaudited)

                                                 Quarter Ended              Twenty-Six Weeks Ended
                                          ----------------------------   ----------------------------
                                            June 24,        June 26,       June 24,        June 26,
                                              1996            1995           1996            1995
                                          ------------    ------------   ------------    ------------
Net sales .............................   $     68,224    $    67,012    $    135,198    $   134,419

Cost of sales:
 Food and bar costs ...................         19,867         19,576          39,395         39,011
 Labor costs ..........................         21,459         21,805          42,810         43,327
 Operating expenses (exclusive of
  depreciation and amortization
  shown separately) ...................         15,557         14,642          31,386         29,270
                                          ------------    -----------    ------------    -----------
   Total cost of sales ................         56,883         56,023         113,591        111,608
                                          ------------    -----------    ------------    -----------
   Gross profit .......................         11,341         10,989          21,607         22,811
Depreciation and amortization .........          3,860          3,678           7,644          7,293
General and administrative expenses ...          4,140          3,587           8,559          8,079
Loss on disposition of properties, net.             65             43             204            389
Other (income), net ...................         (1,162)          (923)         (2,441)        (1,828)
Interest expense ......................          1,670          2,178           3,510          4,439
Merger expenses .......................            584           --               584           --
                                          ------------    -----------    ------------    -----------

   Income before taxes ................          2,184          2,426           3,547          4,439
Income tax provision ..................          1,148          1,085           1,839          2,023
                                          ------------    -----------    ------------    -----------
   Net income .........................   $      1,036    $     1,341    $      1,708    $     2,416
                                          ============    ===========    ============    ===========


Earnings per common and common
 equivalent share .....................   $       0.10    $      0.13    $       0.17    $      0.24
                                          ============    ===========    ============    ===========

Weighted average common and common
 equivalent shares ....................     10,049,322      9,998,012      10,021,307      9,998,012
                                          ============    ===========    ============    ===========



                         See accompanying notes to consolidated financial statements.

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                   (Unaudited)

                                                          Twenty-Six Weeks Ended
                                                          ----------------------
                                                           June 24,     June 26,
                                                             1996         1995
                                                          ---------    ---------
Cash flows from operating activities:
   Net income ..........................................   $  1,708    $  2,416
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation and amortization ...................      7,644       7,293
       Amortization of deferred debt issuance costs ....         55          55
       Loss on disposition of properties, net ..........        204         389
       Deferred income tax benefit .....................       (291)        (87)
       Changes in operating assets and liabilities:
         Receivables ...................................        341         313
         Inventories ...................................        (51)        (48)
         Other current assets ..........................        724        (424)
         Accounts payable ..............................     (2,208)     (2,591)
         Accrued interest ..............................        (29)        349
         Accrued liabilities ...........................        177         322
       Other assets ....................................        253         (20)
       Other liabilities ...............................        682       1,225
                                                           --------    --------
         Net cash provided by operating activities .....      9,209       9,192
                                                           --------    --------
Cash flows from investing activities:
   Capital expenditures, excluding capital leases ......     (7,464)     (6,625)
   Proceeds from disposition of properties .............        138         824
                                                           --------    --------
         Net cash used for investing activities ........     (7,326)     (5,801)
                                                           --------    --------
Cash flows from financing activities:
   Net proceeds from issuance of long-term debt,
     excluding capitalized lease obligations ...........      5,000       7,000
   Payments on long-term debt, including capitalized
      lease obligations ................................     (5,597)     (8,480)
                                                           --------    --------
         Net cash used for financing activities ........       (597)     (1,480)
                                                           --------    --------
Net increase in cash and cash equivalents ..............      1,286       1,911
Cash and cash equivalents at beginning of period .......     10,314      10,310
                                                           --------    --------
Cash and cash equivalents at end of period .............   $ 11,600    $ 12,221
                                                           ========    ========

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
   Interest ............................................   $  3,484    $  4,035
                                                           ========    ========
   Income taxes ........................................   $  1,418    $    792
                                                           ========    ========

Disclosure of Accounting Policy:
   For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

          See accompanying notes to consolidated financial statements.

                HOULIHAN'S RESTAURANT GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       For the Quarter Ended June 24, 1996
                                   (Unaudited)


1.       Basis of Presentation

The consolidated financial statements of Houlihan's Restaurant Group, Inc. and subsidiary (the "Company") included in this Form 10-Q have been prepared without audit (except that the balance sheet information as of December 25, 1995 has been derived from consolidated financial statements which were audited) in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 25, 1995.

Company management believes that the information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of those to be expected for the full year.

The Company owns and operates full service casual dining restaurants under the names of Houlihan's(R), Darryl's(R), Bristol Bar & Grill(sm), Braxton Seafood Grill & Chophouse(R), Chequers Bar & Grill(sm), J. Gilbert's(sm), Charley's Place(sm), Phineas(sm) and The Buena Vista(R).

2.       Earnings Per Common and Common Equivalent Share

Earnings per common and common equivalent share are based on the weighted average number of shares outstanding and the assumed exercise of outstanding dilutive stock options issued under the Company's stock option plans less the number of treasury shares assumed to be purchased from the proceeds using the average market price of the Company's common stock. At June 24, 1996, warrants to purchase up to 47,740 shares of common stock at a price of $37.92 per share were outstanding. Additional shares of common stock issuable upon the exercise of these warrants have not been considered in the calculation as the effect would be antidilutive.

3.       Long-Term Debt

Long-term debt, including capitalized lease obligations, is comprised of the following (in thousands):

                                             June 24,            December 25,
                                               1996                  1995
                                          ---------------      ---------------
         Bank debt:
              Term Loan                   $        34,612      $        40,112
              Real Estate Loan                     40,000               40,000
              Revolving Credit Loan                 6,000                1,000
         Capitalized lease obligations              2,772                2,869
                                          ---------------      ---------------
                                                   83,384               83,981
         Less:  Current portion                    57,216               11,202
                                          ---------------      ---------------
                                          $        26,168      $        72,779
                                          ===============      ===============

On June 24, 1996, the Company's bank credit agreement was amended to revise certain covenants of the agreement (the "Third Amendment"). Effective for the second fiscal quarter of 1996, the minimum interest coverage ratio was reduced to 3.8 and the minimum fixed charge coverage ratio was reduced to 1.6. The Third Amendment also reduced the aggregate Revolving Credit Facility commitment to $12,500,000 from $15,000,000 effective October 1, 1996. As of June 24, 1996, the
Company was in compliance with all covenants of its bank credit agreement as amended.

The Real Estate Loan and the Revolving Credit Facility are scheduled to mature on March 31, 1997. The Company expects to refinance its outstanding bank debt concurrent with the closing of the merger transaction with Zapata Corporation (see Note 5).

4.       Merger Expenses

Merger expenses as of June 24, 1996 consisted primarily of professional fees related to the merger of the Company with Zapata Corporation (see Note 5).

5.       Contingencies and Commitments

Merger Agreement

On June 4, 1996, the Company entered into a definitive merger agreement with Zapata Corporation "Zapata", providing for Zapata's acquisition of the Company for a combination of cash and stock valued at $8.00 per share. Approximately 35% of Zapata's outstanding shares of common stock are owned by the Glazer Group, which owns approximately 73% of the Company's outstanding stock. The merger agreement was approved by special committees of the directors of both the Company and Zapata who are not members of the Glazer family and was also approved by the Company's Board of Directors.

The merger agreement provides that the Company will be merged into a newly organized subsidiary of Zapata. Holders of the Company's common stock may elect to receive for their shares (i) $8.00 in cash, without interest, (ii) $8.00 in market value of Zapata common stock, (iii) $4.00 in cash, without interest, and $4.00 in market value of Zapata common stock, or (iv) a residual combination of cash and Zapata common stock (aggregating $8.00 in value) determined so that the aggregate merger consideration to all holders of the Company's common stock is equally divided between cash and Zapata common stock.

The merger is subject, among other things, to approval by the stockholders of the Company and Zapata, registration of the Zapata shares issuable in the merger under the Securities Act of 1933 and receipt of consent from the Company's lending bank or the refinancing of the Company's outstanding bank debt. Subject to the satisfaction of these conditions, it is expected that the transaction will close in September 1996.

Severance Agreements

In prior years, the Company entered into agreements with certain officers which provide for severance payments in the event the employment of such officers is terminated upon a change of control of the Company, as defined in the agreements. As of June 24, 1996, the contingent liability under the agreements for all participants was approximately $2,300,000.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations


The following discussion and analysis should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" presented in the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 1995.

General

The Company operates full service casual dining restaurants in 23 states. At June 24, 1996, it operated 99 restaurants, including 61 Houlihan's, 28 Darryl's, four upscale Seafood Grills and six Specialty Restaurants comprised of four dinnerhouses, one upscale steakhouse and the Buena Vista Cafe. At that date, the Company also franchised 25 Houlihan's restaurants in ten states and the Commonwealth of Puerto Rico.

Results of Operations

The  following  table  sets  forth   information   derived  from  the  Company's
Consolidated Statements of Income expressed as a percentage of net sales.

                                                         Quarter Ended               Twenty-Six Weeks Ended
                                                  ---------------------------      ---------------------------
                                                    June 24,       June 26,          June 24,       June 26,
                                                      1996           1995              1996           1995
                                                  ------------   ------------      ------------   ------------

Net sales                                            100.0   %      100.0   %         100.0   %      100.0   %
Cost of sales:
     Food and bar costs                               29.1           29.2              29.1           29.0
     Labor costs                                      31.5           32.5              31.7           32.2
     Operating expenses                               22.8           21.9              23.2           21.8
                                                  ------------   ------------      ------------   ------------
         Total cost of sales                          83.4           83.6              84.0           83.0
                                                  ------------   ------------      ------------   ------------
           Gross profit                               16.6           16.4              16.0           17.0
Depreciation and amortization                          5.7            5.5               5.7            5.4
General and administrative expense                     6.1            5.4               6.3            6.0
Loss on disposition of properties, net                 0.1            0.1               0.2            0.3
Other (income), net                                   (1.8)          (1.4)             (1.9)          (1.3)
Interest expense                                       2.4            3.2               2.6            3.3
Merger expenses                                        0.9            -                 0.4            -
                                                  ------------   ------------      ------------   ------------
         Income before income taxes                    3.2            3.6               2.7            3.3
Income tax provision                                   1.7            1.6               1.4            1.5
                                                  ------------   ------------      ------------   ------------
         Net income                                    1.5   %        2.0   %           1.3  %         1.8  %
                                                  ============   ============      ============   ============

Net Sales. Net sales for the second quarter increased 1.8% from the same quarter of 1995 and increased 0.6% for the twenty-six week period over the same period of 1995. The increase was primarily due to sales generated by nine new restaurants that were opened during 1995 and 1996. The new restaurants included seven Houlihan's, one Seafood Grill and one Specialty Restaurant.

The increase in second quarter sales was also attributable to an increase in comparable sales of 1.1% and 1.0% in the Darryl's concept and the Seafood Grills concept, respectively. The increase in sales for the year-to-date period was offset by poor sales during January and February due to inclement weather which caused 43 of the Company's restaurants to close for an average of 1.7 days.

"Comparable restaurants" are restaurants open throughout fiscal years 1995 and 1996. The increases (decreases) in comparable restaurant sales, by concept, for the second quarter and twenty-six week period of 1996 versus 1995 were as follows:

                                      Second Quarter                        Twenty-Six Week Period
                          --------------------------------------    --------------------------------------
                              Food         Bar          Total           Food         Bar          Total
                          ------------ ------------ ------------    ------------ ------------ ------------
Houlihan's                   (2.0)   %    (3.6)   %    (2.4)   %       (2.1)   %    (4.5)   %    (2.7)   %
Darryl's                      1.5         (1.1)         1.1            (0.6)        (1.2)        (0.7)
Seafood Grills                0.7          2.5          1.0             0.9          3.0          1.3
Specialty                    (2.6)        (3.9)        (3.0)           (5.2)        (4.6)        (5.0)

Total Company                (1.0)   %    (3.0)   %    (1.4)   %       (1.7)   %    (3.7)   %    (2.1)   %

Cost of Sales. Cost of sales as a percentage of net sales decreased during the second quarter of 1996 from the same period of 1995 and increased during the 1996 year-to-date period from the same period of 1995. Cost of sales are composed of three major items: food and bar costs, labor costs and operating expenses.

Combined food and bar costs decreased to 29.1% in the second quarter of 1996 from 29.2% for the same period in 1995 primarily due to operational improvements and efficiencies, as well as stable commodity prices during the quarter. Year-to-date food and bar costs increased to 29.1% in 1996 from 29.0% in 1995 due in part to cost increases and inefficiencies caused by the implementation of a new menu in the Darryl's concept during the first quarter. The new menu, which emphasizes quality wood-fired steaks, was implemented in all Darryl's restaurants by April 1996.

Labor costs decreased in both the 1996 quarter and year-to-date period compared to the 1995 quarter and year-to-date period due primarily to cost savings realized from new labor scheduling systems that were implemented in a majority of the Company's restaurants. The new systems are currently in place in all Houlihan's restaurants and are scheduled to be rolled-out to the remainder of the Company's restaurants by August 1996.

Operating expenses increased to 22.8% from 21.9% during the second quarter and increased to 23.2% from 21.8% during the year-to-date period due primarily to increases in promotional expenses. During 1996, the Company tested various advertising promotions in selected markets using radio, print, billboard and television. Additionally, promotional expenses increased due to the amortization of costs associated with the agreement for the right to name the Tampa Bay Buccaneer Football Stadium "Houlihan's Stadium".

Depreciation and Amortization Expense. Depreciation and amortization expense as a percentage of net sales increased during the second quarter and year-to-date period due to increased capital expenditures from new unit construction and ongoing restaurant renovation and replacements.

General and Administrative Expenses. General and administrative expenses increased to 6.1% from 5.4% during the second quarter and increased to 6.3% from 6.0% during the year-to-date period. The increase was primarily caused by increasing costs associated with the continuing rapid growth of the Company's franchise program. The most significant expense related to the training teams associated with franchise restaurant openings. During the 1996 year-to-date period, seven franchise Houlihan's were opened as compared to the same period in 1995, in which two franchise Houlihan's were opened.

Other Income. Other income increased during the 1996 quarter and year-to-date period primarily as a result of an increase in franchise revenues over the prior periods. As of June 24, 1996, the Company franchised 25 restaurants and had signed agreements with 15 franchise development groups providing for the development of an aggregate of 53 additional Houlihan's over a five to six year period.

Interest Expense. Interest expense decreased in the 1996 second quarter and year-to-date period compared to same periods in 1995 due to lower interest rates during the period, as well as a lower outstanding debt balance. The average interest rate on the Company's outstanding bank debt for the 1996 year-to-date period was 7.5% as compared to 9.1% for the same period in 1995.

Merger Expenses. Merger expenses as of June 24, 1996 consisted primarily of professional fees related to the merger of the Company with Zapata Corporation (see Liquidity and Capital Resources).

Income Taxes. The effective income tax rate, as a percentage of earnings before income taxes, was 41.5% for the second quarter of 1996, compared to 44.7% for the same period of 1995. The year-to-date effective rate was 44.5% in 1996 and 45.6% in 1995. The lower effective rate for the second quarter was a result of the increase in pretax income for the period in relation to the fixed amortization of the reorganization value in excess of amounts allocable to identifiable assets.


Liquidity and Capital Resources

The Company relies principally upon internally generated funds to finance its restaurant operations and to fund working capital expenditures. Historically, the Company has operated with working capital deficiencies. The Company's ability to operate with such deficiencies is due to the nature of the restaurant business, which does not require significant investments in accounts receivable or inventories and which generally allows the procurement of food and supplies on trade credit. At June 24, 1996, the Company had cash and cash equivalents of

$11,600,000 and a working capital deficiency of $59,306,000. The deficiency is the result of an increase in the Company's current portion of long-term debt. Current maturities include the $40,000,000 Real Estate Loan and the $6,000,000 Revolving Credit Loan which are scheduled to mature on March 31, 1997. Additionally, the Company is required to make a $5,500,000 principal payment on September 30, 1996 and March 31, 1997 on its outstanding Term Loan. The Company expects to refinance all of its outstanding bank debt concurrent with the closing of the merger transaction with Zapata Corporation (see below).

On June 4, 1996, the Company entered into a definitive merger agreement with Zapata Corporation, providing for Zapata's acquisition of the Company for a combination of cash and stock valued at $8.00 per share. Approximately 35% of Zapata's outstanding shares of common stock are owned by the Glazer Group, which owns approximately 73% of the Company's outstanding stock. The merger agreement was approved by special committees of the directors of both the Company and Zapata who are not members of the Glazer family and was also approved by the Company's Board of Directors. The merger agreement provides that the Company will be merged into a newly organized subsidiary of Zapata. The merger is subject, among other things, to approval by the stockholders of both the Company and Zapata, registration of the Zapata shares issuable in the merger under the Securities Act of 1933 and receipt of consent from the Company's lending bank or the refinancing of the Company's outstanding bank debt. Subject to the satisfaction of these conditions, it is expected that the transaction will close in September 1996.

The Company's bank credit agreement contains various covenants and restrictions which, among other things, require the maintenance of minimum fixed charge coverage ratios and interest coverage ratios. The Company did not maintain the required ratios for the second quarter of 1996 and as a result, on June 24, 1996, the bank credit agreement was amended to revise certain covenants of the agreement (the "Third Amendment"). Effective for the second fiscal quarter of 1996, the minimum interest coverage ratio was reduced to 3.8 and the minimum fixed charge coverage ratio was reduced to 1.6. The Third Amendment also reduced the aggregate Revolving Credit Facility commitment to $12,500,000 effective October 1, 1996. At June 24, 1996, the Company had $4,477,000 available to it under the $15,000,000 Revolving Credit Facility, reduced by $4,523,000 of outstanding standby letters of credit and a $6,000,000 outstanding loan. The Company is currently in compliance with all covenants of its bank credit agreement as amended. While the Company intends to refinance its bank debt in conjunction with the merger, there are no assurances the merger will be consummated and the Company will continue to remain in compliance with all covenants of its bank credit agreement.

Capital expenditures for the 1996 year-to-date period totalled $7,464,000. The expenditures were incurred for two new Houlihan's and one new Seafood Grill that were opened during the period, as well as ongoing remodeling projects, normal restaurant renovations and replacements and the installation of new management information systems in the Company's restaurants which was completed in the second quarter. The Company expects to incur capital expenditures of approximately $7,000,000 for the remainder of 1996, a majority of which will be used in connection with opening one Houlihan's and one Specialty Restaurant. Management believes that cash on hand, funds to be generated internally from operations and the use of working capital changes will be adequate to meet the Company's capital expenditure requirements for the foreseeable future.


Impact of Inflation

Inflationary increases in costs, namely food, labor and operating expenses, could have a significant impact on the Company's operations. In the past, the Company has been able to recover inflationary cost increases through increased food and beverage menu prices. There have been, and there may be in the future, delays in implementing such menu price increases, and competitive pressures may limit the Company's ability to recover such cost increases in their entirety. Historically, the effects of inflation have not had a significant impact on the Company's net income.

A significant number of the Company's employees are paid hourly rates tied to federal and state minimum wage and tip credit laws. An increase in the minimum wage was recently passed by Congress and is currently proposed by various state governments. Although the Company has and will continue to attempt to pass along any increased labor costs through food and beverage price increases, there can be no assurance that all such increased labor costs can be reflected in its prices or that increased prices will be absorbed by consumers without diminishing to some degree consumer spending at the restaurants. However, the Company has not experienced to date a significant reduction in gross profit margins as a result of changes in such laws, and management does not anticipate any related future significant reductions in gross profit margins.

                           PART II. OTHER INFORMATION


Item 6.  Exhibits and Reports on Form 8-K

(a) The Exhibits listed on the accompanying Exhibit Index are filed as part of this report.

(b)  Reports on Form 8-K:

                  Current Report on Form 8-K dated May 9, 1996 - This Form 8-K contained the text of the Letter of Intent between Houlihan's Restaurant Group, Inc. and Zapata Corporation relating to the proposed acquisition of the Company by Zapata Corporation.

                  Current Report on Form 8-K dated June 18, 1996 - This Form 8-K contained the text of the Agreement and Plan of Merger by and among Zapata Corporation and Houlihan's Restaurant Group, Inc. In addition, the Form 8-K included the text of a press release issued by the Company on June 5, 1996. The press release announced that the Company and Zapata Corporation had entered into a definitive merger agreement.

                                    SIGNATURE


Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            HOULIHAN'S RESTAURANT GROUP, INC.
                                                       (Registrant)


Date:    August 7, 1996                     By:    /s/ William W. Moreton
     ------------------------------            ------------------------------
                                               William W. Moreton
                                               Executive Vice President/Chief
                                               Financial Officer (Principal
                                               Financial and Accounting Officer)

                        HOULIHAN'S RESTAURANT GROUP, INC.

                                  EXHIBIT INDEX


 Exhibit
   No.                         Description of Exhibit
- ---------- --------------------------------------------------------------------

   10.1 Third Amendment and Consent to Credit Agreement among Houlihan's Restaurants, Inc. and Caisse Nationale De Credit Agricole, New York Branch, as agent, dated June 24, 1996.

   10.2 Agreement and Plan of Merger dated June 4, 1996, by and among Zapata Corporation, Zapata Acquisition Corp., a wholly owned subsidiary of Zapata Corporation, and Houlihan's Restaurant Group, Inc. (1)

   27     Financial Data Schedule (filed with EDGAR version).






   (1) Filed as an exhibit to the Current Report on Form 8-K dated June 18, 1996 and incorporated herein by reference.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Delaware General Corporation Law

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

     Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

  Restated Certificate of Incorporation

     Zapata's Restated Certificate of Incorporation provides that a director of Zapata shall not be personally liable to Zapata or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Zapata or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of Zapata shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of Zapata existing at the time of such repeal or modification.

  By-laws

     Zapata's By-laws provide that each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Zapata), by reason of the fact that he is or was a director or officer of Zapata or is or was serving or has agreed to serve at the request of Zapata as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall, subject to certain limitations, be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith, subject to certain conditions. Zapata's By-laws also provide, subject to certain limitations, that Zapata shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Zapata to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Zapata, or is or was serving at the request of Zapata as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against any expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Zapata. Zapata's By-laws further specify procedures for advancement of expenses by Zapata in certain circumstances. Zapata's By-laws also empower Zapata to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

  Indemnification Agreements

     Zapata has entered into Indemnification Agreements with each of its directors and executive officers. The Indemnification Agreements provide for indemnification substantially consistent with the indemnification provisions of Zapata's By-laws. The Indemnification Agreements also provide for specific procedures regarding the right to indemnification and for the advancement of expenses, including procedures for the submission of claims for indemnification, procedures for determining entitlement to indemnification (including the allocation of the burden of proof and selection of a reviewing party) and provisions for the enforcement of the indemnification rights established thereunder.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following is a list of all exhibits filed as a part of the Registration Statement.


      EXHIBIT
        NO.                                          DOCUMENT
- -------------------- ------------------------------------------------------------------------
        2.1          -- Agreement and Plan of Merger dated as of June 4, 1996 among Zapata,
                        Zapata Acquisition Corp. and Houlihan's, as amended and restated as of August 15, 1996 (included as Annex A to the Joint Proxy
                        Statement/Prospectus).
        3.1*         -- Restated Certificate of Incorporation of Zapata filed with Secretary of State of Delaware on May 3, 1994 (filed as Exhibit 3(a) to Current
                        Report on Form 8-K dated April 27, 1994 (File No. 1-4219) and incorporated herein by reference).
        3.2*         -- Certificate of Designation, Preferences and Rights of $1 Preference
                        Stock (filed as Exhibit 3(c) to Zapata's Quarterly Report on Form
                        10-Q for the fiscal quarter ended March 31, 1993 (File No. 1-4219)
                        and incorporated herein by reference).
        3.3*         -- Certificate of Designation, Preferences and Rights of $100 Preference
                        Stock (filed as Exhibit 3(d) to Zapata's Quarterly Report on Form
                        10-Q for the fiscal quarter ended March 31, 1993 (File No. 1-4219)
                        and incorporated herein by reference).
        3.4*         -- By-laws of Zapata (filed as Exhibit 3(d) to Zapata's Annual Report on
                        Form 10-K for the fiscal year ended September 30, 1995 (File No.
                        1-4219) and incorporated herein by reference).
        4.1*         -- Second Amended and Restated Master Restructuring Agreement, dated as of April 16, 1993, between Zapata and Nortex Drilling Ltd. (filed as
                        Exhibit 12 to Zapata's Amendment No. 3 to Schedule 13D dated April
                        30, 1993 and incorporated herein by reference).
        4.2*         -- First Amendment to Second Amended and Restated Master Restructuring
                        Agreement dated as of May 17, 1993 between Zapata and Norex Drilling
                        Ltd. (filed as Exhibit 4(c) to Zapata's Registration Statement on
                        Form S-1 (File No. 33-68034) and incorporated herein by reference).
        4.3*         -- Second Amendment to Second Amended and Restated Master Restructuring
                        Agreement, dated as of December 17, 1993, between Zapata and Norex
                        Drilling Ltd. (filed as Exhibit 4(c) to Zapata's Annual Report on
                        Form 10-K for the fiscal year ended September 30, 1993 (File No.
                        1-4219) and incorporated herein by reference).
        4.4*         -- Securities Liquidity Agreement, dated as of December 19, 1990, by and among Zapata and each of the securities holders party thereto (filed as Exhibit 4(b) to Zapata's Annual Report on Form 10-K for the fiscal year ended September 30, 1990 (File No. 1-4219) and incorporated herein by reference).

      EXHIBIT
        NO.                                          DOCUMENT
- -------------------- ------------------------------------------------------------------------
        4.5*         -- Consent Letter and Waiver dated as of March 7, 1995, by and between
                        Norex America, Inc. and Zapata (filed as Exhibit 4(e) to Zapata's
                        Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
                        1995 (File No. 1-4219) and incorporated herein by reference).

     Certain instruments respecting long-term debt of Zapata and its subsidiaries have been omitted pursuant to Regulation S-K, Item 601. Zapata hereby agrees to furnish a copy of any such instrument to the Commission upon request.

        5.1**        -- Opinion of Baker & Botts, L.L.P.
        5.2          -- Opinion of Richards, Layton & Finger.
        8.1**        -- Tax opinion of Baker & Botts, L.L.P.
       10.1*         -- Zapata 1990 Stock Option Plan (filed as Exhibit 10(b) to Zapata's
                        Annual Report on Form 10-K for the fiscal year ended September 30,
                        1990 (File No. 1-4219) and incorporated herein by reference).
       10.2*         -- First Amendment to Zapata 1990 Stock Option Plan (filed as Exhibit
                        10(c) to Zapata's Registration Statement on Form S-1 (Registration
                        No. 33-40286) and incorporated herein by reference).
       10.3*         -- Zapata Special Incentive Plan, as amended and restated effective
                        February 6, 1992 (filed as Exhibit 10(a) to Zapata's Quarterly Report on Form 10-Q for the quarter ended March 31, 1992 (File No. 1-4219)
                        and incorporated herein by reference).
       10.4*         -- Zapata 1981 Stock Incentive Plan, as amended and restated effective
                        February 12, 1986 (filed as Exhibit 19(a) to Zapata's Quarterly
                        Report on Form 10-Q for the fiscal quarter ended March 31, 1986 (File
                        No. 1-4219) and incorporated herein by reference).
       10.5*         -- Zapata Supplemental Pension Plan effective as of April 1, 1992 (filed as Exhibit 10(b) to Zapata's Quarterly Report on Form 10-Q for the
                        quarter ended March 31, 1992 (File No. 1-4219) and incorporated herein by reference).
       10.6*         -- Zapata Annual Incentive Plan effective January 1, 1991 (filed as
                        Exhibit 10(h) to Zapata's Registration Statement on Form S-1
                        (Registration No. 33-40286) and incorporated herein by reference).
       10.7*         -- Cimarron Gas Companies, Inc. Incentive Appreciation Plan, effective as of September 30, 1992 (filed as Exhibit 2(c) to Zapata's Current
                        Report on Form 8-K dated November 24, 1992 (File No. 1-4219) and incorporated herein by reference).
       10.8*         -- Noncompetition Agreement dated as of November 9, 1993 by and among
                        Zapata and Peter M. Holt and Benjamin D. Holt, Jr. (filed as Exhibit
                        10(q) to Zapata's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 (File No. 1-4219) and incorporated herein by reference).
       10.9*         -- Termination Agreement between Cimarron Gas Companies, Inc. and James
                        C. Jewett dated as of January 24, 1994 (filed as Exhibit 10(a) to
                        Zapata's Quarterly Report on Form 10-Q for the fiscal quarter ended
                        December 31, 1993 (File No. 1-4219) and incorporated herein by reference).
       10.10*        -- Consulting Agreement dated as of July 1, 1994 between Zapata
                        Corporation and Thomas H. Bowersox (filed as Exhibit 10(w) to Zapata
                        Annual Report on Form 10-K for the fiscal year ended September 30,
                        1994 (File No. 1-4219) and incorporated herein by reference).

      EXHIBIT
        NO.                                          DOCUMENT
- -------------------- ------------------------------------------------------------------------
       10.11*        -- Consulting Agreement between Ronald C. Lassiter and Zapata dated as of July 15, 1994 (filed as Exhibit 10(a) to Zapata's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994 (File No.
                        1-4219) and incorporated herein by reference).
       10.12*        -- Employment Agreement between Lamar C. McIntyre and Zapata dated as of
                        October 1, 1994 (filed as Exhibit 10(v) to Zapata's Annual Report on
                        Form 10-K for the fiscal year ended September 30, 1994 (File No.
                        1-4219) and incorporated herein by reference).
       10.13*        -- Purchase Agreement dated as of April 10, 1995 by and between Norex
                        America, Inc. and Zapata relating to 2,250,000 shares of Zapata
                        Common Stock (filed as Exhibit 10(c) to Zapata's Quarterly Report on
                        Form 10-Q for the fiscal quarter ended March 31, 1995 (File No.
                        1-4219) and incorporated herein by reference).
       10.14*        -- Assignment and Assumption of Consulting Agreement effective as of
                        July 1, 1995 by and between Zapata and Zapata Protein, Inc. (filed as
                        Exhibit 10(b) to Zapata's Quarterly Report on Form 10-Q for the
                        fiscal quarter ended June 30, 1995 (File No. 1-4219) and incorporated herein by reference).
       10.15*        -- Stock Purchase Agreement dated as of August 7, 1995 between Zapata
                        Corporation and Malcolm I. Glazer (filed as Exhibit 10(o) to Zapata's
                        Annual Report on Form 10-K for the fiscal year ended September 30,
                        1994 (File No. 1-4219) and incorporated herein by reference).
       10.16*        -- Mutual Release Agreement dated as of December 1, 1995 by and among
                        Zapata Corporation, Cimarron Gas Holding Company, Robert W. Jackson,
                        and the Robert W. Jackson Trust (filed as Exhibit 10(P) to Zapata's
                        Annual Report on Form 10-K for the fiscal year ended September 30,
                        1994 (File No. 1-4219) and incorporated herein by reference).
       10.18+        -- Standstill Agreement dated April 30, 1996 between Zapata and Malcolm
                        I. Glazer.
       10.19+        -- Irrevocable proxy dated June 4, 1996 granted by Malcolm I. Glazer to members of the Zapata Special Committee.
       10.20+        -- Supplemental Agreement dated June 4, 1996 between Malcolm I. Glazer and Zapata.
       10.21+        -- 1996 Long-Term Incentive Plan of Zapata (included as Annex E to the
                        Joint Proxy Statement/Prospectus).
       10.22+        -- Form of Indemnification Agreement between Zapata and each of its directors and executive officers.
        21+          -- Subsidiaries of the Registrant.
       23.1          -- Consent of Arthur Andersen LLP.
       23.2          -- Consents of Coopers & Lybrand L.L.P.
       23.3          -- Consent of Deloitte & Touche LLP.
       23.4**        -- Consent of Baker & Botts, L.L.P. (contained in Exhibit 5.1).
       23.5          -- Consent of Richards, Layton & Finger.
       23.6          -- Consent of Warren H. Gfeller, as nominee for directorship.
       23.7          -- Consent of Frederick R. Hipp, as nominee for directorship.
        24+          -- Powers of Attorney.

      EXHIBIT
        NO.                                          DOCUMENT
- -------------------- ------------------------------------------------------------------------
       99.1          -- Form of Zapata Proxy.
       99.2          -- Form of Houlihan's Proxy.
       99.3          -- Form of Election


- ---------------

 * Incorporated by reference as indicated.

** To be filed by amendment.


 + Previously filed.


     Zapata will furnish a copy of any exhibit described above to any beneficial holder of Zapata's securities upon receipt of a written request therefor provided that such request sets forth a good faith representation that as of July 17, 1996, the record date for the Zapata Annual Meeting, such beneficial owner is entitled to vote at such meeting, and provided further that such holder pays to Zapata a fee compensating Zapata for its reasonable expenses in furnishing such exhibits.

ITEM 22. UNDERTAKINGS


     (a) The undersigned Registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the registration statement:



             Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
        Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.



          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or

Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.


     (2) The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to Paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



     (e) The undersigned Registrant hereby undertakes to respond to requests for the information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



     (f) The undersigned Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 14, 1996.


                                            ZAPATA CORPORATION

                                            By: /s/ JOSEPH L. VON ROSENBERG III
                                               --------------------------------
                                                 Joseph L. von Rosenberg III
                                              Executive Vice President, General
                                                          Counsel and
                                                     Corporate Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on August 14, 1996.



                  SIGNATURE                                          TITLE
- ----------------------------------------------    --------------------------------------------
                        *                         President and Chief Executive Officer
- -------------------------------------------         (Principal Executive Officer)
               Avram A. Glazer

          /s/  ROBERT A. GARDINER                 Vice President, Chief Financial Officer
- -------------------------------------------         (Principal Financial and Accounting Officer)
              Robert A. Gardiner

                        *                         Director
- -------------------------------------------
               Malcom I. Glazer

                        *                         Director
- -------------------------------------------
              Ronald C. Lassiter

                        *                         Director
- -------------------------------------------
            Robert V. Leffler, Jr.

                        *                         Director
- -------------------------------------------
                W. George Loar

    *By:  /s/ JOSEPH L. VON ROSENBERG III
- -------------------------------------------
Joseph L. von Rosenberg III, Attorney-in-Fact

                               INDEX TO EXHIBITS



      EXHIBIT
        NO.                                          DOCUMENT
      -------                                        --------
        2.1          -- Agreement and Plan of Merger dated as of June 4, 1996 among Zapata,
                        Zapata Acquisition Corp. and Houlihan's, as amended and restated as of August 15, 1996 (included as Annex A to the Joint Proxy
                        Statement/Prospectus).

        3.1*         -- Restated Certificate of Incorporation of Zapata filed with Secretary of State of Delaware on May 3, 1994 (filed as Exhibit 3(a) to Current
                        Report on Form 8-K dated April 27, 1994 (File No. 1-4219) and incorporated herein by reference).

        3.2*         -- Certificate of Designation, Preferences and Rights of $1 Preference
                        Stock (filed as Exhibit 3(c) to Zapata's Quarterly Report on Form
                        10-Q for the fiscal quarter ended March 31, 1993 (File No. 1-4219)
                        and incorporated herein by reference).

        3.3*         -- Certificate of Designation, Preferences and Rights of $100 Preference
                        Stock (filed as Exhibit 3(d) to Zapata's Quarterly Report on Form
                        10-Q for the fiscal quarter ended March 31, 1993 (File No. 1-4219)
                        and incorporated herein by reference).

        3.4*         -- By-laws of Zapata (filed as Exhibit 3(d) to Zapata's Annual Report on
                        Form 10-K for the fiscal year ended September 30, 1995 (File No.
                        1-4219) and incorporated herein by reference).

        4.1*         -- Second Amended and Restated Master Restructuring Agreement, dated as of April 16, 1993, between Zapata and Nortex Drilling Ltd. (filed as
                        Exhibit 12 to Zapata's Amendment No. 3 to Schedule 13D dated April
                        30, 1993 and incorporated herein by reference).
        4.2*         -- First Amendment to Second Amended and Restated Master Restructuring

                        Agreement dated as of May 17, 1993 between Zapata and Norex Drilling
                        Ltd. (filed as Exhibit 4(c) to Zapata's Registration Statement on
                        Form S-1 (File No. 33-68034) and incorporated herein by reference).

        4.3*         -- Second Amendment to Second Amended and Restated Master Restructuring
                        Agreement, dated as of December 17, 1993, between Zapata and Norex
                        Drilling Ltd. (filed as Exhibit 4(c) to Zapata's Annual Report on
                        Form 10-K for the fiscal year ended September 30, 1993 (File No.
                        1-4219) and incorporated herein by reference).

        4.4*         -- Securities Liquidity Agreement, dated as of December 19, 1990, by and among Zapata and each of the securities holders party thereto (filed as Exhibit 4(b) to Zapata's Annual Report on Form 10-K for the fiscal year ended September 30, 1990 (File No. 1-4219) and incorporated herein by reference).

        4.5*         -- Consent Letter and Waiver dated as of March 7, 1995, by and between
                        Norex America, Inc. and Zapata (filed as Exhibit 4(e) to Zapata's
                        Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
                        1995 (File No. 1-4219) and incorporated herein by reference).

     Certain instruments respecting long-term debt of Zapata and its subsidiaries have been omitted pursuant to Regulation S-K, Item 601. Zapata hereby agrees to furnish a copy of any such instrument to the Commission upon request.

        5.1**        -- Opinion of Baker & Botts, L.L.P.

        5.2          -- Opinion of Richards, Layton & Finger.

        8.1**        -- Tax opinion of Baker & Botts, L.L.P.

      EXHIBIT
        NO.                                          DOCUMENT
      -------                                        --------
       10.1*         -- Zapata 1990 Stock Option Plan (filed as Exhibit 10(b) to Zapata's
                        Annual Report on Form 10-K for the fiscal year ended September 30,
                        1990 (File No. 1-4219) and incorporated herein by reference).

       10.2*         -- First Amendment to Zapata 1990 Stock Option Plan (filed as Exhibit
                        10(c) to Zapata's Registration Statement on Form S-1 (Registration
                        No. 33-40286) and incorporated herein by reference).

       10.3*         -- Zapata Special Incentive Plan, as amended and restated effective
                        February 6, 1992 (filed as Exhibit 10(a) to Zapata's Quarterly Report on Form 10-Q for the quarter ended March 31, 1992 (File No. 1-4219)
                        and incorporated herein by reference).

       10.4*         -- Zapata 1981 Stock Incentive Plan, as amended and restated effective
                        February 12, 1986 (filed as Exhibit 19(a) to Zapata's Quarterly
                        Report on Form 10-Q for the fiscal quarter ended March 31, 1986 (File
                        No. 1-4219) and incorporated herein by reference).

       10.5*         -- Zapata Supplemental Pension Plan effective as of April 1, 1992 (filed as Exhibit 10(b) to Zapata's Quarterly Report on Form 10-Q for the
                        quarter ended March 31, 1992 (File No. 1-4219) and incorporated herein by reference).

       10.6*         -- Zapata Annual Incentive Plan effective January 1, 1991 (filed as
                        Exhibit 10(h) to Zapata's Registration Statement on Form S-1
                        (Registration No. 33-40286) and incorporated herein by reference).

       10.7*         -- Cimarron Gas Companies, Inc. Incentive Appreciation Plan, effective as of September 30, 1992 (filed as Exhibit 2(c) to Zapata's Current
                        Report on Form 8-K dated November 24, 1992 (File No. 1-4219) and incorporated herein by reference).

       10.8*         -- Noncompetition Agreement dated as of November 9, 1993 by and among
                        Zapata and Peter M. Holt and Benjamin D. Holt, Jr. (filed as Exhibit
                        10(q) to Zapata's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 (File No. 1-4219) and incorporated herein by reference).

       10.9*         -- Termination Agreement between Cimarron Gas Companies, Inc. and James
                        C. Jewett dated as of January 24, 1994 (filed as Exhibit 10(a) to
                        Zapata's Quarterly Report on Form 10-Q for the fiscal quarter ended
                        December 31, 1993 (File No. 1-4219) and incorporated herein by reference).

       10.10*        -- Consulting Agreement dated as of July 1, 1994 between Zapata
                        Corporation and Thomas H. Bowersox (filed as Exhibit 10(w) to Zapata
                        Annual Report on Form 10-K for the fiscal year ended September 30,
                        1994 (File No. 1-4219) and incorporated herein by reference).

       10.11*        -- Consulting Agreement between Ronald C. Lassiter and Zapata dated as of July 15, 1994 (filed as Exhibit 10(a) to Zapata's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994 (File No.
                        1-4219) and incorporated herein by reference).

       10.12*        -- Employment Agreement between Lamar C. McIntyre and Zapata dated as of
                        October 1, 1994 (filed as Exhibit 10(v) to Zapata's Annual Report on
                        Form 10-K for the fiscal year ended September 30, 1994 (File No.
                        1-4219) and incorporated herein by reference).

       10.13*        -- Purchase Agreement dated as of April 10, 1995 by and between Norex
                        America, Inc. and Zapata relating to 2,250,000 shares of Zapata
                        Common Stock (filed as Exhibit 10(c) to Zapata's Quarterly Report on
                        Form 10-Q for the fiscal quarter ended March 31, 1995 (File No.
                        1-4219) and incorporated herein by reference).

      EXHIBIT
        NO.                                          DOCUMENT
      -------                                        --------
       10.14*        -- Assignment and Assumption of Consulting Agreement effective as of
                        July 1, 1995 by and between Zapata and Zapata Protein, Inc. (filed as
                        Exhibit 10(b) to Zapata's Quarterly Report on Form 10-Q for the
                        fiscal quarter ended June 30, 1995 (File No. 1-4219) and incorporated herein by reference).

       10.15*        -- Stock Purchase Agreement dated as of August 7, 1995 between Zapata
                        Corporation and Malcolm I. Glazer (filed as Exhibit 10(o) to Zapata's
                        Annual Report on Form 10-K for the fiscal year ended September 30,
                        1994 (File No. 1-4219) and incorporated herein by reference).

       10.16*        -- Mutual Release Agreement dated as of December 1, 1995 by and among
                        Zapata Corporation, Cimarron Gas Holding Company, Robert W. Jackson,
                        and the Robert W. Jackson Trust (filed as Exhibit 10(P) to Zapata's
                        Annual Report on Form 10-K for the fiscal year ended September 30,
                        1994 (File No. 1-4219) and incorporated herein by reference).

       10.18+        -- Standstill Agreement dated April 30, 1996 between Zapata and Malcolm
                        I. Glazer.

       10.19+        -- Irrevocable proxy dated June 4, 1996 granted by Malcolm I. Glazer to members of the Zapata Special Committee.

       10.20+        -- Supplemental Agreement dated June 4, 1996 between Malcolm I. Glazer and Zapata.

       10.21+        -- 1996 Long-Term Incentive Plan of Zapata (included as Annex E to the
                        Joint Proxy Statement/Prospectus).

       10.22+        -- Form of Indemnification Agreement between Zapata and each of its directors and executive officers.

       21+           -- Subsidiaries of the Registrant.

       23.1          -- Consent of Arthur Andersen LLP.

       23.2          -- Consents of Coopers & Lybrand L.L.P.

       23.3          -- Consent of Deloitte & Touche LLP.

       23.4**        -- Consent of Baker & Botts, L.L.P. (contained in Exhibit 5.1).

       23.5          -- Consent of Richards, Layton & Finger.

       23.6          -- Consent of Warren H. Gfeller, as nominee for directorship.

       23.7          -- Consent of Frederick R. Hipp, as nominee for directorship.

       24+           -- Powers of Attorney.

       99.1          -- Form of Zapata Proxy.

       99.2          -- Form of Houlihan's Proxy.

       99.3          -- Form of Election


- ---------------

 * Incorporated by reference as indicated.

** To be filed by amendment.


 + Previously filed.